As filed with the U.S. Securities and Exchange Commission on April 3, 2025

Registration No. 333-285598

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 ______________________________

Amendment No. 1

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 ______________________________

LEADING PARTNERS LIMITED
(Exact name of registrant as specified in its charter)

For Co-Registrants, see “Table of Co-Registrants” on the following page.

  ______________________________

Cayman Islands	6411	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

 3/F  Hong Kong Prosperity Tower

763 Mengzi Road, Huangpu District

Shanghai 200023

People’s Republic of China

+86 21 23099177

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stephanie Tang, Esq. Hogan Lovells 11th Floor, One Pacific Place 88 Queensway Road Hong Kong +852 2219 0888	Mitchell S. Nussbaum, Esq. Andrei Sirabionian, Esq. Janeane Ferrari, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and on completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

_____________________

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Leading Group Limited	Cayman Islands	6411	N/A

(1)	The Co-Registrant has the following principal executive office:

3/F, Hong Kong Prosperity Tower 763 Mengzi Road, Huangpu District Shanghai 200023 People’s Republic of China +86 21 23099177

(2)	The agent for service for the Co-Registrant is:

Cogency Global Inc. 122 East 42nd Street, 18th Floor New York, NY 10168 +1 (800) 221-0102

The information in this proxy statement/prospectus is not complete and may be changed. The registrant may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. The proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 3, 2025

 PROXY STATEMENT

FOR EXTRAORDINARY GENERAL MEETING OF

HEALTHCARE AI ACQUISITION CORP.

(A CAYMAN ISLANDS EXEMPTED COMPANY)

AND PROSPECTUS FOR

UP TO 51,439,787  CLASS A ORDINARY SHARES,

10,781,201 WARRANTS

AND

10,781,201 CLASS A ORDINARY SHARES

ISSUABLE UPON EXCERCISE OF WARRANTS

OF

LEADING PARTNERS LIMITED

To the Shareholders of Healthcare AI Acquisition Corp.:

You are cordially invited to attend the Extraordinary General Meeting of Shareholders (the “Extraordinary General Meeting”) of  Healthcare AI Acquisition Corp. (“HAIA,” “we,” “our” or “us”), which will be held at 10:00 a.m., Eastern time, on [•], 2025. The board of directors of HAIA (the “HAIA Board”) has determined to convene and conduct the Extraordinary General Meeting in a virtual meeting format at http://www.cstproxy.com/ [•]. Shareholders will NOT be able to attend the Extraordinary General Meeting in person. HAIA recommends that you log in at least 15 minutes before the Extraordinary General Meeting to ensure you are logged in when the Extraordinary General Meeting starts. You will need the control number that is printed on your proxy card to enter the Extraordinary General Meeting. This proxy statement includes instructions on how to access the virtual Extraordinary Meeting and how to listen and vote from home or any remote location with Internet connectivity.

HAIA is blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “business combination”).

Leading (as defined below) is an insurance channel specialist in the People’s Republic of China. Leading Partners Limited (“Leading Partners” or “PubCo”) is an exempted company incorporated in the Cayman Islands with limited liability. Leading Group Limited (“Leading Group” or “Target”) is an exempted company incorporated in the Cayman Islands with limited liability. Leading Group’s auditor, HTL International, LLC, is an independent registered public accounting firm headquartered in Texas, U.S.

On August 15, 2024, HAIA entered into a Business Combination Agreement (the “Business Combination Agreement” or “Merger Agreement”) with Leading Partners and Leading Group. The Business Combination  Agreement provides that, among other things and upon the terms and subject to the conditions thereof, PubCo will form (a) Leadingway Ltd., a Cayman Islands exempted company with limited liability as a direct wholly-owned subsidiary of PubCo (“Merger Sub I”), and (b) HAIAway Ltd., a Cayman Islands exempted company as a direct wholly-owned subsidiary of PubCo (“Merger Sub II” which, together with PubCo and Merger Sub I, each, individually, referred to as an “Acquisition Entity” and, collectively, the “Acquisition Entities”) whereby: (i) Merger Sub I will merge with and into Leading Group (the “Leading Group Merger”), the separate existence of Merger Sub I will cease and Leading Group will be the surviving corporation of Leading Group Merger and a direct wholly-owned subsidiary of PubCo (Leading Group is hereinafter referred to for the periods from and after Leading Group Merger Effective Time (as defined below) as the “Surviving Corporation”), and (ii) following confirmation of the effective filing of Leading Group Merger but on the same day, Merger Sub II will merge with and into HAIA (the “HAIA Merger” and together with Leading Group Merger, the “Mergers”), the separate existence of Merger Sub II will cease and HAIA will be the surviving corporation of the HAIA Merger and a direct wholly-owned subsidiary of PubCo. Upon Leading Group Merger Effective Time, the holders of Leading Group Shares (as defined below) will receive Class A ordinary shares of PubCo, par value $0.0001 per share (“PubCo Class A Ordinary Shares”) in accordance with the Business Combination Agreement, the PubCo Governing Documents and Leading Group Governing Documents (as defined herein), and upon the HAIA Merger Effective Time (as defined below), the holders of HAIA Ordinary Shares (as defined below) will receive PubCo Class A Ordinary Shares.

Leading Group equity holders that hold ordinary shares of Leading Group (the “Leading Group Shares”) will receive an aggregate of 43,000,000 PubCo Class A Ordinary Shares derived by dividing (a) the purchase price $430,000,000, by (b) $10.00 (the “Aggregate Merger Consideration”) in exchange for all of Leading Group’s “Fully-Diluted Leading Group Shares” which means the sum of the total number of outstanding Leading Group Shares as of immediately prior to Leading Group Merger Effective Time (the “Closing”).

On December 10, 2024, HAIA received a notice (the “Notice”) from the Nasdaq Stock Market LLC (“Nasdaq”), stating that HAIA did not comply with Nasdaq Interpretive Material IM-5101-2, and that its securities were subject to delisting. HAIA’s registration statement, filed in connection with HAIA’s IPO, became effective on December 09, 2021. Pursuant to IM-5101-2, HAIA must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. Since the Business Combination was not consummated  by December 09, 2024, HAIA did not comply with IM-5101-2, and its securities were suspended from trading on Nasdaq at the opening of business on December 17, 2024.

HAIA Class A ordinary shares, HAIA Units and HAIA Warrants are currently trading on OTC Markets Group, Inc. - Pink Open Market (“OTC”) under the symbols “HAIAF,” “HAIUF” and “HAIWF” respectively. Leading Partners will apply to list, to be effective at the time of the Business Combination, its ordinary shares and warrants on Nasdaq under the symbols “LDIN” and “LDINW,” respectively. We expect the HAIA Class A ordinary shares, Units and Warrants will then cease trading on OTC.

It is anticipated that, upon consummation of the Business Combination, assuming Maximum Redemption of publicly held shares, HAIA existing shareholders, including the Sponsor (as defined below), will own approximately 10.1% of the issued PubCo Class A Ordinary Shares, and the existing shareholders of Leading Group will own approximately 75% of the issued PubCo Class A Ordinary Shares. These relative percentages assume that (i) none of HAIA’s existing public shareholders exercise their redemption rights, as discussed herein; and (ii) there is no exercise or conversion of HAIA Warrants (as defined below). If any of HAIA’s existing public shareholders exercise their redemption rights, the anticipated percentage ownership of HAIA’s existing shareholders will be reduced. You should read “Summary of the Proxy statement/prospectus — The Business Combination Proposal” and “Unaudited Pro Forma Condensed Combined Financial Statements” for further information.

Pursuant to the Merger Agreement, in connection with the Business Combination, Leading Group shall use commercially reasonable efforts to obtain commitments from certain investors for a private placement (the “PIPE Investment”) in the aggregate amount of at least fifty million dollars ($50,000,000). As of the date of this proxy statement/prospectus, HAIA and PubCo have not entered into any agreements relating to a PIPE Investment.

Only shareholders who held HAIA Class A Ordinary Shares and HAIA Class B Ordinary Shares (the “HAIA Shares”) at the close of business on April 7, 2025, 2025 (the “ Record Date ”) will be entitled to vote at the extraordinary general meeting and at any adjournments thereof. Holders of HAIA Shares will be asked to approve the Business Combination and other related proposals.

Regardless of how many shares you own, your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting.

The table below presents the potential ownership interest of HAIA public shareholders, the Former Sponsor, the Sponsor, Leading Group Shareholders and HAIA former officers and directors in PubCo across a range of varying redemption scenarios:

	No Redemption		50% Redemptions		Maximum Redemption
	Shares	%	Shares	%	Shares	%
Public Shareholders	399,187	0.7%	199,594	0.3%	-	0.0%
Sponsor (1)	3,184,830	5.5%	3,184,830	5.5%	3,184,830	5.6%
Former Sponsor (2)	2,605,770	4.5%	2,605,770	4.5%	2,605,770	4.5%
Former HAIA Management	100,000	0.2%	100,000	0.2%	100,000	0.2%
Leading Group Shareholders	43,000,000	74.4%	43,000,000	74.8%	43,000,000	75.0%
WGP & HAG (3)	3,440,000	6.0%	3,440,000	6.0%	3,440,000	6.0%
PIPE (4)	5,000,000	8.7%	5,000,000	8.7%	5,000,000	8.7%
Shares outstanding	57,729,787	100.0%	57,530,194	100.0%	57,330,600	100.0%

_______________________

(1) Includes one HAIA Class B Ordinary Share that to be converted into one HAIA Class A Ordinary Share at the Closing of Business Combination. Mr. Zikang Wu has voting and dispositive power over the securities held by Atticus Ale LLC, the Sponsor. The Sponsor has two members, Sitong Chen and Spiral G LLC, a Delaware LLC. Mr. Hai Yu is the Managing Member of Spiral G LLC and has voting and dispositive power over the securities held by Spiral G LLC. At the time of the Business Combination, the interests of the Sponsor will be distributed to the two members of the Sponsor -  Mr. Chen shall receive 1,684,830 PubCo Class A Ordinary Shares, and Spiral G LLC shall receive 1,500,000 PubCo Class A Ordinary Shares. The Indirect Sponsor Members, which include certain members of HAIA management team, indirectly through their membership interests in Spiral G, have economic interests in less than 1% of the PubCo Class A Ordinary Shares (or 125,000 PubCo Class A Ordinary Shares).

(2) Includes 2,105,770 HAIA Class A Ordinary Shares held by the Former Sponsor plus 500,000 HAIA Class A Ordinary Shares to be issued in exchange for the Private Placement Warrants at the closing of the Business Combination.

(3) Includes 2,150,000 PubCo Class A Ordinary Shares to be issued as a finder fee  from HAIA to WGP and 1,290,000 PubCo Class A Ordinary Shares from Leading Group to HAG.

(4) Includes 5,000,000 PubCo Class A Ordinary Share issuable upon obtaining the of PIPE Investment. Pursuant to the Merger Agreement, in connection with the Business Combination, Leading Group shall use commercially reasonable efforts to obtain commitments from certain investors for PIPE Investment in the aggregate amount of at least fifty million dollars ($50,000,000). As of the date of this proxy statement/prospectus, HAIA and PubCo have not entered into any agreements relating to a PIPE Investment.

In addition, the following table illustrates varying ownership levels in PubCo following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders, on a fully diluted basis, showing full exercise and conversion of all securities, including (i) the Public Warrants and, (ii) PubCo Class A Ordinary Shares issuable to financial advisor:

	No Redemption		50% Redemptions		Maximum Redemption
	Shares	%	Shares	%	Shares	%
Public Shareholders	399,187	0.6%	199,594	0.3%	-	0.0%
Sponsor (1)	3,184,830	4.6%	3,184,830	4.7%	3,184,830	4.7%
Former Sponsor (2)	2,605,770	3.8%	2,605,770	3.8%	2,605,770	3.8%
Former HAIA Management	100,000	0.1%	100,000	0.1%	100,000	0.1%
Leading Group Shareholders	43,000,000	62.9%	43,000,000	63.0%	43,000,000	63.2%
WGP & HAG (3)	3,440,000	5.0%	3,440,000	5.0%	3,440,000	5.1%
PIPE (4)	5,000,000	7.3%	5,000,000	7.3%	5,000,000	7.3%
Shares underlying Public Warrants (5)	10,781,201	15.7%	10,781,201	15.8%	10,781,201	15.8%
Shares outstanding	68,510,988	100.0%	68,311,395	100.0%	68,111,801	100.0%

_______________________

(1) Includes one HAIA Class B Ordinary Share to be converted into one HAIA Class A Ordinary Share at the Closing of Business Combination. Mr. Zikang Wu has voting and dispositive power over the securities held by Atticus Ale LLC, the Sponsor. The Sponsor has two members, Sitong Chen and Spiral G LLC, a Delaware LLC. Mr. Hai Yu is the Managing Member of Spiral G LLC and has voting and dispositive power over the securities held by Spiral G LLC. At the time of the Business Combination, the interests of the Sponsor will be distributed to the two members of the Sponsor -  Mr. Chen shall receive 1,684,830 PubCo Class A Ordinary Shares, and Spiral G LLC shall receive 1,500,000 PubCo Class A Ordinary Shares. The Indirect Sponsor Members, which include certain members of HAIA management team, indirectly through their membership interests in Spiral G, have economic interests in less than 1% of the PubCo Class A Ordinary Shares (or 125,000 PubCo Class A Ordinary Shares).

(2) Includes 2,105,770 HAIA Class A Ordinary Shares held by the Former Sponsor plus 500,000 HAIA Class A Ordinary Shares to be issued in exchange for the Private Placement Warrants at the closing of the Business Combination.

(3) Includes 2,150,000 PubCo Class A Ordinary Shares to be issued as a finder fee  from HAIA to WGP and 1,290,000 PubCo Class A Ordinary Shares from Leading Group to HAG.

(4) Includes 5,000,000 PubCo Class A Ordinary Shares issuable upon obtaining the PIPE Investment. Pursuant to the Merger Agreement, in connection with the Business Combination, Leading Group shall use commercially reasonable efforts to obtain commitments from certain investors for PIPE Investment in the aggregate amount of at least fifty million dollars ($50,000,000). As of the date of this proxy statement/prospectus, HAIA and PubCo have not entered into any agreements relating to a PIPE Investment.

(5) Assumes the exercise of all 10,781,201 HAIA Public Warrants, each of which is exercisable for one PubCo Class A Ordinary Share at a price of $11.50 per share commencing on the later of one year from the closing of HAIA’s initial public offering and 30 days after the completion of our initial business combination.

Shareholders will experience additional dilution to the extent PubCo issues additional ordinary shares after the closing of the Business Combination.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal 1 — The Business Combination Proposal — Ownership after the Closing.”

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Unaudited Condensed Combined Pro Forma Financial Information”. For more information, including the ownership percentages in the no additional redemptions scenario and the effect of certain dilutive securities, see the section entitled “The Business Combination Proposal — Ownership of PubCo after the Closing.”

Compensation Received by the Sponsor or Former Sponsor

On December 14, 2021 and in connection with the HAIA’s initial public offering  (“IPO”), HAIA consummated the private placement of 11,124,960 private placement warrants (including 624,960 private placement warrants in connection with the partial exercise of the underwriters’ option to purchase additional 1,562,401 Units) at a price of $1.00 per private placement warrant (the “Private Placement Warrants ”), pursuant to a Private Placement Warrants  Purchase Agreement, dated December 9, 2021 (allowing the holder to acquire Class A Ordinary Shares of the Company, par value $0.0001 per share, referred to as the “HAIA Class A Shares”), generating total proceeds of $11,124,960 (the “Private Placement”). The Private Placement Warrants, which were purchased by Healthcare AI Acquisition LLC, (the “Former Sponsor”), are substantially similar to the Public Warrants, except that if held by the Sponsor or its permitted transferees, they (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption (except in certain circumstances when the Public Warrants are called for redemption and a certain price per Class A Ordinary Share threshold is met) and (iii) subject to certain limited exceptions, will be subject to transfer restrictions until 30 days following the consummation of the Company’s initial business combination.

On June 8, 2023, the Company entered into a share purchase agreement in connection with the transfer from the Former Sponsor to Atticus Ale, LLC (the “Sponsor”) of 3,184,830 Founder Shares (the “Sponsor Share Transfer”) which closed on June 12, 2023 (the “Sponsor Handover”). In consideration for the Sponsor Share Transfer, the Sponsor would not incur any existing expenses of HAIA, and the Former Sponsor and Sponsor would be responsible for their respective costs in connection with the Sponsor Handover.  As additional consideration, the Former Sponsor and Initial Shareholders signed a power of attorney to Zikang Wu, the Managing Member of the Sponsor (“Mr. Wu”), the irrevocable right to vote the Founder Shares on their behalf (the “POA Agreement”).  As of the date of the Sponsor Handover, the Former Sponsor and the Initial Shareholders do not have any connection to HAIA other than its ownership of the 2,205,770 Founder Shares and the Private Placement Warrants.

In connection with the Sponsor Handover, HAIA entered into a Warrant Exchange Agreement, dated June 12, 2023 (“Warrant Exchange Agreement”) whereby at the time of the initial business combination, the Former Sponsor will surrender for cancelation the 11,124,960 Private Placement Warrants in exchange for HAIA issuing to the Former Sponsor 500,000 HAIA Class A Shares.

The Sponsor, by executing a joinder agreement on June 12, 2023, is a party to that certain Letter Agreement, dated December 14, 2021 (as it exists on the date of the Agreement, the “Insider Letter”), by and among HAIA, the Former Sponsor, the initial officers and directors of HAIA, the current officers and directors of HAIA, and the other stockholders of the Company signatory thereto, and is bound by, and subject to the restrictions set forth under the terms and provisions of such section of the Letter Agreement as an Insider (as defined therein) solely with respect to its Founder Shares purchased pursuant to the Sponsor Handover.  In connection with the Sponsor Handover, on June 12, 2023 the parties to the Insider Letter entered into an amendment to the Insider Letter (the “Insider Letter Amendment”), solely to remove the transfer restrictions of the Founder Shares to allow the transfer of Class B ordinary shares from the Former Sponsor to the Sponsor. Due to the removal of the transfer restrictions of the Founder Shares pursuant to the Letter Amendment, the previous transfer restrictions under the Insider Letter no longer apply.

Mr. Wu, served as HAIA’s chief executive officer and a director of the HAIA Board at the time of the Sponsor Handover, until December 28, 2023, when he resigned in connection with a change in majority control of the Company’s board of directors.  As the Managing Member of the Sponsor, Mr. Wu has voting and dispositive control over the 3,184,830 Founder Shares, which includes the one Class B Share, and as such has the right to appoint directors to serve on the board of HAIA. Mr. Wu has no prior experience nor any current affiliation with other special purpose acquisition companies. The members of the Sponsor are Mr. Sitong Chen (with a 52.9% interest in the Sponsor, and referred to  as “Mr. Chen”) and Spiral G LLC, a Delaware limited liability company (with a 47.7% interest in the Sponsor, and referred to  as “Spiral G”).  Mr. Hai Yu (“Mr. Yu”) is the managing member of Spiral G with a 17% membership interest in Spiral G, and has voting and dispositive control over its securities, including the PubCo Class A Ordinary Shares when issued. There are no other members of the Sponsor. Neither Mr. Chen nor Mr. Yu has any prior experience nor any current affiliation with other special purpose acquisition companies. At the time of the Business Combination, the interests of the Sponsor will be distributed whereby Mr. Chen shall receive 1,684,830 PubCo Class A Ordinary Shares, and Spiral G shall receive 1,500,000 PubCo Class A Ordinary Shares.

Our Sponsor is a New Jersey limited liability company, which was formed to invest in HAIA. Although our Sponsor is permitted to undertake any activities permitted under the New Jersey Revised Uniform Limited Liability Company Act and other applicable law, our Sponsor’s business is focused on investing in our company. Mr. Wu, is the Managing Member of the Sponsor and holds voting and investment discretion with respect to the Class A ordinary shares and the one Class B ordinary share held of record by the Sponsor.  As of the date of this proxy statement/prospectus, Jiande Chen, our Chief Executive Officer, Nat Y Chan, Stefan Dodov and Manuel C. Menendez III, our independent directors (together referred to as “Indirect Sponsor Members”), have an indirect economic interest in the Founder Shares through their member interests in Spiral G, a member of our Sponsor, which would be less than 1% of the PubCo Class A Ordinary Shares (or 125,000 PubCo Class A Ordinary Shares). Other than the Sponsor Managing Member and our management team, no one else participates in HAIA’s activities.

The Indirect Sponsor Members have an economic interest indirectly held through their member interests in Spiral G, of approximately 4% of the Founder Shares owned by the Sponsor (or 125,000 Founder Shares).  Spiral G has no right to control the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor, or otherwise.

Related Party Loans

On July 12, 2023, the Sponsor loaned HAIA $100,000 pursuant to a non-interest bearing and unsecured promissory note amounted to $100,000 for having deposited into the Company’s trust account two payments of $50,000 in order to extend the amount of time it has available to complete a business combination until August 14, 2023. The Note does not bear interest and matures upon closing of an initial Business Combination.

Promissory Notes with Leading

On August 23, 2024, HAIA issued one unsecured promissory note (the “Leading Note”) in an amount of $350,000 to Leading Group for a loan to HAIA for working capital purposes. The Leading Note does not bear interest and matures upon closing of the Business Combination. In the event of a liquidation, all amounts due under the Leading Note shall be repaid in cash. In the event of a Business Combination, the Leading Note may be repaid, at Leading Group’s discretion, (i) in cash or (ii) converted into the PubCo Class A Ordinary Shares, $0.0001 par value per share, at a share price of ten dollars ($10.00) per share.

On November 21, 2024, HAIA issued one unsecured promissory note in an amount of $100,000 to Leading Group for working capital purposes (the “2nd Leading Note”, together with the Leading Note, the “Leading Notes”). The 2nd Leading Note does not bear interest and matures upon closing of the Business Combination. In the event of a liquidation, all amounts due under the 2nd Leading Note shall be repaid in cash. In the event of a Business Combination, the 2nd Leading Note may be repaid, at Leading Group’s discretion, (i) in cash or (ii) converted into PubCo Class A Ordinary Shares, $0.0001 par value per share, at a price of ten dollars ($10.00) per share.

On December 18, 2024, HAIA, Leading Group and Leading Partners entered into an Amended & Restated Promissory Note (the “A&R Leading Note”) whereby the Leading Notes were combined into one note for $450,000 and the repayment terms were amended such that the right to convert the Leading Notes into PubCo Class A Ordinary Shares was eliminated and the A&R Leading Note shall be repaid in cash, due at the time of the Closing of the Business Combination.

On January 13, 2025, HAIA issued an unsecured promissory note (the “Extension Note”) to Leading Group for a loan to the Company in an amount of $52,692.68 for working capital purposes, including the monthly extension fee of $13,173.17 (“Extension Fee”) paid to the Company’s Trust Account, extending the time to complete a business combination until February 14, 2025. The Extension Note does not bear interest and matures upon the closing of the Business Combination, payable in cash. In the event of a liquidation, all amounts due under the Extension Note shall be repaid in cash.

On January 17, 2025, HAIA issued an unsecured promissory note (the “WC Note”) to Leading Group for a loan to the Company in an amount of $100,000 for working capital purposes. The WC Note does not bear interest and matures upon the closing of the Business Combination, payable in cash. In the event of a liquidation, all amounts due under the WC Note shall be repaid in cash.

Initially any Working Capital Loans issued by HAIA would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants, at a price of $1.00 per warrant, of the post business combination entity. The warrants would be identical to the Private Placement Warrants  issued in the IPO. As of the date of this proxy statement/prospectus, none of the Sponsor Note, the A&R Leading Note, the Extension Note or the WC Note has a provision for any such conversion.

If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Conflicts of Interest

Since the Sponsor, its affiliates, representatives, the Former Sponsor and certain initial shareholders of HAIA (together the “Insiders”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of HAIA Class A Shares, a conflict of interest may exist in determining whether the Business Combination with Leading Group is appropriate. Such interests include that the Insiders, will lose their entire investment in HAIA if HAIA does not complete a business combination. When you consider the recommendation of the HAIA Board in favor of approval of the Business Combination, you should keep in mind that the Insiders, have interests in such proposal that are different from, or in addition to (which may conflict with), those of the HAIA shareholders generally.

These conflicts of interest include, among other things, the interests listed below:

•

The beneficial ownership of the Former Sponsor and certain Initial Shareholders of 2,205,770 HAIA Class A Shares, and the Sponsor of 3,184,829 HAIA Class A Shares and one Class B ordinary share, par value $0.0001 per share, (referred to as the “Class B Share”, and together referred to as the “Founder Shares”), which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless if the Business Combination is not consummated because the Insiders have agreed to waive their rights to any liquidation distributions. In addition, the 11,124,960 Private Placement Warrants purchased by the Former Sponsor for a total purchase price of $11,124,960 would be worthless.

•

The Former Sponsor and the Former HAIA Management Team, other than their ownership interest of 2,205,770 HAIA Class A Shares, and the right to receive 500,000 HAIA Class A Shares upon consummation of the Business Combination in exchange for forfeiting the 11,124,960 Private Placement Warrants, have no control or residual influence over HAIA, and after the consummation of the Business Combination will not be in any way affiliated with the surviving company, Leading Partners Limited.

•

The Sponsor and current HAIA Management Team, other than their ownership interest of 3,184,829 HAIA Class A Shares and one Class B ordinary share, after the consummation of the Business Combination, will not be in any way affiliated with the surviving company, Leading Partners Limited. The Managing Member of the Sponsor, Mr. Wu, has voting and investment power over the Class A Ordinary Shares and the HAIA Class B Share held by the Sponsor, including the irrevocable right to vote the Founder Shares on behalf of the original Founder Shareholders, which right terminates at the time of the Business Combination. Mr. Wu has voting and dispositive power over the securities held by the Sponsor. At the time of the Business Combination, the interests of the Sponsor will be distributed whereby its two members (i) Mr. Chen shall receive 1,684,830 PubCo Class A Ordinary Shares, and (ii) Spiral G shall receive 1,500,000 PubCo Class A Ordinary Shares. Mr. Yu is the Managing Member of Spiral G and has voting and dispositive power over the securities held by Spiral G. The Indirect Sponsor Members, which include certain members of HAIA management team, indirectly through their membership interests in Spiral G, have economic interests in less than 1% of the PubCo Class A Ordinary Shares (or 125,000 PubCo Class A Ordinary Shares).

•

If the Business Combination is consummated, the Insiders would own up to an aggregate of 5,890,600 HAIA Ordinary Shares with an aggregate market value of approximately $____, based on the closing price of the Public Shares of $10.___ on OTC as of ______________, 2025; and the Private Placement Warrants would be cancelled. Of these, the Sponsor would own 3,184,830 Ordinary Shares, the Former Sponsor would own 2,605,770, and the remaining Initial Shareholders would own 100,000.

•

On July 12, 2023, HAIA issued one unsecured promissory note (the “Sponsor Note”) in an amount of $100,000, to the Sponsor, for having deposited into the Company’s trust account two payments of $50,000 in order to extend the amount of time it has available to complete a business combination until August 14, 2023. The Sponsor Note, the A&R Leading Note, the Extension Note and the WC Note do not bear interest, are not convertible and mature upon closing of a Business Combination. In the event that the Business Combination does not close, unpaid amounts would be forfeited.

•	the continued indemnification of current directors and officers of HAIA and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•

the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•	the fact that Insiders, including our Sponsor and the Former Sponsor, will lose their entire investment in us if the Business Combination is not completed.

These interests may influence HAIA’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby. These interests were considered by the HAIA Board when it approved the Business Combination.

For more information on the interests of HAIA Directors and Officers and Others in the Business Combination, see “The Business Combination Proposal — Certain Interests of HAIA Directors and Officers and Others in the Business Combination”, and  “Conflicts of Interest”.

The (i) retention of Founder Shares by the  Sponsor,  (ii) the Former Sponsor, plus the 500,000 HAIA Class A Shares that will be issued upon surrender of the Private Placement Warrants upon completion of the Proposed Business Combination, and (iii) other holders of Founder Shares, may result in a material dilution of the equity interests of non-redeeming HAIA shareholders. See “Summary—Ownership of PubCo after the Closing.” See also  “Proposal No. 1—The Business Combination Proposal.”  Furthermore, securities issued in connection with any PIPE financing, anticipated to be in an amount of up to fifty million dollars ($50,000,000) to be consummated on or prior to the Closing, could lead to further material dilution of the equity interests of non-redeeming HAIA shareholders. Please see “Summary — The Pipe Investment.”

At the Extraordinary General Meeting, HAIA’s shareholders will be asked to approve the Business Combination contemplated by the Business Combination Agreement and any and all other business that may properly come before the Extraordinary General Meeting or any continuation, postponement, or adjournment thereof, as follows:

•

Proposal 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the business combination described in this proxy statement/prospectus, including (a) Merger Sub I will merge with and into Leading Group (the “Leading Group Merger”), the separate existence of Merger Sub I will cease and Leading Group will be the surviving corporation of Leading Group Merger and a direct wholly-owned subsidiary of PubCo (Leading Group is hereinafter referred to for the periods from and after Leading Group Merger Effective Time (as defined below) as the “Surviving Corporation”), and (ii) following confirmation of the effective filing of Leading Group Merger but on the same day, Merger Sub II will merge with and into HAIA (the “HAIA Merger” and together with Leading Group Merger, the “Mergers”), the separate existence of Merger Sub II will cease and HAIA will be the surviving corporation of the HAIA Merger and a direct wholly-owned subsidiary of PubCo. Upon completion of the Mergers, PubCo will be the Surviving Entity (the “Business Combination Proposal”);

•

Proposal 2 — The Merger Proposal —to consider and vote upon, as a special resolution, a proposal to approve and authorize that the plan of merger for the HAIA Merger (a copy of the Merger Agreement is included as Annex A to the proxy statement/prospectus), and any and all transactions provided for in the plan of merger for the HAIA Merger, including without limitation (a) the merger of Merger Sub II. with and into HAIA, with HAIA surviving the merger as a wholly-owned subsidiary of PubCo, and (b) upon the HAIA Merger becoming effective, the memorandum and articles of association of the HAIA will be the memorandum and articles of association in the form annexed as Appendix II to the plan of merger for the HAIA Merger, being the memorandum and articles of association of Merger Sub II, be approved and authorized. (The "Merger Proposal");

•

Proposals 3 — The Advisory Organizational Documents Proposals — as an ordinary resolution, to consider and vote upon a proposal to approve and adopt, subject to consummation of the Business Combination, the PubCo Listing Articles (collectively, the “Advisory Organizational Documents Proposals”);

•

Proposal 4 – The Director Appointment Proposal – as an ordinary resolution, to consider and vote upon a proposal to appoint directors in the manner set out in the Business Combination Agreement to serve on the board of directors of the PubCo until their respective successors are duly appointed and qualified pursuant to the terms of the PubCo Listing Articles (the “Director Appointment Proposal”);

•

Proposal 5 — The Adjournment Proposal — as an ordinary resolution, to consider and vote upon a proposal to adjourn the Extraordinary General Meeting to a later date or dates as described in this proxy statement/prospectus (the “Adjournment Proposal”).

This proxy statement/prospectus provides you with detailed information about the Business Combination Agreement and other matters to be considered at the Extraordinary General Meeting. We encourage you to read this entire proxy statement/prospectus, including the annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” of this proxy statement/prospectus.

HAIA Board has unanimously approved the Business Combination Agreement, and unanimously recommends that HAIA shareholders vote “FOR” approval of each of the Proposals. When you consider HAIA Board’s recommendation of these Proposals, you should keep in mind that HAIA’s directors and officers have interests in the Business Combination that may conflict with or differ from your interests as a Shareholder. See the section titled “Summary of the Proxy Statement/Prospectus — Interests of Certain Persons in the Business Combination.”

Leading Group is not, and Leading Partners after the consummation of the Business Combination will not be, a Chinese operating company but a Cayman Islands holding company with its insurance brokerage business conducted through Shanghai Handong Information Technology Co., Ltd., the variable interest entity (the “VIE”) that Leading Group consolidates through contractual arrangements and the VIE’s subsidiaries, namely Tianjing Fengmai Information Technology Co., Ltd. and Beijing Dingli Insurance Brokerage Co., Ltd., (“Dingli”) and its integrated marketing business conducted by the PRC Subsidiaries of Leading Group.

While the applicable Chinese laws, regulations, and rules do not prohibit or restrict foreign investments in insurance brokerage industry, the PRC regulatory authorities set out certain qualifications for foreign investors of a foreign-invested insurance broker in Mainland China. As Leading Group, and Leading Partners after the consummation of the Business Combination, lack such qualifications, Leading Group has opted for contractual arrangements for a VIE structure, instead of direct ownership over the VIE and its subsidiaries. The VIE and its subsidiaries are consolidated for accounting purpose only. Leading Group does not, and Leading Partners after the consummation will not, own any equity interests in the VIE and its subsidiaries.  Investors are purchasing equity interests in Leading Partners, the Cayman Islands holding company, and are not purchasing, and may never directly hold, equity interests in the VIE and its subsidiaries. This corporate structure is subject to unique risks to investors. Such contractual arrangements have not been tested in any of the PRC courts. See “Leading’s Corporate History and Structure—Contractual Arrangements with the VIE and its Shareholder.”

The interpretation and application of current and future PRC laws, regulations, and rules relating to the contractual arrangements continue to evolve. If the PRC government finds these contractual arrangements invalid, or if the relevant PRC laws, regulations, and rules or the interpretation thereof change in the future and render these contractual arrangements non-compliant, Leading could be subject to severe penalties or be forced to relinquish its interests in the VIEs or forfeit its rights under the contractual arrangements. Leading and the investors in PubCo Ordinary Shares face uncertainty about potential future actions by the PRC government, which could affect the enforceability of Leading’s contractual arrangements, consequently, significantly affect Leading’s financial condition and results of operations. If Leading is unable to claim its right to control the assets of the VIEs, the PubCo Ordinary Shares may decline in value or become worthless. The PRC government may even disallow the VIE structure completely, which would likely result in a material adverse change in Leading’s operations and the PubCo Ordinary Shares may significantly decline in value or become worthless. See “Risk Factors—Risks Related to Leading’s Corporate Structure.”

The same legal and operational risks associated with operations in Mainland China could also apply to operations in Hong Kong. Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”) was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative, and independent judicial power, under the principle of “one country, two systems,” and the PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs, and other matters that are not within the scope of autonomy). However, there is no assurance that there will not be any changes in the economic, political, and legal environment in Hong Kong in the future. Due to constant changes in laws, regulations, policies, and the legal system in the PRC, the Basic Law may be revised in the future, and thus, Leading may face the same legal and operational risks associated with operating in the PRC. If there is a significant change to current political arrangements between Mainland China and Hong Kong, or if the applicable laws, regulations, or interpretations change, Leading’s Hong Kong subsidiary, Leading HK, may become subject to PRC laws or authorities. As a result, Leading’s Hong Kong subsidiary could incur material costs to ensure compliance, be subject to fines, experience devaluation of securities or delisting, no longer conduct offerings to foreign investors, and no longer be permitted to continue its current business operations.

The main legislation in Hong Kong concerning data security is the Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of Hong Kong), which regulates the collection, usage, storage, and transfer of personal data and imposes a statutory duty on data users to comply with the six data protection principles contained therein. Additionally, the laws on cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject Leading or its Hong Kong subsidiary to consequences, including government enforcement actions and investigations, fines, penalties, and suspension or disruption of our Hong Kong subsidiaries’ operations. In addition, the Competition Ordinance (Cap. 619 of the Laws of Hong Kong) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting, or distorting competition in Hong Kong. It provides for general prohibitions in three major areas of anti-competitive conduct described as the first conduct rule, the second conduct rule, and the merger rule. As of the date of this proxy statement/prospectus, Leading and its Hong Kong subsidiary have complied with all three areas of anti-competition laws and requirements in Hong Kong. Leading believes that neither the data security nor antimonopoly laws and regulations in Hong Kong restrict Leading’s ability to accept foreign investment or impose limitation on Leading’s ability to list on any U.S. stock exchange under Hong Kong laws and regulations.

Leading Group, or Leading Partners following the consummation of the Business Combination, may via its intermediary Hong Kong holding company, Leading Top HK Group Limited (“Leading HK”), transfer funds to WFOE (as defined below) through capital contribution or loans. WFOE then may transfer funds to its subsidiaries in the PRC also through capital contribution or loans. Further, WFOE has the exclusive right to provide or designate any entity to provide the VIE with business support, technical and consulting services in exchange for service fees from the VIE. WFOE may also provide loans to the VIE. The VIE then may transfer funds from WFOE to its subsidiaries, such as Dingli, through capital contribution or loans. For more detailed discussions, see “Summary of Proxy Statement/Prospectus—Cash Transfer and Dividend Distribution”.

As of the date of this proxy statement/prospectus, Leading has not made any cash transfer or payment of dividends between the holding company, Leading Group and any of its Affiliated Entities, including the VIE and its subsidiaries, or to the investors. For Leading Group’s condensed consolidating schedule depicting the consolidated statements of results of operations and consolidated statements of cash flows for the fiscal years ended June 30, 2023 and 2024, and for the six months ended December 31, 2024, of Leading, the WFOE, VIE and its consolidated subsidiaries, and Leading Group’s condensed consolidating schedule depicting the consolidated balance sheets as of June 30, 2023 and 2024, and as of December 31, 2024, of Leading, the WFOE, the VIE and its consolidated subsidiaries, other subsidiaries, see “Selected Historical Financial Data of Leading.”

PubCo will be a “foreign private issuer” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, PubCo’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, PubCo will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

 On behalf of the HAIA Board, I thank you for your support and we look forward to the successful consummation of the Business Combination.

Sincerely,

Jiande Chen

Chief Executive Officer

Healthcare AI Acquisition Corp.

[•], 2025

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

_____________________

Page
HOW TO OBTAIN ADDITIONAL INFORMATION	ii
TRADEMARKS	iii
FREQUENTLY USED TERMS	iv
MARKET, INDUSTRY AND OTHER DATA	ix
QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING	x
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	xxii
SUMMARY OF PROXY STATEMENT/PROSPECTUS	1
SELECTED HISTORICAL FINANCIAL DATA OF HAIA	27
SELECTED HISTORICAL FINANCIAL DATA OF LEADING	28
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	33
RISK FACTORS	34
LEADING’S CORPORATE HISTORY AND STRUCTURE	95
EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF HAIA	99
PROPOSAL NO. 1— THE BUSINESS COMBINATION PROPOSAL	106
PROPOSAL NO. 2— THE MERGER PROPOSAL	131
PROPOSAL NO. 3— THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS	132
PROPOSAL NO. 4- THE DIRECTOR APPOINTMENT PROPOSAL	134
PROPOSAL NO. 5 – THE ADJOURNMENT PROPOSAL	135
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HAIA	136
INFORMATION ABOUT HAIA	143
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LEADING	153
INDUSTRY OVERVIEW	172
INFORMATION ABOUT LEADING	182
GOVERNMENT REGULATIONS APPLICABLE TO LEADING’S BUSINESS	197
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	212
DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE OF HAIA	223
EXECUTIVE COMPENSATION	231
MANAGEMENT AFTER THE BUSINESS COMBINATION	233
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	238
CERTAIN RELATIONSHIPS AND RELATED PARTIES TRANSACTIONS	241
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	244
DESCRIPTION OF SECURITIES OF HAIA	259
DESCRIPTION OF SECURITIES AFTER THE BUSINESS COMBINATION	285
COMPARISON OF SHAREHOLDER RIGHTS	291
ENFORCEABILITY OF CIVIL LIABILITIES	294
LEGAL MATTERS	296
EXPERTS	297
SHAREHOLDER PROPOSALS AND OTHER MATTERS	298
DELIVERY OF DOCUMENTS TO SHAREHOLDERS	299
WHERE YOU CAN FIND ADDITIONAL INFORMATION	300
INDEX TO FINANCIAL STATEMENTS	F-1
ANNEXES

Annex A: Business Combination Agreement, dated as of August 15, 2024, by and among Healthcare AI Acquisition Corp., Leading Group Limited and Leading Partners Limited	A-1

Annex B: Form of Amended and Restated Memorandum and Articles of Association of PubCo	B-1

Annex C: Frost & Sullivan (Beijing) Inc., Shanghai Branch Co. 2024 Industry Report	C-1

Annex D: Jinshi Capital Company Limited dated July 30, 2024	D-1

i

HOW TO OBTAIN ADDITIONAL INFORMATION

If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by HAIA with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact our proxy solicitor, at:

Advantage Proxy, Inc.

PO Box 10904

Yakima, WA 98909

Toll Free: (877) 870-8565

Collect: (206) 870-8565

Email: ksmith@advantageproxy.com

If you would like to request documents, please do so no later than one week prior to the meeting date to receive them before the Extraordinary Meeting. Please be sure to include your complete name and address in your request. Please see the section titled “Where You Can Find Additional Information” to find out where you can find more information about HAIA, PubCo and Leading Group. You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. None of HAIA, PubCo and Leading Group has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

ii

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. HAIA, PubCo and Leading Group do not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

iii

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company” and “HAIA” refer to Healthcare AI Acquisition Corp. (an exempted company with limited liability incorporated under the laws of the Cayman Islands). Leading Group Limited, a Cayman Islands exempted company with limited liability, shall be referred to as “Leading Group” or “Target.” Leading Partners Limited, a Cayman Islands exempted company with limited liability shall be referred to as “PubCo,” “Leading Partners” or the “Combined Company.”. Following the Mergers, as defined below, the Combined Company will be renamed “Leading Partners Limited” and referred to in this document as PubCo.

In this document:

 “Adjournment Proposal” means the proposal to be considered at the extraordinary general meeting to adjourn the extraordinary general meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by HAIA that more time is necessary or appropriate to approve one or more proposal at the extraordinary general meeting.

“Advantage Proxy” means Advantage Proxy, Inc., proxy solicitor to HAIA.

“Advisors” means HAG and WGP, third party advisors to Leading Group and the Company, respectively, in connection with the Business Combination.

“Advisory Organizational Documents Proposals” means the proposals to be considered at the extraordinary general meeting to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Current Charter and the PubCo Listing Articles.

“Affiliated Entities” means Leading Group’s wholly-owned PRC subsidiary (the “WFOE”) and its subsidiaries, and the VIE and its subsidiaries based in China.

“Aggregate Fully Diluted Leading Group Shares” means  the total number of outstanding Leading Group Shares as of immediately prior to the Merger I Effective Time.

“Aggregate Merger Consideration” means a number of shares of PubCo Class A Ordinary Shares equal to the quotient obtained by dividing (i) the Purchase Price of $430,000,000 by (ii) $10.00, in exchange for all of  Aggregate Fully Diluted Leading Group Shares.

 “Ancillary Agreements” means, collectively, (a) the Leading Group Support Agreement, (b) the Sponsor Support Agreement, (c) the Lock-Up Agreements, (d) the PIPE Subscription Agreements, (e) the Registration Rights Agreement and (f) the Warrant Assignment Agreement.

“Acquisition Entity” and, collectively, the “Acquisition Entities” means Merger Sub I, Merger Sub II and PubCo.

“BVI” means British Virgin Islands.

“Purchase Price” means $430,000,000.

“Business Combination” means the completion of the Mergers,  the actions and transactions as contemplated by the BCA after which Leading Partners is the surviving public entity.

“Business Combination Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Proposed Business Combination.

“CAGR” means compound annual growth rate.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

 “Cayman Registrar” means the Registrar of Companies in the Cayman Islands.

“China”, “Mainland China” or the “PRC” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan, for the purpose of this prospectus/proxy statement only.

“Closing” means the closing of the Proposed Business Combination.

“Closing Date” means the date of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” means Healthcare AI Acquisition Corp.

“Condition Precedent Proposals” mean the Business Combination Proposal, and the Advisory Organizational Documents Proposal.

iv

“Continental” or “Transfer Agent” means Continental Stock Transfer & Trust Company.

“Company Exchange Ratio” means the quotient obtained by dividing the Purchase Price per Company Share by Ten Dollars ($10.00).

“Current Charter” means HAIA’s Amended and Restated Memorandum and Articles of Association, adopted by special resolution dated December 9, 2021, as amended from time to time.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Effective Time” means the effective time of the Business Combination.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extraordinary General Meeting” means the extraordinary general meeting of HAIA’s shareholders, to be held virtually at [•], Eastern Time on [•], via live webcast at [•], and any adjournments or postponements thereof.

“HAG” means Horizon Advisory Group Limited, a company formed in the British Virgin Islands.

“HAIA Board” means the board of directors of HAIA prior to the Closing.

“HAIA Class A Ordinary Shares” or “HAIA Class A Shares” means the Class A ordinary shares of HAIA, par value $0.0001 per share.

“HAIA Class B Ordinary Shares” or “HAIA Class B Shares” means, prior to the HAIA Merger, the Class B ordinary shares of HAIA, par value $0.0001 per share.

“HAIA Ordinary Shares” means, collectively, the HAIA Class A Ordinary Shares and the HAIA Class B Ordinary Shares.

“HAIA Units” means the units sold in the IPO (including pursuant to the overallotment option) consisting of one HAIA Class A Ordinary Share, and one-half of one HAIA Warrant.

“HAIA Warrant” means a redeemable warrant exercisable for one HAIA Class A Ordinary Share at an exercise price of $11.50 per share.

“Founder Shares” means the 5,390,600 currently outstanding HAIA Class A Ordinary Shares owned by the Sponsor and the Former Sponsor, and one HAIA Class B Ordinary Share owned by the Sponsor.

“Former Sponsor” means Healthcare AI Acquisition LLC, the Former Sponsor of the Company at the time of its IPO.

“Former HAIA Directors” means Greg Caswill, Robert Piconi, Xavier Flinois and Elizabeth Weymouth  the Former Directors of HAIA who each own 25,000 HAIA Class A Ordinary Shares and resigned at the time of the Sponsor Handover.

“Founder Shares” means the 5,390,600 currently outstanding HAIA Class A Ordinary Shares owned by the Sponsor and the Former Sponsor, and one HAIA Class B Ordinary Share owned by the Sponsor.

“GAAP” means U.S. generally accepted accounting principles.

“GDP” means gross domestic product.

“Governing Documents” means, as applicable with respect to any entity, (a) the memorandum and articles of association of a company or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the limited liability company agreement, operating agreement and the certificate of organization of a limited liability company, (e) the trust agreement and any documents that govern the formation of a trust, (f) any charter, constitution, memorandum and articles of association or similar document adopted or filed in connection with the creation, formation, incorporation or organization of an entity, (g) any shareholders agreements, investor rights agreements or other similar agreements and (h) any amendment to any of the foregoing.

“GWP” means gross written premium.

“Indirect Sponsor Members” means Jiande Chen, our Chief Executive Officer, Nat Y Chan, Stefan Dodov and Manuel C. Menendez III, our independent directors, all of whom have an economic interest in HAIA through their member interests in Spiral G, LLC, a member of the Sponsor.

“Initial Shareholders” means the Former Sponsor and certain initial shareholders of HAIA that hold an aggregate of 2,205,770 HAIA Class A Shares, 100,000 of which are owned by former officers and directors of HAIA before the Sponsor Handover.

“IRS” means the U.S. Internal Revenue Service.

“Insiders” means the Initial Shareholders, the Sponsor and each director and officer of HAIA.

“Insider Letter” means HAIA’s letter agreements with the Insiders, dated December 14, 2021, containing provisions relating to transfer restrictions of the Founder Shares and Private Placement Units, indemnification of the Trust Account, waiver of Redemption Rights and participation in liquidation distributions from the Trust Account. No separate consideration was paid to the Insiders in connection with the waiver of Redemption Rights. In connection with the Sponsor Handover, on June 12, 2023 the parties to the Insider Letter entered into an amendment (the “Letter Agreement Amendment”), solely to remove the transfer restrictions of the Founder Shares to allow the transfer of Class B ordinary shares from the Former Sponsor to the Sponsor.

“IPO” or “Initial Public Offering” means HAIA’s initial public offering of the HAIA Units, (consisting of HAIA Class A Ordinary Shares, and HAIA Warrants) pursuant to registration statements on Form S-1 declared effective by the SEC on December 9, 2021 (SEC File No. 333-261193). On December 14, 2021 HAIA completed its initial public offering.

v

“Leading” means Leading Group Limited and all entities incorporated thereunder, including its wholly-owned PRC subsidiary (“WFOE”) and its subsidiaries, and its contractual arrangements, commonly known as the VIE structure, with a variable interest entity (the “VIE”) and its subsidiaries based in China.

“Leading Partners” means Leading Partners Limited, a Cayman Islands exempted company with limited liability may also be referred to as “PubCo” or the “Combined Company.”

 “Leading Group” “or “Target” means Leading Group Limited, a Cayman Islands exempted company with limited liability.

“Leading Group Board” means the board of directors of Leading Group prior to the Closing.

“Leading Group Shareholders” means holders of shares of Leading Group prior to the Closing, each a “Leading Group Shareholder.”

“Leading Group Company Support Agreement” means the support agreement, dated as of August 15, 2024, entered by and among HAIA, Leading Group and certain shareholders of Leading Group, as it may be amended and supplemented from time to time, pursuant to which such Leading Group Shareholders have agreed, among other things, to vote in favor of the adoption and approval of the Business Combination. A copy of the Leading Group Support Agreement is attached as Exhibit 10.16 to the registration statement of which this proxy statement/prospectus forms a part.

“Maximum Redemption” means a redemptions scenario that assumes that all 399,187 HAIA Class A Ordinary shares held by public shareholders or Public Shares, or approximately 6.9% of the outstanding Public Shares and 100% of all Public Shares that are not subject to Non-Redemption Agreements, are redeemed in connection with the Business Combination for an aggregate payment of approximately $[*] million from the Trust Account at a redemption price of approximately $[*] per share.

“Merger I” or “Leading Group Merger” means the statutory merger of Merger Sub I with and into Leading Group, the separate existence of Merger Sub I will cease and Leading Group will be the surviving corporation of Leading Group Merger and a direct wholly-owned subsidiary of PubCo pursuant to the terms of the Merger Agreement with Merger Sub I continuing as the surviving entity and a wholly-owned subsidiary of PubCo.

“Merger II”  or “HAIA Merger” means the statutory merger of Merger Sub II with and into HAIA pursuant to the terms of the Merger Agreement with HAIA continuing as the surviving entity and a wholly-owned subsidiary of PubCo, where the separate existence of Merger Sub II will cease and HAIA will be the surviving corporation of the HAIA Merger and a direct wholly-owned subsidiary of PubCo.

“Mergers” means Merger I and Merger II.

“Merger Agreement,” “Business Combination Agreement” or “BCA” means the Business Combination Agreement, dated as of August 15, 2024, among HAIA,  Leading Partners Limited, and Leading Group Limited., as it may be amended and/or restated from time to time. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

“Merger Sub I” means Leadingway Ltd., a Cayman Islands exempted company with limited liability and a wholly-owned subsidiary of PubCo.

“Merger Sub II” means HAIAway Ltd., a Cayman Islands exempted company with limited liability and a wholly-owned subsidiary of PubCo.

“Nasdaq” means The Nasdaq Stock Market LLC.

“No Redemption” means a redemptions scenario that assumes that no Public Shares are redeemed in connection with the Business Combination.

“OTC” means the OTC Markets Group, Inc. - Pink Open Market.

vi

 “Person” means any individual, firm, corporation, partnership, limited liability company, association, trust, joint venture, joint stock company, governmental authority or instrumentality or other entity or organization of any other kind.

“PIPE Financing” means any purchase by investors of PubCo Class A Ordinary Shares in connection with a private placement at or prior to the Closing on terms mutually agreeable to HAIA and Leading Group. At the time of this filing, there is no commitment for any PIPE Financing and there can be no assurance that HAIA and Leading Group will enter into agreements for any PIPE Financing.

“PRC Subsidiaries” means Shanghai Meiliding Digital Technology Co., Ltd. (“WFOE”), Shanghai Jingkun Information Technology Co., Ltd., Shanghai Zhibo Information Technology Co., Ltd., Shanghai Tuheng Information Technology Co., Ltd., Jiangxi Suzhao Information Technology Co., Ltd., Jiangxi Yantu Information Technology Co., Ltd., Shanghai Zhihua Information Technology Co., Ltd., Shanghai Langsi Information Technology Co., Ltd., Shanghai Jiaran Information Technology Co., Ltd., Hunan Tengxi Information Technology Co., Ltd., Shanghai Gaoyou Information Technology Services Co., Ltd., Jiangsu Yanpu Information Technology Co., Ltd., Xinjiang Yiyisheng Information Technology Co., Ltd. and any other PRC-incorporated subsidiary that Leading Partners may have in the future.

 “Private Placement Shares” means the HAIA Class A Ordinary Shares underlying the Private Placement Warrants.

“Private Placement Warrants” means HAIA 11,124,960 private placement warrants, each exercisable for one HAIA Class A ordinary share, all of which shall be forfeited in exchange for 500,000 HAIA Class A Ordinary Shares at the Closing, which will be converted into 500,000 PubCo Class A Ordinary Shares.

 “Proposed Transaction” or “Business Combination” means the transactions contemplated by the Merger Agreement and the other agreements contemplated therein.

“PubCo” means Leading Partners Limited following its merger with HAIA.

“PubCo Board” means the board of directors of PubCo subsequent to the Closing.

“PubCo Class A Ordinary Shares” means the Class A ordinary shares of PubCo, par value $0.0001 per share.

 “PubCo Class B Ordinary Shares” means the Class B ordinary shares of PubCo, par value $0.0001 per share.

“PubCo Listing Articles” means the amended and restated memorandum and articles of association of PubCo to be in effect following the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex B.

 “PubCo Ordinary Shares” means the PubCo Class A Ordinary Shares and the PubCo Class B Ordinary Shares.

“PubCo Warrant” means a HAIA Warrant that will become exercisable for one PubCo Class A Ordinary Share  subsequent to the Closing.

“Public Shareholders” means the holders of HAIA Class A Ordinary Shares that were sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Shares” means the HAIA Class A Ordinary Shares sold in the IPO (whether they were purchased in the IPO as part of the HAIA Units or thereafter in the open market) and, following the Mergers, the Class A Ordinary Shares of PubCo received in connection with the HAIA Merger upon conversion of such HAIA Class A Ordinary Shares.

“Public Warrant Holders” means the holders of the Public Warrants of HAIA.

“Public Warrants” means the HAIA Warrants sold in the IPO (whether they were purchased in the IPO as part of the HAIA Units or thereafter in the open market).

“Record Date” means April 7, 2025.

“Redemption” means the redemption of Public Shares for the Redemption Price.

“Redemption Price” means a per-share redemption price payable in cash equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account and not previously released to the Company to pay income taxed, if any, divided by the number of Public Shares then in issue.

“Redemption Rights” means the rights of the Public Shareholders to demand Redemption of their Public Shares into cash in accordance with the procedures set forth in the Current Charter and this proxy statement/prospectus.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and among PubCo, the Sponsor, certain Leading Partners shareholders and certain other parties thereto upon the completion of the Business. A form of the Registration Rights Agreement in substantially the form it will be executed in connection with the Closing is filed hereto as Exhibit 10.18.

“Renminbi” means the lawful currency of the People’s Republic of China.

“WGP” means WGP Capital Limited, a company formed in the British Virgin Islands.

vii

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shanghai Leading” or the “WFOE” means Shanghai MeilidingDigital Technology Co., Ltd.

“Shanghai Handong” means Shanghai Handong Information Technology Co., Ltd.

“Shareholder Proposals” or “Proposals” means, collectively, (a) the Business Combination Proposal, (b)  the Merger Proposal; (c) the Advisory Organizational Documents Proposals, (d) the Director Appointment Proposal and (e) the Adjournment Proposal, if presented.

“Sponsor” means Atticus Ale, LLC, a New Jersey limited liability company.

“Sponsor Handover” means the June 13, 2023 sponsor handover from the Former Sponsor to the current Sponsor whereby the Former Sponsor  transferred 3,184,830 Founder Shares to the Sponsor  and agreed to, among other things agreed to surrender for cancelation 11,124,960 Private Placement Warrants  in exchange for the Company issuing to the Sponsor 500,000 PubCo Class A Ordinary Shares at the time of the Business Combination.

“Sponsor Shares” means 5,390,600 of the Founder Shares held by the Sponsor and the Former Sponsor.

“Sponsor Support Agreement” means the Sponsor support agreement, dated as of August 15, 2024, entered by and among HAIA, Leading Group and the Sponsor, as it may be amended and supplemented from time to time, pursuant to which the Sponsor has agreed, among other things, to vote in favor of the adoption and approval of the Business Combination.

 “Trust Account” means the trust account of HAIA, which holds the net proceeds from the IPO and the sale of the Private Placement Units, together with interest earned thereon, less amounts released to pay taxes.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of December 14, 2021, by and between HAIA and the Transfer Agent, as trustee, as amended.

“VIE” means Shanghai Handong Information Technology Co., Ltd., the variable interest entity that Leading Group Limited consolidates through contractual arrangements.

“VIE and its subsidiaries” means the VIE and its subsidiaries based in China, including Tianjing Fengmai Information Technology Co., Ltd. and Beijing Dingli Insurance Brokerage Co., Ltd., controlled by Leading Group through the contractual arrangements, commonly known as the VIE structure, among WFOE, the VIE and its shareholder.

 “Warrant Agreement” means the Warrant Agreement, dated as of December 14, 2021, between HAIA and the Transfer Agent, as warrant agent, which governs HAIA’s outstanding warrants.

“25% Redemption” means a redemptions scenario that assumes that 99,797 Public Shares are redeemed for an aggregate payment of approximately $[*] million at an assumed redemption price of approximately $[*] per share, which represents approximately 25% of the Public Shares.

“50% Redemption” means a redemptions scenario that assumes that 199,594 Public Shares are redeemed for an aggregate payment of approximately $[*] million at an assumed redemption price of approximately $[*] per share, which represents approximately 50% of the Public Shares.

“75% Redemption” means a redemptions scenario that assumes that 299,390 Public Shares are redeemed for an aggregate payment of approximately $[*] million at an assumed redemption price of approximately $[*] per share, which represents approximately 75% of the Public Shares.

viii

MARKET, INDUSTRY AND OTHER DATA

This proxy statement/prospectus contains estimates, projections and other information concerning Leading’s industry, including market size and growth of the markets in which it participates, that are based on industry publications, reports and forecasts prepared by its management. In some cases, Leading does not expressly refer to the sources from which these estimates and information are derived. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The industry in which Leading operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

The sources of certain statistical data, estimates, and forecasts contained in this proxy statement/prospectus include an independent industry report from Frost & Sullivan (Beijing) Inc., Shanghai Branch Co. (“Frost & Sullivan”), a third-party research firm, which is attached to this proxy statement/prospectus as Annex C (the “Industry Report”). Frost & Sullivan was engaged as an independent consultant to provide the Industry Report, which information is being used in whole or in part for the purpose of preparing this proxy statement/prospectus.  Frost & Sullivan has advised that the statistical and graphical information contained in the Industry Report is drawn from its database and other sources.

Certain estimates of market opportunity, including internal estimates of the addressable market for Leading and forecasts of market growth, included in this proxy statement/prospectus may prove inaccurate. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this proxy statement/prospectus relating to the size of Leading’s target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market Leading estimates may not materialize for many years, if ever, and even if the markets in which it competes meet the size estimates in this proxy statement/prospectus, Leading’s business could fail to successfully address or compete in such markets, if at all.

Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Certain other amounts that appear in this proxy statement/prospectus may not add up due to rounding.

ix

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

AND THE EXTRAORDINARY MEETING

Q:	What is the purpose of this document?

A:

HAIA shareholders are being asked to consider and vote upon a proposal to approve and adopt the Business Combination and certain related Proposals. You are receiving this proxy statement/prospectus because you hold shares of HAIA as of the Record Date for the Extraordinary Meeting.

The Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary Meeting. You are encouraged to carefully read this proxy statement/prospectus, including “Risk Factors” and all the annexes hereto.

Q:	What is being voted on at the Extraordinary Meeting?

A:	Below are the Proposals that the HAIA’s Shareholders are being asked to vote on:

●	The Business Combination Proposal;

●	The Merger Proposal;

●	The Advisory Organizational Documents Proposals;

●	The Director Appointment Proposals; and

●	The Adjournment Proposal to approve the adjournment of the Extraordinary Meeting in the event HAIA does not receive the requisite Shareholder vote to approve the above Proposals.

Approval of the Merger Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the shareholders of HAIA who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Approval of each of the other Proposals requires the affirmative vote of the holders of a simple majority of the issued and outstanding HAIA Ordinary Shares present and entitled to vote at the Extraordinary Meeting or any adjournment thereof. As of the Record Date, 5,390,600 HAIA Ordinary Shares held by the Insiders, or approximately 93% of the outstanding HAIA Ordinary Shares, would be voted in favor of each of the Proposals.

Q:	Are any of the proposals conditioned on one another?

A:

The Business Combination Proposal is not conditioned on the separate approval of the Advisory Organizational Documents Proposals as the Advisory Organizational Documents Proposals are advisory votes and are not binding on HAIA, PubCo or their respective board of directors. Regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, PubCo Charter will take effect upon the Closing.

_________________________

x

Q:	Do any of HAIA’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:

HAIA’s Sponsor, its affiliates, representatives, the Former Sponsor and certain initial shareholders of HAIA (together the “Insiders”), may have interests in the Business Combination that are different from your interests as a Shareholder. Such interests include that the Insiders, will lose their entire investment in HAIA if HAIA does not complete a business combination. When you consider the recommendation of the HAIA Board in favor of approval of the Business Combination, you should keep in mind that the Insiders, have interests in such proposal that are different from, or in addition to (which may conflict with), those of the HAIA shareholders generally. On February 23, 2021, Healthcare AI Acquisition LLC, (the “Former Sponsor”) paid $25,000 to cover certain expenses of HAIA in consideration of 7,187,500 Class B ordinary shares, par value $0.0001, (the “Founder Shares”). On October 27, 2021, the Former Sponsor effected a share surrender resulting in the Former Sponsor surrendering 1,437,500 Founder Shares for no consideration, in connection with a reduction in IPO size. In December 2021, the Former Sponsor transferred an aggregate of 100,000 Founder Shares to the Company’s then independent directors. On December 10, 2021, the underwriters partially exercised the over-allotment option (the “Over-Allotment Option”) to purchase 1,562,401 (Over-Allotment Units) and on December 14, 2021, the Company completed the sale of the Over-Allotment Units to the underwriters. On January 24, 2022, the Over-Allotment Option expired and 359,400 Founder Shares were automatically surrendered by the Former Sponsor to the Company for no consideration. Simultaneously with the closing of HAIA’s initial public offering  (“IPO”), HAIA consummated a private placement of 10,500,000 Private Placement Warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share (the “Private Placement Warrants ”), at a price of $1.00 per Private Warrant (allowing the holder to acquire Class A Ordinary Shares of the Company, par value $0.0001 per share, referred to as the “HAIA Class A Shares”), generating gross proceeds to the Company of $10,500,000. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the IPO held in the Trust Account. In connection with the underwriter’s partial exercise of its Over-Allotment Option, the Company also consummated the sale of an additional 624,960 Private Placement Warrants at $1.00 per warrant, generating total proceeds of approximately $624,960. On June 8, 2023, the Company entered into a share purchase agreement in connection with the transfer from the Former Sponsor to Atticus Ale, LLC (the “Sponsor”) of 3,184,830 Founder Shares which closed on June 12, 2023 (the “Sponsor Handover”). In connection with the Sponsor Handover, HAIA entered into an agreement whereby at the time of the initial business combination, the Former Sponsor will surrender for cancelation 11,124,960 Private   Placement Warrants in exchange for the Company issuing to the Former Sponsor 500,000 HAIA Class A Shares. If the Business Combination is consummated, the Insiders would own up to an aggregate of 5,890,600 Ordinary Shares with an aggregate market value of approximately $____, based on the closing price of the Public Shares of $10.___ on OTC as of ______________, 2025; and the Private   Placement Warrants would be cancelled. Of these, the Sponsor would own 3,184,830 PubCo Class A Ordinary Shares, the Former Sponsor would own 2,605,770 PubCo Class A Ordinary Shares, and the remaining Initial Shareholders would own 100,000 PubCo Class A Ordinary Shares.  If HAIA does not consummate the Business Combination by  May 14, 2025, so long as $13,173,17 is deposited into the Trust Account on a monthly basis for each one month extension to complete the Business Combination, HAIA will be required to dissolve and liquidate and the securities held by the Insiders, including the Sponsor, will be worthless because the Insiders have agreed to waive their rights to any liquidation distributions.

The exercise of HAIA’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in HAIA shareholders’ best interests.

For more information on the interests of HAIA Directors and Officers and Others in the Business Combination, see “The Business Combination Proposal — Certain Interests of HAIA Directors and Officers and Others in the Business Combination”, and  “Conflicts of Interest”.

Q:

Do any of HAIA’s officers or directors have a conflict of interest with unaffiliated security holders of the SPAC with respect to the Business Combination or the approval of the Business Combination Proposals?

A:

HAIA does not believe that any of its directors or officers have any actual or potential material conflicts of interest with unaffiliated security holders of HAIA with respect to the Business Combination, including whether to proceed with the Business Combination, or the approval of the Business Combination Proposal.

Q:	When and where is the Extraordinary Meeting?

A:

The Extraordinary Meeting will be held at [•] Eastern Time, on [•], 2025 as a virtual meeting. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Extraordinary Meeting via a live webcast available at [•].

xi

Q:	Who may vote at the Extraordinary Meeting?

A:

Only holders of record of HAIA Ordinary Shares as of the close of business on April 7, 2025 (the Record Date) may vote at the Extraordinary Meeting. As of April 7, 2025, there were 5,789,787 shares of HAIA Ordinary Shares outstanding and entitled to vote. Please see the section titled “The Extraordinary Meeting of HAIA Shareholders — Record Date; Who is Entitled to Vote” for further information.

Q:	What is the quorum requirement for the Extraordinary Meeting?

A:

Holders of a majority in voting power of HAIA Ordinary Shares issued and outstanding and entitled to vote at the Extraordinary Meeting constitute a quorum. In the absence of a quorum, the meeting chair has the power to adjourn the Extraordinary Meeting. As of the Record Date, 1,929,929 shares of HAIA Ordinary Shares would be required to achieve a quorum.

Q:	What vote is required to approve the Proposals?

A:

Approval of the Merger Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the shareholders of HAIA who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Approval of each of the other Proposals requires the affirmative vote of the holders of a simple majority of the issued and outstanding HAIA Ordinary Shares present and entitled to vote at the Extraordinary Meeting or any adjournment thereof. As of the Record Date,  5,390,600 HAIA Ordinary Shares held by the Insiders, or approximately 93% of the outstanding HAIA Ordinary Shares, would be voted in favor of each of the Proposals. A HAIA shareholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Extraordinary Meeting or an abstention will have the same effect as a vote “AGAINST” the Proposals.

Q:	How will the Sponsor and HAIA’s directors and officers vote?

A:

The Insiders, including our Sponsor, and HAIA’s officers and directors have agreed to vote any shares of HAIA Ordinary Shares held by them in favor of the Business Combination. Accordingly, it is more likely that the necessary Shareholder approval will be received than would be the case if the Sponsor and HAIA’s officers and directors had agreed to vote their shares of HAIA Ordinary Shares in accordance with the majority of the votes cast by HAIA Public Shareholders.

Q:	What do I need to do now?

A:

We urge you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and consider how the Business Combination will affect you as a HAIA shareholder. You should vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	Do I need to attend the Extraordinary Meeting to vote my shares?

A:

No. You are invited to attend the Extraordinary Meeting to vote on the Proposals described in this proxy statement/prospectus. However, you do not need to attend the Extraordinary Meeting to vote your HAIA Ordinary Shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card in the pre-addressed postage paid envelope. Your vote is important. HAIA encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q:	Am I required to vote against the Business Combination Proposal in order to have my HAIA Ordinary Shares redeemed?

A:

No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that HAIA redeem your HAIA Ordinary Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (including interest earned on your pro rata portion of the trust account, net of taxes payable). These redemption rights in respect of the HAIA Ordinary Shares are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of HAIA Ordinary Shares electing to exercise their redemption rights will not be entitled to receive such payments and their HAIA Ordinary Shares will be returned to them.

xii

Q:	How do I exercise my redemption rights?

A:

If you are a public shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern time on [●], 2025 (two business days before the Extraordinary Meeting), that HAIA redeem your shares for cash, and (ii) submit your request in writing to HAIA’s transfer agent, at the address listed at the end of this section and deliver your shares to HAIA’s transfer agent (physically, or electronically using the DWAC (Deposit/Withdrawal At Custodian) system) at least two business days prior to the vote at the Extraordinary Meeting.

Any corrected or changed written demand of redemption rights must be received by HAIA’s transfer agent two business days prior to the Extraordinary Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two business days prior to the vote at the Extraordinary Meeting.

Public Shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of HAIA Ordinary Shares as of the Record Date. Any public Shareholder who holds HAIA Ordinary Shares on or before [●], 2025 (two (2) business days before the Extraordinary Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30 floor

New York, New York 10004

Email: proxy@continentalstock.com.

xiii

Q:	How can I vote?

A:

If you were a holder of record of HAIA Ordinary Shares on April 7, 2025, the Record Date for the Extraordinary Meeting, you may vote with respect to the Proposals virtually at the Extraordinary Meeting, or by submitting a proxy by mail so that it is received prior to 10:00 a.m. Eastern Time on [●], 2025, via the Internet or telephone, in accordance with the instructions provided to you under the section titled “The Extraordinary Meeting of HAIA Shareholders.” If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, your broker or bank or other nominee may provide voting instructions (including any telephone or Internet voting instructions). You should contact your broker, bank or nominee in advance to ensure that votes related to the shares you beneficially own will be properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Extraordinary Meeting and vote via the virtual meeting platform, obtain a proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:

No. Your broker, bank or nominee cannot vote your HAIA Ordinary Shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. HAIA believes the Proposals are non-discretionary and, therefore, your broker, bank or nominee cannot vote your HAIA Ordinary Shares without your instruction. Broker non-votes will not be considered present for the purposes of establishing a quorum and will have no effect on the Proposals. If you do not provide instructions with your proxy, your bank, broker or other nominee may submit a proxy card expressly indicating that it is NOT voting your HAIA Ordinary Shares; this indication that a bank, broker or nominee is not voting your HAIA Ordinary Shares is referred to as a “broker non-vote.” Your bank, broker or other nominee can vote your HAIA Ordinary Shares only if you provide instructions on how to vote. You should instruct your broker to vote your HAIA Ordinary Shares in accordance with directions you provide.

Q:	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:

HAIA will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Extraordinary Meeting of HAIA Shareholders. For purposes of approval, an abstention on any Proposals will have the same effect as a vote “AGAINST” such Proposal. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary Meeting virtually, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary Meeting of Shareholders and, if a quorum is present, will have the effect of a vote against the Business Combination Proposal and no effect on the Adjournment Proposal.

Q:	What happens if I sell my HAIA Ordinary Shares before the Extraordinary Meeting?

A:

The Record Date for the Extraordinary Meeting is earlier than the date that the Business Combination is expected to be consummated. If you transfer your HAIA Ordinary Shares after the Record Date, but before the Extraordinary Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Extraordinary Meeting. However, you would not be entitled to receive any PubCo Class A Ordinary Shares following the consummation of the Business Combination because only HAIA’s Shareholders at the time of the consummation of the Business Combination will be entitled to receive PubCo Class A Ordinary Shares in connection with the Business Combination.

xiv

Q:	Will I experience dilution as a result of the Business Combination?

A:

Prior to the Business Combination, the HAIA public Shareholders who hold shares issued in the IPO own approximately 10% of issued and outstanding shares of HAIA Ordinary Shares. After giving effect to the Business Combination and to the issuance of (i) 43,000,000 PubCo Class A Ordinary Shares to be issued to the current Leading Group Shareholders, assuming no Closing adjustments; (ii) up to 399,187 PubCo Class A Ordinary Shares to the HAIA public Shareholders in connection with the Merger (assuming there are no HAIA Shareholders who exercise their redemption rights); (iii) an aggregate of 5,390,600 PubCo Class A Ordinary Shares to HAIA Insiders; (iv) an aggregate of 3,440,000 PubCo Class A Ordinary Shares to the advisors which include 2,150,000 PubCo Class A Ordinary Shares to be issued to WGP (“WGP”) as a finder fee, and of 1,290,000 PubCo Class A Ordinary Shares to HAG (“HAG”); and (v) up to 5,000,000 PubCo Class A Ordinary Shares to be issued upon obtaining a PIPE investment, it is anticipated that, upon completion of the Business Combination, the ownership interests in PubCo as the surviving company will be as set forth in the table below:

	No Redemption		50% Redemption		Maximum Redemption
	Shares	%	Shares	%	Shares	%
Public Shareholders	399,187	0.6%	199,594	0.3%	-	0.0%
Sponsor (1)	3,184,830	4.6%	3,184,830	4.7%	3,184,830	4.7%
Former Sponsor (2)	2,605,770	3.8%	2,605,770	3.8%	2,605,770	3.8%
Former HAIA Management	100,000	0.1%	100,000	0.1%	100,000	0.1%
Leading Group Shareholders	43,000,000	62.9%	43,000,000	63.0%	43,000,000	63.2%
WGP & HAG (3)	3,440,000	5.0%	3,440,000	5.0%	3,440,000	5.1%
PIPE (4)	5,000,000	7.3%	5,000,000	7.3%	5,000,000	7.3%
Shares underlying Public Warrants (5)	10,781,201	15.7%	10,781,201	15.8%	10,781,201	15.8%
Shares outstanding	68,510,988	100.0%	68,311,395	100.0%	68,111,801	100.0%

___________________________

(1) Includes one HAIA Class B Ordinary Share to be converted into one HAIA Class A Ordinary Share at the Closing of the Business Combination. Mr. Zikang Wu has voting and dispositive power over the securities held by Atticus Ale LLC, the Sponsor. The Sponsor has two members, Sitong Chen and Spiral G LLC, a Delaware LLC. Mr. Hai Yu is the Managing Member of Spiral G LLC and has voting and dispositive power over the securities held by Spiral G LLC. At the time of the Business Combination, the interests of the Sponsor will be distributed to the two members of the Sponsor - Mr. Chen shall receive 1,684,830 PubCo Class A Ordinary Shares, and Spiral G LLC shall receive 1,500,000 PubCo Class A Ordinary Shares. The Indirect Sponsor Members, which include certain members of HAIA management team, indirectly through their membership interests in Spiral G, have economic interests in less than 1% of the PubCo Class A Ordinary Shares (or 125,000 PubCo Class A Ordinary Shares).

(2) Includes 2,105,770 Class A Ordinary Shares held by the Former Sponsor plus 500,000 Class A Ordinary Shares to be issued in exchange for the Private Placement Warrants at the closing of the Business Combination.

(3) Includes 2,150,000 PubCo Class A Ordinary Shares to be issued as a finder fee from HAIA to WGP and 1,290,000 PubCo Class A Ordinary Shares from Leading Group to HAG.

(4) Includes 5,000,000 PubCo Class A Ordinary Shares issuable upon obtaining the PIPE Investment. Pursuant to the Merger Agreement, in connection with the Business Combination, Leading Group shall use commercially reasonable efforts to obtain commitments from certain investors for PIPE Investment in the aggregate amount of at least fifty million dollars ($50,000,000). As of the date of this proxy statement/prospectus, HAIA and PubCo have not entered into any agreements relating to a PIPE Investment.

(5) Assumes the exercise of all 10,781,201 HAIA Public Warrants, each of which is exercisable for one PubCo Class A Ordinary Share at a price of $11.50 per share commencing on the later of one year from the closing of HAIA’s initial public offering and 30 days after the completion of our initial business combination.

xv

For purposes of the table above:

No Redemption: This scenario assumes that no HAIA Public Shareholders exercise redemption rights in connection with the approval of the Business Combination with respect to their HAIA Public Shares.

50% Redemption: This scenario assumes that HAIA Public Shareholders exercise redemption rights with respect to 199,594 HAIA Public Shares (approximately) 3.5% of the issued, outstanding and unredeemed HAIA Public Shares) in connection with the approval of the Business Combination, at a price of approximately $[ ] per share.

Maximum Redemption: This scenario assumes that all HAIA Public Shareholders exercise redemption rights with respect to 399,187 HAIA Public Shares (approximately 6.9% of the issued, outstanding and unredeemed HAIA Public Shares) in connection with the approval of the Business Combination, at a price of approximately $[●] per share.

If any of these assumptions are not correct, these percentages will be different.

Q	Is there Deferred Underwriting Commission?

A:

No. In connection with the Sponsor Handover, the Company’s IPO underwriters, Citigroup Global Markets Inc. and Jefferies LLC, waived their respective entitlement to the payment of any Deferred Discount (as such term is defined in the Underwriting Agreement dated December 9, 2021) to be paid under the terms of Section 2(c) and Section 5(bb) of such Underwriting Agreement.

Q:	Are Leading Group Shareholders required to approve the Merger?

A:

Yes. Approval by Leading Group Shareholders of the Merger and the Business Combination Agreement is required to consummate the Business Combination. In the event that the Merger or the Business Combination Agreement fails to be authorized or approved by Leading Group Shareholders, HAIA can terminate the Business Combination Agreement.

Q:	Is the consummation of the Business Combination subject to any conditions?

A:

Yes. The obligations of each of HAIA, Leading Group’s and the Acquisition Entities to consummate the Business Combination are subject to conditions, as more fully described in the section titled “Summary of the Proxy Statement/Prospectus — The Business Combination and the Business Combination Agreement” in this proxy statement/prospectus.

xvi

Q:	Can I change my vote after I have mailed my proxy card?

A:

Yes. You may change your vote at any time before your proxy is voted at the Extraordinary Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Extraordinary Meeting virtually and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Extraordinary Meeting. If you hold your HAIA Ordinary Shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877-870-8565

Collect: 206-870-8565

Email: KSmith@advantageproxy.com

Q:	Should I send in my stock certificates now?

A:

Yes. HAIA’s Shareholders who intend to have their shares redeemed should send their certificates or tender their shares electronically no later than two business days before the Extraordinary Meeting. Please see the section titled “The Extraordinary Meeting of HAIA Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your ordinary shares for cash.

Q:	When is the Business Combination expected to occur?

A

The Closing is expected to take place on (a) the [           ] business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal — Conditions to the Closing” (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Merger Agreement may be terminated by HAIA and/or the Company upon the occurrence of certain events. For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:	What happens if the Business Combination is not consummated?

A:

If HAIA does not consummate a business combination by  May 14, 2025, by depositing $13,173.17 per month for each one-month extension to complete the Business Combination, in accordance with  its memorandum and articles of association, as amended (the “Existing Charter”), then HAIA’s officers must take all actions necessary to dissolve and liquidate HAIA as soon as reasonably practicable. Following dissolution, HAIA will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon, together with any remaining out-of-trust net assets will be distributed pro-rata to holders of HAIA Ordinary Shares who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each share of HAIA Ordinary Shares would be paid at liquidation would be approximately $[●] per share based on amounts on deposit in the Trust Account as of [●], 2025. The closing price of HAIA Class A Shares on OTC as of [●], 2025 was $[●]. The Initial Shareholders and the Sponsor waived the right to any liquidation distribution with respect to any HAIA Ordinary Shares held by them.

xvii

Q:	What happens to the funds deposited in the Trust Account following the Business Combination?

A:

Following the Closing, holders of HAIA Class A Shares exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to PubCo and utilized to fund working capital needs of PubCo. As of [●], 2025 there was approximately US$[●] million in the Trust Account. HAIA estimates that approximately US$[●] per outstanding share issued in the IPO will be paid to the public investors exercising their redemption rights. Any funds remaining in the Trust Account after such uses will be used for future working capital and other corporate purposes of the combined entity.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

In the event a U.S. holder elects to exercise its redemption rights to receive cash in exchange for its HAIA Public Shares, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Public Shares under Section 302 of the Code or is treated as a distribution with respect to such shares under Section 301 of the Code and whether HAIA would be characterized as a passive foreign investment company (“PFIC”). All holders of HAIA Public Shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws.

Q:	What are the U.S. federal income tax consequences of the Business Combination to me?

A:

Subject to the discussion below of HAIA Public Warrants, the Mergers, taken together with other portions of the transactions contemplated in the Business Combination Agreement, viewed as an integrated transaction, should qualify as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the U.S. Internal Revenue Service will not successfully challenge this position, and if so then the exchange of HAIA Public Shares for PubCo Class A Ordinary Shares will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351(a) of the Code. Assuming such qualification, a U.S. holder that receives PubCo Class A Ordinary Shares in exchange for HAIA Public Shares in the HAIA Merger will not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the PubCo Class A Ordinary Shares received in the HAIA Merger by a U.S. holder should be equal to the adjusted tax basis of the HAIA Public Shares exchanged therefor. The holding period of the Class A Ordinary Shares should include the holding period during which the HAIA Public Shares exchanged therefor were held by such U.S. holder.

xviii

If the HAIA Merger qualifies only as an exchange governed by Section 351(a) of the Code (and not by Section 368 of the Code), a U.S. holder that receives Ordinary Shares in exchange for HAIA Public Shares and whose HAIA Public Warrants automatically convert into PubCo Warrants should recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess (if any) of (x) the sum of the fair market values of the PubCo Class A Ordinary Shares and the PubCo Warrants received by such holder over (y) such holder’s aggregate adjusted tax basis in the HAIA Public Shares and HAIA Public Warrants exchanged therefor) and (ii) the fair market value of the PubCo Warrants received by such holder in such exchange.

If the HAIA Merger qualifies as a “reorganization” as well as a section 351 exchange, a U.S. holder that receives PubCo Class A Ordinary Shares in exchange for HAIA Public Shares and whose HAIA Public Warrants automatically convert into PubCo Warrants should not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the PubCo Class A Ordinary Shares and the PubCo Warrants received should be equal to the U.S. holder’s basis in the HAIA Public Shares and HAIA Public Warrants exchanged therefor, and the holding period of the PubCo Class A Ordinary Shares and PubCo Warrants should include the holding period during which the HAIA Public Shares and Warrants exchanged therefor were held by such U.S. holder. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied.

Even if the Business Combination otherwise qualifies as an exchange described in Section 351(a) of the Code and/or as a reorganization under Section 368 of the Code, U.S. holders may be required to recognize gain (but not loss) on account of the application of the Passive Foreign Investment Company rules, as described in more detail under “Material U.S. Federal Income Tax Consideration — The Business Combination — Tax Consequences of the Business Combination to U.S. Holders of HAIA Securities — Application of the Passive Foreign Investment Company Rules to the Business Combination.”

For additional discussion of the U.S. federal income tax treatment of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations — The Business Combination — Tax Consequences of the Business Combination to U.S. Holders of HAIA Securities.”

Q:	If I hold HAIA Public Warrants, what are the U.S. federal income tax consequences of my HAIA Public Warrants converting into PubCo Warrants?

A:

If the HAIA Merger qualifies as a “reorganization” under Section 368 of the Code as well as a Section 351 exchange, a U.S. holder whose Warrants automatically convert into PubCo Warrants should not recognize gain or loss upon such exchange. In such case, a U.S. holder’s adjusted tax basis in the PubCo Warrants received should be equal to the holder’s adjusted tax basis in the Warrants exchanged therefor, and the holding period of the PubCo Warrants should include the holding period during which the Warrants exchanged therefor were held by such holder. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied.

If the HAIA Merger qualifies as an exchange governed only by section 351 of the Code (and not by section 368 of the Code), a U.S. holder whose Warrants automatically convert into PubCo Warrants should recognize gain or loss upon such exchange equal to the difference between the fair market value of the PubCo Warrants received and such U.S. holder’s adjusted basis in its Warrants. A U.S. holder’s basis in its PubCo Warrants received in the Merger should equal the fair market value of the PubCo Warrants. A U.S. holder’s holding period in its PubCo Warrants should begin on the day after the Merger.

xix

For additional discussion of the U.S. federal income tax treatment of Warrants in connection with the Merger, see the section entitled “Material U.S. Federal Income Tax Considerations — The Business Combination — Tax Consequences of the Business Combination to U.S. Holders of HAIA Securities.”

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact HAIA’s proxy solicitor at:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877-870-8565

Collect: 206-870-8565

Email: KSmith@advantageproxy.com

You may also obtain additional information about HAIA from documents filed with the SEC by following the instructions in the section titled “Where You Can Find Additional Information.”

xx

DELIVERY OF DOCUMENTS TO HAIA’S SHAREHOLDERS

Pursuant to the rules of the SEC, HAIA and vendors that it employs to deliver communications to its Shareholders are permitted to deliver to two or more Shareholders sharing the same address a single copy of this proxy statement/prospectus, unless HAIA has received contrary instructions from one or more of such Shareholders. Upon written or oral request, HAIA will deliver a separate copy of this proxy statement/ prospectus to any Shareholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement may likewise request that HAIA deliver single copies of this proxy statement/prospectus in the future. Shareholders may notify HAIA of their requests by contacting our proxy solicitor as follows:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877-870-8565

Collect: 206-870-8565

Email: KSmith@advantageproxy.com

xxi

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for HAIA and Leading to complete the Proposed Transaction. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:\

•	the benefits of the Business Combination;

•	the ability to consummate the Business Combination;

•	the future financial performance of PubCo following the Business Combination;

•	changes in the market for Leading's products and services; and

•	expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and HAIA and Leading's managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of HAIA, Leading and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing HAIA's or Leading's views as of any subsequent date. Neither HAIA nor Leading undertakes any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set out in this proxy statement/prospectus. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

•	the occurrence of any event, change or other circumstances that could delay the Proposed Transaction or give rise to the termination of the BCA;

•	estimates and forecasts of financial and performance metrics and expectations and timing related to potential benefits, terms and timing of the Business Combination;

•	risks relating to the uncertainty of the projected financial information with respect to PubCo;

•	the outcome of any legal proceedings that may be instituted against Leading or HAIA following announcement of the Business Combination and transactions contemplated thereby;

•	the inability to complete the Business Combination due to the failure to obtain approval of the HAIA shareholders or the failure of HAIA to meet the conditions to closing in the BCA;

•	the inability to list the PubCo Class A Ordinary Shares on Nasdaq following the Business Combination;

•	PubCo’s public securities’ liquidity and trading;

•	the risk that the Business Combination disrupts current plans and operations;

•	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of PubCo to grow and manage growth profitably;

•	costs related to the Business Combination;

•	Leading's and HAIA's ability to obtain sufficient additional financing, on acceptable terms or at all, and ability to continue as a going concern;

•	changes in the market in which Leading competes, including with respect to its competitive landscape, technology evolution or changes in applicable laws or regulations;

•	the impact of macroeconomic events, such as inflation, recessions or depressions, war or fears of war;

•	changes in the vertical markets that Leading targets;

•	the impact of current or future government regulation and oversight, including the U.S. federal, state and local authorities;

•	the ability to launch new Leading services and products or to profitably expand into new markets;

•	the ability to execute Leading's growth strategies, including identifying and executing acquisitions;

•	the ability to develop and maintain effective internal controls and procedures, correct or remediate the previously identified material weakness, or correct or remediate any future identified material weaknesses;

•	the exposure to any liability, protracted and costly litigation or reputational damage relating to Leading's data security;

•	the possibility that Leading or HAIA may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under “Risk Factors” of this proxy statement/prospectus.

xxii

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its Annexes and the other documents to which we refer before you decide how to vote. The Business Combination Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Proposal—The Business Combination Agreement.”

Unless otherwise specified, all share calculations assume no exercise of redemption rights by the public Shareholders in connection with the Business Combination.

Parties to the Business Combination

Healthcare AI Acquisition Corp.

HAIA is a blank check company incorporated on February 12, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

HAIA’s registration statement for its initial public offering (“IPO”) was declared effective on December 9, 2021. On December 14, 2021, HAIA consummated its IPO of 20,000,000 units (each, a “Unit” and collectively, the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), at an offering price of $10.00 per Unit, generating gross proceeds of $200,000,000. On December 10, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 1,562,401 Units (the “Over-Allotment Units”). On December 14, 2021, HAIA completed the sale of the Over-Allotment Units to the underwriters (the “Over-Allotment”), generating gross proceeds of $15,624,010 and incurring additional offering costs of approximately $859,320 in underwriting fees (inclusive of approximately $546,840 in deferred underwriting commissions).

Simultaneously with the closing of the IPO on December 14, 2021, HAIA completed a private placement (the “Private Placement”) of an aggregate of 11,124,960 Private Placement Warrants  (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant (including the 624,960 Private Placement Warrants  sold in connection with the partial exercise of the underwriters’ over-allotment option) to the Former Sponsor, generating proceeds of $11,124,960.

Following the closing of the IPO on December 14, 2021, an amount of $219,936,490 ($10.20 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Warrants  was placed in a trust account (“Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market fund meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by HAIA, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account in connection with a liquidation.

1

On June 8, 2023, HAIA entered into a share purchase agreement in connection with the transfer from Healthcare AI Acquisition, LLC, the Former Sponsor (the “Former Sponsor”) to Atticus Ale, LLC (the “Sponsor”) of 3,184,830 Founder Shares (the “Transfer”) which Transfer closed on June 12, 2023 (the “Sponsor Handover”), on which date an amendment to the Letter Agreement was approved to allow the transfer of Class B ordinary shares of HAIA, $0.0001 par value per share (“Founder Shares” or “HAIA Class B Shares”) to HAIA Class A Shares, on a one-for-one basis, by its Insiders, including the Sponsor, at any time prior to closing of business combination. On June 12, 2023, HAIA approved a special resolution to the Articles of Association to extend the time to consummate a business combination until June 14, 2024, on a month-to-month basis by depositing $50,000 into HAIA’s trust account for each one-month extension, up to twelve (12) times (the “New Extensions”). In addition, the Company entered into an agreement whereby at the time of the initial business combination, the Former Sponsor will surrender for cancelation 11,124,960 Private Placement Warrants (the “Private Placement Warrants”) purchased at the time of the IPO pursuant to a Private Placement Warrants  Purchase Agreement, dated December 9, 2021 (allowing the holder to acquire Class A Ordinary Shares of the Company, par value $0.0001 per share, referred to as the “HAIA Class A Shares”) in exchange for the Company issuing to the Former Sponsor 500,000 HAIA Class A Shares. In connection with the New Extensions, the Sponsor paid $100,000 into the Trust Account for the next two months ended on August 14, 2023, after which HAIA held a second extraordinary meeting to extend the time to consummate a business combination until December 14, 2024 with no further payments to the Trust Account, as described below. On the same date, the Articles of Association was also amended to remove the limitation that the Company may not redeem Public Shares to the extent that such redemption would result in the Company having net tangible assets of less than $5,000,001 (the “Redemption Limitation”) in order to allow the Company to redeem Public Shares irrespective of whether such redemption would exceed the Redemption Limitation.

Following the Sponsor Handover, 19,824,274 shares were redeemed by public shareholders for $10.54 per share. As a result, $208,992,255 was removed from HAIA’s trust account to pay such shareholders. In connection with the Sponsor Handover, Citigroup Global Markets Inc. and Jefferies LLC, waived their respective entitlement to the payment of any Deferred Discount (as such term is defined therein) to be paid under the terms of Section 2(c) and Section 5(bb) of the Underwriting Agreement dated December 9, 2021.

On June 29, 2023, HAIA issued an aggregate of 5,390,599 shares of its Class A ordinary shares, par value $0.0001 per share to the holders of HAIA’s Class B ordinary shares upon the conversion of an equal number of HAIA Class B Shares (the “Conversion”). The Class B Shareholders include Former Sponsor, Sponsor, and four Initial Shareholders. The 5,390,599 HAIA Class A Shares issued in connection with the Conversion are subject to the same restrictions as applied to the HAIA Class B Shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of the Business Combination as described in the prospectus for our initial public offering. Following the Conversion, there were one (1) HAIA Class B Share issued and outstanding. As a result of the Conversion, the Former Sponsor and the Sponsor held 30% and 45% respectively, of the HAIA’s outstanding HAIA Class A Shares.

On August 11, 2023, HAIA shareholders approved a special resolution to the Articles of Association to extend the time to consummate a business combination until December 14, 2024 with no further payments to the Trust Account.  In connection with the shareholders’ vote at the extraordinary meeting of Shareholders held by HAIA on August 11, 2023, 1,146,276 shares were tendered for redemption. As a result, approximately $12,302,385 (approximately $10.73 per share) was removed from HAIA’s Trust Account to pay such holders, without taking into account additional allocation of payments to cover any tax obligation of HAIA since that date. Following redemptions, the Company has 5,982,450 HAIA Class A Shares outstanding (including 591,851 Public Shares), and one HAIA Class B Share outstanding.

2

On August 7, 2023, the Company and Sponsor entered into non-redemption agreements (“Non- Redemption Agreements”) with one or more unaffiliated third party or parties in exchange for such third party or third parties agreeing not to redeem up to an aggregate of 203,234 HAIA Class A Shares sold in its initial public offering (“Non-Redeemed Shares”) in connection with the extraordinary meeting on August 11, 2023. In exchange for the foregoing commitments not to redeem such Non-Redeemed Shares, the Sponsor has agreed to transfer to such third party or third parties up to an aggregate of 108,392 Founder Shares held by the Sponsor immediately following the consummation of the Business Combination if they continue to hold such Non-Redeemed Shares through the Extraordinary Meeting to be held to approve the business combination.

On November 26, 2024, at the HAIA General  Annual Meeting, HAIA shareholders approved a special resolution to the Articles of Association to extend the time to consummate a business combination from December 14, 2024 until  May 14, 2025, on a month-to-month basis by depositing $0.03 per unredeemed share into the Trust Account.  In connection with the General Annual Meeting, 192,664 shares were tendered for redemption. As a result, approximately $2,235,721.75 (approximately $11.60 per share) was removed from HAIA’s Trust Account to pay such holders. Following redemptions, the Company has 5,789,786 HAIA Class A Shares outstanding (including 399,187 Public Shares), and one HAIA Class B Share outstanding.  As of February 28, 2025 there is approximately $4,704,977 remaining in HAIA’s Trust Account.

On December 10, 2024, HAIA received a Notice from Nasdaq stating that HAIA did not comply with Nasdaq Interpretive Material IM-5101-2, and that its securities were subject to delisting. HAIA’s registration statement, filed in connection with HAIA’s IPO, became effective on December 09, 2021. Pursuant to IM-5101-2, HAIA must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. Since the Business Combination was not consummated  by December 09, 2024, HAIA did not comply with IM-5101-2, and its securities were suspended from trading on Nasdaq at the opening of business on December 17, 2024.

 As a result, HAIA Class A ordinary shares, Units and Warrants have been trading on the OTC since December 17, 2024 under the symbols “HAIAF,” “HAIUF” and “HAIWF” respectively. Leading Partners will apply to list, to be effective at the time of the Business Combination, its ordinary shares and warrants on Nasdaq under the symbols “LDIN” and “LDINW,” respectively. We expect the HAIA Class A ordinary shares, Units and Warrants will then cease trading on OTC.

Sponsor Interests in Business Combination

The following table illustrates the potential equity interests of the Sponsor and the Former Sponsor in PubCo in connection with the Proposed Business Combination:

	PubCo Class A Ordinary Shares to be received at the Closing of the Proposed Business Combination
Former Sponsor - Healthcare AI Acquisition LLC(1)	2,605,770	(2)
Sponsor - Atticus Ale, LLC	3,184,830
Total	5,790,600

(1)	Does not include 100,000 PubCo Class A Ordinary Shares to be held by the previous management team of HAIA;
(2)	Includes the 500,000 PubCo Class A Ordinary Shares to be issued upon cancelation of the Private Placement Warrants

Compensation Received by the Sponsor

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by HAIA to the Former Sponsor, Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Former Sponsor

The Former Sponsor paid $25,000, or approximately $0.003 per share for the Founder Shares purchased in connection with HAIA’s formation. In connection with the Sponsor Handover, 3,184,830 Founder Shares were transferred to the Sponsor, leaving the Former Sponsor with 2,105,770 Founder Shares. At Closing, the Former Sponsor shall surrender for cancelation 11,124,960 Private Placement Warrants in exchange for PubCo issuing to the Former Sponsor 500,000 PubCo Class A Ordinary Shares.  Upon the completion of the Business Combination, the Former Sponsor will hold 2,605,770 shares of PubCo Class A Ordinary Shares. In consideration for the transfer of the Founder Shares from the Former Sponsor to the Sponsor, the Sponsor would not incur any existing expenses of HAIA, the Former Sponsor and Sponsor would be responsible for their respective costs in connection with the Sponsor Handover, and the Former Sponsor signed a power of attorney to the Managing Member of the Sponsor the irrevocable right to vote the Founder Shares on their behalf.

NONE

Former Sponsor

On February 23, 2021, the Former Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “First Note”). This loan was non-interest bearing and payable upon the earlier of December 31, 2021, or the completion of the Initial Public Offering.  On April 20, 2022, the Company paid $246,766 to the Former Sponsor in full repayment of the promissory note.

Sponsor

HAIA has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of December 31, 2024, HAIA has not reimbursed Sponsor for any out-of-pocket expenses.

Sponsor

On July 12, 2023, HAIA issued one unsecured promissory note (the “Sponsor Note”) in an amount of $100,000, to the Sponsor, for having deposited into the Company’s trust account two payments of $50,000 in order to extend the amount of time it has available to complete a business combination until August 14, 2023. The Sponsor Note, A&R Leading Note, the Extension Note and the WC Note do not bear interest, are not convertible and mature upon closing of a Business Combination. In the event that the Business Combination does not close, unpaid amounts would be forfeited.

Sponsor

In connection with the Sponsor Handover, 3,184,830 Founder Shares were transferred from the Former Sponsor to the Sponsor.  At Closing, the Sponsor shall hold a total of 3,184,830 shares of PubCo Class A Ordinary Shares in exchange for its Founder Shares. Mr. Zikang Wu has voting and dispositive power over the securities held by Atticus Ale LLC, the Sponsor. The Sponsor has two members, Mr. Chen and Spiral G, a Delaware LLC. Mr. Yu is the Managing Member of Spiral G and has voting and dispositive power over the securities held by Spiral G. At the time of the Business Combination, the interests of the Sponsor will be distributed whereby the two members of the Sponsor -  Mr. Chen shall receive 1,684,830 PubCo Class A Ordinary Shares, and Spiral G shall receive 1,500,000 PubCo Class A Ordinary Shares.

Jiande Chen, our Chief Executive Officer, Nat Y Chan, Stefan Dodov and Manuel C. Menendez III, our independent directors are Indirect Sponsor Members and have an indirect interest in the Founder Shares through their membership interests in Spiral G, a member of our Sponsor, which is less than 1% of the PubCo Class A Ordinary Shares (or 125,000 PubCo Class A Ordinary Shares). Other than the Sponsor Managing Member and our management team, no one else participates in HAIA’s activities.

The Indirect Sponsor Members, which include certain members of HAIA management team, indirectly through their membership interests in Spiral G, have economic interests in approximately 4% of the Founder Shares held by the Sponsor (or 125,000 Founder Shares).  Spiral G has no right to control the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor, or otherwise.

At Closing, pursuant to the Merger Agreement, PubCo will use any amounts remaining in the Trust Account to pay transaction expenses and to reimburse or pay Sponsor for any outstanding loans made by the Sponsor or its Affiliates to HAIA.

The retention of shares by Sponsor and the Investors and the reimbursements payable to Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming HAIA Shareholders. See “Proposal No. 1. The Business Combination Proposal.”

Related Party Loans

On July 12, 2023, HAIA issued one unsecured promissory note (the “Sponsor Note”) in an amount of $100,000, to the Sponsor, for having deposited into the Company’s trust account two payments of $50,000 in order to extend the amount of time it has available to complete a business combination until August 14, 2023. The Sponsor Note does not bear interest, is not convertible and matures upon closing of a Business Combination. In the event that the Business Combination does not close, unpaid amounts would be forfeited.

3

Promissory Note with Leading

On August 23, 2024, HAIA issued the Leading Note in an amount of $350,000 to Leading Group for a loan to HAIA for working capital purposes. The Leading Note does not bear interest and matures upon closing of the Business Combination. In the event of a liquidation, all amounts due under the Leading Note shall be repaid in cash. In the event of a Business Combination, the Leading Note may be repaid, at Leading Group’s discretion, (i) in cash or (ii) converted into the PubCo Class A Ordinary Shares, $0.0001 par value per share, at a share price of ten dollars ($10.00) per share.

On November 21, 2024, HAIA issued the 2nd Leading Note in an amount of $100,000 to Leading Group for working capital purposes. The 2nd Leading Note does not bear interest and matures upon closing of the Business Combination. In the event of a liquidation, all amounts due under the 2nd Leading Note shall be repaid in cash. In the event of a Business Combination, the 2nd Leading Note may be repaid, at Leading Group’s discretion, (i) in cash or (ii) converted into PubCo Class A Ordinary Shares, $0.0001 par value per share, at a share price of Ten Dollars ($10.00) per share.

On December 18, 2024 HAIA, Leading Group and Leading Partners entered into the A&R Leading Note whereby the Leading Notes were combined into one note and the repayment terms were amended such that the right to convert the Leading Notes into PubCo Class A Ordinary Shares was eliminated and the A&R Leading Note shall be repaid in cash, due at the time of the Closing of the Business Combination.

On January 13, 2025, HAIA issued the Extension Note to Leading for a loan to the Company in an amount of $52,692.68 for working capital purposes, including the monthly Extension Fee of $13,173.17 paid to the Company’s Trust Account, extending the time to complete a business combination until February 14, 2025. The Extension Note does not bear interest and matures upon the closing of the Business Combination, payable in cash. In the event of a liquidation, all amounts due under the Extension Note shall be repaid in cash.

 On January 17, 2025, HAIA issued the WC Note to Leading for a loan to the Company in an amount of $100,000 for working capital purposes The WC Note does not bear interest and matures upon the closing of the Business Combination, payable in cash. In the event of a liquidation, all amounts due under the WC Note shall be repaid in cash.

The (i) retention of Founder Shares by the Sponsor, (ii) the Former Sponsor, plus the 500,000 HAIA Class A Shares that will be issued upon surrender of the Private Placement Warrants upon completion of the Proposed Business Combination, and (iii) other holders of Founder Shares, may result in a material dilution of the equity interests of non-redeeming HAIA shareholders. See “Summary—Ownership of PubCo after the Closing.” See also  “Proposal No. 1—The Business Combination Proposal.”

Leading Group

Prior to the incorporation of Leading Group and the completion of the reorganization, Dingli, the subsidiary of Shanghai Handong Information Technology Co., Ltd. (“Shanghai Handong”), the variable interest entity or the VIE that Leading Group consolidates through contractual arrangements, commenced operations in May 2014. Leading Group conducts its business in China primarily through Dingli and Leading Group’s indirectly owned subsidiaries in Mainland China, the PRC Subsidiaries, mainly, the subsidiaries of Shanghai Jingkun Information Technology Co., Ltd., for the insurance brokerage services and integrated marketing services, respectively.

In February 2024, Leading Group (BVI ) Limited, a wholly-owned subsidiary of Leading Group Limited, was established in British Virgin Islands (“BVI”). In April 2024, Leading HK, a wholly-owned subsidiary of Leading Group (BVI ) Limited, was established in Hong Kong. In June 2024, Leading HK established its wholly-owned subsidiary, Shanghai Meiliding Digital Technology Co., Ltd. (“Shanghai Leading” or “WFOE”), in Mainland China. In August 2024, Leading Partners was incorporated under the laws of the Cayman Islands.

While the applicable PRC laws, regulations, and rules do not prohibit or restrict foreign investments in the insurance brokerage industry, the China Banking and Insurance Regulatory Commission (the “CBIRC”), or the current National Financial Regulatory Administration (the “NFRA”), set out certain qualifications for foreign investors of a foreign-invested insurance broker in Mainland China. Because Leading  lacks such qualifications, it has opted for a VIE structure instead of direct ownership over the VIE and its subsidiaries, through a series of contractual arrangements among its subsidiary, WFOE, the VIE and its shareholder. See “—Contractual Arrangements with the VIE and its Shareholder.”

As a result of Leading Group’ direct ownership in WFOE and the contractual arrangements with the VIE, Leading Group is considered the primary beneficiary of the VIE and its subsidiaries. Leading Group treats the VIE and its subsidiaries as its consolidated affiliated entities under U.S. GAAP, and has consolidated the financial results of these entities in its consolidated financial statements in accordance with U.S. GAAP. Consolidation of the VIE and its subsidiaries under U.S. GAAP generally occurs if Leading Group or its subsidiaries (1) have an economic interest in the VIE that provides significant exposure to potential losses or benefits from the VIE and (2) have power over the most significant economic activities of the VIE.

However, neither Leading Group nor WFOE has, and following the consummation of the Business Combination, neither Leading Partners nor its investors will have an equity ownership in whole in, 100% direct foreign investment in, or control through such ownership or investment of the VIE and its subsidiaries. The contractual arrangements with respect to the VIE under which Leading Group is the primary beneficiary are not equivalent to an equity ownership in the business of the VIE and its subsidiaries. In addition, the contractual agreements governing the VIE have not been tested in a court of law.

Corporate Structure

The following diagram summarizes Leading’s corporate structure as of the date of this proxy statement/prospectus.

4

The following diagram summarizes Leading’s corporate structure after the Closing of the Business Combination.

Contractual Arrangements with the VIE and its Shareholder

As a company incorporated under the laws of the Cayman Islands, Leading Group is classified as a foreign enterprise under PRC laws and regulations, and WFOE is a foreign invested entity (an “FIE”). FIEs are subject to a number of restrictions under laws and regulations in Mainland China. In particular, Dingli holds an insurance intermediary license for its insurance brokerage business. The Chinese mainland authorities of the insurance brokerage industry set out certain qualifications for foreign investors of a foreign-invested insurance broker in Mainland China. An insurance brokerage company is deemed foreign invested if it is invested with 25% or more foreign investments, direct or indirect, and the foreign investor(s) of such insurance brokerage companies shall be either (i) overseas insurance brokerage companies with actual business experience and compliant with the relevant rules of the NFRA, or (ii) foreign insurance group companies or Chinese domestic foreign-invested insurance group companies. As Leading Group lacks such qualifications, in order to have greater flexibility in carrying out business and implementing business strategies in compliance with laws and regulations in Mainland China, Leading Group operates its insurance brokerage services business in Mainland China mainly through the VIE and its subsidiaries. As of June 30, 2023 and 2024, and December 31, 2024, the VIE and its subsidiaries accounted for an aggregate of 54.61%, 43.46% and 54.89%, respectively, of consolidated total assets and 70.41%, 54.00% and 61.05%, respectively, of consolidated total liabilities of Leading. For the years ended June 30, 2023 and 2024, and for the six months ended December 31, 2024, the VIE and its subsidiaries accounted for an aggregate of 98.74% and 98.74%, 98.83%,  respectively, of consolidated total net revenues of Leading.

The VIE and its subsidiaries are domestic PRC companies. WFOE has entered into a series of contractual arrangements with the VIE and its shareholder, through which Leading Group is able to consolidate the financial results of the VIE and its subsidiaries. These contractual arrangements allow Leading Group to:

•	receive the economic benefits that could potentially be significant to the VIE in consideration for the services provided by WFOE;

•	exercise effective control over the VIE and its subsidiaries; and

•

hold an exclusive option to purchase all or part of the equity interests and an exclusive option to purchase all or part of the assets in the VIE when and to the extent permitted by laws in Mainland China.

As a result of these contractual arrangements, Leading Group is considered the primary beneficiary of the VIE and its subsidiaries and consolidates the VIE and its subsidiaries’ results of operations in its financial statements under U.S. GAAP for accounting purpose. Consolidation of the VIE and its subsidiaries under U.S. GAAP generally occurs if Leading Group or its subsidiaries (1) have an economic interest in the VIE that provides significant exposure to potential losses or benefits from the VIE and (2) have power over the most significant economic activities of the VIE. For accounting purposes, Leading Group is the primary beneficiary of the VIE and its subsidiaries. Leading Group does not, and Leading Partners after the consummation will not, own any equity interests in the VIE and its subsidiaries.  Investors are purchasing equity interests in Leading Partners, the Cayman Islands holding company, and are not purchasing, and may never directly hold, equity interests in the VIE and its subsidiaries. As confirmed by Leading Group’s PRC legal counsel, JT&N, as of the date of this proxy statement/prospectus, the currently applicable laws, regulations, and rules of Mainland China do not specifically prohibit the control of an insurance brokerage company through contractual arrangements, or foreign investments in insurance brokerage companies.

However, these contractual arrangements may not be as effective in providing operational control as direct ownership and the use of the contractual arrangements exposes Leading Group to certain risks. For example, the VIE or its shareholder may breach the contractual arrangements with WFOE and Leading may incur substantial costs and expend additional resources to enforce such arrangements. In such cases, Leading Group and its subsidiaries would have to rely on legal remedies under Mainland Chinese law, which may not always be effective. Additionally, the interpretation and application of current and future PRC laws, regulations, and rules relating to the contractual arrangements continue to evolve. If the PRC government finds these contractual arrangements invalid, or if the relevant PRC laws, regulations, and rules or the interpretation thereof change in the future and render these contractual arrangements non-compliant, Leading could be subject to severe penalties or be forced to relinquish its interests in the VIEs or forfeit its rights under the contractual arrangements. Leading and the investors in PubCo Ordinary Shares face uncertainty about potential future actions by the PRC government, which could affect the enforceability of Leading’s contractual arrangements, consequently, significantly affect Leading’s financial condition and results of operations. If Leading is unable to claim its right to control the assets of the VIEs, the PubCo Ordinary Shares may decline in value or become worthless. The PRC government may even disallow the VIE structure completely, which would likely result in a material adverse change in Leading’s operations and the PubCo Ordinary Shares may significantly decline in value or become worthless. See “Risk Factors—Risks Related to Leading’s Corporate Structure.”

5

Cash Transfer and Dividend Distribution

Leading Group, or Leading Partners following the consummation of the Business Combination, may via its intermediary Hong Kong holding company, Leading HK, transfer funds to WFOE through capital contribution or loans. WFOE then may transfer funds to its subsidiaries in the PRC also through capital contribution or loans. Further, WFOE has the exclusive right to provide or designate any entity to provide the VIE with business support, technical and consulting services in exchange for service fees from the VIE.  WFOE may also provide loans to the VIE. The VIE then may transfer funds from WFOE to its subsidiaries, such as Dingli, through capital contribution or loans.

To make capital contributions to a subsidiary established in Mainland China, including the PRC Subsidiaries and the VIE’s subsidiaries, the amount of capital contribution shall be limited to the registered capital of such a subsidiary. Such a subsidiary in Mainland China may increase its registered capital with the local Administration for Market Regulation (AMR) at any time. In practice, under the condition that a subsidiary established in Mainland China is prepared with complete materials, the local AMR will generally approve the application within several business days. Particularly, WFOE, as a foreign-invested company in the PRC, shall report its changes of registered capital to the Ministry of Commerce through the foreign investment reporting system. Additionally, WFOE shall complete the relevant foreign exchange registration with a local bank to receive capital contribution from Leading HK, and the local bank will generally approval for the inward remittances of capital contribution within a few business days

If a loan is made to a company established in Mainland China by a company established offshore, such as loans made to WFOE by Leading HK, according to the Circular of the People’s Bank of China on Matters relating to the Macro-prudential Management of Comprehensive Cross-border Financing, or PBOC Circular 9, the total cross-border financing of a company shall be calculated using a risk-weighted approach and shall not exceed an upper limit. The upper limit shall be calculated as capital or assets (for enterprises, net assets shall apply) multiplied by a cross-border financing leverage ratio and multiplied by a macro-prudential regulation parameter. The macro-prudential regulation parameter is currently 1.75, which may be adjusted by the People’s Bank of China and the State Administration of Foreign Exchange from time to time, and the cross-border financing leverage ratio is 2 for enterprises. Therefore, the upper limit of the loans that a PRC company can borrow from foreign companies currently shall be calculated at 3.5 times the borrower’s net assets. When WFOE applies for borrowing foreign debt, the upper limit of borrowing currently shall be 3.5 times of its net assets. On the other hand, if a loan is made between entities established in Mainland China, there are no particular legal restrictions expect that the interest rates of such loan shall not exceed four times of the loan prime rate announced by the People’s Bank of China at the time that such loan is established.

Leading Group, or Leading Partners following the consummation of the Business Combination, may receive dividends or other distributions from its subsidiaries. Under the current effective laws and regulations of Mainland China, dividends of a company established in Mainland China, including WFOE, may be paid only out of its accumulated profits, which are the net profit as determined under Chinese accounting standards and regulations, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. Each of the PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. Each of the PRC Subsidiaries is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Furthermore, Leading’s ability to settle amounts owed under the VIE Agreements relies upon payments made from the VIE to WFOE in accordance with the VIE Agreements. For services rendered to the VIE by WFOE under the Exclusive Consulting Services Agreement, WFOE is entitled to collect a service fee on a monthly basis equal to the net profit after tax of the VIE. Pursuant to the Exclusive Option Agreement, WFOE may at any time and under any circumstances, require the VIE to transfer, at its discretion, to the extent permitted under PRC law, all or part of the VIE’s equity interest to WFOE.

Cash dividends, if any, on PubCo Ordinary Shares will be paid in U.S. dollars. If Leading Group, or Leading Partners following the consummation of the Business Combination, is considered a domestic PRC tax resident enterprise for tax purposes, any dividends it pay to its overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. Certain payments from WFOE to Leading HK are subject to Mainland China taxes, including business taxes and VAT. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a domestic PRC entity. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including, without limitation, that (a) the Hong Kong entity must be the beneficial owner of the relevant dividends; and (b) the Hong Kong entity must directly hold no less than 25% share ownership in the domestic PRC entity during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, there is no assurance that Leading HK will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by WFOE to its immediate holding company, Leading HK.

As of the date of this proxy statement/prospectus, Leading has not made any cash transfer or payment of dividends between the holding company, Leading Group and any of its Affiliated Entities, including the VIE and its subsidiaries, or to the investors. For Leading Group’s condensed consolidating schedule depicting the consolidated statements of results of operations and consolidated statements of cash flows for the fiscal years ended June 30, 2023 and 2024, and for the six months ended December 31, 2024, of Leading, the WFOE, VIE and its consolidated subsidiaries, and Leading Group’s condensed consolidating schedule depicting the consolidated balance sheets as of June 30, 2023 and 2024, and December 31, 2024, of Leading, the WFOE, the VIE and its consolidated subsidiaries, other subsidiaries, see “Selected Historical Financial Data of Leading.”

For more details, see “Government Regulations Applicable to Leading’s Business – PRC Laws and Regulations – Regulations Related to Foreign Exchange,” and “Government Regulations Applicable to Leading’s Business — Regulations to Related to Taxation — Withholding Tax on Dividend Distribution.” For detailed discussions on the relevant risks that Leading may face in relation to the cash transfer and dividend distribution, see “Risk Factors – Risks Related to Doing Business in China – Regulations of loans to and direct investment in Mainland China entities by offshore holding companies and governmental regulations over currency conversion may delay or prevent Leading following the consummation of the Business Combination, from using proceeds from offshore fund-raising activities, to make loans or additional capital contributions to the PRC Subsidiaries and/or the VIE and its subsidiaries, which could materially adversely affect Leading’s liquidity and Leading’s ability to fund and expand its business,” “Risk Factors – Risks Related to Doing Business in China –– Leading may rely principally on dividends and other distributions on equity paid by WFOE to fund its cash and financing requirements, and any limitation on the ability of WFOE to pay dividends to Leading could adversely affect Leading’s ability to conduct its business,” and “Risk Factors – Risks Related to Doing Business in China — Governmental regulation of currency conversion may limit the ability of Leading to utilize its net revenues effectively and its ability to transfer cash among the group, across borders, and to investors and affect the value of your investment.”

The following is a summary of the currently effective contractual arrangements by and among WFOE (Shanghai Leading), the VIE (Shanghai Handong) and the VIE’s shareholder.

Agreements that provide Leading Group and its subsidiaries with effective control over the VIE and its subsidiaries

Equity Pledge Agreement. The VIE and its shareholder entered into that certain equity interest pledge agreement with WFOE, dated June 28, 2024. Pursuant to the equity pledge agreement, the shareholder of the VIE has pledged all of its equity interests in the VIE to guarantee the VIE and its shareholder’s performance of their obligations under the relevant contractual arrangements, which include the exclusive consulting services agreement, exclusive option agreement and power of attorney. If the VIE or its shareholder breaches its contractual obligations under these agreements, WFOE, as pledgee, will have the right to auction or sell all or part of the pledged equity interests of the VIE and receive proceeds from such auction or sale.

The shareholder of the VIE agrees that, during the term of the equity pledge agreement, such shareholder will not transfer the pledged equity interests or create or allow creation of any encumbrance on the pledged equity interests without the prior written consent of WFOE. WFOE is entitled to all dividends and other distributions on the pledged equity interests declared by the VIE unless prohibited by applicable laws and regulations.

The equity pledge agreement will remain effective until the VIE and its shareholder discharge all their obligations under the contractual arrangements. Such pledge of equity interests in the VIE has been registered with the relevant offices of the SAMR in accordance with the PRC Civil Code.

Power of Attorney. Pursuant to the shareholder’s power of attorney among WFOE, the VIE and shareholder of the VIE, dated June 28, 2024, the shareholder of the VIE has irrevocably appointed WFOE to act as such shareholder’s exclusive attorney-in-fact to exercise all shareholder rights, including the right to attend and vote on shareholders’ meetings and appoint directors and executive officers. The power of attorney will remain in force as long as the shareholder remains a shareholder of the VIE.

Agreement that allows Leading Group and its subsidiaries to receive economic benefits from the VIE and its subsidiaries

Exclusive Consulting Services Agreement. Pursuant to the exclusive consulting services agreement dated June 28, 2024, WFOE has the exclusive right to provide the VIE with consulting services and other services. In exchange, WFOE is entitled to receive a service fee from the VIE on a monthly basis and at an amount equal to 100% of the monthly net income (the income offset by the cost, fees, and taxes (excluding enterprise income tax) of the certain month) of the VIE.

The VIE has granted WFOE the exclusive right to purchase any or all of their business or assets at the lowest price permitted under PRC law. This agreement remains effective unless otherwise agreed among the parties.

Agreements that provide Leading Group and its subsidiaries with the option to purchase the equity interest in the VIE

Exclusive Option Agreement. Pursuant to the exclusive option agreement among WFOE, the VIE and shareholder of the VIE, dated June 28, 2024, the shareholder of the VIE has irrevocably granted WFOE an exclusive option to purchase, by itself or by persons designated by it, at its discretion at any time, to the extent permitted under PRC law, all or part of such shareholder’s equity interests in the VIE.

The purchase price of the equity interests in the VIE shall be RMB 1 or the lowest price permitted under PRC law (or such price may be as set forth in the equity transfer agreement to be executed between WFOE (or any person designated by it) and such shareholder of the VIE, provided that such price does not violate PRC laws and regulations and is acceptable to WFOE).

Without WFOE’s prior written consent, the VIE and its shareholder have agreed not to amend the VIE’s articles of association, increase or decrease the VIE’s registered capital, change the VIE’s structure or registered capital in another manner, sell or otherwise dispose of the VIE’s material assets or beneficial interests in the VIE, create or allow any encumbrance on the VIE’s material assets or provide any loans.

6

WFOE is entitled to all dividends and other distributions declared by the VIE, and the shareholder of the VIE has agreed to pay any such dividends or distributions to WFOE or any other person designated by WFOE. The exclusive option agreement will remain effective until all equity interests of the VIE held by its shareholder have been transferred or assigned to WFOE or its designated person.

Spousal Consent Letter. The spouse of the shareholder of the VIE has signed a spousal consent letter. Under the spousal consent letter, the signing spouse unconditionally and irrevocably agreed that the disposition of the equity interest in the VIE which is held by and registered under the name of such spouse shall be made pursuant to the above-mentioned equity pledge agreement, exclusive option agreement, shareholder’s power of attorney and exclusive consulting services agreement, as amended from time to time. Moreover, the spouse undertook not to take any action in relation to such equity interest held by and registered under the name of such spouse.

Leading Partners

Leading Partners was an exempted company with limited liability incorporated in the Cayman Islands on August 13, 2024 as a wholly-owned subsidiary of Leading Group for purpose of effecting the Business Combination. Leading Partners will serve as the parent company of Leading Group and the publicly traded company following the Business Combination.

Merger Sub I

Leadingway Ltd. was incorporated in the Cayman Islands on August 21, 2024 as a wholly-owned subsidiary of PubCo for purpose of effecting the Business Combination. Following the consummation of the Business Combination, Merger Sub I will have merged with and into Leading Group, with Leading Group surviving the merger as a wholly-owned subsidiary of PubCo.

Merger Sub II

HAIAway Ltd. was incorporated in the Cayman Islands on August 21, 2024 and is a wholly-owned subsidiary of PubCo formed to consummate the Business Combination. Following the consummation of the Business Combination, Merger Sub II will have merged with and into HAIA, with HAIA surviving the merger as a wholly-owned subsidiary of PubCo.

The Business Combination and the Business Combination Agreement

Business Combination Agreement

On August 15, 2024, HAIA entered into a Business Combination Agreement with Leading Partners Limited, or PubCo, and Leading Group.  Leading is an insurance channel specialist in the People’s Republic of China.

The board of directors of HAIA has unanimously approved and declared advisable the Business Combination Agreement  and the Business Combination and resolved to recommend approval of the Business Combination Agreement and related matters by HAIA’s shareholders. The Mergers (as defined below) are expected to be consummated after obtaining the required approval by the shareholders of HAIA and Leading Group and the satisfaction of certain other customary closing conditions.

7

The Merger

The Business Combination  Agreement provides that, among other things and upon the terms and subject to the conditions thereof, PubCo will form (a) Merger Sub I, a Cayman Islands exempted company with limited liability as a direct wholly-owned subsidiary of PubCo (“Merger Sub I”), and (b) Merger Sub II, a Cayman Islands exempted company as a direct wholly-owned subsidiary of PubCo (“Merger Sub II” which, together with PubCo and Merger Sub I, each, individually, referred to as an “Acquisition Entity” and, collectively, the “Acquisition Entities”) whereby: (i) Merger Sub I will merge with and into Leading Group (the “Leading Group Merger”), the separate existence of Merger Sub I will cease and Leading Group will be the surviving corporation of Leading Group Merger and a direct wholly-owned subsidiary of PubCo (Leading Group is hereinafter referred to for the periods from and after Leading Group Merger Effective Time (as defined below) as the “Surviving Corporation”), and (ii) following confirmation of the effective filing of Leading Group Merger but on the same day, Merger Sub II will merge with and into HAIA (the “HAIA Merger” and together with Leading Group Merger, the “Mergers”), the separate existence of Merger Sub II will cease and HAIA will be the surviving corporation of the HAIA Merger and a direct wholly-owned subsidiary of PubCo. Upon Leading Group Merger Effective Time, the holders of Leading Group Shares (as defined below) will receive Class A ordinary shares of PubCo, par value $0.0001 per share (“PubCo Class A Ordinary Shares”) in accordance with the Business Combination Agreement, the PubCo Governing Documents and Leading Group Governing Documents (as such terms are defined in the Business Combination Agreement), and upon the HAIA Merger Effective Time (as defined below), the holders of HAIA Ordinary Shares (as defined below) will receive PubCo Class A Ordinary Shares.

Leading Group Merger will become effective (the “Leading Group Merger Effective Time”) at the time specified in the certificate of merger issued by the Cayman Islands Registrar of Companies after the plan of merger and other documents required under the Cayman Companies Act shall be filed to the Registrar of Companies of the Cayman Islands. The HAIA Merger will become effective (the “HAIA Merger Effective Time”) at the time specified in the certificate of merger issued by the Cayman Islands Registrar of Companies after the plan of merger and other documents required under the Cayman Companies Act shall be filed to the Registrar of Companies of the Cayman Islands.

Consideration and Structure

Under the Business Combination Agreement, at the HAIA Merger Effective Time, each HAIA Unit that is outstanding immediately prior to the HAIA Merger Effective Time (each “HAIA Unit” being comprised of one Class A ordinary share of HAIA, par value $0.0001 per share, referred to as the “HAIA Class A Shares,” and one half of a warrant, each whole warrant enabling the holder thereof to purchase one Class A Share at a price of $11.50 per share, such warrants being referred to as the “HAIA Public Warrants”)  shall be automatically detached and the holder thereof shall be deemed to hold one HAIA Class A Share and one-half of a HAIA Public Warrant.  The Class B ordinary share, par value $0.0001 per share (the “Class B Share”) of HAIA, shall automatically convert into one Class A share upon the consummation of the HAIA Merger (The HAIA Class B Share and the HAIA Class A Shares are together referred to as “HAIA Ordinary Shares”).

Each HAIA Ordinary Share that is issued and outstanding immediately prior to the HAIA Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued PubCo Class A Ordinary Share, and without any action on the part of any holder of a HAIA Public Warrant, every HAIA Public Warrant issued and outstanding immediately prior to the HAIA Merger Effective Time shall, pursuant to the Warrant Agreement and the Warrant Assignment Agreement (as such terms are defined in the Business Combination Agreement), automatically and irrevocably be modified to provide that such HAIA Public Warrant shall no longer entitle the holder thereof to purchase the number of HAIA Ordinary Shares set forth therein and in substitution thereof and rather that such HAIA Warrant shall entitle the holder thereof to acquire such equal number of PubCo Class A Ordinary Shares (each, an “Assumed Warrant”).  Each Assumed Warrant shall have and be subject to the terms and conditions set forth in the Warrant Assignment Agreement. In addition, the 11,124,960 Private Placement Warrants  purchased by the Former Sponsor at the time of HAIA’s initial public offering, will be cancelled in exchange for 500,000 PubCo Class A Ordinary Shares.

8

Leading Group equityholders that hold ordinary shares of Leading Group (the “Leading Group Shares”) will receive an aggregate of 43,000,000 PubCo Class A Ordinary Shares derived by dividing (a) the purchase price $430,000,000, by (b) $10.00 (the “Aggregate Merger Consideration”) in exchange for all of Leading Group’s “Fully-Diluted Leading Group Shares” which means the sum of the total number of outstanding Leading Group Shares as of immediately prior to Leading Group Merger Effective Time (the “Closing”).

Sponsor Loans

PubCo shall repay the outstanding amount due under loans made by the sponsor or any of its affiliates to HAIA, or at the lender’s discretion, up to $1,500,000 of such loans may be converted into PubCo Class A Ordinary Shares at the price of $10.00 per PubCo Class A Ordinary Share. The $100,000  Sponsor Note issued on July 12, 2023 does not bear interest, is not convertible and matures upon closing of a Business Combination. In the event that the Business Combination does not close, unpaid amounts would be forfeited.

The PIPE Investment

In connection with the transactions contemplated by the Business Combination Agreement, Leading Group shall use commercially reasonable efforts to obtain commitments from certain investors for a private placement in PubCo Class A Ordinary Shares in an amount of at least fifty million dollars ($50,000,000) to be consummated on or prior to the Closing (the “PIPE Investment”), and PubCo, as well as HAIA and/or Leading Group, as applicable, will enter into subscription agreements, in  form and substance as reasonably agreed upon between HAIA and Leading Group (the “Subscription Agreements”) for such PIPE Investment.

Representations, Warranties and Covenants

The parties to the Business Combination Agreement have made customary representations, warranties and covenants in the Business Combination Agreement, including, among others, covenants with respect to the conduct of Leading Group and HAIA and their respective subsidiaries, if any,  prior to the Closing, including Leading Group’s covenant to deliver to HAIA its unaudited financial statements for the twelve month periods ended June 30, 2023 and 2022 and reviewed financial statements for the six (6) month period ended December 31, 2023 (the “Financial Statements”) for inclusion in the registration statement on Form F-4 to be filed by PubCo in connection with the Business Combination (the “Registration Statement”), and that such Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies, and to deliver to HAIA the consolidated statement of financial position of Leading Group for the year ended June 30, 2024.

9

The Business Combination Agreement also includes customary covenants of the parties with respect to the operation of their respective businesses prior to the consummation of the Mergers and efforts to satisfy conditions to the consummation of the Mergers. The Business Combination Agreement also contains additional covenants of the parties, including, among others: (a) as to Leading Group and the Acquisition Entities – (i) PubCo’s application to list on Nasdaq, (ii) Leading Group conduct of business, (iii) post-Closing officers and directors of PubCo, (iv) maintaining director and officer liability insurance, (v) no trading in HAIA shares, (vi)  anti—takeover matters, (vii) financials, (viii) PIPE Investment, (ix) obtaining Shareholder Support Agreement, (x) delivery of financial statements and (xi) intended tax treatment; (b) as to HAIA – (i) Trust Account payments, (ii) commercially reasonable efforts to remain listed on Nasdaq, (iii) business conduct, (iv) commercially reasonable efforts to keep current and file all of the forms, reports, schedules, statements and other documents required to be filed by HAIA with the SEC and (v) preserve the PIPE investment, and (c) joint covenants as to (i) regulatory approvals and filings, (ii) preparation of proxy/registration statement, (iii) seek  shareholder approvals, (iv) tax matters, (v) litigation, (vi) alternative transactions, (vii) access to information and (viii) delisting of the HAIA securities listed on Nasdaq.

With respect to the covenant above of HAIA to use commercially reasonable efforts to ensure that its securities remain listed on Nasdaq, the delisting from Nasdaq did not result in any material changes to the Merger Agreement. Leading and HAIA  understood, at the time of signing the Merger Agreement, that there was the potential that HAIA would not be able to consummate a business consummation within the 36 month-period required by Nasdaq Interpretive Material IM-5101-2, which is why the relevant covenant in the Merger Agreement in relation to a listing on a stock exchange was drafted only to require “commercially reasonable efforts” for HAIA’s securities to remain listed on Nasdaq, and why it was not a separate condition to closing, nor a termination event. HAIA has already fulfilled its duty under this covenant, with respect to remaining listed on Nasdaq, as it used its commercially reasonable efforts to ensure that its securities remain listed (but was ultimately unable to given that it was not able to consummate a business consummation within the 36 month-period required by Nasdaq Interpretive Material IM-5101-2). HAIA, however, was able to have its securities move to trading on OTC, and Leading Partners will apply to list, to be effective at the time of the Business Combination, its ordinary shares and warrants on Nasdaq.

Pre-Closing Actions

Prior to the Closing Date, Leading Group and HAIA shall each present to the other a written report setting forth a list of all of the their respective expenses in connection with the Mergers (“Transaction Expenses”) solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business immediately preceding the Closing; Leading Group shall deliver to HAIA a spreadsheet schedule (the “Payment Spreadsheet”) setting forth the portion of the Purchase Price payable to each Leading Group Shareholder; Merger Sub I shall merge with and into Leading Group with Leading Group, and the separate corporate existence of Merger Sub I shall cease, and Leading Group, as the Surviving Corporation, shall thereafter continue its corporate existence as a wholly-owned subsidiary of PubCo and Merger Sub II shall be merged with and into HAIA, and the separate corporate existence of Merger Sub II shall cease, and HAIA, as the surviving corporation, shall thereafter continue its corporate existence as a wholly-owned subsidiary of PubCo. The completion of Leading Group Merger is a condition precedent for the completion of the HAIA Merger.

Conditions to Closing

The Closing is subject to certain customary conditions, including, among other things: (i) approval of the Mergers and related agreements and transactions by the respective shareholders of HAIA and Leading Group; (ii) regulatory approvals and requisite consents  being obtained, (iii) the effectiveness of the Registration Statement; (iv) no injunction from  government authority; (v) no action by third party; (vi) ancillary agreements are in effect;  (vii) maintain representations and warranties; (vii)  covenants are performed; (ix) no occurrence of respective material adverse effects (as defined in the Business Combination Agreement); and (x) execution of  the Shareholder Support Agreement and Sponsor Support Agreement.

10

Termination

The Business Combination Agreement may be terminated by HAIA and Leading Group under certain circumstances, including, among others, (i) by mutual written agreement of HAIA and Leading Group, (ii) by written notice from Leading Group or HAIA to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; (iii) by written notice from Leading Group or HAIA to the other if the HAIA Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the HAIA Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof; (iv) by written notice from HAIA to Leading Group if Leading Group Special Resolution shall not have been obtained; (v) by written notice to Leading Group from HAIA if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Leading Group set forth in the Business Combination Agreement, such that the conditions specified in Section 9.2(a) and Section 9.2(b) of the Business Combination Agreement would not be satisfied at the Closing (a “Terminating Leading Group Breach”), except that, if such Terminating Leading Group Breach is curable by Leading Group through the exercise of its reasonable best efforts, then, for a period of up to fifteen (15) days after receipt by Leading Group of notice from HAIA of such breach (the “Leading Group Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Leading Group Breach is not cured within Leading Group Cure Period, or (ii) the Closing has not occurred on or before  May 14, 2025, (the “Outside Date”), unless HAIA is in material breach thereof; (f) prior to the Closing, by written notice to HAIA from Leading Group if (i) there is any breach of any representation, warranty, covenant or agreement on the part of HAIA or any Acquisition Entity set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating HAIA Breach”), except that, if any such Terminating HAIA Breach is curable by HAIA or such Acquisition Entity through the exercise of its reasonable best efforts, then, for a period of up to fifteen (15) days after receipt by HAIA of notice from Leading Group of such breach (the “HAIA Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating HAIA Breach is not cured within the HAIA Cure Period or (ii) the Closing has not occurred on or before the Outside Date, unless Leading Group is in material breach thereof.  In the event that the Business Combination Agreement is validly terminated by HAIA pursuant to Section 10.1 of the Business Combination Agreement, the Business Combination Agreement shall become void and have no effect, except for the provisions that shall survive the termination as set forth in the Business Combination Agreement.

If the Business Combination Agreement is terminated by Leading Group pursuant to Section 10.1(f) thereof, HAIA shall pay and reimburse all Leading Group Transaction Expenses, and pay or cause to be paid a termination fee equal to $4,000,000 to Leading Group (or one or more of its designees), by wire transfer of same day funds as promptly as reasonably practicable and, in any event, within ten (10) Business Days of such termination.

The foregoing description of the Business Combination Agreement and the Business Combination does not purport to be complete and is qualified in its entirety by the terms and conditions of the Business Combination Agreement, a copy of which is filed hereto as Exhibit 2.1 and is incorporated herein by reference. The Business Combination Agreement contains representations, warranties and covenants that the parties to the Business Combination Agreement made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The Business Combination Agreement has been attached to provide investors with information regarding its terms and is not intended to provide any other factual information about HAIA, Leading Group or any other party to the Business Combination Agreement. In particular, the representations, warranties, covenants and agreements contained in the Business Combination Agreement, which were made only for purposes of the Business Combination Agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Business Combination Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Business Combination Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in HAIA’s public disclosures.

11

Certain Related Agreements

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, HAIA entered into a support agreement (the “Sponsor Support Agreement”) with Atticus Ale, LLC and Healthcare AI Acquisition, LLC, the Former Sponsor (collectively, the “Sponsor”) and Leading Group, pursuant to which the Sponsor agreed to, among other things, vote all of its shares in favor of the various proposals related to the Business Combination and the Business Combination Agreement and any other matters necessary or reasonably requested by HAIA for consummation of the Business Combination and against any action reasonably expected to impede, delay or materially and adversely affect the Merger and related transactions.

Leading Group Support Agreement

In connection with the execution of the Business Combination Agreement, HAIA entered into a support agreement (the “Leading Group Support Agreement”) with Leading Group and certain shareholders of Leading Group (the “Leading Group Supporting Shareholders”) pursuant to which Leading Group Supporting Shareholders agreed to vote all Leading Group Shares beneficially owned by them, including any additional shares of Leading Group they acquire ownership of or the power to vote in favor of Leading Group Merger, including related transactions, and against any action reasonably expected to impede, delay or materially and adversely affect Leading Group Merger and related transactions.

Registration Rights Agreement

At the Closing, PubCo, the Sponsor, certain shareholders of Leading Group, and the other parties listed thereto (collectively, the “Holders”) will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), pursuant to which PubCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain PubCo Class A Ordinary Shares that are held by the Holders from time to time. The Registration Rights Agreement will provide certain demand registration rights and piggyback registration rights to the Holders, subject to underwriter cutbacks and issuer blackout periods. PubCo will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

Lock-Up Agreement

At the Closing, PubCo, certain Leading Group Shareholders and certain holders of HAIA Ordinary Shares will enter into a lock-up agreement (the “Lock-Up Agreement”), to be effective at the Closing, pursuant to which the securities of PubCo held by such shareholders will be locked-up and subject to transfer restrictions for a period of twelve months following the Closing, subject to certain exceptions.

Warrant Assignment Agreement

At the Closing, HAIA, PubCo and Continental Stock Transfer & Trust, as warrant agent, will enter into a Warrant Assignment, Assumption and Amendment Agreement (the “Warrant Assignment Agreement”) pursuant to which, among other things, (i) HAIA will assign to PubCo, and PubCo shall assume from HAIA, all of HAIA’s rights, interests and obligations in and under the HAIA Warrant Agreement, and (ii) the HAIA Warrant Agreement will be amended to cause each HAIA Warrant to represent the right to receive, from the Closing, a warrant to purchase one PubCo Class A Ordinary Share on the terms and subject to the conditions set forth therein.

12

Sources and Uses of Funds

The following tables summarize the sources and uses for funding the Business Combination, assuming all HAIA Class A Shares are redeemed in connection with the Business Combination.

Sources of funds	$ Millions
HAIA Cash in Trust (assuming Maximum Redemption)	$0
Cash on Balance Sheet
Private Placement of Common Equity (PIPE)	50
Total Sources of Funds	$50

Uses of funds	$Millions
Loan Payoff	$	[1]
Cash on Balance Sheet
Transaction Fees and Expenses		[TBD]
Total Uses of Funds	$

Management and Board of Directors Following the Business Combination

The directors and officers of PubCo as of immediately prior to the consummation of the Business Combination will continue as initial directors and officers of PubCo, respectively. The parties anticipate that, effective immediately after the consummation of the Business Combination, the PubCo Board will comprise the individuals set forth below. For background of directors and executive officers of PubCo following the Business Combination, see “Management After the Business Combination.”

Name	Age	Position
Directors and Executive Officers
Ross Kenneth Benson	60	Director and Chief Executive Officer
Yingjin Zhang	40	Director and President
Huan Chen	50	Chief Financial Officer
Jiahua Ren	42	Chief Marketing Officer
Peng Du	48	Chief Technology Officer
Yanwen Li	45	Chief Operation Officer
Non-Executive Directors
Roderick Hamilton McGeoch	79	Chairman and Independent Director Nominee
Brian David Thom	59	Independent Director Nominee
Yeeli Hua Zheng	54	Independent Director Nominee

The Proposals

•

Proposal 1 — The Business Combination Proposal — as an ordinary resolution to consider and vote upon a proposal to approve the business combination described in this proxy statement/prospectus, including (a) Merger Sub I will merge with and into Leading Group (the “Leading Group Merger”), the separate existence of Merger Sub I will cease and Leading Group will be the surviving corporation of Leading Group Merger and a direct wholly-owned subsidiary of PubCo (Leading Group is hereinafter referred to for the periods from and after Leading Group Merger Effective Time (as defined below) as the “Surviving Corporation”), and (ii) following confirmation of the effective filing of Leading Group Merger but on the same day, Merger Sub II will merge with and into HAIA (the “HAIA Merger” and together with Leading Group Merger, the “Mergers”), the separate existence of Merger Sub II will cease and HAIA will be the surviving corporation of the HAIA Merger and a direct wholly-owned subsidiary of PubCo. Upon completion of the Mergers, PubCo or Leading Partners will be the Surviving Entity (the “Business Combination Proposal”);

•

Proposal 2 — The Merger Proposal —to consider and vote upon, as a special resolution, a proposal to approve and authorize that the plan of merger for the HAIA Merger (a copy of the Merger Agreement is included as Annex A to the proxy statement/prospectus), and any and all transactions provided for in the plan of merger for the HAIA Merger, including without limitation (a) the merger of Merger Sub II. with and into HAIA, with HAIA surviving the merger as a wholly-owned subsidiary of PubCo, (b) upon the HAIA Merger becoming effective, the memorandum and articles of association of the HAIA will be the memorandum and articles of association in the form annexed as Appendix II to the plan of merger for the HAIA Merger, being the memorandum and articles of association of Merger Sub II, be approved and authorized; (c) upon the HAIA Merger becoming effective, the redesignation of all authorized shares of HAIA as ordinary shares, such that the authorized share capital of HAIA shall be $55,500 divided into 555,000,000 ordinary shares of a par value of $0.0001 each. (The "Merger Proposal");

•

Proposals 3 — The Advisory Organizational Documents Proposals — as an ordinary resolution to consider and vote upon a proposal to approve and adopt, subject to consummation of the Business Combination, the PubCo Listing Articles (collectively, the “Advisory Organizational Documents Proposals”);

•

Proposal 4 – The Director Appointment Proposal – to consider and vote upon a proposal to appoint directors in the manner set out in the Business Combination Agreement to serve on the board of directors of the PubCo until their respective successors are duly appointed and qualified pursuant to the terms of the PubCo Listing Articles (the “Director Appointment Proposal”);

•

Proposal 5 — The Adjournment Proposal — as an ordinary resolution to consider and vote upon a proposal to adjourn the Extraordinary General Meeting to a later date or dates as described in this proxy statement/prospectus (the “Adjournment Proposal”).

13

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held virtually at [•], Eastern Time, on [•] and will be a virtual meeting conducted via live webcast at [•].

Registering for the Extraordinary General Meeting

Any shareholder wishing to attend the extraordinary general meeting virtually should register for the extraordinary general meeting by [•], at [•]. To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of HAIA Ordinary Shares:

•	If your shares are registered in your name with the Transfer Agent and you wish to attend the virtual meeting, go to [•], enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended, but is not required in order to attend.

•	Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their Public Shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the virtual extraordinary general meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for attending the virtual extraordinary general meeting. Beneficial shareholders should contact the Transfer Agent at least five business days prior to the extraordinary general meeting date in order to ensure access.

Voting Power; Record Date

HAIA shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned HAIA Ordinary Shares at the close of business on April 7, 2025 which is the Record Date for the extraordinary general meeting. Shareholders will have one vote for each HAIA Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. HAIA Warrants do not have voting rights. As of the close of business on the Record Date, there were 5,789,787 HAIA Ordinary Shares outstanding, of which 399,197 were Public Shares held by persons other than held by the Insiders.

Quorum and Vote of HAIA Shareholders

A quorum of HAIA shareholders is necessary to hold a valid meeting. A quorum will be present at the HAIA extraordinary general meeting if the holders of at least one-third of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

14

As of the Record Date for the extraordinary general meeting, 2,894,894 HAIA Ordinary Shares would be required to achieve a quorum. Because the Sponsor has the right to vote 5,390,600 HAIA Ordinary Shares, the presence at the extraordinary general meeting no additional holders of Ordinary Shares will be needed to establish a quorum.

The proposals presented at the extraordinary general meeting require the following votes:

•

Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of HAIA Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

•

Merger Proposal – The approval of the Merger Proposal will require special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the holders of HAIA Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•

Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of HAIA Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

•

The Director Appointment Proposal – to consider and vote upon a proposal to appoint directors in the manner set out in the Business Combination Agreement to serve on the board of directors of the PubCo until their respective successors are duly appointed and qualified pursuant to the terms of the PubCo Listing Articles (the “Director Appointment Proposal”);

•

Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of HAIA Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Insiders have agreed to vote all of their HAIA Ordinary Shares in favor of the proposals being presented at the extraordinary general meeting. The Former Sponsor, the Sponsor, and certain Initial Shareholders which includes among its members each of the former directors and officers of HAIA, owns 5,390,600 Founder Shares, including the sole outstanding HAIA Class B Ordinary Share which is held by the Sponsor. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 90% of the issued and outstanding HAIA Ordinary Shares. Accordingly, no additional votes of holders of Public Shares will  be required to approve the Business Combination Proposal, the Advisory Organizational Documents Proposals, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals.

Redemption Rights

HAIA has until up to  May 14, 2025 to complete the Proposed Business Combination, so long as $13,173,17 is deposited into the Trust Account on a monthly basis for each one month extension to complete the Business Combination. HAIA will hold an extraordinary general meeting to have shareholders approve a proposal for the Proposed Business Combination. In such circumstance, holders of Public Shares will have the opportunity to redeem their Public Shares at such time.

Pursuant to the Current Charter, a Public Shareholder may request that HAIA redeem all or a portion of its Public Shares for cash if the Proposed Transaction is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

•	(a) hold Public Shares or (b) hold Public Shares through HAIA Units and elect to separate your HAIA Units into the underlying Public Shares, and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

•	submit a written request to the Transfer Agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that HAIA redeem all or a portion of your Public Shares for cash; and

•	tender or deliver the certificates for your Public Shares (if any) along with the redemption forms to the Transfer Agent physically or electronically through DTC.

15

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [•], Eastern Time, on [•] 2025 (up to two business days prior to the initially scheduled vote on the Business Combination Proposal) in order for their Public Shares to be redeemed.

Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. Holders of HAIA Units must elect to separate Units held by them into the underlying Public Shares, and Public Warrants prior to exercising their Redemption Rights with respect to the Public Shares. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely tenders or delivers the certificates for its shares (if any) along with the redemption forms to the Transfer Agent, HAIA will redeem such Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the Business Combination, including interest earned on the Trust Account and not previously released to the HAIA to pay income taxes, if any, divided by the number of Public Shares then in issue. For illustrative purposes, as of [•], this would have amounted to approximately $[•] per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption Rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. See “Extraordinary General Meeting of HAIA — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without HAIA’s prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash without HAIA’s prior consent.

Holders of the Public Warrants will not have Redemption Rights with respect to the Public Warrants.

Ownership of PubCo after the Closing

The following table illustrates estimated ownership levels in PubCo, immediately following the consummation of the Business Combination, based on varying levels of redemptions by Public Shareholders, excluding the dilutive effect of Public Warrants, the 500,000 HAIA Class A Shares exchanged for the Private Placement Warrants to the Former Sponsor, and HAIA Public Warrants that will be assumed by PubCo in the Proposed Transaction.

16

The table below presents the potential ownership interest of HAIA public shareholders, the Former Sponsor, the Sponsor, Leading Group Shareholders and HAIA former officers and directors in PubCo across a range of varying redemption scenarios:

	No Redemption		50% Redemption		Maximum Redemption
	Shares	%	Shares	%	Shares	%
Public Shareholders	399,187	0.7%	199,594	0.3%	-	0.0%
Sponsor (1)	3,184,830	5.5%	3,184,830	5.5%	3,184,830	5.6%
Former Sponsor (2)	2,605,770	4.5%	2,605,770	4.5%	2,605,770	4.5%
Former HAIA Management	100,000	0.2%	100,000	0.2%	100,000	0.2%
Leading Group Shareholders	43,000,000	74.4%	43,000,000	74.8%	43,000,000	75.0%
WGP & HAG (3)	3,440,000	6.0%	3,440,000	6.0%	3,440,000	6.0%
PIPE (4)	5,000,000	8.7%	5,000,000	8.7%	5,000,000	8.7%
Shares outstanding	57,729,787	100.0%	57,530,194	100.0%	57,330,600	100.0%

_______________________________

(1) Includes 1 HAIA Class B Ordinary Share to be converted into one HAIA Class A Ordinary Share at the Closing of the Business Combination. Mr. Zikang Wu has voting and dispositive power over the securities held by Atticus Ale LLC, the Sponsor. The Sponsor has two members, Sitong Chen and Spiral G LLC, a Delaware LLC. Mr. Hai Yu is the Managing Member of Spiral G LLC and has voting and dispositive power over the securities held by Spiral G LLC. At the time of the Business Combination, the interests of the Sponsor will be distributed to the two members of the Sponsor -  Mr. Chen shall receive 1,684,830 PubCo Class A Ordinary Shares, and Spiral G LLC shall receive 1,500,000 PubCo Class A Ordinary Shares. The Indirect Sponsor Members, which include certain members of HAIA management team, indirectly through their membership interests in Spiral G, have economic interests in less than 1% of the PubCo Class A Ordinary Shares (or 125,000 PubCo Class A Ordinary Shares).

(2) Includes 2,105,770 HAIA Class A Ordinary Shares held by the Former Sponsor plus 500,000 HAIA Class A Ordinary Shares to be issued in exchange for the Private Placement Warrants at the closing of the Business Combination.

(3) Includes 2,150,000 PubCo Class A Ordinary Shares to be issued as a finder fee from HAIA to WGP and 1,290,000 PubCo Class A Ordinary Shares from Leading Group to HAG.

(4) Includes 5,000,000 PubCo Ordinary Shares issuable upon obtaining the PIPE Investment. Pursuant to the Merger Agreement, in connection with the Business Combination, Leading Group shall use commercially reasonable efforts to obtain commitments from certain investors for PIPE Investment in the aggregate amount of at least fifty million dollars ($50,000,000). As of the date of this proxy statement/prospectus, HAIA and PubCo have not entered into any agreements relating to a PIPE Investment.

Dilutive Instruments

The table below shows possible sources of dilution and the extent of such dilution that non-redeeming public Shareholders could experience in connection with the closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes the exercise of all Public Warrants, which are exercisable for one share of common stock at a price of $11.50 per share,  and will be assumed by PubCo in the Proposed Transaction.

The table below presents the potential ownership interest of HAIA public shareholders, the Former Sponsor, the Sponsor, Leading Group Shareholders and HAIA former officers and directors in PubCo across a range of varying redemption scenarios:

	No Redemption		50% Redemption		Maximum Redemption
	Shares	%	Shares	%	Shares	%
Public Shareholders	399,187	0.6%	199,594	0.3%	-	0.0%
Sponsor (1)	3,184,830	4.6%	3,184,830	4.7%	3,184,830	4.7%
Former Sponsor (2)	2,605,770	3.8%	2,605,770	3.8%	2,605,770	3.8%
Former HAIA Management	100,000	0.1%	100,000	0.1%	100,000	0.1%
Leading Group Shareholders	43,000,000	62.9%	43,000,000	63.0%	43,000,000	63.2%
WGP & HAG (3)	3,440,000	5.0%	3,440,000	5.0%	3,440,000	5.1%
PIPE (4)	5,000,000	7.3%	5,000,000	7.3%	5,000,000	7.3%
Shares underlying Public Warrants (5)	10,781,201	15.7%	10,781,201	15.8%	10,781,201	15.8%
Shares outstanding	68,510,988	100.0%	68,311,395	100.0%	68,111,801	100.0%

_______________________________

(1) Includes one HAIA Class B Ordinary Share to be converted into HAIA Class A Ordinary Share at the Closing of the Business Combination. Mr. Zikang Wu has voting and dispositive power over the securities held by Atticus Ale LLC, the Sponsor. The Sponsor has two members, Sitong Chen and Spiral G LLC, a Delaware LLC. Mr. Hai Yu is the Managing Member of Spiral G LLC and has voting and dispositive power over the securities held by Spiral G LLC. At the time of the Business Combination, the interests of the Sponsor will be distributed to the two members of the Sponsor -  Mr. Chen shall receive 1,684,830 PubCo Class A Ordinary Shares, and Spiral G LLC shall receive 1,500,000 PubCo Class A Ordinary Shares. The Indirect Sponsor Members, which include certain members of HAIA management team, indirectly through their membership interests in Spiral G, have economic interests in less than 1% of the PubCo Class A Ordinary Shares (or 125,000 PubCo Class A Ordinary Shares).

(2) Includes 2,105,770 HAIA Class A Ordinary Shares held by the Former Sponsor plus 500,000 HAIA Class A Ordinary Shares to be issued in exchange for the Private Placement Warrants at the closing of the Business Combination.

(3) Includes 2,150,000 PubCo Class A Ordinary Shares to be issued as a finder fee from HAIA to WGP and 1,290,000 PubCo Class A Ordinary Shares from Leading Group to HAG.

(4) Includes 5,000,000 PubCo Class A Ordinary Shares issuable upon obtaining the PIPE Investment. Pursuant to the Merger Agreement, in connection with the Business Combination, Leading Group shall use commercially reasonable efforts to obtain commitments from certain investors for PIPE Investment in the aggregate amount of at least fifty million dollars ($50,000,000). As of the date of this proxy statement/prospectus, HAIA and PubCo have not entered into any agreements relating to a PIPE Investment.

(5) Assumes the exercise of all 10,781,201 HAIA Public Warrants, each of which is exercisable for one PubCo Class A Ordinary Share at a price of $11.50 per share commencing on the later of one year from the closing of HAIA’s initial public offering and 30 days after the completion of our initial business combination.

17

Per Share Value– Dilution

The table below shows the potential impact of redemptions on the per share value of the Public Shares owned by non-redeeming HAIA Public Shareholders in each redemption scenario and sets forth, on a disaggregated basis, the potential dilutive impact from various sources in each redemption scenario.

	Assuming No Redemption	Assuming 25% Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Redemption
HAIA's Public Shares	399,187	299,390	199,594	99,797	-
HAIA's Founder Shares	5,390,600	5,390,600	5,390,600	5,390,600	5,390,600
Total HAIA's shares outstanding as of December 31, 2024	5,789,787	5,689,990	5,590,194	5,490,397	5,390,600

Potential source of dilution
Exchange of Sponsor’s Private Placement Warrants	500,000	500,000	500,000	500,000	500,000
Shares issued to HAIA's financial advisor	2,150,000	2,150,000	2,150,000	2,150,000	2,150,000
Shares issued to Leading's financial advisor	1,290,000	1,290,000	1,290,000	1,290,000	1,290,000
Shares issued related to PIPE Investment (1)	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000
Total potential diluted shares(2)	8,940,000	8,940,000	8,940,000	8,940,000	8,940,000

Total shares	14,729,787	14,629,990	14,530,194	14,430,397	14,330,600

Net tangible book value as of December 31, 2024	$(1,399,704)	$(1,399,704)	$(1,399,704)	$(1,399,704)	$(1,399,704)
Adjusted for:
Trust account balance as of December 31, 2024	4,664,536	3,498,402	2,332,268	1,166,134	-
Transaction expenses to be paid by HAIA	(997,405)	(997,405)	(997,405)	(997,405)	(997,405)
The exchange of Sponsor's Private Placement Warrants	62,300	62,300	62,300	62,300	62,300
PIPE Investment	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000
Net tangible book value as of December 31, 2024, as adjusted	$52,329,727	$51,163,593	$49,997,459	$48,831,325	$47,665,191

Net tangible book value per share as of December 31, 2024	$(0.10)	$(0.10)	$(0.10)	$(0.10)	$(0.10)
Net tangible book value per share as of December 31, 2024, as adjusted	$3.55	$3.50	$3.44	$3.38	$3.33

Amount of dilution in HAIA’s IPO Offering Price (USD$10.00) per share paid by original investor, compared with Adjusted Net Tangible Book Value per share	$6.45	$6.50	$6.56	$6.62	$6.67

________________________

(1)

Pursuant to the Merger Agreement, in connection with the Business Combination, Leading Group shall use commercially reasonable efforts to obtain commitments from certain investors for PIPE Investment in the aggregate amount of at least fifty million dollars ($50,000,000). As of the date of this proxy statement/prospectus, HAIA and PubCo have not entered into any agreements relating to a PIPE Investment, but we consider it material probable and should be included in the dilution table.

(2)

The potential dilution shares excluded, as of the date of the proxy statement, shares which are material potential sources of future dilution that are considered improbable to be effected at or prior to the consummation of the Business Combination, up to 10,781,201 shares issuable upon exercise of Public Warrants. Such warrants are not exercisable until 30 days after the Closing Date, at which point they are exercisable, at the holder’s election, until the five- year anniversary of the Closing Date, at an exercise price of $11.50 (subject to adjustment) subject to a registration statement for the shares underlying the warrants being declared effective, as set forth in “Description of Securities of HAIA – Warrants”. If all of such warrants are exercised, the number of outstanding shares will be increased by 10,781,201 shares, and the adjusted net tangible book value will be increased by $123,983,812.

(3)	None of the Sponsor Note, the A&R Leading Note, the Extension Note or the WC Note is convertible into equity and each shall be paid in cash at the closing of the Business Combination.

The table below shows, for each of the five redemption scenarios, potential dilution results in the amount of non-redeeming shareholders’ interest per share being at least the IPO price per share of ordinary share:

	Assuming No Redemption	Assuming 25% Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Redemption
HAIA's Public Shares	399,187	299,390	199,594	99,797	-
HAIA's Founder Shares	5,390,600	5,390,600	5,390,600	5,390,600	5,390,600
Exchange of Sponsor’s Private Placement Warrants	500,000	500,000	500,000	500,000	500,000
Shares issued to HAIA's financial advisor	2,150,000	2,150,000	2,150,000	2,150,000	2,150,000
Shares issued to Leading's financial advisor	1,290,000	1,290,000	1,290,000	1,290,000	1,290,000
Shares issued related to PIPE Investment	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000
Shares issued to Leading Group Shareholders in Business Combination	43,000,000	43,000,000	43,000,000	43,000,000	43,000,000
Total number of shares after giving effect to the de-SPAC transaction	57,729,787	57,629,990	57,530,194	57,430,397	57,330,600
The company valuation at or above which the non-redeeming shareholders' interest per share being at least the IPO price per share	$577,297,870	$576,299,900	$575,301,940	$574,303,970	$573,306,000

We do not have a specified maximum redemption threshold in the Current Charter. The absence of such a redemption threshold in connection with which a substantial majority or all of our public shareholders may redeem their Public Shares which could subject HAIA to the SEC’s “penny stock” rules. The Current Charter does not provide a specified maximum redemption threshold, and we removed the requirement for HAIA to maintain net tangible assets of at least $5,000,001 upon consummation of the Business Combination (which could subject us to the SEC’s “penny stock” rules).

18

Appraisal Rights and Dissenters’ Rights

The HAIA  Shareholders who have not voted in favor of the HAIA Merger and who have given a notice of election to dissent pursuant to Section 238(5) of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “HAIA Dissenting Shares”) shall not be converted into, and any such holder of the HAIA Dissenting Shares (the “HAIA Dissenting Shareholder”) shall have no right to receive, any merger consideration of the HAIA Merger, and shall cease to have any of the rights as a shareholder of the HAIA (save for the right to be paid fair value for the HAIA Dissenting Shares). Any holder of HAIA Ordinary Shares who prior to the effective time of HAIA Merger fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their HAIA Dissenting Shares pursuant to Section 238(7) of the Cayman Companies Act shall be treated in the same manner as a holder of Ordinary Shares of HAIA who did not give a notice of election to dissent pursuant to Section 238(5) of the Cayman Companies Act.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. HAIA has engaged Advantage Proxy to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in “Extraordinary General Meeting of HAIA — Revoking Your Proxy”.

Interests of HAIA Directors, Officers and Others in the Proposed Transaction

When you consider the recommendation of the HAIA Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, HAIA’s directors and executive officers and others have interests in such proposal that are different from, or in addition to, those of HAIA shareholders and holders of Public Warrants generally. See “The Business Combination Proposal — Certain Interests of HAIA Directors and Officers and Others in the Business Combination.”

The existence of financial and personal interests of one or more of HAIA directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HAIA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HAIA officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder.

The personal and financial interests of the Sponsor as well as HAIA directors and officers may have influenced their motivation in identifying and selecting Leading Group as a business combination target, completing the Business Combination with Leading Group and influencing the operation of the business following the Closing. In considering the recommendations of the HAIA Board to vote for the proposals, its shareholders should consider these interests.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, HAIA will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of Leading Group expecting to have a majority of the voting power of the post-combination company, Leading Group’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Leading compared to HAIA, and Leading Group’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Leading Group issuing stock for the net assets of HAIA, accompanied by a recapitalization. The net assets of HAIA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Leading.

Foreign Private Issuer

 Following the Business Combination, PubCo will become a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, PubCo will be permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, PubCo is not required to (1) have a majority of the board consisting of independent directors, (2) have an audit committee be composed of at least three members, or (3) have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. PubCo intends to rely on some of these exemptions, and as a result, PubCo’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, PubCo will also be subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules. In addition, PubCo will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenues for the last fiscal year, PubCo qualifies as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, PubCo will be able to and intends to take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of its internal control over financial reporting. Under the JOBS Act, PubCo also does not need to comply with any new or revised financial accounting standards until the date that private companies are required to do so.

PubCo will remain an emerging growth company until the earliest of (1) the last day of its fiscal year during which it has total annual gross revenues of at least US$1.235 billion; (2) the last day of its fiscal year following the fifth anniversary of the closing of the Business Combination; (3) the date on which PubCo has, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (4) the date on which PubCo is deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if PubCo has been a public company for at least 12 months and the market value of its Class A Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of its most recently completed second fiscal quarter. Once PubCo ceases to be an emerging growth company, it will not be entitled to the exemptions provided in the JOBS Act discussed above.

19

Regulatory Approvals

PRC Approvals of and Filings Required for the Business Combination

As of the date of this proxy statement/prospectus, Leading is not subject to any regulatory approvals from any PRC regulatory authorities for the Business Combination, except that it shall complete the filing with the China Securities Regulatory Commission (the “CSRC”) under the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) promulgated by the CSRC and effective on March 31, 2023.

Cybersecurity Review

On June 10, 2021, the Standing Committee of the National People's Congress (the “SCNPC”) promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information. In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States.

On November 14, 2021, the Cybersecurity Administration of China, or the CAC, released the Regulations for the Administration of Network Data Security (Draft for Comments) (the “Network Data Security Regulations Draft”) in November 2021. Pursuant to the Network Data Security Regulations Draft, data handlers that process the personal information of more than one million users listing in a foreign country should apply for a cybersecurity review. The official version of the Regulation for the Administration of Network Data Security (the “Network Data Security Regulation”) was promulgated on September 24, 2024 and came into effect on January 1, 2025, which deletes the requirement for a mandatory application of cybersecurity review, as stated above. Instead, it requires that a network data handler who carries out network data processing activities that affect or may affect national security, shall undergo a national security review in accordance with relevant national regulations.

On December 28, 2021, the CAC, jointly with 12 other governmental authorities, promulgated the revised Cybersecurity Review Measures (2021), which became effective on February 15, 2022. According to the Cybersecurity Review Measures (2021), critical information infrastructure operators that intend to purchase internet products and services which have or may have an adverse effect on national security must apply for cybersecurity review. Meanwhile, online platform operators holding personal information of over one million users that intend to list their securities on a foreign stock exchange must apply for cybersecurity review. In the meantime, the governmental authorities have the discretion to initiate a cybersecurity review on any data processing activity if they deem such a data processing activity affects or may affect national security.

Leading confirms that, as of the date of this proxy statement/prospectus, (i) Leading has not received any formal inquiry or notice from the CAC that the cybersecurity review on Leading Group or any of the Affiliated Entities to be initiated by the CAC; (ii) Leading does not believe that it is directly subject to the cybersecurity review in connection with the Business Combination under current PRC laws, regulations and rules at this stage, as Leading has not processed, and does not anticipate to process in the foreseeable future, personal information of more than one million users; (iii) the data processing activities conducted by Leading during its business operations, either by its nature or in scale, does not normally trigger significant concerns over PRC national security. As advised by JT&N, as of the date of this proxy statement/prospectus, Leading is not subject to cybersecurity review because, (i) Leading has not been deemed as a critical information infrastructure operator by the competent Mainland China authorities, and (ii) Leading does not possess personal information of over one million users.

Since the Cybersecurity Review Measures (2021) and the Network Data Security Regulations are relatively new, their interpretations and implementations by the relevant PRC governmental authorities are still subject to changes. Thus, there is no assurance cannot assure that the relevant PRC governmental authorities would reach the same conclusion as Leading does. See “Risk Factors — Risks Related to Doing Business in China—Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder Leading Group’s ability in capital raising activities and materially and adversely affect its business and the value of your investment.”

CSRC Approval and Filing

On August 8, 2006, six regulatory agencies of Mainland China jointly adopted M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that require that an offshore special purpose vehicle formed for the purpose of an overseas listing of equity interests in a Mainland China company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s equity securities on an overseas stock exchange. Leading believes that the CSRC approval under the M&A Rules is not required in the context of the Business Combination, because (a) Leading Partners is not, as stipulated in the M&A Rules, a special purpose vehicle controlled by Chinese  domestic enterprises or individuals for the purpose of an overseas listing of equity interests, (b) Shanghai Meiliding Digital Technology Co., Ltd., or the WFOE, is incorporated as a wholly foreign-owned enterprise by means of foreign direct investments rather than by merger with or acquisition of a Chinese domestic company owned by Chinese domestic enterprises or individuals as defined under the M&A Rules, (c) Leading Group did not acquire the equity interest of the PRC Subsidiaries through share exchange, and (d) no explicit provision in the M&A Rules clearly classifies the contractual arrangements among WFOE, the VIE and the VIE’s shareholder as an acquisition falling under the M&A Rules. However, there can be no assurance that the relevant PRC government authorities, including the CSRC, would reach the same conclusion.

20

On February 17, 2023, the CSRC promulgated the Overseas Listing Trial Measures and circulated five supporting guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures also provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed an indirect overseas offering by PRC domestic companies: (1) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; and (2) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China.

In accordance with the Overseas Listing Trial Measures provides that the direct or indirect overseas listings of the assets of PRC domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, which filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). Guidance for Application of Regulatory Rules – Overseas Offering and Listing No. 1, promulgated by CSRC together with the Overseas Listing Trial Measures, provides that if a domestic enterprise completes an overseas offering through an overseas special purpose acquisition company, it shall submit the filing materials within three business days after such overseas special purposes acquisition company publicly announces such acquisition transaction.

In accordance with the abovementioned guidance and rules, Leading shall complete the filing procedure under the Overseas Listing Trial Measures before the consummation of the Business Combination and the listing of Leading Partners’ securities on Nasdaq. Thus, the completion of the Business Combination, as well as the listing of Leading Group’s securities, is contingent upon the completion of Leading Group’s filing with the CSRC. As of the date of this proxy statement/prospectus, Leading has submitted the requisite filing materials for the Business Combination to the CSRC in accordance with the Overseas Listing Trial Measures, and such filing is currently under the review by the CSRC. If Leading fails to complete required filing procedures for the Business Combination and the listing of Leading Partners’ securities on Nasdaq, HAIA has the right to terminate the Business Combination Agreement in accordance with its terms, and the Business Combination may not be consummated. HAIA and Leading Group will not consummate the Business Combination without first completing the CSRC filing and receiving the CSRC’s notification in this regard approval under the Overseas Listing Trial Measures, even if the securityholders of HAIA have approved the Business Combination in the extraordinary general meeting.

Leading may not be able to complete the filing procedures, obtain the approvals or authorizations, or complete required procedures or other requirements in a timely manner, or at all, and may face adverse actions or sanctions by the CSRC or other PRC regulatory authorities as a result. These regulatory authorities may impose penalties on Leading, including forced rectification, warning and fines from RMB1,000,000 to RMB10,000,000 against Leading, and could materially hinder its ability consummate the Business Combination. See “Risk Factors — Risks Related to Doing Business in China — The filing with the CSRC is required in connection with the Business Combination, and Leading cannot predict whether it will be able to obtain such approval or complete such filing.”

Permissions and Licenses Required from the PRC Authorities for Leading’s Operations

Leading conducts its business primarily through its Affiliated Entities in China. Leading’s operations in China are governed by the relevant PRC laws and regulations. As of the date of this proxy statement/prospectus, Leading has received from PRC authorities all requisite licenses, permissions or approvals required to engage in the businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions include the following:

1.

Each of the Affiliated Entities has obtained a Business License, which is a permit issued by local counterparts of the Market Supervision and Administration that allows companies to conduct specific businesses within the government’s geographical jurisdiction;

2.

Dingli has obtained an Insurance Intermediary License, issued by the then China Banking and Insurance Regulatory Commission Beijing Regulatory Bureau, which allows it to conduct insurance brokerage business;

3.

Shanghai Gaoyou Informational Technology Co., Ltd. has obtained a Value-Added Telecom Business License, issued by the Ministry of Industry and Information Technology, for its online data processing and transaction processing business (for e-commerce operation only).

However, the licensing requirements in China are constantly evolving, and the Affiliated Entities may be subject to more stringent regulatory requirements due to changes in the political or economic policies in the relevant jurisdictions. There is no assurance that Leading’s Affiliated Entities will be able to satisfy such regulatory requirements, and as a result, the Affiliated Entities may be unable to retain, obtain or renew relevant licenses, permits or approvals in the future. If the Affiliated Entities (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and the Affiliated Entities are required to obtain additional permissions or approvals in the future, the Affiliated Entities may have to spend great efforts and expenses to obtain such clearance, otherwise it may be subject to administrative penalties or sanctions, which may materially and adversely affect Leading’s business, financial condition and results of operations. See “Risk Factors — Risks Related to Doing Business in China — Failure to obtain or maintain permits necessary for Leading Group’s operations may subject it to regulatory penalties or require it to adjust its business model.” Following the consummation of the Business Combination, if any of the Affiliated Entities fail to obtain and maintain the requisite licenses and approvals required under the complex regulatory environment for operating their business in China, Leading Partners’ financial condition, results of operations and the value of its ordinary shares may be materially and adversely affected, completely hinder its ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

21

HAIA Board’s Reasons for the Business Combination

The HAIA Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•

Leading’s readiness for a merger: Leading’s overseas structure and auditing procedures had been completed, allowing both parties to quickly submit the relevant documents and complete discussions and due diligence to enter into the BCA.

•

The growing size of China's insurance market: according to Frost & Sullivan, the GWP of the entire China's insurance market increased at a CAGR of 4.7% from 2019 to 2023, with an anticipated CAGR of 7.9% from 2023 to 2028, which indicates that China's insurance market will continue to grow and develop robustly, maintaining and fortifying its position in the global insurance market, although several factors could prevent China’s insurance market from reaching such anticipated growth as discussed in the section titled “Industry Overview.”

•

The difficulty of applying for an insurance brokerage license in China has increased in recent years, which poses barriers for new competitors to enter the market. Given the fact that Leading has the required license already, the HAIA Board believes that this constitutes an important advantage in a market with high entry barriers.

•	Leading has partnered with 60 insurance companies and more than 300 branches and affiliated institutions.

•	From 2019 to 2023, Leading's revenue increased at a CAGR of 72.7%.

•	Attractive valuation:

-	Leading has an attractive valuation of $430 million based on the valuation analysis, estimated at $500 million using the Discounted Cash Flow (DCF) methodology.

-

Although the Leading Historical Financials (as defined below) showed a history of losses, these losses are narrowing and in conjunction with the Financial Projections (as defined below) show the potential for profitability in the near future.

-

Although Leading currently maintains several business lines of credit from commercial banks and financial institutions, certain Leading Group Shareholders have expressed their interests in continuing to support the capital needs of the business and Leading would benefit from additional capital in order to accelerate profitability growth, which would be easier to obtain after Leading Partners becomes a public company.

The Business Combination is not structured so that approval of at least a majority of unaffiliated HAIA shareholders is required. No unaffiliated representative has been retained to act solely on behalf of HAIA shareholders for purposes of negotiating the terms of the Merger Agreement on their behalf and/or preparing a report concerning the approval of the Business Combination. The Business Combination was unanimously approved by the HAIA Board.

Recommendations of the HAIA Board to the HAIA Shareholders

The HAIA Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of HAIA and HAIA shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of HAIA directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HAIA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HAIA officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of HAIA Directors and Officers and Others in the Business Combination”.

Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Extraordinary General Meeting, you should carefully review and consider the risk factors set forth under the section titled “Risk Factors” of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) HAIA’s ability to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of PubCo following the consummation of the Business Combination.

Risks Related to Leading’s Industry

Risks and uncertainties relating to Leading’s industry include, but are not limited to, the following:

• Leading operates in a highly competitive and rapidly evolving market, which makes it difficult to evaluate Leading’s prospects.

• Leading primarily operates in the digital insurance brokerage service industry in Mainland China, which is emerging, rapidly evolving, and competitive. As a result, predicting Leading’s prospects is challenging and Leading’s historical operating and financial results may not necessarily predict its future performance.

• Failure to obtain or maintain permits necessary for Leading’s operations may subject it to regulatory penalties or require it to adjust its business model.

• The regulation on the requirement of a company to make a filing on internet information service in Mainland China is subject to interpretation, and Leading’s operation of digital insurance brokerage services could be harmed if it is deemed to have violated applicable laws and regulations.

• The efforts of Leading to expand into new insurance market segments, services and products categories and diversify its revenue may not be successful.

• If Leading cannot maintain and enhance its relationships with the insurance companies  for its insurance brokerage services and insurance marketing services and the channel partners, its business, results of operations and financial condition could be materially adversely affected.

• Leading is dependent on its channel partners to reach end customers. Failure to acquire new channel partners or retain existing channel partners in a cost-effective manner, its business, financial condition and results of operations may be materially and adversely affected.

Risks Related to Leading’s Business

Risks and uncertainties relating to Leading’s business include, but are not limited to, the following:

• Leading has historically incurred net losses and negative operating cash flows, and may not achieve or maintain profitability in the future.

• If Leading fails to enhance and expand its services and products in a manner that responds to its ecosystem participants’ evolving needs, its business may be adversely affected.

• If Leading is unable to maintain and expand its local network, it may not be able to grow its business.

• Leading may not successfully attract prospective end customers.

• Leading is dependent on key insurance companies on the supply of insurance products to the end customers, the loss of which could adversely affect its business, financial condition and results of operations.

• Forecasts and projections of Leading’s operating and financial results relies in large part upon assumptions and analyses developed by its management. If these assumptions or analyses prove to be incorrect, Leading’s actual operating results may be materially different from those forecasted or projected.

22

• Leading expects to require additional working capital to finance its future operations as it expands its business.

• If Leading fails to build and maintain its brand, it may not be able to attract enough ecosystem participants to grow its business.

• A severe or prolonged downturn in general economy may harm Leading’s business and results of operations.

• Leading’s operations depend on the performance of the internet infrastructure and fixed telecommunications networks in Mainland China.

• Leading’s business depends on the continued efforts of its senior management. If one or more members of its senior management were unable or unwilling to serve in their present positions, Leading’s business may be severely disrupted.

• If Leading fails to maintain an effective system of internal control over financial reporting, its ability to produce accurate financial statements timely or comply with applicable regulations could be impaired.

Risks Related to Doing Business in China

Leading and PubCo following the Business Combination face various legal and operational risks and uncertainties related to being based in and having significant operations in China, and therefore are subject to risks associated with doing business in China generally. Risks and uncertainties related to doing business in China could result in a material adverse change in the operations of Leading and PubCo following the Business Combination, significantly limit or completely hinder the ability of Leading and PubCo to consummate the Business Combination, or continue to offer PubCo’s securities to investors following the Business Combination, and cause the value of PubCo’s securities to significantly decline or become worthless. Such risks and uncertainties include, but not limited to, the following:

• The Mainland China government has significant authority to exert influence on the Mainland China operations of an offshore holding company, such as Leading Partners following the Business Combination, and may intervene or influence such operations at any time. Changes in Mainland China’s economic, political or social conditions or government policies could have a material adverse effect on Leading’s business, results of operations, financial condition, and the value of Leading Partners’ securities. The Mainland China government may also exert more oversight and control over offerings conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder Leading's ability to offer or continue to offer securities to investors and cause the value of Leading Partners’ securities to significantly decline or be worthless. For details, see “Risk Factors — Risks Related to Doing Business in China — The Mainland China government has significant authority to exert influence on the Mainland China operations of an offshore holding company, such as Leading Partners following the Business Combination, and may intervene or influence such operations at any time. Changes in Mainland China’s economic, political or social conditions or government policies could have a material adverse effect on Leading’s business, results of operations, financial condition, and the value of Leading Partners’ securities. The Mainland China government may also exert more oversight and control over offerings conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder Leading's ability to offer or continue to offer securities to investors and cause the value of Leading Partners’ securities to significantly decline or be worthless.”

• Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder Leading’s ability in capital raising activities and materially and adversely affect its business and the value of your investment.

• There are uncertainties with respect to the interpretation and enforcement of the laws, rules and regulations of Mainland China, as they continue to evolve rapidly and may change quickly with little advance notice. Any failure to comply with the Mainland China laws and regulations and their changes could materially adversely affect Leading’s business, results of operations, financial condition and the value of Leading Partners’ securities. For details, see “Risk Factors — Risks Related to Doing Business in China —There are uncertainties with respect to the interpretation and enforcement of the laws, rules and regulations of Mainland China, as they continue to evolve rapidly and may change quickly with little advance notice. Any failure to comply with the Mainland China laws and regulations and their changes could materially adversely affect Leading’s business, results of operations, financial condition and the value of Leading Partners’ securities.”

• The filing with the CSRC is required in connection with the Business Combination, and Leading cannot predict whether it will be able to obtain such approval or complete such filing.

• Leading may be liable for improper use or appropriation of personal information provided by its end customers.

23

• Leading may be treated as a resident enterprise for Mainland China tax purposes under the PRC Enterprise Income Tax Law and may therefore be subject to Mainland China income tax.

• Leading may rely principally on dividends and other distributions on equity paid by WFOE to fund its cash and financing requirements, and any limitation on the ability of WFOE to pay dividends to Leading could adversely affect Leading’s ability to conduct its business.

• Dividends payable to foreign investors and gains on the sale of Ordinary Shares by foreign investors may become subject to Mainland China tax law.

• Leading’s shareholders face uncertainties with respect to indirect transfers of equity interests in Mainland China resident enterprises by their non- Mainland China holding companies.

• Regulations of loans to and direct investment in Mainland China entities by offshore holding companies and governmental regulations over currency conversion may delay or prevent Leading following the consummation of the Business Combination, from using proceeds from offshore fund-raising activities, to make loans or additional capital contributions to the PRC Subsidiaries and/or the VIE and its subsidiaries, which could materially adversely affect Leading’s liquidity and Leading’s ability to fund and expand its business.

• Governmental regulation of currency conversion may limit the ability of Leading to utilize its net revenues effectively and its ability to transfer cash among the group, across borders, and to investors and affect the value of your investment.

• Fluctuations in the value of the Renminbi may materially adversely affect your investment.

• Leading Partners’ securities may be delisted or prohibited from being traded on Nasdaq under the Holding Foreign Companies Accountable Act (as amended by the Accelerating Holding Foreign Companies Accountable Act) if the PCAOB were unable to fully inspect Leading’s auditor.

• There are uncertainties as to the procedures and requisite timing under Mainland China laws relating to the procedures for U.S. regulators to investigate and collect evidence from companies located in Mainland China.

Risks Related to Leading’s Corporate Structure

Leading carries out its insurance brokerage business in China primarily through the VIE ad its subsidiaries. Leading, PubCo following the Business Combination and holders of PubCo’s securities are therefore subject to various legal and operational risks and uncertainties related to Leading’s corporate structure, which could materially and adversely affect the operations of Leading and PubCo following the Business Combination, cause the value of PubCo securities to significantly decline or become worthless. Such risks and uncertainties include, but are not limited to, the following:

• If the  Chinese government determines that the contractual arrangements in relation to the VIE structure do not comply with the applicable laws, regulations, or rules of Mainland China, or if these laws, regulations, or rules or the way they are interpreted change, Leading could be subject to severe penalties or be forced to relinquish its interests in those operations, and the PubCo Class A Ordinary Shares may decline in value or become worthless.

• Contractual arrangements with the VIE may result in adverse tax consequences to Leading.

• Leading relies on contractual arrangements with the VIE and the VIE’s shareholder to operate its business, which may not be as effective as direct ownership in providing operational control.

• Any failure by the VIE or its shareholder to perform their obligations under their contractual arrangements with WFOE would materially adversely affect Leading’s business, financial condition and results of operations.

• The VIE’s shareholder may have potential conflicts of interest with Leading, which may materially adversely affect Leading’s business and financial condition.

• Any changes with respect to the implementation of the Foreign Investment Law may adversely impact Leading’s corporate structure and operations.

• The bankruptcy or liquidation of the VIE and its subsidiaries could materially adversely affect Leading’s business, its ability to generate revenue and, following the consummation of the Business Combination, the market price of the Class A Ordinary Shares.

24

Risks Related to HAIA and the Business Combination

• We are a blank check company with no operating history and no revenues, and you have no basis on which to evaluate our ability to achieve our business objective.

• If we seek Shareholder approval of our Business Combination, our Insiders and management team have agreed to vote in favor of such Business Combination, regardless of how our HAIA Public Shareholders vote

• We are not required to obtain an opinion from an independent investment banking firm or from a valuation or appraisal firm, and consequently, you may have no assurance from an independent source that the price we are paying for the business is fair to our shareholders from a financial point of view.

• Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability continue as a “going concern.”

• There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

• If third parties bring claims against HAIA, the proceeds held in trust could be reduced and the per-share redemption price received by shareholders may be less than $10.[ ].

• Insiders, including our Sponsor and HAIA’s officers and directors have interests that are different, or in addition to (and which may conflict with), the interests of the HAIA shareholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as HAIA’s initial business combination.

• There are risks to the HAIA shareholders who are not affiliates of the Sponsor of becoming shareholders of PubCo through the Business Combination rather than acquiring securities of the Company directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

• If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of Combined Company’s securities may decline.

• There can be no assurance that PubCo will be able to be approved for listing on either Nasdaq or New York Stock Exchange (“NYSE”), or comply with the continued listing standards of Nasdaq or NYSE.

• While HAIA and the Leading Group’s work to complete the Business Combination, the Leading Group’s management’s focus and resources may be diverted from operational matters and other strategic opportunities.

• We may issue notes or other debt securities, or otherwise incur substantial debt, to complete a Business Combination, which may adversely affect our leverage and financial condition and thus negatively impact the value of our shareholders’ investment in us.

• Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete our Business Combination, and results of operations.

• Certain agreements related to our IPO may be amended without Shareholder approval.

• Financial projections with respect to Leading may not prove to be reflective of actual financial results.

• The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

• HAIA will incur significant transaction costs in connection with transactions contemplated by the Merger Agreement.

• HAIA cannot be certain as to the number of HAIA Public Shares that will be redeemed and the potential impact to HAIA shareholders who do not elect to redeem their HAIA Public Shares.

25

• We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

• You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your HAIA Public Shares, or HAIA Public Warrants, potentially at a loss.

• The HAIA Board may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the HAIA Public Shareholders.

• The ability of PubCo’s management to operate the business successfully following the Closing will be largely dependent upon the efforts of certain key personnel of Leading. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

• We may not hold an annual meeting of Shareholders until after the consummation of our Business Combination, which could delay the opportunity for our Shareholders to appoint directors.

• The grant of registration rights to our Insiders may make it more difficult to complete our Business Combination, and the future exercise of such rights may adversely affect the market price of our ordinary shares.

• Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

• The PubCo Class A Ordinary Shares to be received by HAIA shareholders as a result of the Business Combination will have different rights from HAIA Ordinary Shares.

• In order to effectuate a Business Combination, special purpose acquisition companies have, in the recent past, amended various provisions of their charters and other governing instruments, including their warrant agreements. We cannot assure you that we will not seek to amend our amended and restated memorandum and articles of association or governing instruments in a manner that will make it easier for us to complete our Business Combination that our shareholders may not support.

• We may have a limited ability to assess the management of a prospective target business and, as a result, may effect our Business Combination with a target business whose management may not have the skills, qualifications or abilities to manage a public company.

• If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our Business Combination.

• Subsequent to our completion of our Business Combination, we may be required to take write- downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.

• The securities in which we invest the proceeds held in the Trust Account could bear a negative rate of interest, which could reduce the interest income available for payment of taxes or reduce the value of the assets held in trust such that the per-share redemption amount received by Shareholders may be less than $10.00 per share.

• We are contemplating a Business Combination with a company located outside of the United States, therefore the laws applicable to such company will likely govern all of our material agreements and we may not be able to enforce our legal rights.

• When we effect our Business Combination with a company located outside of the United States, we would be subject to a variety of additional risks that may adversely affect us.

• If a country in Asia enacts regulations in industry segments that forbid or restrict foreign investment, our ability to consummate our Business Combination could be severely impaired.

• We will not complete an initial business combination with a U.S. target company and such initial business combination may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

Risks Related to PubCo

• If PubCo is characterized as a passive foreign investment company for U.S. federal income tax purposes, its U.S. shareholders may suffer adverse tax consequences.

For additional detail on these and other risks, please see the section entitled “Risk Factors” of this proxy statement/prospectus.

26

SELECTED HISTORICAL FINANCIAL INFORMATION OF HAIA

The following tables set forth summary historical financial data derived from HAIA’s audited condensed financial statements for the year ended December 31, 2024 and 2023. Such financial information should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HAIA” and HAIA’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

For the year ended December 31, 2024 and 2023

	For the Year Ended December 31,
	2024	2023

Statements of Operations:
Formation and operating costs	687,579	1,168,501
Loss from operations	(687,579)	(1,168,501)
Total other (loss) income	727,654	5,496,878
Net (loss) income	$40,075	$4,328,377
Basic and diluted weighted average shares outstanding, Class A ordinary shares		12,714,493
Basic and diluted net income (loss) per ordinary share, Class A ordinary shares	$0.01	$0.28
Basic and diluted weighted average shares outstanding, Class B ordinary shares	5,963,975	2,658,379
Basic and diluted net income (loss) per ordinary share, Class B ordinary shares	$0.01	$0.28

	December 31	December 31
	2024	2023
Balance Sheets:
Total current assets	$212	$212
Total non-current assets	4,664,536	6,588,790
Total assets	$5,659,153	$6,589,002
Total current liabilities	$2,271,646	$593,258
Total non-current liabilities	1222,675	552,035
Total liabilities	$2,394,321	$1,145,293
Total commitments and contingencies	$4,664,536	$6,588,790
Total shareholders’ equity (deficit)	(1,399,704)	(1,145,081)
Total liabilities, commitments, and shareholders’ equity (deficit)	$5,659,153	$6,589,002

	For the Year Ended December 31,
	2024	2023
Statements of Cash Flows:
Net cash (used in) operating activities	$-	$(401,063)
Net cash (used in) financing activities		-
Net increase (decrease) in cash	-	(401,063)
Cash, beginning		401,275
Cash, ending	$212	$212

27

SELECTED HISTORICAL FINANCIAL DATA OF LEADING

The following tables present the selected consolidated financial data of Leading, which prepares its consolidated financial statements in accordance with U.S. GAAP. The selected consolidated statements of operation data for the years ended June 30, 2023 and 2024, the selected consolidated balance sheets date as of June 30, 2023 and 2024, and the selected consolidated statements of cash flows data for the years ended June 30, 2023 and 2024, have been derived from Leading’s audited consolidated financial statements for the years ended June 30, 2023 and 2024; and the selected consolidated statements of operation data for the six months ended December 31, 2023 and 2024, the selected consolidated balance sheets date as of December 31, 2024, and the selected consolidated statements of cash flows data for the six months ended December 31, 2023 and 2024, have been derived from Leading’s unaudited condensed consolidated financial statements for the six months ended December 31, 2023 and 2024, which are included elsewhere in this proxy statement/prospectus. Leading’s historical results for any prior period are not necessarily indicative of results expected in any future period.

Selected Consolidated Statements of Operation Data

	For the year ended June 30,		For the six months ended December 31,
	2023	2024	2023	2024
	US$	US$	US$	US$

Operating revenues, net	31,630,842	50,899,267	20,717,270	40,083,084

Operating costs and expenses:
Operating costs	(30,810,463)	(49,724,329)	(20,380,140)	(39,322,059)
Selling and marketing expenses	(985,424)	(831,187)	(458,589)	(554,730)
General and administrative expenses	(655,293)	(778,584)	(105,656)	(743,510)
Research and development expenses	(83,702)	(61,229)	(23,198)	(26,790)
Total operating costs and expenses	(32,534,882)	(51,395,329)	(20,967,583)	(40,647,089)
Operating loss	(904,040)	(496,062)	(250,313)	(564,005)

Financial expenses, net	(300,416)	(575,219)	(430,352)	(161,200)
Other income, net	106,603	161,560	57,742	3,153
Loss before income tax expense	(1,097,853)	(909,721)	(622,923)	(722,052)
Income tax expense	(79,246)	(84,832)	(22,272)	(16,731)
Net loss	(1,177,099)	(994,553)	(645,195)	(738,783)

Selected Consolidated Balance Sheets Data

	As of June 30,		As of December 31,
	2023	2024	2024
	US$	US$	US$
Total current assets	7,244,654	12,486,698	9,438,997
Total non-current assets	3,895,323	4,380,338	5,485,023
Total assets	11,139,977	16,867,036	14,924,020
Total current liabilities	10,970,311	17,972,410	18,178,136
Total non-current liabilities	102,498	9,324	-
Total liabilities	11,072,809	17,981,734	18,178,136

28

Selected Consolidated Statements of Cash Flow Data

	For the year ended June 30,		For the six months ended December 31,
	2023	2024	2023	2024
	US$	US$	US$	US$
Summary of Cash Flow Data:
Net cash used in operating activities	(2,183,918)	(1,556,069)	(1,197,427)	(1,829,242)
Net cash used in investing activities	-	(1,012)	-	-
Net cash provided by financing activities	2,111,075	1,791,189	956,268	1,511,306
Effect of exchange rate changes on cash and restricted cash	(83,320)	(4,771)	(168,916)	(2,511)
Net change in cash and restricted cash	(156,163)	229,337	(410,075)	(320,447)
Cash and restricted cash at the beginning of the period	1,712,173	1,556,010	1,556,010	1,785,347
Cash and restricted cash at the end of the period	1,556,010	1,785,347	1,145,935	1,464,900

The following tables present Leading Group’s condensed consolidating schedule depicting the consolidated statements of results of operations for the fiscal years ended June 30, 2023 and 2024, and for the six months ended December 31, 2023 and 2024, of Leading, the WFOE, VIE and its consolidated subsidiaries, other subsidiaries, and corresponding eliminating adjustments separately.

	For the year ended June 30, 2023
Condensed Consolidating Schedule of Results of Operations	Leading Group	VIE and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Operating revenues, net	-	31,231,463		399,379		31,630,842

Operating costs	-	(30,810,463)		-		(30,810,463)
Operating expenses	-	(1,133,466)		(590,953)		(1,724,419)
Loss of VIE and VIE's subsidiaries absorbed by WFOE	-	-	(722,974)	-	722,974	-
Share of loss in subsidiaries, VIE and VIE's subsidiaries	(1,177,099)	-	-	(722,974)	1,900,073	-
Total operating costs and expenses	(1,177,099)	(31,943,929)	(722,974)	(1,313,927)	2,623,047	(32,534,882)
Loss from operations	(1,177,099)	(712,466)	(722,974)	(914,548)	2,623,047	(904,040)
Other income (loss)	-	32,470	-	(226,283)		(193,813)
Income tax expenses	-	(42,978)	-	(36,268)		(79,246)
Net loss	(1,177,099)	(722,974)	(722,974)	(1,177,099)	2,623,047	(1,177,099)

	For the year ended June 30, 2024
Condensed Consolidating Schedule of Results of Operations	Leading Group	VIE and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Operating revenues, net	-	50,302,502	-	596,765	-	50,899,267

Operating costs	-	(49,724,329)	-	-	-	(49,724,329)
Operating expenses	-	(1,285,981)	-	(385,019)	-	(1,671,000)
Loss of VIE and VIE's subsidiaries absorbed by WFOE	-	-	(651,771)	-	651,771	-
Share of loss in subsidiaries, VIE and VIE's subsidiaries	(994,553)	-	-	(651,771)	1,646,324	-
Total operating costs and expenses	(994,553)	(51,010,310)	(651,771)	(1,036,790)	2,298,095	(51,395,329)
Loss from operations	(994,553)	(707,808)	(651,771)	(440,025)	2,298,095	(496,062)
Other income (loss)	-	119,530	-	(533,189)	-	(413,659)
Income tax expenses	-	(63,493)	-	(21,339)	-	(84,832)
Net loss	(994,553)	(651,771)	(651,771)	(994,553)	2,298,095	(994,553)

	For the six months ended December 31, 2023
Condensed Consolidating Schedule of Results of Operations	Leading Group	VIE and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Operating revenues, net		20,606,190		111,080		20,717,270

Operating costs		(20,380,140)		-		(20,380,140)
Operating expenses		(484,554)		(102,889)		(587,443)
Loss of VIE and VIE's subsidiaries absorbed by WFOE		-	(251,502)	-	251,502	-
Share of loss in subsidiaries, VIE and VIE's subsidiaries	(645,195)	-		(251,502)	896,697	-
Total operating expenses	(645,195)	(20,864,694)	(251,502)	(354,391)	1,148,199	(20,967,583)
Loss from operations	(645,195)	(258,504)	(251,502)	(243,311)	1,148,199	(250,313)
Other income (loss)		17,702		(390,312)		(372,610)
Income tax expenses		(10,700)		(11,572)		(22,272)
Net loss	(645,195)	(251,502)	(251,502)	(645,195)	1,148,199	(645,195)

	For the six months ended December 31, 2024
Condensed Consolidating Schedule of Results of Operations	Leading Group	VIE and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Operating revenues, net	-	39,815,170	-	267,914	-	40,083,084

Operating costs	-	(39,322,059)	-	-	-	(39,322,059)
Operating expenses	-	(1,026,800)	(361)	(297,869)	-	(1,325,030)
Loss of VIE and VIE's subsidiaries absorbed by WFOE	-	-	(544,626)	-	544,626	-
Share of loss in subsidiaries, VIE and VIE's subsidiaries	(738,783)	-	-	(544,748)	1,283,531	-
Total operating expenses	(738,783)	(40,348,859)	(544,265)	(843,339)	1,828,157	(40,647,089)
Loss from operations	(738,783)	(533,689)	(544,265)	(575,425)	1,828,157	(564,005)
Other loss	-	(1,721)	(483)	(155,843)	-	(158,047)
Income tax expense	-	(9,216)	-	(7,515)	-	(16,731)
Net loss	(738,783)	(544,626)	(544,748)	(738,783)	1,828,157	(738,783)

29

The following tables present Leading Group’s condensed consolidating schedule depicting the consolidated balance sheets as of June 30, 2023 and 2024, and December 31, 2024, of Leading, the WFOE, the VIE and its consolidated subsidiaries, other subsidiaries, and corresponding eliminating adjustments separately.

	As of June 30, 2023
Condensed Consolidating Schedule of Financial Position	Leading Group	VIE and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Assets
Current assets:
Cash	-	425,726	-	440,752		866,478
Restricted cash	-	689,532	-	-		689,532
Amount due from a related party	-	-	-	6,269,051	(6,269,051)	-
Accounts receivable, net	-	248,833	-	3,376,244		3,625,077
Advance to suppliers	-	759,039	-	1,062,282		1,821,321
Prepaid expenses and other current assets	-	64,946	-	177,300		242,246
Total current assets	-	2,188,076	-	11,325,629	(6,269,051)	7,244,654

Non-current assets:
Property and equipment, net	-	88	-	-		88
Intangible assets, net	-	3,723,470	-	-		3,723,470
Investments in subsidiaries, VIE and VIE’s subsidiaries	67,168	-	-	-	(67,168)	-
Right-of-use assets, net	-	171,765	-	-		171,765
Total non-current assets	67,168	3,895,323	-	-	(67,168)	3,895,323

TOTAL ASSETS	67,168	6,083,399	-	11,325,629	(6,336,219)	11,139,977

Liabilities
Current liabilities:
Short-term borrowings	-	-	-	1,103,250		1,103,250
Accounts payable	-	945,205	-	4,865,496		5,810,701
Deferred revenue	-	349	-	3,468,503		3,468,852
Amount due to a related party	-	6,568,860	-	-	(6,269,051)	299,809
Income tax payable	-	46,713	-	2,704		49,417
Lease liabilities, current	-	84,394	-	-		84,394
Accrued expenses and other payables	-	47,913	-	105,975		153,888
Investment deficit in subsidiaries, VIE and VIE’s subsidiaries	-	-	-	1,712,533	(1,712,533)	-
Deficit of VIE and VIE's subsidiaries absorbed by WFOE	-	-	1,712,533	-	(1,712,533)	-
Total current liabilities	-	7,693,434	1,712,533	11,258,461	(9,694,117)	10,970,311

Non-current liabilities:
Lease liabilities, non-current	-	102,498	-	-		102,498
Total non-current liabilities	-	102,498	-	-	-	102,498

TOTAL LIABILITIES	-	7,795,932	1,712,533	11,258,461	(9,694,117)	11,072,809

Shareholders’ Equity/(Deficit)
Ordinary shares	11,597	-	-			11,597
Additional paid-in capital	4,325,547	1,458,151	-	2,878,993	(4,337,144)	4,325,547
Statutory reserve	-	7,792	-	11,852		19,644
Accumulated deficit	(4,392,720)	(3,331,025)	(1,826,438)	(2,903,549)	8,041,368	(4,412,364)
Accumulated other comprehensive income	122,744	152,549	113,905	79,872	(346,326)	122,744
Total shareholders' equity/(deficit)	67,168	(1,712,533)	(1,712,533)	67,168	3,357,898	67,168
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)	67,168	6,083,399	-	11,325,629	(6,336,219)	11,139,977

30

	As of June 30, 2024
Condensed Consolidating Schedule of Financial Position	Leading Group	VIE and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Assets
Current assets:
Cash	-	618,218	-	476,368	-	1,094,586
Restricted cash	-	688,023	-	2,738	-	690,761
Amount due from a related party	-	-	-	2,171,186	(2,171,186)	-
Accounts receivable, net	-	883,902	-	7,513,888	-	8,397,790
Advances to suppliers	-	688,154	-	1,305,455	-	1,993,609
Prepaid expenses and other current assets	-	71,788	-	238,164	-	309,952
Total current assets	-	2,950,085	-	11,707,799	(2,171,186)	12,486,698

Non-current assets:
Property and equipment, net	-	929	-	-	-	929
Intangible assets, net	-	3,715,324	-	-	-	3,715,324
Right-of-use assets, net	-	105,545	-	-	-	105,545
Deferred offering costs	-	558,540	-	-	-	558,540
Total non-current assets	-	4,380,338	-	-	-	4,380,338

TOTAL ASSETS	-	7,330,423	-	11,707,799	(2,171,186)	16,867,036

Liabilities
Current liabilities:
Short-term borrowings	-	-	-	3,440,114	-	3,440,114
Accounts payable	-	1,578,104	-	4,400,958	-	5,979,062
Deferred revenue	-	106,523	-	2,178,807	-	2,285,330
Amount due to related parties	-	7,684,163	-	-	(2,171,186)	5,512,977
Income tax payable	-	98,965	-	8,418	-	107,383
Lease liabilities, current	-	105,076	-	-	-	105,076
Accrued expenses and other payables	-	128,710	-	413,758	-	542,468
Investment deficit in subsidiaries, VIE and VIE's subsidiaries	1,114,698	-	-	2,380,442	(3,495,140)	-
Deficit of VIE and VIE's subsidiaries absorbed by WFOE	-	-	2,380,442	-	(2,380,442)	-
Total current liabilities	1,114,698	9,701,541	2,380,442	12,822,497	(8,046,768)	17,972,410

Non-current liabilities:
Lease liabilities, non-current	-	9,324	-	-	-	9,324
Total non-current liabilities	-	9,324	-	-	-	9,324

TOTAL LIABILITIES	1,114,698	9,710,865	2,380,442	12,822,497	(8,046,768)	17,981,734

Shareholders’ Deficit
Ordinary shares	11,597	-	-	-	-	11,597
Additional paid-in capital	4,325,547	1,458,151	-	2,878,993	(4,337,144)	4,325,547
Statutory reserve	-	20,955	-	14,729	-	35,684
Accumulated deficit	(5,581,375)	(3,995,959)	(2,681,346)	(3,898,102)	10,539,723	(5,617,059)
Accumulated other comprehensive income/(loss)	129,533	136,411	300,904	(110,318)	(326,997)	129,533
Total shareholders' deficit	(1,114,698)	(2,380,442)	(2,380,442)	(1,114,698)	5,875,582	(1,114,698)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	-	7,330,423	-	11,707,799	(2,171,186)	16,867,036

	As of December 31, 2024
Condensed Consolidating Schedule of Financial Position	Leading Group	VIE and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Assets
Current assets:
Cash	-	387,482	154	392,267	-	779,903
Restricted cash	-	684,997	-	-	-	684,997
Amount due from a related party	-	-	-	7,082,047	(7,082,047)	-
Accounts receivable, net	-	220,002	-	5,334,743	-	5,554,745
Advances to suppliers	-	1,788,287	-	445,840	-	2,234,127
Prepaid expenses and other current assets	-	76,632	-	108,593	-	185,225
Total current assets	-	3,157,400	154	13,363,490	(7,082,047)	9,438,997

Non-current assets:
Property and equipment, net	-	766	-	-	-	766
Intangible assets, net	-	3,698,985	-	-	-	3,698,985
Right-of-use assets, net	-	58,088	-	-	-	58,088
Deferred offering costs	-	1,277,184	-	-	-	1,277,184
Other non-current assets	450,000	-	-	-	-	450,000
Total non-current assets	450,000	5,035,023	-	-	-	5,485,023

TOTAL ASSETS	450,000	8,192,423	154	13,363,490	(7,082,047)	14,924,020

Liabilities
Current liabilities:
Short-term borrowings	-	-	-	5,438,878	-	5,438,878
Accounts payable	-	1,787,968	-	4,900,454	-	6,688,422
Deferred revenue	-	300,134	-	1,732,749	-	2,032,883
Amount due to related parties	450,000	8,718,674	273,999	-	(7,082,047)	2,360,626
Income tax payable	-	105,245	-	12,102	-	117,347
Lease liabilities, current	-	59,684	-	-	-	59,684
Accrued expenses and other payables	-	126,169	1,144,574	224,074	(14,521)	1,480,296
Investment deficit in subsidiaries, VIE and VIE's subsidiaries	3,254,116	-	-	4,309,349	(7,563,465)	-
Deficit of VIE and VIE's subsidiaries absorbed by WFOE	-	-	1,487,507	-	(1,487,507)	-
Total current liabilities	3,704,116	11,097,874	2,906,080	16,617,606	(16,147,540)	18,178,136
TOTAL LIABILITIES	3,704,116	11,097,874	2,906,080	16,617,606	(16,147,540)	18,178,136

Shareholders’ Equity/(Deficit)				-	-
Ordinary shares	11,597	-	-	-	-	11,597
Additional paid-in capital	2,902,593	1,458,151	-	1,456,039	(2,914,190)	2,902,593
Statutory reserve	-	2,954	-	15,762	-	18,716
Accumulated deficit	(6,320,158)	(4,540,585)	(3,226,816)	(4,636,885)	12,385,570	(6,338,874)
Accumulated other comprehensive income (loss)	151,852	174,029	320,890	(89,032)	(405,887)	151,852
Total shareholders' deficit	(3,254,116)	(2,905,451)	(2,905,926)	(3,254,116)	9,065,493	(3,254,116)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	450,000	8,192,423	154	13,363,490	(7,082,047)	14,924,020

31

The following tables present Leading Group’s condensed consolidating schedule depicting the consolidated statements of cash flows for the fiscal years ended June 30, 2023 and 2024, and for the six months ended December 31, 2023 and 2024, of Leading, the WFOE, VIE and its consolidated subsidiaries, other subsidiaries, and corresponding eliminating adjustments separately.

	For the year ended June 30, 2023
Condensed Consolidating Schedule of Cash Flows	Leading Group	VIEs and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Net cash provided by (used in) operating activities	-	58,718	-	(2,242,636)		(2,183,918)
Net cash used in investing activities	-	-	-	-		-
Net cash provided by financing activities	-	-	-	2,111,075		2,111,075
Effect of exchange rate changes	-	(89,872)	-	6,552		(83,320)
Net change in cash and restricted cash	-	(31,154)	-	(125,009)		(156,163)
Cash and restricted cash, at beginning of year	-	1,146,412	-	565,761		1,712,173
Cash and restricted cash, at end of year	-	1,115,258	-	440,752		1,556,010

	For the year ended June 30, 2024
Condensed Consolidating Schedule of Cash Flows	Leading Group	VIEs and their consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Net cash provided by (used in) operating activities	-	757,388	-	(2,313,457)	-	(1,556,069)
Net cash used in investing activities	-	(1,012)	-	-	-	(1,012)
Net cash (used in)/provided by financing activities	-	(561,817)	-	2,353,006	-	1,791,189
Effect of exchange rate changes	-	(3,576)	-	(1,195)	-	(4,771)
Net change in cash and restricted cash	-	190,983	-	38,354	-	229,337
Cash and restricted cash, at beginning of year	-	1,115,258	-	440,752	-	1,556,010
Cash and restricted cash, at end of year	-	1,306,241	-	479,106	-	1,785,347

	For the six months ended December 31, 2023
Condensed Consolidating Schedule of Cash Flows	Leading Group	VIE and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Net cash provided by (used in) operating activities	-	137,120	-	(1,334,547)		(1,197,427)
Net cash (used in) provided by financing activities	-	(232,448)	-	1,188,716		956,268
Effect of exchange rate changes	-	(2,275)	-	(166,641)		(168,916)
Net change in cash, cash equivalents and restricted cash	-	(97,603)	-	(312,472)		(410,075)
Cash, cash equivalents and restricted cash, at beginning of the period	-	1,115,258	-	440,752		1,556,010
Cash, cash equivalents and restricted cash, at end of the period	-	1,017,655	-	128,280		1,145,935

	For the six months ended December 31, 2024
Condensed Consolidating Schedule of Cash Flows	Leading Group	VIE and its consolidated subsidiaries	WFOE	Other Subsidiaries	Elimination Adjustments	Consolidated Total
	(in U.S. dollars)
Net cash provided by (used in) operating activities	-	26,396	278,836	(2,134,474)	-	(1,829,242)
Net cash (used in) provided by financing activities	-	(258,309)	(278,680)	2,048,295	-	1,511,306
Effect of exchange rate changes	-	(1,849)	(2)	(660)		(2,511)
Net change in cash, cash equivalents and restricted cash	-	(233,762)	154	(86,839)	-	(320,447)
Cash, cash equivalents and restricted cash, at beginning of the period	-	1,306,241	-	479,106		1,785,347
Cash, cash equivalents and restricted cash, at end of the period	-	1,072,479	154	392,267	-	1,464,900

For the years ended June 30, 2023 and 2024, and from July 1, 2024 to the date of this prospectus, Leading has not made any cash transfer or payment of dividends between the holding company, Leading Group and any of its Affiliated Entities, including the VIE and its subsidiaries, or to the investors.

32

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) of Leading Partners, Leading and HAIA, gives effect to the transactions contemplated by the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined financial statements are based on Leading Partners, Leading and HAIA’s historical financial statements as adjusted to give effect to the Business Combination and related transactions (collectively, the “Business Combination”). The unaudited pro forma combined balance sheet as of December 31, 2024 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma combined statements of operations for the year ended June 30, 2024 and for the six months ended December 31, 2024 give pro forma effect to the Business Combination as if it had occurred as of July 1, 2023.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Leading Partners, Leading and HAIA for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the combined company’s following the reverse recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of HAIA ordinary shares:

•

Scenario 1 — Assuming No Redemption: This presentation assumes that no HAIA Public Shareholder exercises redemption rights with respect to their Public Shares, all HAIA Public Shares previously subject to redemption for cash would be transferred to permanent equity.

•

Scenario 2 — Assuming Maximum Redemption: This presentation assumes that the maximum number of HAIA Public Shares of 399,187 are redeemed for cash by HAIA Public Shareholders. HAIA’s obligations under the Business Combination Agreement are subject to certain customary closing conditions, including obligation to pay the aggregate accrued and unpaid amounts of Leading’s transaction expenses as of immediately prior to the Company Merger Effective Time and aggregate accrued and unpaid amount of the SPAC Transaction Expenses as of immediately prior to the SPAC Merger Effective Time, by wire transfer of immediately available funds from the Trust Account. The Maximum Redemption scenario assumes for illustrative purposes that there will be no funds left in the Trust Account assuming all HAIA Public Shareholders exercise their redemption rights with respect to the HAIA Public Shares.

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
For the year ended June 30, 2024
Total revenue	$50,899,267	$50,899,267
Net Loss attributable to ordinary shareholders	$(2,278,370)	$(2,278,370)
Weighted average shares outstanding – basic and diluted	57,729,787	57,330,600
Loss per ordinary shares – basic and diluted	$(0.0395)	$(0.0397)

For the six months ended December 31, 2024
Total revenue	$40,083,084	$40,083,084
Net Loss attributable to ordinary shareholders	$(835,213)	$(835,213)
Weighted average shares outstanding – basic and diluted	57,729,787	57,330,600
Loss per ordinary shares – basic and diluted	$(0.0145)	$(0.0146)

Balance Sheet as of December 31, 2024
Total assets	$65,420,238	$60,755,702
Total liabilities	$18,238,511	$18,238,511
Total shareholders' equity attributable to ordinary shareholders	$47,181,727	$42,517,191

33

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus. The value of your investment in Leading Partners following the consummation of the Business Combination will be subject to the significant risks affecting PubCo and Leading Group. In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the headings “Forward-Looking Statements,” “Leading Group’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “HAIA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes contained herein, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus and before making a decision to invest in Leading Partner’s securities. The risks associated with Leading Group, HAIA, the Business Combination and the PubCo have been generally organized according to these categories discussed below, and many of these risks may have ramifications in more than one category. These categories, therefore, should be viewed as a starting point for understanding the significant risks relating to Leading Group, HAIA, the Business Combination and PubCo, and not as a limitation on the potential impact of the matters discussed. The business, results of operations, financial condition and prospects of Leading Group and PubCo could also be harmed by risks and uncertainties that are not presently known to them or that they currently believe are not material. If any of the risks actually occur, the business, results of operations, financial condition and prospects of Leading Group and PubCo could be materially and adversely affected. Unless otherwise indicated, references to business being harmed in these risk factors include harm to business, reputation, brand, financial condition, results of operations and prospects.

References to the “Company,” “company,” “HAIA,” “our,” “us” or “we”, within this section titled “Risk Factors”, refer to Healthcare AI Acquisition Corp.

Risks Related to Leading’s Industry

Leading primarily operates in the insurance brokerage service industry in Mainland China, which is emerging, rapidly evolving, and competitive. As a result, predicting Leading’s prospects is challenging and Leading’s historical operating and financial results may not necessarily predict its future performance.

Leading operates in Mainland China’s insurance brokerage service industry, which is emerging, rapidly evolving, and fiercely competitive. Due to the relatively new nature, business models continue to evolve, and the regulatory framework governing the industry is also developing and may remain uncertain in the near future. As Leading’s business grows and in response to evolving end customers/insurance companies’ needs and market competition, Leading will continue to introduce new insurance solutions and services, optimize existing ones, and adjust its business model as needed. However, significant changes to Leading’s business model may not yield the anticipated results and could have an adverse impact on its financial condition and results of operations.

34

As a result, it is challenging to predict Leading’s future prospects accurately. If Leading fails to educate its customers on the value of its insurance solutions and services, fails to meet the needs of its target market, or if the market for its offerings does not develop as expected, its business and results of operations may suffer.

Leading’s business is subject to complex and evolving laws and regulations, many of which are subject to change, which could result in adjustments in Leading’s business practices, reduced revenue and increased compliance costs or otherwise harm its business. Any failure to comply with laws or regulations may subject Leading to fines, injunctions and other penalties that could harm its business.

The insurance industry in Mainland China is subject to comprehensive government regulation and supervision. In recent years, the regulatory framework governing Mainland China’s insurance industry has changed significantly and may continue to change significantly in the future. See “Government Regulations Applicable to Leading’s Business—Regulations of the Insurance Industry” for a discussion of the laws and regulations applicable to Leading’s operations. Some laws were recently amended, and their interpretation following such amendments may subject to further changes. Compliance with these laws and regulations can be difficult and costly. New laws or regulations or changes to laws and regulations and their implementation and interpretation can impose additional compliance costs, reduce Leading’s revenue, require it to change its operations to ensure compliance or otherwise harm its business.

Taking auto insurance as an example, in September 2020, the CBIRC issued the Guiding Opinions on Implementing Comprehensive Reform of Auto Insurance. These opinions provided guidance for insurance companies to (1) optimize actuarial and pricing practices, (2) expand protection coverages, and (3) enhance customer service quality for auto insurance. For commercial auto insurance products, insurance companies must lower the cap on expense ratios from 35% to 25% of insurance premiums. Insurance companies are also encouraged to optimize their cost structures to maintain higher loss ratios, from 65% to 75% of commercial auto insurance premiums. As a result, insurance companies received lower premiums from selling commercial auto insurance, which adversely affected the service fees that Leading received from facilitating the sale of commercial auto insurance.

Mainland China regulatory authorities have published regulations requiring insurance companies and insurance intermediaries to register salespersons of insurance products with the CBIRC before such salespersons begin practicing. Insurance intermediaries that engage in sales activities of insurance products with unregistered salespersons may be subject to warnings, fines and other penalties by regulatory authorities. However, due to the lack of detailed interpretation, the exact definition and scope of “sales activities” is unclear. Considerable uncertainties exist with respect to the interpretation of existing laws and regulations and new laws and regulations governing sales activities of insurance products. Leading may need to adjust its business model in response to evolving regulatory requirements.

35

Mainland China government authorities have also become increasingly vigilant in enforcing laws and regulations governing the digital insurance transaction industry. For example, pursuant to the Measures for the Regulation of Internet Insurance Businesses (the “Internet Insurance Measures”) issued by the CBIRC on December 7, 2020, an insurance intermediary conducting Internet insurance businesses through its self-run internet platforms (such as websites and mobile applications (APP)) shall:

•	undertake the Internet information service record-filing formalities with the competent authority;

•	have information management system and core business system that support the operation of Internet insurance business, which are effectively isolated from other unrelated information systems of the insurance organization;

•	have a sound working mechanism for network security monitoring, information notification and emergency response, as well as complete network security protection means such as border protection, intrusion detection, data protection and disaster recovery;

•	implement the national graded protection system for cybersecurity, and carry out record-filing of the grading of cybersecurity from time to time;

•	have a legal and compliant marketing model, establishing an operation and service system that meets the needs of Internet insurance business, conforms to the characteristics of Internet insurance users and supports its business coverage area;

•	establish or specify the management department of the Internet insurance business with corresponding professionals, designating a senior manager as the person in charge of the Internet insurance business, and specifying the person in charge of the each network platform;

•	have a sound management system and operating procedures for Internet insurance business;

•	be a nationwide agency, instead of limiting its business to where its head office is registered on business license.

As of the date of this proxy statement/prospectus, Leading has conducted its Internet insurance brokerage business in accordance with such regulatory requirements in material aspects.

36

Leading expends significant time and resources to comply with regulatory requirements, which could divert the attention of its management team and key employees and adversely affect its business. Non-compliance with applicable regulations or requirements could subject Leading to, among others: (1) investigations, enforcement actions and sanctions; (2) mandatory changes to its business model or services; (3) mandatory disgorgement of profits, fines and damages; (4) civil, administrative and criminal penalties or injunctions; (4) claims for damages by ecosystem participants and other third parties; (5) damage to its public image and market reputation; (6) invalidation or termination of contracts; and (7) loss of intellectual property rights.

Any of the foregoing could materially adversely affect Leading’s business, financial condition and results of operations.

Failure to obtain or maintain permits necessary for Leading’s operations may subject it to regulatory penalties or require it to adjust its business model.

Many aspects of Leading’s business depend on obtaining and maintaining licenses, approvals, permits or qualifications from Mainland China regulators. Obtaining such approvals, licenses, permits or qualifications depends on Leading’s compliance with regulatory requirements. Mainland China regulatory authorities also have relatively broad discretion to grant, renew and revoke licenses and approvals and to implement laws and regulations.

Based on the laws and regulations of Mainland China currently in effect and the legal advice of Leading’s PRC legal counsel, Jincheng Tongda & Neal Law Office, or JT&N, and subject to different interpretations of these laws and regulations that may be adopted by Mainland China authorities, the PRC Subsidiaries and the VIE and its subsidiaries have obtained the following licenses and approvals necessary to operate in China as of the date of this proxy statement/prospectus: (1) each of the PRC Subsidiaries and the VIE and its subsidiaries has obtained a business license; (2) Dingli has obtained the insurance intermediary license for its insurance brokerage business; and (3) Shanghai Gaoyou Informational Technology Co., Ltd. has obtained the B21 value-added telecom business license for its online data processing and transaction processing business.

The PRC Subsidiaries and the VIE and its subsidiaries may not be able to maintain existing licenses, permits and approvals and government authorities may subsequently require the PRC Subsidiaries and the VIE and its subsidiaries to obtain additional licenses, permits and approvals. If the PRC Subsidiaries and the VIE and its subsidiaries fail to obtain the necessary licenses, permits and approvals or inadvertently conclude that any permissions or approvals are not required, or if applicable laws, regulations, or interpretations change and the PRC Subsidiaries or the VIE and its subsidiaries are required to obtain such permissions or approvals in the future, the PRC Subsidiaries and the VIE and its subsidiaries may be subject to fines, confiscation of revenues generated from incompliant operations or the suspension of relevant operations. The PRC Subsidiaries and the VIE and its subsidiaries may also experience adverse publicity arising from such non-compliance with government regulations that negatively impact Leading’s brand.

37

The regulation on the requirement of a company to make a filing on internet information service in Mainland China is subject to interpretation, and Leading’s operation of digital insurance brokerage services could be harmed if it is deemed to have violated applicable laws and regulations.

The interpretation and application of existing laws and regulations of Mainland China, the stated positions of the main governing authority, the Ministry of Industry and Information Technology (the “MIIT”), and the possibility of adopting new laws or regulations have created significant uncertainties regarding the legality of the businesses and activities of the Mainland China companies with internet operations. In particular, according to the Internet Information Services Administrative Measures promulgated by the State Council on September 25, 2000, the activities of Internet content providers are regulated by various governmental authorities of Mainland China depending on the specific activities conducted by the Internet content provider.

The processing of policyholder information and completing insurance transactions by Dingli through its owned website in real time might fall into the category of “B21 Online Data Processing and Transaction Processing Business” in the “Telecommunications Business Classification Catalog (2015 Edition)” promulgated by the Ministry of Industry and Information Technology on June 6, 2019. As Dingli is a licensed insurance broker, it is not required to obtain a value-added telecommunications business license as required by the Regulations of the People’s Republic of China on Telecommunications promulgated by the State Council on February 6, 2016 and the Internet Information Service Management Measures promulgated by the State Council on January 8, 2011. Leading also holds a B21 value-added telecom license through its PRC subsidiary Shanghai Gaoyou Information Technology Services Co., Ltd. for the marketing services.

However, there can be no assurance that Leading will be in compliance with the applicable laws and regulations at all times. If Leading is found to be in violation of the law, or it fails to renew or maintain such licenses or inadvertently conclude such license is not required, it might be subject to confiscation of illegal gains, penalties, suspension of certain types of services, or orders to shut down relevant online platforms. Such consequences could negatively impact Leading’s net revenues and results of operations.

The efforts of Leading to expand into new insurance market segments, services and products categories and diversify its revenue source may not be successful.

While Leading collaborates with 60 insurance companies to offer products in a total of 78 property and casualty (“P&C”) insurance categories and a total of 28 life and health (“L&H”) insurance categories, it intends to expand into a wider selection of insurance product categories in order to diversify its revenue source. The management of Leading believes that as insurance market develops, insurance companies offering auto-insurance products are expected to have more opportunities to sell across different types of insurance products by utilizing their mature marketing channels, and insurance products tend to have more favorable margins. However, Leading may incur significant costs in research and development, recruiting additional personnel and engaging more third-party service providers for such expansion, and such investment may not generate expected returns. Moreover, the insurance market may not develop as Leading expects. If Leading fails to diversify its revenue source, its revenue may grow at a slower rate than it anticipates, and its business, financial condition and results of operations may be adversely affected.

38

Leading faces intense competition and it may not be able to compete effectively.

Leading faces significant competition from companies that provide insurance brokerage services and insurance marketing services. In addition, insurance companies can attract customers directly through their own sales and marketing efforts, other traditional methods of distribution or digital distribution channels. Insurance companies may also develop their own systems, instead of purchasing insurance brokerage services and insurance marketing services from Leading or other vendors. Leading also expects that new competitors will enter the insurance brokerage industry and the insurance marketing industry in Mainland China with competing platforms, services and products, and Leading may face new competitors as it expands into new insurance markets. Leading must develop new services and products to respond to its ecosystem participants’ evolving needs. Leading’s investments in new services and products may not be successful. See “—If Leading fails to enhance and expand its services and products in a manner that responds to its ecosystem participants’ evolving needs, its business may be adversely affected.”

Leading’s competitors may have significantly more financial, technical, marketing and other resources, and may devote greater resources to develop, promote and support their platforms and services. In addition, they may have more extensive insurance industry relationships, longer operating histories and greater brand recognition than Leading. As a result, these competitors may be able to respond more quickly to new technologies, regulatory requirements and customer demand.

If the insurance companies or insurance distribution channel partners compete directly with Leading or partner with Leading’s competitors, it may be difficult for Leading to grow and retain its customers. This could reduce Leading’s revenues and market share and materially adversely affect its business, financial condition and results of operations.

Leading’s success also depends on its ability to keep pace with advances in technologies and improve its platform to address the increasingly sophisticated and varied needs of its ecosystem participants; adapt its services and products to emerging industry standards and practices; and comply with evolving regulatory requirements. Leading’s efforts to adapt to changes in technology could require substantial investments. Leading’s ability to sustain and grow its business will suffer if it fails to respond to advances in technology in a timely and cost-effective manner.

Leading’s competitors also may develop and market new technologies that render Leading’s platform less competitive, unmarketable or obsolete. For example, if Leading’s competitors develop platforms with similar or superior functionality to Leading’, and the volume of transactions facilitated through Leading’s platform declines, Leading may need to decrease its transaction service fees. If Leading cannot maintain its pricing structure due to competitive pressures, its revenue could decline or fail to grow as it expects.

Competition may intensify as Leading’s competitors enter into business combinations or alliances or raise additional capital, or as established companies in other market segments or geographic markets expand into Leading’s market segments or geographic markets. Furthermore, current and future competitors could offer a different pricing model or undercut prices to increase market share. If Leading cannot compete successfully against current and future competitors, its business, results of operations and financial condition could deteriorate.

39

If Leading cannot maintain and enhance its relationships with insurance companies for its insurance brokerage services and insurance marketing services, its business, results of operations and financial condition could be materially adversely affected.

Leading partners with insurance companies to provide them insurance brokerage services and insurance marketing services. Insurance companies may terminate their business relationships and relevant service contracts with relatively short notice periods under certain circumstances. Leading may not be able to renew any of these contracts upon their expiration on terms comparable to or better than existing contracts, if at all.

Leading’s relationships with insurance companies depend on its ability to reach an attractive volume of end customers that match insurance companies’ desired customer profiles. At the same time, Leading’s ability to attract end customers to its platform depends on the quantity and quality of insurance products that insurance companies offer through Leading’s platform.

If Leading cannot maintain its relationships with insurance companies and add new insurance companies to its ecosystem, it may be unable to offer the end customers the insurance purchase experience they expect. The foregoing risks could reduce end customers’ confidence in Leading’s products and services. As a result, end customers could cease to use Leading’s insurance brokerage services, or use Leading’s services at a decreasing rate, which would reduce Leading’s attractiveness to insurance companies and materially adversely affect its business, results of operations and financial condition.

Leading is dependent on its channel partners to reach end customers. Failure to acquire new channel partners or retain existing channel partners in a cost-effective manner, its business, financial condition and results of operations may be materially and adversely affected.

Leading collaborates with channel partners to direct end customers interested in insurance products to its platform and maintain and grow its end customer base. As of December 31, 2024, Leading had established business cooperation with 130 third-party platforms and will continue to expand the number of third-party platforms as a key growth strategy.

Leading provides users of third-party platforms direct access to insurance products issued by Leading’s insurance company partners and facilitate the users’ purchase of insurance products. Leading’s technology solutions are built with its own proprietary technology, can be integrated and imbedded into third-party platforms. End customers may purchase insurance products and have access to insurance services through the embedded insurance solutions on third-party platforms including third-party platforms’ websites, mobile applications and relevant modules and mini programs embedded in such applications. These third-party platforms that Leading partners with primarily include information technology companies and media companies which direct user traffic and facilitate successful brokerage of insurance products.

Leading pays fees to channel partners for referring end customers to it and facilitating the purchase of insurance products through its platform. Leading may need to increase its fees for channel partners to incentivize them to promote its platform, which would reduce its profit margins. Leading’s ability to cost-effectively attract and secure new channel partners and retain and maintain existing channel partners, is crucial to driving its business growth and expansion, thus indirectly achieving profitability. Although Leading’s channel partners do not directly generate any revenues, they are essential to Leading’s business as they provide Leading unique opportunities to reach and serve the end customers. There can be no assurance that new channel partners will stay with Leading. In addition, if the existing channel partners no longer find Leading’s platform or services appealing, or if Leading’s competitors offer more attractive services or better customer services, Leading’s existing channel partners may lose interest in its platform or even cease to transact with Leading. Leading’s channel partners may enter into business collaborations with its competitors, or offer insurance products directly and compete with Leading’s business. If Leading’s channel partners do not effectively market Leading’s platform, or if they choose to use greater efforts to market their own digital insurance transaction services and/or products of Leading’s competitors, the value of Leading’s platform to insurance companies and the number of transactions on Leading’s platform may decline or fail to grow as it expects. Any adverse changes to Leading’s relationships with its channel partners could have a material adverse effect on its image, brand and reputation, as well as on its business, financial condition and results of operations. If Leading is unable to retain its existing channel partners or to acquire new channel partners in a cost-effective manner, tis business and results of operations will be adversely affected.

Any negative publicity about its industry, its ecosystem participants or its other business partners may materially adversely affect Leading’s business and results of operations.

Leading’s ability to attract and retain ecosystem participants depends in part upon public perception of its products, services, management and financial performance. Customer complaints, governmental investigations or service failures of its platform could cause substantial adverse publicity.

Mainland China’s insurance industry is highly regulated. Mainland China’s digital insurance industry is relatively new and the regulatory framework for this industry is evolving. Press coverage, social media messaging or other public statements that insinuate improper conduct by Leading or other participants in Mainland China’s insurance industry, and the digital insurance industry in particular, even if inaccurate, may result in negative publicity, litigation, governmental investigations or additional regulations.

40

Negative publicity about Leading’s ecosystem participants, including insurance companies, insurance distribution channel partners and its other business partners could also adversely affect Leading. Addressing negative publicity and any resulting litigation or investigations may distract management, increase costs and divert resources. Negative publicity may also harm Leading’s reputation and the morale of its employees. Any of these developments could adversely affect Leading’s business, financial condition and results of operations and the price of Ordinary Shares after the completion of the Business Combination.

Risks Related to Leading’s Business

Leading has historically incurred net losses and negative operating cash flows, and may not achieve or maintain profitability in the future.

Leading has incurred net losses since its inception. Leading incurred net losses of US$1.18 million, US $0.99 million and US$0.74 million for the years ended June 30, 2023 and 2024, and for the six months ended December 31, 2024, respectively. Leading had operating cash outflow of US$2.18 million, US$1.56 million and US$1.83 million for the years ended June 30, 2023 and 2024, and for the six months ended December 31, 2024, respectively. Leading must grow its revenues to become profitable, and, even if it does, it may not maintain or increase its profitability. Leading’s future investment of financial and other resources may not result in additional revenue or the growth of its business. Accordingly, Leading may not generate sufficient revenue to offset its expected cost increases and achieve and sustain profitability. If Leading fails to achieve and sustain profitability, the market price of Ordinary Shares could decline.

If Leading fails to enhance and expand its services and products in a manner that responds to its ecosystem participants’ evolving needs, its business may be adversely affected.

Leading’s success depends on its ability to provide innovative services that make its platform useful for insurance companies, insurance distribution channel partners and end customers. Accordingly, Leading must invest resources in technology and developments of new services and products to maintain and improve its competence. This may require significant investments in acquiring additional personnel, engaging third-party service providers and conducting research and development activities. Leading may not have the resources to make such investments.

While Leading is expanding its businesses and diversifying its service and product offerings. See “Information about Leading—Leading’s Services.” Leading has limited experience in these new market segments, services and products, and its ecosystem participants may not respond favorably to new services and products. If the services or products that Leading introduces fail to engage ecosystem participants, Leading may fail to generate sufficient revenue or other value to justify its investments.

If Leading fails to penetrate new insurance markets or introduce new services and products successfully, its revenue may grow at a slower rate than it anticipates. Any of the foregoing could damage Leading’s reputation and materially adversely affect its business, financial condition and results of operations.

41

If Leading is unable to maintain and expand its local network, it may not be able to grow its business.

Leading’s service personnel negotiate service fees and other contract terms with insurance companies and facilitate the issuance and settlement of insurance policies to end customers. Leading faces significant challenges and risks in managing its geographically dispersed network. If one or more of its service personnel were to depart and join a competitor, they may divert business from Leading to its competitor, which could materially adversely affect Leading’s business.

As Leading grows its business, it needs to expand the geographic reach of its network. This depends largely on Leading’s ability to meet local regulatory requirements and hire and retain service personnel with long-lasting relationships with insurance companies and insurance distribution channel partners. Failure to do so would prevent Leading from expanding its business and maintaining its market share.

Leading may also need to seek additional business partners to assist in its expansion efforts. If Leading cannot successfully expand its nationwide network, its growth may be adversely impacted. In addition, Leading’s expansion of its nationwide network may not produce the expected financial or results of operations. Any of the foregoing could materially adversely affect Leading’s business, financial condition and results of operations.

Leading may not successfully attract prospective end customers.

The growth of Leading’s business depends on its ability to attract prospective end customers at reasonable costs. To expand the base of the end customers, Leading must invest significant resources to build its relationships with the insurance distribution channel partners and other ecosystem participants.

Leading’s ability to attract prospective end customers depends on many factors, including Leading’s ability to anticipate and effectively respond to changing interests and preferences of the end customers, anticipate and respond to changes in the competitive landscape, and develop and offer services that address the needs of the end customers. Leading’s ability to attract prospective end customers also depends on its channel partners’ ability to effectively market its insurance products. See “—Leading may fail to maintain and grow its relationships with third-party platforms and channel partners and to effectively manage such relationships.”

To attract prospective end customers, Leading must devote significant resources to enhancing the functionality and reliability of its platform and the speed with which it processes insurance purchase applications. If Leading’s efforts are unsuccessful, its base of end customers and the insurance transactions it facilitates may not increase at the rate it anticipates or may even decrease.

Leading’s ability to attract prospective end customers also depends on end customers receiving competitive prices, convenience, customer service and responsiveness from insurance companies on its platform. If these insurance companies do not meet the end customers' expectations, Leading’s brand value and ability to attract end customers to its platform may decline, which could materially adversely affect Leading’s business, financial condition and results of operations.

42

Leading is dependent on key insurance companies on the supply of insurance products to the end customers, the loss of which could adversely affect its business, financial condition and results of operations.

Leading is dependent on key insurance companies on the supply of insurance products to the end customers. Leading’s revenue from its largest three insurance company partners in terms of operating revenue contribution aggregately accounted for 50.7%, 53.3% and 58.4% of Leading’s total net revenues for the years ended June 30, 2023 and 2024, and for the six months ended June 30, 2024, respectively. For the year ended June 30, 2023, Leading’s largest three insurance company partners in terms of operating revenue contribution were Ping An Property & Casualty Insurance Co., Ltd. of China (中国平安财产保险股份有限公司), PICC Property and Casualty Co., Ltd.(中国人民财产保险股份有限公司) and China Dadi Property Insurance Co., Ltd (中国大地财产保险股份有限公司). For the year ended June 30, 2024, Leading’s largest three insurance company partners in terms of operating revenue contribution were Ping An Property & Casualty Insurance Co., Ltd. of China (中国平安财产保险股份有限公司), PICC Property and Casualty Co., Ltd.(中国人民财产保险股份有限公司) and China Pacific Property & Casualty Insurance Co., Ltd. (中国太平洋财产保险股份有限公司). For the six months ended December 31, 2024, Leading’s largest three insurance company partners in terms of operating revenue contribution were China Pacific Property & Casualty Insurance Co., Ltd. (中国太平洋财产保险股份有限公司), Ping An Property & Casualty Insurance Co., Ltd. of China (中国平安财产保险股份有限公司) and PICC Property and Casualty Co., Ltd.(中国人民财产保险股份有限公司). Leading has established strong business relationships with these insurance companies, which it expects to maintain in the long run.

Leading’s ability to maintain close relationships with its main insurance company partners is essential to the growth and profitability of its business. However, the level of revenue generated from one particular insurance company partner may vary from year to year. The services Leading provides to insurance companies, and the revenues so generated from those services, may decline or vary over time. In addition, Leading’s reliance on any individual insurance company for a significant portion of its revenues may give that insurance company a certain degree of pricing leverage against Leading when negotiating contracts and terms of service. A number of factors other than Leading’s performance could cause the loss of or reduction in business or revenues from an insurance company, which may be out of Leading’s control. These factors may include organization restructuring, pricing pressure, changes to its strategy, or switching to another services provider. The loss of cooperation with any of major insurance companies could adversely affect Leading’s financial condition and results of operations.

Forecasts and projections of Leading’s operating and financial results rely in large part upon assumptions and analyses developed by its management. If these assumptions or analyses prove to be incorrect, Leading’s actual operating results may be materially different from those forecasted or projected.

Leading’s operating results forecast relies in large part upon assumptions and analyses developed by its management and reflects current estimates of future performance, any or all of which may not prove to be correct or accurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Leading’s actual operating results may differ materially and adversely from those forecasted or projected. Leading believes that the assumptions in the forecasts and projections were reasonable at the time such information was prepared, given the information it had at the time. In particular, the prospective financial information was prepared by Leading’s management based on estimates and assumptions believed to be reasonable with respect to the expected future financial performance of Leading, which do not take into account any circumstances or events occurring thereafter. This prospective financial information incorporates certain financial and operational assumptions, including, but not limited to, future industry performance, general business, economic, market and financial conditions, and matters specific to Leading’s business. In addition, such projections incorporate assumptions relating to, but not limited to, (a) increased business scale of Leading, including increase in the number of Leading’s full time employees, (b) increased number of Leading’s channel partners and insurance premiums contributed by each channel partner, and therefore the increased revenue in Leading’s insurance brokerage services, (c) growth of Leading’s integrated marketing services, and (d) Leading’s continuous optimization of costs structure.

However, the assumptions that underlie the prospective financial information are preliminary and there can be no assurance that Leading’s actual results will be in line with its expectations. The prospective financial information covers multiple years and such financial projections, by their nature, become subject to greater uncertainty with each succeeding year. Also, as Leading has limited operating history, its historical performance may not be indicative of its future business growth trends. In addition, whether actual operating and financial results and business developments will be consistent with Leading’s expectations and assumptions as reflected in the forecast depends on a number of factors, many of which are outside our control, including, but not limited to those stated elsewhere in this “Risk Factors” section.  Readers of this proxy statement/prospectus are also cautioned to note that the Financial Projections prepared by Leading indicate a growth rate of Leading’s business which substantially exceeds the projected growth of China's independent insurance brokerage market. See the sections titled “Proposal 1–The Business Combination Proposal — Background of the Business Combination” and " HAIA’s Valuation Analysis of Leading” — Certain Prospective Operational and Financial Information of Leading”  and “Industry Overview — Overview of Independent Insurance Brokerage Market in China — Market Size of Independent Insurance Brokerage in China.”

The forecasts and projections also reflect assumptions as to certain business decisions that are subject to change. The forecasts and projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to the forecasts and projections, but, in the view of Leading’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Leading. However, such information is not historical fact, should not be seen as guidance or relied upon as being necessarily indicative of future results.

The projections and forecasts were prepared based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Leading’s management. Neither Leading’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections and forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forecasts and projections.

Unfavorable changes in any of these or other factors, most of which are beyond Leading’s control, could turn out to be different than those anticipated, materially and adversely affect Leading’s business, prospects, financial results, and results of operations, and have an adverse impact on the market price of PubCo Ordinary Shares or the financial position of the PubCo.

 Leading expects to require additional working capital to finance its future operations as it expands its business.

As its business grows, Leading expects to require additional working capital to finance its future operations as it expands its business. Leading has entered into financing arrangements to manage its working capital needs. As of the date of this proxy statement/prospectus, Leading has obtained a total of  RMB34 million line of credit from financial institutions, of which RMB14.3 million has been used. These financing arrangements may not continue to be available on acceptable terms, or at all. If Leading is unable to maintain existing relationships with financial institutions, and to acquire new sources of liquidity, it may not be able to grow its operations or fund its current business. If Leading does not have sufficient working capital, it may not be able to pursue its growth strategy, respond to competitive pressures or fund key strategic initiatives, which may in turn harm its business, financial condition and results of operations.

The need for additional capital may also arise if there is major change in the operation mode of Leading during the course of its expansion. For example, as frequently seen in the digital insurance brokerage service industry in Mainland China, there could be a potential time lag between the payment of referral service fees by a digital insurance broker to its channel partners and the receipt of its brokerage service fees from the insurance companies. Currently, for the insurance products successfully brokered, Leading pays the referral service fees after receiving commissions from insurance companies. If, in the future, there arises a time lag between Leading’s payment of referral service fees to channel partners and its receipt of brokerage service fees from insurance companies, additional working capital may be needed.

43

If Leading does not effectively manage its growth, control its expenses or implement its business strategies, it may be unable to maintain high-quality services or compete effectively.

Leading has experienced rapid growth in recent years, which has strained its management and resources. Leading believes that its growth will depend on its ability to:

•	attract and maintain relationships with ecosystem participants;

•	develop new sources of revenue;

•	capture growth opportunities in new insurance products and services and geographies;

•	retain and expand its local network;

•	improve its operational and financial systems, procedures and controls, including its technology infrastructure and accounting and other internal management systems;

•	expand, train, manage and motivate its workforce and manage its relationships with ecosystem participants;

•	implement its marketing strategies; and

•	compete against its existing and future competitors.

Leading’s expansion may require it to penetrate new cities in Mainland China, where it may have difficulty in satisfying local market demands and regulatory requirements. The foregoing risks will require substantial management skills and efforts and significant expenditures. Leading may not achieve any of the foregoing.

The expansion by Leading may divert its management, operational or technological resources from its existing operations. Leading may not successfully maintain its growth rate or implement its future business strategies effectively. Failure to do so may materially adversely affect Leading’s business, financial condition, results of operations and prospects.

If Leading fails to build and maintain its brand, it may not be able to attract enough ecosystem participants to grow its business.

Leading conducts its insurance brokerage business in China through Dingli, a subsidiary of the VIE. Maintaining and enhancing the “Dingli” brand is critical to expanding Leading’s business. Maintaining and enhancing the “Dingli” brand largely depends on providing useful, reliable and innovative services, which Leading may not do successfully. Leading may introduce new services or terms of service that its ecosystem participants do not like, which may negatively affect the “Dingli” brand. Leading may also fail to provide adequate customer service, which could erode confidence in the “Dingli” brand.

44

Although currently there are not any known threats to the “Dingli” brand, maintaining and enhancing the “Dingli” brand may require Leading to make substantial investments, which may not be successful. In addition, there are other independent insurance brokerages who conduct the same business with Leading in China. Leading cannot afford to lose brand recognition and strong foothold in such a competitive market in order to keep “Dingli” as a well-recognized and trusted brand. If Leading fails to successfully promote and maintain the “Dingli” brand, or if Leading incurs excessive expenses in this effort, its business, financial condition and results of operations may be adversely affected.

Leading may acquire other companies or technologies that are complementary to its business, which could divert its management’s attention, dilute its shareholders, disrupt its operations and harm its results of operations.

If appropriate opportunities arise, Leading may acquire other companies' assets, products, technologies or businesses complementary to its business. In addition to obtaining shareholder approval, Leading may have to obtain approvals and licenses from government authorities for the acquisitions. These approvals and licenses could result in delays and increased costs, and may derail Leading’s business strategy if it fails to obtain them.

Acquisitions involve a number of risks and present financial, managerial and operational challenges, including potential disruption of Leading’s ongoing business and distraction of management, difficulty with integrating personnel and financial systems, hiring additional management and other critical personnel and increasing the scope, geographic diversity and complexity of Leading’s operations. Leading may not realize any anticipated benefits or achieve the synergies that it expects from acquired businesses or assets. Leading’s ecosystem participants may react unfavorably to its acquisitions. Leading may be exposed to additional liabilities of any acquired business.

In addition, future acquisitions may involve the issuance of additional securities of Leading Partners, which may dilute your equity interest in Leading Partners. Any of the foregoing risks could materially adversely affect Leading’s revenue and results of operations.

Improper access to, use or disclosure of data could harm Leading’s reputation and adversely affect its business.

Leading’s platform generates, stores and processes a relatively large quantity of data. As a result, Leading is exposed to risks inherent in accessing and handling large volumes of data, including those associated with:

•	protecting the data hosted on its technology systems, applications, APIs, website and SaaS solutions, including against attacks by outside parties or employee error or malfeasance;

•	addressing concerns related to data privacy, sharing and security; and

•	complying with laws, rules and regulations governing the use and disclosure of personal information.

Cybersecurity and data privacy issues have become subject to increasing legislative and regulatory focus in China. See “Government Regulations Applicable to Leading’s Business — Regulation on Data Protection and Cybersecurity.” Many of these laws and regulations and their interpretations are subject to frequent modification.

45

Complying with these evolving regulatory requirements could require significant expense and effort and require Leading to change its business practices and privacy policies in a manner adverse to its ecosystem participants and its business. Failure to comply with existing or future cybersecurity and data privacy laws and regulations could result in litigation, fines and penalties, regulatory enforcement actions and reputational harm. In addition, changes in its ecosystem participants’ expectations and requirements regarding privacy and data protection could restrict Leading’s ability to collect and use information collected on its platform, which in turn could harm Leading’s ability to serve its ecosystem participants. Any of the foregoing risks could materially adversely affect Leading’s business, reputation, or financial results.

A severe or prolonged downturn in general economy may harm Leading’s business and results of operations.

A prolonged slowdown in the general economy may harm Leading’s business, results of operations and financial condition. In particular, general economic factors and conditions in China or worldwide, including interest rates and unemployment rates, may affect customers’ willingness to purchase insurance and insurance companies’ willingness to purchase Leading’s services, which could in turn adversely affect the demand for related insurance products and Leading’s services.

COVID-19 has had a severe and negative impact on the global and Chinese economy, and its long-term impact on the global and Chinese economy is still uncertain. Even before the outbreak of COVID-19, the global macroeconomic environment was facing challenges, including the end of quantitative easing by the U.S. Federal Reserve, the economic slowdown in the Eurozone since 2014, uncertainties over the impact of Brexit and the ongoing trade and tariffs disputes between China and the United States. The growth trend of the Chinese economy is hard to predict. There is considerable uncertainty over the long-term effects of the monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. In addition, the trade tension between the United States and China, the drastic drop in oil prices and the U.S. Federal Reserve’s fiscal policies to strengthen the market in early 2020 also created uncertainty and challenges to the development of global economic conditions. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies, and the expected or perceived overall economic growth rate in China. Any prolonged slowdown in the global or Chinese economy may have a negative impact on individual disposable income and in turn Leading’s business, results of operations and financial condition, and continued turbulence in the international capital markets may adversely affect Leading’s access to capital markets to meet liquidity needs.

Leading has limited ability to protect and defend its intellectual property rights, and unauthorized parties may infringe upon or misappropriate its intellectual property, which could harm its business and competitive position.

Leading’s success depends on its ability to protect the know-how and technologies that it has developed. Leading cannot protect its intellectual property if it cannot enforce its rights or does not detect unauthorized use of its intellectual property. If Leading fails to protect its intellectual property rights adequately, its competitors may gain access to its technology and its business could be adversely affected.

Leading relies on a combination of patents, trademarks, copyrights, contractual restrictions and other intellectual property laws and confidentiality procedures to establish and protect its proprietary rights. However, the steps it takes to protect its intellectual property may be inadequate.

Any patents, trademarks or other intellectual property rights that Leading obtains may be challenged by others or invalidated through administrative processes or litigation. Leading enters into confidentiality agreements with key employees and include confidentiality provisions in agreements with its business partners. These agreements may not be effective in controlling access to and distribution of Leading’s proprietary information.

46

Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights may change from time to time in Mainland China. The laws of Mainland China with respect to protecting intellectual property rights continue to evolve, and Leading may not be able to keep up with these changes and prevent third parties from infringing upon or misappropriating its intellectual property.

Leading may expend significant resources to monitor and protect its intellectual property rights. It may also pursue litigation to protect its intellectual property rights and protect its trade secrets. Litigation to protect and enforce its intellectual property rights could be costly, time-consuming and distracting to management. Litigation could also result in the impairment or loss of portions of Leading’s intellectual property.

Leading’s efforts to enforce its intellectual property rights may face defenses, counterclaims and countersuits attacking the validity and enforceability of its intellectual property rights. Leading’s failure to protect its proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of its management’s attention and resources, could delay introductions of new services, result in its substituting less effective or more costly technologies into its platform, or injure its reputation.

Infringement or misappropriation claims by third parties could subject Leading to significant liabilities and other costs.

Leading’s success depends largely on its ability to use and develop its technology and know-how without infringing the intellectual property rights of third parties. Leading’s competitors or other third parties may claim that Leading is infringing upon their intellectual property rights, and it may be found to be infringing upon such rights.

Any claims or litigation, regardless of merit, could cause Leading to incur significant expenses. If successfully asserted against it, these claims could require that Leading pays substantial damages or ongoing royalty payments, prevent Leading from offering its services or require that Leading complies with other unfavorable terms.

Even if the claims do not result in litigation or resolve in Leading’s favor, these claims, and the time and resources spent in resolving them, could divert management resources and adversely affect Leading’s business and results of operations. Leading expects that the occurrence of infringement claims is likely to grow as the industry and its business grows. Accordingly, its exposure to damages resulting from infringement claims could increase and divert its financial and management resources.

Any significant disruption in Leading’s technology systems, including events beyond its control, could prevent it from offering its services and products or reduce its attractiveness and result in a loss of Leading’s ecosystem participants.

The performance, reliability and availability of Leading’s platform and the underlying technology infrastructure are critical to Leading’s operations, reputation and ability to attract and retain ecosystem participants. A system outage, malfunction or data loss could harm Leading’s ability to provide services.

Third-party cloud providers host Leading’s digital platforms and supporting services. Leading’s operations depend on service providers’ ability to protect its systems and their own systems against damage or interruption from natural disasters, power or telecommunications failures, environmental conditions, computer viruses or attempts to harm its systems, criminal acts and similar events, many of which are beyond Leading’s control. Leading offers its digital insurance transaction service products through digital channels on website and third-party applications such as WeChat. Disruptions to the services of these stores and applications may negatively affect the delivery of Leading’s services to its ecosystem participants.

47

If Leading’s arrangements with these service providers terminate or if the services are no longer cost-effective to Leading, Leading could experience interruptions in its services and products as well as delays and additional expenses to serve its ecosystem participants. Leading’s ability to exchange information with insurance companies and other ecosystem participants could also experience interruptions.

Leading’s digital platforms may malfunction from time to time. In addition, Leading needs to update its digital platforms to improve functions, incorporate new functions or adapt major updates for operating systems of different users. If Leading’s digital platforms fail to perform, user experience and its reputation may deteriorate, which could materially adversely affect its business.

Any interruptions or delays in Leading’s technology systems, products or services, whether as a result of third-party errors, natural disasters or security breaches, whether accidental or willful, could harm its relationships with end customers and insurance companies and other ecosystem participants and its reputation. Leading may not have sufficient capacity to recover all data and services lost in the event of an outage.

These factors could prevent Leading from facilitating insurance transactions or providing its services, damage Leading’s brands and reputation, divert the attention of Leading’s employees, reduce Leading’s revenue, subject Leading to liability; and cause insurance companies to abandon Leading’s services and products.

As of the date of this proxy statement/prospectus, Leading had not experienced severe interruptions or delays in its technology systems, services or products. However, it could be subject to such interruptions and delays in the future. Any of the foregoing could materially adversely affect Leading’s business, financial condition and results of operations.

Leading’s operations depend on the performance of the internet infrastructure and fixed telecommunications networks in Mainland China.

Substantially all access to the internet in Mainland China is maintained through state-owned telecommunication operators under the regulatory supervision of the MIIT. Third-party cloud providers host Leading’s APIs, website, SaaS solutions and supporting services. These service providers may have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or fixed telecommunications networks.

As Leading’s business expands, it may need to upgrade its technology and infrastructure to keep up with the increasing number and variety of transactions on its platform. Leading’s technology systems and the underlying internet infrastructure and fixed telecommunications networks in Mainland China may not support the demands of continued growth in internet usage.

In addition, Leading does not control the costs of services provided by telecommunication service providers which may affect the cost of data center services. If the prices that Leading pays for data center services rise significantly, its results of operations may be adversely affected.

48

Misconduct or other improper activities by Leading’s employees, ecosystem participants and other third parties could harm its business and reputation.

Leading’s employees, ecosystem participants and other third parties may engage in misconduct or other improper activities, which could subject it to financial losses or regulatory sanctions and seriously harm its reputation. This misconduct could include unauthorized activities resulting in unknown risks or losses, improper use of confidential or privacy information or fraudulent and other illegal or improper activities. It is not always possible to deter misconduct that occurs on Leading’s platform, and the precautions that Leading takes to prevent and detect this activity may not be effective in all cases.

Leading cooperates with channel partners to attract potential insurance purchasers to its platform. These channel partners help end customers purchase insurance policies through its platform. As a result, end customers may associate these channel partners with Leading and hold Leading accountable for their misconducts.

Leading is also subject to the risk of fraudulent activities by customers, such as potential buyers of insurance products or current policyholders of insurance products, who may provide it with inaccurate or misleading information while making purchases of insurance products or making claims or engage in other improper activities through Leading’s platform. Additionally, misconducts or other improper activities by Leading’s employees, ecosystem participants and other third parties could also damage its brand and reputation, discourage ecosystem participants from using its services and require it to take additional steps to reduce improper and illegal activities on its platform, which could significantly increase Leading’s costs.

Leading’s business depends on the continued efforts of its senior management. If one or more members of its senior management were unable or unwilling to serve in their present positions, Leading’s business may be severely disrupted.

Leading’s operations depend on the continued services of its senior management, particularly the executive officers named in this proxy statement/prospectus. While Leading has provided various incentives to its management, it may be unable to retain their services.

As the number of service providers for insurance brokerage and insurance marketing in Mainland China increases, competitors may attempt to hire Leading’s senior management members. If Leading loses the services of any member of its senior management team, it may not be able to effectively manage its business or implement its growth strategies. If any of Leading’s senior management members joins a competitor or forms a competing company, Leading may lose trade secrets and relationships with its ecosystem participants, and its business may suffer.

Intense competition for employees and increases in labor costs in Mainland China may adversely affect Leading’s business and results of operations.

Leading believes that its success depends on its ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and Leading may incur significant costs to attract and retain them. Experienced information technology personnel, who are critical to the success of Leading’s business, are in particularly high demand in Mainland China.

49

Competition for talent is intense, and retaining such individuals can be difficult. Volatility or lack of appreciation in the price of Leading Partner’s ordinary shares may also affect its ability to attract and retain key employees. Many of Leading’s senior personnel and other key employees will soon become, vested in a substantial number of options. Employees may be more likely to leave Leading if the shares they own or the shares underlying their vested options, restricted shares or restricted share units have significantly appreciated in value relative to the original purchase price of the shares or the exercise price of the options, or conversely, if the exercise price of the options that they hold are significantly above the market price of Leading Partners’ ordinary shares. The loss of any of Leading’s key employees could materially adversely affect its ability to execute its business plan and strategy, and Leading may not find adequate replacements on a timely basis, or at all. Leading may not retain the services of any key employees. If Leading does not attract well-qualified employees, or retain and motivate existing employees, its business could be materially adversely affected.

Leading invests significant time and expenses to train its employees, which increases their value to competitors who may seek to recruit them. If Leading fails to retain its employees, it could incur significant expenses in hiring and training their replacements. As a result, the quality of Leading’s services and its ability to serve end customers, insurance companies and other industry participants could diminish, materially adversely affecting its business.

The Chinese economy has experienced increases in inflation and labor costs in recent years. As a result, average wages in Mainland China are expected to increase. In addition, the laws and regulations of Mainland China require Leading to pay various statutory employee benefits, including pension insurance, housing funds, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of employees. Leading expects that its labor costs, including wages and employee benefits, will increase. Unless Leading can control its labor costs or pass on these increased labor costs, its financial condition and results of operations may be adversely affected.

Leading’s business is subject to fluctuations, which makes its results of operations difficult to predict and may cause its quarterly results of operations to fall short of expectations.

Leading’s revenue and results of operations could vary significantly from period to period and fail to match expectations as a result of a variety of factors, some of which are outside of its control. Leading’s results of operations may vary as a result of fluctuations in the number of end customers and insurance companies using its platform and seasonal promotions offered by insurance companies and purchase patterns of end customers. In addition, the digital insurance industry is subject to cyclical trends and uncertainties. If the insurance product portfolio it offers on its platform changes, the fluctuation trend of its results of operations will change accordingly. It may also introduce promotional activities or enhance its marketing and branding efforts in ways that further cause its quarterly results to fluctuate and differ from historical patterns. In addition, its quarterly and annual revenues and costs and expenses as a percentage of its revenues may be significantly different from its historical or projected figures. For these reasons, comparing its operating results on a period-to-period basis may not be meaningful, and you should not rely on its historical results as an indication of its future performance because its fast growth in the past may have masked the seasonality that might otherwise be apparent in its results of operations. Its results of operations in future quarters may fall below expectations, which could cause the price of its shares to fall.

Leading’s leased property interests may be defective and its rights to the leased properties affected by such defects may be challenged, which could significantly disrupt its operations.

Leading leases a significant number of properties from third parties for its business. As of the date of this proxy statement/prospectus, Leading leased a total gross floor area of approximately 1022.27 square meters, which it primarily used for office space. Leading may need to relocate for a number of reasons. For example, it may not be able to renew its leases, and may move to more premium locations or relocate its operations. In those cases, Leading may not be able to locate desirable alternative sites for its offices under favorable terms.

50

Leading has not received from lessors of certain of its leased properties copies of title certificates or proof of authorization to lease the properties to it. If its lessors are not the owners of the properties and they have not obtained consents from the owners or their lessors or permits from the relevant government authorities, Leading’s leases could be invalidated. If this occurs, Leading may have to renegotiate the leases with the owners or the parties who have the right to lease the properties, and the terms of the new leases may be less favorable to Leading.

Some of Leading’s leased properties were subject to mortgage at the time the leases were entered into. If no consent had been obtained from the mortgage holder under such circumstances, the lease may not be binding on the transferee of the property in the event that the mortgage holder forecloses on the mortgage and transfers the property to another party.

In addition, Leading has not registered most of its lease agreements with relevant government authorities as required by Mainland China law. Although failure to complete lease registrations would not affect the legal effectiveness of the leases under Mainland China law, real estate administrative authorities may require the parties to the lease agreements to register the leases within a prescribed period. Failure to do so may subject the parties to fines from RMB1,000 to RMB10,000 for each such lease. If any competent authority requires that Leading complete such lease registrations within a prescribed period of time, Leading would use its best efforts to comply with such requirements. While Leading has not been subject to any material penalties or disciplinary actions due to the failure to register its leases, it could face penalties or other disciplinary actions for past and future non-compliance.

As of the date of this proxy statement/prospectus, Leading is not aware of any material actions, claims or investigations threatened against it or its lessors with respect to the defects in its leasehold interests. However, if any of its leases terminate as a result of challenges by third parties or governmental authorities due to a lack of title certificates or proof of authorization to lease, Leading may relocate the affected offices and incur additional expenses.

If Leading fails to maintain an effective system of internal control over financial reporting, its ability to produce accurate financial statements timely or comply with applicable regulations could be impaired.

Prior to the consummation of Business Combination, Leading was a private company with limited accounting personnel and other resources with which to address Leading’s internal controls and procedures. In connection with the audit of Leading’s consolidated financial statements as of June 30, 2023 and 2024 and for the years ended June 30, 2023 and 2024, Leading’s management and Leading’s independent registered public accounting firm identified deficiencies that represented material weaknesses in the internal control over financial reporting. The material weaknesses identified relate to (i) insufficient accounting and financial reporting personnel with appropriate knowledge, skills, and experience in the application of U.S. GAAP and SEC regulations, as well as insufficient formal accounting policies and procedures manual, to ensure complete and accurate financial reporting in accordance with U.S. GAAP and SEC reporting requirements; and (ii) insufficient internal audit function to establish formal risk assessment process and internal control framework. Following the identification of the material weaknesses, Leading has started adopting measures to remedy these material weaknesses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Leading —Internal Control of Financial Reporting.”

However, Leading cannot assure you that the implementation of these measures will be sufficient to remediate its material weakness, or that material weaknesses or significant deficiencies in its internal control over financial reporting will not be identified in the future. The failure to correct the above mentioned material weaknesses or the failure to discover and address any other material weaknesses or significant deficiencies could result in inaccuracies in its financial statements and impair the ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder its ability to prevent fraud.

Upon completion of the consummation of the Business Combination, Leading will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that Leading include a report from management on the effectiveness of the internal control over financial reporting in its annual report on Form 20-F beginning with the annual report for the fiscal year ending June 30, 2026. In addition, once Leading ceases to be an “emerging growth company” as such term is defined in the JOBS Act, Leading’s independent registered public accounting firm must attest to and report on the effectiveness of its internal control over financial reporting. Leading’s management may conclude that its internal control over financial reporting is not effective. Moreover, even if Leading’s management concludes that the internal control over financial reporting is effective, Leading’s independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with the internal controls or the level at which Leading’s controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from Leading. In addition, after Leading become a public company, Leading’s reporting obligations may place a significant strain on its management, operational and financial resources and systems for the foreseeable future. Leading may be unable to timely complete its evaluation testing and any required remediation.

During the course of documenting and testing its internal control procedures, in order to satisfy the requirements of Section 404, Leading may identify other weaknesses and deficiencies in its internal control over financial reporting. In addition, if Leading fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, Leading may not be able to conclude on an ongoing basis that Leading has effective internal control over financial reporting in accordance with Section 404. If Leading fails to achieve and maintain an effective internal control environment, Leading could suffer material misstatements in its financial statements and fail to meet its porting obligations, which would likely cause investors to lose confidence in its reported financial information. This could in turn limit Leading’s access to capital markets, harm its results of operations, and lead to a decline in the trading price of its securities. Additionally, ineffective internal control over financial reporting could expose Leading to increased risk of fraud or misuse of corporate assets and subject Leading to potential delisting from the stock exchange on which Leading lists, regulatory investigations, and civil or criminal sanctions. Leading may also be required to restate its financial statements from prior periods.

Leading’s risk management systems may not assess or mitigate all risks to which it is exposed.

Leading has established risk management systems, consisting of policies and procedures that it believes are appropriate for its business. However, it may fail to successfully implement these policies and procedures.

Leading may also be exposed to fraud or other misconduct committed by its employees or third parties and other events that are out of its control. These events could adversely affect the quality of its services and reputation and subject it to financial losses or sanctions from government authorities. As a result, Leading cannot assure you that Leading’s risk management systems will be effective.

51

Leading may be subject to legal proceedings in the ordinary course of its business. Litigation could distract management, increase its expenses or subject it to material money damages and other remedies.

From time to time, Leading may be a party to litigation and other legal proceedings commenced by or against it, including but not limited to disputes with employees and ecosystem participants. The outcome of any legal proceeding is uncertain. If any legal proceedings were to result in an unfavorable outcome, it could materially adversely affect Leading’s business, financial position and results of operations.

Even if Leading successfully defends itself, it may incur substantial costs, time and efforts to defend against any legal action. In addition, any adverse publicity resulting from actual or potential litigation may also adversely affect its reputation, which in turn could harm its business.

Leading may not have sufficient insurance coverage.

Insurance companies in Mainland China currently do not offer as extensive a range of insurance products as insurance companies in the U.S. Leading does not maintain property insurance or business interruption insurance, nor does it maintain product liability insurance or key-man life insurance. Any business disruption or litigation, or any liability or damage to, or caused by, Leading’s facilities or its personnel beyond its insurance coverage may result in substantial costs and may divert its resources.

Leading faces risks related to natural disasters, health epidemics, including the COVID-19 outbreak, natural disasters and other events that could significantly disrupt its operations.

Leading is vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may cause server interruptions, breakdowns, system failures or internet failures. These incidents could cause the loss or corruption of data or malfunctions of software or hardware and adversely affect Leading’s ability to provide its services.

The effects of COVID-19, monkey pox, Ebola, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome, or other epidemics could also affect Leading’s business. If any of its employees has a contagious disease or condition, Leading may need to quarantine its employees and/or disinfect its offices, which would negatively impact its business. In addition, Leading’s results of operations could be adversely affected to the extent that any of these epidemics harms the Mainland Chinese economy in general.

Since the worldwide outbreak of the COVID-19 pandemic in early 2020, most business sectors have been severely affected including the insurance industry. In early 2021, WHO announced the variants of the coronavirus causing COVID-19 were discovered in Denmark, the United Kingdom, South Africa and Japan subsequently, which is considered highly contagious and may pose a serious public health threat. To respond to the continuing impact and recurrence of COVID-19 pandemic, the Mainland Chinese government has imposed various strict measures with the aim to contain the spread of COVID-19 including, but not limited to, travel restrictions, mandatory quarantine requirements, and postponed resumption of business operations. Both Leading’s insurance brokerage services and insurance marketing services were adversely affected as the result of business suspension of Leading’s insurance company partners and restricted mobility of Leading’s sales personnel. Nevertheless, the COVID-19 outbreak did not have a material long-term impact on Leading’s financial condition and operation. Although most of the COVID-19 related restrictions previously imposed by the government were lifted in 2023, any future outbreak of public health epidemics may restrict economic activities in affected regions, resulting in reduced business volume, disrupt Leading’s business operations and adversely affect Leading’s results of operations.

52

Any failure by Leading or third parties with which it collaborates to comply with anti-money laundering laws and regulations could damage its reputation, expose it to significant penalties, and decrease its revenues and profitability.

Leading has implemented policies and procedures to comply with applicable anti-money laundering laws and regulations. These include internal controls and “know-your-customer” procedures, for preventing money laundering and terrorist financing. In addition, Leading relies on insurance companies to have their own appropriate anti-money laundering policies and procedures.

Insurance companies with which Leading collaborates are subject to anti-money laundering obligations under applicable anti-money laundering laws and regulations and are regulated by the People’s Bank of China (the “PBOC”). Leading has adopted commercially reasonable procedures for monitoring insurance companies with which it collaborates.

Leading has not been subject to fines or other penalties, or suffered material business or other reputational harm, as a result of actual or alleged money laundering or terrorist financing activities in the past. However, Leading’s policies and procedures may not prevent other parties from using it or any insurance companies with which it collaborates as a conduit for money laundering (including illegal cash operations) or terrorist financing without its knowledge.

If Leading were associated with money laundering (including illegal cash operations) or terrorist financing, its reputation could suffer. Leading could also become subject to regulatory fines, sanctions, or legal enforcement, including being added to any “blacklists” that would prohibit certain parties from engaging in transactions with it, all of which could materially adversely affect its financial condition and results of operations.

Even if Leading and insurance companies with which Leading collaborates comply with applicable anti-money laundering laws and regulations, Leading and these insurance companies may not be able to eliminate money laundering and other illegal or improper activities in light of their complexity and the secrecy of these activities. Any negative perception of the industry, including that which may arise from any failure of other insurance transaction service providers to detect or prevent money laundering activities, even if factually incorrect or based on isolated incidents, could compromise its image, undermine the trust and credibility that Leading has established, and negatively impact its financial condition and results of operation.

Risks Related to Doing Business in China

The Mainland China government has significant authority to exert influence on the Mainland China operations of an offshore holding company, such as Leading Partners following the Business Combination, and may intervene or influence such operations at any time. Changes in Mainland China’s economic, political or social conditions or government policies could have a material adverse effect on Leading’s business, results of operations, financial condition, and the value of Leading Partners’ securities. The Mainland China government may also decide to exert more oversight and control over offerings conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder Leading's ability to offer or continue to offer securities to investors and cause the value of Leading Partners’ securities to significantly decline or be worthless.

Leading conducts its business in Mainland China and substantially all of its assets are located in Mainland China. Accordingly, Leading’s business, results of operations and financial condition may be influenced to a significant degree by the political, economic and social conditions of Mainland China. The Chinese government has significant oversight and discretion over Leading’s operations and may intervene in or influence Leading’s operations at any time, which could result in a material change in its operations and/or the value of Leading Partners’ securities following the Business Combination.

53

The economic, political and social conditions in Mainland China differ from those of the countries in other jurisdictions in many respects, including with respect to the amount of government involvement, level of development, growth rate, administration of foreign exchange, and allocation of resources. The Mainland China government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises. These reforms have resulted in significant economic growth and social prospects. However, as the Mainland China government may adjusted Mainland China’s economic growth by allocating resources, regulating payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions, providing preferential treatment to particular industries or companies, or imposing industry-wide policies on certain industries. Economic reform measures may also be adjusted, modified or applied inconsistently from industry to industry or across different regions of the country, and there can be no assurance that the Mainland China government will continue to pursue a policy of economic reform that benefits us, or that the direction of reform will continue to be friendly to the insurance market.

While the Mainland Chinese economy has experienced significant growth in the past four decades, growth has been uneven, both geographically and among various sectors of the economy. Various measures implemented by the Mainland China government to encourage economic growth and guide the allocation of resources may benefit the overall Mainland Chinese economy, but may also have a negative effect on Leading. The results of operations and financial condition of Leading could be materially and adversely affected by government regulation over capital investments, foreign investment or changes in applicable tax regulations. The Mainland China government has also implemented certain measures in the past, including interest rate adjustment, to tune the pace of economic growth. These measures may in part cause decreased economic activity, which in turn could lead to a reduction in demand for Leading’s products and consequently have a material adverse effect on Leading’s business, results of operations and financial condition. In addition, the COVID-19 or any other pandemic may also have a severe and negative impact on the Chinese economy. Any severe or prolonged slowdown in the rate of growth of the Chinese economy may adversely affect Leading’s business and results of operations, leading to reduction in demand for its products and adversely affect its competitive position.

Additionally, the Mainland China government may promulgate laws, regulations or policies that seek to impose stricter scrutiny over, or completely revise, the current regulatory regime in certain industries or in certain activities. For instance, the Mainland China government has significant oversight and discretion over business operations in China and may intervene with or influence specific industries or companies at any time, as it deems appropriate to further regulatory, political and societal goals, which could have a material and adverse effect on the future growth of the affected industries and the companies operating in such industries. Furthermore, the Mainland China government has also recently indicated an intent to exert more oversight and control over overseas securities offerings and foreign investments in China-based companies and may continue to do so. Any such actions may adversely affect Leading’s operations, significantly limit or completely hinder Leading’s ability to offer or continue to offer securities to you and cause the value of Leading Partner’s securities to significantly decline or be worthless.

Leading’s ability to successfully maintain or grow business operations in Mainland China depends on various factors, which are beyond its control. These factors include, among others, macro-economic and other market conditions, political stability, social conditions, measures to control inflation or deflation, changes in the rate or method of taxation, changes in laws, regulations and administrative directives or their interpretation, and changes in industry policies. If Leading fails to take timely and appropriate measures to adapt to any of the changes or challenges, Leading’s business, results of operations and financial condition could be materially and adversely affected.

54

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder Leading’s ability in capital raising activities and materially and adversely affect its business and the value of your investment.

On December 28, 2021, the CAC, jointly with 12 other governmental authorities, promulgated the revised Cybersecurity Review Measures (2021), which became effective on February 15, 2022. According to the Cybersecurity Review Measures (2021), critical information infrastructure operators that intend to purchase internet products and services which have or may have an adverse effect on national security must apply for cybersecurity review. Meanwhile, online platform operators holding personal information of over one million users that intend to list their securities on a foreign stock exchange must apply for cybersecurity review. In the meantime, the governmental authorities have the discretion to initiate a cybersecurity review on any data processing activity if they deem such a data processing activity affects or may affect national security. As advised by Leading’s PRC legal counsel, JT&N, as of the date of this proxy statement/prospectus, Leading is not subject to cybersecurity review because, (1) Leading has not been deemed as a critical information infrastructure operator by the competent Mainland China authorities, and (2) Leading does not possess personal information of over one million users.

On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-Border Transfer of Data, which took effect on September 1, 2022. These measures aim to regulate cross-border transfers of data, requiring among other things, that data processors that provide data overseas apply to CAC for security assessments if: (1) data processors provide important data overseas; (2) critical information infrastructure operators or data processors process personal information of more than one million individuals provide personal information to overseas parties; (3) data processors that have cumulatively provided personal information of 100,000 people or sensitive personal information of 10,000 people to overseas since January 1 of the previous year, provide personal information to overseas parties; or (4) other scenarios required by the CAC to apply for security assessments occur. In addition, these measures require data processors to carry out self-assessments of risks of providing data overseas before applying to the CAC for security assessments. As of the date of this proxy statement/prospectus, the Measures for the Security Assessment of Cross-Border Transfer of Data has not materially affected Leading’s business or results of operations, as Leading has not provided important data or personal information in connection with its operations overseas.

On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration released the revised Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Archives Rules”), which became effective on March 31, 2023. The Archives Rules regulate both overseas direct offerings and overseas indirect offerings, providing that, among other things:

•	in relation to the overseas listing activities of Mainland China enterprises, the Mainland China enterprises are required to strictly comply with the relevant requirements on confidentiality and archives management, establish a sound confidentiality and archives system, and take necessary measures to implement their confidentiality and archives management responsibilities;

55

•	during the course of an overseas offering and listing, if a Chinese domestic enterprise needs to publicly disclose or provide to securities companies, securities service providers or overseas regulators, any materials that contain relevant state secrets, government work secrets or information that has a sensitive impact (i.e. be detrimental to national security or the public interest if divulged), the Mainland China enterprise should complete the relevant approval/filing and other regulatory procedures; and

•	working papers produced in Mainland China by securities companies and securities service providers, which provide Mainland China enterprises with securities services during their overseas issuance and listing, should be stored in Mainland China, and competent Mainland China authorities must approve the transmission of all such working papers to recipients outside Mainland China.

As of the date of this proxy statement/prospectus, Leading has established an internal confidentiality and archives management policy in compliance with the Archive Rules. Leading also conducted internal review on the materials in relation to this Business Combination prior to providing such materials to the relevant securities service providers, and confirmed that none of such materials contains state secrets, government work secrets or information that has a sensitive impact.

Given that the above-mentioned newly promulgated laws, regulations and policies were recently promulgated or issued, and some of them have not yet taken effect, their interpretation, application and enforcement are subject to constant changes. Complying with new laws and regulations could cause Leading to incur substantial costs or require it to change its business practices in a manner materially adverse to its business.

On September 24, 2024, the State Council promulgated the Regulation for Administration of Network Data Security (the “Network Data Regulation”), which became effective on January 1, 2025. The Network Data Regulation set out details on the duties and obligations and the respective legal liabilities for noncompliance, of network data handlers, including but not limited to general obligations such as data breach reporting, technical measures, and entrusted processing, obligations relating to personal information protection, important data handling, and cross-border transfer. A “network data handler” refers to an individual or organization that, with certain exceptions, independently determines the handling purpose and handling method in network data handling activities, namely, the collection, storage, use, processing, transmission, provision, disclosure and deletion of network data. As of the date of this proxy statement/prospectus, Leading would be deemed as a network data handler under the Network Data Regulation, as it conducts internet insurance brokerage business through Dingli, and is required to comply with the Network Data Regulation.

As of the date of this proxy statement/prospectus, Leading believes that it is compliant with the above-mentioned laws and regulations that have been issued by the CAC or other PRC regulatory authorities to date in material aspects, as discussed above. Given that the above-mentioned newly promulgated laws, regulations and policies were recently promulgated or issued, their interpretation, application and enforcement are subject to constant changes. Complying with new laws and regulations could cause Leading to incur substantial costs or require it to change its business practices in a manner materially adverse to its business.

Further, the interpretation and implementation of existing regulatory measures may continue to evolve in the future, and it remains uncertain as to whether the Mainland China regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the measures, which may have a material adverse impact on the future capital raising activities of Leading and the listing of Leading Partner’s securities on Nasdaq. If any such new laws, regulations, rules, or implementation and interpretation come into effect, Leading faces uncertainty as to whether any review or other required actions can be timely completed, or at all. Additionally, the Mainland Chinese government may determine that the contractual arrangements in relation to the VIE structure do not comply with the applicable laws, regulations, or rules of Mainland China. Given such uncertainty, Leading may be further required to suspend its business or to face other penalties, which could materially and adversely affect its business, results of operations and financial condition, and/or the value of Leading Partners’ securities, or could significantly limit or completely hinder Leading’s ability to offer securities to investors. Therefore, if the Mainland Chinese government determines that the contractual arrangements constituting part of the VIE structure do not comply with the PRC regulations, or if the applicable regulations change or are interpreted differently in the future, the value of Leading Partners' securities may decline in value or become worthless if the determinations, changes, or interpretations result in Leading’s inability to assert contractual control over the assets of the PRC Subsidiaries or the VIE and its subsidiaries that conduct all or substantially all of Leading’s operations.

There are uncertainties with respect to the interpretation and enforcement of the laws, rules and regulations of Mainland China, as they continue to evolve rapidly and may change quickly with little advance notice. Any failure to comply with the Mainland China laws and regulations and their changes could materially adversely affect Leading’s business, results of operations, financial condition and the value of Leading Partners’ securities.

Leading’s PRC Subsidiaries and the VIE and its subsidiaries face risks arising from the legal system in Mainland China, including laws, rules and regulations, and their interpretation and enforcement in Mainland China can change from time to time.

The legal system of Mainland China is based on written statutes. Unlike under common law systems, decided legal cases may be cited for reference but have limited value as precedents in subsequent legal proceedings. Since 1979, the regulatory authority of mainland China has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade.  However, these laws, regulations and legal requirements continue to evolve rapidly, and their interpretation and enforcement may change quickly with little advance notice, which could limit the ability of Leading to accurately predict the legal protections available to it, its PRC Subsidiaries and the VIE and its subsidiaries.

56

Leading cannot predict future developments in Mainland China legal system. After the completion of the Business Combination, Leading may need to procure additional permits, authorizations and approvals for its operations, which it may not be able to obtain. Leading’s inability to obtain such permits or authorizations may materially adversely affect its business, financial condition and results of operations.

Any administrative and court proceedings may be protracted, resulting in substantial costs and diversion of resources and management attention. Since administrative and court authorities of Mainland China retain discretion in interpreting and implementing statutory and contractual terms within their scope of authority, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection that Leading may enjoy. These uncertainties may impede Leading’s ability to enforce contracts and could materially adversely affect its business, financial condition and results of operations.

The filing with the CSRC is required in connection with the Business Combination, and Leading cannot predict whether it will be able to obtain such approval or complete such filing.

On August 8, 2006, six regulatory agencies of Mainland China jointly adopted M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that require that an offshore special purpose vehicle formed for the purpose of an overseas listing of equity interests in a Mainland China company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s equity securities on an overseas stock exchange. Leading believes that the CSRC approval under the M&A Rules is not required in the context of the Business Combination, because (a) Leading Partners is not, as stipulated in the M&A Rules, a special purpose vehicle controlled by Chinese Mainland companies or individuals for the purpose of an overseas listing of equity interests, (b) Shanghai Meiliding Digital Technology Co., Ltd., or the WFOE, is incorporated as a wholly foreign-owned enterprise by means of foreign direct investments rather than by merger with or acquisition of a domestic company of Mainland China owned by companies or individuals of Mainland China as defined under the M&A Rules, (c) Leading Partners did not acquire the equity interest of the PRC Subsidiaries through share exchange, and (d) no explicit provision in the M&A Rules clearly classifies the contractual arrangements among WFOE, the VIE and the VIE’s shareholder as an acquisition falling under the M&A Rules. However, there can be no assurance that the relevant Mainland China government agencies, including the CSRC, would reach the same conclusion.

The regulations also established additional procedures and requirements that are expected to make merger and acquisition activities in Mainland China by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a domestic enterprise of Mainland China, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by domestic enterprises or residents of Mainland China acquire affiliated domestic companies. As of the date of this proxy statement/prospectus, MOFCOM has confirmed in the Q&A section on its official website that, with the enactment of the PRC Foreign Investment Law, the approval of MOFCOM or its counterparts for the establishment or changes of foreign-invested enterprises has been cancelled; however, the merger and acquisition activities by foreign investors in Mainland China shall still be subject to the relevant requirements regarding consideration, payment term and others as stipulated in the M&A Rules. The competent authorities as prescribed in the M&A Rules shall supervise such merger and acquisition activities in accordance with the relevant laws and regulations of Mainland China.

57

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities. According to the Opinions, which emphasized the need to strengthen administration over illegal securities activities and supervision of overseas listings by China-based companies. The Opinions proposed promoting regulatory systems to deal with risks facing China-based overseas-listed companies, and provided that the State Council would revise provisions regarding the overseas issuance and listing of shares by companies limited by shares and would clarify the duties of domestic regulatory authorities.

On September 6, 2024, NDRC and MOFCOM jointly issued the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2024 Version) (the “Negative List”), which became effective on November 1, 2024 and replaced the previous 2021 version. According to the Negative List, as well as the 2021 version, domestic enterprises engaging in businesses in which foreign investment is prohibited shall obtain approval from the relevant authorities before offering and listing their shares on an overseas stock exchange. In addition, certain foreign investors shall not be involved in the operation or management of the relevant enterprise, and shareholding percentage restrictions under relevant domestic securities investment management regulations shall apply to such foreign investors. As advised by Leading’s PRC legal counsel, JT&N, since none of the PRC Subsidiaries or the VIE and its subsidiaries engages in businesses in which foreign investment is prohibited, Leading believes that the PRC Subsidiaries and the VIE and its subsidiaries are not required to obtain such approval under both the Negative List, or the previous 2021 version.

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and circulated five supporting guidelines, which became effective on March 31, 2023.

According to the Overseas Listing Trial Measures, Chinese domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by Chinese domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in Mainland China, or its main place(s) of business are located in Mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in Mainland China. Such determination shall be made on a “substance-over-form” basis.

The Overseas Listing Trial Measures also provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

58

In accordance with the Overseas Listing Trial Measures, where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. In addition, the Overseas Listing Trial Measures provides that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, which filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

Guidance for Application of Regulatory Rules - Overseas Offering and Listing No.1, promulgated by CSRC together with the Overseas Listing Trial Measures, provides that if a domestic enterprise completes an overseas offering through an overseas special purposes acquisition company, it shall submit the filing materials within three business days after such overseas special purposes acquisition company publicly announces such acquisition transaction.

In accordance with the abovementioned guidance and rules, Leading shall complete the filing procedure under the Overseas Listing Trial Measures before the consummation of the Business Combination and the listing of Leading Partners’ securities on Nasdaq. Thus, the completion of the Business Combination, as well as the listing of Leading Partners’ securities, is contingent upon the completion of Leading’s filing with the CSRC. As of the date of this proxy statement/prospectus, Leading has submitted the requisite filing materials for the Business Combination to the CSRC in accordance with the Overseas Listing Trial Measures, and such filing is currently under the review by the CSRC. If Leading fails to complete required filing procedures for the Business Combination and the listing of Leading Partners’ securities on Nasdaq, HAIA has the right to terminate the Business Combination Agreement in accordance with its terms, and the Business Combination may not be consummated. HAIA and Leading Group will not consummate the Business Combination without first completing the CSRC filing and receiving the CSRC approval under the Overseas Listing Trial Measures, even if the securityholders of HAIA have approved the Business Combination in the extraordinary general meeting.

Leading may not be able to complete the filing procedures, obtain the approvals or authorizations, or complete required procedures or other requirements in a timely manner, or at all, and may face adverse actions or sanctions by the CSRC or other Mainland China regulatory agencies as a result. These regulatory agencies may impose penalties on Leading, including forced rectification, warning and fines from RMB1,000,000 to RMB10,000,000 against Leading, and could materially hinder its ability consummate the Business Combination.

In addition, Leading cannot guarantee that new rules or regulations promulgated in the future will not impose any additional requirement on Leading Partners, the VIE and its subsidiaries or the PRC Subsidiaries or otherwise tightening the regulations on overseas listing of Chinese domestic companies. If it is determined that the Business Combination is subject to any CSRC approval, filing, other governmental authorization or requirements, rather than the CSRC filing under the Overseas Listing Trial Measures, Leading cannot assure you that Leading, the VIE and its subsidiaries or the PRC Subsidiaries of Leading could obtain such approval or meet such requirements in a timely manner or at all. Such failure may subject Leading Group, the VIE and its subsidiaries or the PRC Subsidiaries to fines, penalties or other sanctions which may have a material adverse effect on Leading’s business and financial conditions as well as its ability to complete the Business Combination.

59

Leading may be liable for improper use or appropriation of personal information provided by its end customers.

Leading’s business involves collecting and retaining certain internal and customer data. Leading also maintains information about various aspects of its operations as well as regarding its employees. The integrity and protection of end customer, employee and company data are critical to Leading’s business. Leading’s end customers and employees expect that it will adequately protect their personal information. Leading is required by applicable laws to keep strictly confidential the personal information that it collects, and to take adequate security measures to safeguard such information.

The Mainland China regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security and the State Administration for Market Regulation (the “SAMR”) have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated the Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

In July 2021, the CAC and other related authorities released the draft amendment to the Cybersecurity Review Measures for public comments through July 25, 2021, the final version of which became effective on February 15, 2022. See “Government Regulations Applicable to Leading’s business—Regulation of Internet Security.” As of the date of this proxy statement/prospectus, Leading’s PRC Subsidiaries and the VIE and its subsidiaries are not subject to enhanced cybersecurity review, because (1) Leading, or its PRC Subsidiaries and Affiliated Entities has not been deemed as a critical information infrastructure operator by the competent Mainland China authorities, and (2) Leading does not possess personal information of over one million users. However, Leading’s PRC Subsidiaries and the VIE and its subsidiaries could become subject to other relevant investigations launched by Mainland China regulators in the future. Any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against Leading, which may materially adversely affect its business, financial condition or results of operations.

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information.

As the interpretation and implementation of these laws and regulations continually evolve, there can be no assurance that Leading will comply with such regulations in all respects, and Leading may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. Leading may also become subject to fines and/or other sanctions which may materially adversely affect its business, operations and financial condition.

60

While Leading takes various measures to comply with applicable data privacy and protection laws and regulations, its current security measures and those of its third-party service providers may not always be adequate for the protection of customers, employees or company data. Leading may be a target for computer hackers, foreign governments or cyber terrorists in the future.

Unauthorized access to Leading’s proprietary internal and customer data may be obtained through break-ins, sabotage, breach of its secure network by an unauthorized party, computer viruses, computer denial-of-service attacks, employee theft or misuse, breach of the security of the networks of third-party service providers, or other misconduct. Because the techniques used by computer programmers who may attempt to penetrate and sabotage proprietary internal and customer data change frequently and may not be recognized until launched against a target, Leading may be unable to anticipate these techniques.

Unauthorized access to Leading’s proprietary internal and customer data may also be obtained through inadequate use of security controls. Any of such incidents may harm Leading’s reputation and adversely affect its business and results of operations. In addition, Leading may be subject to negative publicity about security and privacy policies, systems, or measurements. Any failure to prevent or mitigate security breaches, cyber-attacks or other unauthorized access to Leading’s systems or disclosure of its customers’ data, including their personal information, could result in loss or misuse of such data, interruptions to the service system, diminished customer experience, loss of customer confidence and trust or impairment of technology infrastructure, and harm Leading’s reputation and business, resulting in significant legal and financial exposure and potential lawsuits.

As online insurance business evolves, Leading believes that increased regulation by Mainland China or other governments of data privacy on the internet is likely. Leading may become subject to new laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information that could affect how Leading stores, processes and shares data with customers, partners and third-party providers. Leading generally strives to comply with laws and industry standards and is subject to the terms of its own privacy policies.

Compliance with any additional laws, along with the push for comprehensive data protection regulation, could be expensive, and may place restrictions on the conduct of the business of Leading and the manner in which Leading interacts with customers and ecosystem participants. Any failure by Leading or the ecosystem partners of Leading to comply with applicable regulations could result in regulatory enforcement actions against Leading and adversely impact the reputation of Leading.

Mainland China regulations relating to investments in offshore companies by Mainland China residents may subject beneficial owners who are Mainland China resident or the PRC Subsidiaries to liability or penalties, limit Leading’s ability to inject capital into the PRC Subsidiaries or limit the PRC Subsidiaries’ ability to increase their registered capital or distribute profits to it, or may otherwise adversely affect Leading.

On July 4, 2014, the State Administration of Foreign Exchange (“SAFE”) issued the Circular on Relevant Issues Concerning Foreign Exchange Administration on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles (“Circular 37”). Circular 37 replaced the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Reverse Investment Activities of Domestic Residents Conducted Through Offshore Special Purpose Companies (“Notice 75”), which became effective on November 1, 2005.

61

Circular 37 stipulates that prior to establishing or assuming control of an offshore company (the “Offshore SPV”), for financing that Offshore SPV with assets of, or equity interests in, an enterprise in Mainland China, each Mainland China resident (whether a natural or legal person) who is a beneficial owner of the Offshore SPV must complete prescribed registration procedures with the local branch of SAFE. Pursuant to Circular 37, Mainland China residents must amend their SAFE registrations under certain circumstances, including upon any injection of equity interests in, or assets of, a Mainland China enterprise to the Offshore SPV or upon any material change in the capital of the Offshore SPV (including a transfer or swap of shares, a merger or division).

On February 13, 2015, SAFE issued the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment (“Notice 13”). Notice 13 states that local banks in Mainland China will examine and handle foreign exchange registrations for overseas direct investment, including the initial foreign exchange registration and amendment registration, from June 1, 2015. However, substantial uncertainties remain with respect to the interpretation and implementation of this notice by governmental authorities and banks.

On December 26, 2017, the NDRC issued the Measures for the Administration of Overseas Investment of Enterprises (“Measures 11”), which became effective from March 1, 2018. Measures 11 states that Mainland China enterprises must obtain approval from the NDRC or file with the NDRC their offshore investments made through controlled Offshore SPVs.

Pursuant to the Measures 11 and the Measures for the Administration of Outbound Investment published by the MOFCOM in September 2014, any outbound investment of Mainland China enterprises must be approved by or filed with MOFCOM, NDRC or their local branches. State-owned enterprises may also be required to complete approval or filing procedures with state-owned assets supervision and administration authorities with respect to certain outbound direct investments.

Leading has requested that its current shareholders and beneficial owners who, to its knowledge, are Mainland China residents complete the foreign exchange registrations and that those who, to its knowledge, are Mainland China enterprises comply with outbound investment related regulations. However, Leading may not be fully aware of the identities of beneficial owners who are Mainland China residents. Leading does not have control over its beneficial owners and cannot guarantee that all of its beneficial owners who are Mainland China residents will comply with the requirements under Circular 37 or related SAFE rules, or other outbound investment related regulations.

If any of Leading’s beneficial owners who are Mainland China residents fail to comply with Circular 37 or related SAFE rules or other outbound investment related regulations, the PRC Subsidiaries could be subject to fines and legal penalties. Failure to comply with Circular 37 or related SAFE rules or other outbound investment related regulations could be deemed as evasion of foreign exchange controls and subject Leading to liability under Mainland China laws. As a result, SAFE could restrict Leading’s foreign exchange activities, including dividends and other distributions made by the PRC Subsidiaries to Leading and its capital contributions to the PRC Subsidiaries.

If any of Leading’s beneficial owners who are Mainland China residents fail to comply with Measures 11, the investments of such beneficial owners could be subject to suspension or termination, while such beneficial owners could be subject to warnings or applicable criminal liabilities. Any of the foregoing could materially adversely affect Leading’s operations, acquisition opportunities and financing alternatives.

62

Leading may be treated as a resident enterprise for Mainland China tax purposes under the PRC Enterprise Income Tax Law and may therefore be subject to Mainland China income tax.

Under the PRC Enterprise Income Tax Law effective from January 1, 2008 and last amended on December 29, 2018, as well as its implementation rules effective from January 1, 2008 and last amended on December 6, 2024 and effective on January 20, 2025, an enterprise established outside of Mainland China with a “de facto management body” in Mainland China is considered a resident enterprise of Mainland China and will be subject to a 25% enterprise income tax on its global income. The implementation rules define the term “de facto management body” as an establishment that carries out substantial and overall management and control over the manufacturing and operations, personnel, accounting and properties of an enterprise.

The State Administration of Taxation has issued guidance, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in Mainland China. Circular 82 only applies to offshore enterprises controlled by Mainland China enterprises, not those, such as Leading, controlled by foreign enterprises or individuals.

However, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should determine the tax resident status of offshore enterprises, regardless of whether they are controlled by Mainland China enterprises. Leading Partners following the consummation of the Business Combination may be considered a Mainland China tax resident under the new tax law and may become subject to the uniform 25% enterprise income tax on their global income, which could materially adversely affect their results of operations.

Leading may rely principally on dividends and other distributions on equity paid by WFOE to fund its cash and financing requirements, and any limitation on the ability of WFOE to pay dividends to Leading could adversely affect Leading’s ability to conduct its business.

Leading relies principally on dividends and other distributions on equity paid by its subsidiaries, in particular, the WFOE, Shanghai Leading, which in turn relies on dividends and other distributions paid by its subsidiaries in Mainland China, and the consulting and other fees paid by the VIE, for the cash and financing requirements by Leading, including the funds necessary to pay dividends and other cash distributions to the shareholders of Leading and service any debt that Leading may incur. Relevant laws and regulations of Mainland China permit Mainland Chinese companies to pay dividends only out of their retained earnings, if any, as determined in accordance with the Chinse mainland accounting standards and regulations. Additionally, any Mainland Chinese companies can only distribute dividends upon approval of the shareholders after they have met the Mainland Chinese requirements for appropriation to the statutory reserve fund. The statutory reserve fund requires that annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends, until the aggregate amount of such fund reaches 50% of their registered capital. As a result of these and other restrictions under Mainland Chinese laws and regulations, Leading’s PRC Subsidiaries and VIE and its subsidiaries are restricted in their ability to transfer a portion of their net assets to their respective shareholders, either in the form of dividends, loans or advances, which restricted portion amounted to approximately US$4.3 million, US$4.4 million and US$2.9 million as of June 30, 2023 and 2024, and December 31, 2024, respectively. If the PRC Subsidiaries or the VIE and its subsidiaries incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other distributions. In addition, Chinese mainland tax authorities may require WFOE to adjust its taxable income under the contractual arrangements that it currently has in place with the VIE in a manner that would materially adversely affect its ability to pay dividends and other distributions to Leading.

63

In addition, the Enterprise Income Tax Law of the PRC (the “EIT Law”) and its implementation rules provide that a withholding tax rate of 10% will be applicable to dividends payable by Chinese mainland companies to non-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-resident enterprises are incorporated. For example, pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income (the “Arrangements”), Hong Kong resident enterprises that own no less than 25% equity interest in a Mainland Chinese enterprise may qualify for a 5% withholding tax rate on dividends received from the Mainland Chinese enterprise. Under the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, non-resident enterprises must determine whether they qualify for reduced withholding tax rates under the relevant tax treaties and file the relevant materials with the tax authorities. A non-resident enterprise must also meet other conditions to enjoy the reduced withholding tax rate based on other tax rules and regulations.

As of December 31, 2024, Leading reported accumulated loss and had no retained earnings for offshore dividend distributions. Leading intends to re-invest all the future earnings of the PRC Subsidiaries and the VIE and its subsidiaries in its operations in China. Leading could be subject to significant withholding taxes if WFOE decides to pay dividends to offshore entities. The tax authorities may also challenge Leading Group’s determination that it qualifies for the reduced withholding tax of 5% under the Arrangements for dividends paid from WFOE to Leading Group’s Hong Kong subsidiary, and Leading Group’s Hong Kong subsidiary may not be able to complete the tax filings to enjoy the reduced withholding tax rate.

Dividends payable to foreign investors and gains on the sale of Ordinary Shares by foreign investors may become subject to Mainland China tax law.

Under the PRC Enterprise Income Tax Law and its implementing rules, in general, a 10% Mainland China withholding tax is applicable to dividends payable to investors that are non-resident enterprises that do not have an establishment or place of business in Mainland China, or have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, in each case to the extent such dividends are derived from sources within Mainland China. Similarly, any gain realized on the transfer of Ordinary Shares by such investors is also subject to Mainland China tax at a current rate of 10%, subject to any reduction or exemption set forth in relevant tax treaties, if such gain is regarded as income derived from sources within Mainland China.

If Leading is deemed as a Mainland China resident enterprise, dividends paid on the Ordinary Shares, and any gain realized from the transfer of the Ordinary Shares, will be treated as income derived from sources within Mainland China and be subject to Mainland China taxation. Furthermore, if Leading Partners is deemed as a Mainland China resident enterprise, dividends payable to individual investors who are non- Mainland China residents and any gain realized on the transfer of the Ordinary Shares by such investors may be subject to Mainland China tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties.

If a Leading company established outside Mainland China is considered a Mainland China resident enterprise, it is unclear whether holders of the Ordinary Shares can claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to non-Mainland China investors or gains from the transfer of the Ordinary Shares by such investors are subject to Mainland China tax, the value of your investment in the Ordinary Shares may decline significantly.

64

Leading Group Shareholders face uncertainties with respect to indirect transfers of equity interests in Mainland China resident enterprises by their non- Mainland China holding companies.

On February 3, 2015, the State Administration of Taxation issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-Resident Enterprises (“Circular 7”), which replaced or supplemented certain previous rules under the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-Resident Enterprises (the “Circular 698”), issued by the State Administration of Taxation on December 10, 2009. Circular 7 sets out a wider scope of indirect transfer of Mainland China assets that might be subject to Mainland China enterprise income tax. Circular 7 also includes detailed guidelines regarding when such indirect transfer is considered to lack a bona fide commercial purpose and thus regarded as avoiding Mainland China tax. On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises (the “SAT Circular 37”), which came into effect on December 1, 2017 and was amended on June 15, 2018. SAT Circular 37 further clarifies the practices and procedures for withholding non-resident enterprise income tax.

The conditional reporting obligation of the non- Mainland China investor under Circular 698 is replaced by a voluntary reporting by the transferor, the transferee or the underlying Mainland China resident enterprise transferred. Using a “substance over form” principle, Mainland China tax authorities may disregard the existence of the overseas holding company if the company lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring Mainland China tax. As a result, gains derived from such indirect transfer may be subject to Mainland China enterprise income tax, currently at a rate of 10%, and the transferee has an obligation to withhold tax from the sale proceeds.

Gains from the sale of shares by investors through a public stock exchange are not subject to the Mainland China enterprise income tax pursuant to Circular 7 where such shares were acquired in a transaction through a public stock exchange.

The application of Circular 7 and the SAT Circular 37 is subject to the determination of tax authorities. Mainland China tax authorities may determine that Circular 7 and the SAT Circular 37 are applicable to offshore restructuring transactions or sale of the shares of offshore subsidiaries where non-resident enterprises, as the transferors, were involved. Mainland China tax authorities may pursue such non-resident enterprises with respect to a filing regarding the transactions and request the PRC Subsidiaries and/or the VIE and its subsidiaries to assist in the filing.

As a result, Leading Group’s non-resident subsidiaries in such transactions may risk being subject to filing obligations or being taxed under Circular 7 and the SAT Circular 37, unless it can be justified that the transactions are of reasonable business purposes such as group restructuring or other allowed circumstances. Practically, there has been no major transaction of similar nature challenged by the Mainland China tax authorities. However, given the increasingly tightened tax administration in China and the uncertainties under Circular 7, Leading cannot assure you that there is no tax reporting or settlement risk for such transactions.

65

Regulations of loans to and direct investment in Mainland China entities by offshore holding companies and governmental regulations over currency conversion may delay or prevent Leading following the consummation of the Business Combination, from using proceeds from offshore fund-raising activities, to make loans or additional capital contributions to the PRC Subsidiaries and/or the VIE and its subsidiaries, which could materially adversely affect Leading’s liquidity and Leading’s ability to fund and expand its business.

Any funds Leading transfers to the PRC Subsidiaries or the VIE and its subsidiaries, either as shareholder loans or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in Mainland China. According to the relevant regulations on foreign-invested enterprises, or the FIEs, in Mainland China, capital contributions to the PRC Subsidiaries are subject to the information report requirement with MOFCOM or their respective local branches and registration with a local bank authorized by SAFE. In addition, any foreign loan procured by the PRC Subsidiaries and/or the VIE and its subsidiaries cannot exceed statutory limits and is required to be registered with SAFE or their respective local branches.

Leading following the consummation of the Business Combination, may use the proceeds of its offshore fund-raising activities to provide loans or make capital contributions to the PRC Subsidiaries or provide loans to the VIE and its subsidiaries, in each case subject to the satisfaction of applicable regulatory requirements. Any medium or long-term loan to be provided by Leading or its offshore subsidiaries to the PRC Subsidiaries and the VIE and its subsidiaries must be registered with NDRC and SAFE or its local branches. Before Leading or its offshore entities provide loans to their onshore entities (i.e., the PRC Subsidiaries and the VIE and its subsidiaries), the borrower must make filings with the SAFE or its local counterparts in accordance with relevant laws and regulations. In addition, in accordance with Administrative Measures for Review and Registration of Medium- and Long-term Foreign Debts of Enterprises issued by the NDRC on January 5, 2023, which took effect on February 10, 2023, for loans provided by Leading or its offshore entities to the PRC Subsidiaries or the VIE and its subsidiaries with a term of more than one year, the borrower must also obtain a certificate of review and registration from the NDRC before obtaining such loan, and report relevant information to the NDRC afterward. Leading or its offshore subsidiaries may not complete such registrations on a timely basis, with respect to future capital contributions or foreign loans by Leading or its offshore subsidiaries to their onshore entities (i.e. the PRC Subsidiaries and the VIE and its subsidiaries). If Leading or its offshore subsidiaries fail to complete such registrations, Leading’s ability to use the proceeds of securities offering, and to capitalize its operations in Mainland China may be negatively affected, which could adversely affect Leading’s liquidity and Leading’s ability to fund and expand Leading’s business.

On March 30, 2015, SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises (“SAFE Circular 19”), which took effect on June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capital of FIEs and allows FIEs to settle their foreign exchange capital at their discretion. However, SAFE Circular 19 prohibits FIEs from using the Renminbi funds converted from their foreign exchange capital for expenditures beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises.

SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (“SAFE Circular 16”), effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may convert their foreign debts from foreign currency to Renminbi on a discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a discretionary basis which applies to all enterprises registered in China.

66

In addition, a FIE shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes:

•	directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations;

•	directly or indirectly used for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations;

•	the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; or

•	paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

In light of the requirements imposed by the regulations on loans to and direct investment in Mainland Chinese entities by offshore holding companies, Leading cannot assure you that it can complete the necessary government registrations or obtain the necessary government approvals or filings on a timely basis, if at all, with respect to future loans or with capital contributions by Leading to its PRC Subsidiaries and/or the VIE and its subsidiaries in Mainland China. If Leading fails to complete such registrations or obtain such approvals, its ability to capitalize or otherwise fund Leading’s operations may be negatively affected, which could adversely affect Leading’s ability to fund and expand the business.

Governmental regulation of currency conversion may limit the ability of Leading to utilize its net revenues effectively and its ability to transfer cash among the group, across borders, and to investors and affect the value of your investment.

The Mainland China government regulates and imposes certain restrictions on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. The PRC Subsidiaries receive substantially all of their net revenue in Renminbi. Under the current corporate structure, Leading and following the consummation of the Business Combination, Leading primarily relies on dividend payments from the PRC Subsidiaries to fund any cash and financing requirements it may have.

The Renminbi is convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans Leading may secure from or for their PRC Subsidiaries or the VIE and its subsidiaries. Certain PRC Subsidiaries may purchase foreign currency for settlement of “current account transactions” without the approval of SAFE by complying with certain procedural requirements.

However, Mainland China governmental authorities may limit or eliminate the ability of the PRC Subsidiaries and the VIE and its subsidiaries to purchase foreign currencies for current account transactions. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant Mainland China governmental authorities.

Since a significant amount of the PRC Subsidiaries’ revenue is denominated in Renminbi, any existing and future restrictions on currency exchange may limit their ability to utilize cash generated in Renminbi to fund their business activities outside of Mainland China or pay dividends in foreign currencies to the shareholders, including holders of the Ordinary Shares. These restrictions may also limit Leading’s ability to obtain foreign currency through debt or equity financing for its PRC Subsidiaries and the VIE and its subsidiaries following the consummation of the Business Combination.

67

Fluctuations in the value of the Renminbi may materially adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in Mainland China and by Mainland China’s foreign exchange policies. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the Mainland China government may announce further changes to the exchange rate system, and the Renminbi may appreciate or depreciate significantly against the U.S. dollar. It is difficult to predict how market forces or Mainland China or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar.

Significant revaluation of the Renminbi may materially adversely affect your investment. For example, to the extent that Leading needs to convert U.S. dollars received from offshore financing activities into Renminbi for the operations of its PRC Subsidiaries and the VIE and its subsidiaries, appreciation of the Renminbi against the U.S. dollar would decrease the Renminbi amount that Leading would have received from the conversion. Conversely, if Leading convert Renminbi into U.S. dollars for the purpose of making payments for dividends on the Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would reduce the U.S. dollar amount available to Leading.

Limited hedging options are available in Mainland China to reduce Leading’s exposure to exchange rate fluctuations after the completion of the Business Combination. As of the date of this proxy statement/prospectus, Leading has not entered into any material hedging transactions to reduce its exposure to foreign currency exchange risk. While Leading may enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and Leading may not be able to adequately hedge its exposure. In addition, currency exchange losses may be magnified by Mainland China’s foreign exchange administration regulations that restrict Leading’s ability to convert Renminbi into foreign currency.

Leading Partners’ securities may be delisted or prohibited from being traded on Nasdaq under the Holding Foreign Companies Accountable Act (as amended by the Accelerating Holding Foreign Companies Accountable Act) if the PCAOB were unable to fully inspect Leading’s auditor.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted into U.S. law on December 18, 2020. The HFCA Act states that if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit its securities from being traded on a national securities exchange or in the over-the-counter trading market in the U.S. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) Mainland China, and (ii) Hong Kong.

On December 2, 2021, the SEC adopted final amendments implementing congressionally mandated submission and disclosure requirements of the HFCA Act. On December 23, 2022 the AHFCA Act was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 23, 2022 the AHFCA Act was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 29, 2022, a legislation entitled the Consolidated Appropriations Act, was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCA Act, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two. Whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of Leading’s, and Leading’s auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed, without having to wait another year to reassess its determinations. In the future, if there is any regulatory change or step taken by PRC regulators that does not permit Leading’s auditor to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the determination so that Leading is subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to Leading’s access to the U.S. capital markets and trading of Leading Partners’ securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCA Act.

The management of Leading believes that this determination does not impact Leading or HTL International, LLC, as HTL International, LLC (i) is headquartered in Texas, U.S., (ii) is an independent registered public accounting firm with the PCAOB, and (iii) is subject to inspection by the PCAOB on a regular basis. Nonetheless, there can be no assurance that future changes in laws or regulations will not impact Leading or HTL International, LLC or any future auditor of Leading. Accordingly, there can be no assurance that HTL International, LLC will be able to meet the requirements of the HFCA Act and that Leading Partners will not suffer the resulting material and adverse impact on its stock performance, as a company listed in the United States.

Lack of access to PCAOB inspections prevents the PCAOB from fully evaluating audits and quality control procedures of the accounting firms headquartered in Mainland China or Hong Kong. As a result, investors in companies using such auditors may be deprived of the benefits of such PCAOB inspections. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. However, uncertainties still exist whether this new framework will be fully complied with. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in Mainland China and Hong Kong in 2022, and the PCAOB board vacated its previous determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in Mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in Mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of Leading’s, and Leading’s auditor’s, control. The PCAOB is continuing to demand complete access in Mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed.

HTL International, LLC is not included in the list of determinations announced by the PCAOB on December 21, 2021 in their HFCA Act Determination Report under PCAOB Rule 6100. If notwithstanding this new framework, the PCAOB was unable to fully inspect HTL International, LLC (or any other auditor of the Company) in the future, or if PRC or American authorities further regulate auditing work of Chinese or Hong Kong companies listed on the U.S. stock exchanges in a manner that would restrict HTL International, LLC (or any future auditor of the Company) from performing work in Hong Kong, Leading may be required to change its auditor. Furthermore, there can be no assurance that the SEC, Nasdaq, or other regulatory authorities would not apply additional and more stringent criteria to Leading in connection with audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of Leading’s financial statements. The failure to comply with the requirement in the HFCA Act, as amended by the AHFCA Act, that the PCAOB be permitted to inspect the issuer’s public accounting firm within two years, would subject Leading to consequences including the delisting of Leading Partners in the future if the PCAOB is unable to inspect Leading’s accounting firm (whether HTL International, LLC or another firm) at such future time.

68

The enforcement of the PRC Labor Contract Law and other labor-related regulations in Mainland China may adversely affect Leading’s business and results of operations. Failure to make adequate contributions to employee benefit plans as required by regulations of Mainland China may subject Leading to penalties.

The Standing Committee of the National People’s Congress enacted the Labor Contract Law in 2008, and amended it on December 28, 2012. The Labor Contract Law introduced specific provisions related to fixed-term employment contracts, part-time employment, probationary periods, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining to enhance previous labor laws of Mainland China.

Under the Labor Contract Law, an employer must sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Furthermore, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract, with certain exceptions, must have an unlimited term, subject to certain exceptions.

With certain exceptions, an employer must pay severance to an employee where a labor contract is terminated or expires. In addition, Mainland China governmental authorities have introduced various new labor-related regulations since the effectiveness of the Labor Contract Law. Under the PRC Social Insurance Law and the Administrative Measures on Housing Fund, employees must participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance, and housing funds. Employers must apply for social insurance registration and open housing fund accounts for the employees and are required, together with their employees or separately, to pay the social insurance premiums and housing funds for their employees.

As of the date of this proxy statement/prospectus, Leading is not aware of any notice from regulatory authorities or any claim or request from these employees in this regard. As the interpretation and implementation of these regulations are evolving, employment practices of the PRC Subsidiaries and the VIE and its subsidiaries may not be at all times deemed in compliance with the regulations. As a result, these entities could be subject to penalties or incur significant liabilities in connection with labor disputes or investigations.

69

There are uncertainties as to the procedures and requisite timing under Mainland China laws relating to the procedures for U.S. regulators to investigate and collect evidence from companies located in Mainland China.

The SEC has stated that there are significant legal and other obstacles to obtaining information needed for investigations or litigation in mainland China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism.

According to Article 177 of the PRC Securities Law (the “Article 177”), which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of Mainland China. Further, the Overseas Listing Trial Measures of the CSRC provides that overseas securities regulatory authorities may conduct investigation and/or evidence collection relating to Chinese domestic companies’ overseas offering and listing activities through assistance of the CSRC under relevant cross-border securities regulatory cooperation mechanisms. Accordingly, without regulatory cooperation between the U.S. and China, no entity or individual in Mainland China may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators. The inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within Mainland China may further increase difficulties faced by you in protecting your interests.

As of the date of this proxy statement/prospectus, the CSRC and the SEC have communicated on cross-border securities regulatory cooperation mechanisms and signed a Sino-U.S. audit regulatory cooperation agreement on August 26, 2022. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in Mainland China and Hong Kong in 2022. Further discussions are still needed on how to implement broader cross-border securities regulatory cooperation, and maintain a practical and sustainable securities regulatory cooperation mechanism between the CSRC and the SEC, the lack of which may result in uncertainties as to the procedures and requisite timing for the overseas securities regulatory agencies to conduct investigations and collect evidence within the territory of Mainland China. If the U.S. securities regulatory agencies are unable to conduct such investigations, there exists a risk that they may determine to suspend or de-register Leading Partners’ registration with the SEC and may also delist PubCo’s securities from trading market within the United States.

If the custodians or authorized users of Leading’s controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, Leading’s business may be materially adversely affected.

Under Mainland China law, legal documents for corporate transactions, including agreements and contracts such as the leases and sales contracts, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local branch of the State Administration for Market Regulation (the “SAMR”) (formerly known as State Administration for Industry and Commerce (the “SAIC”)). Leading generally executes legal documents by affixing chops or seals, rather than having the designated legal representatives sign the documents.

70

The relevant entities typically hold the chops of the VIE and its subsidiaries and Leading Group’s PRC Subsidiaries, allowing them to execute documents locally. To maintain the physical security of these chops, Leading typically stores them in secure locations accessible only to custodians and designated key employees of its legal, administrative or finance departments.

Although Leading has implemented approval procedures and monitored its chop custodians and key employees, including the designated legal representatives of the VIE and its subsidiaries and the PRC Subsidiaries, the procedures may not prevent all instances of abuse or negligence. Leading’s chop custodians, key employees or designated legal representatives may abuse their authority, for example, by binding the VIE and its subsidiaries and the PRC Subsidiaries with contracts against these entities’ interests.

Leading may be required to honor these contracts if the other contracting party acts in good faith in reliance on Leading’s authority of its chops or signatures of its legal representatives. If any designated legal representative obtains control of the chop in an effort to obtain control over the relevant entity, Leading needs to pass a shareholder or board resolution to designate a new legal representative and to take legal actions to seek the return of the chop, apply for a new chop, or otherwise seek legal remedies for the legal representative’s misconduct.

If any of the designated legal representatives obtains, misuses or misappropriates these chops and seals or other controlling intangible assets for whatever reason, Leading could experience disruptions in its operations. Leading may also have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from its operations, materially adversely affecting its business and results of operations.

Risks Related to Leading’s Corporate Structure

If the  Chinese government determines that the contractual arrangements in relation to the VIE structure do not comply with the applicable laws, regulations, or rules of Mainland China, or if these laws, regulations, or rules or the way they are interpreted change, Leading could be subject to severe penalties or be forced to relinquish their interests in those operations, and the Class A Ordinary Shares may decline in value or become worthless.

Leading, WFOE, and the VIE, following the consummation of the Business Combination, will face material risks relating to their corporate structure. Investors in the Class A Ordinary Shares are not purchasing equity interests in the PRC Subsidiaries or the VIE and its subsidiaries domiciled in China but instead are purchasing equity interests in Leading Partners, the ultimate Cayman Islands holding company. Leading Partners will not be a Chinese operating company but a Cayman Islands holding company with its marketing business conducted by its PRC Subsidiaries, and its insurance brokerage business conducted through contractual arrangements with the VIE based in China. This structure involves unique risks to investors.

While the applicable Chinese laws, regulations, and rules do not prohibit or restrict foreign investments in insurance brokerage industry, the CBIRC, or the current NFRA, set out certain qualifications for foreign investors of a foreign-invested insurance broker in Mainland China. An insurance brokerage company is deemed foreign invested if it is with 25% or more foreign investments, direct or indirect, and such foreign-invested insurance brokerage companies shall be invested by either (i) overseas insurance brokerage companies with actual business experience and compliant with the relevant laws of the NFRA, or (ii) foreign insurance group companies or domestic foreign-invested insurance group company. Because Leading lacks such qualifications, it has opted for a VIE structure instead of direct ownership over the VIE and its subsidiaries. As a result, Leading conducts its insurance brokerage business in China through the VIE and its subsidiaries pursuant to a series of contractual arrangements among WFOE, the VIE and its shareholder. See “Leading’s Corporate History and Structure—Contractual Arrangements with the VIE and its Shareholder.” As confirmed by Leading’s PRC legal counsel, JT&N, as of the date of this proxy statement/prospectus, the currently applicable laws, regulations, and rules of Mainland China do not specifically prohibit the control of an insurance brokerage company through contractual arrangements.

71

None of Leading Group, WFOE, or the investors have an equity ownership in whole in or 100% direct foreign investment in, nor does any of Leading Group, WFOE or the investors control through such ownership or investment of the VIE and its subsidiaries. The contractual arrangements with respect to the VIE are not equivalent to an equity ownership in the business of the VIE. Any references in this proxy statement/prospectus to control or benefits that accrue to Leading because of the VIE and its subsidiaries  are limited to, and subject to conditions for consolidation of, the VIE and its subsidiaries under U.S. GAAP. Consolidation of the VIE and its subsidiaries under U.S. GAAP generally occurs if Leading Group or its subsidiaries (1) have an economic interest in the VIE that provides significant exposure to potential losses or benefits from the VIE and (2) have power over the most significant economic activities of the VIE. For accounting purposes, Leading Group is the primary beneficiary of the VIE and its subsidiaries. In addition, the contractual agreements governing the VIE have not been tested in a court of law.

Leading believes that its corporate structure and contractual arrangements comply with laws and regulations of Mainland China. Based on its understanding of the relevant laws and regulations, Leading’s PRC legal counsel, JT&N, is of the opinion that each of the contracts among the WFOE, the VIE and its shareholder is valid, binding and enforceable in accordance with its terms. However, substantial uncertainties remain regarding the interpretation and application of the relevant laws and regulations. Mainland Chinese government authorities may not agree that Leading’s corporate structure or any of the foregoing contractual arrangements comply with the licensing, registration or other regulatory requirements or policies in Mainland China.

If regulators deem Leading, WFOE, and the VIE’s corporate structure and contractual arrangements to be illegal, either in whole or in part, Leading may lose its ability to consolidate the financial results of the VIE and its subsidiaries, and may have to modify its corporate structure to comply with regulatory requirements. Leading may not be able to achieve this without materially disrupting their business.

If Leading, WFOE, and the VIE’s corporate structure and contractual arrangements violate existing or future Chinese Mainland laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking their business and operating licenses;

•	levying fines on Leading;

•	confiscating any of the income generated by Leading that the relevant regulatory authorities deem to be obtained through illegal operations;

•	discontinuing or restricting the operations of Leading in Mainland China;

•	imposing conditions or requirements with which Leading may not be able to comply;

•	shutting down the servers or blocking the digital platforms or supporting services of Leading;

72

•	requiring Leading Partners, WFOE, and the VIE and its subsidiaries to change their corporate structure and contractual arrangements;

•	restricting the right by Leading to collect revenue from the VIE and its subsidiaries;

•	restricting or prohibiting Leading’s use of the proceeds from overseas offering to finance the VIE and its subsidiaries’ operations; and

•	taking other regulatory or enforcement actions that could harm the business of Leading.

New laws, rules and regulations of Mainland China may impose additional requirements on Leading, WFOE, and the VIE’s corporate structure and contractual arrangements, which could materially adversely affect Leading’s business, financial condition and results of operations. If any of these penalties or requirements causes Leading to lose the rights to direct the activities of the VIE and its subsidiaries or their right to receive its economic benefits, Leading will no longer be able to consolidate the VIE and its subsidiaries’ financial results in Leading Group’s consolidated financial statements, which could cause the value of the Class A Ordinary Shares following the consummation of the Business Combination to decline significantly or become worthless.

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and five supporting guidelines, which became effective on March 31, 2023. At the press conference held for the Overseas Listing Trial Measures on the same day, officials from the CSRC clarified that, as for companies seeking overseas listing with contractual arrangements, the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of such companies if they duly meet the compliance requirements, and support the development and growth of these companies by enabling them to utilize two markets and two kinds of resources. If Leading fails to complete the filing with the CSRC in a timely manner or at all, for the Business Combination, any future offering, or any other capital raising activities, which are subject to the filings under the Overseas Listing Trial Measures, due to Leading’s contractual arrangements, Leading’s ability to raise or utilize funds could be materially and adversely affected, and Leading may even need to unwind the contractual arrangements or restructure the business operations to rectify the failure to complete the filings. However, given that the Overseas Listing Trial Measures were recently promulgated, there remains substantial uncertainties as to their interpretation, application, and enforcement and how they will affect Leading’s operations and following the Business Combination, Leading’s future financing.

Contractual arrangements with the VIE may result in adverse tax consequences to Leading.

Leading could face material and adverse tax consequences if the Chinese mainland tax authorities determine that WFOE’s contractual arrangements with the VIE were not made on an arm’s length basis and adjust the VIE’s income and expenses for Chinese mainland tax purposes by requiring a transfer pricing adjustment.

A transfer pricing adjustment could adversely affect Leading by (1) increasing the tax liabilities of WFOE and the VIE without reducing their tax liability, which could result in late payment fees and other penalties to WFOE and the VIE for underpaid taxes; or (2) limiting the ability of WFOE and the VIE to obtain or maintain preferential tax treatments and other financial incentives.

73

Leading relies on contractual arrangements with the VIE and the VIE’s shareholder to operate their business, which may not be as effective as direct ownership in providing operational control.

Leading relies on contractual arrangements with the VIE and its shareholder to operate the insurance brokerage business. These contractual arrangements may not be as effective as direct ownership in providing Leading with control over the VIE and its subsidiaries.

Because Leading does not have a direct ownership interest in the VIEs, it consolidates their financial results by relying on the performance by the VIE and its shareholder of their respective obligations under the contractual arrangements with them. The shareholder of the VIE may not act in Leading’s best interests or otherwise fail to perform their contractual obligations.

Leading may replace the shareholder of the VIE pursuant to the contracts with the VIE and its shareholder. However, if any dispute relating to these contracts or the replacement of the VIE’s shareholder remains unresolved, Leading must enforce its rights under these contracts under Mainland Chinese law and be subject to uncertainties in the legal system.

Any failure by the VIE or its shareholder to perform their obligations under their contractual arrangements with WFOE would materially adversely affect Leading’s business, financial condition and results of operations.

If the VIE or its shareholder fail to perform their respective obligations under their contractual arrangements with WFOE, Leading may incur substantial costs and expend additional resources to enforce such arrangements. Leading may also have to rely on legal remedies under Mainland Chinese law, including seeking specific performance or injunctive relief, and claiming damages. Such remedies may not be effective.

WFOE’s contractual arrangements with the VIE and its shareholder are governed by Mainland Chinese laws and provide for the resolution of disputes through arbitrations in Mainland China. Accordingly, these contractual arrangements would be interpreted in accordance with Mainland Chinese laws, and any disputes arising from these contractual arrangements would be resolved in accordance with Mainland Chinese legal procedures.

However, there have been very few precedents and little formal guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under Mainland Chinese laws. In addition, in Mainland China, rulings by arbitrators are final, and parties cannot appeal the arbitration results in courts. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce arbitration awards in Mainland Chinese courts through arbitration award recognition proceedings, which would require additional expenses and delays. In the event that Leading cannot enforce the contractual arrangements with respect to the VIE, or suffer significant delays or other obstacles in enforcing these contractual arrangements, Leading may not be able to consolidate the financial results of the VIE and its subsidiaries. As a result, Leading and its subsidiaries’ ability to conduct their business and their financial condition and results of operations may be materially adversely affected. See “Risks Related to Doing Business in China—The interpretation and enforcement of the laws, rules and regulations of Mainland China continue to evolve rapidly and such changes could materially adversely affect Leading’s business.”

The VIE’s shareholder may have potential conflicts of interest with Leading, which may materially adversely affect Leading’s business and financial condition.

The interests of the VIE’s shareholder may differ from the interests of Leading. When conflicts of interest arise, such individual may not act in the best interests of Leading Partners, its PRC Subsidiaries and/or the VIE and its subsidiaries, and any conflicts of interest may not resolve in the favor of Leading Partners, its PRC Subsidiaries and/or the VIE and its subsidiaries. In addition, the individual may breach or cause the VIE and its subsidiaries to breach or refuse to renew existing contractual arrangements with WFOE.

74

None of Leading Group, its PRC Subsidiaries or the VIE and its subsidiaries has arrangements to address potential conflicts of interest between the shareholder and any of themselves. Leading Group, its PRC Subsidiaries and the VIE and its subsidiaries rely on the shareholder to abide by the laws of the Cayman Islands and China. These laws provide that directors owe a fiduciary duty to the Leading to act in good faith and in the best interests of the Leading and not to use their respective positions for personal gain.

However, the legal frameworks of China and the Cayman Islands do not provide guidance on resolving conflicts in the event of a conflict with another corporate governance regime. If Leading cannot resolve any conflict of interest or dispute between any of themselves and the shareholder of the VIE, Leading will likely rely on legal proceedings, which could disrupt their business and subject them to substantial uncertainty as to the outcome of such proceedings.

Any changes with respect to the implementation of the Foreign Investment Law may adversely impact Leading’s corporate structure and operations.

On March 15, 2019, the National People’s Congress published the Foreign Investment Law of the People’s Republic of China (the “Foreign Investment Law”), which became effective on January 1, 2020 and replaced the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Foreign Owned Enterprise Law to become the legal foundation for foreign investment in the PRC. Although the Foreign Investment Law stipulates three forms of foreign investment, it does not explicitly stipulate the contractual arrangements as a form of foreign investment. The Foreign Investment Law stipulates that the concept of a foreign investment includes foreign investors investing in China through “any other methods” under laws, administrative regulations, or provisions prescribed by the State Council. Future laws, administrative regulations or provisions prescribed by the State Council may regard contractual arrangements as a form of foreign investment.

The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment on a “negative list”. The currently prevailing negative list, the Special Administrative Measures (Negative List) for the Access of Foreign Investment (2024), or the Negative List, came into effect on November 1, 2024. The Foreign Investment Law provides that foreign-invested entities operating in “restricted” or “prohibited” industries will require market entry clearance and other approvals from relevant government authorities. Based on the opinion of Leading’s PRC legal counsel, JT&N, as of the date of this proxy statement/prospectus, none of the VIE or its subsidiaries is operating in a “restricted” or “prohibited” industry as specified in the Negative List. Changes in Chinese mainland laws and regulations could materially adversely affect the contractual arrangements and Leading and its VIE and its subsidiaries’ businesses. If future laws, administrative regulations or provisions prescribed by the State Council mandate further actions by companies with existing contractual arrangement, the contractual arrangements with the VIE may be deemed as foreign investment in the future, and any businesses of the VIE and its subsidiaries may be “restricted” or “prohibited” from foreign investment under the Negative List effective at the time. As a result, Leading may face substantial uncertainties as to the timely completion of such actions. Leading could potentially be required to unwind the contractual arrangements and/or dispose the VIE, which could materially adversely affect Leading and its subsidiaries’ business, financial condition and results of operations.

75

The bankruptcy or liquidation of the VIE and its subsidiaries could materially adversely affect Leading’s business, its ability to generate revenue and, following the consummation of the Business Combination, the market price of the Class A Ordinary Shares.

If the VIE or any of its subsidiaries becomes the subject of a bankruptcy or liquidation proceeding, Leading may lose the ability to use and enjoy assets held by the VIE or any of its subsidiaries. Leading conducts insurance brokerage operations in Mainland China through contractual arrangements with the VIE and its shareholder and subsidiaries. As part of these arrangements, the VIE and its subsidiaries hold substantially all of the assets that are important to Leading’s insurance brokerage business operation.

If any of the VIE and its subsidiaries goes bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, Leading may be unable to continue some or all of its insurance brokerage business activities, which could materially adversely affect its business, financial condition and results of operations. If the VIE or any of its subsidiaries undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, which would hinder Leading and its subsidiaries’ ability to operate their business and could materially adversely affect Leading’s insurance brokerage business, its ability to generate revenue, and following the consummation of the Business Combination, the market price of the Class A Ordinary Shares.

Risks Related to HAIA and the Business Combination

We are a blank check company with no operating history and no revenues, and you have no basis on which to evaluate our ability to achieve our business objective.

We are a blank check company incorporated under the laws of the Cayman Islands that has conducted no operations and has generated no revenues to date. Until we complete our Business Combination, we will have no operations and will generate no operating revenues. Because we lack an operating history, you have no basis upon which to evaluate our ability to achieve our business objective of completing our Business Combination. If we fail to complete our Business Combination, we will never generate any operating revenues.

If we seek Shareholder approval of our Business Combination, our Insiders and management team have agreed to vote in favor of such Business Combination, regardless of how our HAIA Public Shareholders vote.

As of [•], 2025, our Insiders own approximately 93% of our outstanding ordinary shares. Our Insiders and management team may from time to time purchase HAIA Ordinary Shares prior to our Business Combination. Our memorandum and articles of association provide that, if we seek Shareholder approval of a Business Combination, such Business Combination will be approved by an affirmative vote of holders of at least two-thirds of the shareholders of HAIA who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting., including the Sponsor Founder Shares. As a result, in addition to our Insiders’ Founder Shares, we would not need any votes from the holders of the 399,187 HAIA Public Shares sold in our IPO to be voted in favor of a Business Combination in order to have our Business Combination approved. Accordingly, if we seek Shareholder approval of our Business Combination, the agreement by our Insiders and management team to vote in favor of our Business Combination will increase the likelihood that we will receive the requisite Shareholder approval for such Business Combination.

76

We are not required to obtain an opinion from an independent investment banking firm or from a valuation or appraisal firm, nor did we, and members of the board of directors and the management of Leading may have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. You will have no assurance from an independent source that the price we are paying for the business is fair to our shareholders from a financial point of view, but you will have the opportunity to redeem your public shares in connection with the Business Combination.

Unless we complete our Business Combination with an affiliated entity or our board of directors cannot independently determine the fair market value of the target business or businesses (including with the assistance of financial advisors), we are not required to obtain an opinion from an independent investment banking firm which is a member of FINRA or from a valuation or appraisal firm that the price we are paying is fair to our Shareholders from a financial point of view. We did not seek an opinion from an independent investment banking firm, and our shareholders will be relying on the judgment of our board of directors. The HAIA Board consulted with their management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination, it considered a range of factors, including Leading’s valuation and the internal analysis prepared by Mr. Peng, our chief financial officer, through his independent research and reports provided to him from Leading, and determined that the fair market value of this transaction was based on standards generally accepted by the financial community.  The members of the board of directors and the management of Leading may have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. The board of directors of HAIA was aware of and considered these interests to the extent such interests existed at the time, among other matters, when it approved the Business Combination. The HAIA board concluded that (i) these disparate interests are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination with any target company, (iii) HAIA shareholders will have the opportunity to redeem their public shares in connection with the Business Combination and (iv) ordinary shares of held by the Sponsor and HAIA officers and directors are subject to transfer restrictions following the Business Combination.  For a description of the analysis of the value of the Business Combination, please refer to the section under “Background of the Business Combination - HAIA Board’s Reasons for Approval of the Business Combination,” a description of transfer restrictions of securities held by the Sponsor and HAIA officers and directors and “Conflicts of Interest” on page 129.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability continue as a “going concern.”

As of December 31, 2024, we had approximately $212 in cash and a working capital deficit of $0.67 million. Further, we have incurred and expect to continue to incur significant costs in pursuit of our finance and acquisition plans. We cannot assure you that our plans to raise capital or to consummate the Business Combination will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its HAIA Public Shares in the future following the completion of the Business Combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a shareholder of HAIA might realize in the future had the shareholders not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the HAIA Public Shares after the consummation of the Business Combination, and there can be no assurance that a Shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If third parties bring claims against HAIA, the proceeds held in trust could be reduced and the per-share redemption price received by shareholders may be less than $10.

HAIA’s placing of funds in trust may not protect those funds from third party claims against HAIA. Although HAIA will seek to have all vendors and service providers HAIA engages and prospective target businesses HAIA negotiates with execute agreements with HAIA waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of HAIA Public Shareholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with HAIA, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of HAIA Public Shareholders.

77

Additionally, if HAIA is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against HAIA which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in HAIA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the HAIA shareholders. To the extent any bankruptcy claims deplete the Trust Account, HAIA may not be able to return to HAIA Public Shareholders at least $10. As a result, if any such claims were successfully made against the Trust Account, the funds available for HAIA’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10 per HAIA Public Share.

Since the Insiders, including our Sponsor and HAIA’s officers and directors have interests that are different, or in addition to (and which may conflict with), the interests of the HAIA shareholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as HAIA’s initial business combination. Such interests of the Insiders, including the Sponsor will lose its entire investment in HAIA if a business combination is not completed. Accordingly, HAIA’s Insiders, including our Sponsor, and officers and directors may be incentivized to complete the Business Combination, even on terms less favorable to the HAIA shareholders than liquidating HAIA.

When you consider the recommendation of the HAIA Board in favor of approval of the Proposals, including the Business Combination Proposal, you should keep in mind that Insiders, including our Sponsor, and HAIA’s officers and directors have interests that are different from, or in addition to, those of the HAIA shareholders and warrant holders generally. The HAIA Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to HAIA shareholders that they vote in favor of the Proposals presented at the Extraordinary Meeting, including the Business Combination Proposal. HAIA shareholders should take these interests into account in deciding whether to approve the Proposals, including the Business Combination Proposal. These interests include, among other things:

•

HAIA’s amended and restated memorandum of association provides that HAIA renounces any expectancy that any of the directors or officers of HAIA will offer any such corporate opportunity of which he or she may become aware to HAIA, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of HAIA with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of;

•

unless HAIA consummates the Business Combination, HAIA’s officers and directors and the Sponsor will not receive reimbursement for the $100,000 Sponsor Note, nor any out-of-pocket expenses incurred by them on behalf of HAIA (no such expenses were incurred that had not been reimbursed as of December 31, 2024) to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•	the HAIA Private Placement Warrants purchased by the Former Sponsor for approximately $11.1 million will be worthless if a business combination is not consummated;

•

the Sponsor’s 3,184,830 Founder Shares, the Former Sponsor’s 2,105,770 Founder Shares, and the remaining Initial Shareholders’ 100,000 Founder Shares. Founder Shares, would be valued at approximately $[•] million, based on the closing price of HAIA Class A Common Stock on [•], 2025, and that such shares will be worthless if the Business Combination is not consummated and that the Insiders, including the Sponsor and its affiliates can earn a positive rate of return on their investment even if HAIA Public Shareholders experience a negative return following the consummation of the Business Combination;

78

•

the fact that HAIA entered into an agreement whereby at the time of the initial business combination, the Former Sponsor will surrender for cancelation 11,124,960 Private Placement Warrants in exchange for the Company issuing to the Former Sponsor 500,000 PubCo Class A Shares;

•

if HAIA does not complete the Business Combination by May 15, 2025, so long as $13,173,17 is deposited into the Trust Account on a monthly basis for each one month extension to complete the Business Combination, the proceeds from the sale of the HAIA Private Placement Warrants of $11,124,960, which includes the Private Placement Warrants, will be included in the liquidating distribution to HAIA Public Shareholders and the HAIA Private Placement Warrants will expire worthless;

•

the fact that HAIA’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement;

The existence of financial and personal interests of one or more of HAIA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of HAIA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that Shareholders vote for the Proposals. See the section titled “The Business Combination Proposal — Certain Interests of HAIA Directors and Officers and Others in the Business Combination” for a discussion of these considerations.

The financial and personal interests of the Sponsor and HAIA’s officers and directors may have influenced their motivation in identifying and selecting the Company as a business combination target, completing the Business Combination with the Company and influencing the operation of the business following the initial business combination. In considering the recommendations of the HAIA Board to vote for the Proposals, its Shareholders should consider these interests. The existence of the interests described above may result in a conflict of interest on the part of HAIA’s officers and directors in entering into the Merger Agreement and making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize HAIA’s officers and directors to complete the Business Combination, even if on terms less favorable to HAIA’s Shareholders compared to liquidating HAIA, because, among other things, if HAIA is liquidated without completing the Business Combination, the Founder Shares would be worthless.

There are risks to the HAIA shareholders who are not affiliates of the Sponsor of becoming shareholders of PubCo through the Business Combination rather than acquiring securities of the Company directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of PubCo Class A Ordinary Shares and PubCo Public Warrants in connection therewith, investors will not receive the benefit of any outside independent review of HAIA’s and the Company’s respective finances and operations.

79

Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, the HAIA shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. Although HAIA performed a due diligence review and investigation of the Company in connection with the Business Combination, HAIA has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering. The lack of an independent due diligence review and investigation may increase the risk of an investment in PubCo because it may not have uncovered facts that would be important to a potential investor.

In addition, because PubCo will not become a public reporting company by means of a traditional underwritten initial public offering, securities or industry analysts may not provide, or may be less likely to provide, coverage of PubCo. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of PubCo than they might if PubCo became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with PubCo as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the PubCo’s Ordinary Shares could have an adverse effect on PubCo’s ability to develop a liquid market for PubCo’s Ordinary Shares.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of Combined Company’s securities may decline.

The market price of the Combined Company’s securities may decline as a result of the Business Combination if:

•	The Combined Company does not achieve the perceived benefits of the Business Combination as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•	The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing security prices.

80

We do not have a specified maximum redemption threshold in the Current Charter. The absence of such a redemption threshold may make it impossible for us to consummate the Business Combination, in connection with which a substantial majority of our public shareholders may redeem their Public Shares, and may subject HAIA to the “penny stock” rules.

The Current Charter does not provide a specified maximum redemption threshold, and we removed the requirement for HAIA to maintain net tangible assets of at least $5,000,001 upon consummation of the Business Combination (which could subject us to the SEC’s “penny stock” rules). As a result, HAIA may be able to complete the Business Combination even though a substantial majority of HAIA public shareholders do not agree with the Business Combination and have redeemed their shares. Furthermore, HAIA may be able to redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of its initial business combination (such that it may become subject to the SEC’s “penny stock” rules). The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Although we expect to meet Nasdaq’s initial listing requirements upon closing of the Business Combination and to not be subject to “penny stock” rules, these additional burdens imposed on broker-dealers restrict the ability and decrease the willingness of broker-dealers to sell our Public Shares, which we believe results in decreased liquidity for our Public Shares as well as increased transaction costs for sales and purchases of our Public Shares as compared to other securities.

There can be no assurance that PubCo will be able to be approved for listing on Nasdaq or, thereafter comply with the continued listing standards of Nasdaq.

In connection with the Business Combination, PubCo will apply for its securities to be listed on the Nasdaq Global Market upon the Closing using the market value standard. As part of the application process, PubCo is required to provide evidence that it is able to meet the initial listing requirements of Nasdaq, which are more rigorous than Nasdaq’s continued listing requirements and include, among other things, market value of listed securities of US$75 million, 1.1 million of unrestricted public held shares, market value of unrestricted public held shares of US$20 million, and 400 unrestricted round lot shareholders (with securities subject to resale restrictions for any reason are excluded from the calculation of publicly held shares, market value of publicly held shares and round lot shareholders, and that at least half of the minimum required number of round lot holders must each hold unrestricted securities with a minimum value of $2,500).

We believe that PubCo will meet these listing requirements using the market value standard, even if all HAIA Public Shares are redeemed in connection with the Business Combination. Based on the current composition and shareholding of Leading Group Shareholders, who will all become shareholders of Leading Partners upon the consummation of the Business Combination, and the Leading Group Shareholders who will hold unrestricted public shares of PubCo, PubCo is expected to meet the above discussed listing requirements of Nasdaq Global Market. Although the management teams of both Leading and HAIA believe that PubCo will meet these listing requirements, there is no assurance that PubCo will meet these requirements, and listing on Nasdaq is a condition to the consummation of the Business Combination.

In the event that PubCo does not meet these criteria, or that PubCo is not approved to list on Nasdaq for any other reason, the Business Combination will not close, and HAIA will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay for its income taxes, if any, divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Further, if HAIA does not consummate the Business Combination by  May 14, 2025 so long as the monthly Extension Fee is made, HAIA will be required to dissolve and liquidate under Nasdaq rules and the securities held by the Insiders, including the Sponsor, will be worthless because the Insiders have agreed to waive their rights to any liquidation distributions, unless HAIA amends its articles and memorandum of association to extend the date by which is must consummate a Business Combination.  In this instance, we expect our ordinary shares, rights and warrants to be delisted from Nasdaq.

In addition, if PubCo successfully lists its securities on Nasdaq, following the Business Combination, in order to maintain its listing on Nasdaq, PubCo will be required to comply with certain continued listing standards of Nasdaq. Even if PubCo initially meets the listing requirements and other applicable rules of Nasdaq, PubCo may not be able to continue to satisfy these requirements and applicable rules. If PubCo is unable to satisfy Nasdaq criteria for maintaining its listing, its securities could be subject to delisting.

81

The exercise of the HAIA Board’s discretion in agreeing to changes or waivers in the terms of the Merger Agreement and related agreements, including closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in the HAIA shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require HAIA to agree to amend the Merger Agreement, to consent to certain actions taken by Leading or to waive rights that HAIA is entitled to under the Merger Agreement, including those related to closing conditions. Such events could arise because of changes in the course of Leading’s businesses or a request by HAIA to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Leading’s business and would entitle HAIA to terminate the Merger Agreement. In any of such circumstances, it would be at HAIA’s discretion, acting through the HAIA Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for HAIA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, HAIA does not believe there will be any changes or waivers that the HAIA Board would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, HAIA will circulate a new or amended proxy statement/prospectus and resolicit HAIA shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

While HAIA and the Leading Group’s work to complete the Business Combination, the Leading Group’s management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful completion of the Business Combination may place a significant burden on management and other internal resources of Leading. The diversion of management’s attention and any difficulties encountered in the transition process could harm Leading’s business, financial condition, results of operations and prospects and PubCo’s following the Business Combination. In addition, uncertainty about the effect of the Business Combination on the Company’s employees, consultants, customers, suppliers, partners, and other third parties, including regulators, may have an adverse effect on PubCo following the Business Combination. These uncertainties may impair PubCo’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

82

We may issue notes or other debt securities, or otherwise incur substantial debt, to complete a Business Combination, which may adversely affect our leverage and financial condition and thus negatively impact the value of our shareholders’ investment in us.

Although we have no commitments as of the date of this proxy statement/prospectus to issue any notes or other debt securities, or to otherwise incur outstanding debt following our IPO, we may choose to incur substantial debt to complete our Business Combination. We and our officers have agreed that we will not incur any indebtedness unless we have obtained from the lender a waiver of any right, title, interest or claim of any kind in or to the monies held in the Trust Account. As such, no issuance of debt will affect the per share amount available for redemption from the Trust Account. Nevertheless, the incurrence of debt could have a variety of negative effects, including:

•	default and foreclosure on our assets if our operating revenues after a Business Combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

•	our inability to pay dividends on HAIA Ordinary Shares;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on HAIA Ordinary Shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•

limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

83

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete our Business Combination, and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete our Business Combination, and results of operations.

Certain agreements related to our IPO may be amended without Shareholder approval.

Each of the agreements related to our Initial Public Offering to which we are a party, other than the warrant agreement and the investment management trust agreement, may be amended without Shareholder approval. Such agreements are: the underwriting agreement; the letter agreement among us and our Initial Shareholders, Sponsor, officers and directors; the registration rights agreement among us, our Insiders; the HAIA Private Placement Warrant Purchase Agreements among us, our Sponsor and the Former Sponsor. These agreements contain various provisions that our HAIA Public Shareholders might deem to be material. Amendments to such agreements would require the consent of the applicable parties thereto and would need to be approved by our board of directors, which may do so for a variety of reasons, including to facilitate our Business Combination. While we do not expect our board of directors to approve any amendment to any of these agreements prior to our Business Combination, it may be possible that our board of directors, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to any such agreement. Any amendment entered into in connection with the consummation of our Business Combination will be disclosed in our proxy materials, related to such Business Combination, and any other material amendment to any of our material agreements will be disclosed in a filing with the SEC. Any such amendments would not require approval from our Shareholders, may result in the completion of our Business Combination that may not otherwise have been possible, and may have an adverse effect on the value of an investment in our securities.

Financial projections with respect to Leading may not prove to be reflective of actual financial results.

In connection with the Business Combination, the HAIA Board considered, among other things, internal financial forecasts prepared by, or at the direction of, the management of Leading, the key elements of which are set forth in the section titled “The Business Combination Proposal — HAIA Board’s Reasons for the Approval of the Business Combination.” Leading does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. The Financial Projections are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them, and are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Leading. Readers of this proxy statement/prospectus are cautioned to note that Leading Historical Financials showed a history of losses. Although Leading’s historical losses are narrowing and it has shown the potential for profitability in the near future, there can be no assurance that Leading’s financial condition, including its cash flows or results of operations, will achieve the predicted levels set forth in the Financial Projections, including the forecasts that Leading’s revenue will increase at a rapid rate while expenses will grow at a much lower rate. If the Financial Projections are not achieved, there could be an adverse impact on the market price of the PubCo Class A Ordinary Shares or the business, financial condition and results of operations of PubCo following the Closing. Readers of this proxy statement/prospectus are also cautioned to note that the Financial Projections prepared by Leading indicate a growth rate of Leading’s business which substantially exceeds the projected growth of China's independent insurance brokerage market. See the sections titled “Proposal 1–The Business Combination Proposal — Background of the Business Combination,” “HAIA’s Valuation Analysis of Leading — Certain Prospective Operational and Financial Information of Leading”  and “Industry Overview — Overview of Independent Insurance Brokerage Market in China — Market Size of Independent Insurance Brokerage in China” for a detailed discussion of the Financial Projections and the projections of China’s insurance brokerage market. Readers of this proxy statement/prospectus are further cautioned to note that neither the Financial Projections nor projections on the growth of China’s insurance brokerage market may be proven reflective of Leading’s actual financial results.

84

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the Combined Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

HAIA will incur significant transaction costs in connection with transactions contemplated by the Merger Agreement.

HAIA will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, HAIA may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

HAIA cannot be certain as to the number of HAIA Public Shares that will be redeemed and the potential impact to HAIA shareholders who do not elect to redeem their HAIA Public Shares.

There is no guarantee that a HAIA shareholder’s decision whether to redeem its ordinary shares of HAIA for a pro rata portion of the Trust Account will put the HAIA Shareholder in a better future economic position. HAIA can give no assurance as to the price at which a HAIA shareholder may be able to sell its PubCo Class A Ordinary Shares in the future following the Closing. Certain events following the consummation of any initial business combination, including the Business Combination, and including redemptions of HAIA Public Shares may cause an increase or decrease in the share price of HAIA or PubCo, as applicable, and may result in a lower value realized now than a HAIA shareholder might realize in the future had the HAIA shareholder not redeemed its HAIA Public Shares. Similarly, if a HAIA shareholder does not redeem its HAIA Public Shares, the HAIA shareholder will bear the risk of ownership of the HAIA Public Shares or PubCo Class A Ordinary Shares, as applicable, after the consummation of any initial business combination, and there can be no assurance that a HAIA shareholder can sell its shares in the future for a greater amount than the redemption price for HAIA Public Shares. A HAIA shareholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.

HAIA shareholders should be aware that while HAIA is unable to predict the price per PubCo Class A Ordinary Share following the consummation of the Business Combination (and accordingly it is unable to calculate the potential impact of redemptions on the per share market price of HAIA Public Shares owned by non-redeeming HAIA shareholders), increased levels of redemptions by HAIA shareholders may be a result of the price per ordinary share of HAIA falling below the redemption price. We expect that more HAIA shareholders may elect to redeem their HAIA Public Shares if the share price of the HAIA Ordinary Shares is below the projected redemption price of $[•] per share, and we expect that more HAIA shareholders may elect not to redeem their HAIA Public Shares if the share price of the HAIA Ordinary Shares is above the projected redemption price of $[•] per share. Each HAIA Public Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to PubCo from the Trust Account and (ii) an increase in each HAIA shareholder’s pro rata ownership interest in PubCo following the consummation of the Business Combination.

85

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate a Business Combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our Shareholders. Furthermore, a Shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your HAIA Public Shares, or HAIA Public Warrants, potentially at a loss.

Our HAIA Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) our completion of a Business Combination, and then only in connection with those shares of HAIA Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any HAIA Public Shares properly tendered in connection with a shareholder vote to amend our HAIA amended and restated memorandum and articles of association to modify the substance or timing of our obligation to redeem 100% of our HAIA Public Shares if we do not complete our Business Combination by  May 14, 2025, so long as the monthly Extension Fee is made (the “Deadline”) or with respect to any other material provisions relating to shareholders’ rights or pre-Business Combination activity, and (iii) the redemption of our HAIA Public Shares if we are unable to complete a Business Combination by  May 14, 2025, subject to applicable law and as further described herein.

The HAIA Board may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the HAIA Public Shareholders.

If the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per HAIA Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per HAIA Public Share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While HAIA currently expects that its independent directors would take legal action on HAIA’s behalf against the Sponsor to enforce its indemnification obligations to HAIA, it is possible that HAIA’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If HAIA’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the HAIA Public Shareholders may be reduced below $10.00 per share.

86

The ability of PubCo’s management to operate the business successfully following the Closing will be largely dependent upon the efforts of certain key personnel of Leading. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

The ability of PubCo’s management to operate the business successfully following the Closing is dependent upon the efforts of certain key personnel of Leading. Although HAIA expects key personnel to remain with PubCo following the Closing, there can be no assurance that they will do so. It is possible that the Leading Group or PubCo will lose some key personnel, the loss of which could negatively impact the operations and profitability of PubCo. Furthermore, following the Closing, certain of the key personnel of Leading may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause PubCo to have to expend time and resources helping them become familiar with such requirements.

We may not hold an annual meeting of Shareholders until after the consummation of our Business Combination, which could delay the opportunity for our Shareholders to appoint directors.

In accordance with Nasdaq’s corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our first fiscal year end following our listing on Nasdaq.  We may not hold an annual meeting of Shareholders to elect new directors prior to the consummation of our Business Combination.

The grant of registration rights to our Insiders may make it more difficult to complete our Business Combination, and the future exercise of such rights may adversely affect the market price of our ordinary shares.

Our insiders are entitled to make a demand that we register the resale of the insider shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, our insiders or their affiliates are entitled to demand that we register the resale of HAIA securities our insiders or their affiliates may be issued upon conversion of working capital loans or extension loans made to us (and the 500,000 PubCo Class A Ordinary Shares that will be issued for forfeiting the Private Placement Warrants, or any shares issued upon conversion of the working capital loans or extension loans) commencing on the date that we consummate our initial business combination. As of the date of this proxy statement/prospectus, none of the Sponsor Note, the A&R Leading Note, the Extension Note and the WC Note has a provision for any such conversion. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of our securities. In addition, the existence of these securities may make it more difficult to effectuate our initial business combination or increase the cost of consummating our initial business combination with the target business, as the shareholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities because of the potential effect the exercise of such securities may have on the trading market for our shares of common stock.

87

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

In connection with business combination transactions similar to the proposed Business Combination, it is not uncommon for lawsuits to be filed against the parties and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus provided to shareholders contains false and misleading statements and/or omits material information concerning the transaction. Although no such lawsuits have been filed in connection with the Business Combination, it is possible that such actions may arise and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require PubCo, HAIA and/or the Leading Group to incur significant costs and draw the attention of their respective management teams away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect PubCo’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the expected timeframe.

The PubCo Class A Ordinary Shares to be received by HAIA shareholders as a result of the Business Combination will have different rights from HAIA Ordinary Shares.

Following completion of the Business Combination, HAIA Public Shareholders will no longer be HAIA shareholders but will instead be shareholders of PubCo.  There will be important differences between your current rights as a HAIA shareholder and your rights as a PubCo shareholder. See “Comparison of Shareholder Rights” for a discussion of the different rights associated with the securities.

In order to effectuate a Business Combination, special purpose acquisition companies have, in the recent past, amended various provisions of their charters and other governing instruments, including their warrant agreements. We cannot assure you that we will not seek to amend our amended and restated memorandum and articles of association or governing instruments in a manner that will make it easier for us to complete our Business Combination that our shareholders may not support.

In order to effectuate a Business Combination, special purpose acquisition companies have, in the recent past, amended various provisions of their organizational and governing instruments, including their warrant agreements. For example, special purpose acquisition companies have amended the definition of business combination, increased redemption thresholds and extended the time to consummate a Business Combination and, with respect to their warrants, amended their warrant agreements to require the warrants to be exchanged for cash and/or other securities. Our HAIA amended and restated memorandum and articles of association requires us to provide our HAIA Public Shareholders with the opportunity to redeem their HAIA Public Shares for cash if we propose an amendment to our HAIA articles and memorandum of association to modify the substance or timing of our obligation to redeem 100% of our HAIA Public Shares if we do not complete a Business Combination by the Deadline or with respect to any other material provisions relating to Shareholders’ rights or pre-Business Combination activity. To the extent any of such amendments would be deemed to fundamentally change the nature of the securities offered through this Registration Statement, we would register, or seek an exemption from registration for, the affected securities. We cannot assure you that we will not seek to amend our organization or governing instruments or extend the time to consummate a Business Combination in order to effectuate our Business Combination.

88

We may have a limited ability to assess the management of a prospective target business and, as a result, may effect our Business Combination with a target business whose management may not have the skills, qualifications or abilities to manage a public company.

When evaluating the desirability of effecting our Business Combination with a prospective target business, our ability to assess the target business’s management may be limited due to a lack of time, resources or information. Our assessment of the capabilities of the target business’s management, therefore, may prove to be incorrect and such management may lack the skills, qualifications or abilities we suspected. Should the target business’s management not possess the skills, qualifications or abilities necessary to manage a public company, the operations and profitability of the post-combination business may be negatively impacted. Accordingly, any Shareholders, right holders, or warrant holders who choose to remain Shareholders, right holders, or warrant holders following the Business Combination could suffer a reduction in the value of their securities. Such Shareholders, right holders, or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials, as applicable, relating to the Business Combination contained an actionable material misstatement or material omission.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our Business Combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•	Restrictions on the nature of our investments; and

•	Restrictions on the issuance of securities, each of which may make it difficult for us to complete our Business Combination.

In addition, we may have imposed upon us burdensome requirements, including:

•	Registration as an investment company with the SEC;

•	Adoption of a specific form of corporate structure; and

•	Reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business will be to identify and complete a Business Combination and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.

89

We do not believe that our anticipated principal activities will subject us to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our Business Combination; (ii) the redemption of any HAIA Public Shares properly tendered in connection with a Shareholder vote to amend our HAIA Charter to modify the substance or timing of our obligation to redeem 100% of our HAIA Public Shares if we do not complete our Business Combination by the Deadline; and (iii) absent a Business Combination by the Deadline or with respect to any other material provisions relating to Shareholders’ Rights or pre-Business Combination activity, our return of the funds held in the Trust Account to our HAIA Public Shareholders as part of our redemption of the HAIA Public Shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a Business Combination. If we are unable to complete our Business Combination, our HAIA Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to HAIA Public Shareholders, and our Warrants will expire worthless.

Subsequent to our completion of our Business Combination, we may be required to take write- downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.

Even if we conduct extensive due diligence on a target business with which we combine, we cannot assure you that this diligence will identify all material issues that may be present with a particular target business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the target business and outside of our control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining debt financing to partially finance the Business Combination or thereafter. Accordingly, any Shareholders, right holders, or warrant holders who choose to remain Shareholders, right holders, or warrant holders following the Business Combination could suffer a reduction in the value of their securities. Such Shareholders, right holders, or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy materials or tender offer documents, as applicable, relating to the Business Combination contained an actionable material misstatement or material omission.

90

The securities in which we invest the proceeds held in the Trust Account could bear a negative rate of interest, which could reduce the interest income available for payment of taxes or reduce the value of the assets held in trust such that the per-share redemption amount received by Shareholders may be less than $10.00 per share.

The proceeds held in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. While short-term U.S. treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event of very low or negative yields, the amount of interest income (which we may use to pay our taxes, if any) would be reduced. In the event that we are unable to complete our Business Combination, our HAIA Public Shareholders are entitled to receive their pro-rata share of the proceeds then held in the Trust Account, plus any interest income.

We are contemplating  a Business Combination with a company located outside of the United States, therefore the laws applicable to such company will likely govern all of our material agreements and we may not be able to enforce our legal rights.

The laws of the country in which such company operates will govern almost all of the material agreements relating to its operations. We cannot assure you that the target business will be able to enforce any of its material agreements or that remedies will be available in this new jurisdiction. The system of laws and the enforcement of existing laws in such jurisdiction may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital. Additionally, if we acquire a company located outside of the United States, it is likely that substantially all of our assets would be located outside of the United States and some of our officers and directors might reside outside of the United States. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

When we effect our Business Combination with a company located outside of the United States, we would be subject to a variety of additional risks that may adversely affect us.

Because our target company has operations outside of the United States for our Business Combination, we may face additional burdens in connection with investigating, agreeing to and completing such Business Combination, and if we effect such Business Combination, we would be subject to a variety of additional risks that may negatively impact our operations.

91

We will be subject to risks associated with cross-border business combinations, including in connection with investigating, agreeing to and completing our Business Combination, conducting due diligence in a foreign jurisdiction, having such transaction approved by any local governments, regulators or agencies and changes in the purchase price based on fluctuations in foreign exchange rates.

If we effect our Business Combination with such a company, we would be subject to any special considerations or risks associated with companies operating in an international setting, including any of the following:

•	costs and difficulties inherent in managing cross-border business operations;

•	rules and regulations regarding currency redemption;

•	complex corporate withholding taxes on individuals;

•	laws governing the manner in which future business combinations may be effected;

•	exchange listing and/or delisting requirements;

•	tariffs and trade barriers;

•	regulations related to customs and import/export matters;

•	local or regional economic policies and market conditions;

•	unexpected changes in regulatory requirements;

•	challenges in managing and staffing international operations;

•	longer payment cycles;

•	tax issues, such as tax law changes and variations in tax laws as compared to the United States;

•	currency fluctuations and exchange controls;

•	rates of inflation;

•	challenges in collecting accounts receivable;

•	cultural and language differences;

•	employment regulations;

•	underdeveloped or unpredictable legal or regulatory systems;

92

•	corruption;

•	protection of intellectual property;

•	social unrest, crime, strikes, riots and civil disturbances;

•	regime changes and political upheaval;

•	terrorist attacks and wars; and

•	deterioration of political relations with the United States.

We may not be able to adequately address these additional risks. If we were unable to do so, we may be unable to complete such Business Combination, or, if we complete such Business Combination, our operations might suffer, either of which may adversely impact our business, financial condition and results of operations.

If a country in Asia enacts regulations in industry segments that forbid or restrict foreign investment, our ability to consummate our Business Combination could be severely impaired.

Many of the rules and regulations that companies face concerning foreign ownership are not explicitly communicated. If new laws or regulations forbid or limit foreign investment in industries in which we want to complete our Business Combination, they could severely impair our candidate pool of potential target businesses. Additionally, if the relevant central and local authorities find us or the target business with which we ultimately complete our Business Combination to be in violation of any existing or future laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	Levying fines;

•	Revoking our business and other licenses;

•	Requiring that we restructure our ownership or operations; and

•	Requiring that we discontinue any portion or all of our business.

Any of the above could have an adverse effect on our company post-business combination and could materially reduce the value of your investment.

93

We will not complete the Business Combination with a U.S. target company and such initial business combination may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

Certain of our directors are citizens of countries other than the United States. In addition, PubCo, the company with which we entered into the Merger Agreement, is a Cayman Islands exempted company with operations in Singapore and certain of its directors are citizens of countries other than the United States. While we believe that the nature of HAIA’s business, and the nature of the businesses of PubCo should not make the transaction subject to U.S. foreign regulations or review by a U.S. government entity, it is possible that the Business Combination may be subject to a CFIUS review, the scope of which was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If the Business Combination falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues.

Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and we have limited time to complete our initial business combination. If we cannot complete our initial business combination by May 15, 2025, so long as $13,173,17 is deposited into the Trust Account on a monthly basis for each one month extension to complete the Business Combination, because the review process drags on beyond such timeframe or because our initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. This will also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company. If we liquidate, HAIA public shareholders may lose the investment opportunity in PubCo and the chance of realizing future gains on their investment through any price appreciation in PubCo and any HAIA Public Warrants held by the HAIA public shareholders would expire worthless. In addition, if we cannot complete the Business Combination prior December 9, 2024, unless such time to complete the Business Combination is extended,  HAIA’s registered securities may be delisted and the HAIA Warrants will expire worthless.

Risks Related to PubCo

If PubCo is characterized as a passive foreign investment company for U.S. federal income tax purposes, its U.S. shareholders may suffer adverse tax consequences.

If PubCo or any of its subsidiaries is a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, or portion thereof, that is included in the holding period of a U.S. holder of the PubCo securities, such U.S. holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. There is no assurance that PubCo or its subsidiaries will not be currently PFICs for U.S. federal income tax purposes for the taxable year of the Business Combination or for foreseeable future taxable years. If PubCo determines it is a PFIC for any taxable year, upon written request, PubCo will use commercially reasonable efforts to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a “qualified electing fund” election, but there can be no assurance that PubCo will timely provide such required information.

The PubCo Listing Articles provide  that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) is the exclusive forum within the U.S. for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, which could limit the ability of holders of PubCo Ordinary Shares or other securities to obtain a favorable judicial forum for disputes with PubCo, its directors and officers, and potentially others.

The PubCo Listing Articles provide that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) is the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than PubCo. The enforceability of similar federal court choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable or unenforceable. If a court were to find the federal choice of forum provision contained in the PubCo Listing Articles to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in the PubCo Listing Articles may limit a security-holder’s ability to bring a claim against the PubCo, its directors and officers, and potentially others in his or her preferred judicial forum, and this limitation may discourage such lawsuits. Holders of PubCo Ordinary Shares will not be deemed to have waived its compliance with the federal securities laws and the regulations promulgated thereunder pursuant to the exclusive forum provision in the PubCo Listing Articles. In any case, with respect to Securities Act claims, holders of PubCo Ordinary Shares cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

94

LEADING’S CORPORATE HISTORY AND STRUCTURE

Corporate History and Structure

Prior to the incorporation of Leading Group and the completion of the reorganization, Dingli, the subsidiary of the VIE that Leading Group consolidates through contractual arrangements, commenced operations in May 2014. Leading conducts its business in China primarily through Dingli and Leading Group’s indirectly owned subsidiaries in mainland China, the PRC Subsidiaries, mainly, the subsidiaries of Shanghai Jingkun Information Technology Co., Ltd., for the insurance brokerage services and integrated marketing services, respectively.

In February 2024, Leading Group (BVI) Limited, a wholly-owned subsidiary of Leading Group Limited, was established in British Virgin Islands (“BVI”). In April 2024, Leading HK, a wholly-owned subsidiary of Leading Group (BVI) Limited, was established in Hong Kong. In June 2024, Leading HK established its wholly-owned subsidiary, Shanghai Meiliding Digital Technology Co., Ltd. (“Shanghai Leading” or “WFOE”), in Mainland China. In August 2024, Leading Partners was incorporated under the laws of the Cayman Islands.

While the applicable PRC laws, regulations, and rules do not prohibit or restrict foreign investments in the insurance brokerage industry, the CBIRC, or the NFRA, set out certain qualifications for foreign investors of a foreign-invested insurance broker in Mainland China. Because Leading lacks such qualifications, it has opted for a VIE structure instead of direct ownership over the VIE and its subsidiaries, through a series of contractual arrangements among its subsidiary, WFOE, the VIE and its shareholder. See “—Contractual Arrangements with the VIE and its Shareholder.”

As a result of Leading Group’s direct ownership in WFOE and the contractual arrangements with the VIE, Leading Group is considered the primary beneficiary of the VIE and its subsidiaries. Leading Group treats the VIE and its subsidiaries as its consolidated affiliated entities under U.S. GAAP, and has consolidated the financial results of these entities in its consolidated financial statements in accordance with U.S. GAAP. Consolidation of the VIE and its subsidiaries under U.S. GAAP generally occurs if Leading Group or its subsidiaries (1) have an economic interest in the VIE that provides significant exposure to potential losses or benefits from the VIE and (2) have power over the most significant economic activities of the VIE.

However, neither Leading Group nor WFOE has, and following the consummation of the Business Combination, neither Leading Partners nor its investors will have an equity ownership in whole in, 100% direct foreign investment in, or control through such ownership or investment of the VIE and its subsidiaries. The contractual arrangements with respect to the VIE under which Leading Group is the primary beneficiary are not equivalent to an equity ownership in the business of the VIE and its subsidiaries. In addition, the contractual agreements governing the VIE have not been tested in a court of law.

Corporate Structure

The following diagram summarizes Leading’s corporate structure as of the date of this proxy statement/prospectus.

95

Contractual Arrangements with the VIE and its Shareholder

As a company incorporated under the laws of the Cayman Islands, Leading Group is classified as a foreign enterprise under PRC laws and regulations, and WFOE is a foreign invested entity (an “FIE”). FIEs are subject to a number of restrictions under PRC laws and regulations. In particular, Dingli holds an insurance intermediary license for its insurance brokerage business. The Chinese mainland authorities of the insurance brokerage industry set out certain qualifications for foreign investors of a foreign-invested insurance broker in Mainland China. An insurance brokerage company is deemed foreign invested if it is invested with 25% or more foreign investments, direct or indirect, and the foreign investor(s) such insurance brokerage companies shall either (i) overseas insurance brokerage companies with actual business experience and compliant with the relevant rules of the NFRA, or (ii) foreign insurance group companies or Chinese domestic foreign-invested insurance group companies. As Leading lacks such qualifications, in order to have greater flexibility in carrying out business and implementing business strategies in compliance with PRC laws and regulations, Leading Group operate its insurance brokerage services business in Mainland China mainly through the VIE and its subsidiaries. As of June 30, 2023 and 2024, and December 31, 2024, the VIE and its subsidiaries accounted for an aggregate of 54.61%, 43.46% and 54.89%, respectively, of consolidated total assets and 70.41%, 54.00% and 61.05%, respectively, of consolidated total liabilities of Leading Group and its Affiliated Entities (which includes the PRC Subsidiaries and the VIE and its subsidiaries). For the years ended June 30, 2023 and 2024, and for the six months ended December 31, 2024, the VIE and its subsidiaries accounted for an aggregate of 98.74%, 98.83% and 99.33%, respectively, of consolidated total net revenues of Leading.

96

The VIE and its subsidiaries are domestic PRC companies. WFOE has entered into a series of contractual arrangements with the VIE and its shareholder, through which Leading Group is able to consolidate the financial results of the VIE and its subsidiaries. These contractual arrangements allow Leading Group to:

•	receive the economic benefits that could potentially be significant to the VIE in consideration for the services provided by WFOE;

•	exercise effective control over the VIE and its subsidiaries; and

•	hold an exclusive option to purchase all or part of the equity interests and an exclusive option to purchase all or part of the assets in the VIE when and to the extent permitted by PRC laws.

As a result of these contractual arrangements, Leading Group is considered the primary beneficiary of the VIE and its subsidiaries, and consolidates the VIE and its subsidiaries’ results of operations in its financial statements under U.S. GAAP. As confirmed by Leading’s PRC legal counsel, JT&N, as of the date of this proxy statement/prospectus, the currently applicable laws, regulations, and rules of Mainland China do not specifically prohibit the control of an insurance brokerage company through contractual arrangements, or foreign investments in insurance brokerage companies.

However, these contractual arrangements may not be as effective in providing operational control as direct ownership and the use of the contractual arrangements exposes Leading Group to certain risks. For example, the VIE or its shareholder may breach the contractual arrangements with WFOE. In such cases, Leading Group and its subsidiaries would have to rely on legal remedies under Mainland Chinese law, which may not always be effective. See “Risk Factors—Risks Related to Leading’s Corporate Structure.”

The following is a summary of the currently effective contractual arrangements by and among WFOE (Shanghai Leading), the VIE (Shanghai Handong) and the VIE’s shareholder.

Agreements that provide Leading Group and its subsidiaries with effective control over the VIE and its subsidiaries

Equity Pledge Agreement. The VIE and its shareholder entered into that certain equity interest pledge agreement with WFOE, dated June 28, 2024. Pursuant to the equity pledge agreement, the shareholder of the VIE has pledged all of its equity interests in the VIE to guarantee the VIE and its shareholder’s performance of their obligations under the relevant contractual arrangements, which include the exclusive consulting services agreement, exclusive option agreement and power of attorney. If the VIE or its shareholder breaches its contractual obligations under these agreements, WFOE, as pledgee, will have the right to auction or sell all or part of the pledged equity interests of the VIE and receive proceeds from such auction or sale.

The shareholder of the VIE agrees that, during the term of the equity pledge agreement, such shareholder will not transfer the pledged equity interests or create or allow creation of any encumbrance on the pledged equity interests without the prior written consent of WFOE. WFOE is entitled to all dividends and other distributions on the pledged equity interests declared by the VIE unless prohibited by applicable laws and regulations.

97

The equity pledge agreement will remain effective until the VIE and its shareholder discharge all their obligations under the contractual arrangements. Such pledge of equity interests in the VIE has been registered with the relevant offices of the SAMR in accordance with the PRC Civil Code.

Power of Attorney. Pursuant to the shareholder’s power of attorney among WFOE, the VIE and shareholder of the VIE, dated June 28, 2024, the shareholder of the VIE has irrevocably appointed WFOE to act as such shareholder’s exclusive attorney-in-fact to exercise all shareholder rights, including the right to attend and vote on shareholders’ meetings and appoint directors and executive officers. The power of attorney will remain in force as long as the shareholder remains a shareholder of the VIE.

Agreement that allows Leading Group and its subsidiaries to receive economic benefits from the VIE and its subsidiaries

Exclusive Consulting Services Agreement. Pursuant to the exclusive consulting services agreement dated June 28, 2024, WFOE has the exclusive right to provide the VIE with consulting services and other services. In exchange, WFOE is entitled to receive a service fee from the VIE on a monthly basis and at an amount equal to 100% of the monthly net income (the income offset by the cost, fees, and taxes (excluding enterprise income tax) of the certain month) of the VIE.

The VIE has granted WFOE the exclusive right to purchase any or all of their business or assets at the lowest price permitted under PRC law. This agreement remains effective unless otherwise agreed among the parties.

Agreements that provide Leading Group and its subsidiaries with the option to purchase the equity interest in the VIE

Exclusive Option Agreement. Pursuant to the exclusive option agreement among WFOE, the VIE and shareholder of the VIE, dated June 28, 2024, the shareholder of the VIE has irrevocably granted WFOE an exclusive option to purchase, by itself or by persons designated by it, at its discretion at any time, to the extent permitted under PRC law, all or part of such shareholder’s equity interests in the VIE.

The purchase price of the equity interests in the VIE shall be RMB 1 or the lowest price permitted under RRC law (or such price may be as set forth in the equity transfer agreement to be executed between WFOE (or any person designated by it) and such shareholder of the VIE, provided that such price does not violate PRC laws and regulations and is acceptable to WFOE).

Without WFOE’s prior written consent, the VIE and its shareholder have agreed not to amend the VIE’s articles of association, increase or decrease the VIE’s registered capital, change the VIE’s structure or registered capital in another manner, sell or otherwise dispose of the VIE’s material assets or beneficial interests in the VIE, create or allow any encumbrance on the VIE’s material assets or provide any loans.

WFOE is entitled to all dividends and other distributions declared by the VIE, and the shareholder of the VIE has agreed to pay any such dividends or distributions to WFOE or any other person designated by WFOE. The exclusive option agreement will remain effective until all equity interests of the VIE held by its shareholder have been transferred or assigned to WFOE or its designated person.

Spousal Consent Letter. The spouse of the shareholder of the VIE has signed a spousal consent letter. Under the spousal consent letter, the signing spouse unconditionally and irrevocably agreed that the disposition of the equity interest in the VIE which is held by and registered under the name of such spouse shall be made pursuant to the above-mentioned equity pledge agreement, exclusive option agreement, shareholder’s power of attorney and exclusive consulting services agreement, as amended from time to time. Moreover, the spouse undertook not to take any action in relation to such equity interest held by and registered under the name of such spouse.

98

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF HAIA

General

HAIA is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the HAIA Board for use at the extraordinary general meeting to be held virtually at [•], Eastern Time, on [•], and at any adjournment or postponement thereof. This proxy statement/prospectus provides HAIA shareholders with information they need to know to be able to vote or direct their vote to be cast at the extraordinary general meeting.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held virtually at [•], Eastern Time, on [•] and will be a virtual meeting conducted via live webcast at [•]. For the purposes of Cayman Islands law and the Current Charter, the physical location of the extraordinary general meeting will be at the offices of  ___________________________________.

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, HAIA is asking holders of HAIA Ordinary Shares to consider and vote upon:

•	the Business Combination Proposal. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A;

•	The Merger Proposal;

•	the Advisory Organizational Documents Proposals; and

•	the Director Appointment Proposal

•	the Adjournment Proposal.

The Advisory Organizational Documents Proposal, the Director Proposal and the Adjournment Proposal are not cross-conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Notwithstanding the order of the resolutions on the notice to the extraordinary general meeting, the Adjournment Proposal may be presented first to the shareholders if, based on the tabulated vote collected at the time of the extraordinary general meeting, there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals.

Recommendation of the HAIA Board

The HAIA Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of HAIA shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of HAIA directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HAIA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HAIA officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of HAIA Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

99

Record Date; Who is Entitled to Vote

HAIA shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned HAIA Ordinary Shares at the close of business on April 7, 2025  which is the “Record Date” for the extraordinary general meeting. Shareholders will have one vote for each HAIA Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. HAIA Warrants do not have voting rights. As of the close of business on the Record Date, there were ____________ HAIA Ordinary Shares issued and outstanding, of which 1 were Public Shares held by persons other than the Insiders.

The Insiders have agreed to, among other things, vote in favor of the Proposed Transaction. The Sponsor and the Former Sponsor, which includes among its members each of the former directors and officers of HAIA, owns 5,490,600 Founder Shares, including the sole outstanding HAIA Class B Ordinary Share held by the Sponsor. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 90% of the issued and outstanding HAIA Ordinary Shares.

Quorum

A quorum of HAIA shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of at least one-third of the issued and outstanding HAIA Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the Record Date for the extraordinary general meeting, 1,929,929 HAIA Ordinary Shares would be required to achieve a quorum. Because the Sponsor has the right to vote 5,390,600 HAIA Ordinary Shares, the presence at the extraordinary general meeting no other holders of Ordinary Shares will be needed to establish a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to HAIA but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. HAIA believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Vote Required for Approval

Approval of the Merger Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the shareholders of HAIA who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Approval of each of the other Proposals requires the affirmative vote of the holders of a simple majority of the issued and outstanding HAIA Ordinary Shares present and entitled to vote at the Extraordinary Meeting or any adjournment thereof.

The Business Combination Proposal is conditioned on the approval of the Merger Proposal. Therefore, if the Merger Proposal is not approved, the Business Combination Proposal will have no effect, even if approved by holders of HAIA Ordinary Shares.

The Advisory Organizational Documents Proposals, the Director Appointment Proposals and the Adjournment Proposal are not conditioned upon any other proposal.

100

The Sponsor, Former Sponsor, which includes among its members each of the former directors and officers of HAIA, owns 5,390,600 Founder Shares, including the sole outstanding HAIA Class B Ordinary Share held by the Sponsor. As a result, as of the date of this proxy statement/prospectus, no votes of holders of Public Shares will be required to approve the Business Combination Proposal, the Advisory Organizational Documents Proposals, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals.

Voting Your Shares

Each HAIA Class A Ordinary Share and each HAIA Class B Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of HAIA Ordinary Shares that you own.

If you are a record owner of your shares, there are two ways to vote your HAIA Ordinary Shares at the extraordinary general meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.

If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by HAIA Board “FOR” the approval of the Business Combination Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

You Can Attend the Extraordinary General Meeting and Vote in Person.

•

If your shares are registered in your name with the Transfer Agent and you wish to attend the extraordinary general meeting, go to [•], enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•

Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their Public Shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact the Transfer Agent Company at least five business days prior to the extraordinary general meeting date in order to ensure access.

101

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way HAIA can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a HAIA shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify __________________________, in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your HAIA Ordinary Shares, you may call Advantage Proxy, our proxy solicitor, by email at karen@advantageproxy.com. Individuals may also call Advantage Proxy toll free at 877-870-8565; banks and brokers can call 206-870-8565.

Redemption Rights

Pursuant to the Current Charter, a Public Shareholder may request that HAIA redeem all or a portion of its Public Shares for cash if the Proposed Transaction is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

•

(a) hold Public Shares or (b) hold Public Shares through HAIA Units and elect to separate your HAIA Units into the underlying Public Shares, and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

•

submit a written request to the Transfer Agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that HAIA redeem all or a portion of your Public Shares for cash; and

•	tender or deliver the certificates for your Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [•], Eastern Time, on [•] (up to two business days prior to the initially scheduled vote on the Business Combination Proposal) in order for their Public Shares to be redeemed.

For the purposes of the Current Charter, the exercise of Redemption Rights will be treated as an election to have such Public Shares redeemed for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” will be interpreted accordingly. Immediately following the consummation of the Proposed Transaction, PubCo will satisfy the exercise of Redemption Rights by redeeming the corresponding PubCo Class A Ordinary Shares issued to the Public Shareholders that validly exercised their Redemption Rights.

102

Public Shareholders may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. Holders of HAIA Units must elect to separate Units held by them into the underlying Public Shares, and Public Warrants prior to exercising their Redemption Rights with respect to the Public Shares. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its Redemption Rights to redeem all or a portion of the Public Shares that it holds and timely tenders or delivers the certificates for its shares (if any) along with the Redemption forms to the Transfer Agent, HAIA will redeem such Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Account and not previously released to the HAIA to pay income taxes, if any, divided by the number of Public Shares then in issue. For illustrative purposes, as of the Record Date, this would have amounted to approximately $[•] per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption Rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or tendered or delivered electronically. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or tendering or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. In the event the Proposed Transaction is not consummated this may result in an additional cost to shareholders for the return of their Public Shares.

A HAIA shareholder may withdraw a request for Redemption until the redemption deadline and, following this deadline, with HAIA consent up until the Closing. Furthermore, if a holder of a Public Share tenders or delivers its share certificates (if any) along with the Redemption forms in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that HAIA permit the withdrawal of the Redemption request and instruct the Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for Redemption will be honored unless the holder’s Public Shares have been tendered or delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the scheduled vote at the extraordinary general meeting.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without HAIA prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash without HAIA prior consent.

103

The closing price of Public Shares on [*], 2025, the most recent practicable date prior to the date of this proxy statement/prospectus, was $[10.*]. As of the Record Date, funds in the Trust Account totaled $[•] and were held in an interest-bearing bank deposit account.

Prior to exercising Redemption Rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their Redemption Rights if the market price per share is higher than the Redemption Price. HAIA cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their Public Shares.

Appraisal Rights and Dissenters’ Rights

The HAIA  Shareholders who have not voted in favor of the HAIA Merger and who have given a notice of election to dissent pursuant to Section 238(5) of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “HAIA Dissenting Shares”) shall not be converted into, and any such holder of the HAIA Dissenting Shares (the “HAIA Dissenting Shareholder”) shall have no right to receive, any merger consideration of the HAIA Merger, and shall cease to have any of the rights as a shareholder of the HAIA (save for the right to be paid fair value for the HAIA Dissenting Shares). Any holder of HAIA Ordinary Shares who prior to the effective time of HAIA Merger fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their HAIA Dissenting Shares pursuant to Section 238(7) of the Cayman Companies Act shall be treated in the same manner as a holder of Ordinary Shares of HAIA who did not give a notice of election to dissent pursuant to Section 238(5) of the Cayman Companies Act.

Proxy Solicitation

HAIA is soliciting proxies on behalf of the HAIA Board. This solicitation is being made by mail but also may be made by telephone or in person. HAIA and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. HAIA will file with the SEC all scripts and other electronic communications as proxy soliciting materials. HAIA will bear the cost of the solicitation.

HAIA has engaged Advantage Proxy to assist in the solicitation process and will pay Advantage Proxy a fee of $8,500, plus disbursements.

HAIA will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. HAIA will reimburse them for their reasonable expenses.

HAIA Shareholders

As of the date of this proxy statement/prospectus, there are 5,789,787  Ordinary Shares issued and outstanding, which includes 5,390,600 Ordinary Shares held by the Insiders, including 1 HAIA Class B Ordinary Share). As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 10,781,201 Public Warrants. All Private Placement Warrants  will be forfeited by the Former Sponsor at the Closing in exchange for 500,000 HAIA Class A Shares.

104

At any time at or prior to the Proposed Transaction, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, the existing equity holders of Leading Group or HAIA or our or their respective directors, officers, advisors or respective affiliates may (a) purchase Public Shares from institutional and other investors who elect to redeem, or indicate an intention to redeem, Public Shares, (b) execute agreements to purchase such shares from such investors in the future, or (c) enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of HAIA Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor, the existing equity holders of Leading Group or HAIA or our or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from Public Shareholders, such shares that are purchased by the Sponsor, the Leading Group Shareholders or our or their respective directors, officers, advisors or respective affiliates would not be voted in favor of the Business Combination Proposal, and the Sponsor, the existing equity holders of Leading Group or HAIA or our or their respective directors, officers, advisors or respective affiliates would waive their Redemption Rights. In the event that the Sponsor, the existing equity holders of Leading Group or HAIA or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares.

The purpose of such share purchases and other transactions would be to reduce the number of Public Shares electing to redeem.

Entering into any such arrangements may have a depressive effect on the price of HAIA Ordinary Shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he, she or it owns, either at or prior to the Proposed Transaction). If such transactions are effected, the consequence could be to cause the Proposed Transaction to be consummated in circumstances where such consummation could not otherwise occur.

105

 PROPOSAL 1- THE BUSINESS COMBINATION PROPOSAL

Background of the Business Combination

The Business Combination was the result of a thorough search by HAIA for a potential transaction utilizing the global network and investing and operating experience of its management team and board of directors. The terms of the Business Combination were the result of negotiations between HAIA independent directors, management team, and the Sponsor, in consultation with their legal advisors and professional service providers, and representatives of Leading, in consultation with their financial and legal advisors. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

HAIA is a blank check company incorporated on February 12, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the sale of the Private Placement Warrants , the proceeds of the sale of our shares in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements we may enter into following the consummation of our initial public offering or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing or other sources.

Prior to the consummation of the IPO, neither HAIA, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with HAIA.

In May 2023, the previous management team of HAIA met with Mr. Zikang Wu in connection with their decision to discontinue their management with HAIA.  Discussions between Patrick Hargutt, the previous chief executive officer of HAIA and one of the managing members of the Former Sponsor, and Mr. Wu led to an agreement to transfer the sponsorship from the Former Sponsor.   Mr. Wu formed Atticus Ale, LLC on May 16, 2023 for the purpose of becoming the new sponsor for HAIA.  Over the course of the next several weeks, Mr. Wu and Mr. Hargutt reached an agreement for the transfer of Founder Shares to what would be the new Sponsor, in consideration for continuing the sponsorship of HAIA. The respective parties would be responsible for their separate costs in connection with this transfer, and in addition, the Former Sponsor agreed to forfeit the Private Placement Warrants for 500,000 HAIA Class A Shares in connection with the initial business combination. The Former Sponsor and the then management also agreed to transfer their voting rights in the Founder Shares to Mr. Wu as part of the consideration of this transfer.

On June 8, 2023, HAIA entered into a share purchase agreement in connection with the transfer from the Former Sponsor to Atticus Ale, LLC (the “Sponsor”) of 3,184,830 Founder Shares (the “Sponsor Share Transfer”) which closed on June 12, 2023 (the “Sponsor Handover”). In consideration for the Sponsor Share Transfer, the Sponsor would not incur any existing expenses of HAIA, and the Former Sponsor and Sponsor would be responsible for their respective costs in connection with the Sponsor Handover.  As additional consideration, the Former Sponsor signed a power of attorney to Zikang Wu, the Managing Member of the Sponsor, the irrevocable right to vote the Founder Shares on their behalf (the “POA Agreement”).  As of the date of the Sponsor Handover, the Former Sponsor does not have any connection to HAIA other than its ownership of the 2,105,770 Founder Shares and Private Placement Warrants. The former management of HAIA collectively own 100,000.  Please see “Security Ownership of Certain Beneficial Owners and Management.”

In connection with the Sponsor Handover, HAIA entered into an agreement whereby at the time of the initial business combination, the Former Sponsor will surrender for cancelation the 11,124,960 Private Placement Warrants in exchange for the Company issuing to the Former Sponsor 500,000 HAIA Class A Shares. Mr. Wu served as HAIA’s chief executive officer and a director of the HAIA Board at the time of the Sponsor Handover, until December 28, 2023, when he resigned in connection with a change in majority control of the Company’s board of directors.  As the Managing Member of the Sponsor, Mr. Wu has voting power over the 3,184,830 Founder Shares, which includes the one Class B Share, and as such has the right to appoint directors to serve on the board of HAIA until consummation of the Business Combination. Mr. Wu has no prior experience nor any current affiliation with other special purpose acquisition companies. The members of the Sponsor are Mr. Chen (with a 52.9% interest in the Sponsor, and Spiral G LLC (with a 47.7% interest in the Sponsor).  Mr. Yu is the managing member of Spiral G with a 17% membership interest in Spiral G, and has voting and dispositive power over the securities held by Spiral G.  Neither Mr. Chen nor Mr. Yu has any prior experience nor any current affiliation with other special purpose acquisition companies. At the time of the Business Combination, the interests of the Sponsor will be distributed whereby Mr. Chen shall receive 1,684,830 PubCo Class A Ordinary Shares, and Spiral G shall receive 1,500,000 PubCo Class A Ordinary Shares.

Our Sponsor is a New Jersey limited liability company, which was formed to invest in HAIA. Although our Sponsor is permitted to undertake any activities permitted under the New Jersey Revised Uniform Limited Liability Company Act and other applicable law, our Sponsor’s business is focused on investing in our company. Mr. Wu, is the Managing Member of the Sponsor and holds voting and investment discretion with respect to the Class A ordinary shares and the one Class B ordinary share held of record by the Sponsor.  As of the date of this proxy statement/prospectus, Jiande Chen, our Chief Executive Officer, Nat Y Chan, Stefan Dodov and Manuel C. Menendez III, our independent directors and Indirect Sponsor Members, have an indirect interest in the Founder Shares through their membership interests in Spiral G, a member of our Sponsor, which is less than 1% of the PubCo Class A Ordinary Shares (or 125,000 PubCo Class A Ordinary Shares). Other than the Sponsor Managing Member and our management team, no one else participates in HAIA’s activities.

The Indirect Sponsor Members, which include certain members of HAIA management team, indirectly through their membership interests in Spiral G, have economic interests in approximately 4% of the Founder Shares held by the Sponsor (or 125,000 Founder Shares).  Spiral G has no right to control the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor, or otherwise.

Upon the consummation of the IPO, after the Sponsor Handover, the management team commenced an active search for prospective businesses to acquire in its initial business combination. Through the networks of relationships of its management team, the Sponsor and their affiliates, representatives of HAIA contacted, and representatives of HAIA were contacted by, a number of individuals, financial advisors and other entities who offered to present ideas for business combination opportunities, including several investment banks and advisors.

HAIA management evaluated several potential business combination targets and executed four non-disclosure agreements (each an “NDA”).

On October 24, 2023, HAIA was introduced to a China-based company, (“Target I”) with artificial intelligence generated content (“AIGC”). The company constructs a digital twin model that mirrors the real world, fostering human-computer interactions that transition from reality to digital, from digital to digital, and from digital back to reality.

106

On October 31, 2023, the management of HAIA had an initial meeting with the management of Target I.  Target I provided company presentation documents, its past 2 year’s financials and future 3 year’s projections. Valuation of the Target I was approximately $920 million.

A letter of intent draft was sent by Loeb & Loeb LLP on December 22, 2023 to representatives of Target I, which prompted the due diligence process, including the status of audited financials and overseas listing structure. After conducting preliminary due diligence and engaging in discussions regarding the letter of intent, HAIA decided not to continue further discussions because the company's overseas structure construction and audit progress were significantly delayed.

In November 2023, HAIA was introduced to a China-based company  (“Target II”) that provides stock trading services. After an initial meeting with Target II in early November, HAIA decided not to pursue further discussions, as Target II’s internal compliance governance still required a considerable amount of time to be addressed.

On November 6, 2023, HAIA was introduced to a China-based company (“Target III”), that is an industrial digital supply chain financial technology service platform, and an initial meeting took place on November 8, 2023. Target III provided company presentation documents, and future five year projections. Even though Target III is in a rapidly growing industry, it has no revenue, and its business model has not yet been tested. For these reasons, HAIA did not believe it was a suitable candidate for a business combination.  After internal discussions, HAIA informed Target III of its decision not to continue negotiations on November 20, 2023.

In January 2024, HAIA was contacted by a China-based company (“Target IV”) providing logistics data services. HAIA decided not to pursue Target IV further as Target IV’s valuation expectations were high and the business was still in the early stages of development.

On April 19, 2024, Leading was introduced to HAIA by HAG and WGP, each a third-party financial advisor (the “Advisors”). Ross Benson (a director of Leading Group), Jiande Chen, HAIA’s Chief Executive Officer (“Mr. Chen”) and Xiaocheng Peng, HAIA’s Chief Financial Officer (“Mr. Peng”) had an initial conference call during which each party made an introduction presentation of the respective companies and expressed intention of continuing negotiation.

In April 2024, Leading approached Frost & Sullivan and another third-party research firm based on publicly available information, for the purpose to prepare an industry report to be used for a registration statement in connection with a potential listing of securities. In the selection process and making the hiring decision, Leading considered several factors including overall experience of the particular research firm, ranking in the industry consulting market, recent deal experience especially in the insurance sector. After approaching Frost & Sullivan, Leading received a comprehensive project proposal in which it outlined its research approach and project deliverables in detail. Considering that Frost & Sullivan is an independent research firm with strong brand name globally and strong record of deal experiences in IPO projects especially with the insurance industry, Leading decided to retain it as the research firm to prepare the industry report. On April 23, 2024, Dingli entered into an agreement with Frost & Sullivan, in which it was agreed that Frost & Sullivan would conduct research regarding the industry and market position of Leading in China and prepare an industry report, the result of which could be used for Leading’s internal purpose and for the purpose of preparing a registration statement.

On April 25, 2024, Huan Chen (a director of Leading Group) and Mr. Peng had a conference call to discuss the status of overseas listing structure and auditing process of Leading. Given the fact that the overseas listing structure and auditing procedures were completed, both parties agreed to execute a NDA first, and then start the negotiations over the LOI terms. On the same day, HAIA and Dingli, the main operating entity of Leading in Mainland China holding the insurance brokerage license, executed the NDA.

107

On April 27, 2024, HAIA received a company presentation deck from Leading, the Industry Report prepared by Frost & Sullivan, a draft F-4 registration statement shell containing only company sections, unaudited financial statements for the years ended June 30, 2021, 2022 and 2023 (the “Leading Historical Financials”) and financial projections for the year ended June 30, 2024 and for the years ending June 30, 2025, 2026 and 2027 (the “Financial Projections”).

 Among the materials received by HAIA, the Industry Report was prepared using credible industry information, including data from Frost & Sullivan’s own database, for Leading’s internal purposes and to be used for the registration statement. The Industry Report did not (i) evaluate the business combination, (ii) consider the fairness of the consideration to be offered to security holders of Leading or HAIA, (iii) contain an opinion on the condition of Leading’s business, the valuation of its business or its business prospects, nor (iv)  contain any forward-looking projections that formed the basis for the Financial Projections. HAIA did not engage Frost & Sullivan, and therefore HAIA did not impose any limitation on the scope of Frost & Sullivan’s industry analysis and report or provide any instructions to Frost & Sullivan with regards to the Industry Report. Additionally, no material relationship existed during the past two years or is mutually understood to be contemplated between HAIA and Frost & Sullivan, nor any compensation received or to be received as a result of the relationship between HAIA and Frost & Sullivan. In preparing the Industry Report, Frost & Sullivan followed procedures including: (i) establishing the scope of industry research such as the geographic focus and product/services categories and determining the key metrics to measure the industry performance; (ii) gathering public data and information available in public sources, and original data directly from industry participant through methods such as expert interviews; (iii) performing data validation, conducting quantitative and qualitative analysis of the data and information; (iv) identifying key trends based on data analysis and deriving conclusions, and finally (v) preparing the Industry Report and performing quality check. In its research, Frost & Sullivan adopted research methods that integrates critical market data and information, including expert opinions, studies on market drivers, restraints and challenges, and other variables in the economic environment to research the industry trends and make forecasts. For a summary of relevant findings in the Industry Report, please see the section titled “Industry Overview.” The Industry Report is also attached to this proxy statement/prospectus as Annex C.

Leading performed its own internal analysis to prepare the Financial Projections, based on certain assumptions made, including but not limited to: (i) growth of revenue from its insurance brokerage services revenue growth, (ii) growth of revenue from its integrated marketing services, (iii) increase in gross margin, and (iv) channel development and focus on long-term profitability. For details, see “— HAIA’s Valuation Analysis of Leading.”

In addition, Leading’s improved business metrics from historical years, including an increase in the number of full time employees, which in turn increases Leading’s capacity for growth, plus the anticipated raise of up to US$50 million through a PIPE investment before the end of 2025 to fund operations, further contributed to the attraction of Leading’s potential business performance.

On April 29, 2024 HAIA received a list of proposed comparable companies from Advisor, which are listed below under  “— HAIA’s Valuation Analysis of Leading.”

Upon review of the Industry Report, the Leading Historical Financials, certain company comparables and the Financial Projections, Mr. Peng performed a summary analysis and overview of Leading’s business and presented it to the HAIA Board along with the Industry Report, the Leading Historical Financials, certain company comparables and the Financial Projections.

During the time from April 30, 2024 to May 17, 2024, Li Zhang (a director of Leading Group, acting as a shareholder representative of Leading Group Shareholders), Mr. Peng and the Advisors had several rounds of conference calls. It was agreed that both parties would enter into a 30-day exclusivity period upon the execution of the LOI. Leading proposed a transaction consideration of $500 million with a minimum $50 million PIPE investment at the closing of the business combination. HAIA proposed that Leading should pay for the transaction costs associated with the business combination. HAIA and Leading agreed to have a weekly call going forward to review status of the due diligence process and progression of business terms.

On May 22, 2024, HAIA proposed a transaction consideration of $400 million with an earn-out of $150 million, which was approximately 35% less than Leading’ valuation of $500 million, and a joint effort to raise a minimum $10 million PIPE investment at the closing of the business combination. Although Leading initially deemed these terms unacceptable, they agreed to discuss further after both parties had conversations with some potential investors.

On June 4, 2024, HAIA was introduced to a China-based company (“Target V”) providing comprehensive financial technology services to various companies. An initial meeting was held on June 7, 2024 and Target V provided presentation documents, its past 3 year financials and future 5 year projections, with 2024 revenues forecasted to reach $150 million.  HAIA was concerned about the timing of the completion of the company’s overseas listing structure and the availability of audited financial reports; therefore, HAIA management concluded Target V was not a good candidate for a business combination and, notified Target V about the decision of not continuing negotiations on June 17, 2024.  HAIA decided not to pursue further discussions primarily because Target V had not yet initiated its auditing process.

On June 5, 2024, HAIA sent a draft LOI to Leading. Transaction consideration was still under discussion and was not included in the draft LOI.

On July 11, 2024, Mr. Peng along with Advisors visited Leading's office in Huangpu, Shanghai, accompanied by Li Zhang and Huan Chen. Mr. Peng was satisfied with Leading’s team and operational status, and agreed not to include the requirement for HAIA to hold board seats in the combined company in the LOI. In addition, both parties agreed to complete the signing of the LOI as soon as possible and initiate the drafting of the BCA.

On July 17, 2024, Ross Benson, Mr. Peng, the Advisors, Loeb & Loeb, LLP (“Loeb,” HAIA’s legal counsel), Hogan Lovells (Leading’s counsel), and Bush & Associates CPA LLC (HAIA’s auditor) attended the kick-off meeting and discussed the proposed transaction timetable, key transaction documentation work allocation and general process management matters. The parties decided to initiate the formal due diligence process immediately while Loeb and Hogan Lovells would discuss and determine the appropriate transaction structure and potential tax issues. It was proposed that Loeb start the drafting of the BCA in parallel while HAIA and Leading continued to negotiate the LOI terms.

At the beginning of July 2024, HAIA engaged Jinshi Capital Company Limited (“Jinshi”) to initiate financial due diligence on Leading. Jinshi is a distinguished and reputable investment firm known to Mr. Peng as a well-respected consulting firm, with a breadth of experience in conducting financial diligence, including for and on companies operating in the insurance industry.

In the selection process and making the hiring decision to retain Jinshi, HAIA considered several factors, including overall experience of the firm, its recent transaction experience, which included SPAC listings and de-SPAC transactions, the fact that they are based in China making it easier to perform the due diligence, their familiarity with GAAP rules and therefore having the capability to perform a financial due diligence review of Leading’s business. HAIA received a comprehensive proposal in which Jinshi outlined its analysis approach, project deliverables and limitations. HAIA did not impose any limitation on the scope of Jinshi’s investigation, and its sole instruction to Jinshi was to conduct financial due diligence on Leading. Jinshi thus was engaged by HAIA to conduct a survey of the financial data of Leading, and put forward proposals for the potential risks affecting Leading’s proposed listing. No material relationship existed during the past two years or is mutually understood to be contemplated, nor any compensation received or to be received as a result of the relationship between HAIA and Jinshi.

On July 11, 2024, Jinshi began to carry out its due diligence work. Jinshi conducted a survey of the financial data in accordance with GAAP principals. The procedures of such work consisted principally of (a) reading and analyzing the financial information provided by Leading, (b) conducting inquiries and interviews with the management and employees of Leading, and (c) analyzing various contracts, agreements and other information provided by Leading. Jinshi’s findings were based on an analysis of the information gathered through their outlined procedures.

On July 18, 2024, Leading uploaded its data files to Loeb’s virtual data room. Since some of the contents are in Chinese, Loeb suggested HAIA also engage PRC counsel to assist with the due diligence process.

On July 19, 2024, HAIA received a preliminary financial due diligence report on Leading from Jinshi which was finalized on July 30, 2024 (the “Jinshi Report”). The Jinshi Report, in summary, indicated that 1) Leading has issues with tight working capital, but with bank credit and the continuous growth of financial performance, the company has sufficient funds for sustainable operations; and 2) Leading has been in a state of loss, but the losses are narrowing, and it is expected to turn a profit in 2025. In addition, no material flaws were found that would impede the business combination. The above is only a summary of the findings of the Jinshi Report, and it may not contain all the information that may be important to you. The Jinshi Report was prepared using information and data from Leading, for HAIA’s internal due diligence purposes and it did not (i) evaluate the business combination, (ii) consider the fairness of the consideration to be offered to security holders of Leading or HAIA, (iii) contain an opinion on the condition of Leading’s business, the valuation of its business or its business prospects, nor (iv) contain any forward-looking projections that formed the basis for the Financial Projections. For a complete description, you should refer to the Jinshi Report, which is attached to this proxy statement/prospectus as Annex D.

On July 23, 2024, HAIA engaged King & Wood Mallesons (“PRC Counsel”) to initiate legal  due diligence on Leading.

On July 25, 2024, Li Zhang, Huan Chen, Jiande Chen Mr. Peng and the Advisors had a conference call to discuss the open items of the LOI. HAIA agreed to: (1) a target valuation of $450-500 million, subject to adjustment based on the findings of the due diligence process; (2) Leading’s and Dingli’s founders and management stockholders would be locked up for 12 months upon closing of business combination; and (3) both parties would contribute to the raising of $50 million PIPE on a best effort basis.

On July 26, 2024, HAIA and Leading executed the LOI.

On August 4, 2024, Loeb circulated the initial draft of the BCA to Leading and Hogan Lovells. The initial draft of the BCA did not specify an equity value.

Subsequently and up until the execution of the BCA on August 15, 2024, Loeb and Hogan Lovells exchanged multiple drafts of the BCA and the ancillary documents, with the most significant exchanges summarized in further detail below. In connection with these exchanged drafts and discussions, Loeb and Hogan Lovells also held a number of teleconferences regarding the BCA and the ancillary documents, as well as having regular contact with their respective clients during this period to keep them informed of the status of the BCA and the ancillary documents and solicit their feedback in connection with these documents. The principal terms of the BCA being negotiated during such time related to, among other things, (i) the valuation of Leading, (ii) the scope of representations, warranties and covenants of Leading and HAIA, (iii) the applicable conditions and approvals required to consummate the Business Combination, (iv) PIPE financing, (v) scope of transaction expenses incurred by Leading and HAIA to be paid out of HAIA’s trust account, (vi) expense allocation and termination fee in connection with termination of the BCA, and (vii) corporate governance of the combined company following the Business Combination.

On August 7, 2024, Loeb circulated the initial drafts of the Lock-up Agreement, SPAC Shareholder Support Agreement, and Company Shareholder Support Agreement to Hogan Lovells.

On August 9, 2024, Loeb circulated a revised draft of the BCA to Hogan Lovells, reflecting the proposed transaction structure of the Business Combination generally aligned on by and between Leading and HAIA, and an indicative equity value of Leading in the amount of $430 million.

108

Subsequently on August 9, 2024, Leading, Hogan Lovells, HAIA and Loeb held a teleconference meeting  to discuss the draft BCA and ancillary documents, including among other things, the possible extension of HAIA to  May 14, 2025, treatment of fractional shares, locked-up parties, and shareholders of Leading who will sign the Company Shareholder Support Agreement.

On August 10, 2024, Loeb provided certain diligence materials regarding HAIA to Hogan Lovells for their review.

On August 13, 2024, Hogan Lovells circulated a revised draft of the BCA and the initial draft of the Company Disclosure Letter to Loeb. The revised draft of the BCA reflected, among other things, (i) revised representations and warranties for both parties (including, in particular, representations and warranties relating to material contracts, intellectual property and data privacy), (ii) revised interim operating covenants for both parties, and (iii) payment of accrued and unpaid transaction expenses of Leading and HAIA out of HAIA’s trust account.

On August 13, 2024, each of Leading Group and HAIA signed an agreement with each of the Advisors for their advisory services relating to the Business Combination, and as consideration for such services, the Advisors will receive 3,440,000 PubCo Class A Ordinary Shares as a finder fee as follows: 2,150,000 PubCo Class A Ordinary Shares as a finder fee from HAIA to WGP and 1,290,000 PubCo Class A Ordinary Shares from Leading Group to HAG.

On August 14, 2024, Loeb circulated the initial drafts of the Warrant Assignment, Assumption and Amendment Agreement, and the Amended and Restated Registration Rights Agreement to Hogan Lovells.

On August 14, 2024, Loeb circulated a further revised draft of the BCA to Hogan Lovells, which reflected, among other things, (i) treatment of fractional shares, (ii) covenant to obtain required regulatory approvals before closing, and (iii) covenant to deliver the consolidated financial statements of Leading as of June 30, 2024 after signing of the BCA.

On August 14, 2024, HAIA had a board meeting, where Jiande Chen and Xiaocheng Peng briefed them on the business combination progress, and went over the status of: (i) Leading’s investor deck; (ii) due diligence reports; (iii) the BCA; (iv) auditing status on Leading; and (v) valuation analysis prepared by the management team.

On August 15, 2024, Loeb circulated the initial draft of the SPAC Disclosure Letter to Hogan Lovells.

During the course of August 15, 2024, Leading, Hogan Lovells, HAIA and Loeb, via numerous email exchanges and teleconference meetings, negotiated the BCA and the ancillary documents, and agreed upon among other things, (i) the equity value of Leading of $430 million, and (ii) payment by HAIA of Leading’s transaction expenses and a termination fee of $4 million to Leading if the BCA is terminated by Leading because the closing  has not occurred on or before  May 14, 2025 other than as a result of a material breach of the BCA by Leading.

On August 15, 2024, the HAIA Board approved the signing of the BCA.

Subsequently on August 15, 2024, the parties executed the BCA, the Company Shareholder Support Agreement and the SPAC Shareholder Support Agreement. Following the execution of the BCA, after the stock market closed in the United States on August 15, 2024, HAIA and Leading issued a joint press release announcing the parties’ entry into the Business Combination. Before the stock market opened in the United States on August 16, 2024, HAIA filed with the SEC a Current Report on Form 8-K announcing the parties’ entry into the BCA, the Company Shareholder Support Agreement and the SPAC Shareholder Support Agreement, attaching as exhibits to the BCA, the other applicable ancillary documents and the joint press release.

Benefits and Detriments of the Business Combination

Stakeholder	Benefits	Detriments
SPAC

Failure to complete a business combination would result in HAIA being delisted from any exchange including OTC and trust liquidated. The Business Combination may create value for HAIA and its shareholders.

HAIA could potentially have found a target that may have a more optimal risk/return profile than Leading. In this case, HAIA, its shareholders and affiliates would stand to benefit more than in the Business Combination with Leading.

Former Sponsor, Initial Shareholders, Sponsor and Affiliates, if any

Failure to complete a business combination would result in HAIA being delisted from any exchange including OTC and trust liquidated. The Business Combination may create value for HAIA and its shareholders.

HAIA could potentially have found a target that may have a more optimal risk/return profile than Leading. In this case, HAIA, its shareholders and affiliates would stand to benefit more than in the Business Combination with Leading.

Unaffiliated security holders

If the market was to recognize the valuation and potential of Leading, the stock price may be expected to increase from the trust level of approximately $[•] per share which will benefit the shareholders.

For non-redeeming shareholders the risk is that the market will not support the valuation of Leading either as a result of the general market downturn or risks specific to Leading. In this case, the stock price may be reasonably expected to trade below the trust value of approximately $[•]. If this scenario were to materialize, the public shareholders would have been better off redeeming rather than holding the stock post Business Combination.

Leading

After the consummation of the Business Combination, PubCo Class A Ordinary Shares will be listed on Nasdaq. As a U.S. public company, Leading Group’s legacy shareholders and therefore Leading Partners’ shareholders will enjoy enhanced visibility in the capital markets, which could help amplify the brand awareness of Leading and increase the revenue of Leading. In addition, Leading will be able to raise funds through the U.S. public capital markets, gaining access to capital to execute its expansion and growth strategies. Further, if Leading Group’s legacy shareholders had acquired their respective shares of Leading at a price lower than $10.00 per share, to the extent that the PubCo Class A Ordinary Shares will trade above their per share acquisition price, Leading Group’s legacy  shareholders will receive a positive return on their respective investments.

Leading has incurred and will continue to incur significant fees and expenses associated with completing the Business Combination and Leading’s management has invested substantial time and effort to complete the Business Combination. Also, there are risks that the benefits sought to be achieved by the Business Combination might not be achieved fully or may not be achieved within the expected timeframe, and that completion of the Business Combination is conditioned on satisfaction of certain closing conditions that are not within Leading’s control, such as the raising of the PIPE funds.

109

HAIA Board’s Reasons for Approval of the Business Combination

As described under “Background of the Business Combination” above, in evaluating the Business Combination, the HAIA Board consulted with their management and financial and legal advisors. In reaching its unanimous decision to approve the BCA and the transactions contemplated by the BCA, considered a range of factors, including but not limited to the factors discussed below and (i) the Industry Report, (ii) the Leading Historical Financials, (iii) the Financial Projections, (iv) Leading’s valuation, (v) the internal analysis prepared by Mr. Peng through his independent research and (vi) the Jinshi Report. The HAIA Board did not receive nor rely on any report or opinion from their Advisors, or any other outside party or unaffiliated representative.

In evaluating candidates for the business combination, the HAIA Board needed to consider two important factors besides the intrinsic business elements of a target’s business, particularly given the time HAIA has left to complete a business combination: (i) the target’s ability to proceed with the intricacies of consummating a business combination from a corporate perspective, and (ii) the target’s readiness to have its financial statements up to date to be included in a registration statement.  In reviewing several candidates, the HAIA Board noticed that, Leading Group, not only had an attractive business model demonstrating strong growth, but also was much more prepared in terms of readiness of financial statements and corporate structure that allowed it to conduct a business combination than the other candidates. These were very important to the HAIA Board, and upon completion of its due diligence, the HAIA Board was very comfortable moving forward with Leading Group.

Before reaching its decision, the HAIA Board reviewed the results of the due diligence conducted by its management, the Sponsor, and HAIA advisors, which included:

•

extensive meetings and calls with the management team of Leading Group regarding, among other things, operations and historical financials, taking particular notice that the operating losses shown on the Leading Historical Financials was going down;

•	review of material contracts and other material matters;

•	financial, legal, insurance, accounting, technology, operational, business and other due diligence;

•	consultation with HAIA management and its legal counsel and financial advisor, particularly reviewing Leading’s business relative to some of their competitors and industry comparables;

•	review of historical financial performance of Leading Group and its management outlook on its business with the Financial Projections showing positive cashflow beginning in 2025; and

•	financial and valuation analyses, including the Leading’s valuation of Leading Group and the Business Combination.

The officers and directors of HAIA have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, enabled such officers and directors of HAIA to make the necessary analyses and determinations regarding the Business Combination.

As stated in the prospectus for its IPO, HAIA’s business objective is to find potential target companies with upside potential and a combination of the characteristics set out below. We used these criteria and guidelines in evaluating acquisition opportunities, including Leading:

•	Defensible core business: we sought target companies anchored with a strong and differentiated position and reputation in their current market segment.

•	Growth: we sought target companies that represented significant growth opportunities that are driven by competitive advantages and can be accelerated through a transformational partnership with us.

•

Benefit from being public: we sought target companies that have the vision to take advantage, and appreciate the benefits, of operating as a publicly traded entity, including broader access to capital, liquidity for employee compensation and potential acquisitions, and expanded branding in the marketplace.

•

Attractive valuation: we sought target companies that offer attractive risk-adjusted returns for our shareholders. Our research-based origination approach focused on identifying cheap entry multiples relative to their comparable companies.

•	Cash flow generation: we sought target companies that have a history of, or potential for, strong, stable free cash flow generation, with predictable and recurring revenue streams

•	Consolidation potential: we sought target companies that are primed for M&A, unlocking and enhancing shareholder value through effective and targeted value-accretive acquisitions.

110

As a result of conducting its due diligence of Leading’s business, and given Leading’s position in the insurance market, the Board found several appealing elements specific to Leading that corresponded to the aforementioned core criteria:

•

Leading has a well-established core business, differentiating it from its immediate geographical peers in that Leading offers more types of insurance products in a variety of insurance segments, with the ability and intent to expand into other geographical territories, making Leading more similar to a US company model than other companies HAIA considered as potential business combination candidates;

•	Leading has demonstrated steady growth and projects strong growth opportunities in the next several years which would be strengthened by access to capital as a public company;
•	Once Leading is a public company, it would have better access to capital to continue growth and expand its marketplace;
•

Mr. Peng conducted separate and independent research in addition to reviewing the Industry Report and he was able to corroborate the trends in the industry in the Industry Report and from his own independent research, and looking at several companies in the industry on which he based his analysis, concluded that Leading’s core business had strong fundamentals; and

•

The HAIA Board upon review of the comparable companies in the industry, through the independent research and analysis performed by Mr. Peng, came to the conclusion that Leading differentiated itself substantially from its immediate competitors and peers in their territory, with a greater insurance product range and ability to enter other territories, making the business closer to a multinational type company, therefore making the valuation more attractive and placing it at the lower spectrum of the valuation analysis.

Although Leading’s Historical Financials showed that it has had a history of losses, these losses appeared to be narrowing. In conjunction with the Projections, Leading has demonstrated potential for profitability in the near future. In addition, Leading demonstrated that it has been able to rely on business lines of credit from commercial banks and financial institutions.  The need for additional capital appeared to impact growth rather than pose an operational business risk for these reasons.

The HAIA Board concluded that Leading has been able to grow its business with what the HAIA Board considers standard capital constraints, therefore the HAIA Board believes these constraints did not present an insurmountable concern since Leading has thus far been able to financially support the business. The HAIA Board also concluded that when Leading Partners becomes a publicly traded company, it would be eligible for more financing opportunities to raise working capital.

Based on its review of the industry data and the operational, financial and other relevant information related to its business which Leading provided and presented to the HAIA Board, the HAIA Board agreed that Leading Group is a good combination target and is advantageous and competitive in the insurance brokerage industry for the following reasons:

1.

The readiness for a merger. One of the most important criteria in selecting Leading was its readiness to move forward expeditiously with a business combination, Leading's overseas structure and auditing procedures had been completed, allowing both parties to quickly submit the relevant documents and complete discussions and due diligence to enter into the BCA.

2.

Professional management team with extensive experience. Leading has an experienced management team that is responsible for the strategic direction and growth of business. Leading’s management team is committed to innovation to deliver digital insurance solutions to end customers. Leading’s marketing team for insurance brokerage services have extensive experience in insurance brokerage consultation, plan customization, claim assistance, data analysis and product customization gained from top tier insurance companies in China with an average of over 10 years’ experience. Leading’s in house expertise in the insurance brokerage industry has assisted in developing such as auto insurance. The teams’ long term relationships with insurance company partners assist in strengthening and accelerating the growth potential of the business.

3.

The growing size of insurance market. According to Frost & Sullivan, the GWP of global insurance market reached RMB455.3 trillion in 2021 and increased by 0.26% to RMB480.2 trillion in 2022. This figure further increased to RMB516.4 trillion in 2023 with an annual increase rate of 5.95%, marking the fastest growth since 2006 and is expected to increase by 3.3% in 2024.  China's insurance market experienced a CAGR of 4.7% from 2019 to 2023, with an anticipated CAGR of 7.9% from 2023 to 2028 period, in terms of GWP for the entire market, although several factors could prevent China's insurance market from reaching such anticipated growth rate discussed in the section titled “Industry Overview.”

4.

China insurance brokerage license. The difficulty of applying for an insurance brokerage license in China has increased in recent years. According to Frost & Sullivan, as of June 2024, there are 496 licensed insurance brokerage institutions in China, with only one additional licensed institution added between 2021 and 2024, which poses barriers for new competitors to enter the market. Given the fact that Leading has the required license already, the HAIA Board believes that this constitutes an important advantage in a market with high entry barriers. In addition, Leading offers multiple insurance products in different insurance segments which, in addition to their strategy to increase its geographical territories would further set them apart from their local peers, modelling their business more as a multi-national insurance provider.

5.

Profound resources and extensive network in the insurance industry. Leading has partnered with 60 insurance companies and more than 300 branches and affiliated institutions of insurance companies. It is estimated that, Leading will have achieved a cumulative premium of over RMB7.5 billion for insurance companies over the period from 2020 to 2024.

6.

Trends of insurance digitization. The HAIA Board believes that Leading has built an intelligent service platform which enables it to better meet customer needs, improve operational efficiency, and risk management capabilities with its enhanced intelligent business development, operational service tools and platforms, data modeling and customer profiling capabilities. From 2019 to 2023, Leading's CAGR of revenue was 72.7%.

7.

Valuation. According to HAIA’s management team's analysis of Leading’s valuation, Leading's valuation is estimated at $500 million using the Discounted Cash Flow (DCF) methodology, falling between $310 and $630 million using the comparable companies' methodology. The rationale for a valuation of $430 million falls within this range and is approximately at the midpoint. HAIA’s Board believes that this valuation is representative of the scope of Leading’s insurance business model being more similar to a multinational insurance provider, and above its local peers. In addition, the valuation as a multiple of revenue after performing the analysis below, based on projected revenue for 2024 and 2025, also corresponds to the industry average multiple of 6.2.

The HAIA Board also took the following points into consideration, in particular with respect to its consideration of the fact that the growth rate reflected in the Financial Projections substantially exceeds the growth rate for the industry as a whole as contained in the Industry Report:

1) Leading has digital capabilities and its work efficiency is higher than that of traditional insurance brokerage companies.

2) Since 2022, Leading has maintained a high growth rate of 25% to 30%, and the growth rate from 2023 to 2024 was expected to reach 60% (noting that Leading’s fiscal year ends on June 30th, and when the forecast data was received in April 2024, Leading’s revenue had far exceeded that of the 2023 fiscal year for the 10 months provided for the 2024 year-end), which appeared much higher than that of other companies in the relatively comparative market.

3) Through the continuous optimization and growth of its network of channel partners and the effective combination of product innovation and high profit margins, Leading has improved its gross profit and net profit levels in recent years and it is reasonable to assume continuous growth based business plans.

4) Given only a small number of insurance brokerage licenses are issued in the China’s insurance market, we believe that Leading, having held the required license, has a competitive advantage in the market with high entry barriers as the number of licensed insurance brokers in China would be limited.

Based on these factors, the HAIA Board believes it is reasonable to project that Leading's revenue growth rate will exceed that of the comparative market, even though Mr. Peng projected the financial data of the next two years more conservatively than what was demonstrated from 2023-2024,and more in line with the level of growth shown in 2022 and 2023.

HAIA’s Valuation Analysis of Leading

HAIA Management Analyses; Certain Leading Information

The HAIA Board did not obtain fairness opinion in connection with its determination to approve the Business Combination (including the consideration to be paid to the Leading Group’s stockholders under the terms of the Business Combination Agreement). HAIA’s management team has substantial experience in evaluating the operating and financial merits of companies across a variety of industries, and the HAIA Board concluded that this experience and backgrounds enabled them to make the necessary analyses and determinations regarding the business combination. The HAIA Board’s evaluation of the proposed Business Combination was informed by management’s analysis of Leading Information (defined below), about Leading, its financial and operational information, certain financial information about guideline public companies, and other relevant financial information selected based on the experience and the professional judgment of HAIA’s management team. Accordingly, investors will be relying solely on the judgment of the HAIA Board in valuing Leading’s business and assuming the risk that the HAIA Board may not have properly valued such business.

Specifically, the HAIA Board reviewed the valuation analysis prepared by its management utilizing information provided by Leading and publicly available information, as described below. In the course of the evaluation, Leading prepared and provided (i) its background information and future business plan, (ii) its unaudited financial statement for the years ended June 30, 2021, 2022, 2023, (iii) its financial projections for the year ended June 30, 2024 and for the years ending June 30, 2025, 2026 and 2027, or the Financial Projections, (iv) other operational and market information in relation to its business,  and (v) the opportunity to interview with certain senior management of Leading (collectively, “Leading Information”), all of which helped form the basis for HAIA management’s analysis of the Leading’s potential future valuation, and which the HAIA Board used in its review and approval of the Merger Agreement (including the consideration to be paid to the Leading Group’s stockholders under the terms of the Business Combination Agreement).

The valuation of the 100% equity interest in Leading was developed through the application of (x) an income approach known as discount cash flow methodology (the “DCF method”) and cross checked by (y) a market approach known as comparable companies’ methodology. The 100% equity interest of Leading is concluded as $500 million under income approach and can be cross checked by market approach ($310 to 630 million).

111

As part of the analysis, HAIA’s management reviewed the Leading Information and relevant operational information regarding the subject business from public sources and have relied to a considerable extent on such information in arriving at the implied equity value. In performing the valuation, HAIA’s management had challenged Leading management’s assumptions, estimates, or cash flow projections with respect to its future performance, which involved matters of opinion, projection, or forecast (whether or not expressly stated).

Certain Prospective Operational and Financial Information of Leading

Leading provided HAIA’s management with the Leading Information, which included the Financial Projections for the fiscal year ended June 30, 2024 and for the fiscal years ending June 30, 2025, 2026 and 2027. The financial projections for the fiscal year ended June 30, 2024 were based on the actual results of first half of the 2024 fiscal year ended December 31, 2023 and projections for the second half of the 2024 fiscal year ended June 30, 2024. Leading further included additional projections of three full fiscal years ending June 30, 2025, 2026 and 2027, therefore presenting the Financial Projections over a four-year period. Leading prepared the Financial Projections over a four-year period as it believes that China’s insurance market has great growth potential and will witness significant growth in the next few years. Accordingly, Leading believes that showing a four-year period provides a reasonable time frame to show the its expected growth, while also limiting the number of years presented as Leading relied on various assumptions as detailed below in preparing the Financial Projections. The Financial Projections were provided by Leading to HAIA prior to the HAIA Board’s approval of the Business Combination and the execution of the Business Combination Agreement and related agreements, and were provided at the request of HAIA for management materials as part of its due diligence and evaluation process.

The Financial Projections were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or U.S. GAAP with respect to forward looking financial information. As a private company, Leading Group does not, as a matter of course, make public projections as to future performance, revenues, earnings, or other results of operations, nor does it expect or undertake to do so in the future. The Financial Projections were previously prepared and solely for internal reference, capital budgeting and other management purposes. The Financial Projections are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual occurrence and business developments, and were not intended for third-party use, including by investors or equity or debt holders. Notwithstanding the foregoing, Leading has affirmed to HAIA that its Financial Projections reflect the view of Leading’s management about its future performance as of June 30, 2024.

This summary of the Financial Projections is being provided here solely to disclose information that was provided to HAIA in connection with its evaluation of Leading and is not being included in this proxy statement/prospectus to influence your decision whether to vote in favor of any proposal. None of Leading, HAIA or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from the Financial Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Financial Projections to reflect circumstances existing after the date the Financial Projections were generated, or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Financial Projections are shown to be erroneous, in each case, except as may be required under applicable law.

While presented with numerical specificity, these Financial Projections were based on numerous variables and assumptions known to Leading at the time of preparation, many of which are inherently uncertain and beyond the Leading’s control. Leading believes that the assumptions relating to the Financial Projections were reasonable at the time the Financial Projection were prepared, given the information Leading had at the time. However, important factors may affect actual results and cause the Financial Projections to not be achieved. Such factors include, but are not limited to, risks and uncertainties relating to the businesses of Leading (including, among other things, its ability to achieve strategic goals, objectives and targets, in each case, over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions and other factors described or referenced under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” The Financial Projections also reflect assumptions as to certain business strategies or plans that are subject to change. Assumptions underlying the Financial Projections may prove to not have been, or may no longer be, accurate. As a result, the inclusion of the Financial Projections in this proxy statement/prospectus should not be relied on as “guidance” or otherwise indicative or predictive of actual future events. The Financial Projections may not be realized, and actual results may be significantly higher or lower than projected in the Financial Projections or otherwise differ materially from the Financial Projections. For all of these reasons, the forward-looking financial information described below and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative, and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement/prospectus are cautioned not to rely on them.

The Financial Projections, including revenues, are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Leading’s control. Leading has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including HAIA. Neither Leading’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Leading compared to the information contained in the Financial Projections. The combined company will not refer back to the Financial Projections in future periodic reports filed under the Exchange Act following the Business Combination.

112

The prospective financial information included in this document, including the Financial Projections, has been prepared by, and is the responsibility of, Leading’s management. None of Leading Group’s independent registered public accounting firm, HTL International, LLC, HAIA’s independent registered public accounting firm, Bush & Associates CPA LLC, or any other independent accountants, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the prospective financial information contained herein, including the Financial Projections. Accordingly, neither HTL International, LLC nor Bush & Associates CPA LLC  expresses an opinion or any other form of assurance with respect thereto. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

Leading prepared its Financial Projections based on a variety of sources, including inputs and market data from third-party data providers, work with external consultants, and management’s experience in the supply chain services and social commerce sectors. Leading has a limited operating history and the Financial Projections do not reflect historic operating trends. In general, the Financial Projections reflect numerous assumptions, including assumptions with respect to the general business, economic, market and regulatory environment in which it operates and various other factors, all of which are difficult to predict and many of which are beyond Leading’s control as discussed in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Leading” and “Cautionary Note Regarding Forward-Looking Statements.” See “Risk Factors — Risks Relating to Leading’s Business — Forecasts and projections of Leading’s operating and financial results rely in large part upon assumptions and analyses developed by its management. If these assumptions or analyses prove to be incorrect, Leading’s actual operating results may be materially different from those forecasted or projected.” You are cautioned that the Financial Projections may be materially different than actual results.

The following material assumptions listed below were taken into account in presenting the Financial Projections. We also disclose, for each such assumption, the risks of such assumption and factors with respect to such assumption that could affect the anticipated growth as projected in the Financial Projections from ultimately materializing.

1. Growth of Revenue from Insurance Brokerage Services

The revenue growth of insurance brokerage services is driven by the growth in the number of channel partners, continuous optimization of the composition of channel partners and the increase in average gross insurance premiums contributed by each channel partner. Leading is expected to acquire more new channel partners each year, along with continuous optimization of the composition of channel partners, through its business development efforts, focusing on high-value partnerships that require significant upfront investment but offer long-term efficiency and profitability.

Leading is also expected to diversify the insurance categories and products offered to end customers in its insurance brokerage services. By leveraging its technological capabilities, Leading can identify and capitalize on high-margin insurance products, driving rapid revenue growth without proportional increases in costs once channel stickiness is established.

According to Frost & Sullivan, different sales channels – such as direct sales, individual agents, and independent insurance brokers – each has distinct market growth rates. So Leading's revenue growth is not directly correlated with the overall market growth rates. Instead, Leading's competitive advantage lies in its advanced information technology and data-driven approach, which significantly enhances operational efficiency. This allows Leading to achieve higher revenue through fewer channels compared to competitors.

Factors that may affect such assumption:

(a) The intensification of market competition. The accelerated digital transformation of traditional insurance companies may erode Leading's market share. For example, large insurance companies may launch similar digital products and services with their abundant resources and snatch customer resources;

(b) Sudden changes in regulatory policies. If the commission ratio is suddenly restricted or the data use rules are strictly regulated, the existing business model will be disrupted and revenue growth will be hindered;

(c) The risk of technology failure. For example, if the model/system has a serious misjudgment resulting in a significant increase in the claim rate, it will not only increase costs but also may trigger a customer trust crisis, having a negative impact on revenue growth.

2. Growth of Revenue from Integrated Marketing Services

The revenue growth of integrated marketing services is based on the projected value of services provided by Leading and the service fee rate for each category of services. The projected value of services is dependent on the marketing expense budgets of insurance companies and Leading’s market share, both of which are expected to grow further as indicated by recent performances.

Leading’s advanced information technology and data analytics capabilities enable it to provide more targeted and efficient marketing services, which will enhance its market share and attract higher marketing budgets from insurance companies. By focusing on high-value, data-driven marketing solutions, Leading can deliver superior value to its clients, thereby increasing its service fee rates and overall revenue from integrated marketing services.

Factors that may affect such assumption:

(a) Under the downward pressure of the economy, insurance companies are very likely to cut their marketing budgets, resulting in a sharp reduction in the business volume and revenue of Leading's integrated marketing services;

(b) The increasingly strict data privacy regulations limit the creation of user portraits and the implementation of precision marketing activities, reducing the marketing effect and customer acquisition ability, seriously affecting the growth expectations of integrated marketing services.

3. Increase in Gross Margin

Leading’s gross margin is expected to increase as a result of increased fees generated from each insurance partner, successful brokerage of increasing amount of premiums generated from each channel partner, and improved platform efficiencies, which are expected to be achieved through business development initiatives. Leading’s investment in information technology and data analytics will enhance its operational efficiency, allowing it to achieve higher margins without proportional increases in costs.

As a result, Leading is expected to maintain a competitive edge in the market, and Leading’s focus on high-margin insurance categories, combined with its ability to optimize costs through technology, will also contribute to the increase of its gross margin and support sustainable revenue growth.

Factors that may affect such assumption:

(a) The unexpected increase in technology maintenance costs is one of the main threats. For example, if cloud computing service providers significantly increase their fees or the system frequently upgrades and brings high expenditures, the profit margin will be compressed;

(b) The fierce market competition triggers a price war, and competitors adopt a low-price strategy to seize market share, forcing Leading to reduce prices or increase cost investment, hindering the process of gross profit margin improvement.

4. Channel Development and Focus on Long-term Profitability

Channel development requires significant upfront investment, but Leading’s strategy is centered on building high-value, sticky relationships with partners. Once these channels are established, Leading can leverage its high-margin insurance products to drive rapid revenue growth. This approach ensures that while initial investments are high, the subsequent growth in revenue will not be accompanied by proportional increases in costs. Leading’s ability to create channel stickiness through its advanced information technology and data-driven services is a key driver of its long-term profitability and competitive advantage.

Factors that may affect such assumption:

(a) Loss of channel partner. If Leading's channel partners turn to competitors due to the temptation of interests or cooperation problems, it will seriously weaken Leading's channel advantage;

(b) The market saturation phenomenon may occur in some regions or fields. For example, the channel coverage in certain cities may reach the limit in a short period, making it more difficult to add new channels and restricting the further expansion of the business and the exploration of the business growth potential.

The following table sets forth a summary of the Financial Projections regarding Leading for the year ended June 30, 2024 and for the years ending June 30, 2025, 2026 and 2027. The amounts in the following chart were converted from Chinese Yuan (RMB) provided by Leading to HAIA to US dollars by HAIA’s management, at an exchange rate of 7.23:1 for the year ended June 30, 2024 and 7.1:1 for the years ending June 30, 2025, 2026 and 2027.

Financial Projection in USD'000	2024E	2025E	2026E	2027E
Revenue(1)	$49,543.39	$91,278.18	$168,570.78	$311,076.01
Operating costs(2)	$(48,335.24)	$(86,549.41)	$(159,281.40)	$(295,777.98)
Gross profit	$1,208.14	$4,728.77	$9,289.39	$15,298.02
Operating expenses(3)	$(2,375.23)	$(2,862.66)	$(4,548.93)	$(5,592.81)

EBIT(4)	$(1,167.08)	$1,866.12	$4,740.45	$9,705.21

Total other income/(loss)	$(372.61)	$(98.19)	$-	$(88.03)
Income tax expenses(5)	$(22.27)	$(441.98)	$(1,185.11)	$(2,404.30)

Net income	$(1,561.96)	$1,325.95	$3,555.34	$7,212.89

(1)

Leading’s main business is insurance brokerage services. Leading’s management believes that the Chinese insurance market will demonstrate increasing market demands. According to Frost & Sullivan, the total GWP of the China’s insurance market is expected to increase at a CAGR of 7.9% from 2023 to 2028, although several factors could prevent China’s insurance market from reaching such anticipated growth rate as discussed in the section titled “Industry Overview.” Thus, the insurance brokerage services of Leading are expected to experience significant increase in the following years. Leading also provides integrated marketing services to its insurance company partners, as complementary services to the insurance brokerage services, including procurement and issuance of benefit vouchers on behalf of insurance companies to their customers to help the insurance companies attract and retain customers. Leading charges service fees based on the number of service orders or vouchers issued at a fixed amount or rate per order. Leading expects the revenue from its integrated marketing services to grow with the revenue from the insurance brokerage services.

113

(2)

Leading’s operating costs are all channel cost consisting of service fees paid to third-party service providers, mainly information technologies companies and media companies, for directing user traffic and facilitating successful sale. Leading expects its operating costs to increase in absolute amount as its scale of business grows.

(3)

Leading’s operating expenses are mainly consisted of selling and marketing expenses, general and administrative expenses, and research and development expenses. Leading expects its operating expenses to increase in absolute amount with the growth of its business, together with Leading’s commitment to enhance customer relationships and continuous research and development efforts.

(4)	EBIT is calculated by total revenue minus operating costs and operating expenses. As Leading is committed to optimize its cost structure, Leading’s EBIT is expected to gradually increase.

(5)	Leading operates its business in China, where the income tax rate is 25% based on the PRC Enterprise Income Tax Law.

The inclusion of the Financial Projections in this proxy statement/prospectus should not be regarded as an indication that Leading, HAIA or any other recipient of this information considered or is currently considering the Financial Projections to be a reliable prediction of future events, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on these Financial Projections or any single financial measure. You should read the prospective financial information, including the Financial Projections, together with the Leading Group’s financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus and the trends discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Leading.”

There can be no assurance that the Financial Projections will be realized or that actual results will not be significantly lower or higher than projected. Since the Financial Projections cover multiple years, such information by its nature becomes less reliable with each successive year. These Financial Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

114

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, NEITHER LEADING NOR HAIA INTENDS TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE FINANCIAL PROJECTIONS. THE FINANCIAL PROJECTIONS DO NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED FINANCIAL PROJECTIONS, INCLUDING THOSE SET FORTH BELOW, AND NOT TO RELY ON ANY SUCH FINANCIAL INFORMATION IN MAKING A DECISION REGARDING THE BUSINESS COMBINATION PROPOSAL AS SUCH FINANCIAL INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF LEADING, HAIA NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY LEADING NOR HAIA SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE FINANCIAL PROJECTIONS OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED. HAIA DOES NOT INTEND TO REFERENCE THESE FINANCIAL PROJECTIONS IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.

DCF Method

Under DCF method, the equity result depends on the present worth of future economic benefits to be derived from the projected sales income. Indication of the result is developed by discounting projected future net cash flows available for payment of shareholders’ interest to their present worth. This method eliminates the discrepancy in time value of money by using a discount rate to reflect all business risks including intrinsic and extrinsic uncertainties in relation to the business. In considering the appropriate discount rate to be applied, HAIA’s management team has taken into account a number of factors including the current cost of finance and the considered risk inherent in the business.

It was assumed that Leading would grow at a fixed long-term growth rate beyond the terminal year as reach its optimal operating structure. Thus, a terminal multiple on the projected cash flows at terminal year was applied to derive the value of Leading beyond the projection period. The terminal multiple is derived using the Gordon Growth Model, a mathematical simplification to capitalize an earnings stream that is expected to grow at a long-term sustainable rate “g” and discount rate “k” into perpetuity. The formula is as follows:

g = Long-term growth rate of 2%, which is the long-term CPI growth rate of China according to IMF forecast

k = WACC

In applying the discounted cash flow method, it is necessary to determine an appropriate discount rate for the assets under review. The discount rate represents an estimate of the rate of return required by a third-party investor for an investment of this type. The rate of return expected from an investment by an investor relates to perceived risk. Risk factors relevant in our selection of an appropriate discount rate include:

•	Interest rate risk, which measures variability of returns, caused by changes in the general level of interest rates.

•	Purchasing power risk, which measures loss of purchasing power over time due to inflation.

•	Liquidity risk, which measures the ease with which an instrument can be sold at the prevailing market price.

•	Market risk, which measures the effects of the general market on the price behavior of securities.

•	Business risk, which measures the uncertainty inherent in projections of operating income.

•	Exchange rate, which measures the possible influence that changes in exchange rates, might have on the value of the investment.

•	Consideration of risk also involves elements such as quality of management, degree of liquidity, and other factors affecting the rate of return acceptable to a given investor in a specific investment. An adjustment for risk is an increment added to a base rate to compensate for the extent of risk believed to be involved in the investment.

115

In addition, Capital Assets Pricing Model (the “CAPM”) was used to estimate the required return on equity capital. The CAPM is a fundamental tenet of modern portfolio theory which has been generally accepted basis for marketplace valuations of equity capital. The CAPM technique is widely accepted in the investment and financial analysis communities for the purpose of estimating a company’s required return on equity capital. The equation of CAPM is shown as follow:

Expected Required Return on Equity=Risk Free + Nominal Beta (β) × Risk Premium +  ε

The return on equity required of a company represents the total rate of return investors expect to earn, through a combination of dividends and capital appreciation, as a reward for risk taking. The CAPM is used to calculate the required rate of return on equity investment by using publicly-traded companies. For publicly-traded companies’ data, HAIA’s management team selected some Comparable Companies (“CoCos”) all engages in the insurance brokerage business. In determining the equity discount rate for Leading, the following parameters have been used:

Weighted Average Cost of Capital (“WACC”), which is the discount rate, is calculated by multiplying the cost of each capital component by its proportional weight and then summing：

Re	=	Required return on equity
Rd	=	Required return on debt, with reference of Chinese long-term LPR*25%
E	=	Market value of the firm’s equity
D	=	Market value of the firm’s debt
V	=	E + D
E/V	=	Percentage of financing that is equity
D/V	=	Percentage of financing that is debt
Tc	=	Corporate tax rate

116

Analysis of Selected Publicly Traded Companies

For comparison purposes, the HAIA Board looked at the valuation of following several competitors and comparable companies relative to the Leading’s main business, its insurance brokerage services:

HAIA’s management reviewed and analyzed selected historical and projected Leading Information and compared this information to certain financial information of nine (9) publicly traded companies. that HAIA’s management deemed to be reasonably comparable to Leading. The criteria for selecting the comparable companies were mainly based upon each company’s industry and business description. Considering Leading’s main business operations, HAIA management selected the comparable companies in insurance brokerage market.

An important factor that the HAIA Board considered in selecting the companies below to conduct their comparative analysis was the scope of insurance products offered by each company and their geographical territory.  The number of companies in China with available information is very limited relative to available information for U.S. based companies.  In addition, the companies selected in the China market, are also not representative of Leading’s business due to their narrower scope of insurance products and the territories they service.  Therefore, several multinational companies were selected because their businesses are more in line with that of Leading, and in particular in line with Leading’s strategy. Specifically, these multinational companies offer insurance products in multiple insurance segments and more territories than the Chinese counterparts, making them a more representative comparable company pool with financial matrices that could be more easily measured using HAIA’s valuation approaches.

•

Cheche Group Inc. (CCG): Cheche Group Inc. is a leading automotive insurance technology platform in China, dedicated to providing comprehensive technical support and services for the automotive insurance industry. The company helps insurance companies improve efficiency, optimize service processes, and enhance customer experience through its technology and service platform. Cheche Group Inc.'s services cover multiple aspects from insurance product design, sales, claims, to customer service, aiming to build an efficient and convenient communication bridge between insurance companies and consumers. Although the Cheche Group Inc. offers insurance products in China, it only covers automotive insurance.

In addition, Cheche Group Inc. actively establishes partnerships with leaders in the electric vehicle industry, such as partnering with smart electric vehicle companies like Xiaopeng Motors, further expanding its business in the field of smart electric vehicle insurance services. Through these collaborations, Cheche Group Inc. not only provides insurance services, but also leverages its technological advantages to provide customized solutions for the insurance needs of smart electric vehicles, meeting the special market demand for new energy vehicle insurance.

Overall, Cheche Group Inc. has not only improved the service efficiency of the automotive insurance industry through its technology and service platform, but also promoted the development of intelligent electric vehicle insurance services through cooperation with industry leaders, providing consumers with a more convenient and professional insurance service experience.

•

Zhibao Technology Inc. (ZBAO): Zhibao Technology Inc. is a leading insurance technology company in China, redefining insurance brokerage services through the "technology + insurance brokerage" model and becoming a pioneer in the digital transformation of the insurance brokerage industry. The company mainly provides customized digital insurance solutions for B-end channels (covering a wide range of industries and organizations, including but not limited to Internet platforms, large and medium-sized enterprises, government agencies, etc.). These solutions are embedded in the existing business matrix of the channel, so as to provide digital insurance brokerage services for C-end customers of the channel.

Zhibao Technology Inc. has a wide range of services, including but not limited to assisting insurance companies in completing all core insurance business such as insurance product design, underwriting, risk control, claims, reinsurance, sales, and supplier management. In the field of health insurance, Zhibao Technology Inc. can provide comprehensive services and is one of the main suppliers of high-end medical insurance services in the Chinese insurance market. Since its establishment, Zhibao Technology Inc. has cooperated with hundreds of industry partners to provide digital insurance solutions from operations, systems, insurance products to customer services for more than 1000 Internet platforms, enterprises, governments, offline scenarios and other channels, and jointly provide exclusive insurance brokerage services for many individuals, small, medium-sized and micro enterprise customers.

117

In addition, Zhibao Technology Inc. also has a sub brand "Risk Manager" dedicated to serving C-end users. The brand provides services including risk assessment, customized solutions, insurance product recommendations, claims assistance, insurance consulting, and health management. It is committed to becoming a trusted private risk manager and providing exclusive insurance and health services for every C-end customer. While Zhibao Technology Inc. offers a broad platform of insurance products with a focus on risk management and providing digital insurance brokerage services, it is very similar to Leading. However, due to its recent listing, the U.S. capital market's understanding and perception of it are still in the early stages. Additionally, the volatility of Chinese concept stocks may affect the market valuation of these companies. So the lower multiples do not accurately reflect its true value. Furthermore, Leading has an advantage in service efficiency. Compared to Zhibao Technology Inc.'s over 1,000 B-end channel partners, Leading’s approximately 75 B-end channel generated higher revenue in 2023.

•

Sapiens International Corporation N.V. (SPNS): Sapiens International Corp NV is a company focused on providing software solutions for the insurance industry, with a wide range of businesses including property and casualty (P&C), reinsurance, life, pension and annuity (L&A), work injury compensation (WC), medical professional liability (MPL), finance and compliance (F&C), and decision models for insurance and financial markets. The company not only provides software and solutions, but also offers professional services, including project delivery and implementation services. Sapiens International Corp NV's business covers North America, other parts of the world, and Europe, and its revenue mainly comes from the sales, implementation, maintenance, and other services of software solutions.

In the insurance industry, Sapiens International Corp NV provides customers with L&P and P&C core software solutions through its on-site testing projects and real-time methods for specific projects. In addition, the company also offers complex solutions and best practices in the insurance industry worldwide, supported by over 700 employees, including many insurance and technology experts. The company's solutions are supported through consulting services that are closely related to complex solutions related to the application lifecycle. Sapiens International Corp NV's revenue primarily comes from the sale, implementation, maintenance, and support of solutions, as well as providing consulting and other services in the property, accident, life, and pension insurance markets and among its clients.

•

Goosehead Insurance (GSHD): Goosehead Insurance is a leading independent personal online insurance agency that has transformed the traditional way of distributing personal products and services across the United States based on individual income. The company provides consumers with an excellent insurance experience by utilizing differentiated business models and innovative technology platforms. Compared to the traditional insurance agency model, Goosehead Insurance's business model separates sales and service functions, allowing agents to focus on sales while service personnel focus on providing excellent customer service. This innovative model not only improves sales efficiency, but also optimizes customer service quality. In addition, the company's technology platform enables agents to better manage sales plans and provides service personnel with 360 degree customer account visibility, further enhancing the personalization and satisfaction of customer service.

Goosehead Insurance, Inc. was established as a Delaware corporation on November 13, 2017, and is a rapidly growing independent insurance institution specializing in personal insurance business. Since its establishment, the company has been committed to reshaping the traditional way of distributing personal insurance products and services across the United States to meet consumers' demand for high-quality insurance. By utilizing differentiated business models and innovative technology platforms, Goosehead Insurance is able to provide customers with an excellent insurance experience, offering high-quality insurance to consumers at the most favorable prices in a timely manner.

•

BRP Group, Inc. (BRP): BRP Group, Inc. is a rapidly growing independent insurance distribution company, whose business scope includes commercial property and casualty insurance or property insurance, employee benefits insurance, and personal insurance. BRP Group, Inc. supports customers by deploying cutting-edge resources and capital to drive organic and inorganic growth. The company innovates the industry by adopting a holistic and tailored approach to risk management, insurance, and employee benefits, with the aim of enabling customers to pursue their goals, passions, and dreams with peace of mind.

In addition, BRP Group, Inc. actively participates in community activities and contributes to the community through its business activities. The success of the company is not only reflected in its business growth, but also in its support and contribution to customers, colleagues, and insurance company partners.

118

•

Enstar Group Limited (ESGR): Enstar Group Limited is a company registered in Bermuda, established in August 2001. Since its establishment, the company has acquired 70 insurance and reinsurance companies and participated in 10 reinsurance business transfers with Lloyd's and Reinsurance Group in London. In addition, Enstar Group Limited also provides management and advisory services to third-party clients, including claims inspection and reinsurance services, and charges a certain basic fee.

The main business of Enstar Group Limited includes acquiring and managing the liquidation business of insurance and reinsurance companies, as well as the liquidation business of insurance and reinsurance investment portfolios. It provides management, consulting and other services for the insurance and reinsurance industry. The net income of the company mainly comes from the management and equity of these companies and investment portfolios, especially the compensation below the reserve for insurance and reinsurance losses, as well as the utilization arrangement of investment portfolio returns used to retain and pay future claims. In addition, it also provides management and consulting services, claims inspection services, and reinsurance services to third-party clients to obtain fixed fees and outcome fees.

•

Ryan Specialty Holdings Inc. (RYAN): Ryan Specialty Holdings Inc. is a service provider that provides professional products and solutions for insurance brokers, agents, and carriers. As a wholesale broker and managing underwriter, it provides distribution, underwriting, product development, administrative, and risk management services. The mission of Ryan Specialty Holdings is to provide industry-leading innovative professional insurance solutions for insurance brokers, agents, and carriers. Especially for retail insurance brokers, the company assists in placing complex or other difficult to place risks.

•

Verisk Analytics, Inc. (VRSK): Verisk Analytics, Inc. is a company dedicated to providing solutions for the insurance industry using data analytics technology. It has a wide range of services, especially in loss prediction, risk selection, and pricing. Through its professional data analysis capabilities, it helps insurance companies more accurately predict potential risks, optimize pricing strategies, and thus improve their risk management and profitability. In addition, the company also focuses on compliance issues to ensure that its clients can effectively manage risks and ensure business compliance while complying with relevant regulations.

Through these services, Verisk Analytics, Inc. not only helps insurance companies improve operational efficiency, but also promotes the healthy development of the entire insurance industry by providing decision support tools and solutions.

•

Arthur J. Gallagher & Co. (AJG): Arthur J. Gallagher & Co.'s mainly operates insurance brokerage, consulting, and third-party property or casualty claims and management services. It is not limited to traditional insurance brokerage services, but also includes comprehensive services such as risk assessment and management strategy development, aiming to provide customers with one-stop insurance and risk management solutions. The company was founded in 1927 and is committed to providing comprehensive insurance and risk management solutions to businesses and organizations around the world. Its business scope is extensive, including but not limited to insurance brokerage services, risk management, growth, and acquisitions.

HAIA’s management reviewed and analyzed selected nine (9) CoCos, and adopted the CoCos’ average and maximum PS multiple of 2024 (P/2024’s revenue) to imply the 100% equity range of Leading. The implied 100% equity range of Leading is $310 million to $630 million as below, which can cross check the result under income approach. The inclusion of the two lower multiple China based companies with the seven multinational companies balanced out the relative multiples to place Leading at the mid-point of that group.

HAIA’s management reviewed and analyzed these nine (9) companies, and adopted the average and maximum PS multiple of 2024 (P/2024’s revenue) to imply the 100% equity range of Leading. The implied 100% equity range of Leading is $310 million to $630 million as below, which can cross check the result under income approach. The initial valuation of $500 million that was presented to the HAIA Board at the outset of the negotiation  fellat the midpoint of this range.  In performing their own internal analysis, more fully described below, the HAIA Board considered not only the averages of these companies, but also factored Leading’s historical financials and its potential growth as presented in their Projections.

119

In evaluating the positive attributes of the insurance industry and the demonstrated track record of Leading, the HAIA Board also considered the following concerns:

•

History of losses: although the Leading Historical Financials showed a history of losses, these losses are narrowing, and in conjunction with the Projections, Leading has shown the potential for profitability in the near future, and

•

Need for additional capital: Although Leading currently maintains several business lines of credit from commercial banks and financial institutions, Leading Group’s current shareholders have expressed their interests in continuing to support the capital needs of the business and Leading would benefit from additional capital in order to accelerate its profitability growth, which would be easier to obtain after Leading Partners becomes a public company.

After evaluating Leading’s historical financials and understanding that the need for additional capital was not  putting Leading at risk, but merely limiting faster growth, the HAIA Board concluded that the ability to access additional capital would alleviate this limitation.  The fact that Leading continues to grow its business with what the HAIA Board considers standard capital constraints, did not present a concern especially since Leading continues to work with its existing commercial banking relationships to support its business operations, in addition to having access to its shareholders who would be able to financially support the business.

HAIA’s management reviewed and analyzed selected nine (9) CoCos, and adopted the CoCos’ average and maximum PS multiple of 2024 (P/2024’s revenue) to imply the 100% equity range of Leading. The implied 100% equity range of Leading is $310 million to $630 million as below, which can cross check the result under income approach.

Market approach - CoCos method Comparable companies	Tickets	PS multiple 2024
Cheche Group Inc.	CCG	1.0 x
Zhibao Technology Inc.	ZBAC	n/a
Sapiens International Corporation N.V.	SPNS	3.1 x
Goosehead Insurance	GSHE	11.0 x
BRP Group, Inc.	BRP	n/a
Enstar Group Limited	ESGR	5.0 x
Ryan Specialty Holdings Inc.	RYANN	5.7 x
Verisk Analytics, Inc.	VRSK	12.8 x
Arthur J. Gallagher & Co.	AJG	4.9 x
Average		6.2 x
Max		12.8 x

2024's revenue of Leading (In USD'000)		49.543
Implied 100% equity value (In USD million)
High end	Max multiple of CoCos	630
Low end	Average multiple of CoCos	310
Implied Leading 100% equity value range (rounded)		310 ~ 630

The HAIA Board came to the conclusion that (i) Leading’s history and performance in their market showed a strong position and good reputation in their current market segment, (ii) demonstrated solid growth driven by their size and length in the marketplace giving them a competitive advantage, and (iii) their growth can be accelerated by going public through having broader access to capital, liquidity for employee compensation and potential acquisitions.

The mid-range of the valuation of Leading based on the implied equity value, puts Leading at valuation of $430 million. Cross checked by looking at an average revenue multiple of 2024 and 2025,  being 8.6 and 4.7 respectively, the HAIA Board concluded that based on Leading’s Financial Projections and the implied equity value were in line with a valuation of $430 million.

The Business Combination is not structured so that approval of at least a majority of unaffiliated HAIA shareholders is required. No unaffiliated representative has been retained to act solely on behalf of HAIA shareholders for purposes of negotiating the terms of the Merger Agreement on their behalf and/or preparing a report concerning the approval of the Business Combination.

120

The above discussion of the material factors considered by the HAIA Board is not intended to be exhaustive but does set forth the principal factors considered by the HAIA Board.

The board of directors of HAIA has unanimously approved and declared advisable the Business Combination Agreement and the Business Combination and resolved to recommend approval of the Business Combination Agreement and related matters by HAIA’s shareholders. The Mergers (as defined below) are expected to be consummated after obtaining the required approval by the shareholders of HAIA and Leading Group and the satisfaction of certain other customary closing conditions.

PubCo Listing Articles will govern the rights of PubCo’s shareholders

Commencing with the effective time of the Business Combination, which will be the Closing Date, PubCo Listing Articles will govern the rights of PubCo’s shareholders. For chart comparing your rights as a holder of ordinary shares of HAIA with your rights as a holder of PubCo Class A Ordinary Shares, please see “Comparison of Shareholder Rights.”

Tax Consequences to Holders of HAIA Shares Who Receive PubCo Class Ordinary A Shares as a Result of the Business Combination

In connection with the Business Combination, holders of HAIA Shares who do not elect to exercise their redemption rights will receive of PubCo Class A Ordinary Shares. For a discussion of the material U.S. federal income tax consequences of the Business Combination, please see “Certain Material U.S. Federal Income Tax Considerations”.

Tax Consequences to Holders of Leading Group Shares Who Receive PubCo Class Ordinary A Shares as a Result of the Business Combination

In connection with the Business Combination, holders of Leading Group Shares will receive PubCo Class A Ordinary Shares. For a discussion of the material U.S. federal income tax consequences and supplemental consequences on holders of Leading Group pursuant to the Business Combination Agreement, please see “Material U.S. Federal Income Tax Considerations — The Business Combination — Tax Consequences of the Business Combination to U.S. Holders of Leading Group Shares.”

The Merger

The Business Combination  Agreement provides that, among other things and upon the terms and subject to the conditions thereof, PubCo will form (a) Merger Sub I, a Cayman Islands exempted company with limited liability as a direct wholly-owned subsidiary of PubCo (“Merger Sub I”), and (b) Merger Sub II, a Cayman Islands exempted company as a direct wholly-owned subsidiary of PubCo (“Merger Sub II” which, together with PubCo and Merger Sub I, each, individually, referred to as an “Acquisition Entity” and, collectively, the “Acquisition Entities”) whereby: (i) Merger Sub I will merge with and into Leading Group (the “Leading Group Merger”), the separate existence of Merger Sub I will cease and Leading Group will be the surviving corporation of Leading Group Merger and a direct wholly-owned subsidiary of PubCo (Leading Group is hereinafter referred to for the periods from and after Leading Group Merger Effective Time (as defined below) as the “Surviving Corporation”), and (ii) following confirmation of the effective filing of Leading Group Merger but on the same day, Merger Sub II will merge with and into HAIA (the “HAIA Merger” and together with Leading Group Merger, the “Mergers”), the separate existence of Merger Sub II will cease and HAIA will be the surviving corporation of the HAIA Merger and a direct wholly-owned subsidiary of PubCo. Upon Leading Group Merger Effective Time, the holders of Leading Group Shares (as defined below) will receive Class A ordinary shares of PubCo, par value $0.0001 per share (“PubCo Class A Ordinary Shares”) in accordance with the Business Combination Agreement, the PubCo Governing Documents and Leading Group Governing Documents (as such terms are defined in the Business Combination Agreement), and upon the HAIA Merger Effective Time (as defined below), the holders of HAIA Ordinary Shares (as defined below) will receive PubCo Class A Ordinary Shares.

121

Leading Group Merger will become effective (the “Leading Group Merger Effective Time”) at the time specified in the certificate of merger issued by the Cayman Islands Registrar of Companies after the plan of merger and other documents required under the Cayman Companies Act shall be filed to the Registrar of Companies of the Cayman Islands. The HAIA Merger will become effective (the “HAIA Merger Effective Time”) at the time specified in the certificate of merger issued by the Cayman Islands Registrar of Companies after the plan of merger and other documents required under the Cayman Companies Act shall be filed to the Registrar of Companies of the Cayman Islands.

Consideration and Structure

Under the Business Combination Agreement, at the HAIA Merger Effective Time, each HAIA Unit that is outstanding immediately prior to the HAIA Merger Effective Time (each “HAIA Unit” being comprised of one Class A ordinary share of HAIA, par value $0.0001 per share, referred to as the “HAIA Class A Shares,” and one half of a warrant, each whole warrant enabling the holder thereof to purchase one Class A Share at a price of $11.50 per share, such warrants being referred to as the “HAIA Public Warrants”)  shall be automatically detached and the holder thereof shall be deemed to hold one HAIA Class A Share and one-half of a HAIA Public Warrant.  The Class B ordinary share, par value $0.0001 per share (the “Class B Share”) of HAIA, shall automatically convert into one Class A share upon the consummation of the HAIA Merger (The HAIA Class B Share and the HAIA Class A Shares are together referred to as “HAIA Ordinary Shares”).

Each HAIA Ordinary Share that is issued and outstanding immediately prior to the HAIA Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued PubCo Class A Ordinary Share, and without any action on the part of any holder of a HAIA Public Warrant, every HAIA Public Warrant issued and outstanding immediately prior to the HAIA Merger Effective Time shall, pursuant to the Warrant Agreement and the Warrant Assignment Agreement (as such terms are defined in the Business Combination Agreement), automatically and irrevocably be modified to provide that such HAIA Public Warrant shall no longer entitle the holder thereof to purchase the number of HAIA Ordinary Shares set forth therein and in substitution thereof and rather that such HAIA Warrant shall entitle the holder thereof to acquire such equal number of PubCo Class A Ordinary Shares (each, an “Assumed Warrant”). Each Assumed Warrant shall have and be subject to the terms and conditions set forth in the Warrant Assignment Agreement. In addition, the 11,124,960 Private Placement Warrants  purchased by the Former Sponsor at the time of HAIA’s initial public offering, will be cancelled in exchange for 500,000 PubCo Class A Ordinary Shares.

Leading Group equityholders that hold ordinary shares of Leading Group (the “Leading Group Shares”) will receive an aggregate of 43,000,000 PubCo Class A Ordinary Shares derived by dividing (a) the purchase price $430,000,000, by (b) $10.00 (the “Aggregate Merger Consideration”) in exchange for all of Leading Group’s “Fully-Diluted Leading Group Shares” which means the sum of the total number of outstanding Leading Group Shares as of immediately prior to Leading Group Merger Effective Time (the “Closing”).

122

Sponsor Loans

PubCo shall repay the outstanding amount due under loans made by the sponsor or any of its affiliates to HAIA, or at the lender’s discretion, up to $1,500,000 of such loans may be converted into PubCo Class A Ordinary Shares at the price of $10.00 per PubCo Class A Ordinary Share.

The PIPE Investment

In connection with the transactions contemplated by the Business Combination Agreement, PubCo, as well as HAIA and/or Leading Group, as applicable, will enter into subscription agreements, in the form and substance as reasonably agreed upon between HAIA and Leading Group (the “Subscription Agreements”), with certain investors providing for aggregate investments in PubCo Class A Ordinary Shares in a private placement to be consummated on or prior to the Closing in an amount not less than  $50,000,000 (the “PIPE Investment”).

Representations, Warranties and Covenants

The parties to the Business Combination Agreement have made customary representations, warranties and covenants in the Business Combination Agreement, including, among others, covenants with respect to the conduct of Leading Group and HAIA and their respective subsidiaries, if any,  prior to the Closing, including Leading Group’s representation and warranty of having delivered to HAIA its unaudited financial statements for the twelve month periods ended June 30, 2023 and 2022 and reviewed financial statements for the six (6) month period ended December 31, 2023 (the “Financial Statements”) for inclusion in the registration statement on Form F-4 to be filed by PubCo in connection with the Business Combination (the “Registration Statement”), and that such Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies, and Leading Group’s covenant to deliver to HAIA the consolidated statement of financial position of Leading Group for the year ended June 30, 2024.

The Business Combination Agreement also includes customary covenants of the parties with respect to the operation of their respective businesses prior to the consummation of the Mergers and efforts to satisfy conditions to the consummation of the Mergers. The Business Combination Agreement also contains additional covenants of the parties, including, among others: (a) as to Leading Group and the Acquisition Entities – (i) PubCo’s application to list on Nasdaq, (ii) Leading Group conduct of business, (iii) post-Closing officers and directors of PubCo, (iv) maintaining director and officer liability insurance, (v) no trading in HAIA shares, (vi)  anti—takeover matters, (vii) financials, (viii) PIPE Investment, (ix) obtaining Shareholder Support Agreement, (x) intended tax treatment; (b) as to HAIA – (i) Trust Account payments, (ii) commercially reasonable efforts to remain listed on Nasdaq, (iii) business conduct, (iv) reasonable best efforts to keep current and file all of the forms, reports, schedules, statements and other documents required to be filed by HAIA with the SEC and (v) preserve the PIPE investment, and (c) joint covenants as to (i) regulatory approvals and filings, (ii) preparation of proxy/registration statement, (iii) seek  shareholder approvals, (iv) tax matters, (v) litigation, (vi) alternative transactions, (vii) access to information and (viii) delisting of the HAIA securities listed on Nasdaq.

With respect to the covenant above of HAIA to use commercially reasonable efforts to ensure that its securities remain listed on Nasdaq, the delisting from Nasdaq did not result in any material changes to the Merger Agreement. Leading and HAIA  understood, at the time of signing the Merger Agreement, that there was the potential that HAIA would not be able to consummate a business consummation within the 36 month-period required by Nasdaq Interpretive Material IM-5101-2, which is why the relevant covenant in the Merger Agreement in relation to a listing on a stock exchange was drafted only to require “commercially reasonable efforts” for HAIA’s securities to remain listed on Nasdaq, and why it was not a separate condition to closing, nor a termination event. HAIA has already fulfilled its duty under this covenant, with respect to remaining listed on Nasdaq, as it used its commercially reasonable efforts to ensure that its securities remain listed (but was ultimately unable to given that it was not able to consummate a business consummation within the 36 month-period required by Nasdaq Interpretive Material IM-5101-2). HAIA, however, was able to have its securities move to trading on OTC, and Leading Partners will apply to list, to be effective at the time of the Business Combination, its ordinary shares and warrants  on Nasdaq.

123

Pre-Closing Actions

Prior to the Closing Date, Leading Group and HAIA shall each present to the other a written report setting forth a list of all of their respective expenses in connection with the Mergers (“Transaction Expenses”) solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business immediately preceding the Closing; Leading Group shall deliver to HAIA a spreadsheet schedule (the “Payment Spreadsheet”) setting forth the portion of the Purchase Price payable to each Leading Group Shareholder; Merger Sub I shall merge with and into Leading Group with Leading Group, and the separate corporate existence of Merger Sub I shall cease, and Leading Group, as the Surviving Corporation, shall thereafter continue its corporate existence as a wholly-owned subsidiary of PubCo and Merger Sub II shall be merged with and into HAIA, and the separate corporate existence of Merger Sub II shall cease, and HAIA, as the surviving corporation, shall thereafter continue its corporate existence as a wholly-owned subsidiary of PubCo. The completion of Leading Group Merger is a condition precedent for the completion of the HAIA Merger.

Conditions to Closing

The Closing is subject to certain customary conditions, including, among other things: (i) approval of the Mergers and related agreements and transactions by the respective shareholders of HAIA and Leading Group; (ii) regulatory approvals and requisite consents being obtained, (iii) the effectiveness of the Registration Statement; (iv) no injunction from  government authority; (v) no Governmental Order becoming final and nonappealable as a result of any action by third party; (vi) ancillary agreements are in effect;  (vii) maintain representations and warranties; (vii)  covenants are performed; and (ix) no occurrence of respective material adverse effects (as defined in the Business Combination Agreement).

Termination

The Business Combination Agreement may be terminated by HAIA and Leading Group under certain circumstances, including, among others, (i) by mutual written agreement of HAIA and Leading Group, (ii) by written notice from Leading Group or HAIA to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; (iii) by written notice from Leading Group or HAIA to the other if the HAIA Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the HAIA Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof; (iv) by written notice from HAIA to Leading Group if Leading Group Special Resolution shall not have been obtained; (v) by written notice to Leading Group from HAIA if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Leading Group set forth in the Business Combination Agreement, such that the conditions specified in Section 9.2(a) and Section 9.2(b) of the Business Combination Agreement would not be satisfied at the Closing (a “Terminating Leading Group Breach”), except that, if such Terminating Leading Group Breach is curable by Leading Group through the exercise of its reasonable best efforts, then, for a period of up to fifteen (15) days after receipt by Leading Group of notice from HAIA of such breach (the “Leading Group Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Leading Group Breach is not cured within Leading Group Cure Period, or (ii) the Closing has not occurred on or before  May 14, 2025, (the “Outside Date”), unless HAIA is in material breach thereof; (f) prior to the Closing, by written notice to HAIA from Leading Group if (i) there is any breach of any representation, warranty, covenant or agreement on the part of HAIA or any Acquisition Entity set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating HAIA Breach”), except that, if any such Terminating HAIA Breach is curable by HAIA or such Acquisition Entity through the exercise of its reasonable best efforts, then, for a period of up to fifteen (15) days after receipt by HAIA of notice from Leading Group of such breach (the “HAIA Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating HAIA Breach is not cured within the HAIA Cure Period or (ii) the Closing has not occurred on or before the Outside Date, unless Leading Group is in material breach thereof.  In the event that the Business Combination Agreement is validly terminated by HAIA pursuant to Section 10.1 of the Business Combination Agreement, the Business Combination Agreement shall become void and have no effect, except for the provisions that shall survive the termination as set forth in the Business Combination Agreement.

124

If the Business Combination Agreement is terminated by Leading Group pursuant to Section 10.1(f) thereof, HAIA shall pay and reimburse all Leading Group Transaction Expenses, and pay or cause to be paid a termination fee equal to $4,000,000 to Leading Group (or one or more of its designees), by wire transfer of same day funds as promptly as reasonably practicable and, in any event, within ten (10) Business Days of such termination.

The foregoing description of the Business Combination Agreement and the Business Combination does not purport to be complete and is qualified in its entirety by the terms and conditions of the Business Combination Agreement, a copy of which is filed hereto as Exhibit 2.1 and is incorporated herein by reference. The Business Combination Agreement contains representations, warranties and covenants that the parties to the Business Combination Agreement made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The Business Combination Agreement has been attached to provide investors with information regarding its terms and is not intended to provide any other factual information about HAIA, Leading Group or any other party to the Business Combination Agreement. In particular, the representations, warranties, covenants and agreements contained in the Business Combination Agreement, which were made only for purposes of the Business Combination Agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Business Combination Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Business Combination Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in HAIA’s public disclosures.

Certain Related Agreements

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, HAIA entered into a support agreement (the “Sponsor Support Agreement”) with Atticus Ale, LLC and Healthcare AI Acquisition, LLC, the Former Sponsor (collectively, the “Sponsor”) and Leading Group, pursuant to which the Sponsor agreed to, among other things, vote all of its shares in favor of the various proposals related to the Business Combination and the Business Combination Agreement and any other matters necessary or reasonably requested by HAIA for consummation of the Business Combination and against any action reasonably expected to impede, delay or materially and adversely affect the Merger and related transactions.

125

Shareholder Support Agreement

In connection with the execution of the Business Combination Agreement, HAIA entered into a support agreement (the “Shareholder Support Agreement”) with Leading Group and certain shareholders of Leading Group (the “Leading Group Supporting Shareholders”) pursuant to which Leading Group Supporting Shareholders agreed to vote all Leading Group Shares beneficially owned by them, including any additional shares of Leading Group they acquire ownership of or the power to vote in favor of Leading Group Merger, including related transactions, and against any action reasonably expected to impede, delay or materially and adversely affect Leading Group Merger and related transactions.

Registration Rights Agreement

At the Closing, PubCo, the Sponsor, certain shareholders of Leading Group, and the other parties listed thereto (collectively, the “Holders”) will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), pursuant to which PubCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain PubCo Class A Ordinary Shares that are held by the Holders from time to time. The Registration Rights Agreement will provide certain demand registration rights and piggyback registration rights to the Holders, subject to underwriter cutbacks and issuer blackout periods. PubCo will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

Lock-Up Agreement

At the Closing, PubCo, certain Leading Group Shareholders and certain holders of HAIA Ordinary Shares will enter into a lock-up agreement (the “Lock-Up Agreement”), to be effective at the Closing, pursuant to which the securities of PubCo held by such shareholders will be locked-up and subject to transfer restrictions for a period of twelve months following the Closing, subject to certain exceptions.

Warrant Assignment Agreement

At the Closing, HAIA, PubCo and Continental Stock Transfer & Trust, as warrant agent, will enter into a Warrant Assignment, Assumption and Amendment Agreement (the “Warrant Assignment Agreement”) pursuant to which, among other things, (i) HAIA will assign to PubCo, and PubCo shall assume from HAIA, all of HAIA’s rights, interests and obligations in and under the HAIA Warrant Agreement, and (ii) the HAIA Warrant Agreement will be amended to cause each HAIA Warrant to represent the right to receive, from the Closing, a warrant to purchase one PubCo Class A Ordinary Share on the terms and subject to the conditions set forth therein. The form of Warrant Assignment Agreement is attached as Exhibit E to the Business Combination Agreement.

126

Ownership of the Combined Company Immediately After the Closing

The table below presents the potential ownership interest of HAIA public shareholders, the Former Sponsor, the Sponsor, Leading Group Shareholders and HAIA former officers and directors in PubCo across a range of varying redemption scenarios:

	No Redemption		50% Redemption		Maximum Redemption
	Shares	%	Shares	%	Shares	%
Public Shareholders	399,187	0.7%	199,594	0.3%	-	0.0%
Sponsor (1)	3,184,830	5.5%	3,184,830	5.5%	3,184,830	5.6%
Former Sponsor (2)	2,605,770	4.5%	2,605,770	4.5%	2,605,770	4.5%
Former HAIA Management	100,000	0.2%	100,000	0.2%	100,000	0.2%
Leading Group Shareholders	43,000,000	74.4%	43,000,000	74.8%	43,000,000	75.0%
WGP & HAG (3)	3,440,000	6.0%	3,440,000	6.0%	3,440,000	6.0%
PIPE (4)	5,000,000	8.7%	5,000,000	8.7%	5,000,000	8.7%
Shares outstanding	57,729,787	100.0%	57,530,194	100.0%	57,330,600	100.0%

__________________________

(1) Includes one HAIA Class B Ordinary Share to be converted into one HAIA Class A Ordinary Share at the Closing of Business Combination. Mr. Zikang Wu has voting and dispositive power over the securities held by Atticus Ale LLC, the Sponsor. The Sponsor has two members, Sitong Chen and Spiral G LLC, a Delaware LLC. Mr. Hai Yu is the Managing Member of Spiral G LLC and has voting and dispositive power over the securities held by Spiral G LLC. At the time of the Business Combination, the interests of the Sponsor will be distributed to the two members of the Sponsor -  Mr. Chen shall receive 1,684,830 PubCo Class A Ordinary Shares, and Spiral G LLC shall receive 1,500,000 PubCo Class A Ordinary Shares. The Indirect Sponsor Members, which include certain members of HAIA management team, indirectly through their membership interests in Spiral G, have economic interests in less than 1% of the PubCo Class A Ordinary Shares (or 125,000 PubCo Class A Ordinary Shares).

(2) Includes 2,105,770 HAIA Class A Ordinary Shares held by the Former Sponsor plus 500,000 HAIA Class A Ordinary Shares to be issued in exchange for the Private Placement Warrants at the closing of the Business Combination.

(3) Includes 2,150,000 PubCo Class A Ordinary Shares to be issued as a finder fee from HAIA to WGP and 1,290,000 PubCo Class A Ordinary Shares from Leading Group to HAG.

(4) Includes 5,000,000 PubCo Class A Ordinary Shares issuable upon obtaining the PIPE Investment. Pursuant to the Merger Agreement, in connection with the Business Combination, Leading Group shall use commercially reasonable efforts to obtain commitments from certain investors for PIPE Investment in the aggregate amount of at least fifty million dollars ($50,000,000). As of the date of this proxy statement/prospectus, HAIA and PubCo have not entered into any agreements relating to a PIPE Investment.

Certain Interests of HAIA Directors and Officers and Others in the Business Combination

Compensation Received by the Sponsor or Former Sponsor

On December 14, 2021 and in connection with the HAIA’s initial public offering  (“IPO”), HAIA consummated the private placement of 11,124,960 private placement warrants (including 624,960 private placement warrants in connection with the partial exercise of the underwriters’ option to purchase additional 1,562,401 Units) at a price of $1.00 per private placement warrant (the “Private Placement Warrants ”), pursuant to a Private Placement Warrants  Purchase Agreement, dated December 9, 2021 (allowing the holder to acquire Class A Ordinary Shares of the Company, par value $0.0001 per share, referred to as the “HAIA Class A Shares”), generating total proceeds of $11,124,960 (the “Private Placement”). The Private Placement Warrants, which were purchased by Healthcare AI Acquisition LLC, (the “Former Sponsor”), are substantially similar to the Public Warrants, except that if held by the Sponsor or its permitted transferees, they (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption (except in certain circumstances when the Public Warrants are called for redemption and a certain price per Class A Ordinary Share threshold is met) and (iii) subject to certain limited exceptions, will be subject to transfer restrictions until 30 days following the consummation of the Company’s initial business combination.

On June 8, 2023, the Company entered into a share purchase agreement in connection with the transfer from the Former Sponsor to Atticus Ale, LLC (the “Sponsor”) of 3,184,830 Founder Shares (the “Sponsor Share Transfer”) which closed on June 12, 2023 (the “Sponsor Handover”). In consideration for the Sponsor Share Transfer, the Sponsor would not incur any existing expenses of HAIA, and the Former Sponsor and Sponsor would be responsible for their respective costs in connection with the Sponsor Handover.  As additional consideration, the Former Sponsor signed a power of attorney to Zikang Wu, the Managing Member of the Sponsor, the irrevocable right to vote the Founder Shares on their behalf (the “POA Agreement”).  As of the date of the Sponsor Handover, the Former Sponsor does not have any connection to HAIA other than its ownership of the 2,105,770 Founder Shares and Private Placement Warrants.

In connection with the Sponsor Handover, HAIA entered into an agreement whereby at the time of the initial business combination, the Former Sponsor will surrender for cancelation the 11,124,960 Private Placement Warrants in exchange for the Company issuing to the Former Sponsor 500,000 HAIA Class A Shares. Mr. Wu served as HAIA’s chief executive officer and a director of the HAIA Board at the time of the Sponsor Handover, until December 28, 2023, when he resigned in connection with a change in majority control of the Company’s board of directors.  As the Managing Member of the Sponsor, Mr. Wu has voting power over the 3,184,830 Founder Shares, which includes the one Class B Share, and as such has the right to appoint directors to serve on the board of HAIA. Mr. Wu has no prior experience nor any current affiliation with other special purpose acquisition companies. The members of the Sponsor are Mr. Chen (with a 52.9% interest in the Sponsor, and Spiral G LLC (with a 47.7% interest in the Sponsor).  Mr. Yu is the managing member of Spiral G with a 17% membership interest in Spiral G, and has voting and dispositive power over the securities held by Spiral G.  Neither Mr. Chen nor Mr. Yu has any prior experience nor any current affiliation with other special purpose acquisition companies. At the time of the Business Combination, the interests of the Sponsor will be distributed whereby Mr. Chen shall receive 1,684,830 PubCo Class A Ordinary Shares, and Spiral G shall receive 1,500,000 PubCo Class A Ordinary Shares.

Our Sponsor is a New Jersey limited liability company, which was formed to invest in HAIA. Although our Sponsor is permitted to undertake any activities permitted under the New Jersey Revised Uniform Limited Liability Company Act and other applicable law, our Sponsor’s business is focused on investing in our company. Mr. Wu, is the Managing Member of the Sponsor and holds voting and investment discretion with respect to the Class A ordinary shares and the one Class B ordinary share held of record by the Sponsor.  As of the date of this proxy statement/prospectus, Jiande Chen, our Chief Executive Officer, Nat Y Chan, Stefan Dodov and Manuel C. Menendez III, our independent directors and Indirect Sponsor Members, have an indirect interest in the Founder Shares through their membership interests in Spiral G, a member of our Sponsor, which is than 1% of the PubCo Class A Ordinary Shares (or 125,000 PubCo Class A Ordinary Shares). Other than the Sponsor Managing Member and our management team, no one else participates in HAIA’s activities.

The Indirect Sponsor Members, which include certain members of HAIA management team, indirectly through their membership interests in Spiral G, have economic interests in approximately 4% of the Founder Shares held by the Sponsor (or 125,000 Founder Shares).  Spiral G has no right to control the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor, or otherwise.

127

The Sponsor, by executing a joinder agreement on June 12, 2023, is a party to that certain Letter Agreement, dated December 14, 2021 (as it exists on the date of the Agreement, the “Insider Letter”), by and among HAIA, the Former Sponsor, the initial officers and directors of HAIA, the current officers and directors of HAIA, and the other stockholders of the Company signatory thereto, and is bound by, and subject to the restrictions set forth under the terms and provisions of such section of the Letter Agreement as an Insider (as defined therein) solely with respect to its Founder Shares purchased pursuant to the Sponsor Handover.  In connection with the Sponsor Handover, on June 12, 2023 the parties to the Insider Letter entered into an amendment to the Insider Letter (the “Insider Letter Amendment”), solely to remove the transfer restrictions of the Founder Shares to allow the transfer of Class B ordinary shares from the Former Sponsor to the Sponsor. Due to the removal of the transfer restrictions of the Founder Shares pursuant to the Letter Amendment, the previous transfer restrictions under the Insider Letter no longer apply.

Pursuant to the Lock-Up Agreement, each of our Sponsor, directors and officers have agreed to restrictions on its ability to transfer, assign, or sell HAIA securities, as summarized in the table below.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
Founder Shares

until the earliest of (A) one year after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the Business Combination

Sponsor (including Spiral G)

(1) transfers or distributions to the Holder’s current general or limited partners, managers or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended); (2) Transfers by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family or to a charitable organization;  (3) by virtue of the laws of descent and distribution upon death of the Holder;  (4) by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement, or by virtue of the Holder’s organizational documents upon liquidation or dissolution of such Holder;  (5) Transfers to a partnership, limited liability company or other entity of which the Holder and/or the Holder’s immediate family are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (6) in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (7) Transfers of any Holdco Ordinary Shares or other securities acquired as part of the PIPE Investments or issued in exchange for, or on conversion or exercise of, any securities issued as part of the PIPE Investments; and (8) Transfers relating to Holdco Ordinary Shares or other securities convertible into or exercisable or exchangeable for Holdco Ordinary Shares acquired in open market transactions after the Closing Date, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-up Period;

Private Placement Warrants	Forfeited at the time of the Business Combination in exchange for 500,000 Class A Ordinary Shares which shares will not be registered	Former Sponsor

On July 12, 2023, HAIA issued one unsecured promissory note (the “Sponsor Note”) in an amount of $100,000, to the Sponsor, for having deposited into the Company’s trust account two payments of $50,000 in order to extend the amount of time it has available to complete a business combination until August 14, 2023. The Sponsor Note does not bear interest, is not convertible and matures upon closing of a Business Combination. In the event that the Business Combination does not close, unpaid amounts would be forfeited.

Initially, any working capital loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants, at a price of $1.00 per warrant, of the post business combination entity. If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The warrants would be identical to the Private Placement Warrants  issued in the IPO. As of the date of this proxy statement/prospectus, none of the Sponsor Note, the A&R Leading Note, the Extension Note or the WC Note has a provision for any such conversion.

Conflicts of Interest

Since the Sponsor, its affiliates, representatives, the Former Sponsor and certain initial shareholders of HAIA (together the “Insiders”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of HAIA Class A Shares, a conflict of interest may exist in determining whether the Business Combination with Leading Group is appropriate. Such interests include that the Insiders, will lose their entire investment in HAIA if HAIA does not complete a business combination. When you consider the recommendation of the HAIA Board in favor of approval of the Business Combination, you should keep in mind that the Insiders, have interests in such proposal that are different from, or in addition to (which may conflict with), those of the HAIA shareholders generally.

These conflicts of interest include, among other things, the interests listed below:

•

The beneficial ownership of the Former Sponsor and certain Initial Shareholders of 2,205,770 HAIA Class A Shares, and the Sponsor of 3,184,829 HAIA Class A Shares and one Class B ordinary share, par value $0.0001 per share, (referred to as the “Class B Share”, and together referred to as the “Founder Shares”), which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless if the Business Combination is not consummated because the Insiders have agreed to waive their rights to any liquidation distributions. In addition, the 11,124,960 Private Placement Warrants purchased by the Former Sponsor for a total purchase price of $11,124,960 would be worthless.

•

The Former Sponsor and the Former HAIA Management Team, other than their ownership interest of 2,205,770 HAIA Class A Shares, and the right to receive 500,000 HAIA Class A Shares upon consummation of the Business Combination in exchange for forfeiting the 11,124,960 Private Placement Warrants, have no control or residual influence over HAIA, and after the consummation of the Business Combination will not be in any way affiliated with the surviving company, Leading Partners Limited.

•

The Sponsor and current HAIA Management Team, other than their ownership interest of 3,184,829 HAIA Class A Shares and one Class B ordinary share, after the consummation of the Business Combination, will not be in any way affiliated with the surviving company, Leading Partners Limited. The Managing Member of the Sponsor, Zikang Wu, has voting and investment power over the Class A Ordinary Shares and the HAIA Class B Share held by the Sponsor, including the irrevocable right to vote the Founder Shares on behalf of the original Founder Shareholders, which right terminates at the time of the Business Combination. The Sponsor has two members, Mr. Chen and Spiral G. Mr. Hai Yu is the Managing Member of Spiral G LLC and has voting and dispositive power over the securities held by Spiral G. At the time of the Business Combination, the interests of the Sponsor will be distributed whereby its members (i) Mr. Chen shall receive 1,684,830 PubCo Class A Ordinary Shares, and (ii) Spiral G shall receive 1,500,000 PubCo Class A Ordinary Shares. The Indirect Sponsor Members, which include certain members of HAIA management team, indirectly through their membership interests in Spiral G, have economic interests in less than 1% of the PubCo Class A Ordinary Shares (or 125,000 PubCo Class A Ordinary Shares).

•

If the Business Combination is consummated, the Insiders would own up to an aggregate of 5,890,600 HAIA Ordinary Shares with an aggregate market value of approximately $____, based on the closing price of the Public Shares of $10.___ on OTC as of ______________, 2025; and the Private Placement Warrants would be cancelled. Of these, the Sponsor would own 3,184,830 Ordinary Shares, the Former Sponsor would own 2,605,770, and the remaining Initial Shareholders would own 100,000.

•

On July 12, 2023, HAIA issued one unsecured promissory note (the “Sponsor Note”) in an amount of $100,000, to the Sponsor, for having deposited into the Company’s trust account two payments of $50,000 in order to extend the amount of time it has available to complete a business combination until August 14, 2023. The Sponsor Note, the A&R Leading Note, the Extension Note and the WC Note do not bear interest, are not convertible, and mature upon closing of a Business Combination. In the event that the Business Combination does not close, unpaid amounts would be forfeited.

•	the continued indemnification of current directors and officers of HAIA and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•

the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•	the fact that Insiders, including our Sponsor and the Former Sponsor, will lose their entire investment in us if the Business Combination is not completed.

These interests may influence HAIA’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby. These interests were considered by the HAIA Board when it approved the Business Combination.

128

Expected Accounting Treatment of the Business Combination Proposal

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, HAIA will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of Leading Group expecting to have a majority of the voting power of the post-combination company, Leading’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Leading compared to HAIA, and Leading Group’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Leading Group issuing stock for the net assets of HAIA, accompanied by a recapitalization. The net assets of HAIA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Leading.

Regulatory Matters

As of the date of this proxy statement/prospectus, Leading is not subject to any regulatory approvals from any PRC regulatory authorities for the Business Combination, except that it shall complete the filing with the CSRC under the Overseas Listing Trial Measures promulgated by the CSRC and effective on March 31, 2023.

Cybersecurity Review

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information. In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States.

On November 14, 2021, the Cybersecurity Administration of China, or the CAC, released the Regulations for the  Network Data Security Regulations Draft in November 2021. Pursuant to the Network Data Security Regulations Draft, data handlers that process the personal information of more than one million users listing in a foreign country should apply for a cybersecurity review. The official version of the Regulations for the Administration of Network Data Security (the “Network Data Security Regulations”) was promulgated on September 24, 2024 and came into effect on January 1, 2025, which deletes the threshold for a mandatory application of the cybersecurity review as stated above. Instead, it requires that a network data handler who carries out network data processing activities that affect or may affect national security, shall undergo a national security review in accordance with relevant national regulations.

On December 28, 2021, the CAC, jointly with 12 other governmental authorities, promulgated the revised Cybersecurity Review Measures (2021), which became effective on February 15, 2022. According to the Cybersecurity Review Measures (2021), critical information infrastructure operators that intend to purchase internet products and services which have or may have an adverse effect on national security must apply for cybersecurity review. Meanwhile, online platform operators holding personal information of over one million users that intend to list their securities on a foreign stock exchange must apply for cybersecurity review. In the meantime, the governmental authorities have the discretion to initiate a cybersecurity review on any data processing activity if they deem such a data processing activity affects or may affect national security.

Leading confirms that, as of the date of this proxy statement/prospectus, (i) Leading has not received any formal inquiry or notice from the CAC that the cybersecurity review on Leading Group or any of the Affiliated Entities to be initiated by the CAC; (ii) Leading does not believe that it is directly subject to the cybersecurity review in connection with the Business Combination under current PRC laws, regulations and rules at this stage, as Leading has not processed, and does not anticipate to process in the foreseeable future, personal information of more than one million users; (iii) the data processing activities conducted by Leading during its business operations, either by its nature or in scale, does not normally trigger significant concerns over PRC national security. As advised by JT&N, as of the date of this proxy statement/prospectus, Leading is not subject to cybersecurity review because, (i) Leading has not been deemed as a critical information infrastructure operator by the competent Mainland China authorities, and (ii) Leading does not possess personal information of over one million users.

Since the Cybersecurity Review Measures (2021) and the Network Data Security Regulations are relatively new, their interpretations and implementations by the relevant PRC governmental authorities are still subject to changes. Thus, there is no assurance cannot assure that the relevant PRC governmental authorities would reach the same conclusion as Leading does. See “Risk Factors — Risks Related to Doing Business in China — Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder Leading Group’s ability in capital raising activities and materially and adversely affect its business and the value of your investment.”

CSRC Approval and Filing

On August 8, 2006, six regulatory agencies of Mainland China jointly adopted M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that require that an offshore special purpose vehicle formed for the purpose of an overseas listing of equity interests in a Mainland China company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s equity securities on an overseas stock exchange. Leading believes that the CSRC approval under the M&A Rules is not required in the context of the Business Combination, because (a) Leading Partners is not, as stipulated in the M&A Rules, a special purpose vehicle controlled by Chinese  domestic enterprises or individuals for the purpose of an overseas listing of equity interests, (b) Shanghai Meiliding Digital Technology Co., Ltd., or the WFOE, is incorporated as a wholly foreign-owned enterprise by means of foreign direct investments rather than by merger with or acquisition of a Chinese domestic company owned by Chinese domestic enterprises or individuals as defined under the M&A Rules, (c) Leading Group did not acquire the equity interest of the PRC Subsidiaries through share exchange, and (d) no explicit provision in the M&A Rules clearly classifies the contractual arrangements among WFOE, the VIE and the VIE’s shareholder as an acquisition falling under the M&A Rules. However, there can be no assurance that the relevant PRC government authorities, including the CSRC, would reach the same conclusion.

129

On February 17, 2023, the CSRC promulgated the Overseas Listing Trial Measures and circulated five supporting guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures also provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed an indirect overseas offering by PRC domestic companies: (1) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; and (2) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China.

In accordance with the Overseas Listing Trial Measures provides that the direct or indirect overseas listings of the assets of PRC domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, which filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). Guidance for Application of Regulatory Rules – Overseas Offering and Listing No. 1, promulgated by CSRC together with the Overseas Listing Trial Measures, provides that if a domestic enterprise completes an overseas offering through an overseas special purpose acquisition company, it shall submit the filing materials within three business days after such overseas special purposes acquisition company publicly announces such acquisition transaction.

In accordance with the abovementioned guidance and rules, Leading shall complete the filing procedure under the Overseas Listing Trial Measures before the consummation of the Business Combination and the listing of Leading Partners’ securities on Nasdaq. Thus, the completion of the Business Combination, as well as the listing of Leading Group’s securities, is contingent upon the completion of Leading Group’s filing with the CSRC. As of the date of this proxy statement/prospectus, Leading has submitted the requisite filing materials for the Business Combination to the CSRC in accordance with the Overseas Listing Trial Measures, and such filing is currently under the review by the CSRC. If Leading fails to complete required filing procedures for the Business Combination and the listing of Leading Partners’ securities on Nasdaq, HAIA has the right to terminate the Business Combination Agreement in accordance with its terms, and the Business Combination may not be consummated. HAIA and Leading Group will not consummate the Business Combination without first completing the CSRC filing and receiving the CSRC’s notification in this regard approval under the Overseas Listing Trial Measures, even if the securityholders of HAIA have approved the Business Combination in the extraordinary general meeting.

Leading may not be able to complete the filing procedures, obtain the approvals or authorizations, or complete required procedures or other requirements in a timely manner, or at all, and may face adverse actions or sanctions by the CSRC or other PRC regulatory authorities as a result. These regulatory authorities may impose penalties on Leading, including forced rectification, warning and fines from RMB1,000,000 to RMB10,000,000 against Leading, and could materially hinder its ability consummate the Business Combination. See “Risk Factors — Risks Related to Doing Business in China — The filing with the CSRC is required in connection with the Business Combination, and Leading cannot predict whether it will be able to obtain such approval or complete such filing.”

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of HAIA Ordinary Shares issued and outstanding, represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Business Combination Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of HAIA Ordinary Shares. The Sponsor, the Initial Shareholders which includes former directors and officers of HAIA, owns 5,390,600 Ordinary Shares including the sole outstanding HAIA Class B Ordinary Share held by our Sponsor. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 90% of the issued and outstanding HAIA Ordinary Shares. Accordingly, no additional votes of holders of 1Public Shares will  be required to approve the Business Combination Proposal even if all other outstanding shares are voted against such proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that HAIA’s entry into the Business Combination Agreement, dated August 15, 2024 with Leading Partners Limited, or PubCo, and Leading Group, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, pursuant to which, among other things, Merger Sub I will merge with and into Leading Group (the “Leading Group Merger”), the separate existence of Merger Sub I will cease and Leading Group will be the surviving corporation of Leading Group Merger and a direct wholly-owned subsidiary of PubCo (Leading Group is hereinafter referred to for the periods from and after Leading Group Merger Effective Time (as defined below) as the “Surviving Corporation”), and (ii) following confirmation of the effective filing of Leading Group Merger but on the same day, Merger Sub II will merge with and into HAIA (the “HAIA Merger” and together with Leading Group Merger, the “Mergers”), the separate existence of Merger Sub II will cease and HAIA will be the surviving corporation of the HAIA Merger and a direct wholly-owned subsidiary of PubCo. Upon completion of the Mergers, PubCo will be the Surviving Entity (the “Business Combination Proposal”).

Recommendation of the HAIA Board

THE HAIA BOARD UNANIMOUSLY RECOMMENDS THAT HAIA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The HAIA Board believes that the Business Combination Proposal to be presented at the extraordinary general meeting is in the best interests of HAIA shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal.

The existence of financial and personal interests of one or more of HAIA directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HAIA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HAIA officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of HAIA Directors and Officers and Others in the Business Combination” for a further discussion.

130

PROPOSAL NO. 2 — THE MERGER PROPOSAL

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the HAIA Merger Effective Time, Merger Sub II will merge with and into HAIA, with HAIA continuing as the surviving entity. See the section entitled “The Business Combination Proposal” for a description of the merger and its structure as it relates to the Business Combination.

The Merger Proposal, if approved, will authorize the plan of merger for the HAIA Merger.

A copy of the plan of merger for the HAIA Merger is attached to this proxy statement/prospectus as Annex A.

Reasons for the Merger

The HAIA Board believes that it would be in the best interests of HAIA to merge with Merger Sub II in order to complete the Business Combination. However, because the Business Combination cannot be completed unless Merger II is  completed.

The HAIA Board recommends the Merger Proposal.  See “The Business Combination Proposal.”

Regulatory Approvals; Third-Party Consents

HAIA is not required to make any filings or to obtain any approvals or clearances in order to complete the Merger with Merger Sub II.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the plan of merger for the HAIA Merger (a copy of the Merger Agreement is included as Annex A  to the proxy statement/prospectus), and any and all transactions provided for in the plan of merger for the HAIA Merger, including without limitation (a) the merger of Merger Sub II. with and into HAIA, with HAIA surviving the merger as a wholly-owned subsidiary of PubCo, and (b) upon the HAIA Merger becoming effective, the memorandum and articles of association of the HAIA will be the memorandum and articles of association in the form annexed as Appendix II to the plan of merger for the HAIA Merger, being the memorandum and articles of association of Merger Sub II, be approved and authorized.

Required Vote and Recommendation of the Board

The approval of the Merger Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the shareholders of HAIA who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

THE HAIA BOARD UNANIMOUSLY RECOMMENDS THAT HAIA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER.

131

PROPOSAL 3- THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

We are asking our shareholders to vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the PubCo Listing Articles, which will be adopted by PubCo upon the effective time of the Merger. These proposals are being presented in accordance with SEC guidance and will each be voted upon on an advisory basis. The vote on each of these proposals are not binding on HAIA or our Board.

In the judgment of the Board, these provisions are necessary to adequately address the needs of the Combined Company. Furthermore, the Business Combination is not conditioned upon the separate approval of the Advisory Organizational Documents Proposals.

Advisory Organizational Documents Proposal

The following is a summary of the material differences between our SPAC Charter and the PubCo Listing Articles applicable to the Advisory Organizational Documents Proposals. This summary is qualified by reference to the complete text of the PubCo Listing Articles, a copy of which is attached to this proxy statement as Annex B. We urge all shareholders to read the PubCo Listing Articles in their entirety for a more complete description of its terms.

·	the SPAC Charter’s authorized share capital is US$55,500 divided into 500,000,000 Class A ordinary shares with a nominal or par value of US$0.0001, 50,000,000 Class B ordinary shares with a nominal or par value of US$0.0001, and 5,000,000 preference shares with a nominal or par value of US$0.0001. The PubCo Listing Articles will authorize US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each, comprising (i) 300,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 100,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, and (iii) 100,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the PubCo's board of directors may determine in accordance with PubCo Listing Articles;

·	PubCo’s corporate existence is perpetual as opposed to HAIA’s corporate existence terminating pursuant to a winding up procedure if a business combination is not consummated within a specified period of time;

·	The PubCo Listing Articles does not include the various provisions applicable only to special purpose acquisition corporations that the SPAC Charter contains;

·	The SPAC Charter allows for the Board to be divided into three classes. The PubCo Listing Articles allows a director to hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated;

·

The SPAC Charter allows for the appointment and removal of directors by ordinary resolution of the holders of HAIA Class B Ordinary Shares. The PubCo Listing Articles may appoint any director by the affirmative vote of a simple majority of the directors present and voting at a board meeting, or PubCo may by ordinary resolution appoint any person to be a Director.  A director of PubCo may be removed from office by ordinary resolution (except with regard to the removal of the chairman of the PubCo’s board of directors, who may only be removed from office by special resolution) of PubCo, notwithstanding anything in PubCo Listing Articles or in any agreement between PubCo and such director (but without prejudice to any claim for damages under such agreement); and

·

The SPAC Charter allows for each shareholder one vote for each share of which he or she or the person represented by proxy is a holder. The PubCo Listing Articles allows for each shareholder to have one vote for each class A ordinary share and fifty votes for each class B ordinary share of which he is a holder.

·

The SPAC Charter contains no provision requiring disputes brought on behalf of HAIA or against HAIA (or directors or employees of HAIA in their capacities as such) to be brought in a particular forum. The PubCo Listing Articles provides the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of PubCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of PubCo to the PubCo or the shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Cayman Companies Act or the PubCo Listing Articles including but not limited to any purchase or acquisition of Shares, security, or guarantee provided in consideration thereof, or (iv) any action asserting a claim against PubCo which if brought in the United States would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United States from time to time). Unless PubCo consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than PubCo. Any person or entity purchasing or otherwise acquiring any share or other securities in PubCo shall be deemed to have notice of and consented to this provisions. Without prejudice to the foregoing, if the this provision is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of PubCo Listing Articles shall not be affected and this Article shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to the intention of PubCo. Any person or entity purchasing or otherwise acquiring any share in or of PubCo or other security of PubCo whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to the PubCo Listing Articles.

In the judgment of HAIA Board, the Advisory Organizational Documents Proposals are desirable for the following reasons:

·

The authorized increased share capital is in compliance with the Cayman Islands laws and desirable for PubCo to have adequate authorized capital to facilitate the transactions contemplated by the Business Combination, to provide support for PubCo’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

·

The provisions that relate to the structure of the Board will allow greater continuity for board members, and the appointment of a director by a majority of directors present at a board meeting or by ordinary resolution of shareholders and removal of directors by ordinary resolution of the shareholders will help facilitate corporate governance stability.

·

The provisions that relate to the operation of HAIA’s as a blank check company prior to the consummation of its initial business combination would not be applicable after the Business Combination (such as the obligation to conduct winding up if a business combination is not consummated in a certain period of time).

·

The provisions that relate to the exclusive forum provisions allow for PubCo to name the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) to be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than the Company.

132

For a detailed comparison of the SPAC Charter and the PubCo Listing Articles, see “Comparison of Shareholder Rights.”

A copy of the PubCo Listing Articles, as will be in effect assuming approval of the Advisory Organizational Documents Proposals and upon consummation of the Merger, is attached to this proxy statement/prospectus as Annex B.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the PubCo Listing Articles go into effect following the Business Combination and is approved in all respects.”

Vote Required for Approval

The Advisory Organizational Documents Proposals, which are non-binding votes, assuming that a quorum is present at the Extraordinary General Meeting, will be approved only if holders of at least a majority of the issued and outstanding Ordinary Shares present in person (including by virtual attendance) or represented by proxy and entitled to vote at the Extraordinary General Meeting vote “FOR” each of the Advisory Organizational Documents Proposals. Accordingly, a shareholder’s failure to vote online during the Extraordinary General Meeting or by proxy, a broker non-vote or an abstention have no effect on the Advisory Organizational Documents Proposals.

As discussed above, the Advisory Organizational Documents Proposals are advisory votes and therefore are not binding on HAIA or our Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposal. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the PubCo Amended and Restated Memorandum and Articles of Association will be the charter of the Combined Company upon consummation of the Business Combination.

The Initial Shareholders have agreed to vote any HAIA Ordinary Shares owned by them in favor of the Advisory Organizational Documents Proposals.

Board Recommendation

The HAIA Board recommends a vote “for” adoption of each of the Advisory Organizational Documents Proposals under Proposal No. 3.

133

PROPOSAL 4- THE DIRECTOR APPOINTMENT PROPOSAL

Summary of the Proposal

In connection with the Business Combination, HAIA and Leading Group have agreed that PubCo shall approve member of the Board of Directors of PubCo to be five (5) members, three (3) of whom shall be independent directors under the Securities Act and the Nasdaq rules.

The Board is proposing the approval of the following four (4) individuals, who will take office immediately following the Merger and serve as members of the board of directors of the PubCo: Yingjin Zhang, Roderick Hamilton McGeoch, Brian David Thom, and Yeeli Hua Zheng, together with the current director of Leading Partners, Ross Kenneth Benson. Each of Roderick Hamilton McGeoch, Brian David Thom and Yeeli Hua Zheng is expected to qualify as an independent director under the Securities Act and the Nasdaq rules.

The nominees have consented to being named herein and has indicated his or her intention to serve as directors, if approved. The Board has no reason to believe that the nominees would be unable or unwilling to serve if approved.

Biographical information for the nominees is provided below in the section entitled “Management after the Business Combination.”

Required Vote

The approval as an ordinary resolution, to consider and vote upon a proposal to appoint directors in the manner set out in the Business Combination Agreement to serve on the board of directors of PubCo until their respective successors are duly appointed and qualified pursuant to the terms of the PubCo Listing Articles (the “Director Appointment Proposal”).

Recommendation of the Board

The Board recommends a vote “FOR” adoption of the Director Appointment Proposal.

134

PROPOSAL 5- THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the HAIA Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor, HAIA and their members and shareholders, respectively, to make other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See “The Business Combination Proposal — Certain Interests of HAIA’s Directors and Officers and Others in the Business Combination”.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the HAIA Ordinary Shares issued and outstanding, represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Adjournment Proposal is not conditioned upon any other proposal. The Insiders, which includes among its members each of the directors and officers of HAIA, owns 5,390,600 Founder Shares, including the sole outstanding HAIA Class B Share. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 90% of the issued and outstanding HAIA Ordinary Shares. Accordingly, no Public Shares will  be required to approve the Adjournment Proposal even if all other outstanding shares are voted against such proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”

Recommendation of the HAIA Board

THE HAIA BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of the Insiders, HAIA officer and directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of HAIA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See “The Business Combination Proposal — Certain Interests of HAIA Directors and Officers and Others in the Business Combination” for a further discussion.

135

 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF HAIA

References in this Management’s Discussion and Analysis of Financial Condition and Results of Operations of HAIA to “we,” “us,” “our” or the “Company” refer to Healthcare AI Acquisition Corp. References to our “management” or our “management team” refer to our officers and directors, references to the “Former Sponsor” refer to Healthcare AI Acquisition, LLC, and references to the “New Sponsor” refer to Atticus Ale, LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Cautionary Note Regarding Forward-Looking Statements

This section includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other SEC filings.

Overview

We are a blank check company incorporated on February 12, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On August 15, 2024, we entered into a Business Combination Agreement with Leading Partners and Leading Group. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the sale of the private placement warrants, the proceeds of the sale of our shares in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements we may enter into following the consummation of our initial public offering or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing or other sources.

Our registration statement for the Initial Public Offering was declared effective on December 9, 2021. On December 14, 2021, we consummated an initial public offering (or IPO) of 20,000,000 Units (with respect to the Public Shares included in the Units, at an offering price of $10.00 per Unit, generating gross proceeds of $200,000,000. On December 10, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 1,562,401 Units (or Over-Allotment Units). On December 14, 2021, the Company completed the sale of the Over-Allotment Units to the underwriters (or the Over-Allotment), generating gross proceeds of $15,624,010 and incurring additional offering costs of approximately $859,320 in underwriting fees (inclusive of approximately $546,840 in deferred underwriting commissions).

Simultaneously with the closing of the Initial Public Offering on December 14, 2021, the Company completed the Private Placement of an aggregate of 11,124,960 Private Placement Warrants at a price of $1.00 per Private Placement Warrant (including the 624,960 Private Placement Warrants sold in connection with the partial exercise of the underwriters’ over-allotment option) to the former Sponsor, generating proceeds of $11,124,960.

136

Transaction costs amounted to $12,926,100 consisting of $4,312,480 of underwriting discount, $7,546,840 of deferred underwriting discount and $1,066,780 of other offering costs. In addition, $2,500,000 of cash was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on December 14, 2021, an amount of $219,936,490 ($10.20 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market fund meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

On June 8, 2023, the Company entered into a share purchase agreement in connection with the transfer from the former Sponsor to Atticus Ale, LLC (the Sponsor) of 3,184,830 Founder Shares (or Transfer) which Transfer closed on June 12, 2023 (Sponsor Handover), on which date an amendment to the Letter Agreement was approved to allow the transfer of Class B ordinary shares of the Company, $0.0001 par value per share (Founder Shares or Class B Shares) to Class A Shares, on a one-for-one basis, by its initial shareholders, including the Sponsor, at any time prior to closing of business combination. On June 12, 2023, the Company approved a special resolution to the Articles of Association to extend the time to consummate a business combination until June 14, 2024, on a month-to-month basis by depositing $50,000 into the Company’s trust account for each one-month extension, up to twelve (12) times (the New Extensions). On the same date, the Articles of Association was also amended to remove the limitation that the Company may not redeem Public Shares to the extent that such redemption would result in the Company having net tangible assets of less than $5,000,001 (or the Redemption Limitation) in order to allow the Company to redeem Public Shares irrespective of whether such redemption would exceed the Redemption Limitation.

In connection with the Sponsor Handover, the following agreements were executed: (i) a Joinder Agreement, dated June 12, 2023, between the Company and the New Sponsor, whereby the New Sponsor agreed to become a party to the Letter Agreement and the Registration Rights Agreement and transferring to the New Sponsor, following consummation of the Company’s initial business combination, the right to appoint three members to the board of directors; and (ii) a Warrant Exchange Agreement, dated June 12, 2023, between the former Sponsor and the Company whereby upon the consummation of the initial business combination, the Placement Warrants will be exchanged for 500,000 Class A Shares.

Following the Sponsor Handover, 19,824,274 shares were redeemed by public shareholders for $10.54 per share. As a result, $208,992,255 was removed from the Company’s trust account to pay such shareholders. In connection with the Sponsor Handover, Citigroup Global Markets Inc. and Jefferies LLC, waived their respective entitlement to the payment of any Deferred Discount (as such term is defined therein) to be paid under the terms of Section 2(c) and Section 5(bb) of the Underwriting Agreement dated December 9, 2021. In addition, the officers and directors that worked with the Former Sponsor were replaced by a new management team.

On June 29, 2023, the Company issued an aggregate of 5,390,599 shares of its Class A ordinary shares, par value $0.0001 per share to the holders of the Company’s Class B ordinary shares upon the conversion of an equal number of Class B Shares. The Class B Shareholders include Former Sponsor, New Sponsor, and four initial shareholders. The 5,390,599 Class A Shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B Shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for our initial public offering. Following the Conversion, there were one (1) Class B Share issued and outstanding. As a result of the conversion, the Former Sponsor and the New Sponsor each hold 30% and 45% respectively, of the Company’s outstanding Class A Shares.

On August 11, 2023, the Company held an extraordinary general meeting. As approved by its shareholders at the Special Meeting, the following proposal was approved as a special resolution, giving the Company the right to extend the date by which it has to complete a business combination to December 14, 2024 with no additional amounts to be deposited into the Company’s trust account. In connection with the shareholders’ vote at the Special Meeting of Shareholders, 1,146,276 shares were tendered for redemption. As a result, approximately $12,302,385 (approximately $10.73 per share) was removed from the Company’s Trust Account to pay such holders, without taking into account additional allocation of payments to cover any tax obligation of the Company since that date. Following redemptions, the Company has 591,851 Class A Shares outstanding subject to future redemption, and one Class B Share outstanding, and approximately $6,352,029 will remain in the Company’s Trust Account.

137

On August 15, 2024, the Company entered into a Business Combination Agreement with Leading Partners and Leading Group. The agreement provides that the Company’s ordinary shares will be cancelled in exchange for the right to receive Holdco Class A shares on a one-on-one basis at closing. The 11,124,960 private placement warrants purchased by the initial sponsor at the time of the Company’s initial public offering, will be cancelled in exchange for 500,000 Holdco Class A Ordinary Shares. In addition, Leading Group equity holders will receive an aggregate of 43,000,000 Holdco Class A Ordinary Shares in exchange for 100% of the issued and outstanding shares of Leading Group. Closing of the agreement is subject to satisfaction of certain conditions precedent to closing.

On November 26, 2024, the Company held a General Annual Meeting. As approved by its shareholders at the General Annual Meeting, the following proposal was approved as a special resolution, giving the Company the right to further extend the date by which it has to complete a business combination from December 14, 2024 on a month-to-month basis until  May 14, 2025, by depositing into the trust account the lesser of $15,000 or $0.033 per non-redeemed public share for each monthly extension deposited into the Company’s trust account. In connection with the shareholders’ vote at the General Annual Meeting of Shareholders, 192,664 shares were tendered for redemption. As a result, approximately $2,235,721.75 (approximately $11.60 per share) was removed from the Company’s Trust Account to pay such holders, without taking into account additional allocation of payments to cover any tax obligation of the Company since that date. Following redemptions, the Company had 399,187 Class A Shares outstanding subject to future redemption, and one Class B Share outstanding, and approximately $4,636,548 remained in the Company’s Trust Account. As of February 28, 2025, there was approximately $4,704,977 in the Trust Account.

Our current management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, over-allotment, and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an initial business combination. There is no assurance that we will be able to complete an initial business combination successfully. We must complete one or more initial business combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into an initial business combination. However, we will only complete an initial business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

We will provide the holders of Public Shares, with the opportunity to redeem all or a portion of their Public Shares upon the completion of an initial business combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether we will seek shareholder approval of an initial business combination or conduct a tender offer will be made by us, solely at our discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to us to pay income taxes). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions we will pay to the underwriter.

We will proceed with a Business Combination only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of an initial business combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, we will, pursuant to the amended and restated memorandum and articles of association which we adopted upon consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing an initial business combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, we will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If we seek shareholder approval in connection with an initial business combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of an initial business combination. In addition, the initial shareholders and the New Sponsor have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Warrants and Public Shares in connection with the completion of an initial business combination.

Notwithstanding the foregoing, if we seek shareholder approval of an initial business combination and do not conduct redemptions in connection with an initial business combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without our prior consent.

138

Our Sponsor, officers and directors have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of our obligation to provide holders of our Public Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of our Public Shares if we do not complete our Business Combination by  May 14, 2025 (the “Combination Period”) or with respect to any other provision relating to the rights of Public Shareholders, unless we provide the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If we have not completed an initial business combination within the Combination Period, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay for its income taxes, if any, divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Warrants held by them if we fail to complete an initial business combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete an initial business combination within the Combination Period. The underwriter has agreed to waive its rights to its deferred underwriting commission held in the Trust Account in the event we do not complete an initial business combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares.

In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $10.20 per share initially held in the Trust Account.

In order to protect the amounts held in the Trust Account, our Sponsor has agreed to be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act.

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses or other entities with which we do business, execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity, Capital Resources and Going Concern

As of December 31, 2024 and 2023, we had $212 and $212, respectively, in our operating bank account, and working capital deficit of approximately $1,277,029 and $593,046, respectively.

Prior to the completion of the IPO, we lacked the liquidity needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statement. We completed our IPO at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to us for general working capital purposes.

The Company anticipates that the cash held outside of the Trust Account as of December 31, 2024 might not be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the financial statements, assuming that a business combination is not consummated during that time. Until consummation of its business combination, the Company will be using the funds not held in the Trust Account, and any additional Working Capital Loans and Promissory Note from the New Sponsor, certain of the Company’s officers and directors, or target companies (see Note 5), for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

139

As of the date of this filing, the Company has until  May 14, 2025 to consummate a business combination (or the Termination Date). It is uncertain that the Company will be able to consummate a business combination by Termination Date. If a business combination is not consummated by the required date, there will be a mandatory liquidation and subsequent dissolution. In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in FASB ASU 2014-15, management has determined that mandatory liquidation, and subsequent dissolution, should the Company be unable to complete a business combination, raises substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements.

The Company can raise additional capital through Working Capital Loans from the New Sponsor, certain of the Company’s officers, and directors (see Note 5), or through loans from third parties. None of the Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities and those necessary to prepare for the Initial Public Offering and Business Combination. Following the Initial Public Offering, we will not generate any operating revenues until after completion of our initial business combination. We generate non-operating income in the form of interest income on cash and cash equivalents after the Initial Public Offering. There was a significant decrease in Trust account balance, from $225,411,726 as of March 31, 2023 to $4,664,535 as of December 31, 2024, as a result of redemption of 20,970,550 class A ordinary shares in total amount of $221,294,640 from trust account following the Sponsor Handover and 192,664 class A ordinary shares in total amount of $2,235,721 from trust account following the extension in November 2024. As a result, there was a significant decrease in interest income from $4,734,543 in 2023 to $298,294 in 2024.

For the years ended December 31, 2024, we had net income of $56,844, which consisted of interest income from investments held in the Trust Account of $298,294, offset by operating costs of $670,810 and change in fair value of warrant liability of $429,360.

For the year ended December 31, 2023, we had net income of $4,328,377, which consisted of interest income on investments held in the Trust Account of $4,734,543, offset by formation and operating costs of $1,168,501 and change in fair value of warrant liability of $762,335.

Contractual Obligations

Other than the below, we do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

Administrative Services Agreement

Commencing on the date the Company’s securities were first listed on the Nasdaq through the earlier of consummation of the initial Business Combination or our liquidation, the Company began to reimburse the Sponsor for office space, secretarial and administrative services provided to the Company in the amount of $10,000 per month. Upon Sponsor Handover, the Former Sponsor waived the unpaid service fees, which was treated as capital contribution from the former Sponsor. And the New Sponsor has agreed not to charge an administrative service fee from the Company. For the year ended December 31, 2024 and 2023, the Company recognized $nil and $50,000 for the administrative support services expense, respectively.

Registration Rights and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (and any shares of ordinary share issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the working capital loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Public Offering requiring us to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A ordinary stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of the initial Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that no sales of these securities will be effected until after the expiration of the applicable lock-up period, as described herein. We will bear the expenses incurred in connection with the filing of any such registration statements.

140

Underwriting Agreement

We granted the underwriters a 45-day option from December 9, 2021 to purchase up to 3,000,000 additional Public Shares to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On December 10, 2021, the underwriters partially exercised the over-allotment option to purchase the 1,562,401 Over-Allotment Units and on December 14, 2021, the Company completed the sale of the Over-Allotment Units to the underwriters. On January 24, 2022, the remaining unexercised portion of the over-allotment option expired.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $4,312,480 in the aggregate, paid upon the closing of the Initial Public Offering and Over-Allotment. In addition, $0.35 per Unit, or $7,546,840 in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement.

On June 6, 2023, the underwriters waived their respective entitlement to the payment of deferred underwriting discount in the amount of $7,546,840.

Critical Accounting Policies

The preparation of the financial statement in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. We have identified the following as our critical accounting policies:

Offering Costs

We comply with the requirements of the Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering date that are directly related to the Initial Public Offering. Offering costs were charged to temporary equity upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

We account for our Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). Class A ordinary shares subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified in temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2024 and 2023, 399,187 and 591,851 Class A ordinary shares are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of our balance sheet, respectively. The dissolution expense of $100,000 is not included in the redemption value of the shares subject to redemption since it is only taken into account in the event of the Company’s liquidation.

Warrant Liabilities

We account for the warrants issued in connection with our initial public offering in accordance with ASC Topic 815, “Derivatives and Hedging—Contracts in Entity’s Own Equity” (“ASC 815”), under which the warrants do not meet the criteria for equity classification and must be recorded as liabilities. The warrants meet the definition of a derivative as contemplated in ASC 815, and therefore the warrants are measured at fair value at inception and at each reporting date in accordance with ASC 820, “Fair Value Measurement,” with changes in fair value recognized in the statements of operations in the period of change.

Net (Loss) Income Per Ordinary Share

We comply with the accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net (loss) income per ordinary share is computed by dividing net (loss) income by the weighted average number of shares of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. At December 31, 2024 and 2023, we did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in our earnings. As a result, diluted (loss) income per ordinary share is the same as basic (loss) income per ordinary share for the period presented.

141

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. As a smaller reporting company, ASU 2020-06 is effective January 1, 2024 for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The adoption of ASU 2020-06 did not have a material impact on its financial statements.

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13—Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

Off-Balance Sheet Arrangements

As of December 31, 2024, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Inflation

We do not believe that inflation had a material impact on our business, revenues or operating results during the period presented.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

142

INFORMATION ABOUT HAIA

References to the “Company,” “company,” “HAIA,” “our,” “us” or “we”, within this section titled “Information about HAIA”, refer to Healthcare AI Acquisition Corp.

HAIA is a blank check company incorporated on February 12, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

HAIA’s registration statement for its initial public offering (“IPO”) was declared effective on December 9, 2021. On December 14, 2021, HAIA consummated its IPO of 20,000,000 units (each, a “Unit” and collectively, the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), at an offering price of $10.00 per Unit, generating gross proceeds of $200,000,000. On December 10, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 1,562,401 Units (the “Over-Allotment Units”). On December 14, 2021, HAIA completed the sale of the Over-Allotment Units to the underwriters (the “Over-Allotment”), generating gross proceeds of $15,624,010 and incurring additional offering costs of approximately $859,320 in underwriting fees (inclusive of approximately $546,840 in deferred underwriting commissions).

Simultaneously with the closing of the IPO on December 14, 2021, HAIA completed a private placement (the “Private Placement”) of an aggregate of 11,124,960 private placement warrants (the “Private Placement Warrants ”) at a price of $1.00 per Private Placement Warrant (including the 624,960 Private Placement Warrants  sold in connection with the partial exercise of the underwriters’ over-allotment option) to the Former Sponsor, generating proceeds of $11,124,960.

Following the closing of the IPO on December 14, 2021, an amount of $219,936,490 ($10.20 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Warrants  was placed in a trust account (“Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market fund meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by HAIA, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account in connection with a liquidation.

On June 8, 2023, HAIA entered into a share purchase agreement in connection with the transfer from Healthcare AI Acquisition, LLC, the Former Sponsor (the “Former Sponsor”) to Atticus Ale, LLC (the “Sponsor”) of 3,184,830 Founder Shares (the “Transfer”) which Transfer closed on June 12, 2023 (the “Sponsor Handover”), on which date an amendment to the Letter Agreement was approved to allow the transfer of Class B ordinary shares of HAIA, $0.0001 par value per share (“Founder Shares” or “HAIA Class B Shares”) to HAIA Class A Shares, on a one-for-one basis, by its Insiders, including the Sponsor, at any time prior to closing of business combination. On June 12, 2023, HAIA approved a special resolution to the Articles of Association to extend the time to consummate a business combination until June 14, 2024, on a month-to-month basis by depositing $50,000 into HAIA’s trust account for each one-month extension, up to twelve (12) times (the “New Extensions”). In connection with the New Extensions, the Sponsor paid $100,000 into the Trust Account for the next two months August 14, 2023, after which HAIA held a second extraordinary meeting to extend the time to consummate a business combination until December 14, 2024 with no further payments to the Trust Account, as described below.

On the same date, the Articles of Association was also amended to remove the limitation that HAIA may not redeem Public Shares to the extent that such redemption would result in HAIA having net tangible assets of less than $5,000,001 (the “Redemption Limitation”) in order to HAIA to redeem Public Shares irrespective of whether such redemption would exceed the Redemption Limitation.

143

Following the Sponsor Handover, 19,824,274 shares were redeemed by public shareholders for $10.54 per share. As a result, $208,992,255 was removed from HAIA’s trust account to pay such shareholders. In connection with the Sponsor Handover, Citigroup Global Markets Inc. and Jefferies LLC, waived their respective entitlement to the payment of any Deferred Discount (as such term is defined in the Underwriting Agreement dated December 9, 2021) to be paid under the terms of Section 2(c) and Section 5(bb) of such Underwriting Agreement.

On June 29, 2023, HAIA issued an aggregate of 5,390,599 shares of its Class A ordinary shares, par value $0.0001 per share to the holders of HAIA’s Class B ordinary shares upon the conversion of an equal number of HAIA Class B Shares. The Class B Shareholders include Former Sponsor, Sponsor, and four Initial Shareholders. The 5,390,599 HAIA Class A Shares issued in connection with the Conversion are subject to the same restrictions as applied to the HAIA Class B Shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for our initial public offering. Following the Conversion, there were one (1) HAIA Class B Share issued and outstanding. As a result of the Conversion, the Former Sponsor and the Sponsor each hold 35% and 55% respectively, of the HAIA’s outstanding HAIA Class A Shares.

In connection with the shareholders’ vote at the extraordinary meeting of Shareholders held by HAIA on August 11, 2023, 1,146,276 shares were tendered for redemption. As a result, approximately $12,302,385 (approximately $10.73 per share) was removed from HAIA’s Trust Account to pay such holders, without taking into account additional allocation of payments to cover any tax obligation of HAIA since that date. Following redemptions, the Company has 591,851 HAIA Class A Shares outstanding, and one HAIA Class B Share outstanding, and approximately $6,352,029 remain in HAIA’s Trust Account. In connection with the extraordinary meeting, the Sponsor entered into Non-Redemption Agreements with various Shareholders of the Company (the “Non-Redeeming Shareholders”), pursuant to which these Shareholders agreed not to redeem a portion of their shares of Company common stock (the “Non-Redeemed Shares”), but such Shareholders retained their right to require the Company to redeem such Non-Redeemed Shares in connection with the closing of the Business Combination. The Sponsor has agreed to transfer to such Non-Redeeming Shareholders an aggregate of 108,392 Founder Shares held by the Sponsor immediately following the consummation of an initial Business Combination.

On November 26, 2024, at the HAIA General  Annual Meeting, HAIA shareholders approved a special resolution to the Articles of Association to extend the time to consummate a business combination from December 14, 2024 until  May 14, 2025, on a month-to-month basis by depositing $0.03 per unredeemed share into the Trust Account.  In connection with the General Annual Meeting, 192,664 shares were tendered for redemption. As a result, approximately $2,235,721.75 (approximately $11.60 per share) was removed from HAIA’s Trust Account to pay such holders. Following redemptions, the Company has 5,789,786 HAIA Class A Shares outstanding (including 399,187 Public Shares), and one HAIA Class B Share outstanding.  As of December 1, 2024 there is approximately $4,632,266 remaining in HAIA’s Trust Account. HAIA has until up to May 15, 2025  to complete the Proposed Business Combination, so long as $13,173,17 is deposited into the Trust Account on a monthly basis for each one month extension to complete the Business Combination.

On December 10, 2024, HAIA received a Notice from Nasdaq stating that HAIA did not comply with Nasdaq Interpretive Material IM-5101-2, and that its securities were subject to delisting. HAIA’s registration statement, filed in connection with HAIA’s IPO, became effective on December 09, 2021. Pursuant to IM-5101-2, HAIA must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. Since the Business Combination was not consummated  by December 09, 2024, HAIA did not comply with IM-5101-2, and its securities were suspended from trading on Nasdaq at the opening of business on December 17, 2024.

As a result, HAIA’s units, shares and warrants are each quoted on OTC, under the symbols, “HAIUF,” “HAIAF” and “HAIWF”, respectively. Leading Partners will apply to list, to be effective at the time of the Business Combination, its ordinary shares and warrants  on Nasdaq under the symbols “LDIN” and “LDINW,” respectively. We expect the HAIA Class A ordinary shares, Units and Warrants will then cease trading on  OTC.

144

Effecting Initial Business Combination

The Business Combination and the Business Combination Agreement

Business Combination Agreement

On August 15, 2024, HAIA entered into a Business Combination Agreement with Leading Partners Limited, or PubCo, and Leading Group.

Leading is an insurance channel specialist in the People’s Republic of China.

The board of directors of HAIA has unanimously approved and declared advisable the Business Combination Agreement and the Business Combination and resolved to recommend approval of the Business Combination Agreement and related matters by HAIA’s shareholders. The Mergers are expected to be consummated after obtaining the required approval by the shareholders of HAIA and Leading Group and the satisfaction of certain other customary closing conditions.

The Merger

The Business Combination  Agreement provides that, among other things and upon the terms and subject to the conditions thereof, PubCo will form (a) Merger Sub I, a Cayman Islands exempted company with limited liability as a direct wholly-owned subsidiary of PubCo (“Merger Sub I”), and (b) Merger Sub II, a Cayman Islands exempted company as a direct wholly-owned subsidiary of PubCo (“Merger Sub II” which, together with PubCo and Merger Sub I, each, individually, referred to as an “Acquisition Entity” and, collectively, the “Acquisition Entities”) whereby: (i) Merger Sub I will merge with and into Leading Group (the “Leading Group Merger”), the separate existence of Merger Sub I will cease and Leading Group will be the surviving corporation of Leading Group Merger and a direct wholly-owned subsidiary of PubCo (Leading Group is hereinafter referred to for the periods from and after Leading Group Merger Effective Time (as defined below) as the “Surviving Corporation”), and (ii) following confirmation of the effective filing of Leading Group Merger but on the same day, Merger Sub II will merge with and into HAIA (the “HAIA Merger” and together with Leading Group Merger, the “Mergers”), the separate existence of Merger Sub II will cease and HAIA will be the surviving corporation of the HAIA Merger and a direct wholly-owned subsidiary of PubCo. Upon Leading Group Merger Effective Time, the holders of Leading Group Shares (as defined below) will receive Class A ordinary shares of PubCo, par value $0.0001 per share (“PubCo Class A Ordinary Shares”) in accordance with the Business Combination Agreement, the PubCo Governing Documents and Leading Group Governing Documents (as such terms are defined in the Business Combination Agreement), and upon the HAIA Merger Effective Time (as defined below), the holders of HAIA Ordinary Shares (as defined below) will receive PubCo Class A Ordinary Shares.

Leading Group Merger will become effective (the “Leading Group Merger Effective Time”) at the time specified in the certificate of merger issued by the Cayman Islands Registrar of Companies after the plan of merger and other documents required under the Cayman Companies Act shall be filed to the Registrar of Companies of the Cayman Islands. The HAIA Merger will become effective (the “HAIA Merger Effective Time”) at the time specified in the certificate of merger issued by the Cayman Islands Registrar of Companies after the plan of merger and other documents required under the Cayman Companies Act shall be filed to the Registrar of Companies of the Cayman Islands.

Consideration and Structure

Under the Business Combination Agreement, at the HAIA Merger Effective Time, each HAIA Unit that is outstanding immediately prior to the HAIA Merger Effective Time (each “HAIA Unit” being comprised of one Class A ordinary share of HAIA, par value $0.0001 per share, referred to as the “HAIA Class A Shares,” and one half of a warrant, each whole warrant enabling the holder thereof to purchase one Class A Share at a price of $11.50 per share, such warrants being referred to as the “HAIA Public Warrants”)  shall be automatically detached and the holder thereof shall be deemed to hold one HAIA Class A Share and one-half of a HAIA Public Warrant.  The Class B ordinary share, par value $0.0001 per share (the “Class B Share”) of HAIA, shall automatically convert into one Class A share upon the consummation of the HAIA Merger (The HAIA Class B Share and the HAIA Class A Shares are together referred to as “HAIA Ordinary Shares”).

145

Each HAIA Ordinary Share that is issued and outstanding immediately prior to the HAIA Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued PubCo Class A Ordinary Share, and without any action on the part of any holder of a HAIA Public Warrant, every HAIA Public Warrant issued and outstanding immediately prior to the HAIA Merger Effective Time shall, pursuant to the Warrant Agreement and the Warrant Assignment Agreement (as such terms are defined in the Business Combination Agreement), automatically and irrevocably be modified to provide that such HAIA Public Warrant shall no longer entitle the holder thereof to purchase the number of HAIA Ordinary Shares set forth therein and in substitution thereof and rather that such HAIA Warrant shall entitle the holder thereof to acquire such equal number of PubCo Class A Ordinary Shares (each, an “Assumed Warrant”).  Each Assumed Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such HAIA Public Warrant as of immediately prior to the HAIA Merger Effective Time, except that each Assumed Warrant shall be exercisable for shares of PubCo rather than for shares of HAIA Ordinary Shares. In addition, the 11,124,960 Private Placement Warrants  purchased by the Former Sponsor at the time of HAIA’s initial public offering, will be cancelled in exchange for 500,000 HAIA Class A Shares which shares will be included in the HAIA Ordinary Shares being exchanged for PubCo Class A Ordinary Shares.

Leading Group equityholders that hold ordinary shares of Leading Group (the “Leading Group Shares”) will receive an aggregate of 43,000,000 PubCo Class A Ordinary Shares derived by dividing (a) the purchase price $430,000,000, by (b) $10.00 (the “Aggregate Merger Consideration”) in exchange for all of Leading Group’s “Fully-Diluted Leading Group Shares” which means the sum of the total number of outstanding Leading Group Shares as of immediately prior to Leading Group Merger Effective Time (the “Closing”).

Sponsor Loans

PubCo shall repay the outstanding amount due under loans made by the sponsor or any of its affiliates to HAIA, or at the lender’s discretion, up to $1,500,000 of such loans may be converted into PubCo Class A Ordinary Shares at the price of $10.00 per PubCo Class A Ordinary Share.

The PIPE Investment

In connection with the transactions contemplated by the Business Combination Agreement, PubCo, as well as HAIA and/or Leading Group, as applicable, will enter into subscription agreements, in the form and substance as reasonably agreed upon between HAIA and Leading Group (the “Subscription Agreements”), with certain investors providing for aggregate investments in PubCo Class A Ordinary Shares in a private placement to be consummated on or prior to the Closing in an amount not less than  $50,000,000 (the “PIPE Investment”).

146

Representations, Warranties and Covenants

The parties to the Business Combination Agreement have made customary representations, warranties and covenants in the Business Combination Agreement, including, among others, covenants with respect to the conduct of Leading Group and HAIA and their respective subsidiaries, if any,  prior to the Closing, including Leading Group’s covenant to deliver to HAIA its unaudited financial statements for the twelve month periods ended June 30, 2023 and 2022 and reviewed financial statements for the six (6) month period ended December 31, 2023 (the “Financial Statements”) for inclusion in the registration statement on Form F-4 to be filed by PubCo in connection with the Business Combination (the “Registration Statement”), and that such Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies, and to deliver to HAIA the consolidated statement of financial position of Leading Group for the year ended June 30, 2024.

The Business Combination Agreement also includes customary covenants of the parties with respect to the operation of their respective businesses prior to the consummation of the Mergers and efforts to satisfy conditions to the consummation of the Mergers. The Business Combination Agreement also contains additional covenants of the parties, including, among others: (a) as to Leading Group and the Acquisition Entities – (i) PubCo’s application to list on Nasdaq, (ii) Leading Group conduct of business, (iii) post-Closing officers and directors of PubCo, (iv) maintaining director and officer liability insurance, (v) no trading in HAIA shares, (vi)  anti—takeover matters, (vii) financials, (viii) PIPE Investment, (ix) obtaining Shareholder Support Agreement and (x) intended tax treatment; (b) as to HAIA – (i) Trust Account payments, (ii) commercially reasonable efforts to remain listed on Nasdaq, (iii) business conduct, (iv) reasonable best efforts to keep current and file all of the forms, reports, schedules, statements and other documents required to be filed by HAIA with the SEC and (v) preserve the PIPE investment, and (c) joint covenants as to (i) regulatory approvals and filings, (ii) preparation of proxy/registration statement, (iii) seek  shareholder approvals, (iv) tax matters, (v) litigation, (vi) alternative transactions, (vii) access to information and (viii) delisting of the HAIA securities listed on Nasdaq.

With respect to the covenant above of HAIA to use commercially reasonable efforts to ensure that its securities remain listed on Nasdaq, the delisting from Nasdaq did not result in any material changes to the Merger Agreement. Leading and HAIA  understood, at the time of signing the Merger Agreement, that there was the potential that HAIA would not be able to consummate a business consummation within the 36 month-period required by Nasdaq Interpretive Material IM-5101-2, which is why the relevant covenant in the Merger Agreement in relation to a listing on a stock exchange was drafted only to require “commercially reasonable efforts” for HAIA’s securities to remain listed on Nasdaq, and why it was not a separate condition to closing, nor a termination event. HAIA has already fulfilled its duty under this covenant, with respect to remaining listed on Nasdaq, as it used its commercially reasonable efforts to ensure that its securities remain listed (but was ultimately unable to given that it was not able to consummate a business consummation within the 36 month-period required by Nasdaq Interpretive Material IM-5101-2). HAIA, however, was able to have its securities move to trading on OTC, and Leading Partners will apply to list, to be effective at the time of the Business Combination, its ordinary shares and warrants on Nasdaq.

Pre-Closing Actions and Transactions

Prior to the Closing Date, Leading Group and HAIA shall each present to the other a written report setting forth a list of all of the their respective expenses in connection with the Mergers (“Transaction Expenses”) solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business immediately preceding the Closing; Leading Group shall deliver to HAIA a spreadsheet schedule (the “Payment Spreadsheet”) setting forth the portion of the Purchase Price payable to each Leading Group Shareholder; Merger Sub I shall merge with and into Leading Group with Leading Group, and the separate corporate existence of Merger Sub I shall cease, and Leading Group, as the Surviving Corporation, shall thereafter continue its corporate existence as a wholly-owned subsidiary of PubCo and Merger Sub II shall be merged with and into HAIA, and the separate corporate existence of Merger Sub II shall cease, and HAIA, as the surviving corporation, shall thereafter continue its corporate existence as a wholly-owned subsidiary of PubCo. The completion of Leading Group Merger is a condition precedent for the completion of the HAIA Merger.

Conditions to Closing

The Closing is subject to certain customary conditions, including, among other things: (i) approval of the Mergers and related agreements and transactions by the respective shareholders of HAIA and Leading Group; (ii) regulatory approvals and requisite consents  being obtained, (iii) the effectiveness of the Registration Statement; (iv) no injunction from  government authority; (v) no Governmental Order becoming final and nonappealable as a result of action by third party; (vi) ancillary agreements are in effect;  (vii) maintain representations and warranties; (vii)  covenants are performed; and (ix) no occurrence of respective material adverse effects (as defined in the Business Combination Agreement).

147

Termination

The Business Combination Agreement may be terminated by HAIA and Leading Group under certain circumstances, including, among others, (i) by mutual written agreement of HAIA and Leading Group, (ii) by written notice from Leading Group or HAIA to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; (iii) by written notice from Leading Group or HAIA to the other if the HAIA Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the HAIA Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof; (iv) by written notice from HAIA to Leading Group if Leading Group Special Resolution shall not have been obtained; (v) by written notice to Leading Group from HAIA if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Leading Group set forth in the Business Combination Agreement, such that the conditions specified in Section 9.2(a) and Section 9.2(b) of the Business Combination Agreement would not be satisfied at the Closing (a “Terminating Leading Group Breach”), except that, if such Terminating Leading Group Breach is curable by Leading Group through the exercise of its reasonable best efforts, then, for a period of up to fifteen (15) days after receipt by Leading Group of notice from HAIA of such breach (the “Leading Group Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Leading Group Breach is not cured within Leading Group Cure Period, or (ii) the Closing has not occurred on or before  May 14, 2025, (the “Outside Date”), unless HAIA is in material breach thereof; (f) prior to the Closing, by written notice to HAIA from Leading Group if (i) there is any breach of any representation, warranty, covenant or agreement on the part of HAIA or any Acquisition Entity set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating HAIA Breach”), except that, if any such Terminating HAIA Breach is curable by HAIA or such Acquisition Entity through the exercise of its reasonable best efforts, then, for a period of up to fifteen (15) days after receipt by HAIA of notice from Leading Group of such breach (the “HAIA Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating HAIA Breach is not cured within the HAIA Cure Period or (ii) the Closing has not occurred on or before the Outside Date, unless Leading Group is in material breach thereof.  In the event that the Business Combination Agreement is validly terminated by HAIA pursuant to Section 10.1 of the Business Combination Agreement, the Business Combination Agreement shall become void and have no effect, except for the provisions that shall survive the termination as set forth in the Business Combination Agreement.

If the Business Combination Agreement is terminated by Leading Group pursuant to Section 10.1(f) thereof, HAIA shall pay and reimburse all Leading Group Transaction Expenses, and pay or cause to be paid a termination fee equal to $4,000,000 to Leading Group (or one or more of its designees), by wire transfer of same day funds as promptly as reasonably practicable and, in any event, within ten (10) Business Days of such termination.

148

The foregoing description of the Business Combination Agreement and the Business Combination does not purport to be complete and is qualified in its entirety by the terms and conditions of the Business Combination Agreement, a copy of which is filed hereto as Exhibit 2.1 and is incorporated herein by reference. The Business Combination Agreement contains representations, warranties and covenants that the parties to the Business Combination Agreement made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The Business Combination Agreement has been attached to provide investors with information regarding its terms and is not intended to provide any other factual information about HAIA, Leading Group or any other party to the Business Combination Agreement. In particular, the representations, warranties, covenants and agreements contained in the Business Combination Agreement, which were made only for purposes of the Business Combination Agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Business Combination Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Business Combination Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in HAIA’s public disclosures.

Certain Related Agreements

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, HAIA entered into a support agreement (the “Sponsor Support Agreement”) with Atticus Ale, LLC and Healthcare AI Acquisition, LLC, the former sponsor (collectively, the “Sponsor”) and Leading Group, pursuant to which the Sponsor agreed to, among other things, vote all of its shares in favor of the various proposals related to the Business Combination and the Business Combination Agreement and any other matters necessary or reasonably requested by HAIA for consummation of the Business Combination and against any action reasonably expected to impede, delay or materially and adversely affect the Merger and related transactions.

Shareholder Support Agreement

In connection with the execution of the Business Combination Agreement, HAIA entered into a support agreement (the “Shareholder Support Agreement”) with Leading Group and certain shareholders of Leading Group (the “Leading Group Supporting Shareholders”) pursuant to which Leading Group Supporting Shareholders agreed to vote all Leading Group Shares beneficially owned by them, including any additional shares of Leading Group they acquire ownership of or the power to vote in favor of Leading Group Merger, including related transactions, and against any action reasonably expected to impede, delay or materially and adversely affect Leading Group Merger and related transactions.

149

The foregoing description of the Shareholder Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of Leading Group Support Agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated by reference herein.

Registration Rights Agreement

At the Closing, PubCo, the Sponsor, certain shareholders of Leading Group, and the other parties listed thereto (collectively, the “Holders”) will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), pursuant to which PubCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain PubCo Class A Ordinary Shares that are held by the Holders from time to time. The Registration Rights Agreement will provide certain demand registration rights and piggyback registration rights to the Holders, subject to underwriter cutbacks and issuer blackout periods. PubCo will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

Lock-Up Agreement

At the Closing, PubCo, certain Leading Group Shareholders and certain holders of HAIA Ordinary Shares will enter into a lock-up agreement (the “Lock-Up Agreement”), to be effective at the Closing, pursuant to which the securities of PubCo held by such shareholders will be locked-up and subject to transfer restrictions for a period of twelve months following the Closing, subject to certain exceptions.

Warrant Assignment Agreement

At the Closing, HAIA, PubCo and Continental Stock Transfer & Trust, as warrant agent, will enter into a Warrant Assignment, Assumption and Amendment Agreement (the “Warrant Assignment Agreement”) pursuant to which, among other things, (i) HAIA will assign to PubCo, and PubCo shall assume from HAIA, all of HAIA’s rights, interests and obligations in and under the HAIA Warrant Agreement, and (ii) the HAIA Warrant Agreement will be amended to cause each HAIA Warrant to represent the right to receive, from the Closing, a warrant to purchase one PubCo Class A Ordinary Share on the terms and subject to the conditions set forth therein. The form of Warrant Assignment Agreement is attached as Exhibit E to the Business Combination Agreement.

 Submission of our Initial Business Combination to a Shareholder Vote

HAIA is providing its public shareholders with redemption rights upon consummation of the Business Combination. Public shareholders electing to exercise their redemption rights will be entitled to receive the cash amount specified below, provided that such shareholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the shareholder vote on the Business Combination. HAIA’s public shareholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public shareholders electing to exercise their redemption rights will not be entitled to receive such payments.

The holders of the Founder Shares have agreed to vote such Common Shares owned by them in favor of the Business Combination. In addition, the Sponsor and HAIA’s officers and directors have agreed to waive their redemption rights with respect to any capital stock they may hold in connection with the consummation of the Business Combination.

150

Limitation on Redemption Rights

If HAIA seeks shareholder approval of its initial business combination and does not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, HAIA’s amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in HAIA’s IPO, which we refer to as “Excess Shares,” without HAIA’s prior consent.

Redemption Rights for Holders of Public Shares

HAIA is providing its public shareholders with the opportunity to redeem their Public Shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay HAIA’s income taxes, divided by the number of then outstanding Public Shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of February 28, 2025 the amount in the Trust Account, net of taxes payable, is approximately $4,704,977 per Public Share. The Sponsor and HAIA’s officers and directors have agreed to waive their redemption rights with respect to the Founder Shares and any Public Shares they may hold in connection with the consummation of the Business Combination. No consideration was paid to or received from the Sponsor, directors or officers of HAIA in exchange for the waiver of redemption rights nor were there any negotiations concerning such waiver of redemption rights. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Holders of outstanding Units must separate the underlying Public Shares and Rights prior to exercising redemption rights with respect to the Public Shares. For more information about how to separate the underlying Public Shares from Units, see the section entitled “The Business Combination Proposals —Redemption Rights.”

Facilities

We currently maintain our executive offices at 651 N. Broad St., Suite 206, Middletown DE 19709 at no cost. We consider our current office space adequate for our current operations.

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Legal Proceedings

To the knowledge of our management, there is no material litigation, arbitration or governmental proceeding currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

Periodic Reporting and Financial Information

We have registered our units, Class A ordinary shares and warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.

151

We have filed a Registration Statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

 We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We are required to evaluate our internal control procedures for the fiscal year ending December 31, 2023 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation from time to time), or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to emerging growth company will have the meaning associated with it in the JOBS Act.

152

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LEADING

You should read the following discussion and analysis of Leading’s financial condition and results of operations in conjunction with the section entitled “Selected Combined Financial Data” and Leading Group’s consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about Leading’s business and operations. Leading’s actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those Leading describes under “Risk Factors” and elsewhere in this prospectus.

Overview

Leading is an independent insurance channel specialist in China. As a licensed insurance intermediary company, it does not bear underwriting risks. Leading distributes insurance products through various channels underwritten by its insurance company partners, and help them to target and acquire end customers at greater scale. Leading generates revenues from providing insurance brokerage services and integrated marketing services to insurance companies.

Leading addresses the growing needs for insurance in China with a wide array of insurance products, and it primarily focuses on P&C insurance products, namely, auto insurance, liability insurance   and other P&C insurance products (including engineering insurance for the years ended June 30, 2023 and 2024, which was separated as a standalone sub-category of P&C insurance products for the six months ended December 31, 2024), as well as L&H insurance products including health insurance, accident insurance and life insurance from its insurance company partners to end customers. As of December 31, 2024, Leading collaborated with 60 insurance companies and over 300 provincial and municipal branches of those insurance companies to offer products in a total of 78 P&C insurance categories and a total of 28 L&H insurance categories.

For the years ended June 30, 2023 and 2024, and for the six months ended December 31, 2024, Leading facilitated the issuance of P&C insurance policies with total GWP of US$187.55 million, US$336.58 million and US$218.07 million, respectively, and the issuance of L&H insurance policies with total GWP of US$32.13 million, US$56.30 million and US$37.06 million, respectively.

Leading experienced constant revenue growth since its inception. It primarily generates revenues from the brokerage income associated with commission fees that it charges insurance company partners for facilitating the sales of insurance policies. Leading’s total net revenues increased by 60.9% from US$31.63 million for the year ended June 30, 2023 to US$50.90 million for the year ended June 30, 2024, and further increased by 93.5% from US$20.72 million for the six months ended December 31, 2023 to US$40.08 million for the six months ended December 31, 2024. However, Leading has historically incurred net losses and negative operating cash flow, primarily because Leading also incurred significant costs in attracting and acquiring user traffic through various channels and converting such user traffic into purchasers of insurance products. For the years ended June 30, 2023 and 2024, and for the six months ended December 31, 2024, Leading had net loss of US$1.18 million, US$0.99 million and US$0.74 million, and negative operating cash flow of US$2.18 million, US$1.56 million and US$1.83 million, respectively. To improve profitability, Leading plans to carefully select influential user traffic channels and further optimize the client acquisition channels to reduce such operating costs as a percentage of the total revenues. Leading believes, by leveraging its deep understanding of the consumer demands, channel optimization, and data analysis capabilities, its business model enables it to reach the insurance retail market in a cost-effective manner.

Key Factors Affecting Leading’s Results of Operations

Leading believes the key factors affecting its financial condition and results of operations include the followings:

Market environment of China’s digital insurance brokerage service industry

Its results of operations and financial condition are affected by the general factors affecting China’s digital insurance brokerage service industry, including, among others, (i) China’s overall economic growth, (ii) the increase in per capita disposable income, (iii) regulatory changes, (iv) the rising awareness and demand for commercial insurance products, and (v) the competitive industry environment in China. In particular, Leading operates in a highly regulated industry. The regulatory framework governing the online insurance industry continues to evolve rapidly, and regulatory changes from time to time will affect the general growth as well as the competitive landscape of the market. Compliance with the regulatory requirements may result in diversion of attention of Leading’s management team and increased operational costs and expenses. Leading’s ability to execute its strategies and make adjustments, when necessary, in a cost-efficient manner in the changing regulatory environment is key to its future growth, while unfavorable changes in any of these general factors could materially and adversely affect its results of operations.

Leading’s abilities to acquire new channel partners, diversify its distribution channels and facilitate the effective performance of channel partners

Leading’s growth and financial performance depend heavily on its ability to acquire new channel partners and diversify its distribution channels. Leading constantly seeks to strengthen relationships with existing high-quality channel partners in order to increase the amount of insurance premium generated by each channel partner and provide tailored support to increase the end-customer conversion rate of each channel partner, while at the same time Leading also actively pursues new product distribution opportunities through newly formed business cooperations with new channel partners.

To acquire new channel partners and diversify its distribution channels, Leading plans to expand its business presence geographically and develop regional sales channels. Specifically, Leading plans to utilize the resources of its offices in Beijing and Shanghai to identify and cooperate with channel partners with nationwide distribution network, while Leading’s other regional offices will focus on identifying new scenarios of insurance products and potential channel partners in such scenarios, through efforts such as participating in entrepreneurship summits and insurance seminars. By offering targeted insurance products to address specific risks under specific scenarios, Leading expects to increase the number of insurance policies successfully brokered by its channel partners and scale its business model across different industries, which will increase the customer conversion rate of relevant channel partners.

Additionally, Leading has been dedicating efforts to increase its online presence by partnering with major Internet platforms with high level of user traffic or highly active online communities to tap into broader consumer base. Leading also connects offline channels with online platforms with digitalized management and distribution functions to further facilitate sales of insurance products through traditional offline channels. Leading also constantly evaluates the performance of its existing channel partners and allocate resources among them accordingly to ensure that its cooperation with its channel partners are effective and efficient.

Through these comprehensive strategies, Leading is positioned to acquire new channel partners and increase average gross insurance premiums brokered through each channel partner, which are key drivers of Leading’s revenue growth and long-term sustainability. Further, as Leading expands its network of channel partners and develops highly efficient business cooperation with a diversified pool of channel partners to increase both the number of insurance policies and insurance premium successfully brokered, Leading will also seek to optimize commission fee structure with its channel partners to control the costs, which would also contribute to Leading’s business performance and achieve the effect of scale of business.

153

Expansion of insurance client base

Insurance companies’ demand for Leading’s insurance brokerage services largely depends on its ability to help them reach and sell insurance products to individual or corporate clients. Therefore, the size and composition of insurance purchasers converted from Leading’s distribution and marketing channels significantly affect Leading’s revenues and results of operations. Leading provides insurance company partners sophisticated targeting capabilities for efficient client acquisition. Its core competitiveness lies in its B2B business model featuring “technology + solution + operation”, which enables upstream and downstream industry players to reduce costs and increase efficiency to achieve a win-win outcome. Through partnership with 75 third-party sales channels, leading has a deep understanding of specific needs for different types of insurance in a variety of scenarios.

Leading expects to continue maximizing value offered to insurance companies by allowing insurance companies to reach prospective clients when they are actively shopping at the point of purchase and match prospective clients with appropriate insurance products that address their specific needs. Leading will continuously enhance its ability to reduce insurance company partners’ client acquisition costs by using technology to identify high-intent clients and optimize its client acquisition channels, delivering better returns on investment relative to traditional channels.

Collaboration with insurance company partners

As of December 31, 2024, Leading established business cooperation with 60 insurance companies and over 300 provincial and municipal branches of those insurance companies. Leading cooperates with its insurance company partners to offer standard insurance products and portfolios. Leading also aims to design and develop tailor-made insurance products. Leading needs to keep the growth of its business, brand influence and client acquisition capabilities so as to strengthen the cooperation with its existing insurance company partners while attracting more insurance companies to build cooperative relationships with it. Leading’s growth will also allow it to hold stronger bargaining power and be able to negotiate favorable terms in its business cooperation with insurance company partners. Leading’s largest three insurance company partners in terms of operating revenue contribution aggregately accounted for 50.7%, 53.3% and 58.4% of its total net revenues for the years ended June 30, 2023 and 2024, and for the six months ended December 31, 2024, respectively. For the year ended June 30, 2023, Leading’s largest three insurance company partners in terms of operating revenue contribution were consisted of Ping An Property & Casualty Insurance Co., Ltd. of China (中国平安财产保险股份有限公司), PICC Property and Casualty Co., Ltd.(中国人民财产保险股份有限公司) and China Dadi Property Insurance Co., Ltd (中国大地财产保险股份有限公司). For the year ended June 30, 2024, Leading’s largest three insurance company partners in terms of operating revenue contribution were Ping An Property & Casualty Insurance Co., Ltd. of China (中国平安财产保险股份有限公司), PICC Property and Casualty Co., Ltd.( 中国人民财产保险股份有限公司) and China Pacific Property & Casualty Insurance Co., Ltd. (中国太平洋财产保险股份有限公司). For the six months ended December 31, 2024, Leading’s largest three insurance company partners in terms of operating revenue contribution were China Pacific Property & Casualty Insurance Co., Ltd. (中国太平洋财产保险股份有限公司), Ping An Property & Casualty Insurance Co., Ltd. of China (中国平安财产保险股份有限公司) and PICC Property and Casualty Co., Ltd.( 中国人民财产保险股份有限公司). Leading plans to diversify the composition of and increase the number of insurance company partners it works with to manage any potential concentration risk.

Furthermore, Leading ensures the quality of services it provides to its insurance company partners by offering integrated marketing services to them as incentives to maintain its business relationships. Leading also assists insurance company partners to collect information on the preferences of target clients, co-development of insurance products, and insurance claim applications and settlement. Client satisfaction and positive feedbacks encourage Leading’s insurance company partners to maintain and expand their cooperation with Leading. Leading also plans to enhance its communication with its insurance company partners, especially through its Beijing and Shanghai offices which usually have proximity to the headquarters of insurance companies, and engage in conversations with insurance companies regarding the development of new insurance policy portfolio and insurance categories. At its other reginal offices and branches, Leading will focus on exploring the unrealized market potential and engage in such discussion with the local branches of insurance companies and cooperate on the supply of insurance products.

Insurance premiums and brokerage fees

Leading generates revenue primarily from brokerage fees paid by insurance companies, which are typically based on the insurance premiums paid by insurance purchasers. The rates of Leading’s brokerage fees vary for different insurance products, and insurance premiums and brokerage fees it charges for its insurance brokerage services may fluctuate with changes in regulatory requirements, general economic conditions, the competitive landscape, the volume of its business, the availability of comparable services from its competitors and other factors.

Leading’s ability to improve and diversify products and service offerings to increase average gross insurance premiums brokered through each channel partner

Leading’s revenue growth depends on its ability to improve existing products, services and solutions, enhance user experience and capture new opportunities to expand into additional insurance markets and services to diversify the insurance categories and products offered to end customers. Leading mainly offers P&C insurance products including auto insurance, liability insurance and other P&C insurance (including engineering insurance for the years ended June 30, 2023 and 2024, which was separated as a standalone sub-category of P&C insurance products for the six months ended December 31, 2024), while it also offers L&H insurance products including health insurance, accident insurance and life insurance. Leading may further expand into life insurance to provide a broader range of products based on specific scenario, offer bundled insurance products combining life insurance with property insurance, to meet the varied and more comprehensive needs of the customers, enhancing both insurance policies volume and average gross insurance premiums brokered through each channel partner.

Additionally, Leading supplements its insurance brokerage services with integrated marketing services through which it provides marketing solutions and conduct marketing activities for insurance companies to acquire and retain insurance purchasers and therefore strengthen its cooperation with insurance companies. As such, Leading’s financial performance depends in part on its ability to collaborate with its insurance partners to offer insurance products attractive to insurance purchasers, manage and diversify the mix of its product offerings, and continuously provide high quality services.

154

Leading’s ability to increase operating efficiency and channel utilization

Leading has incurred significant costs in attracting and acquiring user traffic through various channels, and converting such user traffic into its insurance purchasers. Leading has established an omni-channel network consisting of third-party platforms, Leading’s own nationwide branches and Leading’s online marketplace to reach and acquire massive amounts of end customers online and offline. To improve profitability, Leading plans to carefully select influential user traffic channels and further optimize its client acquisition channels to reduce such operating costs as a percentage of its total revenues, which requires it to further enhance its operating efficiency, particularly in accurate advertising and selecting and engaging effective distribution channels leveraging its big data analytics capabilities, in order to expand its client base in a cost-effective manner.

Leading also has incurred expenses in building client resource network and professional sales team, and developing capabilities in research and development and technology. Its business model is highly scalable, and its channels and direct sales team are built to support its continued growth. While Leading expects its operating costs and expenses to increase in absolute terms as its business expands, it also expects them to decrease as a proportion of its revenues as it improves the operating efficiency of client acquisition and achieves more economies of scale. Furthermore, Leading has invested in accumulating and processing multi-dimensional client data and transaction data, and it plans to conduct in-depth analysis of client needs that will contribute to its client acquisition and conversion, products design and customer management capabilities, which in turn improves its overall operational margin.

KEY COMPONENTS OF RESULTS OF OPERATIONS

Net revenues

Leading’s revenues are derived from providing insurance brokerage services and integrated marketing services primarily to its insurance company partners. The following table sets forth the components of its revenues net of tax and surcharges in amounts and percentages of its total net revenues for the periods presented:

	For the years ended June 30,				For the six months ended December 31,
	2023		2024		2023		2024
	US$	%	US$	%	US$	%	US$	%
Operating revenues, net
Insurance brokerage services	31,231,463	98.7	50,302,502	98.8	20,606,190	99.5	39,815,170	99.3
Integrated marketing services	399,379	1.3	596,765	1.2	111,080	0.5	267,914	0.7
Total net operating revenues	31,630,842	100.0	50,899,267	100.0	20,717,270	100.0	40,083,084	100.0

Revenue from insurance brokerage services

Leading derives brokerage income from commission fees generated from facilitating sales of insurance products underwritten by its insurance company partners. Leading facilitates sales of the following insurance products through various channels, including (i) auto insurance products, (ii) liability insurance products, (iii) other P&C insurance products (including engineering insurance for the years ended June 30, 2023 and 2024, which was separated as a standalone sub-category of P&C insurance products for the six months ended December 31, 2024), and (iv) L&H insurance products, mainly health insurance and accident insurance products.

The commission fees Leading receives are primarily based on a percentage of the total premiums paid by the insurance purchasers to its insurance company partners. Commission fee rates generally depend on the type of insurance products and the particular insurance company partners, and are subject to regulatory requirements. Leading typically receives payment of the commission fees from insurance company partners on a weekly basis. Leading’s brokerage income is recognized when the insurance policy is signed and the premiums is collected from the insurance purchasers.

155

Leading collects commission fees for its insurance brokerage services for both P&C insurance products and L&H insurance products. Commission fees earned from P&C insurance products accounted for 80.6%, 79.1% and 80.5% of its total net revenues generated from insurance brokerage services for the years ended June 30, 2023 and 2024, and for the six months ended December 31, 2024, respectively. Commission fees earned from L&H insurance products accounted for 19.4%, 20.9% and 19.5% of its total net revenues generated from insurance brokerage services for the years ended June 30, 2023 and 2024, and for the six months ended December 31, 2024, respectively. As an insurance channel specialist, Leading is well positioned to participate in the growing P&C and L&H’s health insurance and accident insurance sector of insurance industry in China. As the business gains scale, Leading will also consider further expansion to L&H’s life insurance sector.

Revenue from integrated marketing services

Leading also generates revenue from providing integrated marketing services to insurance companies partners in order to help them retain and attract more clients. Integrated marketing services primarily include procurement and issuance benefit vouchers, including cell-phone recharge cards, fuel recharge cards and other types of consumption vouchers, on behalf of insurance company partners to their customers. Leading solidifies its business relationships with insurance company partners by providing such integrated marketing services, and further facilitate the revenue growth from insurance brokerage services.

Operating costs and expenses

Operating costs and expenses consist primarily of operating costs, selling and marketing expenses, general and administrative expenses and research and development expenses. The following table sets forth the components of Leading’s operating costs and expenses by amounts and percentages of operating costs and expenses for the periods presented:

	For the years ended June 30,				For the six months ended December 31,
	2023		2024		2023		2024
	US$	%	US$	%	US$	%	US$	%
Operating costs and expenses:
Operating costs	30,810,463	94.7	49,724,329	96.7	20,380,140	97.2	39,322,059	96.7
Selling and marketing expenses	985,424	3.0	831,187	1.6	458,589	2.2	554,730	1.4
General and administrative expenses	655,293	2.0	778,584	1.6	105,656	0.5	743,510	1.8
Research and development expenses	83,702	0.3	61,229	0.1	23,198	0.1	26,790	0.1
Total operating costs and expenses	32,534,882	100.0	51,395,329	100.0	20,967,583	100.0	40,647,089	100.0

Operating costs

Leading’s operating costs are consisted of service fees paid to third-party service providers, mainly information technologies companies and media companies, for directing user traffic and facilitating successful sale. The amount of fees Leading pays to a third-party service provider is calculated by a service fee rate multiplied by the insurance premium brokered by it through channels provided by such service provider. Leading expects its operating costs to increase in absolute amount as its scale of business grows. However, as Leading expect to retain and expand its client base with its brand influence, it plans to carefully select user traffic channels it works with to achieve better client acquisition results. As Leading improves the operating efficiency of client acquisition and achieve more economies of scale, Leading expects its operating costs as a percentage of its total net revenue will decrease in the foreseeable future.

Selling and marketing expenses

Leading’s selling and marketing expenses mainly consist of (i) employee compensation, (ii) office and utilities expenses, (iii) travel expenses and (iv) depreciation and amortization expenses related to marketing functions. Leading expects its selling and marketing expenses to increase in absolute amount in the foreseeable future, as it seeks to enhance its customer relationship management capabilities and increase its brand awareness, but decrease as a percentage of its total net revenues due to its growing business scale.

156

General and administrative expenses

Leading’s general and administrative expenses mainly consist of (i) employee compensation, (ii) professional service expenses; (iii) office and utilities expenses and (iv) depreciation and amortization expenses related to general and administrative functions. Leading expects that its general and administrative expenses will increase in the foreseeable future, as it further grows its existing business lines, and it will incur increased expenses related to complying with its reporting obligations after it becomes a public company under U.S. securities laws. Leading also seeks to optimize its cost structure to control the percentage of general and administrative expenses out of its total net revenues.

Research and development expenses

Leading’s research and development expenses mainly consist of (i) payroll expenses, and (ii) other expenses related to research and development functions. Research and development expenses are expensed as incurred. It expects that its research and development expenses will increase in the foreseeable future, as it is committed to delivering best practice technology in the insurance services focused on insurance products. Leading’s experienced research and development team continuously research technology trends and development in high-performance application development frameworks, distribution application frameworks, neural network algorithms and artificial intelligence (“AI”) technology.

RESULTS OF OPERATIONS

The following tables set forth a summary of Leading’s results of operations for the years ended June 30, 2023 and 2024, and the six months ended December 31, 2023 and 2024, in absolute amount and as a percentage of its total net revenues. This information should be read together with its consolidated financial statements, related notes included elsewhere in this proxy statement/prospectus. The results of operations in any period are not necessarily indicative of the results that may be expected for any future period.

	For the years ended June 30,				Variances		For the six months ended December 31,				Variances
	2023		2024		Amount	Percentage	2023		2024		Amount	Percentage
	US$	%	US$	%	US$	%	US$	%	US$	%	US$	%

Operating revenues, net	31,630,842	100.0	50,899,267	100.0	19,268,425	60.9	20,717,270	100.0	40,083,084	100.0	19,365,814	93.5

Operating costs and expenses:
Operating costs	(30,810,463)	(97.4)	(49,724,329)	(97.7)	(18,913,866)	61.4	(20,380,140)	(98.4)	(39,322,059)	(98.1)	(18,941,919)	92.9
Selling and marketing expenses	(985,424)	(3.0)	(831,187)	(1.6)	154,237	(15.7)	(458,589)	(2.2)	(554,730)	(1.4)	(96,141)	21.0
General and administrative expenses	(655,293)	(2.1)	(778,584)	(1.5)	(123,291)	18.8	(105,656)	(0.5)	(743,510)	(1.9)	(637,854)	603.7
Research and development expenses	(83,702)	(0.3)	(61,229)	(0.1)	22,473	(26.8)	(23,198)	(0.1)	(26,790)	(0.1)	(3,592)	15.5
Total operating costs and expenses	(32,534,882)	(102.8)	(51,395,329)	(100.9)	(18,860,447)	37.7	(20,967,583)	(101.2)	(40,647,089)	(101.5)	(19,679,506)	733.1
Operating loss	(904,040)	(2.8)	(496,062)	(0.9)	407,978	(45.1)	(250,313)	(1.2)	(564,005)	(1.5)	(313,692)	125.3

Financial income/(expenses), net	(300,416)	(0.9)	(575,219)	(1.1)	(274,803)	91.5	(430,352)	(2.1)	(161,200)	(0.4)	269,152	(62.5)
Other income, net	106,603	0.3	161,560	0.3	54,957	51.6	57,742	0.3	3,153	-	(54,589)	(94.5)
Loss before income tax expense	(1,097,853)	(3.4)	(909,721)	(1.7)	188,132	(17.1)	(622,923)	(3.0)	(722,052)	(1.9)	(99,129)	15.9
Income tax expense	(79,246)	(0.3)	(84,832)	(0.2)	(5,586)	7.0	(22,272)	(0.1)	(16,731)	-	5,541	(24.9)
Net loss	(1,177,099)	(3.7)	(994,553)	(1.9)	182,546	(15.5)	(645,195)	(3.1)	(738,783)	(1.9)	(93,588)	14.5

157

COMPARISON OF SIX MONTHS ENDED DECEMBER 31, 2023 AND 2024

Net revenues

Leading’s net revenues increased by approximately US$19.37 million, or 93.5%, from US$20.72 million for the six months ended December 31, 2023 to US$40.08 million for the six months ended December 31, 2024. The following table sets forth a breakdown of Leading’s net revenues by types, each expressed in the absolute amount and as a percentage of its total net revenues, for the periods indicated.

	For the six months ended December 31,				Variances
	2023		2024		Amount	Percentage
	US$	%	US$	%	US$	%
Net revenues:
Insurance brokerage services	20,606,190	99.5	39,815,170	99.3	19,208,980	93.2
Auto insurance products	8,592,781	41.5	12,634,499	31.5	4,041,718	47.0
Engineering insurance products	789,313	3.8	8,812,682	22.0	8,023,369	1,016.5
Liability insurance products	4,306,694	20.8	6,348,433	15.8	2,041,739	47.4
Other P&C insurance products (excluding engineering insurance products)	2,507,677	12.1	4,244,714	10.6	1,737,037	69.3
L&H insurance products	4,409,725	21.3	7,774,842	19.4	3,365,117	76.3
Integrated marketing services	111,080	0.5	267,914	0.70	156,834	141.2
Total net revenues	20,717,270	100.0	40,083,084	100.0	19,365,814	93.5

This revenue increase was driven by the growth in Leading’s revenues from insurance brokerage services from US$20.61 million for the six months ended December 31, 2023 to US$39.82 million for the six months ended December 31, 2024.

The increase of revenues from insurance brokerage services was primarily attributable to the increase in GWP of insurance policies Leading brokered through various user traffic channels from US$172.44 million for the six months ended December 31, 2023 to US$255.13 million for the six months ended December 31, 2024. Driven by the growing market demand and the our strategy to increase the proportion of P&C insurance products with relatively high commission rate, the revenue of engineering insurance products significantly increased from US$0.79 million for the six months ended December 31, 2023 to US$8.81 for the six months ended December 31, 2024. The increase of Leading’s total retained commission rate as a percentage of GWP from 11.9% for the six months ended December 31, 2023 to 15.6% for the six months ended December 31, 2024 was primarily due to normal market fluctuation, and increased proportion of revenues from engineering insurance products and other P&C insurance products, which have a relatively high commission rate. The overall commission rate was influenced by several factors, including the economic condition, market environment, competition and regulatory changes.

The increase of revenues from integrated marketing services was due to the increased demand of integrated marketing services from insurance companies, in an effort to retain and attract more insurance purchasers, and thus, Leading’s procurement and issuance of fuel recharge cards on behalf of the insurance companies increased for the six months ended December 31, 2024.

Operating costs

Leading’s operating costs, consisting of service fees paid to third-party service providers including information technologies companies and media companies, for directing user traffic and facilitating successful brokerage of insurance policies, increased by US$18.94 million, or 92.9%, from US$20.38 million for the six months ended December 31, 2023 to US$39.32 million for the six months ended December 31, 2024. The amount of fees Leading pays to a third-party service provider is calculated by a service fee rate multiplied by the insurance premium brokered by it through channels provided by such service provider. The increase of operating costs was primarily attributable to the increase in the successful brokerage of insurance products. The growth rate in operating costs is generally in line with the growth rate of revenue. Leading expects its operating costs to increase in absolute amount as the scale of its business grows. However, as Leading expects to retain and expand its client base with its brand influence, it plans to carefully select user traffic channels it works with to achieve better client acquisition results and gradually decrease the service fee rate.

158

Gross profit and margin

As a result of the foregoing, Leading recorded a gross profit of US$0.34 million and US$0.76 million for the six months ended December 31, 2023 and 2024, respectively, representing gross profit margin 1.6% and 1.9% for each corresponding period. The increase in gross profit margin is mainly driven by the slight increase in gross profit margin of insurance brokerage services. Leading acts as an agent in providing integrated marketing services to insurance company partners, thus the corresponding gross profit margin is 100%.

Selling and marketing expenses

The following table sets forth a breakdown of its selling and marketing expenses by categories, expressed as an absolute amount and as a percentage of the total selling and marketing expenses, for the periods indicated.

	For the six months ended December 31,				Variances
	2023		2024		Amount	Percentage
	US$	%	US$	%	US$	%
Selling and marketing expenses:
Employee compensation	400,692	87.4	390,322	70.4	(10,370)	(2.6)
Office and utilities expenses	46,355	10.1	140,632	25.3	94,277	203.4
Promotion expenses	11,542	2.5	23,712	4.3	12,170	105.4
Others	-	0.0	64	-	64	100.0
Total selling and marketing expenses	458,589	100.0	554,730	100.0	96,141	21.0

Leading’s selling and marketing expenses increased by 21.0% from US$0.46 million for the six months ended December 31, 2023, to US$0.55 million for the six months ended December 31, 2024, accounting for 2.2% and 1.4% of the total operating costs and expenses of the respective period, primarily attributable to increased office and utilities expenses and promotion expenses, specifically training expenses for the sales force and entertainment expenses for promotion for the six months ended December 31, 2024.

159

General and administrative expenses

The following table sets forth a breakdown of Leading’s general and administrative expenses by categories, expressed as an absolute amount and as a percentage of the total general and administrative expenses, for the periods indicated.

	For the six months ended December 31,				Variances
	2023		2024		Amount	Percentage
	US$	%	US$	%	US$	%
General and administrative expenses:
Employee compensation	131,275	124.3	270,193	36.3	138,918	105.8
Office and utilities expenses	109,151	103.3	132,360	17.8	23,209	21.3
Professional service expenses	44,734	42.3	336,289	45.2	291,555	651.8
(Reversal)/provision of credit losses expenses	(179,553)	(169.9)	4,209	0.6	183,762	(102.3)
Others	49	0.0	459	0.1	410	836.7
Total general and administrative expenses	105,656	100.0	743,510	100.0	637,854	603.7

Leading’s general and administrative expenses increased by 603.7% from US$0.11 million for the six months ended December 31, 2023 to US$0.74 million for the six months ended December 31, 2024, accounting for 0.5% and 1.8% of the total operating costs and expenses of the respective period, primarily attributable to the increase of professional service expenses and employee compensation with respect to the Business Combination.

Research and development expenses

Leading’s research and development expenses remained stable with US$23,198 for the six months ended December 31, 2023 and US$26,790 for the six months ended December 31, 2024, accounting for 0.1% and 0.1% of the total operating costs and expenses of the respective period.

Other income, net

Financial expenses, net. Leading had financial expenses, net was US$0.43 million for the six months ended December 31, 2023 and decreased to US$0.16 million for the six months ended December 31, 2024, respectively. This decrease in financial expenses was primarily due to the decrease in interest expenses of US$0.27 million as a result of both cessation of occupation of the third-party supplier’s fund and the increased short-term borrowings.

Other income, net. Leading had other income, net of US$57,742 and US$3,153 for the six months ended December 31, 2023 and 2024, respectively.

Income tax expense

Although Leading was in an operating loss position, it incurred income tax expense of US$0.02 million and US$0.02 million for the six months ended December 31, 2023 and 2024, respectively, since some of its PRC subsidiaries had taxable income for the six months ended December 31, 2023 and 2024.

Net loss

As a result of the foregoing, Leading recorded a net loss of US$0.65 million and US$0.74 million for the six months ended December 31, 2023 and 2024, respectively.

160

COMPARISON OF YEARS ENDED JUNE 30, 2023 AND 2024

Net revenues

Leading’s net revenues increased by approximately US$19.27 million, or 60.9%, from US$31.63 million for the year ended June 30, 2023 to US$50.90 million for the year ended June 30, 2024. The following table sets forth a breakdown of Leading’s net revenues by types, each expressed in the absolute amount and as a percentage of its total net revenues, for the periods indicated.

	For the years ended June 30,				Variances
	2023		2024		Amount	Percentage
	US$	%	US$	%	US$	%
Net revenues:
Insurance brokerage services	31,231,463	98.7	50,302,502	98.8	19,071,039	61.1
Auto insurance products	11,524,410	36.3	20,041,076	39.3	8,516,666	73.9
Liability insurance products	8,057,717	25.5	10,380,741	20.4	2,323,024	28.8
Other P&C insurance products (including engineering insurance)	5,590,432	17.7	9,343,059	18.4	3,752,627	67.1
L&H insurance products	6,058,904	19.2	10,537,626	20.7	4,478,722	73.9
Integrated marketing services	399,379	1.3	596,765	1.20	197,386	49.4
Total net revenues	31,630,842	100.0	50,899,267	100.0	19,268,425	60.9

This revenue increase was driven by the growth in Leading’s revenues from insurance brokerage services from US$31.23 million for the year ended June 30, 2023 to US$50.30 million for the year ended June 30, 2024.

The increase of revenues from insurance brokerage services was primarily attributable to: (i) the increase in GWP of insurance policies Leading brokered through various traffic channels from US$219.68 million in for the year ended June 30, 2023 to US$392.88 million for the year ended June 30, 2024, and (ii) increased scale of insurance premiums brokered. The decrease of Leading’s total retained commission rate as a percentage of GWP from 14.2% for the year ended June 30, 2023 to 12.8% for the year ended June 30, 2024 was primarily due to normal market fluctuation, and increased proportion of revenues from auto insurance, which has a relatively low commission rate. The overall commission rate was influenced by several factors, which included the economic condition, market environment, competition and regulatory changes.

The increase of revenues from integrated marketing services was due to the increase demand of integrated marketing services from insurance companies, in an effort to retain and attract more insurance purchasers, and thus, Leading’s procurement and issuance of fuel recharge cards on behalf of the insurance companies increased for the year ended June 30, 2024.

Operating costs

Leading’s operating costs, consisting of service fees paid to third-party service providers including information technologies companies and media companies, for directing user traffic and facilitating successful sale, increased by US$18.91 million, or 61.4%, from US$30.81 million for the year ended June 30, 2023 to US$49.72 million for the year ended June 30, 2024. The amount of fees Leading pays to a third-party service provider is calculated by a service fee rate multiplied by the insurance premium brokered by it through channels provided by such service provider. The increase of operating costs was primarily attributable to the increase in the successful sale of insurance premium. The growth rate in operating costs is generally in line with the growth rate of revenue. Leading expects its operating costs to increase in absolute amount as its scale of business grows. However, as Leading expects to retain and expand its client base with its brand influence, it plans to carefully select user traffic channels it works with to achieve better client acquisition results and gradually decrease the service fee rate.

161

Gross profit and margin

As a result of the foregoing, Leading recorded a gross profit of US$0.82 million and US$1.17 million for the year ended June 30, 2023 and 2024, respectively, representing gross profit margin 2.6% and 2.3% for each corresponding period. The decrease in gross profit margin is mainly driven by the slight decrease in gross profit margin of insurance brokerage services. Leading acts as an agent in providing integrated marketing services to insurance company partners, thus the corresponding gross profit margin is 100%.

Selling and marketing expenses

The following table sets forth a breakdown of its selling and marketing expenses by categories, expressed as an absolute amount and as a percentage of the total selling and marketing expenses, for the periods indicated.

	For the years ended June 30,				Variances
	2023		2024		Amount	Percentage
	US$	%	US$	%	US$	%
Selling and marketing expenses:
Employee compensation	816,025	82.8	721,433	86.8	(94,592)	(11.6)
Office and utilities expenses	155,064	15.7	86,566	10.4	(68,498)	(44.2)
Promotion expenses	14,314	1.5	23,135	2.8	8,821	61.6
Others	21	-	53	-	32	152.4
Total selling and marketing expenses	985,424	100.0	831,187	100.0	(154,237)	(15.7)

Leading’s selling and marketing expenses decreased by 15.7% from US$0.99 million for the year ended June 30, 2023 to US$0.83 million for the year ended June 30, 2024, accounting for 3.0% and 1.6% of the total operating costs and expenses of the respective year, primarily attributable to its overall cost control efforts, especially with respect to personnel optimization and office and utilities expenses for the year ended June 30, 2024.

General and administrative expenses

The following table sets forth a breakdown of Leading’s general and administrative expenses by categories, expressed as an absolute amount and as a percentage of the total general and administrative expenses, for the periods indicated.

	For the years ended June 30,				Variances
	2023		2024		Amount	Percentage
	US$	%	US$	%	US$	%
General and administrative expenses:
Employee compensation	398,957	60.9	345,977	44.4	(52,980)	(13.3)
Office and utilities expenses	175,025	26.7	230,124	29.6	55,099	31.5
Professional service expenses	80,588	12.3	361,723	46.5	281,135	348.9
Reversal of credit losses expenses	-	-	(170,101)	(21.8)	(170,101)	(100.0)
Others	723	0.1	10,861	1.3	10,138	1,402.2
Total general and administrative expenses	655,293	100.0	778,584	100.0	123,291	18.8

Leading’s general and administrative expenses increased by 18.8% from US$0.66 million for the year ended June 30, 2023 to US$0.78 million for the year ended June 30, 2024, accounting for 2.0% and 1.6% of the total operating costs and expenses of the respective year, primarily attributable to the increase of professional service expenses of audit fees.

162

Research and development expenses

Leading’s research and development expenses decreased by 26.8% from US$83,702 for the year ended June 30, 2023 to US$61,229 for the year ended June 30, 2024, accounting for 0.3% and 0.1% of the total operating costs and expenses of the respective period, primarily due to the optimization of the organizational structure and overall cost control efforts.

Other income, net

Financial expenses, net. Leading had financial expenses, net of US$0.30 million for the year ended June 30, 2023 compared to 0.58 million for the year ended June 30, 2024, respectively. This increase in financial expenses was primarily due to the increase in interest expenses of US$0.28 million for occupation of the third-party supplier’s fund and interest expense of short-term borrowings.

Other income, net. Leading had other income, net of US$0.11 million and US$0.16 million for the years ended June 30, 2023 and 2024, respectively.

Income tax expense

Although Leading was in an operating loss position, it incurred income tax expense of US$0.08 million and US$0.08 million for the years ended June 30, 2023 and 2024, respectively, since some of its PRC subsidiaries had taxable income for the years ended June 30, 2023 and 2024.

Net loss

As a result of the foregoing, Leading recorded net loss of US$1.18 million and US$0.99 million for the years ended June 30, 2023 and 2024, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Leading’s primary sources of liquidity are mainly operational sources of cash and financing fund from banks. As of December 31, 2024, Leading had US$779,903 of cash, US$684,997 of restricted cash, respectively. Leading was in a net current liabilities position of US$8.74 million as of December 31, 2024. To limit the exposure to credit risk relating to deposits, Leading’s restricted cash are deposited in financial institutions with high-credit ratings and quality in the PRC, and each bank provides a deposit insurance with the maximum limit of RMB500,000 to each of its subsidiaries who has an associated account(s) in that bank. Leading also continually monitors its credit worthiness. As of June 30, 2023 and 2024, and December 31, 2024, none of its bank accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) insurance.

Leading believes that its current available cash and forecasted net cash flows will be sufficient to meet its working capital requirements and capital expenditures in the ordinary course of business for a period of at least twelve months from the date of this proxy statement/prospectus. Leading intends to finance its future working capital requirements from cash generated from operating activities, funds raised from financing activities if necessary. Leading is in the process of negotiating with financial institutions for an additional line of credit to increase liquidity and ensure sufficient funds to support the planned growth. As the date of this proxy statement/prospectus, Leading has obtained funds from banks and other financial institutions of US$5.66 million, which will be matured within one year. The unused line of credit from banks and other financial institutions is US$2.70 million. Leading’s efforts to optimize working capital also involve a continued focus on improving operational efficiency through carefully selection of influential user traffic channels and further optimization of client acquisition channels to reduce such operating costs as a percentage of the total revenues.

Currently, for the insurance products successfully brokered, Leading pays the referral service fees after receiving commissions from insurance companies. If, in the future, there arises a time lag between Leading’s payment of referral service fees to channel partners and its receipt of brokerage service fees from insurance companies, additional working capital may be needed. See “Risk Factors – Risks Related to Leading’s Business – Leading expects to require additional working capital to finance its future operations as it expands its business.” To prevent a short-term funding shortfall arising from such potential time lag, Leading’s management adopts the below management programs and governance procedures to monitor and manage its short term funding level, including but not limited to:

·

The business operation team and finance team hold weekly internal meetings to review operation results and to monitor if there will arise funding needs in the short term, and if so, the magnitude of such funding needs;

·

The finance team creates cash management schedule with the goal to eliminate or minimize any short-term funding shortages based on weekly meeting results with business operation team, and actively collects commission fees from insurance companies in accordance with such schedule; and

·

If short term funding needs arise, the management would review and analyze the actual business operation results and future business plans and make relevant action plans to address such needs such as obtaining debt finance from banks and financial institutions.

·	Leading’s management also plans to explore external funding opportunities as it business expands including the below initiatives:

·

Leading has been actively maintaining its established relationships with commercial banks and financial institutions while at the same time developing relationships with new banks and financial institutions for debt financing, which are expected to become more accessible after PubCo is listed on Nasdaq and therefore boosts the creditworthiness of Leading; and

·	Leading has been exploring additional financing options such as shareholder loans, on which certain Leading Group Shareholders have indicated their continuing support.

Generally, Leading’s future capital requirements depend on many factors including its growth rate, the continuing market acceptance of its offerings, the timing and extent of spending to support its efforts in developing client acquisition channels, the expansion of selling and marketing activities, and the expansion and penetration of its business into different geographic regions and markets in China. To enhance its liquidity position or increase its cash reserve for future investments or operations through additional financing activities, it may in the future seek equity financing or obtain credit facilities. The issue of additional equity securities, including convertible debt securities, would result in further dilution to Leading’s shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict its operations.

163

The following table sets forth a summary of its cash flows for the periods presented:

	For the six months ended December 31,		Variances
	2023	2024	Amount	Percentage
	US$	US$	US$	%
Summary of Cash Flow Data:
Net cash used in operating activities	(1,197,427)	(1,829,242)	(631,815)	52.8
Net cash provided by financing activities	956,268	1,511,306	555,038	58.0
Effect of exchange rate changes on cash and restricted cash	(168,916)	(2,511)	166,405	(98.5)
Net change in cash and restricted cash	(410,075)	(320,447)	89,628	(21.9)
Cash and restricted cash at the beginning of the period	1,556,010	1,785,347	229,337	14.7
Cash and restricted cash at the end of the period	1,145,935	1,464,900	318,965	27.8

Operating activities

Net cash used in operating activities was US$1.83 million for the six months ended December 31, 2024, which primarily reflected our net loss of US$0.74 million, as adjusted for (1) certain non-cash items, primarily including amortization of operating lease right-of-use asset of US$0.05 million; and (2) changes in working capital that negatively affected the cash flow from operating activities, primarily including a decrease of US$4.16 million in amount due to related parties, which was primarily due to the decrease of procurement of benefit coupons provided by Shanghai Hanzhiyou Information Technology Services Ltd. (“Shanghai Hanzhiyou”) on behalf of us; partially offset by (3) changes in working capital that positively affected the cash flow from operating activities, primarily including a decrease of US$2.85 million in accounts receivable mainly due to our enhanced collection efforts for the insurance company.

Net cash used in operating activities was US$1.20 million for the six months ended December 31, 2023, which primarily reflected our net loss of US$0.65 million, as adjusted for (1) certain non-cash items, primarily including allowance for credit losses of US$0.18 million; and (2) changes in working capital that negatively affected the cash flow from operating activities, primarily including an increase of US$2.99 million in accounts receivable mainly due to revenue growth in insurance brokerage service and an decrease of US$1.48 million in advance from customers; partially offset by (3) changes in working capital that positively affected the cash flow from operating activities, primarily including an increase of US$4.31 million in amount due to related parties, which was primarily due to the increase of procurement of benefit coupons provided by Shanghai Hanzhiyou on behalf of us.

Financing activities

Leading’s net cash provided by financing activities was US$1.51 million f for the six months ended December 31, 2024, primarily due to (1) proceeds from short-term borrowings of US$8.02 million, and partially offset by (2) repayments of short-term borrowings of US$5.97 million, (3) payment for deferred offering costs of US$0.26 million and (4) payment for consideration of equity interest transfer in Reorganization of US$0.28 million.

Leading’s net cash provided by financing activities was US$0.96 million for the six months ended December 31, 2023, primarily attributable to (1) proceeds from short-term bank loans of US$4.24 million; and partially offset by (2) repayments of short-term bank loans of US$3.05 million.

164

The following table sets forth a summary of its cash flows for the periods presented:

	For the years ended June 30,		Variances
	2023	2024	Amount	Percentage
	US$	US$	US$	%
Summary of Cash Flow Data:
Net cash used in operating activities	(2,183,918)	(1,556,069)	627,849	(28.7)
Net cash used in investing activities	-	(1,012)	(1,012)	(100.0)
Net cash provided by financing activities	2,111,075	1,791,189	(319,886)	(15.2)
Effect of exchange rate changes on cash and restricted cash	(83,320)	(4,771)	78,549	(94.3)
Net change in cash and restricted cash	(156,163)	229,337	385,500	(246.9)
Cash and restricted cash at the beginning of the year	1,712,173	1,556,010	(156,163)	(9.1)
Cash and restricted cash at the end of the year	1,556,010	1,785,347	229,337	14.7

Operating activities

Net cash used in operating activities was US$1.56 million for the year ended June 30, 2024, which primarily reflected its net loss of US$0.99 million, as adjusted for (1) certain non-cash items, primarily including amortization of operating lease right-of-use asset of US$0.09 million and reversal for credit losses of US$0.17 million, (2) changes in working capital that negatively affected the cash flow from operating activities, primarily including an increase of US$4.83 million in accounts receivable mainly due to increased scale of insurance premiums brokered, a decrease of US$1.18 million in deferred revenue due to the decreased early settlement from insurance company partners for procurement of benefit vouchers issued to their clients, and an increase of US$0.18 million in advance to suppliers, and (3) changes in working capital that positively affected the cash flow from operating activities, primarily including an increase of US$5.24 million in amount due to related parties due to the increase of procurement of benefit vouchers provided by Shanghai Hanzhiyou on behalf of it, an increase in accounts payable of 0.18 million and an increase in accrued expenses and other current liabilities of US$0.39 million due to an increase in VAT payable.

Net cash used in operating activities was US$2.18 million for the year ended June 30, 2023, which primarily reflected its net loss of US$1.17 million, as adjusted for (1) certain non-cash items, primarily including amortization of operating lease right-of-use asset of US$0.09 million, and (2) changes in working capital that negatively affected the cash flow from operating activities, primarily including a decrease of US$2.36 million in amount due to related parties due to timely repayment, an increase of US$1.52 million in advance to suppliers due to the increased prepayment for procurement of benefit vouchers for providing integrated marketing services, an increase of US$0.85 million in accounts receivable mainly due to revenue growth in insurance brokerage services, partially offset by (3) changes in working capital that positively affected the cash flow from operating activities, primarily including an increase of US$1.97 million in deferred revenue due to the increased early settlement from insurance company partners for procurement of benefit vouchers issued to their clients, and an increase of US$1.85 million in accounts payable, which was aligned with the increase of channel cost resulting from business expansion.

Investing activities

Leading’s net cash used in investing activities was US$1,012 for the year ended June 30, 2024 for the purchase of property and equipment.

Leading’s net cash used in investing activities was nil for the year ended June 30, 2023.

Financing activities

Leading’s net cash provided by financing activities was US$1.79 million for the fiscal year ended June 30, 2024, primarily due to (1) proceeds from short-term borrowings of US$10.54 million, and partially offset by (2) repayments of short-term borrowings of US$8.19 million and payment for deferred offering costs of US$0.56 million.

165

Leading’s net cash provided by financing activities was US$2.11 million for the fiscal year ended June 30, 2023, primarily due to (1) proceeds from short-term bank loans of US$1.58 million, (2) contribution from shareholders of US$1.39 million, and partially offset by (3) repayments of short-term bank loans of US$0.86 million.

OFF-BALANCE SHEET ARRANGEMENTS

Leading has not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. Leading has not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its consolidated financial statements. Furthermore, Leading does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Leading does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it, or engages in leasing, hedging or product development services with it.

Holding Company Structure

PubCo will become Leading’s holding company upon the completion of the Business Combination. PubCo has no material operations of its own. Leading conducts a substantial majority of its operations through its operating subsidiaries in Mainland China. As a result, after the completion of the Business Combination, PubCo’s ability to pay dividends depends largely upon dividends paid by its PRC subsidiaries. If Leading’s existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to Leading. In addition, Leading’s subsidiaries in China are permitted to pay dividends to it only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of Leading’s subsidiaries in China are required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, each of Leading’s subsidiaries in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Leading’s PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Emerging Growth Company Status

As defined in Section 102(b)(1) of the JOBS Act, PubCo is as an emerging growth company (“EGC”). As such, PubCo will be eligible for and intends to rely on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

In addition, Section 107 of the JOBS Act also provides that an EGC can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. PubCo intends to take advantage of the benefits of this extended transition period until it is no longer an EGC. Therefore, PubCo’s consolidated financial statements may not be comparable to the financial statements of the companies that comply with public company effective dates. However, this election will not apply should the PubCo cease to be classified as an EGC.

PubCo will remain an EGC until the earliest of (1) the last day of its fiscal year during which it has total annual gross revenues of at least US$1.235 billion, (2) the last day of its fiscal year following the fifth anniversary of the closing of the Business Combination, (3) the date on which PubCo has, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt, or (4) the date on which PubCo is deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if PubCo has been a public company for at least 12 months and the market value of its ordinary shares that are held by non-affiliates exceeds US$700 million as of the last business day of its most recently completed second fiscal quarter.

Foreign Private Issuer Status

PubCo will qualify as a “foreign private issuer” as defined under SEC rules. Even after PubCo no longer qualifies as an emerging growth company, as long as Leading Partners continues to qualify as a foreign private issuer under SEC rules, PubCo is exempt from certain SEC rules that are applicable to U.S. domestic public companies, including:

·	the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

·	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

·

the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

·

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

·	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Notwithstanding these exemptions, PubCo will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

PubCo may take advantage of these exemptions until such time as PubCo is no longer a foreign private issuer. PubCo would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of its executive officers or directors are U.S. citizens or residents, (2) more than 50% of its assets are located in the United States or (3) its business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if PubCo no longer qualifies as an emerging growth company, but remains a foreign private issuer, PubCo will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

In addition, because PubCo qualifies as a foreign private issuer under SEC rules, PubCo is permitted to follow the corporate governance practices of the Cayman Islands (the jurisdiction in which PubCo is organized) in lieu of certain Nasdaq corporate governance requirements that would otherwise be applicable to PubCo. For example, under Cayman securities laws, PubCo is not required to have a board of directors comprised of a majority of directors meeting the independence standards described in Nasdaq Listing Rules. In addition, under Cayman securities laws, PubCo is not required to have a compensation committee or a nominating and corporate governance committee that is comprised solely of independent directors.

If at any time PubCo ceases to be a foreign private issuer, PubCo will take all action necessary to comply with the SEC and Nasdaq Listing Rules.

166

INTERNAL CONTROL OF FINANCIAL REPORTING

Leading is not currently required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and it is therefore not required to make a formal assessment of the effectiveness of Leading’s internal control over financial reporting for that purpose. Leading’s management has not completed an assessment of the effectiveness of its internal control over financial reporting and its independent registered public accounting firm has not conducted an audit of its internal control over financial reporting. In connection with the audit of its consolidated financial statements as of June 30, 2023 and 2024 and for the years ended June 30, 2023 and 2024, its management and its independent registered public accounting firm identified deficiencies that represented material weaknesses in its internal control over financial reporting. The material weaknesses identified relate to:

(1)

Insufficient accounting and financial reporting personnel with appropriate knowledge, skills, and experience in the application of U.S. GAAP and SEC regulations, as well as insufficient formal accounting policies and procedures manual, to ensure complete and accurate financial reporting in accordance with U.S. GAAP and SEC reporting requirements.

(2)	Insufficient internal audit function to establish formal risk assessment process and internal control framework.

To remedy its identified material weaknesses subsequent to June 30, 2023, Leading has started adopting measures to improve its internal control over financial reporting, including, among others:

(1)

Leading is in the process of recruiting staff with knowledge of U.S. GAAP and SEC regulations in its finance and accounting department. Leading has also supplemented and enhanced internal training and development programs for accounting and financial reporting personnel. Additionally, when entering into complex transactions, it will utilize third-party professional consultant for accounting services as additional resources.

(2)

Leading has implemented, and plans to continue to develop, a full set of U.S. GAAP accounting policies and financial reporting procedures as well as related internal control policies, including implementing a comprehensive accounting manual to guide the day-to-day accounting operation and reporting work.

However, Leading cannot assure you that it will remediate its material weaknesses in a timely manner. See “Risk Factors— Risks Related to Leading’s Business— If Leading fails to maintain an effective system of internal control over financial reporting, its ability to produce accurate financial statements timely or comply with applicable regulations could be impaired.”

As a company with less than US$1.235 billion in revenue for its last fiscal year, PubCo will qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

RECENTLY ADOPTED OR ISSUED ACCOUNTING PRONOUNCEMENTS

A list of recently issued accounting pronouncements that are relevant to Leading is included in Note 2(cc) to its consolidated financial statements as of and for the fiscal years ended June 30, 2023 and 2024, and in Note 2(j) to unaudited condensed consolidated financial statements as of December 31, 2024 and for the six months ended December 31, 2023 and 2024 included elsewhere in this proxy statement/prospectus.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

Leading prepares its consolidated financial statements in accordance with U.S. GAAP, which requires it to make judgments, estimates and assumptions. To the extent that there are material differences between these estimates and actual results, its financial condition or results of operations would be affected. Leading bases its estimates and assumptions on its own historical data and other assumptions that it believes are reasonable after taking account of its circumstances and expectations for the future based on available information. Leading evaluates these estimates and assumptions on an ongoing basis.

The critical accounting policies, judgments and estimates that Leading believes to have the most significant impact on its consolidated financial statements are described below, which should be read in conjunction with its consolidated financial statements and accompanying notes and other disclosures included in this prospectus. When reviewing its financial statements, you should consider:

·	Leading’s selection of critical accounting policies;

·	the judgments and other uncertainties affecting the application of such policies;

·	the sensitivity of reported results to changes in conditions and assumptions.

167

Leading considers an accounting estimate to be critical if: (i) the accounting estimate requires it to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that Leading reasonably could have used in the current period, would have a material impact on its financial condition or results of operations. Leading considers its critical accounting estimates include (i) allowance for credit losses, (ii) impairment of indefinite-lived intangible assets, and (iii) valuation of deferred tax assets.

Revenue Recognition

Leading recognizes revenues pursuant to ASC 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, Leading recognizes revenue to depict the transfer of promised services to customers in an amount that reflects the consideration to which Leading expects to receive in exchange for those services, reduced by value added tax. Net revenues are presented net of tax and surcharges. To achieve the core principle of this standard, Leading applied the following five steps:

1.	identification of the contract, or contracts, with the customer;
2.	identification of the performance obligations in the contract;
3.	determination of the transaction price;
4.	allocation of the transaction price to the performance obligations in the contract; and
5.	recognition of the revenue when, or as, a performance obligation is satisfied.

Insurance brokerage services

Leading provides insurance brokerage services by distributing insurance products to the insurance purchasers on behalf of insurance companies, primarily in the (i) auto insurance products, (ii) liability insurance products, mainly including travel insurance products, casualty insurance products, and corporate insurance products, (iii) other P&C insurance products (including engineering insurance for the years ended June 30, 2023 and 2024, which was separated as a standalone sub-category of P&C insurance products for the six months ended December 31, 2024), and (iv) L&H insurance products, mainly health insurance and accident insurance products. As an agent of the insurance companies, Leading primarily earns commissions based on a percentage of total premiums paid by the insurance purchasers. The brokerage fee rate shall be based on the terms specified in the service contracts with the insurance companies. In some cases, Leading charged insurance brokerage services fee from end customers who purchase the insurance policies, based on the number of insurance policies that Leading brokers. The transaction price is fixed without any variable considerations.

Leading provides services including: (i) distributing insurance products to the insurance purchasers, (ii) assisting collecting of insurance premium, (iii) assisting the insurance policyholders to submit insurance claims, and (iv) other administrative tasks in the services. Leading identifies only one performance obligation in insurance brokerage services to distribute insurance products successfully to the insurance purchasers on behalf of the insurance companies. Leading has concluded that other services are immaterial in the context of its contract. The performance obligation is considered rendered and completed, and revenue is recognized, at the time an insurance policy becomes effective, that is, when the insurance policy is in signed, and the premium is collected from the insurance purchaser. Leading has satisfied the performance obligation to recognize revenue when the premiums are collected by the respective insurance companies and not before, because collectability is not ensured until receipt of the premium. Accordingly, Leading does not accrue any commission revenue prior to the receipt of the related premiums by insurance companies. No allowance for cancellation has been provided for brokerage services as cancellation of policies rarely occur.

Integrated marketing services

Leading defines insurance companies as its customers and it provides marketing services to insurance companies in order to help them retain and attract more clients. Integrated marketing services primarily include procurement and issuance benefit vouchers, including cell-phone recharge cards, fuel recharge cards and gift coupons, on behalf of insurance companies to their customers. Leading charges the service fee based on the number of service orders or vouchers issued at a fixed amount/rate per order. The transaction price is fixed without any rebates, discounts, or any other variable consideration or payable to customers.

168

Leading acts as an agent as it does not control the right to services before the services are provided to customers and it does not direct other parties to provide the services to customers on its behalf. Specifically, Leading bears no inventory risk as vouchers are purchased on insurance companies’ demand, and it has no discretion in establishing the price with customers and with service providers. Leading recognizes revenue on a net basis at a point of time when the benefit vouchers are issued. Leading does not provide refunds to customers when a voucher is expired but not used.

Allowance for credit losses

Leading reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. Leading considers factors in assessing the collectability of its receivables, such as historical bad debts, changes in customers’ payment patterns, credit-worthiness and financial conditions of the customers, current economic trends and other specific circumstances related to the accounts. A provision for doubtful accounts is recorded in the period in which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted.

Adoption of Accounting Standards Update (“ASU”) 2016-13

In June 2016, the FASB issued ASU 2016-13: Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. Leading adopted ASU 2016-13 from July 1, 2023 using modified-retrospective transition approach with a cumulative-effect adjustment to shareholders’ deficit amounting to US$0.19 million recognized as of July 1, 2023.

Leading’s customers are primarily insurance companies. Leading assesses collectability by reviewing accounts receivable on a collective basis where similar characteristics exist, primarily based on similar business scale and reputation, and on an individual basis when it identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, Leading considers historical collectability based on past due status, the age of the accounts receivable balances, credit quality of its customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from customers.

Leading reversed credit losses of US$0.18 million and recorded credit losses of US$4.21 thousand for the six months ended December 31, 2023 and 2024, respectively. A 10% increase in its credit losses would have increased its loss before income tax by 2.9% and decrease its loss before income tax by 0.1% for the six months ended December 31, 2023 and 2024, respectively.

Leading recorded credit losses of nil and reversed credit losses of US$0.17 million for the year ended June 30, 2023 and 2024, respectively. A 10% increase in its credit losses would have increased its loss before income tax by nil and 1.9% for the years ended June 30, 2023 and 2024, respectively.

Impairment of indefinite-lived intangible asset

Leading’s indefinite-live intangible asset is its insurance brokerage licenses. Leading evaluates its indefinite-lived intangible asset as at each reporting period or more frequently if events or changes in circumstances indicate that it might be impaired to determine whether events and circumstances continue to support indefinite useful lives. The value of indefinite-lived intangible assets is not amortized, but tested for impairment annually or whenever events or changes in circumstances indicate that it is more likely than not that the asset is impaired in accordance with ASC 350. Leading first performs a qualitative assessment to assess all relevant events and circumstances that could affect the significant inputs used to determine the fair value of the indefinite-lived intangible asset. If after performing the qualitative assessment, Leading determines that it is more likely than not that the indefinite-lived intangible asset is impaired, Leading calculates the fair value of the intangible asset and perform the quantitative impairment test by comparing the fair value of the asset with its carrying amount. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, Leading recognizes an impairment loss in an amount equal to that excess.

169

The fair value of the indefinite-lived intangible asset was estimated using a discounted cashflow method with significant inputs such as projected future cash flows, discount rate and terminal growth rate. There was no material change in the cash flow assumptions that led to the impairment of indefinite-lived intangible asset for the years ended June 30, 2023 and 2024, and for the six months ended December 31, 2023 and 2024.

For the six months ended December 31, 2023 and 2024, Leading did not record any impairment loss for the indefinite-lived intangible assets. If future results diverge from its current assumptions and estimates, it may face potential impairment charges. A 10% impairment loss recognition of the carrying amount of the indefinite-lived intangible assets would have increased its loss before income tax by 61.0% and 51.2% for the six months ended December 31, 2023 and 2024, respectively.

For the years ended June 30, 2023 and 2024, Leading did not record any impairment loss for the indefinite-lived intangible assets. If future results diverge from its current assumptions and estimates, it may face potential impairment charges. A 10% impairment loss recognition of the carrying amount of the indefinite-lived intangible assets would have increased its loss before income tax by 33.8% and 40.9% for the years ended June 30, 2023 and 2024, respectively.

Valuation of deferred tax assets

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, based upon the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

When Leading determines and quantifies the valuation allowances, it considers such factors as projected future taxable income, the availability of tax planning strategies, the historical taxable income and losses in prior years, and future reversals of existing taxable temporary differences. The assumptions used in determining projected future taxable income require significant judgment. Actual operating results in future years could differ from its current assumptions, judgments and estimates. Changes in these estimates and assumptions may materially affect the tax position measurement and financial statement recognition. There was no material change in the estimates and assumptions of valuation of deferred tax assets for the years ended June 30, 2023 and 2024, and for the six months ended December 31, 2023 and 2024.

Due to uncertainties surrounding future utilization of deferred tax assets, Leading has recognized a valuation allowance of US$0.24 million, US$0.23 million and US$0.14 million as of June 30, 2023 and 2024, and December 31, 2024, respectively. As of June 30, 2023 and 2024, and December 31, 2024, Leading has recognized full valuation allowance of deferred tax assets. A 10% decrease of the valuation allowance would have decreased its net loss by 2.0%, 2.3% and 1.9% for the years ended June 30, 2023 and 2024, and for the six months ended December 31, 2024, respectively.

Taxation

Cayman Islands

Leading Group is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, its parent company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

British Virgin Islands

Under the current laws of the British Virgin Islands, entities incorporated in British Virgin Islands are not subject to tax on their income or capital gains.

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, effective April 1, 2018, under the two-tiered profits tax rates regime, the first 2.0 million Hong Kong Dollar (“HKD”) of profits of the qualifying group entity will be taxed at 8.25%, and profits above HKD2.0 million will be taxed at 16.5%. Under Hong Kong tax laws, Hong Kong subsidiary is not taxed on its foreign-sourced income. Additionally, upon payments of dividends by the from Hong Kong subsidiary to its shareholders, no withholding tax in Hong Kong will be imposed.

PRC

Under the EIT Law, the standard enterprise income tax rate for domestic enterprises and foreign invested enterprises is 25%.

170

In accordance with Taxation [2021] No. 12, which was effective from January 1, 2021 to December 31, 2022 and Taxation [2023] No. 6 which was effective from January 1, 2023 to December 31, 2024, an enterprise qualified as a small-scale and low-profit enterprise receives a tax preference including a preferential tax rate of 2.5% on its taxable income below RMB1 million, and another preferential tax rate of 10% and 5% on its taxable income between RMB1 million and RMB3 million from January 1, 2021 to December 31, 2021, and from January 1, 2022 to December 31, 2022, respectively. In accordance with Taxation [2022] No. 13, which was effective from January 1, 2023 to December 31, 2024, preferential tax rate changes to 5% on taxable income below RMB1 million.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Foreign currency exchange rate risk

Leading’s functional currency is Renminbi and reporting currency is U.S. dollars. Leading’s transaction currency used in operating activities is mainly denominated in Renminbi. Leading will be exposed to foreign exchange risk in its financing activities if it receives oversea investment funds in transaction currency other than Renminbi. Additionally, Renminbi is not a freely convertible currency. The SAFE controls the conversion of Renminbi into other currencies. The value of Renminbi is subject to changes in central government policies, international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. Leading’s cash, excluding restricted cash, denominated in Renminbi amounted to US$866,478, US$1,094,586 and US$779,903 as of June 30, 2023 and 2024, and December 31, 2024, respectively.

Interest rate risk

Leading is exposed to interest rate risk on its interest-bearing assets and liabilities. As part of its asset and liability risk management, it reviews and takes appropriate steps to manage its interest rate exposures on its interest-bearing assets and liabilities. Leading has not been exposed to material risks due to changes in market interest rates, and not used any derivative financial instruments to manage the interest risk exposure during the years ended June 30, 2023 and 2024, and the six months ended December 31, 2024.

Inflation risk

Inflationary factors, such as increases in personnel and overhead costs, could impair Leading’s operating results. Although Leading does not believe that inflation has had a material impact on Leading’s financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on its ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues do not increase with such increased costs. The Consumer Price Index (“CPI”) of PRC increased 0.2% from the calendar year of 2022 to the calendar year of 2023, which remained stable and did not impose inflation risk to its operations.

Credit Risk

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. Leading manages credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. Leading identifies credit risk collectively based on industry, geography and customer type. In measuring the credit risk of Leading’s sales to its customers, Leading mainly reflects the “probability of default” by the customer on its contractual obligations and consider the current financial position of the customer and the current and likely future exposures to the customer.

Liquidity Risk

Leading is also exposed to liquidity risk, which is risk that Leading will be unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, Leading will turn to other financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

171

INDUSTRY OVERVIEW

The information presented in this section has been derived from the Industry Report commissioned by Leading Partners and prepared by Frost & Sullivan, an independent research firm, regarding the industry and market position of Leading in China. Unless otherwise specified, all market and industry information included in this section is derived from the industry report prepared by Frost & Sullivan. Frost & Sullivan has advised that the statistical and graphical information contained in the Industry Report is drawn from its database and other sources. For a complete description, you should refer to the Industry Report, which is attached  hereto as Annex C.

Overview of Insurance Market in China

Insurance coverage can be defined as a contract in the form of a financial protection policy. Insurance can be broadly classified into two main categories: P&C insurance and L&H insurance. P&C insurance refers to insurance that takes tangible or intangible property, and its related interests, as the subject of the insurance policy. It is a type of compensatory insurance, where the insurance provider pays out benefits to the policyholder when the insured property is damaged or lost due to covered events. In contrast, L&H insurance refers to insurance that takes a person's lifespan or physical well-being as the subject of the policy. This type of insurance pays out benefits when the policyholder suffers from death, disability, illness, aging, or other accidents within the insurance period or a specified timeframe. The primary purpose of life and health insurance is to provide financial protection for the policyholders and their dependents in the event of such occurrences.

China's insurance market has experienced robust growth in the recent years. From 2019 to 2023, the industry witnessed growth with a CAGR of 4.7% in terms of GWP for the entire market. The relatively low CAGR of the total GWP of the China’s insurance market from 2019 to 2023 is primarily attributed to the negative growth of such GWP in 2021 as compared to the corresponding GWP figure in 2020, as a result of the COVID-19 pandemic. Looking ahead, Frost & Sullivan and Leading’s management believes that the growth of total GWP is expected to accelerate, with an anticipated CAGR of 7.9% from 2023 to 2028, driven by key factors as set out below:

•

Increased disposable income per capital in China, driven by robust economic growth, will further increase Chinese population’s demand for health protection and wealth management products, including insurance products. In 2023, the per capita disposable income in China reached RMB39,218, marking an annual growth rate of 6.33% as compared with the previous year;

•	Chinese population’s growing awareness of physical health and knowledge about insurance products as a result of improved economic conditions, will further drive the increase of the demand.
•

China’s insurance market has great growth potential as compared with more developed markets, as evidenced by the fact that the insurance penetration rate (the ratio of total GWP collected by insurance companies divided by a country’s gross GDP) and density (the ratio of total GWP collected by insurance companies divided by a country’s population) of China’s insurance market in 2022 were at 3.9% and USD489, respectively, both of which fall short of the global averages of 6.8% and USD853 in the same year; and

•

Favorable government policies were promulgated in 2024 to increase market opportunities and general population’s demand for insurance products, foster a stable market environment, and facilitate innovation in the insurance market, including “Several Opinions on Strengthening Regulation, Preventing Risks, and Promoting High-Quality Development of the Insurance Industry (关于加强监管防范风险推动保险业高质量发展的若干意见),”. “Guiding Opinions on Improving the Long-Term Mechanism for Basic Medical Insurance Participation (国务院办公厅关于健全基本医疗保险参保长效机制的指导意见), ” “Notice on Doing a Good Job in Basic Medical Security for Urban and Rural Residents in 2024 (关于做好2024年城乡居民基本医疗保障有关工作的通知)”and “Ten Measures to Accelerate the Development of the Insurance Industry in 2024" (2024年加快保险业发展十条举措)”.

According to Frost & Sullivan, the positive effects of the above mentioned factors have been reflected in the recent developments of the market, as the year-on-year growth rate of the total GWP of China’s insurance market increased from 4.6% in 2022 to 9.1% for 2023, and it is expected that such year-on-year growth rate will be around 7-8% during period from 2023 to 2028.

In 2023, the GWP of the L&H insurance segment in China reached a total of RMB3.8 trillion (out of which accident insurance and health insurance reached a total of RMB 1 trillion), which constituted 73.4% of the total GWP of China’s insurance market. Meanwhile, the GWP of the P&C insurance segment in China also has increased steadily in recent years and reached a total of RMB1.36 trillion in 2023, which accounted for 26.6% of total GWP of China’s insurance market. The growth trajectory of the two major insurance segments is projected to continue in the coming years. From 2023 to 2028, the GWP of the P&C insurance segment in China is expected to grow at a CAGR of 6.7%, while the GWP of the life and health insurance segment in China is forecasted to grow at a CAGR of 8.3%. (See chart below.)

Despite the optimistic outlook, the growth rate of China’s insurance market may not grow at the expected rate for several reasons including but not limited to: (i) past performance may not guarantee future success and failure to sustain growth could further adversely affect the growth momentum; (ii) Chinese insurance companies face challenges in competing against existing and emerging rivals within a competitive and rapidly evolving market, which could lead to reduced demand, lower profitability, loss of market share, talent attrition, and uncertain future prospects; and (iii) China’s insurance market is highly regulated, requiring market players to navigate an evolving legal and regulatory landscape, and non-compliance or an inability to adapt to changes could severely impact business operations and future opportunities.

172

Classification of P&C Insurance

P&C insurance can be broadly classified into three main categories: auto insurance, liability insurance, and other P&C insurance.

Auto insurance, also known as car insurance, provides financial protection against physical damage and bodily injury resulting from vehicle collisions and other accidents. It typically covers both damage to the insured vehicle and liability arising from third-party claims. In China, auto insurance companies have gained more pricing power in recent years. However, the insurance sector for new energy vehicles (“NEV”) remains nascent, characterized by low underwriting ratios and unfavorable payout scenarios, which has led to the domination by leading P&C insurance firms of this segment.

Liability insurance offers coverage for legal liabilities arising from bodily injury or property damage caused by the policyholders. It encompasses general liability, professional liability (errors and omissions), medical liability, product liability, and other liabilities, shielding businesses and individuals from the financial losses from lawsuits. This segment has seen significant growth, with the premium income of liability insurance increasing by 10.5% from 2022 to 2023, constituting 9.3% of the total premium income of the non-auto insurance sector.

Other than the above, there is also a range of other categories of P&C insurance including agricultural insurance, commercial P&C insurance, homeowners' insurance and fidelity insurance.

The P&C insurance market has a diverse array of coverage, with auto insurance representing the largest segment in terms of GWP, followed by liability insurance and the various other P&C insurance segments. (See chart below.)

173

Sales Channels of P&C Insurance in China

Navigating China's P&C insurance market requires a deep understanding of the diverse sales channels through which insurance products reach end customers. The sales channels in China's P&C insurance market mainly include (1) affiliated agents of insurance companies, (2) direct sales, and (3) independent insurance brokers. Among these, independent insurance brokers play a pivotal role in facilitating transactions and providing expert advice to cater to the specific needs and preferences of insurance purchasers. In 2023, the GWP generated through independent insurance brokers made up for a predominantly 46.2% of the total GWP in China's P&C insurance market. This was followed by sales through affiliated agents of insurance companies with a market share of 28.1%, and then sales through direct sales with a market share of 25.7%.

Market Size of P&C Insurance in China

The forecast of China's P&C insurance market indicates a positive growth trajectory with distinct trends across different sales channels, namely, affiliated agents of insurance companies, direct sales and independent insurance brokers. The GWP of P&C insurance in China generated through the independent insurance brokers channel is forecasted to experience significant growth from 2023 to 2028, with a projected CAGR of 9.4%, surpassing the CAGR of GWP of P&C insurance through the other two channels. This indicates an accelerated expansion and potentially greater market penetration of independent insurance brokers in the coming years. During the same period, the GWP of P&C insurance in China generated through direct sales is expected to experience growth with a CAGR of 9.0%. These trends demonstrate the dynamic nature of the P&C insurance market in China. Sales through independent insurance brokers has emerged as a key area of opportunity for growth and profitability, with forecasted GWP capturing a projected 52.4% of the total GWP of P&C insurance in China generated through the three channels in 2028. (See chart below.)

Key Drivers of P&C Insurance Market in China

Huge Growth Potential Compared with Developed Markets

Although China’s insurance market is the second largest globally in terms of premium income as of 2022, it still holds great potential for future growth. In 2022, China's insurance penetration was 3.9%, and insurance density was US$489. Both figures are much lower than the global insurance density and insurance penetration of US$853 and 6.8%, respectively, in the same year. China's low insurance density and insurance penetration suggest significant growth potential for its insurance market.

174

Growth in Awareness of Insurance Products Among Chinese Citizens

China's economic growth has elevated its gross national income (“GNI”) per capita to over US$10,000 as of 2022. With China's economic growth, Chinese citizens now pay more attention to their life quality and financial stability. As a result, they are willing to allocate more income to insurance protections. Furthermore, the continuous development and urbanization in China is expected to drive increased premium growth, as residents in lower-tier cities become more aware of the need for various insurance products to mitigate risks in different aspects of life.

Diverse Policy Support Fuels Growth

The P&C insurance market in China is experiencing robust growth, bolstered by a variety of policy instruments that addresses the needs of China's economic and society development. In 2022, non-auto insurance premiums alone showed a 12.75% increase in terms of GWP, with agricultural insurance and liability insurance as the two fastest growing segments. This trend of growth demonstrates the effects of policy initiatives that encourage innovation and respond to emerging risks, as well as growing consumer demand for protection against various potential losses. These factors have not only contributed to the market's overall health but have also positioned China's P&C insurance industry for future resilience and growth.

Key Trends of P&C Insurance Market in China

Advancement of Digital Technologies Transforms the Entire Insurance Value Chain

The advancement of digital technologies, including big data analytics, cloud computing and AI, is driving a profound transformation within the insurance industry and enhancing overall operational efficiency. AI, for instance, is able to extract and analyze historical data, enabling insurance companies to formulate predictive models for customer acquisition and product recommendations. Meanwhile, big data analytics empowers insurance companies to collect and leverage a more extensive dataset, which is invaluable for assessing customer risk profiles and gaining more insights into their characteristics and behaviors. Furthermore, the adoption of cloud computing facilitates the automation of critical systems and workflows related to policy administration, underwriting, and claim processing. This streamlined approach reduces manual effort and improves responsiveness to customer needs.

The Share of NEV Insurance is Rising Rapidly

With the massive popularity of NEVs, consumer demand for NEV insurance is also on the rise. This trend is reflected in the strong growth of auto insurance offerings by major insurance companies. In 2023, the growth of auto insurance came mainly from NEV insurance. The top two insurance companies in China both showed that the number of NEV policies underwritten grew by over 50% year-over-year in 2023.

Classification of Life and Health Insurance

Life and health insurance can be classified into three distinct categories: life insurance, health insurance, and accident insurance. Life insurance is a financial contract between an individual and an insurance company, where the policyholder pays regular premiums in exchange for a lump-sum payment to their designated beneficiaries upon the policyholder's death. Health insurance, on the other hand, offers financial protection against the high costs of medical treatments, hospitalization and other healthcare services. Accident insurance is designed to provide coverage for medical expenses, rehabilitation costs and income losses during the recovery period following an accident that results in bodily injury, disability or death. (See chart below.)

175

China's life and health insurance market has experienced consistently positive growth since 2019. From 2019 to 2023, the GWP of life and health insurance in China registered a CAGR of 5.0%. Looking ahead, the growth is projected to accelerate, with a forecasted CAGR of 8.3% from 2023 to 2028.

Within the life and health insurance segment, life insurance remains the primary contributor to the overall market in terms of GWP. However, the GWP of health insurance has been steadily increasing. By 2028, the GWP of life insurance is expected to account for a market share of 72.4%, while the GWP of health insurance is forecasted to reach a market share of 25.8%, out of the total GWP of life and health insurance.

The GWP of life insurance in China market increased at a CAGR of 5.0% from 2019 to 2023 and is projected to further grow at a CAGR of 8.0% from 2023 to 2028, reaching a total of RMB4.1 trillion by 2028. The GWP of the health insurance market in China has followed a similar growth trajectory, with an initial CAGR of 6.3% from 2019 to 2023 and a projected CAGR of 9.9% from 2023 to 2028, expected to expand the market to RMB1.4 trillion in GWP by 2028. In contrast, the GWP of accident insurance saw a negative CAGR from 2019 to 2023 but is forecasted to gradually improve, with a projected CAGR of 0.8% from 2023 to 2028.

Key Drivers of China’s Life and Health Insurance Market

The Aging Trend Accelerates the Stronger Demand for Life and Health Insurance.

China is transitioning into an aging society, a phase marked by a slowing pace of population growth. The segment of the population aged 65 or older has increased from 176 million in 2019 to 217 million in 2023, representing a rise from 12.6% to 15.4% of the total population in these respective years. The demographic changes will result in increased demand for health and retirement income insurance products among individuals seeking to ensure adequate medical care and secure pension plans in response to the aging population.

Favorable Policies Supporting the Robust Development of China’s Life and Health Insurance Market.

The Chinese government has promulgated a series of favorable policies to promote the development of the life and health insurance industry. For example, in 2023, it announced key objectives for the further reform of medical and healthcare systems in the latter half of the year. These reforms are designed to strengthen the multi-tiered medical security system and encourage the expansion of commercial medical insurance. In 2021, “Guidance of further enriching the supply of life insurance products” was issued by China Banking and Insurance Regulatory, to meet the diverse insurance needs of customers, encouraging increased investment in information technology and leverage technology to lower product costs, innovate supply channels, and expand service depth, in order to achieve more scientific pricing, convenient insurance application, and prompt claims settlement. Developing life insurance products that are tailored to various scenarios and comply with actuarial principles to achieve data-driven business development.

176

Key Trends of China’s Life and Health Insurance Market

Enhanced Product Innovation with More Customized and Diversified Product Offerings.

Insurance clients now exhibit diverse demands for insurance products, driven by various scenarios and individual needs. As a result, insurance companies are actively responding to these evolving demands, focusing not only on existing needs but also on addressing areas of unmet protection. With the help of technology evolution and data analyzation tools, insurance companies can better cater to unmet and diversified needs and innovate the insurance product development tailored to such needs. This approach is enabling them to offer a wide range of highly customized and diversified insurance products.

Strong Growth Potential of Health Insurance.

Health insurance is a key segment with strong future growth potential in China’s insurance industry, increasing from RMB0.7 trillion in 2019 to RMB0.9 trillion in 2023 in terms of GWP, representing a 5-year CAGR of 6.3%. And its market share of the total life and health insurance market in China has increased from 22.8% in 2019 to 24.0% in 2023. It is estimated that the health insurance segment will continue its fast growth, and reach RMB1.4 trillion in 2028 with a 5-year CAGR of 9.9%, in comparison with the relatively slower growth of life and accident insurance, with a 5-year CAGR of 8.0% and 0.8%, respectively. And the market share of health insurance is estimated to further increase to 25.8% in 2028.

Overview of Independent Insurance Brokerage Market in China

Independent insurance brokers offer insurance quotes on different policies and select products on insurance purchasers' behalf. Independent insurance brokers facilitate insurance transactions for insurance companies in exchange for commissions.

Classification of Independent Insurance Brokers

The independent insurance brokerage market can be categorized into traditional and digital independent insurance brokers. Traditional insurance brokers primarily operate through in-person channels, providing insurance advice and assistance to customers offline. In contrast, digital insurance brokers utilize online platforms and emerging technologies to make connections with customers in a more efficient way.

Market Size of Independent Insurance Brokerage in China

China’s independent insurance brokerage market has experienced notable growth since 2019, with a distinct shift towards digital platforms. The CAGR of total revenue of China's independent insurance brokerage market is projected to increase from 6.5% in the 2019-2023 period to 8.8% in the 2023-2028 period.

The GWP of China's independent insurance broker market increased from RMB0.5 trillion in 2019 to RMB0.9 trillion in 2023, marking a significant growth trajectory with a CAGR of 13.8%. It is expected to increase further to RMB2.1 trillion in 2028 with a CAGR of 19.0%. The market share of China’s independent insurance broker out of the entire insurance market in China maintained 12.1% in 2019 and increased to 16.9% in 2023, and is expected to further increase to 27.6% in 2028. (See chart below)

Revenue of digital insurance brokerages, in particular, is seeing a significant rise, with a CAGR of 12.1% from 2019 to 2023, and is expected to accelerate further to 14.3% in the subsequent period from 2023 to 2028. By 2028, revenue of the digital independent insurance brokerage market is forecasted to constitute 39.3% of the total independent insurance brokerage market, up from 25.0% in 2019, reaching a projected revenue of RMB78.78 billion. In contrast, revenue of the traditional independent insurance brokerage market indicates a relatively slower CAGR from 4.4% in the 2019 to 2023 period to 5.9% in the 2023-2028 period. This reflects a substantial transition towards digital insurance solutions in the Chinese market. (See chart below)

177

Key Drivers of Independent Insurance Brokerage Market in China

Separation Between Insurance companies and Independent Insurance Brokers

In recent years, a variety of official guidelines and policies on the independent insurance brokerage market has been introduced in China and therefore facilitated more orderly operations in the market. In 2010, the "Opinions on Reforming and Improving the Management System of Insurance Agents" was issued by the then China Insurance Regulatory Commission to encourage the separation of insurance companies and independent insurance brokers in China. Furthermore, in 2021, the CBIRC issued the "Measures on Internet Insurance Business"(《互联网保险业务监管办法》), which encouraged the continuous innovation and improvement of regulations for independent insurance brokers, providing new development opportunities for various independent insurance brokers.

Aligned Interests With Policyholders

With diverse product offerings provided by insurance companies, independent insurance brokers are no longer tied to the interests of a single insurance company or online platform. This affords independent insurance brokers the flexibility to identify and address the needs of insurance purchasers through tailored product combinations. Concurrently, the sales model employed by independent insurance brokers is undergoing a transformation. Moving away from a product-oriented approach, independent insurance brokers are embracing a more consulting-oriented model. In this evolved paradigm, independent insurance brokers configure products and deliver consultative services based on a deep understanding of the policyholders' interests and strategic objectives.

Customer Acquisition Advantages as Distribution Channel

Independent insurance brokers offer policyholders a comprehensive selection of insurance products offered by different insurance providers. This diverse range of options allows policyholders to find policies that precisely cater to their specific needs and preferences, including access to specialized coverage and higher coverage limits. Additionally, the long-term relationships that independent insurance brokers form with families and individuals can be greatly beneficial. By serving as a trusted advisor and helping policyholders obtain the right coverage over time, independent insurance brokers are able to develop enduring trust-based partnerships with the insurance purchasers.

Technological Revolution in the Digital Insurance Sector

Technologies such as AI, big data, cloud computing, and blockchain are enhancing operational efficiency and reducing costs within the insurance industry. For example, cloud computing reduces expenses by dynamically allocating resources as needed. AI-driven platforms boost efficiency in tasks like loss assessment, customer service and sales consulting by leveraging automation technologies such as text, image, and voice emotion recognition, natural language processing, and human-computer interaction. Furthermore, insurtech expands the reach of independent insurance brokers by facilitating comprehensive customer analytics and the delivery of diverse, high-frequency products at lower costs. AI and big data enable the automatic screening of high-quality customers and detailed analysis of customer needs, helping identify potential insurance product and service demands. Additionally, these technologies provide immediate customer service and precise marketing through smart devices, significantly reducing customer acquisition costs.

178

Shifting Customer Behaviors and Generational Dynamics

Research indicates that insurance customers in the digital age prioritize product transparency and service experience, exhibiting a strong preference for personalization, customization and scenario-based offerings. Additionally, insurance purchasers across all age groups demonstrated an increasing willingness to purchase insurance online in 2023. The online insurance purchasing rate for those aged 51 to 60 rose from 63% in 2022 to 72% in 2023. Meanwhile, millennials are poised to become the dominant customer group for insurance within the next decade. This younger demographic group generally exhibits a greater willingness to adopt digital insurance products and possesses stronger needs for customized offerings. These shifting customer behaviors and generational dynamics enhance the growth prospects for digital independent insurance brokers.

Key Trends of Independent Insurance Brokerage Market in China

Leveraging Digital Insurance Technologies to Offer Value-Added Services

Technological advancements have become a key focus for modern insurance brokers. By leveraging their technical capabilities, these independent insurance brokers are able to provide a wide range of value-added services to various stakeholders in the industry. One prime example is in the marketing and sales stage. Independent insurance brokers can utilize sophisticated data analytics and digital tools to significantly enhance their marketing strategies. They can segment customers into highly targeted groups based on detailed behavioral, demographic, and psychographic insights. This allows independent insurance brokers to deliver highly personalized and targeted marketing campaigns that resonate better with each customer segment.

Exploring Cross-Industry Partnership Opportunities to Enhance Overall Customer Experience

By exploring cross-industry partnership opportunities, such as with gas stations, automobile detailing services, car washes and car care providers, independent insurance brokers can offer insurance purchasers more comprehensive and customized value-added services. This can enhance customer loyalty and satisfaction. For the independent insurance brokerage sector itself, these partnerships can expand independent insurance brokers’ business scope and enhance their competitive differentiation.

Competitive Landscape of Independent P&C Insurance Brokerage Market in China

Overview

Various players participate in China's independent P&C insurance brokerage market. However, the majority of incumbent players only offer basic insurance brokerage services with limited technological integration or additional value-added offerings. As the industry is poised for substantial technological changes and market growth, players who can leverage advanced technologies to address industry pain points have built up distinctive competitive advantages. Leading believes these forward-thinking market leaders will likely set the industry standards and guidelines, ultimately gaining increased market share.

One key advantage held by these leading insurance brokers is their adeptness at leveraging online traffic and digital channels. They strategically navigate the digital landscape to efficiently reach and engage a broader base of potential insurance purchasers, designed to stimulate diverse insurance demands. Understanding that a large customer base alone is insufficient, these leaders emphasize rigorous data-driven risk management protocols to accurately identify and serve eligible insurance purchasers. Their ability to execute data-driven risk assessments during critical stages like underwriting and claim settlement sets them apart, facilitating consumer-centric product design and enabling innovative pricing strategies based on extensive user data analytics.

179

Notably, Leading is highlighted as one of the few independent P&C insurance brokers in China that offers integrated, technology-empowered value-added marketing services.

Entry Barriers of China’s Independent P&C Insurance Brokerage Market

Sufficient Industry Know-How

Independent P&C insurance brokers must accumulate extensive industry know-how encompassing both the product side and the user side. Lacking industry knowledge can lead to misunderstanding customer preferences. Moreover, insufficient product expertise makes it challenging to satisfy policyholders' needs or provide innovative insurance products. Developing this deep understanding of the industry is crucial for competing with industry pioneers and securing long-term market share.

Technology Advancement

Maintaining long-term technological advancement is essential for independent P&C insurance brokers. Combining with SaaS solutions, technologies such as AI, big data, and cloud computing empowers property and casualty independent insurance brokers in every operation stage from product development, marketing & sales, policy administration, claims management, and customer support. Leveraging disruptive and innovative technologies is key for independent P&C insurance brokers to sustain competitive advantages.

Adequate Resources

The necessary resources include capital, relationship with insurance companies, and talented personnel. To offer insurance purchasers a wide range of product choices, independent insurance brokers must possess significant capital, as well as maintain strong long-term partnership with insurance companies. Substantial capital investment in technology is required to ensure continuous innovation. Additionally, independent P&C insurance brokers need to hire professional, high-quality attorneys, actuaries, and other specialized technical experts to ensure stable daily operations.

Required Licenses

According to the National Financial Regulatory Administration, as of June 2024, there were a total of 496 insurance broker license holders. Steps to apply for an insurance broker license mainly include: preparing application materials, submitting application materials, awaiting the CBIRC's decision on whether to accept the submitted materials for further review, receiving initial feedback from the CBIRC regarding any additional information, receiving a second round of feedback from the CBIRC (as necessary), providing detailed responses to all feedback from the CBIRC to facilitate the review process, awaiting the final decision from the CBIRC on the application result, receiving certification or taking further actions as guided by the CBIRC in case of a denial. The applications accepted by the CBIRC should be examined and completed within 20 days from the date of acceptance.

Overview of P&C Insurance Marketing Service Industry in China

China's P&C insurance marketing service providers may offer a suite of digital solutions to insurance companies. These solutions could include marketing promotion services through both online and offline channels, data analysis, technical support, and other value-added services. The goal is to connect the participants along the insurance industry chain through digital means, with the aim of improving insurance sales and customer service efficiency.

China's P&C insurance marketing service providers typically have insurance companies as their clients. They offer promotion services through online and offline channels to help insurance companies enhance customer retention and access. These service providers generate revenue by providing benefits and vouchers on behalf of insurance companies. For instance, their marketing services could primarily involve acquiring and distributing promotional vouchers such as mobile top-up cards, fuel cards and consumption vouchers on behalf of insurance companies. The pricing model is based on the volume of service orders or vouchers issued, with a fixed fee charged per order. The transaction price does not include any provision for rebates or discounts.

180

Market Size of P&C Insurance Marketing Service in China

The P&C insurance marketing service industry in China is experiencing significant growth, with a CAGR of 24.6% for the 2019-2023 period, in terms of revenue. The growth is expected to accelerate with an expected CAGR of 35.1% from 2023 to 2028. The robust growth is projected to propel the market to reach a revenue of RMB110.6 billion by 2028. This growth trajectory indicates a substantial expansion in the P&C insurance marketing services, particularly in value-added services, and underscores the dynamic potential of the P&C insurance marketing service industry in China over the forecasted timeframe. (See chart below.)

Key Drivers of P&C Insurance Marketing Service Industry in China

Promotion of Digitalization in the Insurance Industry

Nowadays, insurance companies and independent insurance brokers are urgently seeking to reach end customers faster and more efficiently. They also aim to provide insurance purchasers with more value-added services in order to gain a larger market share. The P&C insurance marketing service providers can help them realize digitalization throughout the entire insurance process, from marketing promotion and technical support to the delivery of value-added services. Simultaneously, these marketing service providers can modularize and standardize various insurance processes to meet the customized needs of insurance companies and independent insurance brokers. This is made possible through strong technological capabilities and resources.

Integration of Cutting-Edge Technologies in Digital Solutions

By integrating more advanced, cutting-edge technologies, the P&C insurance marketing service providers can offer insurance purchasers even more efficient, secure and systematic services. For instance, AI technologies can be leveraged to power intelligent customer service systems and automate insurance policy recognition. Meanwhile, big data analytics can be utilized to gain deeper insights into customer behavior, enabling the delivery of highly customized service recommendations. Furthermore, cloud computing services can be employed to provide scalable data storage and processing capabilities.

Key Trends of P&C Insurance Marketing Service Industry in China

Exploring Cross-Industry Cooperation Opportunities

By exploring cross-industry cooperation opportunities, such as partnering with third-party vendors, insurance companies and independent insurance brokers can provide insurance purchasers with more value-added and customized services. This, in turn, can enhance customer stickiness and satisfaction. For P&C insurance marketing service providers, these cross-industry collaborations can expand their business scope and enhance their competitive differentiation. By integrating advanced technologies and expertise from complementary sectors, they can offer insurance purchasers even more efficient, secure and comprehensive services.

Growing Adoption of Digital Marketing Strategies

With the widespread adoption of the internet, services provided by P&C insurance marketing service providers are incorporating more digital marketing tactics. These tactics include social media advertising, search engine optimization and content marketing. By partnering with specialized marketing service providers, insurance companies can access the necessary knowledge and resources to optimize their digital marketing campaigns. The integration of these digital marketing strategies allows insurance companies to reach potential customers more effectively and efficiently.

181

 INFORMATION ABOUT LEADING

Overview

Leading is an insurance channel specialist operating in the insurance services segment in China. As an independent insurance broker, Leading is able to select its insurance company partners independently and flexibly. Leading’s brokerage license enables it to provide insurance brokerage services to insurance companies offline and online under the brand “Dingli” (鼎立) in China. Leading also provides integrated marketing services conducted by its PRC Subsidiaries to better serve its insurance company partners. Leading’s business helps insurance companies to target and acquire customers at greater scale to accelerate their insurance premium sales growth. Leading also enables its channel partners to efficiently and effectively expand their value proposition to their customers.

Leading’s core service offering includes:

Insurance Brokerage Services. Leading facilitates the sale of P&C insurance products, namely, auto insurance, liability insurance and other P&C insurance products (including engineering insurance for the years ended June 30, 2023 and 2024, which was separated as a standalone sub-category of P&C insurance products for the six months ended December 31, 2024), as well as L&H insurance products including health insurance, accident insurance and life insurance offered by its insurance company partners to end customers. As of December 31, 2024, Leading collaborated with 60 insurance companies and over 300 provincial and municipal branches of those insurance companies to offer products in a total of 78 P&C insurance categories and a total of 28 L&H insurance categories.

Leading conducts its insurance brokerage business in China through the operating entity Dingli. The Dingli name translates to a tripod of force, similar to the three legs of a tripod forming a secure, stable and reliable architecture. Leading considers the meaning of Dingli as synonymous with the principal of insurance to protect insurance purchasers in circumstances of unforeseen events. The Dingli brand also represents the aim of the business, which is to focus on three core elements: (i) development of insurance companies and sales channel relationships, (ii) insurance product optimization and upgrade and (iii) operational excellence underpinned with research and development and technology improvement.

For the years ended June 30, 2023 and 2024, Leading brokered a total number of 905,549 and 1,936,967 P&C insurance policies with total GWP of US$187.55 million and US$336.58 million, respectively. For the L&H insurance segment, Leading facilitated the issuance of a total number of 456,085 and 1,429,884 insurance policies with total GWP of US$32.13 million and US$56.30 million, respectively.

182

Leading generate revenues from the brokerage fees it charges its insurance company partners for successful brokerage of insurance products. The brokerage fees are based on the insurance premiums Leading facilitates for its insurance company partners. The brokerage fee rates vary dependent on the different insurance products. For the years ended June 30, 2023 and 2024, and for the six months ended December 31, 2024, Leading’s the net revenues generated from its insurance brokerage services were approximately US$31.23 million, US$50.30 million and US$39.82 million, respectively, accounting for approximately 98.7%, 98.8% and 99.3%, respectively, of its total net revenues.

Integrated Marketing Services. Leading provides services to insurance company partners including marketing solutions and conducting marketing activities for acquisition and retention of policyholders. Leading develops relationships with its insurance company partners through its integrated marketing services, which further brings more business opportunities for its insurance brokerage services. Leading charges its insurance company partners fees for these services. The service fees are based on the value of products and services Leading provides on behalf of its insurance company partners to the end customers. For the years ended June 30, 2023 and 2024, and for the six months ended December 31, 2024, the net revenues generated from the integrated marketing services were approximately US$0.40 million, US$0.60 million and US$0.27 million, respectively, accounting for approximately 1.3%, 1.2% and 0.7%, respectively, of Leading’s total net revenues.

According to Frost & Sullivan, China’s insurance market has experienced robust growth in recent years. From 2019 to 2023, the insurance industry achieved a CAGR of 4.7% in terms of GWP for the entire market. The GWP in China for the year 2023 was RMB 5.1 trillion. According to Frost & Sullivan, despite several factors that could prevent China’s insurance market from reaching the anticipated growth rate as discussed in the section titled “Industry Overview,” such CAGR is expected to increase to 7.9% from 2023 to 2028, which will be reflected in the following:

P&C Insurance. The GWP of this segment has increased to a total of RMB1.36 trillion in 2023, which accounted for 26.6% of the total GWP. From 2023 to 2028, the GWP of the P&C insurance segment in China is expected to grow at a CAGR of 6.7%; and

L&H Insurance. The GWP of this segment has increased to a total of RMB 3.8 trillion in 2023 which, accounted for 73.4% of the total GWP. From 2023 to 2028, the GWP of the L&H insurance segment in China is expected to grow at a CAGR of 8.3%.

As an insurance channel specialist, Leading is well positioned to participate in the growing P&C segment as well as health insurance and accident insurance in the L&H segment  in China. As the business gains scale, Leading plans to consider further expansion into life insurance sector. Leading differentiates itself from its competitors through its value proposition to insurance companies and channel partners in a highly competitive market.

China’s P&C insurance brokerage market is experiencing structural changes towards professionalization, digitalization, decentralization and customization. Leading’s B2B business model utilizes strong marketing capabilities, established relationships with major insurance companies, best practice technology and an experienced management team with in-depth industry knowledge. Leading will continue to participate in the growth and transformation of the independent insurance brokerage industry in China to increase its market share. Leading’s continued focus on technology development and application, deepening cooperation with business partners, and enhancement of integrated marketing services ensures that Leading remains competitive in the market.

183

Competitive Strengths

Leading believes that the following strengths differentiate it from its competitors:

Proven Capabilities in Channel Development and Cooperation and Business Model

Leading’s B2B business model featuring “technology + solutions + operation” enables upstream and downstream industry participants to increase revenue, reduce costs and increase efficiency. Through partnerships with 75 third-party sales channels, Leading has visibility into the specific insurance needs in different scenarios. This visibility reduces customer acquisition costs with greater efficiency compared to insurance services segment peers subject to high customer acquisition costs resulting from direct-to-consumer advertisement and traditional marketing techniques. Leading’s channel partners have an existing relationship with their end customers. By embedding its customized digital insurance solutions into the online matrix of third-party information technology companies, media companies and other user traffic channels, Leading is able to reach end customers with scenario-based insurance needs in an efficient manner. This enables insurance company partners to optimize the promotion of insurance products and maximize sales volume. Empowered by its channel development capability and innovative business model, Leading has been widely recognized within the insurance intermediary industry. Dingli, the subsidiary of Leading’s VIE entity through which Leading conducts insurance brokerage business in China, has won the Best Insurance Intermediary Brand Award at the 3rd Asia Insurtech Conference, the 2021 Top 10 Enterprises China Brand Influence Award (Insurance Intermediary Industry) at the 8th China Brand Influence summit, the Outstanding Insurance Intermediary Service Award at the 2020 Leading China Annual Selection, the “2019 China Haobole” Outstanding Insurance Service Institution Award from the Human Resources COE Elite Association and the 2019 Leading Enterprise Award in the Insurance Intermediary Industry by the Internet Weekly of Chinese Academy of Sciences.

Operational Efficiency Powered by Technology and Research & Development

Leading is committed to delivering best practice technology in the insurance services segment. Leading’s experienced research & development team continuously research technology trends and development in high-performance application development frameworks, distribution application frameworks, neural network algorithms and AI technology. Leading’s research & development and technology capabilities have earned recognition at various industry conferences and summits, including the 2024 Best Technology Empowerment Award and the 2023 Annual Digital Insurance Brokerage Company Award at the 6th and 5th China Insurance Industry Digitalization and Artificial Intelligence Development Conference, respectively, as well as the 2021 Insurance Industry Digital Innovation Service Award at the 10th InsurDigital Summit, the 2020 Top 25 Growing InsurTech Award at the Insurstar Annual Insurance Technology Selection and the 2019 Top 50 Insurance Technology Companies Award by the Internet Weekly and eNet Institute, which were all awarded to Dingli, the subsidiary of Leading’s VIE entity through which Leading conducts insurance brokerage business in China. Leading’s core digital infrastructure is operated on a technology-empowered platform developed in house by its team based on professional knowledge and experience gained from real-world deployment of systems. Leading’s technology system and platform is upgraded to support business development, enhance risk management and ensure operational efficiency.

Capability of Offering Both Standardized and Personalized Insurance Products

Leading’s one-stop digital insurance brokerage service system relies on its capability of offering both standard and personalized insurance products, which ultimately enhances user engagement on its platform and enables its insurance company partners to achieve greater premium sales with higher retention rates. Leading gathers and integrates insurance resources to precisely meet various demands of insurance purchasers. Leading upgrades and optimizes existing insurance product portfolios to form customized insurance product solutions under specific scenarios. Leading is capable of co-developing and co-designing insurance products with insurance company partners based on market demands and research. Leading collaborates with insurance companies to develop its platform to be more comprehensive and provide a diversified portfolio of insurance products addressing different scenarios. Personalized insurance products are typically more cost efficient compared to a combination of multiple standard insurance products. Personalized insurance products will be issued by Leading’s insurance companies partners and generally offered by Leading exclusively. This exclusivity further deepens Leading’s collaboration with these insurance company partners and enhances the platform’s attractiveness to end customers.

Professional Teams with Extensive Experience in Insurance Industry

Leading has an experienced management team that is responsible for the strategic direction and growth of the business. Leading’s management team is committed to innovation to deliver digital insurance solutions to end customers. Leading’s marketing team for insurance brokerage services has extensive experience in insurance brokerage consultation, plan customization, claim assistance, data analysis and product customization gained from top-tier insurance companies in China with an average of over 10 years’ experience. Leading’s in house expertise in the insurance brokerage industry has assisted in developing segments such as auto insurance. The teams’ long-term relationships with insurance company partners assist in strengthening and accelerating the growth potential of the business.

184

Growth Strategies

Leading has an organic growth strategy designed to optimize growth trajectory whilst carefully considering the inherent risks of operating in a highly competitive market. This strategy incorporates business, operational and market risk management. Through continued efforts in strategy implementation, Leading aims to achieve increased scale of insurance premiums through Leading’s brokerage services with corresponding revenue growth and expansion of margins.

Expand Sales Channels and Identify New Insurance Scenarios

Leading has established an omni-channel consisting of third-party platforms, Leading’s own nationwide branches and Leading’s online marketplace to reach and acquire large-scale end customers online and offline. Leading intends to expand and deepen partnerships with selected third-party channels to capture business opportunities for scenario-based insurance needs. For example, Leading plans to collaborate with more social media platforms and online communities by embedding Leading’s digital insurance brokerage service in third-party platforms’ operating systems or customized webpages to provide end customers or users direct access to Leading’s platform. Leading also plans to explore insurance scenarios offline by attending summits and seminars across industries to capitalize on opportunities in the growing insurance industry in China. By integrating online and offline sales channels, Leading aims to maintain and deepen cooperation with high-quality sales channels and increase the premium amount of insurance products brokered by it. The accumulation of channel resources and analysis of channel characteristics will deepen Leading’s partnership with sales channels, which will further allow Leading to achieve sales growth.

Upgrade Insurance Products and Product Portfolios

Leading plans to further collaborate with insurance companies to develop its platform to be more comprehensive and provide a diversified portfolio of insurance products addressing different insurance scenarios. As an independent digital insurance service provider, Leading uses its platform to analyze feedback from channels who aggregate market intelligence and end customers’ risk management needs, and continuously upgrade and optimize insurance products to form comprehensive insurance solutions and increase its insurance coverage to better address potential insurance purchasers’ protection needs.

Furthermore, Leading plans to co-design tailored insurance products with its insurance company partners. These vary between insurance scenarios and product categories. Tailored insurance products are typically more cost efficient compared to a combination of multiple standard insurance policies. By developing tailor made insurance products with its insurance company partners, Leading can enrich product categories and broaden the scope of participation in the insurance market. Specific risk coverage provides more cost effective insurance cover for policyholders. Leading’s one-stop digital insurance brokerage service system will provide the unique combination of standard and tailored insurance products. Leading believes that this enhances user engagement on its platform and enables its insurance company partners to achieve greater premium sales with higher retention rates.

185

Leading exclusively offers tailored insurance products issued by its insurance company partners. This exclusivity further deepens Leading’s collaboration with these insurance companies partners and enhances Leading’s platform’s attractiveness to end customers. Leading typically enters into framework agreements with insurance company partners which include co-design service as necessary and applicable. Leading aims to charge insurance companies a higher commission rate for co-designed and tailored insurance products.

Research & Development and Technological Innovation

Research and development is the foundation to drive efficiencies in all areas of Leading’s business, and has been the backbone of Leading’s core business functions including business application, basis services, model algorithm, data platform, infrastructure and production tools. Leading’s operation and management relies on a standardized processing system featuring project management, procurement management, partner management, supplier channel management, inventory management, reconciliation management, settlement management, risk management, quality assurance and application programming interface, or API, access. Leading is an advocate for the digital transformation of the insurance brokerage industry. Leading’s research & development efforts primarily has a primary focus on upgrading Leading’s operation and management platform to utilize digital and intelligent technology infrastructure to enhance flexibility, security and stability. Leading aims to help insurance company partners proactively process transaction, analyze user profile, manage risks, and expand business, and help channel partners improve policy conversion efficiency and reduce operating costs. Leading is also focused on enhancing data modeling capabilities and AI algorithms to better understand end customers’ needs for insurance products in different scenarios. Leading believes the development of AI video interaction to provide policyholders with a personalized insurance experience will provide a competitive strength in the insurance services industry.

Expansion of Operational Network to Convert Business’s Online and Offline

The growth of Leading’s nationwide network of branches and sales team is an integral component of its organic growth strategy. As of December 31, 2024, Leading had established a direct sales network, consisting of Dingli, the holder of an insurance intermediary license, and its seven branches, located in Beijing, Shanghai, Shandong, Shanxi, Anhui, Guizhou, and Guangdong. Leading plans to establish new branches in other provinces and municipalities and expand operational network overseas in the near future. These additional branches will provide increased capability to attract and provide services to customers nationwide and overseas. Leading will direct online user traffic to offline branch locations to enhance its brand recognition in local communities among current and potential customers and insurance company partners. Correspondingly, by bringing offline business operations online, Leading aims to use batch processing of business tasks with the convenience and efficiency of digital channels.

Market Opportunity

Along with the development of the insurance industry and the progress of digital industrial transformation in China in recent years, insurance brokerage services are recognized by more insurance purchasers and insurance companies. According to Frost & Sullivan, the total market size of the Chinese insurance industry in terms of GWP has grown steadily in recent years and is expected to reach over RMB7.5 trillion by 2028, at a CAGR of 7.9% from 2023 to 2028, although several factors could prevent China’s insurance market from reaching such anticipated growth as discussed in the section titled “Industry Overview.” China's independent insurance brokerage market is experiencing notable growth at a CAGR of 6.5% in terms of revenue from 2019 to 2023, and is estimated to grow at a CAGR of 8.8% from 2023 to 2028.

China's insurance brokerage market is experiencing a distinct shift towards digital platforms. The insurance brokerage market is classified into two segments by distribution channels, traditional and digital insurance brokers. Traditional insurance brokers operate primarily through physical channels, providing personalized advice and assistance to insurance purchasers, while digital insurance brokers utilize digital platforms to connect insurance purchasers with insurance products and services. While both markets aim to facilitate the purchase of insurance policies, digital insurance brokers have the advantage of leveraging data and technology to streamline the process and offer more personalized recommendations. Additionally, digital insurance brokers are well positioned to improved pricing due to reduced overhead costs associated with physical operations. The market size of the digital insurance brokerage industry in terms of revenue experienced a CAGR of 12.1% from 2019 to 2023 and is expected to increase to a CAGR of 14.3% from 2023 to 2028. By 2028, revenue of digital insurance brokerage market is forecasted to constitute 39.3% of the total insurance brokerage market, up from 25.0% in 2019, reaching a projected revenue of RMB78.78 billion. Traditional insurance brokers experienced a relatively slower CAGR from 4.4% in the 2019 to 2023 period to 5.9% in the 2023-2028 period, reflecting the substantial transition towards digital insurance solutions in China. The convergence of digital technology and changing consumer preferences in the insurance industry gives digital insurance brokerage service providers, like Leading, a competitive advantage as digital technology assists Leading in connecting end customers through more channels, thus enhancing operation efficiency. Leading has experienced revenue CAGR of 72.7% from 2019 to 2023 reflecting an outperformance as compared to the broader segment performance. Leading believes that, in the future, the digital insurance brokerage service will take more market share. Leading also believes that the independent insurance brokerage market in China is significantly fragmented.

186

Leading’s Services

Leading offers the following services:

Insurance Brokerage Services. Leading facilitates the sale of auto insurance, liability insurance and other P&C insurance products (including engineering insurance for the years ended June 30, 2023 and 2024, which was separated as a standalone sub-category of P&C insurance products for the six months ended December 31, 2024) as well as L&H insurance products including health insurance, accident insurance and life insurance, from insurance company partners to end customers. Through a technology-empowered digital and intelligent service platform, Leading markets insurance products for different scenarios to end customers.

Integrated Marketing Services. Leading provides its insurance company partners with marketing services including marketing solutions and conducting marketing activities for customer acquisition and retention of policyholders. Leading’s integrated marketing services help develop its relationships with its insurance company partners, which would further bring in more business opportunities for its insurance brokerage services.

The working mechanism of Leading’s insurance brokerage services and integrated marketing services is illustrated in the chart below:

Insurance Brokerage Services

Insurance brokerage services accounted for over 98% of Leading’s total revenues for the years ended June 30, 2023 and June 30, 2024, and for the six months ended December 31, 2024. Leading connects the upstream and downstream participants in the insurance industry with a B2B business model featuring “technology + solutions + operation.” Leading provides assistance on business development, sales of insurance products and claim settlement to insurance company partners through technology modules such as mobile exhibition tools and a transaction and management platform. Leading has diversified marketing and distribution channels which include third-party platforms, Leading’s own nationwide branches, Leading’s online marketplace on its official website and its WeChat official account to reach a large number of end customers.

187

The insurance products Leading offers are provided by its insurance company partners and Leading does not incur any underwriting risks. Leading’s insurance brokerage services include clear interpretation and presentation of insurance policy terms to help end customers make informed decisions when purchasing insurance products, services to end customers at all stages of the insurance transaction and throughout the policy period to improve customer experience and increase customer retention rate. Leading provides a diverse range of insurance products primarily consisting of P&C insurance and health insurance products Leading also researches on and identifies insurance needs and preferences of potential policyholders.

Leading connects its insurance company partners with large scale customer bases through its diversified channels including third-party platforms, Leading’s own nationwide branches, Leading’s online marketplace on its official website and its WeChat official account.

A typical insurance brokerage transaction is as follows. End customers seeking insurance products initiate demand for insurance brokerage services through Leading’s channel partners. After receiving end customers’ information, Leading’s channel partners conduct a preliminary summary and classification of end customers’ needs, and then provide such information to Leading. Leading further analyzes the information to understand specific needs, pain points, risk tolerance and budget of those end customers. Based on analysis results, Leading selects suitable insurance products offered by its insurance company partners and recommends them to end customers, informs insurance companies of the various insurance needs of end customers, and eventually end customers purchase the insurance products recommended by Leading from insurance companies.

Leading mostly generates revenues from the brokerage fees that Leading charges its insurance company partners for successful brokerage of insurance products. The brokerage fees are usually based on a percentage of the insurance premiums brokered by Leading, and such percentage vary for different insurance products. Once the end customer signs the insurance policy contract and pays premium to insurance companies, Leading’s performance obligation is considered satisfied. Leading confirms with insurance companies on the amount and successful collection of premiums, and therefore its amount of brokerage fees every two weeks. After such confirmation, Leading recognizes the relevant brokerage fees generated from insurance policies successfully brokered as revenue and accounts receivables in its financial statements, and Leading typically collects brokerage fees from insurance company partners on a weekly basis.

For the years ended June 30, 2023 and 2024, and for the six months ended December 31, 2024, the revenues generated from Leading’s insurance brokerage services were approximately US$31.23 million, US$50.30 million and US$39.82 million, respectively, which accounted for approximately  98.7%, 98.8% and 99.3% of Leading’s total revenues of the corresponding period.

Leading’s Channels

Leading connects insurance company partners with large-scale end customers through third-party platforms and Leading’s own nationwide branches. Leading also promotes insurance products through its online marketplace on its official website and its WeChat official account.

Third-Party Platforms. Leading primarily acquires end customers through third-party platforms. Leading carefully selects and cooperates with third-party platforms to reach potential buyers of insurance products, which provides Leading with a stable and reliable end customer base allowing it to minimize customer acquisition costs in contrast to traditional insurance brokerage service providers who need to invest substantial amount of capital in direct-to-customer marketing and advertising activities.

Third-party platforms direct potential insurance purchasers to Leading’s or insurance companies’ platforms or product pages through various methods such as search engine optimization, social media promotion, and online advertising. They directs potential customers to Leading’s website and online market places through links embedded in their interactive webpages with users, which contain advertisements and promotional contents of Leading or insurance products offered by Leading Third-party platforms usually have strong data analysis and user profiling capabilities, and therefore can increase the promotional target potential insurance purchasers for Leading. In order to attract user attention and increase clicks of the relevant links, third-party platforms also design creative and attractive advertising contents, promotions or interactive events.

By analyzing the traffic data directed to Leading’s platform by those third-party channel partners and the proportion of these traffic converted into actual sales, Leading can evaluate the effectiveness of services provided by third-party platforms. Leading regularly tracks the user behavior including browsing time, click-through rate, and conversion rate to further understand the quality of customer directed by those third-party platforms. By calculating the ratio between the channel cost that Leading pays to the third-party channel partners and the revenues earned through the corresponding, Leading can evaluate whether services provided by those third-party platforms are cost-effective.

Leading provides users of third-party platforms direct access to insurance products issued by Leading’s insurance company partners and facilitate the purchase of insurance products. Leading’s technology solutions are built with Leading’s own proprietary technology and scenario-based insurance solutions enables third-party platforms to integrate and embed within their own platforms. These include but are not limited to Leadings’ WeChat official account, websites, and insurance modules within Apps. End customers may purchase insurance products and have access to insurance services through leading’s embedded insurance solutions on Leading’s third-party platforms, including third-party websites, QR codes, mini programs, and accounts on Xiaohongshu, Douyin (the Chinese equivalent of TikTok) and other social media platforms.

Third-party platforms that Leading partners with primarily include information technology companies and media companies, among whom information technology companies were Leading’s top utilized third-party platforms in terms of channel cost in 2023 and 2024. Leading’s end customers are typically tech-savvy people who seek transparency, affordability and convenience in their insurance purchase experience, with a strong preference for digital transactions.

188

In addition to information technology companies, media companies and other user traffic channels, Leading also cooperates with large and medium-size enterprises in related industries to acquire end customers. In the case of auto insurance, Leading cooperates with major logistics companies, auto retailers and auto service providers to attract and serve end customers with specific needs. For instance, Leading provides insurance products and solutions uniquely designed for a logistics giant in China covering a wide range of insurance categories including driver insurance, cargo insurance and delay insurance, and negotiates policy terms with its insurance company partners on behalf of such logistic company. Leading also intends to partner with automobile dealerships for sales, spare parts, services, surveys, or commonly known as 4S stores, to help 4S stores address car owners’ needs for auto insurance and in turn optimize Leading’s insurance product portfolios targeting car owners. Through partnership with Leading, these 4S stores, which usually sell automobiles directly to end customers, can provide auto insurance solutions and deliver streamlined auto insurance services ranging from insurance purchases to claims and after-sales support without the need to acquire insurance brokerage licenses, negotiate packages for vehicle and auto insurance products with insurance companies, or establish insurance service networks and retain relevant personnel of their own. Leading believes that the compliant, transparent, standardized and smart auto insurance solutions offered by it will allow 4S stores to transform the way they connect with car owners, achieve customer-centric service innovation, increase customer loyalty, and obtain sustainable competitive advantage in the rapidly evolving auto sector.

As of December 31, 2024, Leading had cooperated with 130 third-party platforms and will continue to expand its third-party platform network as a key growth strategy. Leading typically enters into partnership agreements with third-party platforms for a term ranging from one year to three years. The key terms of the agreements include service scope, payment arrangement and breach of contract. Third-party platforms allowing Leading’s platform to be embedded in the third-parties’ customer engagement channels generally charge Leading intermediary fees equal to a certain fee rate multiplied by the amount of brokerage fees. Leading charges its insurance company partners for the successful brokerage of insurance products directed from the third-party platforms. Leading has established stable relationships with those third-party platforms that it partners with, which forms a solid, constant and reliable source of end customers for its operation. Leading will continue to deepen its relationships with those third-party platforms it has partnered with, and identify and secure new third-party platforms to drive its continual growth.

Nationwide Branches. Under PRC laws, an insurance broker must obtain a license for its insurance brokerage business and may only conduct business in the provinces, autonomous regions and municipalities where it is incorporated or has established branches. As of December 31, 2024, Leading had established a nationwide network in China, namely, Beijing, Shanghai, Shandong, Shanxi, Anhui, Guizhou, and Guangdong, consisting of Dingli, the holder of an insurance intermediary license, and its seven branches. Through its nationwide network, Leading enters into contracts with provincial and municipal branches of its insurance company partners and facilitate the issuance and delivery of insurance policies to end customers locally.

Leading’s sales teams at local branches are focused on business development offline. Leading’s sales team at local branches visit insurance company partners regularly to promote and collect feedback about its insurance brokerage services provided to the insurance company partners and obtain the latest insurance product offerings and insurance policy updates. Leading’s local personnel also hold educational seminars and networking events for high-intent end customers to update them about new insurance product offerings, and help them negotiate policy terms with insurance companies. Leading believes that its nationwide network enables it to enhance its relationships with and obtain more favorable policy terms from insurance company partners and keep itself well informed regarding the latest insurance product and policy information.

Online Marketplace. Empowered by its technology platform and infrastructure, Leading offers end customers with seamless user experience when shopping for insurance products in Leading’s online marketplace. End customers can easily tap into Leading’s online shop to choose the insurance products that best fit their needs. Leading offers direct links to purchase insurance products, manages the insurance policies already brokered, and also provides customer services through its official website. Every stage of insurance transactions, including product search, policy interpretation, intelligent underwriting, product purchase, policy management and claim settlement, can be easily completed and accessed on Leading’s official website.

189

In response to the prevalence of smartphone usage and smartphone users’ growing preference of acquiring information and conducting transactions on mobile devices, Leading launched its WeChat official account in July 2018. While its WeChat official account also provides access to Leading’s online shop and offers insurance transaction services, Leading’s WeChat account mainly focuses on providing insurance education and industry knowledge to existing and potential insurance purchasers. Leading posts regular newsletters aimed at enhancing the awareness of insurance needs and deepening end customers’ understanding of insurance products. The articles and reports on Leading’s WeChat official account cover a wide range of insurance-related topics, including, among others, discovery of suitable insurance products for users and their families, comparison of insurance products within certain product categories, and recommendation of insurance products offered on Leading’s platform. As Douyin and Xiaohongshu have become popular social media platforms and information acquisition tools for a large base of smart phone users in China, Leading also registered its official accounts on Douyin and Xiaohongshu in May 2023 to reach a broader base of potential policyholders on mobile devices. Existing and potential insurance purchasers could obtain insurance knowledge free of charge by following Leading’s WeChat, Douyin or Xiaohongshu official accounts.

Leading’s Product Offerings

The combination of its market insights and extensive network of insurance company partners enables Leading to recommend insurance products to target insurance purchasers in various scenarios and help its insurance company partners to optimize product portfolios and achieve competitive advantages in product offering and pricing. Leading’s platform grants end customers access to a comprehensive and diversified suite of insurance products, covering both P&C insurance and L&H insurance. As of December 31, 2024, Leading had 78 categories of P&C insurance products under the several main segments of P&C insurance brokered by it, namely, auto insurance, liability insurance and other P&C insurance (including engineering insurance for the years ended June 30, 2023 and 2024, which was separated as a standalone sub-category of P&C insurance products for the six months ended December 31, 2024), as well as 28 categories of L&H insurance under the three main segments of L&H insurance brokered by it, namely, health insurance, accident insurance and life insurance. As of December 31, 2024, Leading's insurance products were underwritten by 60 insurance companies and over 300 provincial and municipal branches of those insurance companies.

Leading aims to address the needs for insurance products in China by facilitating the sale of primarily the following insurance products on its platform, specifically: (i) P&C insurance products comprising of auto insurance, liability insurance and other P&C insurance (including engineering insurance for the years ended June 30, 2023 and 2024, which was separated as a standalone sub-category of P&C insurance products for the six months ended December 31, 2024); and (ii) L&H insurance products (mainly health insurance and accident insurance). Leading’s featured insurance product offering covers a wide range of scenarios. The charts below set forth the GWP collected from different types of insurance products for the indicated periods:

Leading’s Insurance Intermediary License

Dingli obtained an insurance brokerage business license (经营保险经纪业务许可证) in 2014 issued by the then China Insurance Regulatory Commission Beijing Bureau(中国保险监督管理委员会北京监管局). The insurance brokerage business license was renewed and changed into the currently valid insurance intermediary license (保险中介许可) in 2023 issued by the China Banking and Insurance Regulatory Commission Beijing Regulatory Bureau(中国银行保险监督管理委员会北京监管局). The scope of Dingli’s currently valid insurance intermediary license includes drafting insurance plans, selecting insurance companies, and undertaking insurance procedures for policyholders across China (excluding Hong Kong, Macao, and Taiwan), assisting policyholders or beneficiaries in claims; providing reinsurance brokerage services, providing disaster or loss prevention, risk assessment and risk management consulting services, and other services approved by the competent insurance supervisory administration authorities.

Pursuant to the Regulatory Provisions on Insurance Brokers (《保险经纪人监管规定》) (the “Insurance Brokerage Provisions”), an insurance intermediary license shall be valid for three years, and an insurance brokerage company shall apply for renewal 30 days before the expiry of its insurance intermediary license. Such renewal of the insurance intermediary license is subject to the approval of the competent banking and insurance regulatory authority, where the competent authority will, prior to the expiry of the license, carry out a complete examination and comprehensive assessment of the insurance broker's businesses in the preceding three years. Further, the Insurance Brokerage Provisions also stipulates certain acts, that, in serious circumstances, may lead to the cancelation or revocation of the insurance intermediary license, including but not limited to, obtaining the license through fraud or bribery, leasing the license to others, defrauding insurance companies, the policyholders, the insured or beneficiaries, forging or arbitrarily amending an insurance contract, fabricating or providing false reports, statements, documents or materials to the competent authority, refusing or hindering supervision and inspection carried out pursuant to the law, and so on.

Dingli’s currently valid insurance intermediary license is valid until April 2026. As of the date of this proxy statement/prospectus, Dingli has not been denied for renewal of its Insurance Intermediary License, and believes that there are no current legal obstacles affecting its ability to renew its license upon expiry. Further, Dingli confirms that, as of the date of this proxy statement/prospectus, it has not conducted any acts that would lead to the cancelation or revocation of its insurance intermediary license as stipulated in the Insurance Brokerage Provisions, nor it has received any inquiry, notice, warning, or sanction that would affect the validity of its insurance intermediary license from the former CBIRC, the current NFRA, or its competent local branch.

Integrated Marketing Services

Leading’s integrated marketing services include marketing and promotional campaigns on a variety of Leading’s digital channels including but not limited to its official website, WeChat official account, and accounts on Douyin, Xiaohongshu and other social media platforms. With flexible SaaS modules on Leading’s digital platforms, Leading provides its insurance company partners access to marketing activities targeting different end customer groups.

Leading’s integrated marketing services are empowered by digital technologies. While providing marketing services to its insurance company partners, Leading acts as a third-party administrator under the B2B business model featuring “technology + operation + marketing.” Leading delivers value-added products and services to existing and potential end customers and also provides its insurance company partners with operational support for the marketing activities.

The following chart summarizes the key features of Leading’s integrated marketing services.

190

As part of its integrated marketing services, Leading purchases benefit vouchers, usually e-vouchers in digital form, for cell-phone recharge, fuel recharge, online game recharge based on its insurance company partners’ marketing needs and issues such e-vouchers to end customers during promotion activities. End customers can redeem the e-vouchers with corresponding retailers or business providers to enjoy the prepaid products and services. Leading also provides operational support to its insurance company partners including but not limited to e-voucher management, redemption points management, event management and customer profile management. Leading helps insurance companies digitize their operation process and optimize their operation results by offering a stable and secure operation system which supports customer service, real-time monitoring of operation data, multi-dimensional statistics on policyholders’ behavioral preferences, analysis of marketing plans’ impact on potential and existing policyholders, and  generation of accurate marketing strategies based on data analysis.

Leading generates revenues from the service fees charged from its insurance company partners for providing the integrated marketing services. Service fee rates vary between different categories of products and services as agreed between Leading and its insurance company partners. Specifically for e-vouchers issued to end customers, Leading purchases the e-vouchers and the purchase expenses are recorded as its operating costs and service fee rates that Leading receive are usually a percentage of the face value of the e-vouchers purchased by Leading. Insurance companies and Leading confirm the amount of service fees payable to Leading on a monthly basis. After the service fees are confirmed, Leadings’ revenues and operating costs are recognized on a net basis.

For the years ended June 30, 2023 and 2024, and for the six months ended December 31, 2024, the revenues generated from Leading’s integrated marketing services were approximately US$0.40 million, US$0.60 million and US$0.27 million, respectively, which accounted for approximately 1.3%, 1.2% and 0.7% of Leading’s total revenues of the corresponding period.

Insurance Company Partners

Leading has established strong business relationships with China’s leading insurance companies, to whom Leading provides services on customer acquisition, sales of insurance policies and customer management to improve retention and loyalty. Leading typically enters into framework agreements with insurance companies for insurance brokerage services and integrated marketing services, respectively, specifying the scope of services, commission rates or service fees, payment arrangement, and rights and obligations, among other terms. These agreements usually contain terms from one to three years. These framework agreements are entered into between Leading and provincial and municipal branches of insurance companies, and Leading may enter into a number of framework agreements with different branches of one particular insurance company. As at June30, 2024, Leading established relationships with a network of over 60 insurance company partners and over 300 provincial and municipal branches of those insurance companies, including major insurance companies and their branches in China such as Ping An Property & Casualty Insurance Co., Ltd. of China (中国平安财产保险股份有限公司), PICC Property and Casualty Co., Ltd.( 中国人民财产保险股份有限公司),China Dadi Property Insurance Co., Ltd (中国大地财产保险股份有限公司) and China Pacific Property & Casualty Insurance Co., Ltd. (中国太平洋财产保险股份有限公司).

191

Significant resources and time are required to develop high quality, scalable and efficient infrastructure for customer acquisition and product offering. Leading enables insurance companies to scale their insurance business swiftly without significant upfront investments by providing insurance companies sophisticated targeting capabilities. Insurance companies are able to target high-intent end customers when they are actively shopping for insurance. End customers typically access Leading’s insurance company partners’ websites looking for an insurance quote, where they volunteer relevant data in connection with their quote request. Leading maximizes value to its insurance company partners by allowing insurance companies to reach end customers when they are actively shopping at the point of purchase and precisely target granular consumer segments using rich data. In other words, Leading offers its insurance company partners the ability to offset their customer acquisition costs by using predictive analytics to identify high-intent end customers, delivering better returns on investment relative to traditional customer acquisition channels.

Leading is an innovative digital platform for insurance transaction services that connect to the core technology systems of China’s top insurance companies. Integrating its platform with the transaction systems of its insurance company partners allows Leading to swiftly provide end customers quotes for insurance policies and reduces the time required to deliver insurance policies, increasing efficiency, transparency and consumer satisfaction. Leading provides insurance premium quotes for insurance policies in a significantly shorter time than is typically required to obtain such though traditional insurance distribution channels.

Technology

As evidenced by several industry awards won, such as the 2024 Best Technology Empowerment Award and the 2023 Annual Digital Insurance Brokerage Company Award at the 6th and 5th China Insurance Industry Digitalization and Artificial Intelligence Development Conference, respectively, Leading has been recognized as a major digital insurance brokerage company in China with strong technology capabilities. Leading also has a track record of innovation. Leading’s cloud infrastructure is designed to maximize the flexibility, security, availability and innovation of its platform. Leading continues to improve the scalability of its services, which performs millions of complex, business-critical transactions daily. The accuracy and availability of Leading’s services must be maintained not only during normal business operations, but also during extraordinary events such as catastrophes, which may result in extremely high transaction volume in a short period of time.

Leading believes that its technology capabilities are at the core of  its business success and future growth and provide benefits for its insurance company partners.

Flexibility. Leading’s SaaS solutions are highly flexible, enabling insurance companies to deploy their software in various ways to meet their needs. In addition,  users of Leading's SaaS solutions can configure and adjust rules based on business outcomes, which can be deployed in real-time via the cloud. For example, Leading’s configurable carrier workflow allows insurance companies to design custom workflows that create differentiated experiences and adjust parameters to deliver targeted results.

Security. Leading’s software suite is provided as SaaS hosted in multiple geographically diverse hosting locations with data replication between primary hosting locations and secondary locations in near real-time. Leading protects its services through a series of layered security controls and services, including but not limited to strong authentication, privileged access controls, malware detection and prevention controls, enhanced threat detection and response, secure application development controls, controls for data at rest, and in transmission, threat and prevention testing, software vulnerability disclosure program, benchmarking and 24x7 security operations center monitoring.

192

Availability. Leading’s application environment is designed for high availability utilizing redundant databases, servers, network components, and storage, which maximizes availability through a network architecture designed to compartmentalize web, application, and database layers.

Innovation. Leading invests in technology and brings innovative solutions to market. For existing insurance companies with integrations to Leading’s platform, when new features are developed, they can be deployed into the existing system as soon as configuration and training is complete, enabling Leading’s insurance company partners to keep up with rapidly changing industry trends and expectations of end customers.

Leading believes the following technological attributes collectively differentiate its platform and services:

Proprietary user data integrated in a secure environment. Leading maintains robust data security protections and preserves the confidentiality of each insurance company’s customer acquisition strategy. Leading is able to maintain end consumer confidentiality through its technology arrangements and practices with upstream and downstream participants. Leading believes this has allowed it to continue strengthening its platform and to maintain strong relationships with its insurance company partners.

Robust algorithmic tools to optimize customer acquisition. Leading’s unique search and conversion technology enable automated, algorithmic customer acquisition optimizations. As its platform grows and processes more customer acquisition transactions fed by channels, Leading gathers more conversion data to further refine its predictive analytics algorithms. This further enhances Leading’s platform’s capability to predict its insurance company partners’ expected return per consumer and support more efficient customer acquisition strategies.

Highly extensible and scalable platform. Leading’s  platform and cutting-edge technology enable it to quickly expand its operations into existing and adjacent verticals with minimal investments. Leading intends to continue to grow strategically in sectors with similar, attractive market fundamentals. Leading believes its proprietary technology will allow it to respond to growing demands and opportunities in emerging verticals.

Marketing and Sales

Leading focuses its marketing efforts on engaging insurance company partners, channel partners and insurance end customers. Leading has a dedicated marketing team at its headquarters which formulates and executes its overall sales, marketing and branding strategies. Leading's marketing team is consisting of professionals with an expertise in sales, programs, product operation and technology development.

193

Competition

The insurance brokerage service industry in China is intensely competitive. Leading’s  current or potential competitors include (i) other online independent insurance services platforms, (ii) traditional insurance intermediaries, (iii) online direct sales channels of large insurance companies, (iv) major internet companies that have commenced insurance distribution businesses, and (v) other online insurance technology players. Leading’s  competitive strength combines the following key components:

•	Strategic positioning as an insurance channel specialist;

•	operating history and relative outperformance in insurance services segment;

•	robust B2B business model to optimize growth whilst reducing cash burn;

•	expertise in understanding the younger generation’s demand for digital insurance experience and capability of selecting and mobilizing suitable products to meet their fast-changing demands;

•	capability of continuously optimizing and upgrading insurance product offerings;

•	robust client acquisition channels and efficient client conversion capabilities;

•	ability to provide best-in-class insurance customer service and transaction experience;

•	well-established business relationships with insurance company partners; and

•	continuously upgraded technology infrastructure and capabilities.

Employees

Leading’s success depends on its ability to attract, retain and motivate qualified personnel. Leading has established procedures and standards in recruiting employees through various channels, including internal referrals, job fairs and recruiting agents. There was a total of 36 full-time employees as of December 31, 2024.

194

Leading’s senior management team has significant experience in technology and insurance industries. Before joining Leading, most of Leading’s senior management members worked at China’s leading internet and technology companies.

As required by regulations in China, Leading participates in various government statutory employee benefit plans. The PRC law requires that Leading contribute to employee benefit plans at specified percentages of salaries and bonuses, and provide allowances to its employees specified by local governments.

Leading works to identify, attract, and retain employees who are aligned with and will help progress its corporate mission. Leading seeks to provide employees with competitive cash and equity compensation. Leading has not had any labor disputes that materially interfered with its operations. Leading believes that it  has a good relationship with its employees, and that its strong culture differentiates it and is a key driver of its business success.

Intellectual Property

Leading regards its trademarks, domain names, copyrights, know-how, proprietary technologies and similar intellectual property as critical to its success. Leading relies on a combination of trademark and trade secret law as well as confidentiality, invention assignment and non-compete agreements with its employees and other business partners to protect its proprietary rights.

As of December 31, 2024, Leading held 24 patents (including four patents under review), 55 trademarks registered with the Trademark Office of the State Administration for Market Regulation, 32 computer software copyrights registered with the PRC National Copyright Administration and 27 registered domain names, including its main website, in China. In addition to the foregoing protections, Leading generally limits access to and use of its proprietary and other confidential information through the use of internal and external controls.

195

Properties

Leading’s headquarters and administrative offices are currently located in Beijing, China. Leading had leased an aggregate of 1022.27 square meters of office space in China as of the date of this proxy statement/prospectus. The following table sets forth certain information relating to the primary leased offices of Leading’s Affiliated Entities and their branches in China as of the date of this proxy statement/prospectus.

Property User	Location	Size (Square Meters)	Term
Beijing Dingli Insurance Brokerage Co., Ltd.	Unit 01A, Floor 14, No. 10 B, East Third Ring Middle Road, Chaoyang District, Beijing	30.23	August 1, 2022 to July 31, 2025
Beijing Dingli Insurance Brokerage Co., Ltd.	3rd Floor, Fengsheng Chuangchuang Building, No. 763 Mengzi Road, Huangpu District, Shanghai	266	July 1, 2024 to June 30, 2025
Beijing Dingling Insurance Brokerage Co., Ltd. Shandong Branch	Room 2610, Building 1, Fortune 1 Plaza, Huaiyin District, Jinan, Shandong Province	111.84	August 14, 2023 to August 13, 2025
Beijing Dingling Insurance Brokerage Co., Ltd. Guangdong Branch	Room 616-618, 6th Floor, No. 613, Guangzhou Avenue North Road, Tianhe District, Guangzhou, Guangdong Province	98	September 1, 2022 to September 30, 2025
Beijing Dingling Insurance Brokerage Co., Ltd. Anhui Branch	Room M06, Lotus Intelligent Valley Entrepreneurship Park, at the intersection of Danxia Road and Lianhua Road, Hefei Economic Development Zone, Anhui Province	95	June 1, 2023 to May 31, 2025
Shanghai Jingkun Information Technology Co., Ltd	Room A321, 3rd Floor, No. 1359 Zhonghua Road, Huangpu District, Shanghai	9.02	April 8, 2024 to April 7, 2025
Shanghai Jiaran Information Technology Co., Ltd	Room A320, 3rd Floor, No. 1359 Zhonghua Road, Huangpu District, Shanghai	7.18	April 8, 2024 to April 7, 2025
Shanghai Zhihua Information Technology Co., Ltd	Room A358, 3rd Floor, No. 1359 Zhonghua Road, Huangpu District, Shanghai	15	August 1, 2024 to July 31, 2026
Shanghai Zhibo Information Technology Co., Ltd.	Room 305, No. 763, Mengzi Road, Huangpu District, Shanghai	180	June 10, 2023 to August 9, 2026
Shanghai Tuheng Information Technology Co., Ltd.	Room 302, No. 763, Mengzi Road, Huangpu District, Shanghai	210	June 9, 2023 to August 9, 2026

Leading believes the above offices and facilities are adequate and suitable for its current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate any such expansion of its operations.

Insurance

Leading provides social security insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for its employees. Leading does not maintain property insurance or business interruption insurance, nor does Leading maintain product liability insurance or key-man life insurance. See “Risk Factors—Risks Related to Leading’s Business — Leading may not have sufficient insurance coverage.” Leading  considers its insurance coverage to be in line with the industry practice as well as the customary practice in China.

Legal Proceedings

From time to time, Leading may be subject to various legal proceedings and claims that arise in the ordinary course of business. Leading is currently not a party to, and Leading is not aware of any threat of, any legal or administrative proceedings that, in the opinion of Leading’s management, are likely to have any material and adverse effect on Leading’s business, financial condition, cash-flow or results of operations.

196

GOVERNMENT REGULATIONS APPLICABLE TO LEADING’S BUSINESS

PRC Laws and Regulations

The discussion below sets forth a summary of the principal laws, regulations, and rules relevant to Leading’s business and operations in the PRC.

Regulations Related to Insurance Industry

The insurance industry in China is highly regulated. Between 1998 and March 2018, the China Insurance Regulatory Commission (the “CIRC”) was the regulatory authority responsible for the supervision of the Chinese insurance industry. In March 2018, the CBIRC was established as the result of the merger of China’s banking and insurance regulators, CIRC and the China Banking Regulatory Commission (the “CBRC”). Subordinate to, and with the authorization of, the State Council, the CBIRC functioned as a centralized institution with administrative oversight and competence over the banking and insurance industry. The CBIRC and its dispatch offices constituted the regulatory system for the insurance industry. In May 2023, the CBIRC was replaced by the NFRA as a result of the reform of government institutions in China. The NFRA will collaborate with the General Administration of Financial Supervision to tighten supervision of the financial industry other than the securities market and oversee all aspects of China’s financial sector.

Fundamental Regulations on Insuring Activities

The legal framework for monitoring and administering insuring activities within China is underpinned by laws and regulations, including the Insurance Law of the PRC (the “PRC Insurance Law”), and administrative regulations, departmental provisions and other regulatory documents in accordance with the PRC Insurance Law.

As the fundamental insurance law of China, the PRC Insurance Law is the most important law in the regulatory and legal framework for the PRC insurance industry. The Standing Committee of the National People’s Congress (the “SCNPC”) approved the PRC Insurance Law on June 30, 1995, effective on October 1, 1995, and subsequently amended it in 2002, 2009, 2014 and 2015.

Regulations on Insurance Brokerages

The principal regulation governing insurance brokerages is the Regulatory Provisions on Insurance Brokers, promulgated by the CIRC on January 17, 2018 and effective from May 1, 2018 (the “Insurance Brokerage Provisions”). Pursuant to the Insurance Brokerage Provisions, “insurance brokers” refer to institutions, including insurance brokerage companies and their branches, that provide intermediary services for execution of insurance contracts between policyholders and insurance companies based on interests of policyholders, and collect commissions pursuant to the contracts.

The Insurance Brokerage Provisions sets out the requirements for establishing and operating an insurance brokerage company. As required under the Regulatory Provisions, insurance brokerage companies operating insurance brokerage business within China shall satisfy the criteria stipulated by the CIRC, and obtain a license for operating insurance brokerage businesses. An insurance brokerage company shall not operate insurance brokerage business until it obtains the license, and it shall register the relevant information in a regulatory information system as prescribed by the CIRC in time. The Insurance Brokerage Provisions also require an insurance brokerage company to procure professional liability insurance or pay a deposit within twenty days upon obtaining an Insurance Brokerage License.

Furthermore, the Insurance Brokerage Provisions require that the registered capital of an insurance brokerage company must be paid up in cash, and set out minimum requirements of registered capital of an insurance brokerage company: for those operating within the province, autonomous region, centrally-administered municipality or the municipality with unilateral planning at the place of its industry and commerce registration, the registered capital shall be at least RMB10 million; on the other hand, for those operating beyond the province, autonomous region, centrally-administered municipality or the municipality with unilateral planning at the place of its industry and commerce registration, the registered capital shall be at least RMB50 million. The registered capital of an insurance brokerage company is paid up in cash.

197

The Insurance Brokerage Provisions also set out the requirements for senior officers of an insurance broker, such as education, work experience and good character. It also provides that senior officers of an insurance broker shall obtain the employment qualification approved by the local branches of CIRC prior to the assumption of duty. Further, before an insurance intermediary practitioner begins to practice, his or her employer shall complete the practicing registration in the insurance intermediary regulatory information system of the CIRC for him or her.

Pursuant to the Insurance Brokerage Provisions, an insurance brokerage company may conduct all or part of the following insurance brokering businesses:

•	making insurance proposals, selecting insurance companies and handling the insurance application procedures for applicants;

•	assisting the insurance purchaser or the beneficiary to claim compensation;

•	reinsurance brokering;

•	providing consulting services to clients with respect to disaster and damage prevention, risk assessment and risk management; and

•	performing other business activities specified by the CIRC.

Regulations on Foreign Investment in Insurance Brokerages

According to the Announcement of the CIRC on Permitting the Establishment of Wholly Foreign-invested Insurance Brokerage Companies by Foreign Insurance Brokerage Companies, which was promulgated by CIRC on December 11, 2006, and became effective on the same day, in five years following China’s accession into the World Trade Organization (“WTO”), the establishment of a wholly foreign owned enterprise to engage in insurance brokerage services shall be permitted. There shall be no other restrictions except those on the establishment conditions and business scopes. On April 27, 2018, the CBIRC promulgated the Notice on Relaxing Restrictions on the Business Scope of Foreign-Funded Insurance Brokerage Companies, which became effective on April 27, 2018. Pursuant to this notice, the foreign-funded insurance brokerage institutions that obtain insurance brokerage business permits upon approval by the insurance regulatory authority of the State Council may engage in the insurance brokerage businesses same as a domestic-funded insurance brokerage institution.

Based on the Administrative Guidelines for the Establishment of Insurance Brokerage Companies, previously published by the CBIRC on its official website in 2016, a foreign investor who holds more than 25% of the equity interest of an insurance brokerage company must satisfy the following requirements before investing in the insurance brokerage industry: (i) it has engaged in insurance brokerage business for more than thirty years within the territories of WTO members; and (ii) its total assets shall be no less than US$200 million as of the end of the year prior to its application. On May 1, 2019, the CBIRC circulated a press release indicating that its plan of further opening up the insurance brokerage industry to foreign investors by abolishing some of the requirements aforesaid. The State Council promulgated an Opinion on the Further Proper Utilization of Foreign Investment on October 30, 2019 to abolish such aforesaid requirements regarding the track record and total assets. On December 3, 2021, the General Office of the CBIRC released the Notice on Clarifying Relevant Measures for the Opening-up of the Insurance Intermediary Market and confirmed the abolishment of the aforesaid requirements regarding the track record and total assets for foreign investors of insurance brokerage companies shall no longer be implemented.

The current Administrative Guidelines for Approving Insurance Brokerage Licenses released by the NFRA in June 2023 lays out the requirements for foreign investors of the foreign-invested insurance brokerage companies, whose foreign investment is equal to or more than 25%: (i) foreign investors with actual business experience and in compliance with relevant regulations of the NFRA to operate insurance brokerage business, and (ii) foreign insurance group companies and domestic foreign-funded insurance group companies in China.

198

Regulations Related to Internet Insurance Business

                The CBIRC released the Measures for the Regulation of Internet Insurance Businesses on December 7, 2020, which became effective on February 1, 2021 and replaced the former Trial Measures for the Regulation of Internet Insurance Businesses (the “Internet Insurance Measures”). Under the Internet Insurance Measures, the term “Internet insurance businesses” refers to the insurance business activities in which insurance institutions, including insurance brokers, conclude insurance contracts and provide insurance services by relying on the Internet. The Internet Insurance Measures stipulate the rules specially regulating Internet insurance business.

The Internet Insurance Measures specify the requirements for an insurance institution conducting Internet insurance businesses and its self-run internet platforms (such as websites and mobile applications), including but not limited to, undertaking the Internet information service record-filing formalities with the competent authority, implementing the national graded protection system for cybersecurity, carry out record-filing of the grading of cybersecurity, and being a national agency, instead of limiting its business to where its head office is registered on business license.

Regulation on Data Protection and Cybersecurity

The Cybersecurity Law, which came into force as of June 1, 2017, applies to the construction, operation, maintenance and use of networks as well as the supervision and administration of cybersecurity in China. The Cybersecurity Law defines “networks” as systems that are composed of computers or other information terminals and relevant facilities used for the purpose of collecting, storing, transmitting, exchanging and processing information in accordance with certain rules and procedures. “Network operators,” who are broadly defined as owners and administrators of networks and network service providers, are subject to various security protection-related obligations, including: (i) complying with security protection obligations in accordance with tiered cybersecurity system’s protection requirements, which include formulating internal security management rules and manuals, appointing cybersecurity responsible personnel, adopting technical measures to prevent computer viruses and cybersecurity endangering activities, adopting technical measures to monitor and record network operation status and cybersecurity events; (ii) formulating cybersecurity emergency response plans, timely handling security risks, initiating emergency response plans, taking appropriate remedial measures and reporting to regulatory authorities; and (iii) providing technical assistance and support for public security and national security authorities for protection of national security and criminal investigations in accordance with the law. The Cybersecurity Law sets high requirements for the operational security of facilities deemed to be part of the PRC’s “critical information infrastructure”. These requirements include data localization, i.e., storing personal information and important business data in China, and national security review requirements for any network products or services that may impact national security. Among other factors, “critical information infrastructure” is defined as critical information infrastructure, that will, in the event of destruction, loss of function, or data breach, result in serious damage to national security, the national economy and people’s livelihoods, or the public interest. Network service providers who do not comply with the Cybersecurity Law may be subject to fines, suspension of their businesses, shutdown of their websites, and revocation of their business licenses. On September 14, 2022, the CAC released the Notice on Seeking Public Comments on the Decision on Amending the Cybersecurity Law of the People’s Republic of China (Draft for Public Comments), which would impose more stringent legal liabilities and raise the upper limit of monetary fines for serious violation of the security protection obligations of network operation, network information, critical information infrastructure and personal information under the Cybersecurity Law to RMB50 million or 5% of the company’s total sales from the previous year.

On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the PRC Data Security Law, which became effective in September 2021. The Data Security Law requires data processing, which includes the collection, storage, use, processing, transmission, provision and publication of data, to be conducted in a legitimate and proper manner. The Data Security Law provides for data security and privacy obligations on entities and individuals carrying out data processing activities. The Data Security Law also introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it may cause to national security, public interests, or legitimate rights and interests of individuals or organizations if such data are tampered with, destroyed, leaked, illegally acquired or illegally used. The appropriate level of protection measures is required to be taken for each respective category of data. For example, a processor of important data is required to designate the personnel and the management body responsible for data security, carry out risk assessments of its data processing activities and file the risk assessment reports with the competent authorities. State core data, i.e. data having a bearing on national security, the lifelines of national economy, people’s key livelihood and major public interests, shall be subject to stricter management system. Moreover, the Data Security Law provides a national security review procedure for those data activities which affect or may affect national security and imposes export restrictions on certain data and information. In addition, the Data Security Law also provides that any organization or individual within the territory of the PRC shall not provide any foreign judicial body and law enforcement body with any data without the approval of the competent PRC governmental authorities. Violation of Data Security Law may subject the relevant entities or individuals to warning, fines, and business suspension, revocation of permits or business licenses, or even criminal liabilities.

According to the Personal Information Protection Law of the PRC, effective on November 1, 2021, sensitive personal information means the personal information of which the leakage or illegal use could easily lead to the violation of the personal dignity of a natural person or harm to personal or property safety, including information on biometric identification, religious beliefs, specific identity, health care, financial accounts, and personal whereabouts, and personal information of minors under the age of fourteen.

On December 28, 2021, the CAC, the National Development and Reform Commission (the “NDRC”), the MIIT, and several other PRC governmental authorities jointly issued the Cybersecurity Review Measures (2021), which became effective on February 15, 2022 and replaced the Measures for Cybersecurity Review promulgated on April 13, 2020. Pursuant to Cybersecurity Review Measures (2021), critical information infrastructure operators that purchase network products and services and network platform operators engaging in data processing activities are subject to cybersecurity review under the Cybersecurity Review Measures (2021) if such activities affect or may affect national security. According to the Cybersecurity Review Measures (2021), before purchasing any network products or services, a critical information infrastructure operator shall assess potential national security risks that may arise from the launch or use of such products or services, and apply for a cybersecurity review with the cybersecurity review office of CAC if national security will or may be affected. In addition, network platform operators who possess personal information of more than one million users, and intend to be listed on a foreign stock exchange must be subject to the cybersecurity review. The relevant government authorities may initiate the cybersecurity review against the relevant operators if the authorities believe that the network products or services or data processing activities of such operators affect or may affect national security.

199

On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-Border Transfer of Data, which took effect on September 1, 2022. The Measures aims to regulate the cross-border transfer of data, providing that, among other things, data processors that provide data overseas must apply for security assessment if: (i) the data processors provide important data overseas; (ii) the critical information infrastructure operators and the data processors that process personal information of more than 1 million people provide personal information overseas; (iii) the data processors, which have provided personal information of 100,000 people or sensitive personal information of 10,000 people overseas since January 1 of the previous year, provide personal information overseas; and (iv) other situations required to apply for security assessment as stipulated by the CAC and related authorities. Besides, the Measures also requires data processors to carry out self-assessment of the risk of providing data overseas before applying for the security assessment.

On March 22, 2024, the CAC promulgated the Provisions on Promoting and Regulating Cross-Border Data Flows, effective on the same date. The provisions provide several exemptions from undergoing data security assessment, obtaining personal information protection certification, or entering into standard contract for outbound transfer of personal information for businesses. These exemptions include, among others, scenarios where a data processor, other than critical information infrastructure operator, has cumulatively transferred overseas the personal information (excluding sensitive personal information) of fewer than 100,000 individuals since January 1 of the current year. A data processor, other than critical information infrastructure operator, shall enter into a standard contract with overseas recipients for the cross-border transfer of personal information, or obtain certification for personal information protection if since January 1 of the current year, the data processor has cumulatively transferred to overseas recipients personal information of more than 100,000 but less than 1,000,000 individuals (excluding sensitive personal information), or sensitive personal information of less than 10,000 individuals. The provisions also explicitly state that data processors are not required to conduct data security assessment for cross-border data transfers if the data has not been notified or published as important data by relevant departments or regions.

On September 24, 2024, the State Council promulgated the Regulation for Administration of Network Data Security (the “Network Data Regulation”), which became effective on January 1, 2025. The Network Data Regulation set out details on the duties and obligations and the respective legal liabilities for noncompliance, of network data handlers, including but not limited to general obligations such as data breach reporting, technical measures, and entrusted processing, obligations relating to personal information protection, important data handling, and cross-border transfer. A “network data handler” refers to an individual or organization that, with certain exceptions, independently determines the handling purpose and handling method in network data handling activities, namely, the collection, storage, use, processing, transmission, provision, disclosure and deletion of network data. Under the Network Data Regulation, a network data handler who carries out network data processing activities that affect or may affect national security, shall undergo a national security review in accordance with relevant national regulations.

Regulations Related to Company Establishment and Foreign Investment

The establishment, operation and management of companies in China is governed by the Company Law of the PRC (the “PRC Company Law”), as amended in 1999, 2004, 2005, 2013, 2018 and 2023. According to the PRC Company Law, companies established in China are either limited liability companies or joint stock limited liability companies. The PRC Company Law applies to both PRC domestic companies and foreign-invested companies.

On March 15, 2019, National People’s Congress published the Foreign Investment Law of the PRC (the “Foreign Investment Law”), and on December 26, 2019, the State Council promulgated the Implementing Rules of the Foreign Investment Law (the “Implementing Rules”), both of which became effective on January 1, 2020. The Foreign Investment Law replaced the trio of laws regulating foreign investment in China, including the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law, and the Wholly Foreign-Owned Enterprise Law. The Foreign Investment Law stipulates that “foreign investments” refer to any direct or indirect investment activities conducted by any foreign individual, enterprise, or organization, collectively referred to as “foreign investors,” in China, which includes any of the following circumstances:

•	foreign investors setting up foreign invested enterprises in China severally or jointly with other investors;

•	foreign investors acquiring shares, equity, properties or other similar interests thereof within China;

•	foreign investors investing in new projects in China severally or jointly with other investors; and,

•	foreign investors investing through any other methods under laws, administrative regulations, or provisions prescribed by the State Council.

The Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in China shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law stipulates that a “negative list” is applied in certain industry sectors. The “negative list” set out in the Foreign Investment Law classifies the relevant prohibited and restricted industries into the Catalog of Prohibitions and the Catalog of Restrictions, respectively. Where any foreign investor directly or indirectly holds shares, equity, properties or other interests in any enterprise within China, such enterprise is not allowed to invest in any sector set out in the Catalog of Prohibitions. Foreign investors may invest in sectors set out in the Catalog of Restrictions, subject to certain conditions. Foreign investors may invest in any sector beyond the “negative list” and shall manage such investments on the same basis as domestic investments.

On September 6, 2024, the National Development and Reform Commission (“NDRC”) and the Ministry of Commerce  (“MOFCOM”) promulgated the Special Administrative Measures (Negative List) for the Access of Foreign Investment (2024 version) (the “2024 Negative List”), which took effect on November 1, 2024 and replaced the previous 2021 version. In addition, the NDRC and the MOFCOM promulgated the Encouraged Industry Catalogue for Foreign Investment (2022 version) (the “Encouraged Industry Catalogue”), which was promulgated on October 26, 2022, and took effect on January 1, 2023. Industries not listed in the 2024 Negative List and Encouraged Industry Catalogue are generally open for foreign investments unless specifically restricted by other laws and regulations of China. Where a foreign investor invests in the sectors specified in the Catalog of Prohibitions, the relevant competent departments shall order it to stop the investment activities, and dispose of the shares, properties or other necessary measures within a time limit to restore the state before the investment is implemented and the illegal income shall be confiscated (if any). Where the investment activities of a foreign investor violate the restrictive special management measures stipulated in the sectors specified in the Catalog of Restrictions, the relevant competent departments shall order it to make corrections and take necessary measures to meet the requirements for access to special management measures. Where the offender refuses to make corrections, punishments are implemented according to the preceding provisions for the offender of the Catalog of Prohibitions.

200

Pursuant to the Foreign Investment Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the State Administration for Market Regulation (“SAMR”), which took effect on January 1, 2020, a foreign investment information reporting system shall be established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. In addition, the MOFCOM shall set up a foreign investment information reporting system to receive and handle the investment information and inter-departmentally shared information forwarded by the administration for market regulation in a timely manner. The foreign investors or foreign-invested enterprises shall report the investment information by submitting reports including initial reports, change reports, deregistration reports and annual reports.

In addition, the Foreign Investment Law and the Implementing Rules also specify other protective rules and principles for foreign investors and their investments in China, including, among others, that local governments shall abide by their commitments to the foreign investors; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited, etc.

Regulations Related to Mergers & Acquisitions and Overseas Listings

On August 8, 2006, six regulatory agencies in China, including the CSRC, MOFCOM, the State-Owned Assets Supervision and Administration Commission, the SAT, the State Administration of Industry and Commerce and SAFE, as defined below, adopted the M&A Rules, which became effective on September 8, 2006, and were amended on June 22, 2009. Foreign investors shall comply with the M&A Rules when they purchase equity interests of a domestic company or subscribe the increased capital of a domestic company, and thus changing the nature of the domestic company into a foreign-invested enterprise, when the foreign investors establish a foreign-invested enterprise in China, purchase the assets of a domestic company and operate the assets, or when the foreign investors purchase the assets of a domestic company, establish a foreign-invested enterprise by injecting such assets, and operate the assets. As for merger and acquisition of a domestic company with a related party relationship by a domestic company, enterprise or natural person in the name of an overseas company legitimately incorporated or controlled by the domestic company, enterprise of natural person, such merger and acquisition shall be subject to examination and approval of MOFCOM. The parties involved shall not use domestic investment by foreign investment enterprises or other methods to circumvent the requirement of examination and approval.

Pursuant to the Manual of Guidance on Administration for Foreign Investment Access, which was issued and became effective on December 18, 2008 by MOFCOM, notwithstanding the fact that (i) the domestic shareholder is connected with the foreign investor or not, or (ii) the foreign investor is the existing shareholder or the new investor, the M&A Rules shall not apply to the transfer of an equity interest in an incorporated foreign-invested enterprise from the domestic shareholder to the foreign investor.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. The Opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection.

On February 17, 2023, the CSRC promulgated the Trial Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”) and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Administrative Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Administrative Measures within three business days following its submission of initial public offerings or listing application. If a Chinese domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines.

201

The Trial Administrative Measures establish a list outlining the circumstances where a PRC enterprise is prohibited from offering and listing securities overseas, and the CSRC has the authority to block offshore listings, including that: (i) are explicitly prohibited by laws; (ii) may endanger national security as determined by relevant competent departments under the State Council; (iii) involve criminal offenses that disrupting China’s economy such as corruption, bribery, embezzlement, or misappropriation of property by the issuer, the controlling shareholder, and/or actual controller in the recent three years; (iv) involve the issuer under investigations for suspicion of criminal offenses or major violations of laws and regulations; or (v) involve material ownership disputes over the shares held by the controlling shareholder or by other shareholders that are controlled by the controlling shareholder and/or actual controller. An issuer seeking direct or indirect overseas listing is also required to undergo national security review or obtain clearance from relevant authorities, if necessary, before making any application with overseas regulator or listing venue. Where an overseas securities regulator investigates and collects evidence relating to the overseas offering and listing of a PRC domestic enterprise and related activities, and requests the CSRC for cooperation in accordance with the cross-border supervision and management cooperation mechanism, the CSRC may provide necessary assistance according to law and based on the principle of reciprocity.

On February 24, 2023, the CSRC, together with the Ministry of Finance, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration in Overseas Issuance and Listing of Securities (the “Confidentiality Provisions”) issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009. The revised Provisions came into effect on March 31, 2023, together with the Trial Administrative Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Administrative Measures. The revised Provisions require that, among other things, (a) a Chinese domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a Chinese domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by a company to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

Regulations Related to Foreign Exchange

Regulations on Foreign Currency Exchange

Pursuant to the Foreign Exchange Administration Regulations, as amended in August 2008, RMB is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside China, unless prior approval of SAFE is obtained and prior registration with SAFE is made. The Circular of the SAFE on Printing and distributing the Administrative Provisions on Foreign Exchange in Domestic Direct Investment by Foreign Investors and Relevant Supporting Documents was promulgated in May 2013 and amended in October 2018 and December 2019, which provides for and simplifies the operational steps and regulations on foreign exchange matters related to direct investment by foreign investors, including foreign exchange registration, account opening and use, receipt and payment of funds, and settlement and sales of foreign exchange.

In July 2014, the SAFE promulgated the Circular on Issues Concerning Foreign Exchange Control over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles (the “SAFE Circular 37”). Subject to the SAFE Circular 37, domestic resident, individuals or institutions, are required to register with the bureau of foreign exchange administration before they invest in special purpose vehicles with legitimate assets or equity interests inside and outside China. Failure to comply with the registration procedures set forth in the SAFE Circular 37 may result in restrictions imposed on the subsequent foreign exchange activities of the relevant Chinese domestic residents, including the remitting back of dividends and profits. Chinese domestic residents who invest special purpose vehicles with legitimate assets or equity interests inside and outside China prior to the implementation of the SAFE Circular 37, but fail to conduct the foreign exchange registration of overseas investments shall submit explanatory statement and state the reasons to the bureau of foreign exchange administration. The bureau of foreign exchange administration may allow complementary registration under the principles of legality and legitimacy. In the event of any violation of foreign exchange regulations by Chinese domestic residents who apply for the foresaid complementary registration, administrative penalty would be imposed in accordance with relevant laws.

202

According to the Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment (the “SAFE Notice 13”), which was promulgated on February 13, 2015 and became effective on June 1, 2015, the above mentioned registration under SAFE Circular 37 will be handled directly by the bank that has obtained the financial institution identification codes issued by the foreign exchange regulatory authorities and that has opened the capital account information system at the foreign exchange regulatory authority in the place where it is located and the foreign exchange regulatory authorities shall perform indirect regulation over the direct investment-related foreign exchange registration via banks.

The Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-Border Trade and Investment (the “SAFE Circular 28”) was promulgated and became effective on October 23, 2019. According to the SAFE Circular 28, non-investment foreign-funded enterprises are allowed to lawfully make domestic equity investments using their capital if the domestic investment projects are in compliance with the prevailing special administrative measures for access of foreign investments and relevant regulations.

Regulations Related to Taxation

Enterprise Income Tax

Under the EIT Law, which was promulgated on March 16, 2007, became effective on January 1, 2008 and amended on February 24, 2017 and December 29, 2018, and the Implementing Rules of the Enterprise Income Law of the PRC (the “Implementing Rules of the EIT Law”), which was promulgated on December 6, 2007, became effective on January 1, 2008 and last amended on December 6, 2024 and effective on January 20, 2025, enterprises are classified as resident enterprises and non-resident enterprises. PRC-resident enterprises typically pay an enterprise income tax at the rate of 25% while non-PRC resident enterprises without any branches in China should pay an enterprise income tax in connection with their income from China at the tax rate of 10%.

An enterprise established outside of China with its “de facto management bodies” located within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese domestic enterprise of China for enterprise income tax purposes. The Implementing Rules of the EIT Law define a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

Withholding Tax on Dividend Distribution

The EIT Law prescribes a standard withholding tax rate of 20% on dividends and other domestic China-sourced income of non-PRC resident enterprises which have no establishment or place of business in the PRC, or if established, the relevant dividends or other domestic China-sourced income are in fact not associated with such establishment or place of business in China. However, the Implementation Rules of the EIT Law reduced the income tax rate from 20% to 10%, which is normally applicable to dividends payable to investors that are “non-resident enterprises,” and gains derived by such investors, which (1) do not have an establishment or place of business in China, or (2) have an establishment or place of business in China, but the relevant income is not effectively connected with the establishment or place of business to the extent such dividends and gains are derived from sources within China. Such withholding tax on the dividends may be further reduced pursuant to a tax treaty between China and other jurisdictions.

Pursuant to the Arrangement Between Mainland China and the Hong Kong for the Avoidance of Double Taxation and Tax Evasion on Income (the “Double Tax Avoidance Arrangement”), the withholding tax rate in respect to the payment of dividends by a Mainland China enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the domestic PRC enterprise. However, pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (the “Circular 81”), issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

203

According to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties (the “Circular 9”), which was issued on February 3, 2018 by the SAT and took effect on April 1, 2018, when determining the applicant’s status as a “beneficial owner” with respect to the tax treatment of dividends, interest or royalties under certain tax treaties, several factors, including whether the applicant is obligated to pay more than 50% of his or her income over a twelve-month period to residents of a third country or region, whether the business operated by the applicant constitutes actual business activities; and whether the counterparty country or region to the tax treaty does not levy any tax, exempts the relevant income from tax or levies tax at an extremely low rate, will be taken into account and be analyzed according to the actual circumstances of specific cases. If the applicant’s status is not qualified as “beneficiary owner,” it may not enjoy the concessions under the Double Tax Avoidance Arrangement.

In October 2019, the State Administration of Taxation promulgated the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Treaties (the “Circular 35”), which became effective on January 1, 2020. Circular 35 provides that applicant who intend to prove his or her “beneficial owner” status shall gather and retain relevant documents, and shall submit the relevant documents to the competent tax bureau upon post-request by such tax bureau.

Value-Added Tax

According to the Provisional Regulations on Value-added Tax, which was promulgated by the State Council on December 13, 1993 and was amended in 2008, 2016 and 2017, and the Implementing Rules of the Provisional Regulations on Value-added Tax, which was promulgated by the Ministry of Finance on December 25, 1993, and subsequently amended by the Ministry of Finance and the State Administration of Taxation on December 15, 2008 and October 28, 2011, all taxpayers selling goods, providing processing, repairing or replacement services or importing goods within China shall pay value-added tax (the “VAT”). Unless provided otherwise, the rate of VAT is 17% on sales and 6% on the services. On April 4, 2018, Ministry of Finance and the SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates (the “Circular 32”), according to which (i) for VAT taxable sales acts or import of goods originally subject to VAT rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to tax rate of 11%, such tax rate shall be adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to tax rate of 16%, such tax shall be calculated at the tax rate of 12%; (iv) for exported goods originally subject to tax rate of 17% and export tax refund rate of 17%, the export tax refund rate shall be adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to tax rate of 11% and export tax refund rate of 11%, the export tax refund rate shall be adjusted to 10%. Circular 32 took effect on May 1, 2018 and shall supersede existing provisions which are inconsistent with the Circular 32.

Since January 1, 2012, the Ministry of Finance and the State Administration of Taxation have implemented the Pilot Plan for Imposition of Value- Added Tax to Replace Business Tax (the “VAT Pilot Plan”), which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nation-wide application in 2013.

On March 23, 2016, the Ministry of Finance and the State Administration of Taxation jointly issued the Circular of Full Implementation of Business Tax to Value-added Tax Reform which confirms that business tax will be completely replaced by the VAT from May 1, 2016.

On March 20, 2019, the Ministry of Finance, the State Administration of Taxation and the General Administration of Customs jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which took effect on April 1, 2019, and provides that (1) with respect to VAT taxable sales acts or import of goods originally subject to VAT rates of 16% and 10% respectively, such tax rates shall be adjusted to 13% and 9%, respectively; (2) with respect to purchase of agricultural products originally subject to tax rate of 10%, such tax rate shall be adjusted to 9%; (3) with respect to purchase of agricultural products for the purpose of production or consigned processing of goods subject to tax rate of 13%, such tax shall be calculated at the tax rate of 10%; (4) with respect to export of goods and services originally subject to tax rate of 16% and export tax refund rate  of 16%, the export tax refund rate shall be adjusted to 13%; and (5) with respect to export of goods and cross-border taxable acts originally subject to tax rate of 10% and export tax refund rate of 10%, the export tax refund rate shall be adjusted to 9%.

204

Income Tax on Share Transfer

On February 3, 2015, the State Administration of Taxation issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises (the “SAT Circular 7”), which partially replaced and supplemented previous rules under the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfer by Non-Resident Enterprises (the “Circular 698”), issued by the SAT on December 10, 2009. SAT Circular 7 provided comprehensive guidelines relating to, and heightened the PRC tax authorities’ scrutiny over, indirect transfers of taxable assets (including assets of organizations and premises in China, immovable property in China, equity investments in China resident enterprises) by a non-resident enterprise in China.

Under the SAT Circular 7, the PRC tax authorities are entitled to reclassify the nature of an indirect transfer of taxable assets in China. For instance, when a non-resident enterprise transfers equity interests in an overseas holding company that directly or indirectly holds certain taxable assets in China and if the transfer is believed by the PRC tax authorities to have no reasonable commercial purpose other than to evade enterprise income tax, the SAT Circular 7 allows the PRC tax authorities to reclassify the indirect transfer of taxable assets in China into a direct transfer and therefore impose a 10% rate of PRC enterprise income tax on the non-resident enterprise. However, the SAT Circular 7 contains certain exemptions, including:

•	where a non-resident enterprise derives income from the indirect transfer of taxable assets in China by acquiring and selling shares of an overseas listed company which holds such taxable assets in China on a public market; and

•	where there is an indirect transfer of taxable assets in China, the income from the transfer would have been disposed of such taxable assets in China, the income from the transfer would have been exempted from enterprise income tax in China under an applicable tax treaty or arrangement.

On October 17, 2017, the SAT issued Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source (the “SAT Bulletin 37”), which came into effect on December 1, 2017 and concurrently abolished Circular 698 and certain provisions of the SAT Circular 7, and was amended by the Announcement of the State Administration of Taxation on Revising Certain Taxation Normative Documents issued on June 15, 2018 by the SAT. SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax. Pursuant to the SAT Bulletin 37, where the party responsible for the deduction of such income tax did not or was unable to make such deduction, the non-resident enterprise receiving such income should declare and pay the taxes that should have been deducted to the relevant tax authority.

By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests or other taxable assets in a domestic PRC resident enterprise by a non-resident enterprise. Under the SAT Circular 7 and the SAT Bulletin 37, where a non-resident enterprise transfers the equity interests or other taxable assets of a domestic PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee, or the domestic PRC entity which directly owned the taxable assets may report to the relevant tax authority this indirect transfer. Using a “substance over form” principle, the PRC tax authority may re-characterize such indirect transfer as a direct transfer of the equity interests in the PRC tax resident enterprise and other properties in China. As a result, gains derived from such indirect transfer may be subject to domestic PRC tax at a rate of up to 10%.

Regulations Related to Labor Protection

Labor Contract

According to the Labor Contract Law of the PRC, which was implemented on January 1, 2008 and amended on December 28, 2012, an employer establishes an employment relationship with an employee from the date when the employer puts the employee to work. Written labor contract shall be concluded in the establishment of an employment relationship. Enterprises and institutions are forbidden to force the laborers to work beyond the time limit and the employers shall pay employees overtime working compensation in accordance with national regulations. In addition, the labor wages shall not be lower than local standards on minimum wages and shall be paid to the laborers timely.

205

Social Insurance and Housing Provident Fund

According to the Social Insurance Law of the PRC effective as of July 1, 2011 and as amended on December 29, 2018, the Regulations on Occupational Injury Insurance effective as of January 1, 2004 and as amended on December 20, 2010, the Interim Measures concerning the Maternity Insurance for Enterprise Employees effective as of January 1, 1995, the Interim Regulations concerning the Levy of Social Insurance effective as of January 22, 1999 and as amended on March 24, 2019 and the Regulations concerning the Administration of Housing Provident Fund effective as of April 3, 1999, and amended on March 24, 2002 and March 24, 2019, enterprises and institutions in China shall provide their employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, occupational injury insurance and medical insurance, as well as housing fund and other welfare plans.

Laws and Intellectual Property Rights

Trademark Law

Trademarks are protected by the Trademark Law of the PRC, which was adopted in 1982 and subsequently amended in 1993, 2001, 2013 and 2019, respectively, as well as the Implementation Regulation of the Trademark Law of the PRC adopted in 2002 and amended in 2014 by the State Council. The Trademark Office of China National Intellectual Property Administration handles trademark registrations and grants a term of ten years to registered trademarks which may be renewed for consecutive ten-year periods upon request by the trademark owner. Trademark license agreements must be filed with the Trademark Office for record. The Trademark Law of the PRC has adopted a “first-to-file” principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use.

Domain Names

In accordance with the Measures for the Administration of Internet Domain Names, which was promulgated by the Ministry of Industry and Information Technology (the “MIIT”) on August 24, 2017 and came into effect on November 1, 2017, and the Implementing Rules for the Registration of National Top-level Domain Names, which was promulgated and took effective on June 18, 2019, by China Internet Network Information Center, domain name registrations are handled through domain name service agencies established under relevant regulations, and an applicant becomes a domain name holder upon successful registration.

In accordance with the Notice from the Ministry of Industry and Information Technology on Regulating the Use of Domain Names in Internet Information Services, which was promulgated by the MIIT on November 27, 2017 and came into effect on January 1, 2018, Internet access service providers shall verify the identity of each Internet information service provider, and shall not provide services to any Internet information service provider which fails to provide real identity information.

Patent Law

The Patent Law of the PRC, which was promulgated by the SCNPC on March 12, 1984 and amended on September 4, 1992, August 25, 2000, December 27, 2008 and October 17, 2020, and its implementation rules, which was promulgated by the State Council on June 15, 2001 and amended on December 28, 2002 and January 9, 2010, provide for three types of patents, “invention,” “utility model” and “design.” “Invention” refers to any new technical solution relating to a product, a process or improvement thereof; “utility model” refers to any new technical solution relating to the shape, structure, or their combination, of a product, which is suitable for practical use; and “design” refers to any new design of the shape, pattern, color or the combination of any two of them, of a product, which creates an aesthetic feeling and is suitable for industrial application. The duration of a patent right for “invention” is twenty years, and the duration of a patent right for “utility model” or “designs” is ten years, from the date of application.

Copyright

Pursuant to the Copyright Law of the PRC amended by the SCNPC on November 11, 2020, and coming into effect on June 1, 2021, Chinese citizens, legal persons or other organizations shall, whether published or not, enjoy copyright in their works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software created in writing or oral or other forms. A copyright holder shall enjoy a number of rights, including the right of publication, the right of authorship and the right of reproduction.

206

Pursuant to the Measures for the Registration of Computer Software Copyright promulgated by the National Copyright Administration on February 20, 2002 and the Regulation on Computers Software Protection amended by the State Council on January 30, 2013 and coming into effect on March 1, 2013, the National Copyright Administration is mainly responsible for the registration and management of software copyright in China and recognizes the China Copyright Protection Center as the software registration organization. The China Copyright Protection Center shall grant certificates of registration to computer software copyright applicants in compliance with the regulations of the Measures for the Registration of Computer Software Copyright and the Regulation on Computers Software Protection.

Cayman Islands Laws and Regulations

Securities Investment Business Act (Revised) (“SIBA”), the Cayman Islands ES Act and Director Registration and Licensing Act (Revised) (the “DRLA”)

SIBA, requires that any person, company, limited liability company or partnership (whether general, limited liability or exempted) which is incorporated or registered in the Cayman Islands (or which is incorporated or registered outside the Cayman Islands but has an established place of business in the Cayman Islands) and is carrying on “securities investment business” must be registered or hold a license issued by CIMA unless they qualify for an exemption from this requirement.

SIBA provides an exhaustive list of those activities which constitute the carrying on of “securities investment business”, including dealing in securities, arranging deals in securities, managing securities and advising on securities.

An entity incorporated or established in the Cayman Islands (or incorporated or registered outside the Cayman Islands but which has established a place of business in the Cayman Islands) and carrying on “securities investment business” may, where it complies with the applicable criteria prescribed under SIBA, apply to CIMA for registration under SIBA as a “Registered Person” rather than full licensing under SIBA, including entities:

•	carrying on securities investment business exclusively for one or more companies within the same group;

•	carrying on securities investment business by a person established in the Cayman Islands who is regulated by a recognized overseas regulatory authority where the securities investment business is being carried on in that country; and/or

•	carrying on securities investment business exclusively for one or more of the following classes of persons: a sophisticated person, a high-net-worth person or a company, partnership or trust of which the shareholders, unit holders or limited partners are all sophisticated persons or high net worth persons.

The Securities Investment Business (Amendment) Act, 2019, which came into effect on June 18, 2019, replaced what were formerly known as “excluded persons” with “registered persons” and “non-registrable persons”. In order to continue conducting securities investment business in the Cayman Islands, excluded persons were required to apply to “re-register” as registered persons by January 15, 2020. PGAM, being incorporated in the Cayman Islands and formerly registered as an “excluded person”, re-registered as a “Registered Person” with CIMA under SIBA on January 1, 2020.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (2024 Revision) (the “Cayman Islands ES Act”) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. Under the Cayman Islands ES Act, if a company is considered to be a “relevant entity” and is conducting one or more of the nine “relevant activities” then that company will be required to comply with the economic substance requirements in relation to the relevant activity from 1 July 2019. All companies whether a relevant entity or not is required to file an annual report in the Cayman Islands with the Companies Registry confirming whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

207

The DRLA regulates directors of certain “covered entities” established in the Cayman Islands, including certain registered persons under SIBA, referred to above. Directors of SIBA registered persons (i) carrying on securities investment business exclusively for one or more companies within the same group; and (ii) carrying on securities investment business exclusively for sophisticated investors, are required to register or be licensed with CIMA on the CIMA Director Gateway portal pursuant to the terms of the DRLA.

Anti-Money Laundering, Counter Terrorist Financing and Counter Proliferation Financing Compliance

SIBA regulated entities are considered to be carrying on “Relevant Financial Business” as defined in the Proceeds of Crime Act (As Revised) (the “POCA”) and are subject to the POCA, the Anti-Money Laundering Regulations (As Revised) (the “Regulations”) and the Guidance Notes on the Prevention and Detection of Money Laundering, Terrorist Financing and Proliferation Financing in the Cayman Islands (the “Guidance Notes”, collectively with the POCA and the Regulations, the “AML Regime”) issued by CIMA.

In March 2022, the Anti-Money Laundering Unit released the Cayman Islands’ 2021 National Risk Assessment (“NRA”) which evaluated the money laundering, terrorist financing and proliferation financing risks faced in the Cayman Islands. Amongst its findings, the NRA concluded that, given the Cayman Islands’ status as an international financial centre, the Cayman Islands’ greater risk exposure is to proceeds-generating crimes committed overseas, in particular, foreign proceeds of crime (“FPOC”) through fraud, corruption and tax evasion. Banks, securities business and investments and funds face the primary exposure to FPOC with medium-high sectoral risk and generally good sectoral mitigating measures in place while exempt companies are the most implicated corporate structure.

Pursuant to the AML Regime, SIBA regulated entities are required to have internal reporting policies and procedures in place to (1) identify and report suspicious activity; (2) monitor and ensure internal compliance with laws relating to money laundering, terrorist financing and proliferation financing; and (3) test that their AML system is consistent with the Regulations and the Guidance Notes (the “Procedures”) as may be amended and updated from time to time. As part of the Procedures, SIBA regulated entities are required to:

•	adopt a risk-based approach to identify, assess and understand money laundering, terrorist financing and proliferation financing risks, including the identification of assets subjected to targeted financial sanctions and clearly document or keep a written record of the risk analysis approach taken;

•	put in place identification and verification procedures to identify customers and observe lists of countries published by any competent authorities that are non-compliant and do not sufficiently comply with FATF recommendations and undertake ongoing due diligence measures on the basis of materiality and risk;

•	have in place record-keeping policies and procedures and due diligence information and ensure that transaction records should be available without delay upon a request by competent authorities;

•	have internal systems and controls relating to audit function, outsourcing, employee screening and training which is proportionate to the nature, scale and complexity of its activities;

•	appoint an Anti-Money Laundering Compliance Officer (“AMLCO”), to act as compliance officer, who shall have overall responsibility for ensuring compliance by the SIBA regulated entity with the AML Regime; and

•	appoint a Money Laundering Reporting Officer (“MLRO”), to act as MLRO and a Deputy MLRO (“DMLRO”), who shall have responsibility for receiving reports of, investigating and reporting suspicious activity in accordance with the Guidance Notes.

208

The Guidance Notes provide, amongst other things, that financial services providers should, on a regular basis, conduct an anti-money laundering/ countering of terrorist financing/ countering of proliferation financing (“AML/CTF/CPF”) audit, the frequency of which should be commensurate with the entity’s nature, size, complexity and risks identified during its risk assessments. CIMA is empowered to require that entities registered as registered persons have their AML/CTF/CPF systems and Procedures audited by suitably qualified entities to check for compliance with the Regulations. The scope of such audit reports should at a minimum assess whether:

•	the entity’s AML/CTF/CPF policies and procedures, internal controls/risk management and implementation of the same are adequate;

•	the entity and its directors are carrying on business in a fit and proper manner;

•	the entity conducts periodic reviews of its operations against the AML/CTF/CPF and current industry best practice;

•	the entity maintains a relevant client risk matrix and has in place adequate identification procedures around the on-boarding of clients i.e. know your client, customer due diligence, customer risk rating, enhanced due diligence standards;

•	the entity has adequate internal reporting procedures, including the maintenance of a suspicious activity reporting log;

•	the entity has adequate record-keeping procedures and maintenance thereof in accordance with prescribed periods as required under the Regulations;

•	the entity has adequate identification and record keeping policies and procedures relating to wire transfers;

•	the entity provides adequate AML training to its management, staff and in particular, the MLRO;

•	in cases where group-wide AML policies are adapted, a gap analysis has been conducted to ensure compliance with the Cayman Islands’ AML/CTF/CPF framework;

•	there is demonstrated separation of the role of the AMLCO and the MLRO from the shareholders of the entity; and

•	the entity’s marketing material includes false or misleading representations, or omissions that could ultimately mislead investors.

Financial service providers are required to file a Compliance Reporting Form when making a report to the Financial Reporting Authority (the “FRA”) concerning suspected designated persons and breaches of financial sanctions and frozen assets. If it is discovered that a relationship breaches a sanctions order or in relation to proliferation, a Suspicious Activity Report should be filed. It is important for financial services providers to document and record actions taken to comply with the sanctions’ regime and the rationale for such actions. In instances where a financial services provider has discovered that they are dealing with a person who is the subject of a sanctions order, they will need to ensure that all transactions are halted, the assets frozen and any necessary licenses are sought from the FRA before any action is taken.

209

While the ultimate responsibility for maintaining and implementing satisfactory Procedures remains with the SIBA entity, the obligations may be met by delegating or outsourcing those functions, including to persons who are subject to the anti-money laundering requirements of a country assessed as having a low risk of money laundering, terrorist financing and proliferation financing. In instances where there is some type of delegation or outsourcing, there should be in place the necessary contractual agreements and internal policies and procedures to govern the outsourced relationship. AMLCO, MLRO and DMLRO appointments and any changes thereto must be notified to CIMA together with certain prescribed information, including the individuals’ curriculum vitae in each case.

Foreign Account Tax Compliance Act (“FATCA”)

FATCA was adopted as a part of Cayman Islands law by virtue of the Tax Information Authority (International Tax Compliance) (United States of America) Regulations (Revised). The Cayman Islands Tax Information Authority also published the Guidance Notes on the International Tax Compliance Between the Cayman Islands and the United States of America and the United Kingdom on  July 1, 2015. FATCA requires foreign financial institutions (“FFIs”) to report information on accounts of US taxpayers to the US Internal Revenue Service (“IRS”). If an FFI fails to enter into the necessary reporting arrangements with the IRS, a 30% withholding tax is imposed on US source income and other US related payments of the FFI.

The Cayman Islands has signed a Model 1B intergovernmental agreement with the US (the “US IGA”). The US IGA allows Cayman Islands entities that are FFIs to comply with the reporting obligations imposed by FATCA without having to enter into an agreement directly with the IRS. Instead, a Cayman Islands FFI may report directly to the Cayman Islands Tax Information Authority (or TIA) and, provided it complies with the relevant procedures and reporting obligations, will be treated as a deemed compliant FFI that is not subject to automatic withholding on US source income and other US related payments.

Any Cayman Islands entity that is not an FFI will be a non-financial foreign entity (a “NFFE”) for the purposes of FATCA. Cayman Islands NFFEs are not generally subject to registration or reporting requirements under FATCA, but they will be required to self-certify their status to financial institutions and other withholding agents with whom they maintain accounts to avoid FATCA withholding.

Although Cayman Islands managers fall within the definition of Investment Entity (and therefore FFI), the US IGA contains an exemption for a Cayman Islands FFI that qualifies as an Investment Entity solely because it (a) renders investment advice to, and acts on behalf of, or (b) manages portfolios for, and acts on behalf of, a customer for the purposes of investing, managing, or administering funds deposited in the name of the customer with a participating FFI. Accordingly, Cayman Islands managers and advisers will generally not be required to register with the IRS and report on their own account. They may, however, be required to self-certify as NFFEs.

Cayman Islands reporting financial institutions (“FIs”) are required to have a Global Intermediary Identification Number (“GIIN”) directly from the IRS. Cayman Islands reporting FIs are required to identify reportable accounts and report certain designated information to the TIA in accordance with prescribed timeframes. All Cayman FIs that have reporting obligations are required to notify the TIA by 30 April in the first calendar year in which they are required to comply. Full reporting is then due on or before 31 July in each year.

210

Common Reporting Standard (“CRS”)

CRS is a global information exchange regime developed to facilitate and standardize the automatic exchange of information (“AEOI”) on residents’ assets and income between participating jurisdictions on an annual basis. The Cayman Islands have implemented the CRS through The Tax Information Authority (International Tax Compliance) (Common Reporting Standard) Regulations (As Revised) and the Common Reporting Standard for Automatic Exchange of Financial Account Information in Tax Matters, CRS Guidelines on March 31, 2022 (currently version 4.1) pursuant to the Tax Information Authority Act ( As Revised a).

Similarly to FATCA, the CRS requires certain Cayman Islands FIs to identify the tax residency of their account holders and then to report information on reportable accounts held by individuals and entities. For the CRS there are notification requirements for both reporting and non-reporting FIs.

For CRS purposes, FI is a broad concept and includes, amongst other things investment entities whose income is primarily attributable to (re)investing or trading in financial assets, if the relevant entity is “managed by” another FI. In some cases, organizations that have been unaffected by FATCA may find that they are required to comply with CRS. Some of the key differences between FATCA and CRS are as follows:

•	CRS is based on tax residency rather than citizenship;

•	More Cayman entities will be affected as the scope of applicable exemptions is narrower;

•	Thresholds for de minimis financial accounts are significantly reduced under the CRS compared to FATCA;

•	The CRS does not impose withholding tax.

Cayman Islands managers are classified as reporting FIs for CRS purposes and are required to put in place appropriate policies and procedures regarding CRS compliance. Unlike other investment entities such as investment funds, equity and debt interests of investment managers or advisers will only be treated as a “Financial Account” if the interests were created to avoid the reporting obligation. They may therefore confirm in their notification form on the AEOI Portal that they have no financial accounts and will not have a reporting obligation unless and until such confirmation is no longer correct.

Cayman Islands Reporting FIs are required to establish and maintain written policies and procedures to comply with and apply the CRS. Similar, to FATCA, Cayman Islands Reporting FIs will need to adapt their onboarding procedures for new investors in order to capture the requisite information that needs to be reported in order to be compliant with the CRS. The TIA has issued tax self-certification forms to assist Cayman Islands Reporting FIs with their reporting requirements. Cayman Islands Reporting FIs should have all new and existing clients complete self-certification forms.

A Cayman Islands FI, being either a Cayman Islands Reporting FI or a Non-Reporting FI, must notify the TIA no later than April 30 in the first calendar year in which it is required to comply with the reporting obligations with the following information: (a) the institution’s name and number given to it by the TIA as an FI; (b) whether the institution is a Cayman Islands Reporting or Non-Reporting FI; (c) the institution’s classification (regardless of whether it is a Cayman Islands Reporting or Non-Reporting FI); and (d) the name and, address and other details of its principal point of contact for CRS compliance and the person authorized to give change notices for its principal point of contact. On or before July 31 each year, a Cayman Islands Reporting FI will also be required to report certain information in respect of each of its “reportable accounts” to the TIA.

211

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company reflecting the Transactions.

The unaudited pro forma combined balance sheet as of December 31, 2024 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma combined statements of operations for the year ended June 30, 2024 and for the six months ended December 31, 2024 give pro forma effect to the Business Combination as if it had occurred as of July 1, 2023. This information should be read together with Leading Partner’s, Leading’s and HAIA’s respective audited and unaudited financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

The unaudited pro forma combined balance sheet as of December 31, 2024 has been prepared using the following:

•	HAIA’s audited balance sheet as of December 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus; and

•	Leading’s unaudited condensed consolidated balance sheet as of December 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus; and

•	Leading Partners’ unaudited condensed consolidated balance sheet as of December 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statements of operations for the year ended June 30, 2024 have been prepared using, and should be read in conjunction with, the following:

•

HAIA’s unaudited condensed statements of operations for the six months ended June 30, 2023 and 2024, and audited statements of operations for the year ended December 31, 2023, and the related notes included elsewhere in this proxy statement/prospectus; and

•	Leading’s audited consolidated statements of operations for the year ended June 30, 2024, and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statements of operations for the six months ended December 31, 2024 have been prepared using, and should be read in conjunction with, the following:

•

HAIA’s audited consolidated statement of operation for year ended December 31, 2024, unaudited condensed statements of operations for the six months ended June 30, 2024, and the related notes included elsewhere in this proxy statement/prospectus; and

•	Leading’s unaudited condensed consolidated statements of operations for the six months ended December 31, 2024, and the related notes included elsewhere in this proxy statement/prospectus; and

•

Leading Partners’ unaudited condensed consolidated statement of operation for the period from August 13, 2024 (inception) through December 31, 2024, and the related notes included elsewhere in this proxy statement/prospectus.

212

Description of the Business Combination

The Business Combination is being made pursuant to the terms of the Business Combination Agreement by and among PubCo, HAIA, and Leading, pursuant to which the Business Combination will be effective in the following steps:

(i)	PubCo shall form each of Merger Sub I and Merger Sub II as Cayman Island exempted companies with limited liability under the Cayman Companies Act as its wholly-owned subsidiaries;

(ii)

in accordance with the Cayman Companies Act, Merger Sub I shall merge with and into Leading, and the separate corporate existence of Merger Sub I shall cease, and Leading, as the Surviving Corporation, shall thereafter continue its corporate existence as a wholly-owned subsidiary of PubCo (the “Company Merger”);

(iii)

immediately following confirmation of the effective filing of the Company Merger, and effective at the HAIA Merger Effective Time, Merger Sub II shall be merged with and into HAIA, and the separate corporate existence of Merger Sub II shall cease, and HAIA, as the surviving corporation, shall thereafter continue its corporate existence as a wholly-owned subsidiary of PubCo. (the “SPAC Merger”);

The Closing occurs after the completion of Company Merger and the SPAC Merger. The purchase price for the Business Combination is US$430,000,000, payable in the form of 43,000,000 newly issued PubCo Class A ordinary shares valued at $10.00 per share.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, HAIA will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of Leading expecting to have a majority of the voting power of the post-combination company, Leading’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Leading compared to HAIA, and Leading’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Leading issuing stock for the net assets of HAIA, accompanied by a recapitalization. The net assets of HAIA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Leading.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of HAIA ordinary shares:

Scenario 1 — Assuming No Redemption: This presentation assumes that no HAIA Public Shareholder exercises redemption rights with respect to their Public Shares, all HAIA Public Shares previously subject to redemption for cash would be transferred to permanent equity.

Scenario 2 — Assuming Maximum Redemption: This presentation assumes that the maximum number of HAIA Public Shares of 399,187 are redeemed for cash by HAIA Public Shareholders. HAIA’s obligations under the Business Combination Agreement are subject to certain customary closing conditions, including obligation to pay the aggregate accrued and unpaid amounts of Leading’s transaction expenses as of immediately prior to the Company Merger Effective Time and aggregate accrued and unpaid amount of the SPAC Transaction Expenses as of immediately prior to the SPAC Merger Effective Time, by wire transfer of immediately available funds from the Trust Account. The Maximum Redemption scenario assumes for illustrative purposes that there will be no funds left in the Trust Account assuming all HAIA Public Shareholders exercise their redemption rights with respect to the HAIA Public Shares.

213

The following table illustrates estimated ownership levels in PubCo, immediately following the consummation of the Business Combination, based on the two levels of redemptions by the HAIA Public Shareholders and the following assumptions.

	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
HAIA's Public Shares	399,187	0.7%	-	0.0%
HAIA's Founder Shares	5,390,600	9.3%	5,390,600	9.4%
Exchange of Sponsor’s Private Placement Warrants (1)	500,000	0.9%	500,000	0.9%
Shares issued to HAIA's financial advisor, WGP	2,150,000	3.7%	2,150,000	3.8%
Shares issued to Leading's financial advisor, HAG	1,290,000	2.2%	1,290,000	2.3%
Shares issued related to PIPE Investment (2)	5,000,000	8.7%	5,000,000	8.7%
Shares issued to Leading Group Shareholders in Business Combination	43,000,000	74.5%	43,000,000	74.9%
Total	57,729,787	100.0%	57,330,600	100.0%

(1) Reflect the exchange of Sponsor's Private Placement Warrants of 500,000 Class A ordinary shares upon the consummation of the Business Combination pursuant to the Warrant Exchange Agreement dated June 12, 2023.

(2) Pursuant to the Merger Agreement, in connection with the Business Combination, Leading Group shall use commercially reasonable efforts to obtain commitments from certain investors for PIPE Investment in the aggregate amount of at least fifty million dollars ($50,000,000). As of the date of this proxy statement/prospectus, HAIA and PubCo have not entered into any agreements relating to a PIPE Investment.

The table below shows possible sources of dilution and the extent of such dilution that non-redeeming Public Shareholders could experience in connection with the Closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes the exercise of all 10,781,201 HAIA Public Warrants, which are exercisable for one PubCo Class A ordinary share at a price of $11.50 per share. The following table illustrates estimated ownership levels in PubCo based on the two levels of redemptions by the Public Shareholders with all possible sources of dilution:

	Assuming No Redemption		Assuming Maximum Redemptions
	Shares	%	Shares	%
HAIA's Public Shares	399,187	0.6%	-	0.0%
HAIA's Founder Shares	5,390,600	7.9%	5,390,600	7.9%
Exchange of Sponsor’s Private Placement Warrants	500,000	0.7%	500,000	0.7%
Shares issued to HAIA's financial advisor, WGP	2,150,000	3.1%	2,150,000	3.2%
Shares issued to Leading's financial advisor, HAG	1,290,000	1.9%	1,290,000	1.9%
Shares issued related to PIPE Investment	5,000,000	7.3%		7.3%
Shares issued to Leading Group Shareholders in Business Combination	43,000,000	62.8%	43,000,000	63.2%
Potential source of dilution
Shares underlying HAIA's Public Warrants	10,781,201	15.7%	10,781,201	15.8%
Total	68,510,988	100.0%	68,111,801	100.0%

214

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2024

				Scenario 1			Scenario 2
				Assuming No Redemption into Cash			Assuming Maximum Redemption into Cash
	HAIA (A)	Leading (B)	Leading Partners (C)	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash	$212	$779,903	$-	$4,664,536	(1)	$53,003,305	$(4,664,536	)(5)	$48,338,769
				(1,821,646	)(2)
				(3,000	)(3)
				(601,925	)(4)
				-	(5)
				50,000,000	(8)
				(14,775	)(9)
Restricted cash	-	684,997	-	-		684,997	-		684,997
Accounts receivable, net	-	5,554,745	-	-		5,554,745	-		5,554,745
Advances to suppliers	-	2,234,127	-	-		2,234,127	-		2,234,127
Prepaid expenses and other current assets	-	185,225	-	-		185,225	-		185,225
Total current assets	212	9,438,997	-	52,223,190		61,662,399	(4,664,536)		56,997,863

Non-current assets:
Cash and investments held in trust account	4,664,536	-	-	(4,664,536	)(1)	-	-		-
Property and equipment, net	-	766	-	-		766	-		766
Intangible assets, net	-	3,698,985	-	-		3,698,985	-		3,698,985
Deferred offering costs	994,405	1,277,184	-	(1,277,184	)(4)	-	-		-
				(994,405	)(3)
Right-of-use assets, net	-	58,088	-	-		58,088	-		58,088
Other non-current assets		450,000		(450,000	)(2)	-			-
Total non-current assets	5,658,941	5,485,023	-	(7,386,125)		3,757,839	-		3,757,839
Total assets	$5,659,153	$14,924,020	$-	$44,837,065		$65,420,238	$(4,664,536)		$60,755,702

LIABILITIES
Current liabilities:
Short-term borrowings	$-	$5,438,878	-	$-		$5,438,878	$-		$5,438,878
Accounts payable	-	6,688,422		-		6,688,422	-		6,688,422
Deferred revenue	-	2,032,883		-		2,032,883	-		2,032,883
Promissory Note - related party	675,751	-		(675,751	)(2)	-	-		-
Amount due to related parties	447,174	2,360,626	14,775	(447,174	)(2)	2,360,626	-		2,360,626
				(14,775	)(9)
Income tax payable	-	117,347	-	-		117,347	-		117,347
Lease liabilities, current	-	59,684	-	-		59,684	-		59,684
Accrued expenses and other payables	1,148,721	1,480,296	-	(1,148,721	)(2)	1,480,296	-		1,480,296
Total current liabilities	2,271,646	18,178,136	14,775	(2,286,421)		18,178,136	-		18,178,136

Non-current liabilities:
Lease liabilities, non-current	-	-	-	-		-	-		-
Warrant liability	122,675	-	-	(62,300	)(7)	60,375	-		60,375
Total non-current liabilities	122,675	-	-	(62,300)		60,375	-		60,375
Total liabilities	2,394,321	18,178,136	14,775	(2,348,721)		18,238,511	-		18,238,511

Commitments and Contingencies

Class A ordinary share subject to possible redemption, 399,187 shares at redemption value of $11.69 as of December 31, 2024	4,664,536	-		(4,664,536	)(5)	-	-		-

SHAREHOLDERS’ (DEFICIT)/EQUITY
Class A ordinary shares	539	-	-	40	(5)	5,773	(40	)(5)	5,733
				4,644	(6)
				50	(7)
				500	(8)
Class B ordinary shares	-	-	-	-		-	-		-
Ordinary Shares	-	11,597	-	(11,597	)(6)	-	-		-
Additional paid-in capital	212,913	2,902,593	-	(1,823,109	)(4)	53,415,035	(4,664,496	)(5)	48,750,539
				4,664,496	(5)
				(2,603,608	)(6)
				62,250	(7)
				49,999,500	(8)
Statutory reserve	-	18,716	-	-		18,716	-		18,716
Accumulated deficit	(1,613,156)	(6,338,874)	(14,775)	(997,405	)(3)	(6,409,649)	-		(6,409,649)
				(56,000	)(4)
				2,610,561	(6)
Accumulated other comprehensive income	-	151,852	-			151,852	-		151,852
Total shareholders' (deficit) equity	(1,399,704)	(3,254,116)	(14,775)	51,850,322		47,181,727	(4,664,536)		42,517,191
Total liabilities and shareholders' equity	$5,659,153	$14,924,020	$-	$44,837,065		$65,420,238	$(4,664,536)		$60,755,702

(A) Derived from audited balance sheet of HAIA as of December 31, 2024.

(B) Derived from unaudited consolidated balance sheet of Leading as of December 31, 2024.

(C) Derived from unaudited consolidated balance sheet of Leading Partners as of December 31, 2024.

215

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2024

				Scenario 1			Scenario 2
				Assuming No Redemption into Cash			Assuming Maximum Redemption into Cash
	HAIA (A)	Leading (B)	Leading Partners	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement

Operating revenues, net	$-	$50,899,267	$-	$		$50,899,267	$		$50,899,267

Operating costs and expenses:
Operating costs	-	(49,724,329)	-			(49,724,329)			(49,724,329)
Selling and marketing expenses	-	(831,187)	-			(831,187)			(831,187)
General and administrative expenses	(628,078)	(778,584)	-	(1,287,846	)(1)	(2,574,508)			(2,574,508)
				120,000	(4)
Research and development expenses		(61,229)	-			(61,229)			(61,229)
Total operating costs and expenses	(628,078)	(51,395,329)	-	(1,167,846)		(53,191,253)			(53,191,253)
Loss from operation	(628,078)	(496,062)	-	(1,167,846)		(2,291,986)			(2,291,986)

Other income/(expenses):
Financial expenses, net	-	(575,219)	-			(575,219)			(575,219)
Interest income on marketable securities held in Trust Account	399,104	-	-	(399,104	)(3)	-			-
Change in FV of warrant liability	1,040,543	-	-	(528,436	)(2)	512,107			512,107
Other income, net	-	161,560	-			161,560			161,560
Total other income/(loss), net	1,439,647	(413,659)	-	(927,540)		98,448	-		98,448

Income/(Loss) before income tax expense	811,569	(909,721)	-	(2,095,386)		(2,193,538)			(2,193,538)
Income tax expense	-	(84,832)	-			(84,832)			(84,832)
Net income/(loss)	$811,569	$(994,553)	$-	$(2,095,386)		$(2,278,370)	$-		$(2,278,370)

Basic and diluted weighted average shares outstanding, Class A ordinary shares	6,113,990			51,615,797	(5)	57,729,787	(399,187	)(5)	57,330,600
Basic and diluted net income (loss) per ordinary share, Class A ordinary shares	$0.1327					$(0.0395)			$(0.0397)
Basic and diluted weighted average shares outstanding, Class B ordinary shares	1			(1	)(5)	-
Basic and diluted net income per ordinary share, Class B ordinary shares	$0.1327					$-
Basic and diluted weighted average shares outstanding, ordinary shares		1,159,682,763	-	(1,159,682,763	)(5)	-
Basic and diluted net loss per ordinary share, ordinary shares		$(0.0009)	$-			$-

(A) Derived from unaudited condensed statements of operations for the six months ended June 30, 2023 and 2024, and audited statements of operations for the year ended December 31, 2023.

(B) Derived from audited consolidated statement of operation of Leading for the year ended June 30, 2024.

216

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2024

				Scenario 1			Scenario 2
				Assuming No Redemption into Cash			Assuming Maximum Redemption into Cash
	HAIA (A)	Leading (B)	Leading Partners (C)	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement

Operating revenues, net	$-	$40,083,084	$-	$		$40,083,084	$		$40,083,084

Operating costs and expenses:
Operating costs	-	(39,322,059)	-			(39,322,059)			(39,322,059)
Selling and marketing expenses	-	(554,730)	-			(554,730)			(554,730)
General and administrative expenses	(512,528)	(743,510)	(14,775)	-	(1)	(1,210,813)			(1,210,813)
				60,000	(4)
Research and development expenses		(26,790)	-			(26,790)			(26,790)
Total operating costs and expenses	(512,528)	(40,647,089)	(14,775)	60,000		(41,114,392)	-		(41,114,392)
Loss from operation	(512,528)	(564,005)	(14,775)	60,000		(1,031,308)	-		(1,031,308)

Other income/(expenses):
Financial expenses, net	-	(161,200)	-			(161,200)			(161,200)
Interest income on marketable securities held in Trust Account	136,861		-	(136,861	)(3)	-			-
Change in FV of warrant liability	753,571		-	(382,698	)(2)	370,873			370,873
Other income, net	-	3,153	-			3,153			3,153
Total other income/(loss), net	890,432	(158,047)	-	(519,559)		212,826	-		212,826

Income (Loss) before income tax expense	377,904	(722,052)	(14,775)	(459,559)		(818,482)	-		(818,482)
Income tax expense	-	(16,731)	-			(16,731)			(16,731)
Net income (loss)	$377,904	$(738,783)	$(14,775)	$(459,559)		$(835,213)	$-		$(835,213)

Basic and diluted weighted average shares outstanding, Class A ordinary shares	5,945,802			51,783,985	(5)	57,729,787	(399,187	)(5)	57,330,600
Basic and diluted net loss per ordinary share, Class A ordinary shares	$0.0636					$(0.0145)			$(0.0146)
Basic and diluted weighted average shares outstanding, Class B ordinary shares	1			(1	)(5)	-
Basic and diluted net income per ordinary share, Class B ordinary shares	$0.0636					$-
Basic and diluted weighted average shares outstanding, ordinary shares		1,159,682,763	1	(1,159,682,764	)(5)	-
Basic and diluted net loss per ordinary share, ordinary shares		$(0.0006)	$(14,775)			$-

(A) Derived from audited statements of operations for the year ended December 31, 2024, and unaudited condensed statements of operations for the six months ended June 30, 2024.

(B) Derived from unaudited condensed consolidated statement of operation of Leading for the six months ended December 31, 2024.

(C) Derived from unaudited condensed consolidated statement of operation of Leading Partners for the period from August 13, 2024 (inception) through December 31, 2024.

217

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, HAIA will be treated as the “accounting acquiree” and Leading as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Leading issuing shares for the net assets of HAIA, accompanied by a recapitalization. The net assets of HAIA will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 gives pro forma effect to the Business Combination as if it had been consummated on December 31, 2024. The unaudited pro forma condensed combined statements of operations for the year ended June 30, 2024 and for the six months ended December 31, 2024 gives pro forma effect to the Business Combination as if it had been consummated on July 1, 2023, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 has been prepared using and should be read in conjunction with HAIA, Leading and Leading Partners’ balance sheets as of December 31, 2024 and the related notes.

The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2024 has been prepared using and should be read in conjunction with HAIA’s unaudited condensed statements of operations for the six months ended June 30, 2023 and 2024, and audited statements of operations for the year ended December 31, 2023, and the related notes, Leading’s audited consolidated statements of operations for the year ended June 30, 2024 and the related notes.

The unaudited pro forma condensed combined statement of operations for the six months ended December 31, 2024 has been prepared using and should be read in conjunction with HAIA’s audited consolidated statement of operation for year ended December 31, 2024, unaudited condensed statements of operations for the six months ended June 30, 2024, Leading’s unaudited consolidated statements of operations for the six months ended December 31, 2024, and Leading Partners’ unaudited condensed consolidated statements of operations for the period from August 13, 2024 (inception) through December 31, 2024 and related notes.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates and assumptions, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this proxy statement/prospectus and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of HAIA, Leading and Leading Partners.

Under both the No Redemption scenario and the Maximum Redemption scenario, the Business Combination will be accounted for in a manner similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of American (“US GAAP”).

218

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of HAIA ordinary shares:

Scenario 1 — Assuming No Redemption: This presentation assumes that no HAIA Public Shareholder exercises redemption rights with respect to their Public Shares, all HAIA Public Shares previously subject to redemption for cash would be transferred to permanent equity.

Scenario 2 — Assuming Maximum Redemption: This presentation assumes that the maximum number of HAIA Public Shares of 399,187 are redeemed for cash by HAIA Public Shareholders. HAIA’s obligations under the Business Combination Agreement are subject to certain customary closing conditions, including obligation to pay the aggregate accrued and unpaid amounts of Leading’s transaction expenses as of immediately prior to the Company Merger Effective Time and aggregate accrued and unpaid amount of the SPAC Transaction Expenses as of immediately prior to the SPAC Merger Effective Time, by wire transfer of immediately available funds from the Trust Account. The Maximum Redemption scenario assumes for illustrative purposes that there will be no funds left in the Trust Account assuming all HAIA Public Shareholders exercise their redemption rights with respect to the HAIA Public Shares.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that HAIA, Leading and Leading Partners believe are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The management of HAIA and Leading believe that their assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to the management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

1. Accounting policy

Upon consummation of the Business Combination, the management of HAIA and Leading will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, the management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, the management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). HAIA, Leading and Leading Partners have elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

219

HAIA and Leading have not had any historical relationship prior to the Business Combination. Accordingly, no transaction accounting adjustments were required to eliminate activities between the companies.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2024 are as follows:

(1) Reflects the release of cash from cash and investment held in the Trust Account.

(2) Reflects the payments of HAIA’s accrued offering costs and expenses, promissory note of related party and working capital loan from related party.

(3) Reflects the settlement of approximately US$997,405 of total HAIA’s estimated transaction costs related to the Business Combination, which were reflected as an adjustment to accumulated deficit as of December 31, 2024.

(4) Reflects the settlement of approximately US$1.9 million of total Leading's estimated transaction costs related to the Business Combination, of which, (i) approximately US$0.1 million were accounted as expense as of December 31, 2024, (ii) approximately US$1.8 million were capitalized and offset the additional paid-in capital.

(5) Reflects assumed shares redeemed:

In Scenario 1, which assumes no HAIA's public shareholders exercise their redemption rights, all HAIA shares previously subject to redemption for cash amounting to US$4.7 million would be transferred to shareholders’ equity.

In Scenario 2, which assumes the same facts as described in Scenario 1 above, but also assumes the maximum number of HAIA shares of 399,187 are redeemed for cash by HAIA shareholders.

(6) Reflects: (i) the elimination of the historical accumulated deficit of HAIA, the accounting acquiree, into Leading’s additional paid-in capital upon the consummation of the Business Combination. (ii) the contribution of all the share capital in Leading to HAIA; (iii) shares issued to financial advisor of HAIA and Leading upon the completion of the Business Combination.

(7) Reflect the exchange of Sponsor's Private Placement Warrants of 500,000 Class A ordinary shares upon the consummation of the Business Combination.

(8) Reflect 5,000,000 shares issuable upon obtaining the PIPE Investment. Pursuant to the Merger Agreement, in connection with the Business Combination, Leading Group shall use commercially reasonable efforts to obtain commitments from certain investors for PIPE Investment.

(9) Reflect the settlement of Leading Partners' formation expenses.

220

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended June 30, 2024 and for the six months ended December 31, 2024:

(1) Reflects preliminary estimated HAIA's transaction costs that will be expensed upon the closing of the Business Combination. These costs are reflected as if incurred on July 1, 2023, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(2) Reflects adjustment to eliminate the changes in fair value of Private Placement Warrants of HAIA, as the Private Placement Warrants will be exchanged for 500,000 Class A ordinary shares upon the consummation of the Business Combination.

(3) Reflects an adjustment to eliminate interest income and other income related to cash and investment held in Trust Account.

(4) Reflects an adjustment to eliminate administrative service fee of US$10,000 per month of office space, utilities, secretarial and administrative services provided to the members of HAIA's management team from former sponsor, which commencing on December 9, 2021, and would be cease upon the completion of the Business Combination.

(5) The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination as if it had been consummated on July 1, 2023. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. In Scenario 2, this calculation is retroactively adjusted to eliminate HAIA Public Shares are redeemed for cash by HAIA Shareholders for the entire period.

3. Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the change in number of shares in connection with the Business Combination, assuming the shares were outstanding since the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

The unaudited pro forma condensed combined has been prepared assuming No Redemption and assuming Maximum Redemption for the year ended June 30, 2024 and for the six months ended December 31, 2024:

	For the year ended June 30, 2024
	Assuming No Redemption	Assuming Maximum Redemption

Pro forma net loss attributable to ordinary shareholders	$(2,278,370)	$(2,278,370)
Pro forma weighted average shares calculation - basic and diluted
HAIA's Public Shares(1)	399,187	-
HAIA's Founder Shares	5,390,600	5,390,600
Exchange of Sponsor’s Private Placement Warrants	500,000	500,000
Shares issued to HAIA's financial advisor, WGP	2,150,000	2,150,000
Shares issued to Leading's financial advisor, HAG	1,290,000	1,290,000
Shares issued related to PIPE Investment	5,000,000	5,000,000
Shares issued to Leading shareholders in Business Combination	43,000,000	43,000,000
Total weighted average shares outstanding - basic and diluted	57,729,787	57,330,600

Pro forma net loss per share - basic and diluted	$(0.0395)	$(0.0397)

221

	For the six months ended December 31, 2024
	Assuming No Redemption	Assuming Maximum Redemption

Pro forma net loss attributable to ordinary shareholders	$(835,213)	$(835,213)
Pro forma weighted average shares calculation - basic and diluted
HAIA's Public Shares(1)	399,187	-
HAIA's Founder Shares	5,390,600	5,390,600
Exchange of Sponsor’s Private Placement Warrants	500,000	500,000
Shares issued to HAIA's financial advisor, WGP	2,150,000	2,150,000
Shares issued to Leading's financial advisor, HAG	1,290,000	1,290,000
Shares issued related to PIPE Investment	5,000,000	5,000,000
Shares issued to Leading Group Shareholders in Business Combination	43,000,000	43,000,000
Total weighted average shares outstanding - basic and diluted	57,729,787	57,330,600

Pro forma net loss per share - basic and diluted	$(0.0145)	$(0.0146)

The unaudited pro forma condensed combined has been prepared assuming No Redemption and assuming Maximum Redemption for the year ended June 30, 2024 and for the six months ended December 31, 2024:

(1) Following the Sponsor Handover closed on June 12, 2023, 19,824,274 shares were redeemed by public shareholders for US$10.54 per share. In connection with the shareholders’ vote at the Special Meeting of Shareholders held by HAIA on August 11, 2023, 1,146,276 shares were further tendered for redemption. In connection with the shareholders' vote at the General Annual Meeting of Shareholders held by HAIA on November 26, 2024, 192,664 shares were further tendered for redemption. Immediately following the redemptions, HAIA had 399,187 Class A Ordinary Shares subject to redemption. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, it assumes that the redemption of HAIA’s Public Shares had occurred as of July 1, 2023.

For the purposes of applying the if-converted method for calculating diluted loss per share, it was assumed that as of the consummation of the Business Combination, each HAIA Public Warrant that was outstanding shall be converted into the right to receive a warrant exercisable to purchase PubCo’s Class A Ordinary Shares. However, since the impact of these in the loss per share calculation results in anti-dilutive, the effect of such exchange was not included in calculation of diluted loss per share.

222

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE OF HAIA

References to the “Company,” “company,” “HAIA,” “our,” “us” or “we”, within this section, refer to Healthcare AI Acquisition Corp.

Officers and Directors

Our officers and directors are as follows:

Name	Age	Position
Jiande Chen	58	Chief Executive Officer and Chairman
Xiaocheng Peng	34	Chief Financial Officer and Director
Nat Y Chan	36	Director
Stefan Dodov	35	Director
Manuel C. Menendez III	57	Director

Jiande Chen has served as our Chief Executive Officer and Chairman of the Board since December 28, 2023. Mr. Chen has served as a director and Chief Executive Officer since January 2022 at Redwoods Acquisition Corp., a special purpose acquisition company. Mr. Chen has served as the chief executive officer and a director of Alkaid Acquisition Corp., a special purpose acquisition company, since January 2022. Mr. Chen has served as a non-executive director at IMAX China Holding, Inc. (HKG: 1970) since January 2021 and an independent director at Beijing Cultural Investment Development Group Co., Ltd. (SHA: 600715) since June 2017. Mr. Chen is also a member of the board of directors at TCL-IMAX Entertainment Co., Limited, a joint venture of TCL Corporation and IMAX Corporation. Mr. Chen served as the chief executive officer from August 2011 to December 2019 and the vice chairman from December 2019 to December 2020 of IMAX China Holding, Inc. (HKG: 1970), and led IMAX China to complete its first initial offering on Hong Kong Exchanges. Mr. Chen was previously the Senior Vice President, Chief Representative and General Manager of Sony Pictures Entertainment, China from 2000 to 2011. Mr. Chen received a degree in English Literature from Fudan University in 1982. Mr. Chen received a master’s degree and a Ph.D. degree in Communications from University of Washington in 1987 and 1991, respectively. We believe Mr. Chen is qualified to serve on our board of directors because of his extensive financial, management, and transaction experience, as well as his contacts and relationships.

Nat Y Chan has served as an Independent Director since December 28, 2023. Mr. Chan, an Australian-educated and qualified Chartered Accountant, brings extensive business and financial governance experience to our board. He has been the Chief Financial Officer of Richemont China, Shanghai, since May 2014, with previous key roles at Burberry (Shanghai) Trading Co. Ltd. and Sac & Co Holding Limited. His board positions include the Board of Directors at Fengmao Trading (Shanghai) Co. Ltd., a Richemont-Alibaba e-commerce joint venture in China. Mr. Chan holds an Executive MBA from the Kellogg School of Business, Northwestern University, and HKUST Business School, and a Bachelor of Economics from Macquarie University, Sydney. We believe Mr. Chan’s expertise in retail, e-commerce, strategic planning, and financial governance significantly contributes to our board's diverse skill set.

223

Manuel C. Menendez III has served as an Independent Director since December 28, 2023. With nearly 40 years of global experience in international business, Mr. Menendez has a proven track record in diverse markets including China, the Asia-Pacific region, the U.S., Europe, and Central and South America. As the Founder, Chief Executive Officer and Director of MCM Group Holdings Ltd. Since July 2015, he specializes in international business development and investments, with a particular focus on cross-border investments, trade negotiations, and market entry strategies. Mr. Menendez was notably the CEO of Great Eastern Development (GED), leading the first U.S.-China Equity Joint Venture for a Fortune 100 company in 1980. His extensive involvement in humanitarian efforts includes serving as a pro bono advisor to the United Nations' WHO and UNEP. Mr. Menendez's vast international experience and commitment to sustainable business practices make him an invaluable asset to our board of directors. We believe Mr. Menendez is qualified to serve on our board of directors based on his international investment experience.

Stefan Dodov has served as an Independent Director since December 28, 2023. Previously, Mr. Dodov serves as an independent director of Alkaid Acquisition Corp since January 2022. Since May 2020, Mr. Dodov has served as manager at BCC Global, an experts network and market research provider serving the world’s top investment firms, corporations and consulting firms, and has served as a director since May 2020. Previously, Mr. Dodov was a compliance advisor at AllBright Law Offices from December 2018 to May 2020, corporate counselor and client manager at Junzejun Law Firm from June 2018 to December 2018, and legal compliance consultant at Hawk Consulting from September 2016 to April 2018. Mr. Dodov received a Bachelor of Laws from Ss. Cyril and Methodius University in 2011, a Master of Laws from Ss. Cyril and Methodius University in 2015 and a Master of Laws from The Ohio State University Moritz College of Law in 2016. We believe Mr. Dodov is qualified to serve on our board of directors based on his international legal and compliance experience.

Xiaocheng Peng has served as a director on our Board and has been our Chief Financial Officer since September 5, 2023. He is the founder and has served as director of Shanghai Dezhi Enterprise Consulting Co., Ltd since September 2022. Previously, he served as the chief financial officer of Orisun Acquisition Corp from December 2019 to November 2020. Mr. Peng has been an investment professional and serves as a director at Everpower International Holdings Co., Ltd since December 2015, focusing on high technology and entertainment. He is experienced in creating strategic plans for target companies, leading due diligence, preparing related investment materials and analysis reports, deal negotiation, and post-investment management. Mr. Peng earned his Master of Business Administration degree from California State University Long Beach in 2015, a Master of Engineering in Environmental Engineering from Oregon State University in 2013, and a bachelor’s degree in Food Safety and Quality from Jilin University in China in 2011. The Company believes that Xiaocheng Peng is well qualified to serve on our board of directors due to his extensive experience in finance and technology.

Number and Terms of Office of Officers and Directors

We have five directors. Our board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our first fiscal year end following our listing on Nasdaq.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

224

 Director Independence

Nasdaq listing standards require that a majority of our Board of Directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which in the opinion of the Company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that each of our independent directors, Nat Y Chan, Stefan Dodov and Manuel C. Menendez III, is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Our audit committee, corporate governance and nominating committee and compensation committee are entirely composed of independent directors meeting Nasdaq’s and the SEC’s additional requirements applicable to members of those committees. In addition, our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Pursuant to Nasdaq listing rules, we have established two standing committees - an audit committee in compliance with Section 3(a)(58)(A) of the Exchange Act, a corporate governance and nominating committee, and a compensation committee, each comprised of independent directors. Under Nasdaq listing rule 5615(b)(1), a company listing in connection with its initial public offering is permitted to phase in its compliance with the independent committee requirements.

Audit Committee

We established an audit committee of the board of directors. Nat Y Chan, Stefan Dodov and Manuel C. Menendez III serve as members of our audit committee and Nat Y Chan serves as its chairperson. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Each such member of our audit committee meets the independent director standard under Nasdaq listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Each member of the audit committee is financially literate and our Board of Directors has determined that Nat Y Chan qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

225

•	determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•	monitoring compliance on a quarterly basis with the terms of our initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our initial public offering; and

•	reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

 Compensation Committee

Nat Y Chan, Stefan Dodov and Manuel C. Menendez III each serve as members of our compensation committee and Mr. Menendez serves as its chairperson. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Each member of our compensation committee meets the independent director standard under Nasdaq listing standards and Rule 10C-1 of the Exchange Act applicable to members of the compensation committee.

We adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and/or annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement, to the extent required; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

226

Direction Nominations

We do not have a standing nominating committee. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, an Extraordinary Meeting of shareholders). Our shareholders that wish to nominate a director for election to the board of directors should follow the procedures set forth in our amended and restated memorandum and articles of association.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that has one or more executive officers serving on our board of directors.

Clawback Policy

Our board of directors has adopted a Clawback Policy (the “Clawback Policy”) designed to comply with Section 10D of the Exchange Act, the rules promulgated thereunder. The Clawback Policy is filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2023.

Code of Ethics

We adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K or on the Company’s corporate website to the extent required by SEC rules. The information that may be contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference in, or otherwise a part of, this proxy statement/prospectus.

227

 Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at shareholder meetings.

Certain of our officers and directors presently have, and any of them in the future may have, additional fiduciary or contractual obligations to other entities. As a result, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, he or she may be required to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. However, we do not expect these duties to materially affect our ability to complete our initial business combination. Our amended and restated memorandum and articles of association provide that we renounce, to the maximum extent permitted by law, our interest or expectancy in, or in being offered an opportunity to participate in any business opportunity which may be a corporate opportunity for both us and our sponsor and another entity, including any entities managed by our sponsor or its affiliates and any companies in which our sponsor or such entities have invested or about which any of our officers or directors acquires knowledge and we will waive any claim or cause of action we may have in respect thereof. In addition, our amended and restated articles of association contain provisions to exculpate and indemnify, to the maximum extent permitted by law, such persons in respect of any liability, obligation or duty to our company that may arise as a consequence of such persons becoming aware of any business opportunity or failing to present such business opportunity.

228

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

Individual	Entity	Entity’s Business	Affiliation
Jiande Chen	Redwoods Acquisition Corp	SPAC	Chief Executive Officer and Director
	Alkaid Acquisition Corp	SPAC	Chief Executive Officer and Director
	IMAX China Holding, Inc.		Director
	Beijing Cultural Investment Development Group Co., Ltd.		Director
	CL-IMAX Entertainment Co., Limited		Director
Xiaocheng Peng	Shanghai Dezhi Enterprise Consulting Co., Ltd		Founder and Director
	Everpower International Holdings Co., Ltd		Director
Nat Y Chan	Richemont China, Shanghai		Chief Financial Officer
Stefan Dodov	Alkaid Acquisition Corp		Director
	BCC Global		Manager/Director
Manuel C. Menendez III	MCM Group Holdings Ltd.		Chief Executive Officer and Director

(1)	Includes certain of its funds, other affiliates and portfolio companies.

Potential investors should also be aware of the following other potential conflicts of interest:

•	Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•	Our sponsor subscribed for founder shares prior to the date of our initial public offering and purchased Private Placement Warrants in a transaction that closed simultaneously with the closing of our initial public offering.

•

Our sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination  May 14, 2025 so long as the monthly Extension Fee is made or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. Additionally, our sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the Private Placement Warrants will expire worthless. Except as described herein, our sponsor and our directors and executive officers have agreed not to transfer, assign or sell any of their founder shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Except as described herein, the Private Placement Warrants will not be transferable until 30 days following the completion of our initial business combination. In case of our executive officers and directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

229

•	Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination. In addition, our sponsor, officers and directors may sponsor, form or participate in other blank check companies similar to ours during the period in which we are seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates.

•	We are not prohibited from pursuing an initial business combination with a company that is affiliated with our sponsor, officers or directors. In the event we seek to complete our initial business combination with a company that is affiliated with our sponsor or any of our officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

Furthermore, in no event will our sponsor or any of our existing officers or directors, or their respective affiliates, be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, commencing on the date our securities were first listed on Nasdaq, we began to reimburse our sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. As of the date of Sponsor Handover $177,095 has been accrued. Upon Sponsor Handover, the Former Sponsor waived its entitlement to the payment of administrative service fee, which was treated as a capital contribution from Former Sponsor. The Sponsor does not charge administrative service fee to the Company.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

If we seek shareholder approval, we will complete our initial business combination only if we obtain the approval of an ordinary resolution under Cayman Islands law. In such case, our sponsor and each member of our management team have agreed to vote their founder shares and public shares in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

230

EXECUTIVE COMPENSATION

Executive Compensation Prior to the Business Combination

HAIA

None of our  executive officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we began to reimburse our Former Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. As of the date of Sponsor Handover $177,095 has been accrued. Upon Sponsor Handover, the Former Sponsor waived its entitlement to the payment of administrative service fee, which was treated as a capital contribution from Former Sponsor. The Sponsor won’t charge administrative service fee to the Company.

In addition, our sponsor, executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our sponsor, executive officers and directors, or their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors. See “Management after the Business Combination.”

231

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Historical Compensation of Leading’s Executive Officers

For the fiscal years ended June 30, 2023 and 2024 and six months ended December 31, 2024, Leading did not pay any compensation to its director and executive officers and it did not set aside or have any amount accrued to provide pension, retirement or similar benefits to these individuals.

Executive Compensation After the Business Combination

Following the closing of the Business Combination, Leading intends to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which are designed to align compensation with business objectives and the creation of shareholder value, while enabling Leading to attract, motivate and retain individuals who contribute to Leading’s long-term success. Decisions on the executive compensation program will be made by the compensation committee of Leading, which committee will be established at the closing of the Business Combination.

2024 Equity Incentive Plan

A new equity incentive plan, or the 2024 Equity Incentive Plan, will be adopted in connection with the transactions contemplated in the Business Combination Agreement, prior to the Closing Date under the Business Combination Agreement, for the purpose of attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to employees, directors and consultants and promoting the success of our business. The 2024 Equity Incentive Plan provides for the grant of an option, restricted shares, restricted share units and local awards.

Authorized Shares

The maximum number of ordinary shares subject to awards pursuant to the 2024 Equity Incentive Plan shall initially be equivalent to 10% of the total number of PubCo Ordinary Shares issued and outstanding upon listing of the PubCo Ordinary Shares. The aggregate number of ordinary shares available for issuance under the 2024 Equity Incentive Plan will be increased on January 1 of the fiscal year immediately following the fiscal year in which the listing of PubCo Ordinary Shares is consummated, by an amount equal to 1% of the total number of PubCo Ordinary Shares issued and outstanding on December 31 of the immediately preceding fiscal year.

Administration

The board of directors of Leading Partners or a committee of the board or officers to which the board delegates the authority will administer the 2024 Equity Incentive Plan. The administrator will determine the participants to receive awards, the type and number of awards to be granted to each participant and the provisions and terms and conditions of each award. In the event that any dividend or other distribution, recapitalization, share division, share consolidation, reorganization or any change in the corporate structure of Leading Partners affecting the shares occurs, the administrator will make adjustment with respect to the number and class of shares that may be delivered under the 2024 Equity Incentive Plan and/or the number, price and class of shares covered by outstanding awards, in order to prevent diminution of the benefits intended to be made available under the 2024 Equity Incentive Plan.

Awards under the Equity Incentive Plan

Share Options. Share options may be granted under the 2024 Equity Incentive Plan. The administrator determines the exercise price for each option award, which is stated in the award agreement and should in no case be lower than the par value of Leading Partners ordinary shares in no case.

Restricted Shares. A restricted share award agreement will specify restrictions on the duration of the restricted period and the number of shares granted. Restricted shares may not be sold, transferred or pledged until the end of the restricted period and may be subject to forfeiture upon a termination of employment or service with us. Unless otherwise provided in the award agreement, the holder of restricted shares will be entitled to receive all dividends and other distributions paid with respect to the ordinary shares, subject to the same restrictions on transferability and forfeitability as the underlying shares of restricted shares.

Restricted Share Units. Awards of restricted share units may be granted by the administrator. At the time of granting restricted share units, the administrator may impose conditions that must be satisfied, such as continued employment or service or attainment of corporate performance goals, and may place restrictions on the grant and/or vesting of the restricted share units. A restricted share unit award agreement will specify applicable vesting criteria, the number of restricted share units granted and the terms and conditions on time and form of payment. Each restricted share unit, upon fulfilment of applicable conditions, represents a right to receive an amount equal to the fair market value of one ordinary share.

Change in Control

In the event of a change in control, the administrator may provide for termination or acceleration of awards, purchase of awards from holders or replacement of awards.

Term

Unless terminated earlier, the 2024 Equity Incentive Plan will continue in effect for a term of ten years from the date of its adoption.

Amendment and Termination

Subject to applicable shareholders’ approval and certain exceptions, the board of directors may at any time amend or terminate the 2024 Equity Incentive Plan.

Post-Closing Employment Agreements

In accordance with the Business Combination Agreement, Leading Partners intends to enter into employment agreements with its executive officers prior to the consummation of the Business Combination. Although the terms of these agreements are still being finalized, Leading Partners expects that the agreements will have a fixed term of years, subject to termination in accordance with each agreement’s terms and conditions. Leading Partners expects that each executive will be entitled to a base salary, to be reviewed each year, a performance-based bonus, an equity incentive grant, and the employee benefit plans and arrangements including any retirement plan, medical insurance plan and travel/holiday policy. If the executive is terminated other than for cause or resigns for good reason, the executive will be paid severance payments as expressly required by applicable law. If the executive is terminated for cause, Company anticipates the agreements will provide that the executive would receive no amounts other than amounts accrued at the date of termination and any vested benefits under company benefit plans.

232

MANAGEMENT AFTER THE BUSINESS COMBINATION

The following information concerning the management of Leading Partners is based on the Plan of Merger, PubCo Listing Articles, the form of which is attached as Annex B to this Registration Statement/Proxy Statement, and each of which is expected to be in effect in such form as of the consummation of the Business Combination, applicable law and current expectations of the Company and is subject to change. In this section, “we,” “our” and the “Company” refer to Leading Partners Limited.

Directors and Executive Ofﬁcers

The executive ofﬁcers and directors of the Company following the consummation of the Business Combination will be as follows:

Name	Age	Position
Directors and Executive Officers
Ross Kenneth Benson	60	Director and Chief Executive Officer
Yingjin Zhang	40	Director Nominee and President
Huan Chen	50	Chief Financial Officer
Jiahua Ren	42	Chief Marketing Officer
Peng Du	48	Chief Technology Officer
Yanwen Li	45	Chief Operation Officer
Non-Executive Directors
Roderick Hamilton McGeoch	79	Independent Director Nominee
Brian David Thom	59	Independent Director Nominee
Yeeli Hua Zheng	54	Independent Director Nominee

Executive Officers

Ross Kenneth Benson, aged 60, has served as the director and chief executive officer of Leading Partners since March 2025. Mr. Benson has 39 years of experience in the insurance and financial services industry. This experience includes securities, deal structuring, business strategy, risk management and corporate governance. He has originated  cross border transactions between China and Australia since 2007. Mr. Benson founded Investorlink Group Limited in 1986 and has served as the chairman of its board of directors since then. During his tenure, he established associated business units in wealth management, private equity, property investment syndication and structured financial products.

Yingjin Zhang, aged 40, will serve as the director and president of Leading Partners upon the consummation of the Business Combination. Mr. Zhang has more than ten years of experience in mobile internet, banking, insurance and other related industries. He has extensive experience in large-scale team management, product design, project management, technology research and development, business operations, and sales management. Mr. Zhang has been working in the insurance industry since 2015. He has cooperated deeply with major insurance companies and has comprehensive business insights, market analysis and marketing strategy formulation capabilities, as well as the ability to lead and manage teams. Mr. Zhang has worked for 99 Loyalty Limited  (“99 Loyalty”) since 2013. Mr. Zhang received his bachelor degree in computer information management from Xi'an University of Technology.

Huan Chen, aged 50, has served as the chief financial officer of Leading Partners since March 2025. Mr. Chen has over 25 years of experience in accounting, finance, financial analysis and auditing. Prior to joining Leading, Mr. Chen held senior financial and accounting positions and directorships at a mobile internet products provider, an American accounting firm, and other companies. Mr. Chen received his master degree in finance from the University of Sydney. Mr. Chen is a member of the Chinese Institute of Certified Public Accountants (CICPA) and the Association of Chartered Certified Accountants (ACCA).

Jiahua Ren, aged 42, will serve as the chief marketing officer of Leading Partners upon the consummation of the Business Combination. Mr. Ren has more than 20 years of management experience in financial and insurance-related fields. He is proficient in business operations and compliance management in the insurance industry. Mr. Ren is experienced with building organizational structures, operating systems and management models, and experienced with realizing the full-cycle closed-loop operation of "demand-product-sales". He is also experienced with integrating internal and external resources, promoting cross-department collaboration and leading the team to achieve work goals. Mr. Ren has served as CEO of Dingli since 2023. Before joining Leading, Mr. Ren served as Vice President at Shanghai Hanyin Information Technology Ltd. Mr. Ren received his bachelor degree in finance from Shanghai Jiao Tong University.

Peng Du, aged 48, will serve as the chief technology officer of Leading Partners upon the consummation of the Business Combination. Mr. Du is familiar with all current mainstream technologies, proficient in system architecture design and organizing the implementation of multi-department joint plans. He is experienced with leading a team to analyze and deal with various faults, accidents and technical difficulties, proficient in various safety system requirements and implementation work, and good at accepting and promoting new technologies and methods. Mr. Du has rich experience in mobile internet (the use of the internet on mobile devices) product and platform design, with the ability to implement from grassroots to large and medium-sized projects, as well as large team formation and management capabilities. Mr. Du has accumulated more than 20 years of experience in the field of mobile internet, and has rich experience in integrating business needs into product development in the fields of financial payment and mobile information services. Mr. Du received his bachelor degree in materials engineering from Harbin Institute of Technology.

Yanwen Li, aged 45, will serve as the chief operation officer of Leading Partners upon the consummation of the Business Combination and will be mainly responsible for daily operation and management. Ms. Li has more than 16 years of professional experience in financial management. Ms. Li has a deep understanding of Leading's operating status and development trends, and is responsible for formulating strategic plans and operational strategies. Ms. Li has accumulated rich experiences in different industries from her previous work at a major Internet company, an automobile services group, and a number of other companies in China. Ms. Li received her master degree in accounting from Fudan University.

Non-Executive Directors

Roderick Hamilton McGeoch, aged 79, will serve as an independent director and the chairman of the board of directors of Leading Partners upon the consummation of the Business Combination. Mr. McGeoch was previously the chairman of a well-known Australian law firm, Corrs Chambers Westgarth. Mr. McGeoch once served as the chief executive officer of Sydney Olympics 2000 Bid Limited which was formed to prepare Sydney's bid for the 2000 Olympic Games and later served on the Organizing Committee of the event. In addition, Mr. McGeoch served in many capacities in a variety of organizations including as director of Destination NSW from 2011 to 2024, chairman of Australasia Media Co and director of Venues NSW from 2020 to 2024. Mr. McGeoch currently serves as chairman of Chubb Australia Insurances, director of Corporacion America SA and chairman of Vantage Private Equity Growth Ltd. Mr. McGeoch received his bachelor degree in law from the University of Sydney.

Brian David Thom, aged 59, will serve as an independent director of Leading Partners upon the consummation of the Business Combination. Mr. Thom has served as a principal with Waveny Partners, LLC since 2019 and the chief executive officer of United Health Products, Inc. (OTC: UEEC) since 2020. Previously, Mr. Thom was the head of Corporate Finance at SG Americas Securities, LLC, New York office, from 2014 to 2019, where Mr. Thom led the firm’s cross border mergers and acquisitions advisory practice and supervised a team of New York-based mergers and acquisitions and equity capital markets professionals. From 2008 to 2014, Mr. Thom served as the managing director of Energy Investment Banking at FBR Capital Markets & Co. in New York. From 1998 to 2008, Mr. Thom served as the executive director of Global Mergers and Acquisition Group at J.P. Morgan Securities, Inc. in New York. Mr. Thom is a Wall Street veteran with strategic advisory and capital markets experience across a broad range of industries, as well as in-depth knowledge of financial analysis, cultural factors relevant to international business, tax concepts, securities issues and government regulations. Mr. Thom received his master degree in business administration from McMaster University and bachelor of science degree from Concordia University.

Yeeli Hua Zheng, aged 54, will serve as an independent director of Leading Partners upon the consummation of the Business Combination. Ms. Zheng served as China Head of Nasdaq for ten years from 2009 to2019. Prior to joining Nasdaq, Ms. Zheng was an Executive Director of Asia Pacific of NYSE for five years from 2004 to 2009. During the 15 working years as an executive with both NYSE and Nasdaq, Ms. Zheng helped more than 300 Chinese firms going public and raising capital in the U.S. markets, and accumulated rich experience regarding this arena. In addition to strong skills and deep expertise on US IPO and post-IPO related subject matters, Ms. Zheng has developed great capacity and insight on business vision, strategic development and cooperate governance from her own experience as the China Head of Nasdaq as well as from working with many successful CEOs and board directors of entrepreneur firms during their IPO and post-IPO period. Before her career in Wall Street, Ms. Zheng was an advisor from mid-2003 to late 2004 on China Economy and Business at the Executive Office of Kofi Anan, then Secretary General of the United Nations. After leaving Nasdaq in 2019, Ms. Zheng co-founded Digital Talk, a Fintech start-up which engages in AI powered investment product development and fundamental +quant hybrid hedge fund management. Ms. Zheng received her master degree in public administration from Harvard University, Kennedy School of Government.

233

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to the Company, including a duty of loyalty, a duty to act honestly, and a duty to act in good faith in what they consider to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with the PubCo Listing Articles as may be amended from time to time. The Company a right to seek damages against any director who breaches a duty owed to us. The functions and powers of our Board include, among others:

•	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of officers; and

•	exercising the borrowing powers of the Company and mortgaging the property of the Company; and

•	approving the transfer of shares in the Company, including the registration of such shares in our register of members.

Oversight of Cybersecurity Risks

The Board of the Company plays an active role in monitoring cybersecurity risks, including in connection with data protection, and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on our operations. In addition to regular reports from each of the committees, the Board of the Company receives regular reports from our management, on material cybersecurity risks and the degree of our exposure to those risks, from cyber-attacks to infrastructure vulnerabilities, including the risk of data breach. While the Board of the Company oversees our cybersecurity risk management, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing our cybersecurity risks.

Terms of Directors and Officers

The Company’s officers are elected by and serve at the discretion of the Board of the Company. Our directors are not subject to a term of office and hold office until their resignation, death or incapacity, or until their respective successors have been elected and qualified or until his or her office is otherwise vacated in accordance with our amended and restated articles of association. A director will also be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his or her office by notice in writing, (iv) without special leave of absence from our Board, is absent from three consecutive Board meetings and our directors resolve that such director’s office be vacated;  or (v) is removed from office pursuant to any other provisions of the PubCo Listing Articles.

234

Indemnification and Insurance Obligations of the Company following the Business Combination

Cayman Islands law allows the Company to indemnify its directors, officers and auditors acting in relation to any of its affairs against actions, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duties as the Company’s directors, officers and auditors.

Under the PubCo Listing Articles, the Company may indemnify its directors and officers to, among other persons, its directors and officers from and against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities which they or any of them may incur or sustain other than by reason of their own dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred them or any of them in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

The directors and officers of the Company will be indemnified by the Company and will be covered by directors’ and officers’ liability insurance after the Business Combination.

Foreign Private Issuer Status

After the consummation of the Business Combination, the Company will be a “foreign private issuer” under the securities laws of the United States and the Nasdaq Listing Rules. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants.

The Nasdaq Listing Rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as the Company, to follow home country corporate governance practices in lieu of the otherwise applicable corporate governance standards of Nasdaq. The application of such exceptions requires that the Company discloses each requirement that it does not follow and describe the home country practice followed by the Company in lieu of such requirements.

Independence of Directors

As a result of its securities being listed on Nasdaq following consummation of the Business Combination, the Company will adhere to the rules of such exchange, as applicable to foreign private issuers, in determining whether a director is independent. The Board of the Company has consulted, and will consult, with its counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors.

Upon the Closing, we anticipate that the size of the Board of the Company will be five directors, three of whom will qualify as independent within the meaning of the independent director guidelines of Nasdaq. We anticipate that Roderick Hamilton McGeoch, Brian David Thom and Yeeli Hua Zheng will be “independent directors” as defined in the Nasdaq Listing Rules and applicable SEC rules.

235

Insider Trading Policy

Upon closing of the Business Combination, the Company intends to adopt an insider trading policy which will prohibit its executives, other employees and directors from: (i) trading in its securities while in possession of material undisclosed information about the Company; and (ii) entering into certain derivative-based transactions that involve, directly or indirectly, securities of the Company, during a restricted period.

Diversity

The Board of the Company has not adopted any policies that address the identification and nomination of women or other diverse candidates to the Board of the Company or to management of our Company. The Board of the Company recognizes the importance and benefit of having a board of directors and senior management composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among board members and senior management with respect to attributes such as gender, ethnicity and other factors. In support of this goal, the nominating and corporate governance committee intends to, when identifying candidates to nominate for election to the Board of the Company or appoint as senior management or in its review of senior management succession planning and talent management:

•

consider individuals who are highly qualified, based on their talents, experience, functional expertise and personal skills, character and qualities having regard to the Company’s current and future plans and objectives, as well as anticipated regulatory and market developments;

•	consider criteria that promote diversity, including with regard to gender, ethnicity, and other considerations;

•

consider the level of representation of women on the Board of the Company and in senior management positions, along with other markers of diversity, when making recommendations for nominees to the Board of the Company or for appointment as senior management and in general with regard to succession planning for the Board of the Company and senior management; and

•

as required, engage qualified independent external advisors to assist the Board of the Company in conducting its search for candidates that meet the criteria regarding skills, experience and diversity.

Committees of the Board of Directors

Upon consummation of the Business Combination, the Company will establish a separately standing audit committee, nominating and corporate governance committee and compensation committee. The Board of the Company will adopt a charter for each of these committees. The Company intends to comply with future Nasdaq requirements to the extent they will be applicable to us.

236

Audit Committee

Upon the Closing, our audit committee will be composed of Roderick Hamilton McGeoch, Brian David Thom and Yeeli Hua Zheng, with Brian David Thom serving as chairperson. The Board has determined that all such directors meet the independence requirements under Nasdaq Listing Rules and under Rule 10A-3 of the Exchange Act. Each member of the audit committee is able to read and understand fundamental financial statements, and has not have participated in the preparation of financial statements of the Company or any current subsidiary of the Company during the past three years, in accordance with Nasdaq audit committee requirements. In addition, Brian David Thom on the audit committee has past employment experience in finance or accounting, requisite professional certification in accounting, or comparable experience or background which results in his financial sophistication.

Nominating and Corporate Governance Committee

Upon the Closing, our nominating and corporate governance committee will be composed of Roderick Hamilton McGeoch and Brian David Thom, with Roderick Hamilton McGeoch serving as chairperson. The nominating and corporate governance committee is responsible for the assessment of the performance of the Board of the Company, considering and making recommendations to the Board of the Company with respect to the nominations or elections of directors and other governance issues.

Compensation Committee

Upon the Closing, our compensation committee will be composed of  Brian David Thom and Yeeli Hua Zheng, with Yeeli Hua Zheng serving as chairperson. The compensation committee is responsible for reviewing and making recommendations to the Board of the Company regarding its compensation policies for its officers and all forms of compensation.

Code of Business Conduct and Ethics

The Company will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers, and directors. This includes the Company’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. We intend to disclose on our website any future amendments of the Code of Business Conduct and Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or our directors from provisions in the Code of Business Conduct and Ethics.

237

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of HAIA

	Class B ordinary shares		Class A ordinary shares
Name of Beneficial Owners	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Approximate Percentage of Voting Control
Atticus Ale, LLC (1)(2)	3,184,830	55%	-	-	55%
Healthcare AI Acquisition, LLC (3)(4)	2,205,770	36.4%	-	-	36.4%
Jiande Chen (1)	-	-	-	-	-
Xiaocheng Peng (1)	-	-	-	-	-
Nat Y Chan (1)	-	*	-	-	*
Stefan Dodov (1)	-	*	-	-	*
Manuel C. Menendez III (1)	-	*	-	-	*
All officers and directors as a group (five individuals)	-	-	-	-	*
Meteora Capital, LLC (5)			301,419	5.21%	5.21%

_____________________

*	Less than one percent.

(1)

Unless otherwise noted, the business address of each of our shareholders is 8 The Green Ste 15614 Dover DE. Zikang Wu is the managing member of Atticus Ale, LLC and therefore has voting and investment power over the Class A Ordinary Shares. The members of the Sponsor are Mr. Chen (with a 52.9% interest in the Sponsor, and Spiral G LLC (with a 47.7% interest in the Sponsor).  Mr. Yu is the managing member of Spiral G with a 17% membership interest in Spiral G.  Mr. Hai Yu is the Managing Member of Spiral G LLC and has voting and dispositive power over the securities held by Spiral G. At the time of the Business Combination, the interests of the Sponsor will be distributed whereby Mr. Chen shall receive 1,684,830 PubCo Class A Ordinary Shares, and Spiral G shall receive 1,500,000 PubCo Class A Ordinary Shares. The Indirect Sponsor Members, which include certain members of HAIA management team, indirectly through their membership interests in Spiral G, have economic interests in less than 1% of the PubCo Class A Ordinary Shares (or 125,000 PubCo Class A Ordinary Shares).

(2)

Interests includes one Class B ordinary share. Such share automatically converts into Class A ordinary shares at the time of the consummation of our initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment, as more fully described under the heading “Description of Securities-Founder Shares” of our final prospectus (File No. 333-261193), filed in connection with our initial public offering.

(3)	The address of the Former Sponsor is190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

(4)

Excludes 11,124,960 Class A ordinary shares which may be purchased by exercising Private Placement Warrants  that are not presently exercisable, and upon consummation of the business combination will be canceled in exchange for 500,000 Class A ordinary shares. Includes 100,000 shares owned by former officers and directors of HAIA.

(5)

Meteora Capital, LLC, a Delaware limited liability company ("Meteora Capital") with respect to the Common Stock (as defined in Item 2(d)) held by certain funds and managed accounts to which Meteora Capital serves as investment manager (collectively, the "Meteora Funds"); Vik Mittal, who serves as the Managing Member of Meteora Capital, with respect to the Common Stock held by the Meteora Funds may be deemed to have beneficial ownership and control over these securities. The address is 1200 N Federal Hwy, #200, Boca Raton FL 33432 as reported on Form 13G on February 18, 2025.

238

Beneficial Ownership of Leading Group

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all Leading Group Shares beneficially owned by them.

The percentage of beneficial ownership of the Company in the table below is calculated based on 1,159,682,763 Leading Group Shares outstanding as of the date of this proxy statement/prospectus.

Beneficial Owner	Number of Leading Group Shares Beneficially Owned	Percentage of Outstanding Leading Group Shares
The 5% or Greater Shareholders of Leading Group:
Grand Ease Holdings Limited(1)	217,005,825	18.71%
Caihui Investment Limited(2)	132,227,525	11.40%
Tengyun Limited(3)	78,862,158	6.80%
Ace Ray Limited(4)	77,542,756	6.69%
Investorlink Direct Portfolio Pty. Limited(5)	61,053,916	5.26%
Decheng Investments Limited(6)	59,343,154	5.12%

The Current Officers and Directors of Leading Group:
Ross Kenneth Benson(7)	11,232,683	0.97%
Huan Chen	-	-
Li Zhang(8)	217,005,825	18.71%
Yingjin Zhang	-	-
Yanwen Li	-	-
All officers and directors as a group	11,450,513	19.68%

______________________

(1) Grand Ease Holdings Limited is a company incorporated under the laws of the British Virgin Islands, with registered address at P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands. Grand Ease Holdings Limited is controlled by its sole shareholder and sole director Ms. Li ZHANG.

(2) Caihui Investment Limited is a company incorporated under the laws of the British Virgin Islands, with registered address at P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands. Caihui Investment Limited is controlled by its sole shareholder and sole director Ms. Cong ZHANG.

(3) Tengyun Limited is a company incorporated under the laws of the British Virgin Islands, with the registered address at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. Ms. Li ZHANG is the sole director of Tengyun Limited.

(4) Ace Ray Limited is a company incorporated under the laws of the Hong Kong SAR, with registered address at 2/F West Wing, 822 Lai Chi Kok Road, Cheung Sha Wan, Kowloon, Hong Kong SAR. Ace Ray Limited is controlled by its sole shareholder and sole director Ms. Yip Yu Kwan.

(5) Investorlink Direct Portfolio Pty. Limited is a company incorporated under the laws of the Commonwealth of Australia (“Australia”), with registered address at Level 26, 56 Pitt Street, Sydney, NSW 2000, Australia. Investorlink Direct Portfolio Pty. Limited is controlled by its sole shareholder Investorlink Group Limited, a company incorporated under the laws of Australia. The registered address of Investorlink Group Limited is at Suite 801, Level 8, 56 Pitt Street, Sydney, NSW 2000, Australia. Mr. Ross Kenneth Benson is the sole director of Investorlink Direct Portfolio Pty. Limited.

(6) Decheng Investments Limited is a company incorporated under the laws of the British Virgin Islands, with registered office at P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands. Decheng Investments Limited is controlled by its sole shareholder and sole director Ms. Bei HU.

(7) Represents 11,232,683 ordinary shares of Leading Group directly held by Investorlink Super Pty Limited, a company incorporated under the laws of Australia, which is controlled by Mr. Ross Kenneth Benson as its sole shareholder. The registered address of Investorlink Super Pty Limited is at Suite 801, Level 8, 56 Pitt Street, Sydney, NSW 2000, Australia.

(8) Represents 217,005,825 ordinary shares of Leading Group directly held by Grand Ease Holdings Limited, which is controlled by Ms. Li ZHANG as its sole shareholder and sole director. See note (1).

Beneficial Ownership of PubCo

The following table sets forth information regarding the expected beneficial ownership of PubCo Class A Ordinary Shares immediately following the consummation of the Business Combination by:

•	each person known by PubCo who will be the beneficial owner of more than 5% of the outstanding PubCo Class A Ordinary Shares immediately following the consummation of the Business Combination;

•	each person who will become an executive officer or a director of PubCo upon consummation of the Business Combination; and

•	all of the executive officers and directors of PubCo as a group upon consummation of the Business Combination.

239

Except as otherwise noted herein, the number and percentage of PubCo Class A Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any PubCo Class A Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any PubCo Class A Ordinary Shares which the holder has the right to acquire within 60 days of through the exercise of any option or any other right.

The expected beneficial ownership of shares of PubCo Class A Ordinary Shares post-Business Combination assumes two scenarios:

•

Scenario 1 — Assuming No Redemption: The expected beneficial ownership of PubCo Class A Ordinary Shares immediately following consummation of the Business Combination, assuming that no HAIA Public Shareholders exercises redemption rights and the total number of PubCo Class A Ordinary Shares expected to be outstanding after the Business Combination is 57,729,787 shares, prior to giving effect to the exercise of any HAIA Public Warrants.

•

Scenario 2 — Assuming Maximum Redemption: The expected beneficial ownership of PubCo Class A Ordinary Shares immediately following consummation of the Business Combination assuming that the maximum number of HAIA Public Shares of 399,187 are redeemed for cash by HAIA Public Shareholders and the total number of PubCo Class A Ordinary Shares expected to be outstanding after the Business Combination is 57,330,600 shares, prior to giving effect to the exercise of any HAIA Public Warrants.

	Post-Business Combination (Assuming No Redemption(1))		Post-Business Combination (Assuming Maximum Redemption(2))
Name of Beneficial Owner	Number of PubCo Class A Ordinary Shares Beneficially Owned	Percentage of Total PubCo Class A Ordinary Shares	Number of PubCo Class A Ordinary Shares Beneficially Owned	Percentage of Total PubCo Class A Ordinary Shares
All 5% or Greater Shareholders
Grand Ease Holdings Limited(1)	8,046,381	13.94%	8,046,381	14.04%
Caihui Investments Limited(2)	4,902,878	8.49%	4,902,878	8.55%
Atticus Ale, LLC(3)	3,184,830	5.52%	3,184,830	5.56%
Tengyun Limited(4)	2,924,138	5.07%	2,924,138	5.10%
Ace Ray Limited(5)	2,875,216	4.98%	2,875,216	5.02%

Directors and Executive Officers Post-Business Combination
Ross Kenneth Benson(6)	416,497	0.72%	416,497	0.73%
Yingjin Zhang	-	-	-	-
Huan Chen	-	-	-	-
Jiahua Ren	-	-	-	-
Peng Du	-	-	-	-
Yanwen Li	-	-	-	-
Roderick Hamilton McGeoch	-	-	-	-
Brian David Thom	-	-	-	-
Yeeli Hua Zheng	-	-	-	-
All executive officers and directors as a group	416,497	0.72%	416,497	0.73%

 ______________________

(1) Grand Ease Holdings Limited is a company incorporated under the laws of the British Virgin Islands, with registered address at P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands. Grand Ease Holdings Limited is controlled by its sole shareholder and sole director Ms. Li ZHANG.

(2) Caihui Investment Limited is a company incorporated under the laws of the British Virgin Islands, with registered address at P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands. Caihui Investment Limited is controlled by its sole shareholder and sole director Ms. Cong ZHANG.

(3) Unless otherwise noted, the business address of each of the shareholders of Atticus Ale, LLC is 8 The Green Ste 15614 Dover DE. At the consummation of the Business Combination, the interests of the Sponsor will be distributed whereby Mr. Chen shall receive 1,684,830 PubCo Class A Ordinary Shares, and Spiral G LLC shall receive 1,500,000 PubCo Class A Ordinary Shares. The indirect Sponsor members, which include certain members of HAIA management team, indirectly through their membership interests in Spiral G LLC, have economic interests in less than 1% of the PubCo Class A Shares (or 125,000 PubCo Class A Ordinary Shares).

(4) Tengyun Limited is a company incorporated under the laws of the British Virgin Islands, with the registered address at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. Ms. Li ZHANG is the sole director of Tengyun Limited.

(5) Ace Ray Limited is a company incorporated under the laws of the Hong Kong SAR, with registered address at 2/F West Wing, 822 Lai Chi Kok Road, Cheung Sha Wan, Kowloon, Hong Kong SAR. Ace Ray Limited is controlled by its sole shareholder and sole director Ms. Yip Yu Kwan.

(6) Represent 416,497 PubCo Class A Ordinary Shares to be received by Investorlink Super Pty Limited, a company incorporated under the laws of Australia, which is controlled by Mr. Ross Kenneth Benson as its sole shareholder. The registered address of Investorlink Super Pty Limited is at Suite 801, Level 8, 56 Pitt Street, Sydney, NSW 2000, Australia.

240

CERTAIN RELATIONSHIPS AND RELATED PARTIES TRANSACTIONS

Certain Transactions of HAIA

On February 23, 2021, the Former Sponsor paid $25,000 to cover certain expenses of the Company in consideration of 7,187,500 Class B ordinary shares, par value $0.0001, (the “Founder Shares”). On October 27, 2021, the former Sponsor effected a share surrender resulting in the former sponsor surrendering 1,437,500 Founder Shares for no consideration in connection with a reduction in IPO size. In December 2021, the Former Sponsor transferred an aggregate of 100,000 Founder Shares to the Company’s independent directors. The Former Sponsor had agreed to forfeit up to 750,000 Founder Shares to the extent that the Over-Allotment Option is not exercised in full by the underwriter, so that the Founder Shares will represent 20% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Warrants ) after the Initial Public Offering. On December 10, 2021, the underwriters partially exercised the Over-Allotment Option to purchase 1,562,401 Over-Allotment Units and on December 14, 2021, the Company completed the sale of the Over-Allotment Units to the underwriters. On January 24, 2022, the Over-Allotment Option expired and 359,400 Founder Shares were automatically surrendered by the Former Sponsor to the Company for no consideration.

The Insiders agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earlier of (i) one year after the completion of the Company’s initial business combination and (ii) subsequent to the Company’s initial business combination, (A) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial business combination or (B) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On June 8, 2023, the Company entered into a share purchase agreement in connection with the transfer from the former Sponsor to the New Sponsor of 3,184,830 Founder Shares. On June 29, 2024, all but one Founder Shares were exchanged for an equal number of Class A ordinary shares. The 5,390,599 HAIA Class A Shares issued in connection with the exchange are subject to the same restrictions as applied to the HAIA Class B Shares before the exchange, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for our initial public offering.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 10,500,000 Private Placement Warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $10,500,000. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. In connection with the underwriter’s partial exercise of its Over-Allotment Option, the Company also consummated the sale of an additional 624,960 Private Placement Warrants  at $1.00 per warrant, generating total proceeds of approximately $624,960.

241

The Former Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of an initial business combination.

Related Party Loans

On February 23, 2021, the Former Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “First Note”). This loan was non-interest bearing and payable upon the earlier of December 31, 2021, or the completion of the Initial Public Offering.

On April 20, 2022, the Company paid $246,766 to the Former Sponsor in full repayment of the promissory note.

On July 12, 2023, HAIA issued one unsecured promissory note (the “Sponsor Note”) in an amount of $100,000, to the Sponsor, for having deposited into the Company’s trust account two payments of $50,000 in order to extend the amount of time it has available to complete a business combination until August 14, 2023. The Sponsor Note does not bear interest, is not convertible and matures upon closing of a Business Combination. In the event that the Business Combination does not close, unpaid amounts would be forfeited.

In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of the Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into shares of the post Business Combination entity at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. As of December 31, 2024 and 2023, the Company had $447,174 and $135,745 borrowings respectively under the New Sponsor’s Working Capital Loans. As of the date of this proxy statement/prospectus, none of the Sponsor Note, the A&R Leading Note, the Extension Note or the WC Note has a provision for any such conversion.

Promissory Notes with Leading

On August 23, 2024, HAIA issued the Leading Note in an amount of $350,000 to Leading Group for a loan to HAIA for working capital purposes. The Leading Note does not bear interest and matures upon closing of the Business Combination. In the event of a liquidation, all amounts due under the Leading Note shall be repaid in cash. In the event of a Business Combination, the Leading Note may be repaid, at Leading Group’s discretion, (i) in cash or (ii) converted into the PubCo Class A Ordinary Shares, $0.0001 par value per share, at a price of ten dollars ($10.00) per share.

On November 21, 2024, HAIA issued the 2nd Leading Note in an amount of $100,000 to Leading Group for working capital purposes. The 2nd Leading  Note does not bear interest and matures upon closing of the Business Combination. In the event of a liquidation, all amounts due under the 2nd Leading Note shall be repaid in cash. In the event of a Business Combination, the 2nd Leading Note may be repaid, at Leading Group’s discretion, (i) in cash or (ii) converted into PubCo Class A Ordinary Shares, $0.0001 par value per share, at a price of ten dollars ($10.00) per share.

On December 18, 2024, HAIA, Leading Group and Leading Partners entered into the A&R Leading Note whereby the Leading Notes were combined into one note and the repayment terms were amended such that the right to convert the Leading Notes into PubCo Class A Ordinary Shares was eliminated and the A&R Leading Note shall be repaid in cash, due at the time of the Closing of the Business Combination.

On January 13, 2025, HAIA issued the Extension Note to Leading for a loan to the Company in an amount of $52,692.68 for working capital purposes, including the monthly Extension Fee of $13,173.17 paid to the Company’s Trust Account, extending the time to complete a business combination until February 14, 2025. The Extension Note does not bear interest and matures upon the closing of the Business Combination, payable in cash. In the event of a liquidation, all amounts due under the Extension Note shall be repaid in cash.

On January 17, 2025, HAIA issued the WC Note to Leading for a loan to the Company in an amount of $100,000 for working capital purposes The WC Note does not bear interest and matures upon the closing of the Business Combination, payable in cash. In the event of a liquidation, all amounts due under the WC Note shall be repaid in cash.

Certain Transactions of Leading

Employment Agreements

See “Executive Compensation — Post-Closing Employment Agreements.”

 2024 Equity Incentive Plan

See “Management After the Business Combination —2024 Equity Incentive Plan.”

242

Contractual Arrangements with the VIE and its Shareholder

See “Leading’s Corporate History and Structure.”

Other Related Party Transactions

Related Party Transactions with Shanghai Hanzhiyou

For the years ended June 30, 2023 and 2024, and for the six months ended December 31, 2024, Leading had certain related party transactions with Shanghai Hanzhiyou, an entity ultimately controlled by the same group of shareholders of Leading, consisting of (i) Shanghai Hanzhiyou’s procurement of benefit vouchers used in Leading’s integrated marketing services on behalf of Leading, and (ii) Leading’s cash transfers with Shanghai Hanzhiyou. As of June 30, 2023 and 2024, and December 31, 2024, the amount due to Shanghai Hanzhiyou was US$0.3 million, US$5.4 million and US$1.0 million, respectively.

During the periods referenced above, Shanghai Hanzhiyou procured certain benefit vouchers on behalf of Leading, which were to be used by Leading in its integrated marketing services provided to its insurance company partners as benefits offered to insurance companies’ important customers, and the value amount of the benefit vouchers procured by Shanghai Hanzhiyou on behalf of Leading was US$1.0 million, US$27.1 million and US$7.7 million, for the years ended June 30, 2023 and 2024, and for the six months ended December 31, 2024, respectively.

During the periods referenced above, the cash transfers from Leading to Shanghai Hanzhiyou included Leading’s payment to Shanghai Hanzhiyou for the benefit vouchers that Shanghai Hanzhiyou procured on behalf of Leading. Other cash transfers between Leading and Shanghai Hanzhiyou were to address short-term liquidity requirements of either party, and were conducted flexibly on an on-demand and interest-free basis. For instance, when Leading had certain short-term liquidity needs, Shanghai Hanzhiyou would promptly provide cash transfers to Leading, and Leading would return the funds to Shanghai Hanzhiyou in a timely manner once the short-term requirement was addressed, usually within a short period of time after Leading received the transfer. Similarly, when Shanghai Hanzhiyou had certain short-term liquidity needs, Leading would provide similar supports. As the cash transfers for short-term liquidity needs were conducted bilaterally between Leading and Shanghai Hanzhiyou and are only temporary, these cash transfers are collaborative in nature instead of reflecting Leading’s unilateral reliance on Shanghai Hanzhiyou for liquidity needs. The arrangement has been implemented with appropriate oversight to ensure transparency and compliance with governance standards.

For the years ended June 30, 2023 and 2024, and for the six months ended December 31, 2024, the amount of cash transfer from Leading to Shanghai Hanzhiyou was US$19.5 million, US$35.5 million and US$22.2 million, respectively, and the amount of cash transfer from Shanghai Hanzhiyou to Leading US$16.0 million, US$13.7 million and US$10.0 million, respectively.

After the consummation of the Business Combination, Shanghai Hanzhiyou will continue to be a related party of Leading’s. Leading is dedicated to diversifying the composition of benefit voucher suppliers, as well as maintaining robust internal cash flow management and access to external financing facilities, in order to reduce the reliance on Shanghai Hanzhiyou for supply and liquidity needs.

Related Party Transactions with 99 Loyalty

For the year ended June 30, 2024, and for the six months ended December 31, 2024, Leading had certain related party transactions with 99 Loyalty, an entity ultimately controlled by the same group of shareholders of Leading, for an amount of US$0.09 million and US$0.80 million, representing the payment of professional service fees provided by 99 Loyalty on behalf of Leading in relation to this Business Combination transaction.

In addition, for the six months ended December 31, 2024, 99 Loyalty made an additional payment for the A&R Leading Note issued to HAIA on behalf of Leading Group for an amount of US$0.45 million.  For details of the transaction, please see “— Certain Transactions of HAIA — Promissory Notes with Leading.”

 The amount due to 99 Loyalty was US$0.09 million and US$1.3 million as of June 30, 2024 and December 31, 2024, respectively.

Related Party Transactions with Dingli

For the period from August 13, 2024 through through December 31, 2024, Leading Partners had certain related party transaction with Dingli for the payment of formation expenses made by Dingli on behalf of Leading Partners. The amount due to Dingli was US$14,775 as of December 31, 2024.

243

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax considerations for (i) beneficial owners of HAIA Public Shares and HAIA Public Warrants (collectively, the “HAIA Securities”) electing to have their HAIA Public Shares redeemed for cash if the Business Combination is completed, (ii) beneficial owners of HAIA Securities participating in the Business Combination, (iii) beneficial owners of Leading Group Shares participating in the Business Combination and (iv) owning and disposing of PubCo Class A Ordinary Shares and PubCo Warrants (collectively, the “PubCo Securities”) acquired pursuant to the Business Combination. This discussion applies only to HAIA Securities, Leading Group Shares and PubCo Securities held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

•	brokers, dealers and other investors that do not own their HAIA Securities, Leading Group Shares or PubCo Securities as capital assets;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts;

•	real estate investment trusts and regulated investment companies;

•	banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•	U.S. expatriates or former long-term residents of the United States;

•

persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the HAIA Public Shares or that will own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the PubCo Class A Ordinary Shares;

•	subchapter S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, or beneficial owners of partnerships or other pass-through entities;

•

persons holding HAIA Securities, Leading Group Shares or PubCo Securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•

persons required to accelerate the recognition of any item of gross income with respect to HAIA Securities, Leading Group Shares or PubCo Securities as a result of such income being recognized on an applicable financial statement;

•	persons whose functional currency is not the U.S. dollar;

•

persons that received HAIA Securities, Leading Group Shares or PubCo securities through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation for services;

•

controlled foreign corporations or passive foreign investment companies or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•	the Sponsor or its affiliates.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.

244

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of HAIA Securities, Leading Group Shares or PubCo Securities. We have not and do not intend to seek any rulings from the IRS regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF PURCHASER SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, a U.S. holder means a beneficial owner of HAIA Securities, Leading Group Shares or PubCo Securities that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Redemption of HAIA Public Shares

In the event that a U.S. holder of HAIA Public Shares exercises such holder’s right to have such holder’s HAIA Public Shares redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a distribution with respect to such stock under Section 301 of the Code. Whether that redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of HAIA Public Shares treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning warrants) relative to all of shares of HAIA Public Shares both before and after the redemption. The redemption of stock generally will be treated as a sale or exchange of the stock (rather than as a distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in HAIA or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

245

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of HAIA Public Shares that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include ordinary shares that could be acquired pursuant to the exercise of the HAIA Public Warrants. In order to meet the substantially disproportionate test, the percentage of HAIA’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of HAIA Public Shares must, among other requirements, be less than 80% of the percentage of HAIA’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either all the HAIA Public Shares actually and constructively owned by the U.S. holder are redeemed or all the HAIA Public Shares actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the HAIA Public Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in HAIA. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in HAIA will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption.

If the redemption qualifies as a sale or exchange of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the HAIA Public Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder’s tax basis in such holder’s shares of HAIA Public Shares generally will equal the cost of such shares. A U.S. holder that purchased HAIA Units would have been required to allocate the cost between the shares of HAIA Public Shares and the HAIA Public Warrants comprising the HAIA Units based on their relative fair market values at the time of the purchase.

If the redemption does not qualify as a sale or exchange of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a distribution with respect to such stock under Section 301 of the Code. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s HAIA Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the HAIA Public Shares. Special rules apply to dividends received by U.S. holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed HAIA Public Shares will be added to the U.S. holder’s adjusted tax basis in its remaining HAIA Public Shares, or, to the basis of HAIA Public Shares constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

246

The Business Combination

Tax Consequences of the Business Combination to U.S. Holders of HAIA Securities

The following discussion, “— Tax Consequences of the Business Combination to U.S. Holders of HAIA Securities,” constitutes the opinion of Loeb & Loeb, counsel to HAIA, as to the material U.S. federal income tax consequences of the Mergers to U.S. holders of HAIA Securities, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.

Neither HAIA nor Leading Group has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Mergers. A tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the IRS. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position that the Mergers do not qualify as an integrated transaction that qualifies as an exchange described in Section 351(a) of the Code. Accordingly, each U.S. holder is urged to consult its tax advisor with respect to the particular tax consequence of the Mergers to such holder.

This section is subject to the discussion below under “— Application of the Passive Foreign Investment Company Rules to the Business Combination.”

Subject to the qualifications and limitations set forth herein, the Mergers, taken together with other relevant portions of the transactions contemplated in the Business Combination Agreement should qualify as an integrated transaction that qualifies as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not successfully challenge this position, and if so then the exchange of HAIA Public Shares for PubCo Class A Ordinary Shares will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351(a) of the Code. Assuming such qualification as an exchange described in Section 351(a) of the Code, a U.S. holder that receives PubCo Class A Ordinary Shares in exchange for HAIA Public Shares in the SPAC Merger will not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the PubCo Class A Ordinary Shares received in the SPAC Merger by a U.S. holder will be equal to the adjusted tax basis of the HAIA Public Shares exchanged therefor. The holding period of the PubCo Class A Ordinary Shares will include the holding period during which the HAIA Public Shares exchanged therefor were held by such U.S. holder.

The appropriate U.S. federal income tax treatment of PubCo Warrants received in the SPAC Merger is uncertain because, as described below, it is unclear whether the SPAC Merger, in addition to qualifying as an exchange described in Section 351(a) of the Code, will also qualify as a “reorganization” under Section 368 of the Code. If the SPAC Merger qualifies as an exchange governed only by section 351 of the Code (and not by section 368 of the Code), a U.S. holder that receives PubCo Class A Ordinary Shares in exchange for HAIA Public Shares and whose HAIA Public Warrants automatically convert into  PubCo Warrants will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess (if any) of (x) the sum of the fair market values of the PubCo Class A Ordinary Shares and the PubCo Warrants treated as having been received by such holder over (y) such holder’s aggregate adjusted tax basis in the HAIA Public Shares and HAIA Public Warrants treated as having been exchanged therefor) and (ii) the fair market value of the PubCo Warrants treated as having been received by such holder in such exchange, and such gain, if any, may qualify for capital gain tax rate. To determine the amount of gain, if any, that such U.S. holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of the PubCo Class A Ordinary Shares and the PubCo Warrants received by such U.S. holder among the HAIA Public Shares and HAIA Public Warrants owned by such U.S. holder immediately prior to the HAIA Merger in proportion to their respective fair market values. Any loss realized by a U.S. holder would not be recognized. In this case, the holding period of the PubCo Class A Ordinary Shares received in the SPAC Merger will include the holding period during which the HAIA Public Shares exchanged therefor were held by such U.S. holder, and the holding period of PubCo Warrants received in the SPAC Merger will begin on the day after the SPAC Merger.

247

Alternatively, if the SPAC Merger qualifies as a reorganization as well as a section 351 exchange, a U.S. holder that receives PubCo Class A Ordinary Shares in exchange for HAIA Public Shares and whose HAIA Public Warrants automatically convert into  PubCo Warrants will not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the PubCo Class A Ordinary Shares and the PubCo Warrants received will be equal to the U.S. holder’s basis in the HAIA Public Shares and HAIA Public Warrants exchanged therefor, and the holding period of the PubCo Securities will include the holding period during which the HAIA Public Shares and HAIA Public Warrants exchanged therefor were held by such U.S. holder. However, there are many requirements that must be satisfied in order for the Business Combination to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. For example, it is unclear as a matter of law whether an entity that may not have a historic business, such as HAIA, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Business Combination, some of which are outside the control of HAIA. For example, the requirements for reorganization treatment could be affected by the magnitude of HAIA Ordinary Share redemptions that occur in connection with the Business Combination.

U.S. holders of HAIA Public Warrants are urged to consult with their tax advisors regarding the treatment of their HAIA Public Warrants in connection with the Business Combination.

Application of the Passive Foreign Investment Company (PFIC) Rules to the Business Combination

Based upon the composition of its income and assets, HAIA believes that that it would likely be considered a PFIC for its current taxable year which ends as a result of the Business Combination.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging HAIA Public Warrants for newly issued PubCo Warrants) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been proposed with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. holders of HAIA Public Shares in connection with the Business Combination if:

(1)	HAIA were classified as a PFIC at any time during such U.S. holder’s holding period for such HAIA Public Shares; and

(2)

the U.S. holder had not timely made, effective from the first taxable year of its holding period of HAIA Public Shares during which HAIA qualified as a PFIC: (a) a valid election to treat HAIA as a “qualified electing fund” under Section 1295 of the Code (a “QEF election”), or (b) a valid “mark-to-market election” under Section 1296 of the Code, with respect to such HAIA Public Shares.

The application of the PFIC rules to HAIA Public Warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a HAIA Warrant) to acquire stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that a QEF Election does not apply to options and no mark-to-market election (as described above) is currently available with respect to options. Therefore, if finalized in their current form, these proposed Treasury Regulations may require gain recognition on the exchange of HAIA Public Warrants for PubCo Warrants pursuant to the Business Combination Agreement.

248

The tax on any such recognized gain would be imposed based on the “excess distribution” rules, discussed below under “— Material U.S. Federal Income Tax Consequences of Ownership and Disposition of PubCo Securities  — Passive Foreign Investment Company.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Additionally, the treatment of U.S. holders of HAIA Public Shares who exchange their HAIA Public Shares for PubCo Class A Ordinary Shares could be materially different from that described above if PubCo is treated as a PFIC for U.S. federal income tax purposes (see discussion below under “— Ownership and Disposition of PubCo Securities — Passive Foreign Investment Company”). Therefore, U.S. holders of HAIA Public Shares that have not made a timely QEF election or a mark-to-market election and U.S. holders of HAIA Public Warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Business Combination to the extent their HAIA Public Shares and/or HAIA Public Warrants have a fair market value in excess of their tax basis therein.

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE BUSINESS COMBINATION ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Tax Consequences of the Business Combination to U.S. Holders of Leading Group Shares

The following discussion “— Tax Consequences of the Business Combination to U.S. Holders of Leading Group Shares,” constitutes the opinion of Han Kun, counsel to Leading Group, as to the material U.S. federal income tax consequences of the Mergers to U.S. holders of Leading Partners Limited securities, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.

Leading Group has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Mergers.  A tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the IRS.  Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position that the Mergers do not qualify as an integrated transaction that qualifies as an exchange described in Section 351(a) of the Code.  Accordingly, each U.S. holder is urged to consult its tax advisor with respect to the particular tax consequence of the Mergers to such holder.

This section is subject to the discussion below under “— Application of the Passive Foreign Investment Company Rules to the Business Combination.”

The U.S. federal income tax consequence of the Business Combination will largely depend in part on whether the merger qualifies as a “reorganization” within the meaning of Section 368 of the Code (a “Reorganization”) or as part of an exchange described in Section 351 of the Code (an “Exchange”).

Based on certain assumptions, exceptions, limitations, and qualifications set forth herein, as well as the representations made by Leading Group and PubCo, and certain covenants and undertakings by Leading Group and PubCo, it is the opinion of Han Kun that, as an integrated transaction, the Leading Group Merger is more likely than not to satisfy the requirements to be treated as a “reorganization” under Section 368 of the Code.

249

Provided that the qualifications and limitations specified herein are met, the Mergers, when considered together with other relevant parts of the transactions outlined in the Business Combination Agreement, are intended to be treated as a single integrated transaction qualifying as an Exchange under Section 351(a) of the Code.  However, there is no guarantee that the IRS will not successfully contest this treatment.  Should the IRS prevail, the exchange of Leading Group Shares for PubCo Class A Ordinary Shares would be a taxable exchange, resulting in materially different tax consequences than those detailed below.

Tax Consequences of the Business Combination if the Leading Group Merger Does Not Qualify as either a Reorganization or as part of an Exchange

If the Leading Group Merger qualifies neither as a Reorganization under Section 368 nor as part of an Exchange under Section 351, U.S. holders generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of PubCo Class A Ordinary Shares received by such U.S. holders in the Leading Group Merger and such U.S. holders’ tax basis in the Leading Group Shares surrendered by such U.S. holders in the Business Combination.  Any gain or loss recognized would generally be long-term capital gain or loss if the U.S. holder had held the Leading Group Shares for more than one year (or short-term capital gain or loss otherwise).  Long-term capital gains of non-corporate U.S. holders (including individuals) are currently eligible for preferential U.S. federal income tax rates.  However, the deductibility of capital losses is subject to limitations.  A U.S. holder’s holding period in the PubCo Class A Ordinary Shares received in the Leading Group Merger, if any, would not include the holding period for the Leading Group Shares surrendered in exchange therefor and would begin on the day following the Closing Date.

Tax Consequences of the Business Combination if the Leading Group Merger Qualifies only as an Exchange under Section 351

The following analysis is based on the assumption that the Leading Group Merger is treated as an exchange under Section 351(a) and not as a tax-free reorganization under Section 368.  Based on the Business Combination Agreement, all Leading Group Shares held by U.S. holders will be exchanged solely for PubCo Class A Ordinary Shares, with no property or cash received.  In this scenario, U.S. holders are not required to recognize any gain or loss.  The tax basis of the PubCo Class A Ordinary Shares held by U.S. holders after such an exchange will be the same as the original tax basis in their Leading Group Shares.

The U.S. federal income tax treatment for U.S. holders receiving PubCo Class A Ordinary Shares in the Leading Group Merger is uncertain.  Based on the assumption that the Leading Group Merger qualifies as an exchange under Section 351(a) of the Internal Revenue Code; however, it remains unclear whether it qualifies as a reorganization under Section 368.

Tax Consequences of the Business Combination if the Leading Group Merger Qualifies both as a Reorganization and as part of an Exchange

Alternatively, if Leading Group Merger qualifies both as an Exchange and a Reorganization, U.S. holder that receives PubCo Class A Ordinary Shares in exchange for Leading Group Shares will not be required to recognize any gain or loss in the exchange.  In such context, the tax basis of PubCo Class A Ordinary Shares received by the U.S. holders will be equal to the tax basis of Leading Group Shares that was exchanged by U.S. holders, and PubCo Class A Ordinary Shares holding period will include the period during which the U.S. holder held the exchanged Leading Group Shares.

It is important to note that there are substantial requirements for satisfying reorganization condition under Section 368, some of which are based on factual determinations and others on case-specific judgments.  Whether the transaction qualifies as a Reorganization under Section 368 depends on whether it substantively meets, among other things, the Substantially All Requirement, Continuity of Interest Requirement, and the Continuity of Business Enterprise Requirement.

Additionally, it remains unclear whether there were any specific events or actions prior to the transaction that could have a potentially adverse effect on the applicability of certain Reorganization provisions.

The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify as a Reorganization, and neither Leading Group nor PubCo intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination.  Accordingly, no assurance can be given that the Mergers will qualify as a Reorganization, that the IRS will not challenge the Mergers’ qualification as a Reorganization or that a court will not sustain such a challenge by the IRS.

250

U.S. holders of Leading Group Shares are urged to consult with their tax advisors regarding the treatment of their Leading Group Shares in connection with the Business Combination.

Application of the Passive Foreign Investment Company (PFIC) Rules to the Business Combination

Based on the information provided, Leading Group and its subsidiaries cannot be excluded from the possibility of being classified as a PFIC for their current taxable year which ends or any future taxable year. A non-U.S. corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.  In the event that Leading Group meets the PFIC income or asset test for the current taxable year ending December 31, 2024, the start-up exception may unlikely be available, but there can be no guarantee.  All holders of Leading Group Shares considering tax filing to IRS should consult their tax advisor on the tax consequences to them, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

In general, a non-U.S. corporation will be treated as a PFIC with respect to a U.S. holder in any taxable year in which, after applying certain look-through rules, either: (i) at least 75% of its gross income for such taxable year consists of passive income (e.g., dividends, interest, rents (other than rents derived from the active conduct of a trade or business), and gains from the disposition of passive assets) or (ii) the average percentage (ordinarily averaged quarterly over the year) by value of its assets during such taxable year that produce or are held for the production of passive income is at least 50%.

Default PFIC Regime

If Leading Group or any of its subsidiaries is treated as a PFIC for any taxable year during which the U.S. holder holds Leading Group Shares, certain adverse U.S. federal income tax consequences could apply to a U.S. holder.  Whether Leading Group or any of its subsidiaries is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.  Accordingly, Leading Group is unable to determine whether Leading Group or any of its subsidiaries will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that Leading Group or any of its subsidiaries will not be treated as a PFIC for any taxable year.

Since holders of Leading Group Shares will receive PubCo Class A Ordinary Shares as compensation for the Leading Group Merger, U.S. holders of Leading Group Shares who have previously elected to treat Leading Group as a PFIC for tax purposes may need to reconsider the determination due to the Leading Group Merger.  The Leading Group Merger could potentially alter the classification of Leading Group as a PFIC for subsequent years, a determination that continues to apply.  U.S. holders of Leading Group considering the continuity of PFIC election should consult their tax advisor on the tax consequences to them including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws.

Tax implications of U.S. holders under the default PFIC regime is subject to discussion below under “- Passive Foreign Investment Company.”

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. holder of PubCo Class A Ordinary Shares will depend on whether the U.S. holder has made a timely and effective election to treat Leading Group as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. holder’s holding period of PubCo Class A Ordinary Shares during which Leading Group qualified as a PFIC (a “QEF Election”) or if, in a later taxable year, the U.S. holder made a QEF Election along with a purging election.  A purging election creates a deemed sale of the U.S. holder’s PubCo Class A Ordinary Shares at their then fair market value and requires the U.S. holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above.  As a result of any such purging election, the U.S. holder would increase the adjusted tax basis in its PubCo Class A Ordinary Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its PubCo Class A Ordinary Shares.  U.S. holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their circumstances.

251

The impact of the PFIC rules on a U.S. holder of PubCo Class A Ordinary Shares may also depend on whether the U.S. holder has made a mark-to-market election under Section 1296 of the Code.  U.S. holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its fair market value if such stock is “marketable stock” (generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including NYSE American).  No assurance can be given that the PubCo Class A Ordinary Shares are (or have been) considered to be marketable stock for purposes of the mark-to-market election or whether the other requirements of this election are satisfied.  If such an election is available and has been made, such U.S. holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect their PubCo Class A Ordinary Shares.  Instead, in general, the U.S. holder will include as ordinary income for each year in which Leading Group is a PFIC the excess, if any, of the fair market value of its PubCo Class A Ordinary Shares at the end of its taxable year over its adjusted tax basis in its PubCo Class A Ordinary Shares.  The U.S. holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its PubCo Class A Ordinary Shares over the fair market value of its PubCo Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of income previously included as the result of the mark-to-market election).  The U.S. holder’s basis in its PubCo Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its PubCo Class A Ordinary Shares will be treated as ordinary income.  However, if the mark-to-market election was not made by a U.S. holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to PubCo Class A Ordinary Shares.

Since holders of Leading Group Shares would receive PubCo Class A Ordinary Shares as compensation for the Leading Group Merger, U.S. holders who have made a QEF election and a mark-to-market election may also need to re-evaluate their choices when contemplating their tax filings with the IRS.  U.S. holders of Leading Group considering the continuity of QEF election and mark-to-market election should consult their tax advisor on the tax consequences to them including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws.

As the Leading Group would be a subsidiary of PubCo following the closing of the Leading Group Merger, if PubCo is a PFIC and, at any time, its foreign subsidiary is classified as a PFIC, U.S. holders would generally be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge under the Default PFIC Regime described above if PubCo receives a distribution from, or disposes of all or part of PubCo’s interest in, the lower-tier PFIC or the U.S. holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC.  A mark-to-market election generally would not be available with respect to such lower-tier PFIC.  U.S. holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

Ownership and Disposition of PubCo Securities

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of PubCo Class A Ordinary Shares to U.S. holders who receive such PubCo Class A Ordinary Shares pursuant to the Business Combination in exchange for SPAC securities.

Distribution on PubCo Class A Ordinary Shares

Subject to the PFIC rules discussed below “— Passive Foreign Investment Company,” the gross amount of any distribution on PubCo Class A Ordinary Shares that is made out of PubCo’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. holder. Any such dividends paid to corporate U.S. holders generally will not qualify for the dividends received deduction that may otherwise be allowed under the Code.

252

Dividends received by non-corporate U.S. holders, including individuals, from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that shares listed on the Nasdaq (on which PubCo intends to apply to list the PubCo Class A Ordinary Shares) will be considered readily tradable on an established securities market in the United States. Even if the PubCo Class A Ordinary Shares are listed on Nasdaq, there can be no assurance that the PubCo Class A Ordinary Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of PubCo’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Finally, PubCo will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See the discussion below under “— Passive Foreign Investment Company.”

The amount of any dividend paid in foreign currency will be the U.S. dollar value of the foreign currency distributed by PubCo, calculated by reference to the exchange rate in effect on the date the dividend is includible in the U.S. holder’s income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. holder includes the dividend payment in income to the date such U.S. holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange income or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit limitation purposes.

To the extent that the amount of any distribution made by PubCo on the PubCo Class A Ordinary Shares exceeds PubCo’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the U.S. holder’s PubCo Class A Ordinary Shares (but not below zero), and to the extent the amount of the distribution exceeds the U.S. holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities.” However, PubCo may not calculate earnings and profits in accordance with U.S. federal income tax principles. In such event, a U.S. holder should expect to generally treat distributions PubCo makes as dividends.

Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities

Subject to the discussion below under “— Exercise of Lapse of a PubCo Warrant” and “— Passive Foreign Investment Company,” a U.S. holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of PubCo securities in an amount equal to the difference between the amount realized on the disposition and such U.S. holder’s adjusted tax basis in such PubCo securities. Any gain or loss recognized by a U.S. holder on a taxable disposition of PubCo securities will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the PubCo securities exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of PubCo securities will generally be treated as U.S. source gain or loss.

253

Exercise or Lapse of a PubCo Warrant

A U.S. holder generally will not recognize gain or loss upon the acquisition of a PubCo Class A Ordinary Share on the exercise of a PubCo Warrant for cash. A U.S. holder’s tax basis in a PubCo Class A Ordinary Share received upon exercise of the PubCo Warrant generally should be an amount equal to the sum of the U.S. holder’s tax basis in the PubCo Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a PubCo Class A Ordinary Share received upon exercise of the PubCo Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant and will not include the period during which the U.S. holder held the PubCo Warrant. If a PubCo Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the PubCo Warrant.

The tax consequences of a cashless exercise of a PubCo Warrant are not clear under current tax law. Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s basis in the PubCo Class A Ordinary Shares received would equal the holder’s basis in the PubCo Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, a U.S. holder’s holding period in the PubCo Class A Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the PubCo Class A Ordinary Shares would include the holding period of the PubCo Warrants exercised therefor.

It is also possible that a cashless exercise of a PubCo Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of PubCo Warrants equal to the number of PubCo Class A Ordinary Shares having a value equal to the aggregate exercise price of the total number of PubCo Warrants to be exercised (the “surrendered warrants”). Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the total exercise price for the total number of warrants to be exercised and (ii) the U.S. holder’s adjusted basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the PubCo Class A Ordinary Shares received would equal the U.S. holder’s tax basis in the PubCo Warrants exercised plus the exercise price of such warrants. A U.S. holder’s holding period for the PubCo Class A Ordinary Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of PubCo Warrants.

Passive Foreign Investment Company

Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if PubCo or any of its subsidiaries is treated as a PFIC for any taxable year during which the U.S. holder holds PubCo Securities. A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50% of the average value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for this purpose its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the interest, by value). Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the foreign corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.

Whether PubCo or any of its subsidiaries is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Among other factors, fluctuations in the market price of PubCo Class A Ordinary Shares and how, and how quickly, PubCo uses liquid assets and cash may influence whether PubCo or any of its subsidiaries is treated as PFIC. Accordingly, PubCo is unable to determine whether PubCo or any of its subsidiaries will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that PubCo or any of its subsidiaries will not be treated as a PFIC for any taxable year. In the event that PubCo meets the PFIC income or asset test for the current taxable year ending December 31, 2024, the start-up exception discussed above may be available, but there can be no guarantee in this regard.

254

Although a PFIC determination is made annually, if PubCo is treated as a PFIC, such determination will generally apply for subsequent years to a U.S. holder who held (or was deemed to hold) PubCo securities during any taxable year (or portion thereof) that it was a PFIC, whether or not PubCo is a PFIC in those subsequent years (unless, solely with respect to the PubCo Class A Ordinary Shares, the holder makes a valid QEF election or mark-to-market election for such holder’s First PFIC Holding Year (as defined below)).

The Code provides that, to the extent provided in Treasury regulations, if any person has an option to acquire shares of a PFIC, the shares will be considered as owned by that person for purposes of the PFIC rules. Under proposed Treasury regulations that have a retroactive effective date, an option to acquire shares of a PFIC is generally treated as ownership of those PFIC shares. The remainder of this discussion assumes that the PFIC rules will apply to PubCo Warrants if PubCo were a PFIC. However, U.S. holders should consult their tax advisers regarding the application of the PFIC rules to PubCo Warrants prior to the finalization of the proposed Treasury regulations in particular.

If PubCo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder and, solely with respect to the PubCo Class A Ordinary Shares, the U.S. holder did not make a timely and effective “QEF election” for PubCo’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) PubCo Class A Ordinary Shares (such taxable year as it relates to each U.S. holder, the “First PFIC Holding Year”) or a “mark-to-market” election, each as described below, then such holder will generally be subject to special rules (the “Default PFIC Regime”) with respect to:

•	any gain recognized by the U.S. holder on the sale, redemption or other disposition of its PubCo securities; and

•

any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of PubCo securities during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for such securities).

Under the Default PFIC Regime:

•

the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for its PubCo securities (taking into account the relevant holding period of the SPAC securities exchanged therefor);

•

the amount of gain allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which PubCo is a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. holder and included in such U.S. holder’s holding period will be taxed at the highest marginal tax rate in effect for that year and applicable to the U.S. holder; and

•

an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. holder in respect of the tax attributable to each such other taxable year of such U.S. holder’s holding period.

In some circumstances, a U.S. shareholder of a PFIC may avoid the Default PFIC Regime with respect to its PFIC stock by making a timely and effective “qualified electing fund” election under Section 1295 of the Code (a “QEF election”) for such holder’s First PFIC Holding Year. In order to comply with the requirements of a QEF election with respect to PubCo Ordinary Shares, a U.S. holder must receive certain information from PubCo. If PubCo determines it is a PFIC for any taxable year, upon written request, PubCo will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information.

In addition, under current law, U.S. holders that solely own PubCo Warrants are not be able to make a QEF election with respect to their PubCo Warrants. U.S. holders who own both PubCo Warrants and PubCo Ordinary Shares are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

255

However, if a U.S. holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable stock, the U.S. holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. holder makes a valid mark-to-market election for such holder’s First PFIC Holding Year, such holder will generally not be subject to the Default PFIC Regime in respect to its PubCo Ordinary Shares as long as such shares continue to be treated as marketable stock. Instead, in general, the U.S. holder will include as ordinary income for each year that PubCo is treated as a PFIC the excess, if any, of the fair market value of its PubCo Ordinary Shares at the end of its taxable year over the adjusted basis in its shares. The U.S. holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its PubCo Ordinary Shares over the fair market value of its shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in its PubCo Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the PubCo Ordinary Shares in a taxable year in which PubCo is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. holder makes a mark-to-market election for a taxable year after such holder’s First PFIC Holding Year. However, under current law, U.S. holders of PubCo Warrants are not be able to make a mark-to-market election with respect to their PubCo Warrants.

The mark-to-market election is available for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq. U.S. holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to PubCo Ordinary Shares under their particular circumstances.

PubCo is expected to be a holding company which conducts certain of its business activities through a foreign subsidiary. If PubCo is a PFIC and, at any time, its foreign subsidiary is classified as a PFIC, U.S. holders would generally be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge under the Default PFIC Regime described above if PubCo receives a distribution from, or disposes of all or part of PubCo’s interest in, the lower-tier PFIC or the U.S. holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) with such U.S. holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders should consult their own tax advisors concerning the application of the PFIC rules to PubCo Ordinary Shares under their particular circumstances.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of PubCo securities that is not a U.S. holder, including:

1.	a nonresident alien individual, other than certain former citizens and residents of the United States;

2.	a foreign corporation; or

3.	a foreign estate or trust;

but generally, does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

256

Redemption of HAIA Public Shares

The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. holder’s HAIA Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s HAIA Public Shares, as described above under “U.S. Holders — Redemption of HAIA Public Shares.” Any redeeming Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such Non-U.S. holder’s U.S. federal income tax liability unless one of the exceptions described below under “— Ownership and Disposition of PubCo Securities by Non-U.S. Holders” applies in respect of such gain or loss.

Ownership and Disposition of PubCo Securities by Non-U.S. Holders

Distribution on PubCo Class A Ordinary Shares

For Non-U.S. holders, PubCo, not being a U.S. corporation, is generally not anticipated to be subject to U.S. federal income tax as a resident entity engaged in a U.S. trade or business. If PubCo makes a distribution of cash or property with respect to its Class A Ordinary Shares, the distribution will generally not be treated as a dividend sourced from U.S. for U.S. federal income tax purposes (as determined under U.S. federal income tax principles) unless at least 25% of PubCo’s gross income is effectively connected with a U.S. trade or business for the 3 tax years before the year in which the dividends are declared.

In the event that PubCo’s gross income is effectively connected with a U.S. trade or business, part of dividends paid to a non-U.S. holder will then generally be subject to U.S. withholding tax at a rate of 30%, or a lower rate if reduced by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to beneficial treatments under a relevant income tax treaty.

•	Return of Capital: To the extent that any distribution exceeds PubCo’s current and accumulated earnings and profits, the excess will first be treated as a tax-free return of capital (reducing the non-U.S. holder’s adjusted tax basis in PubCo Class A Ordinary Shares, but not below zero), and any remaining excess will be treated as gain from the sale or exchange of the shares, subject to the rules discussed below under “—Sale, Exchange, Redemption, or Other Taxable Disposition of PubCo Securities”.

•	Effectively Connected Income (ECI): Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable treaty, are attributable to a U.S. permanent establishment or fixed base) are not subject to U.S. withholding tax, but instead are subject to U.S. federal income tax on a net income basis in the same manner as a U.S. person. Any effectively connected dividends received by a foreign corporation may also be subject to a branch profits tax at a rate of 30%, or a lower rate if reduced by an applicable treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities

Subject to the FIRPTA rules discussed below under “Additional Withholding Requirements Under FATCA”, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, or other taxable disposition of PubCo Securities, unless:

•	Effectively Connected Income (ECI): The gain is effectively connected with a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base). In this case, the non-U.S. holder will be subject to U.S. federal income tax on the gain in the same manner as a U.S. person. Additionally, if the non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax at a rate of 30%, or a lower rate if reduced by an applicable income tax treaty.

•	U.S. Presence: The non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In this case, the non-U.S. holder will be subject to a 30% tax, , or such reduced rate as may be specified by an applicable income tax treaty, on the gain, which may be offset by U.S. source capital losses, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

•	U.S. Real Property Holding Corporation (USRPHC): PubCo is, or has been, a U.S. real property holding corporation (USRPHC) for U.S. federal income tax purposes, and the non-U.S. holder owned (directly, indirectly, or constructively) more than 5% of PubCo Class A Ordinary Shares during the shorter of (i) the five-year period preceding the disposition or (ii) the non-U.S. holder’s holding period. PubCo does not expect to be classified as a USRPHC. Even if PubCo is treated as a USRPHC, gain realized by a non-U.S. holder on a disposition of PubCo Class A Ordinary Shares will not be subject to U.S. federal income tax as long as (i) the non-U.S. holder owned, directly, indirectly, and constructively, no more than 5% of PubCo Class A Ordinary Shares at all times during the relevant period, and (ii) the shares are regularly traded on an established securities market. However, no assurances can be given that PubCo shares will be regularly traded on an established securities market.

257

Exercise or Lapse of a PubCo Warrant

A non-U.S. holder generally will not be subject to U.S. federal income tax on the exercise of a PubCo Warrant to acquire PubCo Class A Ordinary Shares, provided that the exercise is not otherwise treated as a taxable exchange. If a PubCo Warrant is allowed to lapse unexercised, the non-U.S. holder generally will not be subject to U.S. federal income tax on any loss as a result of the lapse, unless the loss is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base).

•

Cashless Exercise of Warrants: The U.S. federal income tax treatment of a cashless exercise of a PubCo Warrant into PubCo Class A Ordinary Shares is not entirely clear. The tax treatment could vary depending on whether the cashless exercise is treated as a tax-deferred recapitalization or as a taxable exchange.

•	Tax Deferred Treatment: If the cashless exercise qualifies as a tax deferred transaction, the non-U.S. holder generally will not recognize any gain or loss, and the basis of the PubCo Class A Ordinary Shares received should equal the non-U.S. holder’s basis in the PubCo Warrants exercised. The holding period for the PubCo Class A Ordinary Shares received may or may not include the holding period of the PubCo Warrants exercised, depending on the specific situation determined under applicable laws for the federal income tax purposes.

•	Taxable Exchange Treatment: If the cashless exercise is treated as a taxable exchange, the non-U.S. holder may recognize gain on the transaction. The gain would be measured by the difference between the exercise price deemed paid and the adjusted basis in the warrants surrendered. In this case, the non-U.S. holder may be subject to U.S. federal income tax under the same rules that apply to the sale or other disposition of PubCo securities, as discussed above under “Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities”.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, non-U.S. holders should consult their tax advisors regarding the appropriate treatment for a cashless exercise.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of HAIA Public Shares, dividends received by U.S. holders of PubCo Class A Ordinary Shares, and the proceeds received on the disposition of PubCo Securities effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to HAIA Securities and proceeds from the sale, exchange, redemption or other disposition of PubCo Securities may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their HAIA Securities or their PubCo Securities, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. However, backup withholding may apply if the payor has actual knowledge or reason to know that the non-U.S. holder is a U.S. Person. Dividends paid with respect to PubCo Class A Ordinary Shares and proceeds from the sale of other disposition of PubCo Securities by a non-U.S. holder through a foreign office of a foreign broker that does not have certain specified connections to the United States, are generally not subject to information reporting and backup withholding with respect thereto, however, in the event such dividends and proceeds shall be received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or because the withholding was reduced or eliminated by an applicable income tax treaty. The information returns filed with the IRS may also be shared with tax authorities in the non-U.S. holder’s country of residence under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Additional Withholding Requirements Under FATCA

The Foreign Account Tax Compliance Act (FATCA) generally imposes a 30% withholding tax on certain payments made to foreign financial institutions (FFIs) and non-financial foreign entities (NFFEs) unless certain reporting and due diligence requirements are satisfied. Under FATCA, withholding may apply to dividends paid on PubCo Class A Ordinary Shares, as well as to gross proceeds from the sale or and certain other withholdable payments.

•	Payments to Foreign Financial Institutions (FFIs): FATCA withholding may apply if dividends or and certain other withholdable payments are paid to a foreign financial institution that does not provide sufficient documentation evidencing either (i) an exemption from FATCA or (ii) its compliance with FATCA’s reporting obligations, typically by registering with the IRS and reporting certain information about its U.S. account holders. Some jurisdictions have entered into intergovernmental agreements with the U.S. to facilitate FATCA compliance, which may modify these requirements.

•	Payments to Non-Financial Foreign Entities (NFFEs): FATCA withholding may also apply if dividends or and certain other withholdable payments are paid to a non-financial foreign entity, unless the entity certifies that it does not have any substantial U.S. owners, or provides information about its substantial U.S. owners (as defined under FATCA).

If a payment is subject to both FATCA withholding and the 30% U.S. federal withholding tax applicable to dividends paid to non-U.S. holders, the FATCA withholding may be credited against, and therefore reduce, the amount of U.S. federal withholding tax imposed.

Non-U.S. holders should consult their tax advisors to determine whether FATCA may apply to their ownership or disposition of PubCo securities, and to determine how they can comply with FATCA requirements to avoid withholding.

258

DESCRIPTION OF SECURITIES OF HAIA

References to the “Company,” “company,” “HAIA,” “our,” “us” or “we”, within this section refer to Healthcare AI Acquisition Corp.

The following description of HAIA’s  share capital and provisions of HAIA’s amended and restated memorandum and articles of association are summaries and are qualified in their entirety by reference to HAIA’s amended and restated memorandum and articles of association. A copy of the amended and restated memorandum and articles of association has been filed with the SEC.

We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association, the Cayman Companies Act and the common law of the Cayman Islands. Pursuant to our amended and restated memorandum and articles of association we are authorized to issue 500,000,000 Class A ordinary shares and 50,000,000 Class B ordinary shares, as well as 5,000,000 preference shares, $0.0001 par value each. The following description summarizes the material terms of our shares as set out more particularly in our amended and restated memorandum and articles of association. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each unit has an offering price of $10.00 and consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as described in this prospectus. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of the company’s Class A ordinary shares. This means only a whole warrant may be exercised at any given time by a warrant holder.

The Class A ordinary shares and warrants comprising the units began separate trading on January 31, 2022. Holders have subsequently had the option to continue to hold units or separate their units into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the units into Class A ordinary shares and warrants. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant.

259

Additionally, the units will automatically separate into their component parts and will not be traded after completion of our initial business combination.

Ordinary Shares

Prior to the date of this prospectus, there were 5,789,786 of the Registrant’s Class A ordinary shares, par value $0.0001 per share, and 1 of the Registrant’s Class B ordinary share, par value $0.0001 per share, issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as required by law; provided that only holders of Class B ordinary shares will have the right to vote on the appointment of directors prior to or in connection with the completion of our initial business combination. Unless specified in our amended and restated memorandum and articles of association, or as required by applicable provisions of the Cayman Companies Act or applicable stock exchange rules, the affirmative vote of a majority of our ordinary shares that are voted is required to approve any such matter voted on by our shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, and pursuant to our amended and restated memorandum and articles of association; such actions include amending our amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can appoint all of the directors. Holders of Class A ordinary shares will not have the right to vote on the appointment of any directors until after the completion of our initial business combination. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. Prior to our initial business combination, only holders of our founder shares will have the right to vote on the election of directors. Holders of our public shares will not be entitled to vote on the election of directors during such time. In addition, prior to the completion of an initial business combination, holders of our founder shares may by ordinary resolution remove a member of the board of directors for any reason. The provisions of our amended and restated memorandum and articles of association governing the appointment or removal of directors prior to our initial business combination may only be amended by a special resolution passed by not less than two-thirds of our ordinary shares who attend and vote at our shareholder meeting which shall include the affirmative vote of a simple majority of our Class B ordinary shares.

260

Because our amended and restated memorandum and articles of association authorize the issuance of up to 500,000,000 Class A ordinary shares, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of Class A ordinary shares which we will be authorized to issue at the same time as our shareholders vote on the business combination to the extent we seek shareholder approval in connection with our initial business combination.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. There is no requirement under the Cayman Companies Act for us to hold annual or general meetings to appoint directors. We may not hold an annual general meeting to appoint new directors prior to the consummation of our initial business combination. Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our founder shares. In addition, prior to the completion of an initial business combination, holders of our founder shares may by ordinary resolution remove a member of the board of directors for any reason.

We will provide our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of our initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be $10.20 per public share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption rights will include the requirement that a beneficial owner must identify itself in order to valid redeem its shares. Our sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months (or up to 30 months if extended pursuant to our amended and restated memorandum and articles of association) from the closing of our initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. Unlike many blank check companies that hold shareholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a shareholder vote is not required by applicable law or stock exchange listing requirements, if a shareholder vote is not required by applicable law or stock exchange listing requirements and we do not decide to hold a shareholder vote for business or other reasons, we will, pursuant to our amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our amended and restated memorandum and articles of association require these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or we decide to obtain shareholder approval for business or other reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek shareholder approval, we will complete our initial business combination only if we obtain the approval of an ordinary resolution under Cayman Islands law. However, the participation of our sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this prospectus), if any, could result in the approval of our initial business combination even if a majority of our public shareholders vote, or indicate their intention to vote, against such initial business combination. For purposes of seeking approval of the majority of our issued and outstanding ordinary shares, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. Our amended and restated memorandum and articles of association require that at least five days’ notice will be given of any general meeting.

261

If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to Excess Shares, without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination. And, as a result, such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

If we seek shareholder approval, we will complete our initial business combination only if we obtain the approval of an ordinary resolution under Cayman Islands law. In such case, our sponsor and each member of our management team have agreed to vote their founder shares and public shares in favor of our initial business combination. Additionally, each public shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction or vote at all.

Pursuant to our amended and restated memorandum and articles of association, if we have not consummated an initial business combination within 18 months (or up to 30 months if extended pursuant to our amended and restated memorandum and articles of association)  from the closing of our initial public offering, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Our sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares they hold if we fail to consummate an initial business combination within 18 months (or up to 30 months if extended pursuant to our amended and restated memorandum and articles of association) from the closing of our initial public offering (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame). Our amended and restated memorandum and articles of association provide that, if a resolution of the company’s shareholders is passed pursuant to the Cayman Companies Act of the Cayman Islands to commence the voluntary liquidation of the company prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

262

In the event of a liquidation, dissolution or winding up of the company after a business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our public shareholders with the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, upon the completion of our initial business combination, subject to the limitations described herein.

Founder Shares

The founder shares are designated as Class B ordinary shares and, except as described below, are identical to our Class A ordinary shares, and holders of founder shares have the same shareholder rights as public shareholders, except that: (a) the founder shares are subject to certain transfer restrictions, as described in more detail below; (b) our sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares, (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months (or up to 30 months if extended pursuant to our amended and restated memorandum and articles of association) from the closing of our initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares; and (iii) waive their rights to liquidating distributions from the trust account with respect to any founder shares they hold if we fail to consummate an initial business combination within 18 months (or up to 30 months if extended pursuant to our amended and restated memorandum and articles of association) from the closing of our initial public offering (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame); (c) the founder shares will automatically convert into our Class A ordinary shares at the time of our initial business combination or earlier at the option of the holders thereof as described herein; (d) the founder shares are entitled to registration rights and (e) only holders of founder shares will have the right to vote on the appointment of directors prior to or in connection with the completion of our initial business combination. If we seek shareholder approval, we will complete our initial business combination only if we obtain the approval of an ordinary resolution under Cayman Islands law. In such case, our sponsor and each member of our management team have agreed to vote their founder shares and public shares in favor of our initial business combination.

The founder shares are designated as Class B ordinary shares and will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon Conversion have redemption rights or be entitled to liquidating distributions from the trust account if we do not consummate an initial business combination) at the time of our initial business combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon Conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of our initial public offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial business combination and any Private Placement Warrants  issued to our sponsor, its affiliates or any member of our management team upon conversion of working capital loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

263

Except as described herein, our sponsor and our directors and executive officers have agreed not to transfer, assign or sell any of their founder shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. We refer to such transfer restrictions throughout this prospectus as the lock-up. Any permitted transferees would be subject to the same restrictions and other agreements of our sponsor and our directors and executive officers with respect to any founder shares.

Prior to our initial business combination, only holders of our founder shares will have the right to vote on the election of directors. Holders of our public shares will not be entitled to vote on the election of directors during such time. In addition, prior to the completion of an initial business combination, holders of our founder shares may by ordinary resolution remove a member of the board of directors for any reason. These provisions of our amended and restated memorandum and articles of association may only be amended by a special resolution passed by not less than two-thirds of our ordinary shares who attend and vote at our shareholder meeting which shall include the affirmative vote of a simple majority of our Class B ordinary shares. With respect to any other matter submitted to a vote of our shareholders, including any vote in connection with our initial business combination, except as required by law, holders of our founder shares and holders of our public shares will vote together as a single class, with each share entitling the holder to one vote.

Register of Members

Under Cayman Islands law, we must keep a register of members and there will be entered therein:

•	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of shares of each member (and whether such voting rights are conditional);

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members will be immediately updated to reflect the issue of shares by us. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

264

Preference Shares

Our amended and restated memorandum and articles of association authorize 5,000,000 preference shares and provide that preference shares may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preference shares issued and outstanding at the date hereof. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future. No preference shares are being issued or registered pursuant to this prospectus.

Warrants

Public Shareholders’ Warrants

Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of our initial public offering and 30 days after the completion of our initial business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant, and if you own an odd number of units upon separation of the units, you will lose the benefit of half a warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

265

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of our initial business combination, we will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and we will use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of our initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A ordinary shares per warrant (subject to adjustment). The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A ordinary shares for the 10-trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants ):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants— Anti-Dilution Adjustments”) for any 20-trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

266

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants ):

•	in whole and not in part;

•	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined below) except as otherwise described below; and

•	if, and only if, the closing price of our Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) for any 20-trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of Class A ordinary shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A ordinary shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A ordinary shares during the 10-trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the warrant agreement, references above to Class A ordinary shares shall include a security other than Class A ordinary shares into which the Class A ordinary shares have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of Class A ordinary shares to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.

267

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Class A Ordinary Shares
(period to expiration of warrants)	≤$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

268

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A ordinary shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A ordinary shares during the 10-trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A ordinary shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A ordinary shares during the 10-trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A ordinary shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A ordinary shares.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which only provide for a redemption of warrants for cash (other than the Private Placement Warrants ) when the trading price for the Class A ordinary shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A ordinary shares are trading at or above $10.00 per public share, which may be at a time when the trading price of our Class A ordinary shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A ordinary shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A ordinary shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A ordinary shares than they would have received if they had chosen to wait to exercise their warrants for Class A ordinary shares if and when such Class A ordinary shares were trading at a price higher than the exercise price of $11.50.

269

No fractional Class A ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A ordinary shares pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A ordinary shares, the Company (or surviving company) will use commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A ordinary shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding Class A ordinary shares is increased by a capitalization or share dividend payable in Class A ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) one minus the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A ordinary shares as reported during the 10-trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Class A ordinary shares on account of such Class A ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months (or up to 30 months if extended pursuant to our amended and restated memorandum and articles of association) from the closing of our initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.

270

If the number of outstanding Class A ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A ordinary shares.

Whenever the number of Class A ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A ordinary shares so purchasable immediately thereafter.

In addition, if (x) we issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “—Redemption of warrants when the price per Class A ordinary shares equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

271

In case of any reclassification or reorganization of the outstanding Class A ordinary shares (other than those described above or that solely affects the par value of such Class A ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated memorandum and articles of association or as a result of the redemption of Class A ordinary shares by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A ordinary shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of Class A ordinary shares in such a transaction is payable in the form of Class A ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as  Exhibit 4.1 to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

272

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Class A ordinary shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors—Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in our initial public offering. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except pursuant to limited exceptions as described under “Principal Shareholders—Transfers of Founder Shares and Private Placement Warrants,” to our officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by us (except as described under “—Warrants—Public Shareholders’ Warrants—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by our sponsor or its permitted transferees (except as otherwise set forth herein). Our sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than our sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units sold in our initial public offering. Any amendment to the terms of the Private Placement Warrants or any provision of the warrant agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the number of the then-outstanding private Placement Warrants.

If holders of the Private Placement Warrants  elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (as defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the Class A ordinary shares for the 10-trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the Class A ordinary shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

273

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants .

Dividends

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our board of directors at such time. If we incur any indebtedness in connection with a business combination, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our ordinary shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

274

Mergers and Similar Arrangements. In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by (a) a special resolution (usually not less than two-thirds of the votes cast by shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, or in the case of corporations, by their duly authorized representatives, at a shareholder meeting) of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary company) and its subsidiary company, if a copy of the plan of merger is given to every member of each subsidiary company to be merged unless that member agrees otherwise. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that where the surviving or consolidated company is the Cayman Islands exempted company, the Cayman Islands Registrar of Companies is required to be satisfied in respect of any constituent overseas company that: (i) the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is existing, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted; (v) the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (vi) in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (vii) the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (viii) there is no other reason why it would be against the public interest to permit the merger or consolidation. The requirements set out in sections (i) to (vii) above shall be met by a director of the Cayman Islands exempted company making a declaration to the effect that, having made due enquiry, they are of the opinion that such requirements have been met, such declaration to include a statement of the assets and liabilities of the foreign company made up to the latest practicable date before making the declaration.

275

Where the above procedures are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give their written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for their shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of their intention to dissent including, among other details, a demand for payment of the fair value of their shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase their shares at a specified price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a verified list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies. In certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger is sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of creditors, or approved by a majority of shareholders represent three-fourths in value of each such class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to dual majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

276

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offer or may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits. Our Cayman Islands legal counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands legal authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by our Cayman Islands legal counsel, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States, the courts of the Cayman Islands will, at common law, recognize and enforce a foreign monetary judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

277

Special Considerations for Exempted Companies. We are an exempted company with limited liability (meaning our public shareholders have no liability, as members of the company, for liabilities of the company over and above the amount paid for their shares) under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for certain exemptions and privileges, including those listed below:

•

annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Cayman Companies Act;

•	an exempted company’s register of members is not open to inspection and can be kept outside of the Cayman Islands;

•	an exempted company does not have to hold an annual shareholder meeting;

•	an exempted company may issue ordinary shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 or 30 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

Amended and Restated Memorandum and Articles of Association. Our amended and restated memorandum and articles of association contain provisions designed to provide certain rights and protections will apply to us until the completion of our initial business combination. These provisions cannot be amended without a special resolution under Cayman Islands law. As a matter of Cayman Islands law, a resolution is deemed to be a special resolution where it has been adopted by the affirmative vote of at least a two-thirds (⅔) majority (or such higher threshold as specified in the company’s amended and restated memorandum and articles of association) of the votes cast by the holders of the issued shares present in person or represented by proxy at a general meeting of the company and entitled to vote on such matter or a resolution approved in writing by all of the holders of the issued shares entitled to vote on such matter.

Our sponsor and its permitted transferees, will participate in any vote to amend our amended and restated memorandum and articles of association and will have the discretion to vote in any manner they choose.

278

Specifically, our amended and restated memorandum and articles of association provide, among other things, that:

•

if we have not consummated an initial business combination within 18 months (or up to 30 months if extended pursuant to our amended and restated memorandum and articles of association) from the closing of our initial public offering, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes that were paid by us or are payable by us, if any, divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law;

•

prior to or in connection with our initial business combination, except that the holders of HAIA Class B Shares may convert their HAIA Class B Shares into HAIA Class A Shares at their option pursuant to our amended and restated memorandum and articles of association, we may not issue additional securities that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote as a class with our public shares (a) on our initial business combination or on any other proposal presented to shareholders prior to or in connection with the completion of an initial business combination or (b) to approve an amendment to our amended and restated memorandum and articles of association to (x) extend the time we have to consummate a business combination beyond 18 months from the closing of our initial public offering or (y) amend the foregoing provisions;

•

although we do not intend to enter into a business combination with a target business that is affiliated with our sponsor, our directors or our officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such a business combination is fair to our company from a financial point of view;

•

if a shareholder vote on our initial business combination is not required by applicable law or stock exchange listing requirements and we do not decide to hold a shareholder vote for business or other reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act;

•

so long as our securities are then listed on Nasdaq, our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination;

•

if our shareholders approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of our initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, we will provide our public shareholders with the opportunity to redeem all or a portion of their ordinary shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein; and

•	we will not effectuate our initial business combination solely with another blank check company or a similar company with nominal operations.

279

The Cayman Companies Act permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution under Cayman Islands law. A company’s articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands exempted company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provide otherwise. Accordingly, although we could amend any of the provisions relating to our proposed offering, structure and business plan which are contained in our amended and restated memorandum and articles of association, we view all of these provisions as binding obligations to our shareholders and neither we, nor our officers or directors, will take any action to amend or waive any of these provisions unless we provide dissenting public shareholders with the opportunity to redeem their public shares.

Anti-Money Laundering, Counter-Terrorist Financing, Prevention of Proliferation Financing and Financial Sanctions Compliance—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, terrorist financing, proliferation financing and compliance with financial sanctions, we are required to adopt and maintain certain procedures, and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering, terrorist financing, prevention of proliferation financing and financial sanctions compliance procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (as amended) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

a)	the subscriber is a relevant financial business required to comply with the Regulations or is a majority-owned subsidiary of such a business; or

b)

the subscriber is acting in the course of a business in relation to which a regulatory authority exercises regulatory functions and which is in a country assessed by us to have a low degree of risk of money laundering and terrorist financing in accordance with the Regulations (each, a “Low Risk Country”) or is a majority-owned subsidiary of such subscriber; or

c)	the subscriber is a central or local government organization, statutory body or agency of government in the Cayman Islands or a Low Risk Country; or

280

d)

the subscriber is a company that is listed on a recognized stock exchange and subject to disclosure requirements which impose requirements to ensure adequate transparency of beneficial ownership, or is a majority-owned subsidiary of such a company; or

e)	the subscriber is a pension fund for a professional association, trade union or is acting on behalf of employees of an entity referred to in sub-paragraphs (a) to (d);or

f)

the application is made through a nominee or introduced by an introducer which falls within one of sub-paragraphs (a) to (e). In this situation the company may rely on a written assurance from the nominee or the introducer (as applicable) which confirms (i) that the requisite identification and verification procedures on the applicant for business and (for introducers only) its beneficial owners have been carried out; (ii) the nature and intended purpose of the business relationship; (iii) that the nominee or the introducer has identified the source of funds of the applicant for business; (iv) (for introducers only) that the introducer is supervised or monitored by an overseas regulatory authority and has measures in place to comply with customer due diligence and record keeping requirements; and (v) that the intermediary shall make available on request and without delay copies of any identification and verification data or information and relevant documents.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to the Low Risk Country definition.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering, counter-terrorist financing, prevention of proliferation financing and financial sanctions or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct, is involved with terrorism or terrorist property or proliferation financing or is the target of a financial sanction and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as amended) of the Cayman Islands if the disclosure relates to criminal conduct, money laundering or proliferation financing or is the target of a financial sanction or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (as amended) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection—Cayman Islands

We have certain duties under the Data Protection Act (as amended) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.

281

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

a)	where this is necessary for the performance of our rights and obligations under any purchase agreements;

b)

where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering, counter-terrorist financing, prevention of proliferation financing, financial sanctions and FATCA/CRS requirements); and/or

c)	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

282

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Rights of Individual Data Subjects

Individual data subjects have certain data protection rights, including the right to:

a)	be informed about the purposes for which your personal data are processed;

b)	access your personal data;

c)	stop direct marketing;

d)	restrict the processing of your personal data;

e)	have incomplete or inaccurate personal data corrected;

f)	ask us to stop processing your personal data;

g)	be informed of a personal data breach (unless the breach is unlikely to be prejudicial to you);

h)	complain to the Data Protection Ombudsman; and

i)	require us to delete your personal data in some limited circumstances.

283

Certain Anti-takeover Provisions of our Amended and Restated Memorandum and Articles of Association

Our amended and restated memorandum and articles of association provide that our board of directors is classified into three classes of directors. Prior to our initial business combination, only the holders of our Class B ordinary shares will be entitled to vote on the election and removal of our directors.

Our authorized but unissued Class A ordinary shares and preference shares will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

284

DESCRIPTION OF SECURITIES AFTER THE BUSINESS COMBINATION

 The following description of the material terms of the share capital of PubCo following the closing of the Business Combination includes a summary of specified provisions of the PubCo Listing Articles that will be in effect upon closing of the Business Combination. This description is qualified by reference to the PubCo Listing Articles as will be in effect upon consummation of the Business Combination, substantially in the form attached to this proxy statement/prospectus as Annex B and incorporated in this proxy statement/prospectus by reference. In this section, the terms “we,” “our” or “us” refer to Leading Partners Limited following the completion of the Business Combination, and all capitalized terms used in this section are as defined in the PubCo Listing Articles, unless elsewhere defined herein.

PubCo is a Cayman Islands exempted company and its affairs are governed by the PubCo Listing Articles, upon the closing of the Business Combination, the Cayman Companies Act, and the common law of the Cayman Islands.

As of the date of this proxy statement/prospectus, the authorized share capital of PubCo is US$50,000 divided into 500,000,000 Ordinary Shares, with 1 Ordinary Share issued and outstanding.

Following the completion of the Business Combination, the authorized share capital of the PubCo will be US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each, comprising of (i) 300,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 100,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, and (iii) 100,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with the PubCo Listing Articles.

Following the completion of the Business Combination, PubCo will have 52,922,451 Class A Ordinary Shares issued and outstanding (assuming No Redemption), or 52,330,600 Class A Ordinary Shares issued and outstanding (assuming Maximum Redemption). All of the Class A Ordinary Shares issued and outstanding, and all of the Class A Ordinary Shares to be issued pursuant to the Business Combination have been or will be issued as fully paid.

The following includes a summary of the material provisions of the PubCo Listing Articles after the completion of the Business Combination and the Cayman Companies Act in so far as they relate to the material terms of Class A Ordinary Shares. The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the PubCo Listing Articles attached as Annex B to this proxy statement/prospectus.

Ordinary Shares

General

Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of members (shareholders). We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Conversion

Class B ordinary shares may be converted into the same number of Class A ordinary shares by the holders thereof at any time, while Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person other than holders of Class B ordinary shares or their affiliates, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by ordinary resolutions. The PubCo Listing Articles provide that our directors may declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the same out of the funds of ours lawfully available therefor.

Voting Rights

On a show of hands each shareholder is entitled to one vote or, on a poll, each shareholder is entitled to one (1) vote for each Class A Ordinary Share and fifty (50) votes for each Class B Ordinary Share, on all matters that require a shareholder’s vote. Voting at any shareholders’ meeting is by show of hands of shareholders who are present in person or by proxy or, in the case of a shareholder being a corporation, by its duly authorized representative or proxy, unless a poll is demanded.

A poll may be demanded by the chairman of such meeting or any shareholder holding not less than ten percent (10%) of the votes attaching to the shares present.

No Shareholder shall be entitled to vote at any general meeting unless all calls, if any, or other sums presently payable by him or her in respect of shares carrying the right to vote held by such shareholder have been paid.

If a recognized clearing house (or its nominee(s)) or a depositary (or its nominee(s)), being a corporation, is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person so authorized pursuant to this provision is entitled to exercise the same powers on behalf of the clearing house depositary (or its nominee(s)) or the depositary (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house depositary (or its nominee(s)) or the  depositary (or its nominee(s)) including the right to vote individually in a show of hands.

Transfer of Ordinary Shares

Subject to any applicable restrictions set forth in the PubCo Listing Articles, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in another form that our directors may approve.

285

Our directors may in their absolute discretion decline to register any transfer of any share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

•

the instrument of transfer is lodged with us and is accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of share;
•	the instrument of transfer is properly stamped (in circumstances where stamping is required);
•	in the case of a transfer to joint holders, the number of joint holder to whom the share is to be transferred does not exceed four; and
•	a fee of such maximum sum as the Nasdaq Capital Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

Liquidation

Subject to any future shares which are issued with specific rights, (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the share capital at the commencement of the winding up, the excess shall be distributed among those shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us for unpaid calls or otherwise, and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the share, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them.

If we are wound up (whether the liquidation is voluntary or by the court), the liquidator may with the sanction of our special resolution and any other sanction required by the Cayman Companies Act, divide among our shareholders in species or kind the whole or any part of our assets (whether or not they shall consist of property of the same kind) and may, for such purpose, value any assets and determine how the division shall be carried out as among the shareholders or different classes of shareholders.

The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Subject to the PubCo Listing Articles and to the terms of allotment, our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least fourteen (14) calendar days prior to the specified time of payment.

The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

We are empowered by the Cayman Companies Act and our amended and PubCo Listing Articles to purchase our own shares, subject to certain restrictions.

Our directors may only exercise this power on our behalf, subject to the Cayman Companies Act, PubCo Listing Articles and to any applicable requirements imposed from time to time by the Nasdaq, the SEC, or by any other recognized stock exchange on which our securities are listed.

Under the Cayman Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits, out of the share premium account or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Companies Act no such share may be redeemed or repurchased (1) unless it is fully paid up, (2) if such redemption or repurchase would result in there being no shares outstanding, or (3) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Modification of Rights

If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Cayman Companies Act, only be materially adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions attached the shares of that class, be deemed to be materially adversely varied by the creation or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by us.

General Meetings of Shareholders

Extraordinary general meetings may be convened by chairman or a majority of our board of directors. Advance notice of at least seven (7) calendar days is required for the convening of our annual general meeting and any other extraordinary general meeting of our shareholders. A quorum required for a meeting of shareholders consists of the holders of not less than one-third (1/3) of the aggregate voting power of all of the ordinary shares present in person or by proxy.

286

Inspection of Books and Records

Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of the PubCo Listing Articles, our register of mortgage and charges and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. However, we will provide our shareholders with annual audited financial statements.

Issuance of Additional Shares

The PubCo Listing Articles authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

The PubCo Listing Articles also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series;
•	the dividend rights, conversion rights, voting rights; and
•	the terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Changes in Capital

We may from time to time by ordinary resolution:

•	increase our share capital by new shares of such amount as we think expedient;
•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;
•	subdivide our shares, or any of them, into shares of an amount smaller than fixed by the PubCo Listing Articles; or
•

cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital or any capital redemption reserve fund in any manner permitted by the Cayman Companies Act.

Anti-Takeover Provisions

Some provisions of the PubCo Listing Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, and future issuances of Class B Ordinary Shares may be dilutive to holders of Class A Ordinary Shares, including provisions that

•

authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under PubCo Listing Articles for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exclusive Forum

Unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than us. Any person or entity purchasing or otherwise acquiring any share or other securities in our company shall be deemed to have notice of and consented to this exclusive forum provision. Without prejudice to the foregoing, if this exclusive forum provision is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of the articles of association shall not be affected and this exclusive forum provision shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to our intention.

Register of Members

In accordance with Section 48 of the Cayman Companies Act, the register of members is prima facie evidence of the registered holder or member of shares of a company. Therefore, a person becomes a registered holder or member of shares of the company only upon entry being made in the register of members. Our directors will maintain one register of members, at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands, which provides us with corporate administrative services. We will perform the procedures necessary to register the shares in the register of members as required in “PART III — Distribution of Capital and Liability of Members of Companies and Associations” of the Cayman Companies Act, and will ensure that the entries on the register of members are made without any delay.

In the event we fail to update our register of member, the depositary, as the aggrieved party, may apply for an order with the courts of the Cayman Islands for the rectification of the register.

287

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England.

In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to United States corporations and companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Cayman Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Cayman Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of creditors, or approved by a majority of shareholders represent three-fourths in value of each such class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;
•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

The Cayman Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

288

Shareholders’ Suits

 In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of our company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires;
•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and
•	those who control our company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The PubCo Listing Articles permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in the PubCo Listing Articles.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Under Cayman Islands law, a company may eliminate the ability of shareholders to approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held by amending the articles of association.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

With respect to shareholder proposals, Cayman Islands law is essentially the same as Delaware law. The Cayman Companies Act does not provide shareholders with an express right to put forth any proposal before an annual meeting of the shareholders. However, the Cayman Companies Act may provide shareholders with limited rights to requisition a general meeting, but such rights must be stipulated in the articles of association of the company.

289

Under the PubCo Listing Articles, any one or more shareholders holding in aggregate not less than one-third of the votes attaching to the total issued and paid up share capital of our company at the date of deposit of the requisition shall at all times have the right, by written requisition to the board of directors or the secretary of the company, to require an extraordinary general meeting to be called by the board of directors for the transaction of any business specified in such requisition.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Cayman Islands law, but the PubCo Listing Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the PubCo Listing Articles, the office of a director shall be vacated if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his or her office by notice in writing, (iv) without special leave of absence from our Board, is absent from three (3) consecutive Board meetings and our directors resolve that such director’s office be vacated; or (v) is removed from office pursuant to any other provisions of the PubCo Listing Articles.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our company are required to comply with fiduciary duties which they owe to our company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

 Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s issued and outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members. The court has authority to order winding up in a number of specified circumstances, including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the issued and outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and the PubCo Listing Articles, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of at least two-thirds (2/3) of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Act and the PubCo Listing Articles, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

290

COMPARISON OF SHAREHOLDER RIGHTS

Comparison of Corporate Governance and Shareholder Rights

This section describes the material differences between the rights of HAIA shareholders (left column), the rights of Leading Group Shareholders (middle column) and the rights of PubCo shareholders (right column). These differences in shareholder rights result from the differences between the respective governing documents of HAIA, Leading Group and PubCo.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. HAIA shareholders and Leading Group Shareholders are urged to carefully read the relevant provisions of the PubCo Listing Articles that will be in effect as of consummation of the Business Combination (which form is included as Annex B to this proxy statement/prospectus). If PubCo’s Articles are amended, the below summary may cease to accurately reflect PubCo’s memorandum and articles of association as so amended.

HAIA	Leading Group	PubCo
Authorized Share Capital

HAIA’s authorized share capital is US$55,500 divided into 500,000,000 Class A ordinary shares with a nominal or par value of US$0.0001, 50,000,000 Class B ordinary shares with a nominal or par value of US$0.0001, and 5,000,000 preference shares with a nominal or par value of US$0.0001.

Leading Group’s authorized share capital is US$50,000.00 divided into 5,000,000,000 ordinary shares of par value US$0.00001 each.

PubCo’s authorized s hare capital is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each, comprising (i) 300,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 100,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, and (iii) 100,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the PubCo's board of directors may determine in accordance with PubCo Listing Articles.

Rights of Preference Shares

The directors, or the shareholders of HAIA by ordinary resolution, may authorize the division of shares into any number of classes and sub-classes and series and sub-series and the different classes and sub-classes and series and sub-series shall be authorized, established and designated (or redesignated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different classes and series (if any) may be fixed and determined by the directors or the shareholders of HAIA by ordinary resolution.

Shares and other securities of Leading Group may be issued by the directors with such preferred, deferred or other special rights, restrictions or privileges whether in regard to voting, distributions, a return of capital, or otherwise and in such classes and series, if any, as the directors may determine.

If, at any time, the share capital of Leading Group is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class.

Subject to PubCo Listing Articles and applicable rules and regulations, PubCo’s board of directors may:

(a) allot, issue and dispose of PubCo shares;

(b) grant rights over PubCo Shares or other securities to be issued in one or more classes or series as the PubCo’s board of directors deems necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such PubCo Shares or securities, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding PubCo Shares; and

(c) grant options with respect to PubCo Shares and issue warrants or similar instruments with respect thereto.

Number of Directors

HAIA may by ordinary resolution from time to time fix the maximum and minimum number of directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of directors shall be one and the maximum number of directors shall be unlimited.

Leading Group shall have a board of directors consisting of not less than one (1) director. Leading Group may by ordinary resolution impose a maximum or minimum number of directors required to hold office at any time and vary such limits from time to time.

Unless otherwise determined by PubCo in general meeting, the number of directors of the PubCo shall not be less than three (3) directors, the exact number of directors to be determined from time to time by the PubCo’s board of directors.

Terms of Directors

The directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The Class I directors shall stand appointed for a term expiring at HAIA’s first annual general meeting, the Class II directors shall stand appointed for a term expiring at HAIA’s second annual general meeting and the Class III directors shall stand appointed for a term expiring at HAIA’s third annual general meeting. At each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

The director shall hold office for the term, if any, fixed by the terms of his appointment or until his earlier death, bankruptcy, insanity, resignation or removal. If no term is fixed on the appointment of the director, the director serves indefinitely until his earlier death, bankruptcy, insanity, resignation or removal.

A director of PubCo shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated

291

Appointment/Removal of Directors
Prior to the closing of a business combination, HAIA may appoint or remove any director by ordinary resolution of the holders of HAIA Class B Ordinary Shares.	A director shall be appointed by ordinary resolution or by a resolution of the directors and may be removed by ordinary resolution.

PubCo may appoint any director by the affirmative vote of a simple majority of the directors present and voting at a board meeting, or PubCo may by ordinary resolution appoint any person to be a Director.

A director of PubCo may be removed from office by ordinary resolution (except with regard to the removal of the chairman of the PubCo’s board of directors, who may only be removed from office by special resolution) of PubCo, notwithstanding anything in PubCo Listing Articles or in any agreement between PubCo and such director (but without prejudice to any claim for damages under such agreement)

Vacancies on the Board of Directors

The office of any director shall be vacated if:

(a) such director becomes bankrupt or makes any arrangement or composition with such director’s creditors;

(b) dies or is found to be or becomes of unsound mind;

(c) prior to the closing of an initial business combination, is removed from office by ordinary resolution of HAIA Class B Shares (only);

(d) following the closing of an initial business combination, is removed from office by ordinary resolution of all shareholders entitled to vote; or

(e) such director is removed from office pursuant to any other provision of the articles

The office of any director shall be vacated if:

(a) such director gives notice in writing to Leading Group that he resigns the office of director; or

(b) such director absents himself (without being represented by an alternate director appointed by him) from three consecutive meetings of the board of directors without special leave of absence from the directors, and they pass a resolution that he has by reason of such absence vacated office; or

(c) such director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d) such director is found to be or becomes of unsound mind; or

(e) all the other directors (being not less than two (2) in number) resolve that he should be removed as a director.

The office of any director shall be vacated if:

(a) such director becomes bankrupt or makes any arrangement or composition with such director’s creditors;

(b) such director dies or is found to be or becomes of unsound mind;

(c) such director resigns such director’s office by notice in writing to PubCo;

(d) without special leave of absence from the PubCo’s board of directors, is absent from meetings of the PubCo’s board of directors for three (3) consecutive meetings and the PubCo’s board of directors resolves that his or her office be vacated; or

(e) such director is removed from office pursuant to any other provision of the PubCo Listing Articles.

Quorum

Shareholders. The holders of a majority of the HAIA paid up voting share capital present in person or by proxy and entitled to vote at that meeting shall form a quorum.

Board of Directors. The quorum for the transaction of the business of the HAIA directors may be fixed by the HAIA directors, and unless so fixed the quorum shall be shall be two, and if there be one director the quorum shall be one.

Shareholders. If at the commencement of the meeting, there are present in person, through their authorized representative or by proxy two (2) or more shareholders entitled to vote on shareholders resolutions to be considered at the meeting except where there is only one (1) shareholder entitled to vote on shareholders resolutions to be considered at the meeting in which case the quorum shall be one (1) shareholder.

Board of directors. The quorum for the transaction of the business of Leading Group’s board of directors may be fixed by the directors of Leading Group, and unless so fixed shall be two (2) if there are two (2) or more directors, and shall be one (1) if there is only one (1) director.

Shareholders. One or more shareholders holding in the aggregate not less than one-third of all votes attaching to all issued and outstanding shares present in person or by proxy and entitled to vote shall be a quorum for a general meeting of PubCo.

Board of Directors. The quorum for the transaction of the business of the PubCo’s board of directors may be fixed by the directors of the PubCo, and unless so fixed, shall be a majority of the PubCo directors holding office at the relevant time.

Shareholder Meetings

The directors of HAIA may, whenever they think fit, convene a general meeting and, for the avoidance of doubt, shareholders shall not have the ability to call general meetings except as provided in the Articles. Shareholders of HAIA seeking to bring business before an annual general meeting or to nominate candidates for appointment as directors at an annual general meeting must (1) deliver notice to the principal executive office of HAIA not less than 120 days and not more than 150 days prior to the date of the HAIA’s annual general meeting or, if HAIA did not hold an annual general meeting during the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the directors with such deadline being a reasonable time before HAIA begins to print and send its related proxy materials (2) have continuously held shares equal to at least $2,000 in market value, or 1%, of HAIA shares entitled to be voted on the proposal at the meeting for at least one year by the date of such notice or deadline, and (3) continue to hold those shares through the date of the annual general meeting.

General meetings may be called by (a) directors; or (b) shareholders entitled to exercise 10% or more of the voting rights in respect of the matter for which the meeting is requisitioned.

General meetings may be called by:

(a) chairman of the PubCo’s board of directors

(b) a majority of the PubCo directors; or

(c) any one or more shareholders holding in the aggregate not less than one-third of all votes attaching to all issued and outstanding shares of the PubCo.

Votes of Shareholders
Each shareholder of HAIA shall have one vote for each share of which he or she or the person represented by proxy is a holder.

Each shareholder who is present in person, by its duly authorised representative or by proxy, shall have one (1) vote and on a poll each shareholder shall have one (1) vote for every share of which he is the holder.

Each shareholder shall have one vote for each class A ordinary share and fifty votes for each class B ordinary share of which he is a holder.

292

Notice of Shareholder Meetings

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting; provided that a general meeting of HAIA will, whether or not the notice provisions have been complied with, be deemed to have been duly convened if it is so agreed by all shareholders entitled to attend and vote thereat.

At least seven (7) days’ notice must be given of any general meeting of Leading Group Shareholders. The calculation of the requisite period of time will not include the day on which the notice is given (or deemed to be given) or the day on which the event giving rise to the need to take or omit action occurred, but shall include the day on which the period of time expires.

Notice of every general meeting shall be given in any manner authorized to every person shown as a shareholder in the register of members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of members.

At least seven days’ notice shall be given, specifying the place (except In the case of a virtual meeting), the day and the hour of meeting and, the general nature of that business shall be given in manner provided in the PubCo  Listing Articles . Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given.

A general meeting of PubCo shall, whether or not the notice has been given and whether or not the provisions of the PubCo Listing Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a) in the case of an annual general meeting, by all the shareholders (or their proxies) entitled to attend and vote thereat; and

(b) in the case of an extraordinary general meeting, by two-thirds (2/3) of the shareholders having a right to attend and vote at the meeting and present at the meeting.

Indemnification, liability insurance of Directors and Officers

Every HAIA director and officer (which for the avoidance of doubt, shall not include auditors of HAIA), together with every former director and former officer shall be indemnified out of HAIA’s assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default as determined by a court of competent jurisdiction.

HAIA directors, on behalf of HAIA, may purchase and maintain insurance for the benefit of any HAIA director or officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to HAIA.

Every director, alternate director or officer shall be indemnified out of the assets of Leading Group against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or willful default. No such director, alternate director or officer shall be liable to Leading Group for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or willful default of such director or officer.

Every director, secretary, assistant secretary or other officer of PubCo for the time being and from time to time (but not including PubCo's auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of PubCo business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning PubCo or its affairs in any court whether in the Cayman Islands or elsewhere.

Anti-Takeover Provisions

HAIA’s Articles authorizes HAIA’s Board to issue and set the voting and other rights of preference shares from time to time and the terms and rights of the HAIA Ordinary Shares.

HAIA 's Articles provide that, HAIA directors will be divided into three classes: Class I, Class II and Class III. At each annual general meeting, the terms of only one class will be expired. Directors appointed to replace those directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. At each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

Directors of Leading Group may issue shares and other securities of Leading Group with such preferred, deferred or other special rights, restrictions or privileges whether in regard to voting, distributions, a return of capital, or otherwise and in such classes and series, if any.

A director may be removed by ordinary resolution.

PubCo directors may authorize the division of shares into any number of classes and the different classes shall be authorized, established and designated (or re-designated as the case may be) and the variations in the relative rights, restrictions, preferences, privileges and payment obligations as between the different classes (if any) may be fixed and determined by the directors or by an ordinary resolution.

PubCo directors may issue from time to time, out of the authorized share capital of PubCo (other than the authorized but unissued PubCo Ordinary Shares), series of preferred shares in their absolute discretion and without approval of the shareholders, and shall determine the terms and rights of that series of preferred shares.

The PubCo’s board of directors shall elect and appoint a chairman by a majority of the directors then in office. To remove chairman of the board of PubCo, a special resolution is needed.

Exclusive Forum

There is no provision requiring disputes brought on behalf of HAIA or against HAIA (or directors or employees of HAIA in their capacities as such) to be brought in a particular forum.

There is no provision requiring disputes brought on behalf of Leading Group or against Leading Group (or directors or employees of Leading Group in their capacities as such) to be brought in a particular forum.

For the avoidance of doubt and without limiting the jurisdiction of the Cayman Courts to hear, settle and/or determine disputes related to PubCo, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of PubCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of PubCo to the PubCo or the shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Cayman Companies Act or the PubCo Listing Articles including but not limited to any purchase or acquisition of Shares, security, or guarantee provided in consideration thereof, or (iv) any action asserting a claim against PubCo which if brought in the United States would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United States from time to time).

Unless PubCo consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than PubCo. Any person or entity purchasing or otherwise acquiring any share or other securities in PubCo shall be deemed to have notice of and consented to this provisions. Without prejudice to the foregoing, if the this provision is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of PubCo Listing Articles shall not be affected and this Article shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to the intention of PubCo. Any person or entity purchasing or otherwise acquiring any share in or of PubCo or other security of PubCo whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to the PubCo Listing Articles.

293

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

PubCo was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. PubCo was incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

PubCo’s Memorandum and Articles of Association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between PubCo, its officers, directors and shareholders, be arbitrated.

Upon the completion of the Business Combination, a majority of PubCo’s operations will be conducted outside the United States, and a majority of PubCo’s assets are located outside the United States. A majority of PubCo’s directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against PubCo or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

PubCo will appoint Cogency Global Inc. as its agent upon whom process may be served in any action brought against it under the securities laws of the United States after the consummation of the Business Combination.

Harney Westwood & Riegels, PubCo’s counsel as to Cayman Islands law, have advised PubCo that there is uncertainty as to whether the courts of the Cayman Islands would:

•

recognize or enforce judgments of United States courts obtained against PubCo or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•

entertain original actions brought in each respective jurisdiction against PubCo or its directors or officers predicated upon the securities laws of the United States or any state in the United States.

Harney Westwood & Riegels has informed PubCo that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, as a matter of common law, recognize a foreign money judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute, based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided that such judgment: (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy).  However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

294

We have been advised by our Cayman Islands legal counsel that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America (the “Foreign Court”) of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands will also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court of the Cayman Islands will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The courts of the Cayman Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A court of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

Mainland China

Following the consummation of the Business Combination, substantially all of PubCo’s assets are located in Mainland China. As a result, it may be difficult for investors to effect service of process within the United States upon PubCo or its directors and officers, or to enforce against PubCo or its directors and officers judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Leading’s PRC legal counsel, JT&N, has advised PubCo that there is uncertainty as to whether the mainland Chinese courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Mainland China against PubCo or its directors or officers predicated upon the securities laws of the United States or any state in the United States.

JT&N has further advised PubCo that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. Mainland Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law (2023), promulgated on September 1, 2023 and effective on January 1, 2024, based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties and rarely no other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments as of the date of this prospectus. JT&N has further advised PubCo that under Mainland China laws, mainland Chinese courts will not enforce a foreign judgment against PubCo or its officers and directors if the court decides that such judgment violates the basic principles of Mainland China laws or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in Mainland China difficult. As a result, it is uncertain whether and on what basis a mainland Chinese court would enforce a judgment rendered by a court in the United States or in Cayman Island.

Under the PRC Civil Procedures Law (2023), foreign shareholders may originate actions based on Mainland China laws before a mainland Chinese court against a company for all types of civil disputes, except for those relating to identity relationship, and the Mainland China court may accept a cause of action if there is appropriate connection to China for a mainland Chinese court to have jurisdiction as required by law, or based on the parties’ express mutual agreement in writing choosing Mainland China courts for dispute resolution. The mainland Chinese court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The foreign shareholder must entrust Mainland China legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same rights as Chinese citizens and companies in such an action unless the home jurisdiction of such foreign citizens or companies restricts the rights of Chinese citizens and companies. However, it remains uncertain whether the mainland Chinese courts will accept a lawsuit originated by U.S. shareholders against PubCo in Mainland China, by virtue only of holding the ordinary shares of PubCo, to establish an “appropriate connection” to China for a mainland Chinese court to have jurisdiction as required under the PRC Civil Procedures Law (2023).

295

LEGAL MATTERS

The legality of the PubCo Class A Ordinary Shares offered by this proxy statement/prospectus and certain other Cayman Islands legal matters will be passed upon for PubCo by Harney Westwood & Riegels. Certain legal matters relating to U.S. law will be passed upon for PubCo by Hogan Lovells. Certain legal matters relating to PRC law will be passed upon for PubCo by Jincheng Tongda & Neal Law Firm. Certain legal matters relating to U.S. law will be passed upon for HAIA by Loeb & Loeb LLP. Certain Cayman Islands legal matters will be passed upon for HAIA by Maples and Calder (Hong Kong) LLP.

296

EXPERTS

The financial statements of Leading Group Limited for the years ended June 30, 2023 and 2024 and the financial statements of Leading Partners Limited for the period from August 13, 2024 (inception) through September 30, 2024, included in this registration statement have been audited by HTL International, LLC, independent registered public accounting firm, as set forth in their report, thereon, appearing elsewhere in this registration statement, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The audited financial statements of HAIA as of and for the years ended December 31, 2024 and 2023, included in this registration statement have been so included in reliance on a report of Bush & Associates CPA LLC, an independent registered public accounting firm as set forth in their report, thereon, appearing elsewhere in this registration statement, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

297

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Management of HAIA knows of no other matters which may be brought before the Extraordinary General Meeting. If any matter other than the proposed Business Combination or related matters should properly come before the Extraordinary General Meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

298

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, HAIA and its agents that deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of HAIA’s proxy statement/prospectus. Upon written or oral request, HAIA will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that HAIA deliver single copies of such documents in the future. Shareholders may notify HAIA of their requests by calling or writing HAIA at its offices at c/o 8 the Green, Ste 15614, Dover, DE 19901, Attn: [  ]. Following the Business Combination, such communications should be sent in care of PubCo by calling [  ] or writing to the principal executive offices of [  ] at [  ]. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

299

WHERE YOU CAN FIND ADDITIONAL INFORMATION

HAIA is subject to the informational requirements of the Exchange Act, and is required to file reports, any proxy statements and other information with the SEC.

Neither HAIA, PubCo nor Leading Group has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as on any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to HAIA shareholders nor the consummation of the Business Combination shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

300

INDEX TO FINANCIAL STATEMENTS

Leading Partners Limited

CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Balance Sheet as of September 30 and December 31, 2024	F-9

Unaudited Condensed Consolidated Statement of Operation for the period from August 13, 2024 (inception) through December 31, 2024	F-10

Unaudited Condensed Consolidated Statement of Change in Shareholder’ Deficit for the period from August 13, 2024 (inception) through December 31, 2024	F-11

Unaudited Condensed Consolidated Statement of Cash Flow for the period from August 13, 2024 (inception) through December 31, 2024	F-12

Notes to Unaudited Condensed Consolidated Financial Statements	F-13

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Balance Sheets as of June 30, 2024 and December 31, 2024	F-49

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the six months ended December 31, 2023 and 2024	F-50

Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the six months ended December 31, 2023 and 2024	F-51

Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended December 31, 2023 and 2024	F-52

Notes to Unaudited Condensed Consolidated Financial Statements	F-53

HEALTHCARE AI ACQUISITION CORP.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Leading Partners Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Leading Partners Limited and its subsidiaries (collectively, the “Company”) as of September 30, 2024, and the related consolidated statement of operation, changes in shareholders’ deficit, and cash flow for the period from August 13, 2024 (inception) through September 30, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024 and the results of its operation and its cash flow for the period from August 13, 2024 (inception) through September 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ HTL International, LLC

HTL International, LLC

We have served as the Company’s auditor since 2024.

Houston, Texas

December 26, 2024

F-2

LEADING PARTNERS LIMITED

CONSOLIDATED BALANCE SHEET

(Amounts in U.S. dollars ("US$"), except for share and per share data, or otherwise noted)

As of September 30, 2024
Liabilities
Current liabilities
Amount due to a related party	$14,775
Total liabilities	$14,775

Commitments and Contingencies

Deficit
Ordinary shares (par value of US$0.0001 per share; 500,000,000 shares authorized; 1 share issued and outstanding as of September 30, 2024)	-
Accumulated deficit	(14,775)
Total shareholder's deficit	$(14,775)

The accompanying notes are an integral part of these financial statements.

F-3

LEADING PARTNERS LIMITED

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in U.S. dollars ("US$"), except for share and per share data, or otherwise noted)

For the period from August 13, 2024 (inception) through September 30, 2024

Operating expenses
General and administrative expenses	$(14,775)
Total operating expenses	$(14,775)

Net loss	$(14,775)

Weighted average number of share outstanding, basic and diluted	1
Basic and diluted net loss per ordinary share	(14,775)

The accompanying notes are an integral part of these financial statements.

F-4

LEADING PARTNERS LIMITED

CONSOLIDATED STATEMENT OF CHANGE IN SHAREHOLDER'S DEFICIT

(Amounts in U.S. dollars ("US$"), except for share and per share data, or otherwise noted)

	Ordinary Shares		Accumulated	Total shareholder's
	Shares	Amount	deficit	deficit
Balance of August 13, 2024 (inception)	-	$-	$-	$-
Issuance of ordinary shares	1	-	-	-
Net loss	-	-	(14,775)	(14,775)
Balance as of September 30, 2024	1	$-	$(14,775)	$(14,775)

The accompanying notes are an integral part of these financial statements.

F-5

LEADING PARTNERS LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts in U.S. dollars ("US$"), except for share and per share data, or otherwise noted)

For the period from August 13, 2024 (inception) through September 30, 2024

Cash Flows from Operating Activities
Net loss	$(14,775)
Change in operating assets and liabilities
Amount due to a related party	14,775
Net cash used in operating activities	$-

Net change in cash	-
Cash, beginning of the period	-
Cash, end of the period	$-

The accompanying notes are an integral part of these financial statements.

F-6

LEADING PARTNERS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars ("US$"), except for share and per share data, or otherwise noted)

1.Description of Organization and Business Operations

Leading Partners Limited (the “Company”) was incorporated under the laws of the Cayman Islands on August 13, 2024. The Company and its wholly owned subsidiaries, HAIAway Ltd. and Leadingway Ltd., both Cayman companies (collectively, the “Group”), were formed for the purpose of effecting a merger among Healthcare AI Acquisition Corp. (“HAIA”), and Leading Group Limited (“Leading Group”) through a series of transactions (the “Business Combination”) pursuant to the Business Combination Agreement on August 15, 2024. As a result of the Business Combination, HAIA and Leading Group will be surviving entities and will become wholly owned subsidiaries of the Company, with the Company serving as a public listed company whose shares shall be traded on Nasdaq.

2.Going Concern

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. The Company incurred net losses of US$14,775 for the period from August 13, 2024 (inception) through September 30, 2024, with a working capital deficit of US$14,775 as of September 30, 2024. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to reduce or eliminate its net losses for the foreseeable future. Accordingly, the Company may not be able to obtain additional financing. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans to address this uncertainty through a Business Combination as discussed in Notes 1. The Company’s financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should the Company be unable to continue as a going concern.

3.Summary of significant accounting policies

(a). Basis of presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) to reflect the financial position, results of operations and cash flows of the Company. Significant accounting policies followed by the Company in the preparation of the accompanying financial statements are summarized below.

(b). Principles of consolidation

The financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company have been eliminated upon consolidation. All intercompany transactions and balances among the Company have been eliminated upon consolidation.

F-7

(c). Use of estimates

The preparation of the financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the financial statements and accompanying notes. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the financial statements.

(d). Fair value measurement

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

4.Related party transactions

For the period from August 13, 2024 (inception) through September 30, 2024, the Company’s related party, Beijing Dingli Insurance Brokerage Co., Ltd.(“Beijing Dingli”), made several payments as formation costs on behalf of the Company. The payments were non-interest bearing and had no due date. The amount due to Beijing Dingli amounted to US$14,775 as of September 30, 2024.

5.Ordinary shares

The authorized number of ordinary shares of the Company is 500,000,000 shares with par value of US$0.0001 each. As of September 30, 2024, the Company had issued one ordinary share.

6.Subsequent events

The Company has evaluated subsequent events through December 26, 2024, the date of issuance of the audited financial statements and does not identify any other subsequent events with material financial impact on the Company’s financial statements.

F-8

 LEADING PARTNERS LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Amounts in U.S. dollars (“US$”), except for share and per share data, or otherwise noted)

	As of September 30, 2024	As of December 31, 2024
Liabilities
Current liabilities
Amount due to a related party	$14,775	$14,775
Total liabilities	$14,775	$14,775

Commitments and Contingencies

Deficit
Ordinary shares (par value of US$0.0001 per share; 500,000,000 shares authorized; 1 share issued and outstanding as of December 31, 2024)	-	-
Accumulated deficit	(14,775)	(14,775)
Total shareholder’s deficit	$(14,775)	$(14,775)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-9

LEADING PARTNERS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in U.S. dollars (“US$”), except for share and per share data, or otherwise noted)

For the period from August 13, 2024 (inception) through December 31, 2024

Operating expenses
General and administrative expenses	$(14,775)
Total operating expenses	$(14,775)

Net loss	$(14,775)

Weighted average number of share outstanding, basic and diluted	1
Basic and diluted net loss per ordinary share	(14,775)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-10

LEADING PARTNERS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGE IN SHAREHOLDER’S DEFICIT

(Amounts in U.S. dollars (“US$”), except for share and per share data, or otherwise noted)

	Ordinary Shares		Accumulated	Total shareholder’s
	Shares	Amount	deficit	deficit
Balance of August 13, 2024 (inception)	-	$-	$-	$-
Issuance of ordinary shares	1	-	-	-
Net loss	-	-	(14,775)	(14,775)
Balance as of December 31, 2024	1	$-	$(14,775)	$(14,775)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-11

LEADING PARTNERS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts in U.S. dollars (“US$”), except for share and per share data, or otherwise noted)

For the period from August 13, 2024 (inception) through December 31, 2024

Cash Flows from Operating Activities
Net loss	$(14,775)
Change in operating assets and liabilities
Amount due to a related party	14,775
Net cash used in operating activities	$-

Net change in cash	-
Cash, beginning of the period	-
Cash, end of the period	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-12

LEADING PARTNERS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars (“US$”), except for share and per share data, or otherwise noted)

1. Description of Organization and Business Operations

Leading Partners Limited (the “Company”) was incorporated under the laws of the Cayman Islands on August 13, 2024. The Company and its wholly owned subsidiaries, HAIAway Ltd. and Leadingway Ltd., both Cayman companies (collectively, the “Group”), were formed for the purpose of effecting a merger among Healthcare AI Acquisition Corp. (“HAIA”), and Leading Group Limited (“Leading Group”) through a series of transactions (the “Business Combination”) pursuant to the Business Combination Agreement on August 15, 2024. As a result of the Business Combination, HAIA and Leading Group will be surviving entities and will become wholly owned subsidiaries of the Company, with the Company serving as a public listed company whose shares shall be traded on Nasdaq.

2. Going Concern

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. The Company incurred net losses of US$14,775 for the period from August 13, 2024 (inception) through December 31, 2024, with a working capital deficit of US$14,775 as of December 31, 2024. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to reduce or eliminate its net losses for the foreseeable future. Accordingly, the Company may not be able to obtain additional financing. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans to address this uncertainty through a Business Combination as discussed in Notes 1. The Company’s financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should the Company be unable to continue as a going concern.

3. Summary of significant accounting policies

(a). Basis of presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) to reflect the financial position, results of operations and cash flows of the Company. Significant accounting policies followed by the Company in the preparation of the accompanying financial statements are summarized below.

F-13

(b). Principles of consolidation

The financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company have been eliminated upon consolidation. All intercompany transactions and balances among the Company have been eliminated upon consolidation.

(c). Use of estimates

The preparation of the financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the financial statements and accompanying notes. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the financial statements.

(d). Fair value measurement

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

4. Related party transactions

For the period from August 13, 2024 (inception) through December 31, 2024, the Company’s related party, Beijing Dingli Insurance Brokerage Co., Ltd. (“Beijing Dingli”), made several payments as formation costs on behalf of the Company. The payments were non-interest bearing and had no due date. The amount due to Beijing Dingli amounted to US$14,775 as of December 31, 2024.

5. Ordinary shares

The authorized number of ordinary shares of the Company is 500,000,000 shares with par value of US$0.0001 each. As of December 31, 2024, the Company had issued one ordinary share.

6. Subsequent events

The Company has evaluated subsequent events through March 6, 2025, the date of issuance of the unaudited condensed financial statements and does not identify any other subsequent events with material financial impact on the Company’s financial statements.

F-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Leading Group Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Leading Group Limited and its subsidiaries (collectively, the “Company”) as of June 30, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ (deficit)/equity, and cash flows for each of the years in the two-year period ended June 30, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and 2023 and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ HTL International, LLC
We have served as the Company’s auditor since 2023.

Houston, Texas

October 30, 2024

F-15

Leading Group Limited

CONSOLIDATED BALANCE SHEETS

(Amounts in U.S. dollars (“US$”), except for share and per share data)

	As of June 30,
	2023	2024
ASSETS
Current assets:
Cash	$866,478	$1,094,586
Restricted cash	689,532	690,761
Accounts receivable, net	3,625,077	8,397,790
Advances to suppliers	1,821,321	1,993,609
Prepaid expenses and other current assets	242,246	309,952
Total current assets	7,244,654	12,486,698

Non-current assets:
Property and equipment, net	88	929
Intangible assets, net	3,723,470	3,715,324
Right-of-use assets, net	171,765	105,545
Deferred offering costs	-	558,540
Total non-current assets	3,895,323	4,380,338
Total assets	$11,139,977	16,867,036

LIABILITIES
Current liabilities:
Short-term borrowings	1,103,250	3,440,114
Accounts payable	5,810,701	5,979,062
Deferred revenues	3,468,852	2,285,330
Amount due to related parties	299,809	5,512,977
Income tax payable	49,417	107,383
Lease liabilities, current	84,394	105,076
Accrued expenses and other current liabilities	153,888	542,468
Total current liabilities	10,970,311	17,972,410

Non-current liabilities:
Lease liabilities, non-current	102,498	9,324
Total non-current liabilities	102,498	9,324
Total liabilities	11,072,809	17,981,734

Commitments and contingencies

SHAREHOLDERS’ EQUITY/(DEFICIT)
Ordinary Shares (US$0.00001 par value per share; 5,000,000,000 and 5,000,000,000 shares authorized as of June 30, 2023 and 2024; 1,159,682,763 and 1,159,682,763 shares issued and outstanding as of June 30, 2023 and 2024, respectively*)	11,597	11,597
Additional paid-in capital	4,325,547	4,325,547
Statutory reserve	19,644	35,684
Accumulated deficit	(4,412,364)	(5,617,059)
Accumulated other comprehensive income	122,744	129,533
Total shareholders' equity/(deficit)	67,168	(1,114,698)
Total liabilities and shareholders' equity/(deficit)	$11,139,977	$16,867,036

*The shares and per share data are presented on a retroactive basis to reflect the Company’s reorganization. (Note 14).

The accompanying notes are an integral part of these consolidated financial statements.

F-16

Leading Group Limited

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in U.S. dollars (“US$”), except for share and per share data)

	For the years ended June 30,
	2023	2024
Operating revenues, net	$31,630,842	$50,899,267

Operating costs and expenses:
Operating costs	(30,810,463)	(49,724,329)
Selling and marketing expenses	(985,424)	(831,187)
General and administrative expenses	(655,293)	(778,584)
Research and development expenses	(83,702)	(61,229)
Total operating costs and expenses	(32,534,882)	(51,395,329)
Loss from operation	(904,040)	(496,062)

Other (expenses)/ income:
Financial expenses, net	(300,416)	(575,219)
Other income, net	106,603	161,560
Total other expenses, net	(193,813)	(413,659)

Loss before income tax expense	(1,097,853)	(909,721)
Income tax expense	(79,246)	(84,832)
Net loss	$(1,177,099)	$(994,553)

Other comprehensive income:
Foreign currency translation adjustments	50,602	6,789
Total other comprehensive income	50,602	6,789
Total comprehensive loss	$(1,126,497)	$(987,764)

Loss per ordinary share
Basic and diluted*	(0.0010)	(0.0009)
Weighted average number of ordinary shares outstanding
Basic and diluted*	1,159,682,763	1,159,682,763

*The shares and per share data are presented on a retroactive basis to reflect the Company’s reorganization. (Note 14).

The accompanying notes are an integral part of these consolidated financial statements.

F-17

Leading Group Limited

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY/(DEFICIT)

(Amounts in U.S. dollars (“US$”), except for share and per share data)

	Ordinary Shares		Additional paid-in	Statutory	Accumulated	Accumulated other comprehensive	Total shareholders’ equity/
	Share*	Amount	capital	reserve	deficits	income	(deficit)
Balance as of July 1, 2022	1,159,682,763	11,597	2,933,565	11,782	(3,227,403)	72,142	(198,317)
Contribution from shareholders	-	-	1,391,982	-	-	-	1,391,982
Appropriation to statutory reserve	-	-	-	7,862	(7,862)	-	-
Net loss	-	-	-	-	(1,177,099)	-	(1,177,099)
Foreign currency translation adjustments	-	-	-	-	-	50,602	50,602
Balance as of June 30, 2023	1,159,682,763	11,597	4,325,547	19,644	(4,412,364)	122,744	67,168
Adoption of ASC326	-	-	-	-	(194,102)	-	(194,102)
Appropriation to statutory reserve	-	-	-	16,040	(16,040)	-	-
Net loss	-	-	-	-	(994,553)	-	(994,553)
Foreign currency translation adjustments	-	-	-	-	-	6,789	6,789
Balance as of June 30, 2024	1,159,682,763	$11,597	$4,325,547	$35,684	$(5,617,059)	$129,533	$(1,114,698)

*The shares and per share data are presented on a retroactive basis to reflect the Company’s reorganization. (Note 14).

The accompanying notes are an integral part of these consolidated financial statements.

F-18

Leading Group Limited

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in U.S. dollars (“US$”), except for share and per share data)

	For the years ended June 30,
	2023	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,177,099)	$(994,553)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	745	165
Amortization of operating lease right-of-use asset	90,904	94,570
Reversal of credit losses	-	(170,101)
Changes in operating assets and liabilities:
Accounts receivable	(851,799)	(4,832,702)
Advance to suppliers	(1,532,511)	(177,307)
Prepaid expenses and other current assets	(140,288)	(68,636)
Accounts payable	1,852,012	182,137
Deferred revenues	1,969,337	(1,182,833)
Amount due to related parties	(2,367,646)	5,244,422
Accrued expenses and other payables	(17,085)	391,199
Income tax payable	41,219	58,415
Lease liabilities	(51,707)	(100,845)
Net cash used in operating activities	(2,183,918)	(1,556,069)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	-	(1,012)
Net cash used in investing activities	-	(1,012)

CASH FLOWS FORM FINANCING ACTIVITIES
Proceeds from short-term borrowings	1,582,005	10,540,084
Repayments of short-term borrowings	(862,912)	(8,187,078)
Contribution from shareholders	1,391,982	-
Payment for deferred offering costs	-	(561,817)
Net cash provided by financing activities	2,111,075	1,791,189

Effect of exchange rate changes on cash and restricted cash	(83,320)	(4,771)

Net change in cash and restricted cash	(156,163)	229,337

Cash and restricted cash, beginning of the year	1,712,173	1,556,010
Cash and restricted cash, end of the year	$1,556,010	$1,785,347

Supplemental disclosures of cash flow information:
Income tax paid	$38,100	$26,417
Interest expense paid	$16,780	$554,943

Supplemental disclosures of non-cash activities:
Addition of right-of-use assets	$28,094	$28,339

F-19

Leading Group Limited

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars (“US$”), except for share and per share data)

1. Organization and principal activities

Leading Group Limited (the “Company” or “Leading”) was incorporated under the law of the Cayman Islands as an exempted company with limited liability on January 16, 2024. The Company, through its directly owned subsidiaries, variable interest entity (“VIE”) and VIE’s subsidiaries (collectively, the “Group”), primarily engaged in the operation of insurance brokerage services and integrated marketing services in the People’s Republic of China (the “PRC” or “China”).

Leading owns 100% equity interest of Leading Group (BVI) Limited (“Leading BVI”), which was incorporated on February 28, 2024 as an investment holding company in British Virgin Islands. Leading Top HK Group Limited (“Leading HK”), a wholly-owned subsidiary of Leading BVI, was incorporated under the laws of Hong Kong, China on April 5, 2024. Shanghai Meiliding Digital Technology Co., Ltd. (“WFOE”), incorporated on June 17, 2024, as an investment holding company in China, directly owns 100% equity interest of Shanghai Jingkun Information Technology Co., Ltd. (“Shanghai Jingkun”), and control Shanghai Handong Information Technology Co., Ltd (“Shanghai Handong”) and its subsidiaries through contractual agreements

Reorganization

The Company commenced its operation through 99 Loyalty Limited (“99 Loyalty”) before the Reorganization. 99 Loyalty was incorporated under the laws of Hong Kong, China on May 5, 2013.

In preparation for the listing, the Group conducted a reorganization (the “Reorganization”) completed in July 2024, which involved the following steps:

·	99 Loyalty established Leading on January 16, 2024;

·

99 Loyalty granted shares representing 100% equity interest of Leading to its existing shareholders through equity dividends. The shareholders of Leading changed from 99 Loyalty to 99 Loyalty’s existing shareholders;

·	Formation of Leading BVI, Leading HK and WFOE.

·	Transfer of 100% equity interests of Shanghai Jingkun from original shareholders to WFOE at the consideration of US$1.5 million (RMB10.35 million).

·	Transfer of 20% equity interests of Tianjin Fengmai from original shareholder to WFOE at the consideration of nil.

·	Shanghai Handong and its shareholder entered into a series of contractual agreements (“VIE Agreements”) with WFOE, which are described below.

The currently effective contractual arrangements, as described in more detail below, by and among WFOE, Shanghai Handong, and shareholder of Shanghai Handong include: (i) certain exclusive call option agreement, proxy agreement and share interest pledge agreement, that enable the Company to exercise operational control over the VIE, and (ii) exclusive business cooperation agreement, that enable the Company to realize all of the economic risks and benefits arising from VIE and its subsidiaries. Therefore, the Group, through its wholly owned subsidiaries WFOE, has been determined to be the primary beneficiary of Shanghai Handong and its subsidiaries for accounting purposes and has consolidated Shanghai Handong’s and its subsidiaries’ assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements.

The shareholders and their respective equity interests in the entities remain similar immediately before and after the reorganization. Accordingly, the Reorganization has been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time, the entities under common control are presented on a consolidated basis for all periods to which such entities were under common control. Since all of the subsidiaries, VIE and VIE’s subsidiaries were under common control for the entirety of the years ended June 30, 2023 and 2024, the results of these subsidiaries, VIE and VIE’s subsidiaries are included in the financial statements for both periods, and the equity has been restated to reflect the change as well.

F-20

1. Organization and principal activities (Continued)

As of June 30, 2024, the Group’s major subsidiaries are as follows:

Name	Date of Incorporation / acquisition	Place of incorporation	Percentage of direct or indirect economic interests	Principal activities
Wholly owned subsidiaries
Leading BVI	February 28, 2024	British Virgin Islands	100%	Investment holding company
Leading HK	April 5, 2024	Hong Kong	100%	Investment holding company
Shanghai Meiliding Digital Technology Co., Ltd. (“WFOE”)	June 17, 2024	PRC	100%	Investment holding company
Shanghai Jingkun Information Technology Co., Ltd. (“Shanghai Jingkun”)	May 9, 2019	PRC	100%	Integrated marketing services
Shanghai Zhihua Information Technology Co., Ltd. (“Shanghai Zhihua”)	April 23, 2019	PRC	100%	Integrated marketing services
Shanghai Jiaran Information Technology Co., Ltd. (“Shanghai Jiaran”)	May 9, 2019	PRC	100%	Integrated marketing services
Shanghai Langsi Information Technology Service Co., Ltd. (“Shanghai Langsi”)	December 1, 2020	PRC	100%	Integrated marketing services
Shanghai Gaoyou Information Technology Service Co., Ltd. (“Shanghai Gaoyou”)	December 1, 2020	PRC	100%	Integrated marketing services
Jiangxi Suzhao Information Technology Co., Ltd. (“Jiangxi Suzhao”)	December 27, 2021	PRC	100%	Integrated marketing services
Jiangxi Yantu Information Technology Co., Ltd. (“Jiangxi Yantu”)	December 27, 2021	PRC	100%	Integrated marketing services
Jiangsu Yanpu Information Technology Co., Ltd. (“Jiangsu Yanpu”)	July 14, 2021	PRC	100%	Integrated marketing services

VIE
Shanghai Handong	September 14, 2016	PRC	100%	Holding company

Subsidiaries of VIE
Tianjin Fengmai Information Technology Co., Ltd. (“Tianjin Fengmai”)	April 12, 2019	PRC	100%	Holding company
Beijing Dingli Insurance Brokerage Co., Ltd. (“Beijing Dingli’)	November 24, 2017	PRC	100%	Insurance brokerage service

F-21

1. Organization and principal activities (Continued)

VIE Agreements

The Chinese mainland authorities of the insurance brokerage industry set out certain qualifications for foreign investors of a foreign-invested insurance broker in Mainland China. As the Company lacks such qualifications, in order to have greater flexibility in carrying out business and implementing business strategies in compliance with laws and regulations in Mainland China, the Company replied on certain contractual arrangements with Shanghai Handong and its shareholder to conduct the insurance brokerage business.

Exclusive Call Option Agreement

Pursuant to the Exclusive Call Option Agreement among WFOE, Shanghai Handong and its shareholder, the shareholder irrevocably granted WFOE or any third party designated by WFOE an option to purchase all or part of their equity interests in Shanghai Handong at any time at a price determined at WFOE’s discretion. According to the Exclusive Call Option Agreement, the purchase price to be paid by the Company to shareholder of Shanghai Handong will be the minimum price permitted by applicable PRC Law at the time when such share transfer occurs. Without WFOE’s prior written consent, the shareholders and Shanghai Handong agreed not to, among other things: set encumbrance on, transfer all or part of, or dispose of the equity interests; amend the articles of association of Shanghai Handong; change the registered capital of Shanghai Handong or holding structure; change Shanghai Handong’s business activities; sell, assign, mortgage or dispose of any legal or beneficial rights to or in any of Shanghai Handong’s assets, business, or revenue; incur, assume or guarantee any debts; enter into any material contract; extend any loan or credit to any party, or provide any guarantee or assume any obligation of any party; merge or consolidate with any third party or acquire or invest in any third party; or distribute dividends. The shareholder and Shanghai Handong agreed to manage business and handle financial and commercial affairs prudently and in accordance with relevant laws and codes of practice. This Agreement will continue with full force and effect until the earlier of the date on which WFOE has acquired all of the Equity Interests in Shanghai Handong, or this Agreement is terminated by the mutual written consent.

Exclusive Business Cooperation Agreement

On June 28, 2024, WFOE entered into an Exclusive Business Cooperation Agreement with Shanghai Handong to enable WFOE to engage in the development and operation of the business in accordance with applicable laws. Under this Agreement, WFOE intends to use its labor, technology and information advantages to provide exclusive technical services, technical consultation and other services to Shanghai Handong, and Shanghai Handong agrees to accept such services. Additionally, WFOE has the full and exclusive right to manage and direct all cash flow and assets of Shanghai Handong and to direct and administrate the financial affairs and daily operation of Shanghai Handong. Shanghai Handong pays service fees to WFOE in an amount determined by WFOE in its sole discretion. If Shanghai Handong is unable to pay the service fees due to the actual managing situation, with the written consent of WFOE, the unpaid part of the service fees in the previous fiscal year can be deferred to the end of the next year and settled together. During the validity term of this agreement, WFOE will bear all the economic benefits and risks arising from the business of Shanghai Handong and its subsidiaries. WFOE will provide financial support to Shanghai Handong or its subsidiaries in the event of a loss or serious operational difficulties.

Power of Attorney Agreement

On June 28, 2024, the shareholder of Shanghai Handong signed the Power of Attorney Agreement to irrevocably entrust WFOE or any person(s) designated by WFOE to act as its attorney-in-fact to exercise any and all of its rights as a shareholder of Shanghai Handong, including, but not limited to, the right to convene, attend and present the shareholders’ meetings, vote, sign and perform as a shareholder; transfer, pledge or dispose of all the equity interest of Shanghai Handong held by the shareholder; collect the dividend, and participate in litigation procedures. This agreement is effective and irrevocable until the shareholder’s equity interest in Shanghai Handong has been transferred to WFOE or the person(s) designated by WFOE.

F-22

1. Organization and principal activities (Continued)

Share Interest Pledge Agreement

Under the Share Interest Pledge Agreement signed on June 28, 2024 by and among WFOE and the shareholder of Shanghai Handong, the shareholder of Shanghai Handong have agreed to pledge 100% equity interest in Shanghai Handong to WFOE to guarantee the performance obligations of Shanghai Handong under the Exclusive Business Cooperation Agreement, and the performance obligations of the shareholder under the Exclusive Call Option Agreement. If Shanghai Handong or its shareholder breach his contractual obligations under the agreement, WFOE, as pledgee, will have the right to exercise the pledge.

The shareholder also agreed that, without prior written consent of WFOE, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests. The pledge of equity interests in Shanghai Handong has been registered with the relevant office of the State Administration for Market Regulation in accordance with the Civil Code of the People’s Republic of China.

Spousal Commitment Letters

The spouse of the individual shareholder of Shanghai Handong has signed Spousal Commitment Letter. Under the Spousal Commitment Letter, the signing spouse unconditionally and irrevocably has agreed to the execution by his or her spouse of the above-mentioned Exclusive Business Cooperation Agreement, Exclusive Call Option Agreement, Power of Attorney Agreement and Share Interest Pledge Agreement, and that his or her spouse may perform, amend or terminate such agreements without his or her consent. In addition, in the event that the spouse obtains any equity interest in Shanghai Handong held by his or her spouse for any reason, he or she agrees to be bound by and sign any legal documents substantially similar to the contractual arrangements entered into by his or her spouse, as may be amended from time to time.

Risks in relation to the VIE structure

The Company believes that the contractual arrangements with its VIE and its respective shareholder are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could, among others:

·	revoke the business licenses and/or operating licenses of the Company;

·	discontinue or place restrictions or onerous conditions on the operations;

·	impose fines, confiscate the income from WFOE or the VIE, or impose other requirements with which the Company or the VIE may not be able to comply;

·

require the Company to restructure the ownership structure or operations, including terminate the contractual arrangements with the VIE and deregister the equity pledges of the VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exert operational control over the VIE, or impose restrictions on the Company’s right to collect revenues;

·	impose additional conditions or requirements with which the Company may not be able to comply;

·

require the Company to restructure the operations in such a way as to compel the Company to establish a new enterprise, re-apply for the necessary licenses or relocate our businesses, staff and assets; or

·	restrict or prohibiting the Company use of the proceeds of overseas offering to finance the business and operations in China.

F-23

1. Organization and principal activities (Continued)

The revenue producing assets that are held by the VIE and the VIE’s subsidiaries primarily comprise of electronic equipment, office equipment, insurance brokerage license and software. Substantially all of such assets are recognized in the Group’s consolidated financial statements, except for certain internally developed software, trademarks and patent applications which were not recorded in the Company’s consolidated balance sheets as they do not meet all the capitalization criteria.

The Company’s ability to conduct its business may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. As a result, the Company may not be able to consolidate its VIE in its consolidated financial statements as it may lose the ability to exert operational control over the VIE and its respective shareholder and it may lose the ability to receive economic benefits from the VIE. The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company, its PRC subsidiaries and VIE.

The interests of the shareholders of VIE may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing VIE not to pay the service fees when required to do so. The Company cannot assure that when conflicts of interest arise, shareholders of VIE will act in the best interests of the Company or that conflicts of interests will be resolved in the Company’s favor. The Company believes the shareholders of VIE will not act contrary to any of the contractual arrangements and the exclusive option agreements provide the Company with a mechanism to remove the current shareholders of VIE should they act to the detriment of the Company. The Company relies on certain current shareholders of VIE to fulfill their fiduciary duties and abide by laws of the PRC and act in the best interest of the Company. If the Company cannot resolve any conflicts of interest or disputes between the Company and the shareholders of VIE, the Company would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.

The following financial statement amounts and balances of the VIE and its subsidiaries were included in the accompanying consolidated financial statements after elimination of intercompany transactions within the consolidated VIE:

	As of June 30,
	2023	2024
Total assets	6,083,399	7,330,423
Total liabilities	7,795,932	9,710,865

	For the years ended June 30,
	2023	2024
Total net revenue	31,231,463	50,302,502
Net loss	(722,974)	(651,771)

Net cash provided by operating activities	58,718	757,388
Net cash used in investing activities	-	(1,012)
Net cash used in financing activities	-	(561,817)

As of June 30, 2023 and 2024, there were no pledge or collateralization of the VIE’s assets that can only be used to settle obligations of the VIE. The amount of the net liabilities of the VIE was $1,712,533 and $2,380,442 as of June 30, 2023 and 2024, respectively. The creditors of the VIE’s third party liabilities did not have recourse to the general credit of the Company in normal course of business. Currently there is a contractual arrangement that would require the Company or its subsidiaries to provide financial support to the VIE. Under the Exclusive Business Cooperation Agreement signed on June 28, 2024 between WFOE and the VIE, WFOE will provide financial support to the VIE or the VIE’s subsidiaries in the event of a loss or serious operational difficulties during the validity term of this agreement.

F-24

2. Summary of significant accounting policies

(a) Basis of presentation and principles of combination

The consolidated financial statements include the financial statements of the Group. The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

All intercompany transactions and balances among the Company, its subsidiaries, VIE and VIE’s subsidiaries have been eliminated upon consolidation.

(b) Use of estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to allowance for credit losses, useful lives and impairment of long-lived assets, accounting for deferred income taxes and valuation allowance for deferred tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(c) Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

·	Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

·	Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

·	Level 3—Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

The Group’s financial instruments include cash and restricted cash, accounts receivable, other current assets, short-term borrowings, accounts payable, amount due to related parties, and other current liabilities. The carrying values of these financial instruments approximate their fair values due to their short-term maturities.

F-25

2. Summary of significant accounting policies (continued)

(d) Foreign currency translation and transactions

The Group uses U.S. dollars (“US$”) as its reporting currency. The functional currency of the Company and its subsidiaries incorporated outside of PRC is US$, while the functional currency of the PRC entities is Renminbi (“RMB”) as determined based on the criteria of ASC 830, “Foreign Currency Matters”.

The consolidated statements of operations and comprehensive loss and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive loss included in consolidated statements of changes in shareholders’ equity/(deficit). Gains and losses from foreign currency transactions are included in the consolidated statements of operations and comprehensive loss.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements, which is derived from the currency exchange data set forth in the H.10 statistical release of the U.S. Federal Reserve Board:

	As of June 30,
Balance sheet items, except for equity accounts	2023	2024
US$ against RMB	7.2513	7.2672

	For the years ended June 30,
Items in the statements of operations and comprehensive loss, and statements of cash flows	2023	2024
US$ against RMB	6.9532	7.2248

F-26

2. Summary of significant accounting policies (continued)

(e) Cash

Cash consists of cash on hand and cash in bank. As of June 30, 2023 and 2024, cash balance was $866,478 and $1,094,586, respectively.

(f) Restricted cash

Restricted cash balances include (i) guarantee deposits required by the CBIRC in order to protect insurance premium appropriation by insurance broker; (ii) funds that have been frozen due to failure to update the legal entity information. Restricted cash balance related to this requirement was $689,532 and $690,761 as of June 30, 2023 and 2024.

(g) Accounts receivable, net

Accounts receivable, net are stated at the original amount less an allowance for doubtful receivable. Accounts receivable of the Group mainly represents insurance brokerage commission fee receivables and integrated marketing services fee receivables from insurance companies. The Group reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. The Group considers factors in assessing the collectability of its receivables, such as historical bad debts, changes in customers’ payment patterns, credit-worthiness and financial conditions of the customers, current economic trends and other specific circumstances related to the accounts. A provision for credit losses is recorded in the period in which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted.

Adoption of Accounting Standards Update (“ASU” 2016-13)

In June 2016, the FASB issued ASU 2016-13: Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. The Group adopted ASU 2016-13 from July 1, 2023 using modified-retrospective transition approach with a cumulative-effect adjustment to shareholders’ deficit amounting to US$194,102 recognized as of July 1, 2023.

Based on the business practices and historical experience with the Group’s customers, primarily insurance companies, the Group considers that receivable over 1 year to be past due. As of June 30, 2023 and 2024, the aging of accounts receivable within one year were US$3,382,525 and US$8,160,646, respectively; and the accounts receivable between 1 year to 2 years were US$242,552 and US$261,005, respectively.

(h) Advances to suppliers

Advances to suppliers is prepayment to suppliers in the procurement of channel promotion services and other services. Advance payment depends on several factors, including the industry practice, negotiations with suppliers, security for steady supply of service, and the delivery time of services received from suppliers after the advance payment. Advances to suppliers is settled and recognizes as “operating costs” upon successful completion of services to direct user traffic and facilitate sale, or render other services, and subsequent confirmation and acceptance by the Group regularly. The Group reviews its advances to suppliers on a periodic basis and makes general and specific allowances when amounts outstanding are not likely to be collected in cash or utilized against receive of services. No provision was provided for the years ended June 30, 2023 and 2024.

(i) Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives are as follows:

Category	Estimated useful lives
Electronic equipment	3 years
Office equipment	3 years

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of loss and comprehensive loss.

F-27

2. Summary of significant accounting policies (continued)

(j) Intangible assets, net

Intangible assets with finite useful lives are carried at cost less accumulated amortization and any recorded impairment. Estimated useful lives by intangible asset classes are as follows:

Category	Estimated useful lives
Insurance brokerage license	Indefinite
Software	3 years

The estimated useful lives of intangible assets with finite lives are reassessed if circumstances occur that indicate the original estimated useful lives may have changed.

Intangible asset that has indefinite useful lives was insurance brokerage license as of June 30, 2024. Intangible asset with an indefinite life is not amortized and is tested for impairment at each reporting period end or more frequently if events or changes in circumstances indicate that it might be impaired.

(k) Impairment of long-lived assets

The Group evaluates property and equipment, and finite-lived intangible assets for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will affect the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment by comparing carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment loss was recognized for such assets during the years ended June 30, 2023 and 2024.

The Group evaluates indefinite-lived intangible assets as at each reporting period or more frequently if events or changes in circumstances indicate that it might be impaired to determine whether events and circumstances continue to support indefinite useful lives. The value of indefinite-lived intangible assets is not amortized, but tested for impairment annually or whenever events or changes in circumstances indicate that it is more likely than not that the asset is impaired in accordance with ASC 350. The Group first performs a qualitative assessment to assess all relevant events and circumstances that could affect the significant inputs used to determine the fair value of the indefinite-lived intangible asset. If after performing the qualitative assessment, the Group determines that it is more likely than not that the indefinite-lived intangible asset is impaired, the Group calculates the fair value of the intangible asset and performs the quantitative impairment test by comparing the fair value of the asset with its carrying amount. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, the Group recognizes an impairment loss in an amount equal to that excess. No impairment loss was recognized for the insurance brokerage license during the years ended June 30, 2023 and 2024, respectively.

(l) Deferred offering costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the reporting date that are directly related to an anticipated offering and that will be charged as a reduction against additional paid-in capital upon the completion of the offering. Should the offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

F-28

2. Summary of significant accounting policies (continued)

(m) Leases

From July 1, 2020, the Group adopted Accounting Standards Update (“ASU”) 2016-02, Lease (FASB ASC Topic 842). The adoption of Topic 842 resulted in the presentation of operating lease right-of-use assets and operating lease liabilities on the consolidated balance sheet. The Group has elected the package of practical expedients, which allows the Group not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date and (3) initial direct costs for any expired or existing leases as of the adoption date. Lastly, the Group elected the short-term lease exemption for all contracts with lease terms of 12 months or less.

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Group assess whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

The right-of-use assets and related lease liabilities are recognized at the lease commencement date. The Group recognizes operating lease expenses on a straight-line basis over the lease term.

Right-of-use of assets

The right-of-use of assets are initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

Lease liabilities

Lease liability is initially measured at the present value of the outstanding lease payments at the commencement date, discounted using the Group’s incremental borrowing rate. Lease payments included in the measurement of the lease liability comprise fixed lease payments, variable lease payments that depend on an index or a rate, amounts expected to be payable under a residual value guarantee and any exercise price under a purchase option that the Group is reasonably certain to exercise. Lease liability is measured at amortized cost using the effective interest rate method. It is re-measured when there is a change in future lease payments, if there is a change in the estimate of the amount expected to be payable under a residual value guarantee, or if there is any change in the Group assessment of option purchases, contract extensions or termination options.

F-29

2. Summary of significant accounting policies (continued)

(n) Revenue recognition

The Group recognizes revenues pursuant to ASC 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, the Group recognizes revenue to depict the transfer of promised services to customers in an amount that reflects the consideration to which the Group expects to receive in exchange for those services, reduced by value added tax. Net revenues are presented net of tax and surcharges. To achieve the core principle of this standard, the Group applied the following five steps:

1.	Identification of the contract, or contracts, with the customer;
2.	Identification of the performance obligations in the contract;
3.	Determination of the transaction price;
4.	Allocation of the transaction price to the performance obligations in the contract; and
5.	Recognition of the revenue when, or as, a performance obligation is satisfied.

The Group generates revenues from providing customers insurance brokerage services and integrated marketing services. Revenues is presented net of value added taxes (“VAT”) and surcharges. The following table disaggregates the Group’s net revenues for the years ended June 30, 2023 and 2024:

	For the years ended June 30,
	2023	2024
By revenue type
Insurance brokerage services	$31,231,463	$50,302,502
Auto insurance products	11,524,410	20,041,076
Liability insurance products	8,057,717	10,380,741
Other P&C insurance products	5,590,432	9,343,059
L&H insurance products	6,058,904	10,537,626
Integrated marketing services	399,379	596,765
Total	$31,630,842	$50,899,267

Insurance brokerage services

The Group provides insurance brokerage services by distributing insurance products to the insurance purchasers on behalf of insurance companies, primarily in the (i) auto insurance products; (ii) liability insurance products, mainly including travel insurance products, casualty insurance products, and corporate insurance products; (iii) other P&C insurance products and (iv) L&H insurance products, mainly health insurance and accident insurance products. As an agent of the insurance companies, the Group primarily earns commissions based on a percentage of total premiums paid by the insurance purchasers. The brokerage fee rate shall be based on the terms specified in the service contracts with the insurance companies. In some cases, the Group charged insurance brokerage service fees from insurer customers based on the number of insurance policies that the Group broker. The transaction price is fixed without any variable considerations.

The Group provides services including: (i) distributing insurance products to the insurance purchasers; (ii) assisting collecting of insurance premium; (iii) assisting the insurance policyholder to submit with insurance claims; and (iv) other administrative tasks in the services. The Group identifies only one performance obligation in insurance brokerage services to distribute insurance products successfully to the insurance purchasers on behalf of the insurance companies. The Group has concluded that other services are immaterial in the context of the contract. The performance obligation is considered rendered and completed, and revenue is recognized, at the time an insurance policy becomes effective, that is, when the insurance policy is in signed, and the premium is collected from the insurance purchaser. The Group has satisfied the performance obligation to recognize revenue when the premiums are collected by the respective insurance companies and not before, because collectability is not ensured until receipt of the premium. Accordingly, the Group does not accrue any commission revenue prior to the receipt of the related premiums by insurance companies. No allowance for cancellation has been provided for brokerage services as cancellation of policies rarely occur.

F-30

2. Summary of significant accounting policies (continued)

(n) Revenue recognition (continued)

Integrated marketing services

The Group defines insurance companies as the Group’s customers and the Group provides integrated marketing services to insurance companies in order to help them retain and attract more clients. The Group identified single performance obligation to provide integrated marketing services to customers. The integrated marketing services primarily include procurement and issuance of benefits vouchers, including cell-phone recharge cards, fuel recharge cards and gift coupons, on behalf of insurance companies to their customers. The Group charges the service fee based on the number of service orders or vouchers issued at a fixed amount/rate per order or voucher. The transaction price is fixed without any rebates, discounts, or any other variable consideration or payable to customers.

The Group acts as an agent as the Group does not control the right to services before the services are provided to customers and the Group does not direct other parties to provide the services to customers on the Group’s behalf. Specifically, the Group bears no inventory risk as vouchers are purchased on insurance companies demand, and has no discretion in establishing the price with customers and with service providers. The Group recognizes revenue on a net basis at a point of time when the benefit vouchers are issued. The Group does not provide refunds to customers when a voucher is expired but not used.

Contract Balances

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Group has satisfied its performance obligation and has an unconditional right to the payment. Contract assets represent the Group’s right to consideration in exchange for goods or services that the Group has transferred to a customer. The Group has no contract assets as of June 30, 2023 and 2024.

The contract liabilities consist of deferred revenue, which represents the billings or cash received for services in advance of revenue recognition and is recognized as revenue when the performance obligation is satisfied. The Group’s deferred revenue amounted to $3,468,852 and $2,285,330 as of June 30, 2023 and 2024, respectively. The decrease of deferred revenue was primarily due to the normal fluctuation of the business of integrated marketing services and the increase settlement of deferred revenue. During the years ended June 30, 2023 and 2024, the Group recognized $1,362,043 and $3,468,852 that was included in deferred revenue balance at June 30, 2023 and 2024, respectively.

F-31

2. Summary of significant accounting policies (continued)

(o) Operating costs

The Group’s operating costs are consisted of service fees paid to third-party service providers, mainly information technologies companies and media companies, for directing user traffic and facilitating successful sale. These user traffic channels have influences over their followers and users, who are potential insurance policyholders. The amount of fees the Group pay to a third-party service provider is calculated by a service fee rate multiplied by the insurance premium brokered by us through channels provided by such service provider. Channel cost is recognized in the year it incurred.

(p) Selling and marketing expenses

Selling and marketing expenses mainly consist of (i) employee compensation, (ii) office and utilities expenses, (iii) travel expenses and (iv) depreciation and amortization expenses related to marketing functions.

(q) General and administrative expenses

General and administrative expenses mainly consist of (i) employee compensation, (ii) professional service expenses; (iii) office and utilities expenses and (iv) depreciation and amortization expenses related to general and administrative functions.

(r) Research and development expenses

Research and development expenses mainly consist of (i) payroll expenses; and (ii) other expenses related to research and development functions. Research and development expenses are expensed as incurred.

(s) Other income, net

Other income, net mainly consist of non-operating income including value added tax benefits and government subsidy.

(t) Employee benefits

The Group’s subsidiaries in PRC participate in a government mandated, multiemployer, defined contribution plan, pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees. PRC labor laws require the entities incorporated in the PRC to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the monthly basic compensation of qualified employees. The Group has no further commitments beyond its monthly contribution. Employee social benefits included as expenses in the accompanying consolidated statements of comprehensive loss amounted to $288,892 and $229,510 for the years ended June 30, 2023 and 2024, respectively.

(u) Related party transaction

The Group identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures”.

Parties, which can be an entity or individual, are considered to be related if they have the ability, directly or indirectly, to control the Group or exercise significant influence over the Group in making financial and operational decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

F-32

2. Summary of significant accounting policies (continued)

(v) Value added tax(“VAT”)

The Group is subject to VAT and related surcharges on revenue generated from services, the VAT rate is 6% depending on whether the entity is a general tax payer. The Group records revenue net of VAT. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded as VAT payable if output VAT is larger than input VAT, and is included in prepaid expenses and other current assets if input VAT is larger than output VAT. All of the VAT returns filed by the Company’s subsidiaries incorporated in the PRC, have been and remain subject to examination by the tax authorities.

(w) Income taxes

The Group accounts for income taxes under ASC 740. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Provision for income taxes consists of taxes currently due plus deferred taxes. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the years ended June 30, 2023 and 2024, respectively. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

(x) Loss per share

The Group computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS are computed by dividing income available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. For the years ended June 30, 2023 and 2024, there were no dilution impact.

(y) Comprehensive loss

Comprehensive loss is defined as the decrease in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Amongst other disclosures, ASC 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Group’s comprehensive loss included net loss that are presented in the consolidated statements of comprehensive loss.

F-33

2. Summary of significant accounting policies (continued)

(z) Segment reporting

ASC 280, Segment Reporting, establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Based on the criteria established by ASC 280, the Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. As a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for internal reporting. As the Group’s long-lived assets are substantially located in the PRC, no segment geographical information is presented.

(aa) Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

(bb) Significant risk and uncertainties

Credit risk

Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and restricted cash. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of June 30, 2023 and 2024, $863,968 and $1,092,081 of cash, $689,532 and $690,761 of restricted cash are placed in financial institutions with high-credit ratings and quality in the PRC, and each bank provides a deposit insurance with the maximum limit of RMB500,000 to each of the Company’s subsidiaries who has an associated account(s) in that bank. As of June 30, 2023 and 2024, none of the Company’s bank accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) insurance. To limit the exposure to credit risk relating to deposits, the Group primarily places deposits with large financial institutions in China which management believes are of high credit quality and the Group also continually monitors their credit worthiness.

The Company’s operations are carried out in China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. In addition, the Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, rates and methods of taxation among other factors.

Foreign currency risk

Substantially all of the Company’s revenues and expenses and assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Concentration risks

Accounts receivable is typically unsecured and derived from the services rendered to customers that are located primarily in China, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of customers’ creditworthiness and its ongoing monitoring of outstanding balances. Refer to Note 16 for details.

Interest Rate Risk

Fluctuations in market interest rates may negatively affect the Group’s financial condition and results of operations. The Group have not been exposed to material risks due to changes in market interest rates as the borrowings held by the Group all bear interest at a fixed interest rate.

F-34

2. Summary of significant accounting policies (continued)

(cc) Recent accounting pronouncements

The Group expects to be an emerging growth company (“EGC”) as defined by the Jumpstart Our Business Startups Act (“JOBS Act”). The JOBS Act provides that an EGC can take advantage of extended transition periods for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Group elected to take advantage of the extended transition periods. Therefore, the Group’s consolidated financial statements may not be comparable to the companies that comply with public company effective dates. However, this election will not apply should the Group cease to be classified as an EGC.

In December 2023, the FASB issued ASU 2023-09, Improvement to Income Tax Disclosure. This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. The Group expects the adoption of this ASU will not have a material effect on the Company’s consolidated financial statements.

The Group did not identify other recent accounting pronouncements that could potentially have a material impact to the Group’s consolidated results of operations or financial position.

F-35

3. Liquidity and going concern

The Group was in a negative working capital position of $3,725,657 and $5,485,712 as of June 30, 2023 and 2024. The Group incurred net losses of $1,177,099 and $994,553 for the years ended June 30, 2023 and 2024, respectively. Net cash used in operating activities were $2,183,918 and $1,556,069 for the years ended June 30, 2023 and 2024, respectively. The accumulated deficit amounted to $4,412,364 and $5,617,059 as of June 30, 2023 and 2024, respectively.

The Group has funded its operations mainly from operational sources of cash, equity and debt financing. The Group’s liquidity is based on its ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds from financial institutions. Management believes that the amount of available cash balance as of June 30, 2024, and forecasted net cash flows for a period of one year after the issuance of the consolidated financial statements will be sufficient for the Group to satisfy its obligations and commitments when they become due for a reasonable period of time.

Accordingly, the consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

4. Accounts receivables, net

Accounts receivable, net consisted of the following:

	As of June 30,
	2023	2024
Accounts receivable related to integrated marketing services	$3,376,244	$7,523,048
Accounts receivable related to insurance brokerage services	248,833	898,603
Less: allowance for credit losses	-	(23,861)
Total accounts receivable	$3,625,077	$8,397,790

The movement of allowance for credit losses for the years ended June 30, 2023 and 2024 were as following:

	As of June 30,
	2023	2024
Balance at the beginning of the year	$-	$-
Adoption of ASC326	-	194,102
Reversal	-	(170,101)
Foreign currency translation		(140)
Balance at the end of the year	$-	$23,861

The Group adopted ASU 2016-13 from July 1, 2023 using modified-retrospective transition approach with a cumulative-effect adjustment to shareholders’ deficit amounting to $194,102 recognized as of July 1, 2023. The Group recorded credit losses of nil, and reversed credit losses of $170,101 for the years ended June 30, 2023 and 2024, respectively.

On May 21 and June 21, 2024, the Group entered into accounts receivable factoring agreements with recourse rights (the “Factoring Agreements”) with Xinghe Commercial Factoring Co., Ltd. The Factoring Agreement allows for up to $1,376,046 (RMB10,000,000) and $688,023 (RMB5,000,000) in advances, which are collateralized by assigned eligible accounts receivable of $1,725,779 (RMB12,541,580) and $860,905 (RMB6,256,371), respectively, and no other fees, as well as service charges. The Factoring Agreements both have a scheduled term of 60 days. The current Factoring Agreements have maturity dates on July 20, 2024 and August 20, 2024, respectively. The annual interest rates of factoring are both 15%. The Group made the repayment of borrowing regarding the Factoring Agreements subsequently.

The Group has continuing involvement with the assigned accounts receivable due to the recourse rights, which did not meet the derecognition criteria to derecognize the assigned accounts receivable. Therefore, proceeds from the factoring were accounted for as a secured borrowing with the pledge of collateral.

F-36

5. Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:

	As of June 30,
	2023	2024
Value-added tax (“VAT”) receivables	$155,113	$233,220
Security deposits	29,917	32,033
Prepayment for daily expense	41,349	19,444
Staff allowance	8,274	8,256
Others	7,593	16,999
Total prepaid expenses and other current assets	$242,246	$309,952

6. Property and equipment, net

Property and equipment, net consisted of the following:

	As of June 30,
	2023	2024
Electronic equipment	$7,392	$8,381
Office equipment	11,395	11,370
Less: Accumulated depreciation	(18,699)	(18,822)
Total property and equipment, net	$88	$929

Depreciation expenses were $546 and $165 for the years ended June 30, 2023 and 2024, respectively.

7. Intangible assets, net

Intangible assets, net consisted of the following:

	As of June 30,
	2023	2024
Insurance broker license	$3,723,470	$3,715,324
Software	75,175	75,010
Less: Accumulated amortization	(75,175)	(75,010)
Total intangible assets, net	$3,723,470	$3,715,324

For the years ended June 30, 2023 and 2024, amortization expense amounted to $199 and nil, respectively. Future estimated amortization expense is expected to be nil as intangible assets with definite useful life, including only software, are fully amortized as of June 30, 2024.

F-37

8. Short-term borrowings

As of June 30, 2023 and 2024, the bank borrowings were for working capital purposes. Short-term borrowings consisted of the following:

				As of June 30,
Creditors	Annual Interest Rate	Borrowing date	Maturity date	2023	2024
				US$	US$
Xinghe Commercial Factoring Co., Ltd. (i)	15.00%	May 21, 2024	July 20,2024	-	1,376,045
Industrial and Commercial Bank of China(ii)	3.10% (LPR-0.35%)	April 30, 2024	April 28,2025	-	688,023
Xinghe Commercial Factoring Co., Ltd. (i)	15.00%	June 21, 2024	August 20,2024	-	688,023
Shanghai Pudong Development Bank(iii)	3.50% (LPR+0.05%)	November 29, 2023	November 28,2024	-	688,023
Shanghai Pudong Development Bank(iv)	3.65%	December 1, 2022	November 30,2023	689,531	-
Industrial and Commercial Bank of China(v)	4.10% (LPR+0.45%)	March 9, 2023	September 5,2023	413,719	-
			Total	1,103,250	3,440,114

The interest expenses related to short-term loans were $32,164 and $237,815 for the years ended June 30, 2023 and 2024, respectively. The weighted average interest rates of short-term loans outstanding were 3.82% and 10.32% per annum as of June 30, 2023 and 2024, respectively.

(i)

On May 21 and June 21, 2024, Shanghai Zhihua entered into Factoring Agreements with Xinghe Commercial Factoring Co., Ltd (See Note 4). Since the factoring agreements was with recourse, the accounts receivable factoring transaction did not qualify as a transfer of financial assets to be considered as a sale under ASC860, and was accounted for as short-term borrowings without derecognition of accounts receivable. The assigned eligible accounts receivable collateralized were $1,725,779 and $860,905, respectively. The Group had repaid the short-term borrowings on July 22 and August 20, 2024 respectively.

(ii)

On April 25, 2024, Shanghai Zhihua entered into a non-revolving loan facility of RMB5,000,000 ($688,023) with Industrial and Commercial Bank of China with annual interest rate of 3.10%, which was guaranteed by Yingjin Zhang, the executive director of Shanghai Zhihua, and his spouse Xiucui Hu.

(iii)

On November 29, 2023, the Group entered into a non-revolving loan facility of RMB5,000,000 ($688,023) with Shanghai Pudong Development Bank with annual interest rate of 3.50%, which was guaranteed by Shanghai Small and Medium sized Enterprise Policy Financing Guarantee Fund Management Center and Yingjin Zhang, the executive director of Shanghai Zhihua, and his spouse Xiucui Hu.

(iv)

On December 1, 2022, Shanghai Zhihua entered into a non-revolving loan facility of RMB5,000,000 ($689,531) with Shanghai Pudong Development Bank with annual interest rate of 3.65% and the loan was matured and repaid on November 30, 2023, which was guaranteed by Shanghai Small and Medium sized Enterprise Policy Financing Guarantee Fund Management Center and Yingjin Zhang, the executive director of Shanghai Zhihua, and his spouse Xiucui Hu.

(v)

On March 9, 2023, Shanghai Zhihua entered into a non-revolving loan facility of RMB3,000,000 ($413,719) with Industrial and Commercial Bank of China with annual interest rate of 4.10% and the loan was matured and repaid on September 5, 2023.

F-38

9. Accounts payable

Accounts payable consisted of the following:

	As of June 30,
	2023	2024
Payables for procurement of benefit vouchers in integrated marketing services	$4,865,497	$4,400,958
Payables for channel cost in insurance brokerage services	945,204	1,578,104
Total accounts payable	$5,810,701	$5,979,062

10. Accrued expenses and other payables

Accrued expenses and other payables consisted of the following:

	As of June 30,
	2023	2024
Other tax payable	$64,472	$352,187
Payroll payable	50,229	56,966
Accrued daily expenses	39,187	133,315
Total accrued expenses and other payables	$153,888	$542,468

11. Leases

The Group has entered into various non-cancellable operating lease agreements for office space which are substantially located in PRC. The Group determines if an arrangement is a lease, or contains a lease, at inception and record the leases in the consolidated financial statements upon lease commencement, which is the date when the lessor makes the underlying asset available for use by the lessee.

The balances for the operating leases are presented as follows within the consolidated balance sheets:

	As of June 30,
	2023	2024
Right-of-use assets	$171,765	$105,545

Lease liabilities - current	84,394	105,076
Lease liabilities - non-current	102,498	9,324
Total operating lease liabilities	$186,892	$114,400

The operating lease expense is recognized as selling and marketing expenses and general and administrative expenses.

	For the years ended June 30,
	2023	2024
Operating leases expense excluding short-term lease expense	$100,942	$101,864
Short-term lease expense	36,011	30,049
Total	$136,953	$131,913

	As of June 30,
	2023	2024
Weighted-average remaining lease term	2.08 years	1.11 years
Weighted-average discount rate	4.56%	4.45%

As of June 30, 2024, the maturities of the Group’s operating lease liabilities are as follows:

For the years ended June 30,	Amount
2025	$107,963
2026	9,367
Total minimum lease payment	117,330
Less: interest	(2,930)
Present value of lease obligation	$114,400

F-39

12. Related party transactions

Related party

The following is a list of a related party which the Group has transactions with:

No.	Name of the Related Party	Relationship
1	Shanghai Hanzhiyou Information Technology Services Ltd. (“Shanghai Hanzhiyou”)	An entity ultimately controlled by the same group of shareholders of the Group.
2	99 Loyalty Limited (“99 Loyalty”)	An entity ultimately controlled by the same group of shareholders of the Group.

Related party transactions

Significant transactions with the related party during the years ended June 30, 2023 and 2024 were as follows:

	For the years ended June 30,
	2023	2024
Cash transfer to Shanghai Hanzhiyou	$19,480,589	$35,458,144
Cash transfer from Shanghai Hanzhiyou	16,011,767	13,669,341
Procurement of benefit vouchers provided by Shanghai Hanzhiyou on behalf of the Group	980,342	27,124,709
Payment of professional service expenses provided by 99 Loyalty on behalf of the Group	-	91,542

Before 2023, Shanghai Hanzhiyou purchased the majority of benefit vouchers on behalf of the Group, and the cash transfer between Shanghai Hanzhiyou and the Group was for operational purpose, which was interest-free, unsecured and could be settled on demand.

Related party balance

Amount due to a related party as of June 30, 2023 and 2024 was as follows:

	As of June 30,
	2023	2024
Shanghai Hanzhiyou	$299,809	$5,421,969
99 Loyalty	-	91,008
Total amounts due to related parties	$299,809	$5,512,977

F-40

13. Taxation

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

British Virgin Islands

Under the current laws of the British Virgin Islands, entities incorporated in British Virgin Islands are not subject to tax on their income or capital gains.

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, effective April 1, 2018, under the two-tiered profits tax rates regime, the first 2.0 million Hong Kong Dollar (“HKD”) of profits of the qualifying group entity will be taxed at 8.25%, and profits above HKD2.0 million will be taxed at 16.5%. Under Hong Kong tax laws, Hong Kong subsidiary is not taxed on its foreign-sourced income. Additionally, upon payments of dividends by the from Hong Kong subsidiary to its shareholders, no withholding tax in Hong Kong will be imposed.

PRC

Under the PRC Enterprise Income Tax Law (the “EIT Law”), the standard enterprise income tax rate for domestic enterprises and foreign invested enterprises is 25%.

In accordance with Taxation [2021] No. 12, which was effective from January 1, 2021 to December 31, 2022 and Taxation [2023] No. 6 which was effective from January 1, 2023 to December 31, 2024, an enterprise qualified as a small-scale and low-profit enterprise receives a tax preference including a preferential tax rate of 2.5% on its taxable income below RMB1 million, and another preferential tax rate of 10% and 5% on its taxable income between RMB1 million and RMB3 million from January 1, 2021 to December 31, 2021, and from January 1, 2022 to December 31, 2022, respectively. In accordance with Taxation [2022] No. 13, which was effective from January 1, 2023 to December 31, 2024, preferential tax rate changes to 5% on taxable income below RMB1 million.

The following table sets forth current and deferred portion of income tax expense of the Company’s subsidiaries:

	For the years ended June 30,
	2023	2024
Current income tax expense	$79,246	$84,832
Deferred income tax expense	-	-
Total income tax expense	$79,246	$84,832

F-41

13. Taxation (continued)

A reconciliation between the Group’s actual provision for income taxes and the provision at the PRC, mainland statutory rate is as follows:

	For the years ended June 30,
	2023	2024
Net loss before income tax	$(1,097,853)	$(909,721)
Income tax expense at statutory tax rate of 25%	(274,463)	(227,430)
Effect of preferential tax rates	70,177	79,522
Entertainment expense	2,990	4,303
Non-deductible expense	37,180	-
Change in valuation allowance	243,362	228,437
Income tax expense	$79,246	$84,832

Deferred Taxes

The significant components of the net deferred tax assets are summarized below:

	As of June 30,
	2023	2024
Deferred tax assets:
Temporary difference of cost and expense recognition	$503,898	$601,427
Net operating loss carried forward	149,362	237,776
Unpaid salaries and other accrued expenses	15,559	51,654
Lease liabilities	46,722	28,600
Provision for credit losses	-	7,919
Valuation allowance	(672,600)	(900,990)
Subtotal	42,941	26,386

Deferred tax liabilities:
Right-of-use assets	(42,941)	(26,386)
Subtotal	(42,941)	(26,386)
Deferred tax assets, net	$-	$-

Changes in valuation allowance are as follows:

	As of June 30,
	2023	2024
Balance at the beginning of the year	$436,533	$672,600
Additions	239,409	233,529
Decrease	3,953	(5,092)
Disposal	-	(327)
Effect of change of preferential tax rate	37,557	3,099
Effect of exchange rate changes	(44,852)	(2,819)
Balance at the end of the year	$672,600	$900,990

F-42

13. Taxation (continued)

As of June 30, 2023 and 2024, the Group had net operating loss carryforwards of $1,165,378 and $1,741,770, respectively, which arose from the Group’s subsidiaries established in the PRC. The standard expiration period for net operating loss carryforwards for PRC enterprises is five years. As of June 30, 2023 and 2024, deferred tax assets from the net operating loss carryforwards were $149,362 and $237,776, respectively. Due to uncertainties surrounding future utilization of deferred tax assets, the Group has recognized a valuation allowance of $672,600 and $900,990 as of June 30, 2023 and 2024, respectively.

As of June 30, 2024, net operating loss carryforwards from PRC will expire, if unused, in the following amounts:

For the year ending June 30,	Amount
2026	$126,860
2027	367,089
2028	656,421
2029	591,400
Total	$1,741,770

F-43

14. Ordinary shares

Upon the establishment of the Company on January 16, 2024, 5,000,000,000 ordinary shares were authorized and the Company issued 1,159,682,763 ordinary shares, par value $0.00001 per share to a group of individual shareholders, who were the proportionate former individual shareholders of 99 Loyalty before the Reorganization.

As a result of the recapitalization, all share and per share data in the consolidated financial statements have been retrospectively adjusted to all periods presented.

15. Net loss per share

The following table sets forth the basic and diluted net loss per share computation and provides a reconciliation of the numerator and denominator for the years presented:

	For the years ended June 30,
	2023	2024
Numerator:
Net loss attributable to Leading	$(1,177,099)	$(994,553)

Denominator:
Weighted average number of ordinary shares	1,159,682,763	1,159,682,763

Net loss per ordinary share
—Basic and diluted	$(0.0010)	$(0.0009)

F-44

16. Concentration

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of accounts receivable. The Group conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Group evaluates its collection experience and long outstanding balances to determine the need for an allowance for credit losses. The Group conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

The following table sets forth a summary of single customer who represent 10% or more of the Group’s total accounts receivable.

	As of June 30,
	2023	2024
Percentage of the Group’s accounts receivable
Customer A	*	52.7%
Customer B	*	18.5%
Customer C	66.0%	17.9%

The following table sets forth a summary of a single customer who represents 10% or more of the Group’s total revenues.

	For the years ended June 30,
	2023	2024
Percentage of the Group’s total revenue
Customer C	24.8%	23.7%
Customer A	17.2%	19.3%
Customer B	*	10.4%

The following table sets forth a summary of a single supplier who represents 10% or more of the Group’s total accounts payable.

	As of June 30,
	2023	2024
Percentage of the Group’s accounts payable
Supplier A	80.8%	61.4%

The following table sets forth a summary of several suppliers who represent 10% each or more of the Group’s total purchases.

	For the years ended June 30,
	2023	2024
Percentage of the Group’s total purchase
Supplier B	*	18.8%
Supplier C	24.5%	*
Supplier D	12.0%	*

*represents percentage less than 10%

F-45

17. Restricted net assets

A significant portion of the Group’s operations are conducted through its PRC (excluding Hong Kong) subsidiaries, VIE and VIE’s subsidiaries, the Group’s ability to pay dividends is primarily dependent on receiving distributions of funds from its PRC subsidiaries, VIE and VIE’s subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by its PRC subsidiaries, VIE and VIE’s subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital of the PRC subsidiaries, VIE and VIE’s subsidiaries included in the Group’s consolidated net assets are also non-distributable for dividend purposes.

In accordance with the PRC regulations on Enterprises with Foreign Investment, a WFOE established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A WFOE is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. WFOE is subject to the above mandated restrictions on distributable profits.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide a statutory common reserve of at least 10% of its annual after-tax profit until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide for a discretionary surplus reserve, at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. All of the Group’s PRC subsidiaries, VIE and VIE’s subsidiaries are subject to the above mandated restrictions on distributable profits.

As a result of these PRC laws and regulations, the Group’s PRC subsidiaries, VIE and VIE’s subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. As of June 30, 2023 and 2024, net assets restricted in the aggregate, which include paid-in capital and statutory reserve funds of the Group’s PRC subsidiaries, that are included in the Group’s consolidated net assets were approximately $4,345,191 and $4,361,231, respectively.

F-46

18. Condensed Financial Information of the Parent Company

Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries, VIE and VIE’s subsidiaries exceed-25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated-subsidiaries, VIE and VIE’s subsidiaries shall mean that amount of the registrant's proportionate share of net assets of consolidated subsidiaries, VIE and VIE’s subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the Parent Company by subsidiaries in-the form of loans, advances or cash dividends without the consent of a third party. The condensed Parent Company only financial statements have been prepared in accordance with Rule 12-04. Schedule of Regulation S-X as the restricted net assets of the Company's PRC subsidiary, VIE and VIE’s subsidiaries exceed 25% of the consolidated net assets of the Group.

The Group performed a test on the restricted net assets of consolidated subsidiary in accordance with U.S. Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the Parent Company.

The condensed financial information of the Parent Company, Leading, has been prepared using the same accounting policies as set out in Group’s consolidated financial statements except that the Parent Company has used equity method to account for its investment in its subsidiaries, VIE and VIE’s subsidiaries.

The Company’s share of income and losses from its subsidiaries, VIE and VIE’s subsidiaries is reported as share of losses from subsidiaries, VIE and VIE’s subsidiaries in the accompanying condensed financial information of Parent Company.

The Parent Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands. The Parent Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

Condensed Balance Sheets

	As of June 30,
	2023	2024
ASSETS
Investment in subsidiaries, VIE and VIE’s subsidiaries	$67,168	$-
Total assets	67,168	-

LIABILITIES
Deficit of investment in subsidiaries, VIE and VIE’s subsidiaries	-	1,114,698
Total liabilities	-	1,114,698

SHAREHOLDERS’ EQUITY/(DEFICIT)
Ordinary Shares (US$0.00001 par value per share; 5,000,000,000 and 5,000,000,000 shares authorized as of June 30, 2023 and 2024; 1,159,682,763 and 1,159,682,763 shares issued and outstanding as of June 30, 2023 and 2024, respectively)	11,597	11,597
Additional paid-in capital	4,325,547	4,325,547
Accumulated deficit	(4,392,720)	(5,581,375)
Accumulated other comprehensive income	122,744	129,533
Total shareholders' equity/(deficit)	67,168	(1,114,698)
Total liabilities and shareholders' equity/(deficit)	$67,168	$-

F-47

18. Condensed Financial Information of the Parent Company (continued)

Condensed Statements of Operations

	For the years ended June 30,
	2023	2024
Operating expenses:
Share of loss in subsidiaries, VIE and VIE’s subsidiaries	$(1,177,099)	$(994,553)
Loss from operations	(1,177,099)	(994,553)
Income tax expense	-	-
Net loss	$(1,177,099)	$(994,553)

Condensed Statements of Cash Flows

Leading, the Parent Company, had no cash activities for the years ended June 30, 2023 and 2024.

19. Subsequent events

On August 15, 2024, the Company entered into a Business Combination Agreement with Healthcare AI Acquisition Corp.(“HAIA”) and Leading Partners Limited (the “PubCo”), an exempted Cayman Islands company with limited liability. As the consideration of the Business Combination, the Company’s equity holders will receive an aggregate of 43,000,000 PubCo Class A Ordinary Shares derived by dividing (a) the purchase price $430,000,000, by (b) $10.00, in exchange for all of the Company’s issued and outstanding shares. The Business Combination are expected to be consummated after obtaining the required approval by the shareholders of HAIA and the Company, and the satisfaction of certain other customary closing conditions.

The Group has evaluated subsequent events to the balance sheet date of June 30, 2024 through October 30, 2024, the date of issuance of the consolidated financial statements, and did not identify any subsequent events with material financial impact on the financial statements other than those discussed in above.

F-48

 Leading Group Limited

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in U.S. dollars (“US$”), except for share and per share data)

	As of June 30,	As of December 31,
	2024	2024

ASSETS
Current assets:
Cash	$1,094,586	$779,903
Restricted cash	690,761	684,997
Accounts receivable, net	8,397,790	5,554,745
Advances to suppliers	1,993,609	2,234,127
Prepaid expenses and other current assets	309,952	185,225
Total current assets	12,486,698	9,438,997

Non-current assets:
Property and equipment, net	929	766
Intangible assets, net	3,715,324	3,698,985
Right-of-use assets, net	105,545	58,088
Deferred offering costs	558,540	1,277,184
Other non-current assets	-	450,000
Total non-current assets	4,380,338	5,485,023
Total assets	$16,867,036	$14,924,020

LIABILITIES
Current liabilities:
Short-term borrowings	3,440,114	5,438,878
Accounts payable	5,979,062	6,688,422
Deferred revenue	2,285,330	2,032,883
Amount due to related parties	5,512,977	2,360,626
Income tax payable	107,383	117,347
Lease liabilities, current	105,076	59,684
Accrued expenses and other payables	542,468	1,480,296
Total current liabilities	17,972,410	18,178,136

Non-current liabilities:
Lease liabilities, non-current	9,324	-
Total non-current liabilities	9,324	-
Total liabilities	17,981,734	18,178,136

Commitments and Contingencies

SHAREHOLDERS’ DEFICIT
Ordinary Shares (US$0.00001 par value per share; 5,000,000,000 and 5,000,000,000 shares authorized as of June 30 and December 31, 2024; 1,159,682,763 and 1,159,682,763 shares issued and outstanding as of June 30 and December 31, 2024, respectively*)	11,597	11,597
Additional paid-in capital	4,325,547	2,902,593
Statutory reserve	35,684	18,716
Accumulated deficit	(5,617,059)	(6,338,874)
Accumulated other comprehensive income	129,533	151,852
Total shareholders’ deficit	(1,114,698)	(3,254,116)
Total liabilities and shareholders’ deficit	$16,867,036	$14,924,020

*The shares and per share data are presented on a retroactive basis to reflect the Company’s reorganization. (Note 13).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-49

Leading Group Limited

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in U.S. dollars (“US$”), except for share and per share data)

	For the six months ended December 31,
	2023	2024
Operating revenues, net	$20,717,270	$40,083,084

Operating costs and expenses:
Operating costs	(20,380,140)	(39,322,059)
Selling and marketing expenses	(458,589)	(554,730)
General and administrative expenses	(105,656)	(743,510)
Research and development expenses	(23,198)	(26,790)
Total operating costs and expenses	(20,967,583)	(40,647,089)
Loss from operation	(250,313)	(564,005)

Other (expenses)/income:
Financial expenses, net	(430,352)	(161,200)
Other income, net	57,742	3,153
Total other loss, net	(372,610)	(158,047)

Loss before income tax expense	(622,923)	(722,052)
Income tax expense	(22,272)	(16,731)
Net loss	$(645,195)	$(738,783)

Other comprehensive (loss)/income:
Foreign currency translation adjustments	(14,501)	22,319
Total other comprehensive (loss)/income	(14,501)	22,319
Total comprehensive loss	$(659,696)	$(716,464)

Loss per ordinary share
Basic and diluted*	(0.0006)	(0.0006)
Weighted average number of ordinary shares outstanding
Basic and diluted*	1,159,682,763	1,159,682,763

*The shares and per share data are presented on a retroactive basis to reflect the Company’s reorganization. (Note 13).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-50

Leading Group Limited

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(Amounts in U.S. dollars (“US$”), except for share and per share data)

	Ordinary Shares		Additional paid-in	Statutory	Accumulated	Accumulated other comprehensive	Total shareholders’ equity/
	Share*	Amount	capital	reserve	deficit	income	(deficit)
Balance as of June 30, 2023	1,159,682,763	$11,597	$4,325,547	$19,644	$(4,412,364)	$122,744	$67,168
Adoption of ASC326	-	-	-	-	(193,837)	-	(193,837)
Appropriation to statutory reserve	-	-	-	3,160	(3,160)	-	-
Net loss	-	-	-	-	(645,195)	-	(645,195)
Foreign currency translation adjustments	-	-	-	-	-	(14,501)	(14,501)
Balance as of December 31, 2023	1,159,682,763	11,597	4,325,547	22,804	(5,254,556)	108,243	(786,365)
Balance as of June 30, 2024	1,159,682,763	11,597	4,325,547	35,684	(5,617,059)	129,533	(1,114,698)
Deemed dividend to original shareholders in the Reorganization (Note 9)	-		(1,422,954)				(1,422,954)
Appropriation to statutory reserve	-	-	-	(16,968)	16,968	-	-
Net loss	-	-	-	-	(738,783)	-	(738,783)
Foreign currency translation adjustments	-	-	-	-	-	22,319	22,319
Balance as of December 31, 2024	1,159,682,763	$11,597	$2,902,593	$18,716	$(6,338,874)	$151,852	$(3,254,116)

*The shares and per share data are presented on a retroactive basis to reflect the Company’s reorganization. (Note 13).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-51

Leading Group Limited

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in U.S. dollars (“US$”), except for share and per share data)

	For the Six months ended December 31,
	2023	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(645,195)	$(738,783)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	48	161
Amortization of operating lease right-of-use asset	46,971	47,795
(Reversal of)/provision on allowance for credit losses	(179,553)	4,209
Changes in operating assets and liabilities:
Accounts receivable	(2,993,832)	2,849,843
Advance to suppliers	(566,566)	(253,544)
Prepaid expenses and other current assets	47,966	125,471
Accounts payable	26,993	748,221
Deferred revenue	(1,478,983)	(246,538)
Amount due to related parties	4,312,643	(4,157,326)
Accrued expenses and other payables	275,507	(164,227)
Income tax payable	17,376	10,615
Lease liabilities	(60,802)	(55,139)
Net cash used in operating activities	(1,197,427)	(1,829,242)

CASH FLOWS FORM FINANCING ACTIVITIES
Proceeds from short-term borrowings	4,236,527	8,019,006
Repayments of short-term borrowings	(3,047,811)	(5,970,711)
Payment for consideration of equity interest transfer in Reorganization	-	(278,680)
Payment for deferred offering costs	(232,448)	(258,309)
Net cash provided by financing activities	956,268	1,511,306

Effect of exchange rate changes on cash and restricted cash	(168,916)	(2,511)

Net change in cash and restricted cash	(410,075)	(320,447)

Cash and restricted cash, beginning of the period	1,556,010	1,785,347
Cash and restricted cash, end of the period	$1,145,935	$1,464,900

Reconciliation of cash and restricted cash
Cash	$441,700	$779,903
Restricted cash	704,235	684,997
Total cash and restricted cash in the statement of cash flow	$1,145,935	$1,464,900

Supplemental disclosures of cash flow information:
Income tax paid	$3,280	$6,117
Interest expense paid	$3,589	$164,055

Supplemental disclosures of non-cash activities:
Addition of right-of-use assets	$28,399	$-
Payment of deferred offering costs by 99 Loyalty on behalf of the Group	$-	$797,325
Payment of promissory notes by 99 Loyalty on behalf of the Group	$-	$450,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-52

Leading Group Limited

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars (“US$”), except for share and per share data)

1. Organization and principal activities

Leading Group Limited (the “Company” or “Leading”) was incorporated under the law of the Cayman Islands as an exempted company with limited liability on January 16, 2024. The Company, through its directly owned subsidiaries, variable interest entity (“VIE”) and VIE’s subsidiaries (collectively, the “Group”), primarily engaged in the operation of insurance brokerage service and integrated marketing services in the People’s Republic of China (the “PRC” or “China”).

Leading owns 100% equity interest of Leading Group (BVI) Limited (“Leading BVI”), which was incorporated on February 28, 2024 as an investment holding company in British Virgin Islands. Leading Top HK Group Limited (“Leading HK”), a wholly-owned subsidiary of Leading BVI, was incorporated under the laws of Hong Kong, China on April 5, 2024. Shanghai Meiliding Digital Technology Co., Ltd. (“WFOE”), incorporated on June 17, 2024, as an investment holding company in China, directly owns 100% equity interest of Shanghai Jingkun Information Technology Co., Ltd. (“Shanghai Jingkun”), and control Shanghai Handong Information Technology Co., Ltd (“Shanghai Handong”) and its subsidiaries through contractual agreements.

On August 15, 2024, the Company entered into a Business Combination Agreement with Healthcare AI Acquisition Corp.(“HAIA”) and Leading Partners Limited (the “PubCo”), an exempted Cayman Islands company with limited liability. As the consideration of the Business Combination, the Company’s equity holders will receive an aggregate of 43,000,000 PubCo Class A Ordinary Shares derived by dividing (a) the purchase price US$430,000,000, by (b) US$10.00, in exchange for all of the Company’s issued and outstanding shares. The Business Combination is expected to be consummated after obtaining the required approval by the shareholders of HAIA and the Company, and the satisfaction of certain other customary closing conditions.

Reorganization

The Company commenced its operation through 99 Loyalty Limited (“99 Loyalty”) before the Reorganization. 99 Loyalty was incorporated under the laws of Hong Kong, China on May 5, 2013.

F-53

In preparation for the listing, the Group conducted a reorganization (the “Reorganization”) completed in July 2024, which involved the following steps:

•	99 Loyalty established Leading on January 16, 2024;

•

99 Loyalty granted shares representing 100% equity interest of Leading to its existing shareholders through equity dividends. The shareholders of Leading changed from 99 Loyalty to 99 Loyalty’s existing shareholders;

•	Formation of Leading BVI, Leading HK and WFOE.

•	Transfer of 100% equity interests of Shanghai Jingkun from original shareholders to WFOE at the consideration of US$1.4 million (RMB10.35 million).

•	Transfer of 20% equity interests of Tianjin Fengmai from original shareholder to WFOE at the consideration of nil.

•	Shanghai Handong and its shareholder entered into a series of contractual agreements (“VIE Agreements”) with WFOE, which are described below.

The currently effective contractual arrangements, as described in more detail below, by and among WFOE, Shanghai Handong, and shareholder of Shanghai Handong include: (i) certain exclusive call option agreement, proxy agreement and share interest pledge agreement, that enable the Company to exercise operational control over the VIE, and (ii) exclusive business cooperation agreement, that enable the Company to realize all of the economic risks and benefits arising from VIE and its subsidiaries. Therefore, the Group, through its wholly owned subsidiaries WFOE, has been determined to be the primary beneficiary of Shanghai Handong and its subsidiaries for accounting purposes and has consolidated Shanghai Handong’s and its subsidiaries’ assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements.

The shareholders and their respective equity interests in the entities remain similar immediately before and after the reorganization. Accordingly, the Reorganization has been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time, the entities under common control are presented on a consolidated basis for all periods to which such entities were under common control. Since all of the subsidiaries, VIE and VIE’s subsidiaries were under common control for the entirety of the six months ended December 31, 2023 and 2024, the results of these subsidiaries, VIE and VIE’s subsidiaries are included in the financial statements for both periods, and the equity has been restated to reflect the change as well.

F-54

As of December 31, 2024, the Group’s major subsidiaries are as follows:

Name	Date of Incorporation / acquisition	Place of incorporation	Percentage of direct or indirect economic interests	Principal activities
Wholly owned subsidiaries
Leading BVI	February 28, 2024	British Virgin Islands	100%	Investment holding company
Leading HK	April 5, 2024	Hong Kong	100%	Investment holding company
Shanghai Meiliding Digital Technology Co., Ltd. (“WFOE”)	June 17, 2024	PRC	100%	Investment holding company
Shanghai Jingkun Information Technology Co., Ltd. (“Shanghai Jingkun”)	May 9, 2019	PRC	100%	Integrated marketing services
Shanghai Zhihua Information Technology Co., Ltd. (“Shanghai Zhihua”)	April 23, 2019	PRC	100%	Integrated marketing services
Shanghai Jiaran Information Technology Co., Ltd. (“Shanghai Jiaran”)	May 9, 2019	PRC	100%	Integrated marketing services
Shanghai Langsi Information Technology Service Co., Ltd. (“Shanghai Langsi”)	December 1, 2020	PRC	100%	Integrated marketing services
Shanghai Gaoyou Information Technology Service Co., Ltd. (“Shanghai Gaoyou”)	December 1, 2020	PRC	100%	Integrated marketing services
Jiangxi Suzhao Information Technology Co., Ltd. (“Jiangxi Suzhao”)	December 27, 2021	PRC	100%	Integrated marketing services
Jiangxi Yantu Information Technology Co., Ltd. (“Jiangxi Yantu”)	December 27, 2021	PRC	100%	Integrated marketing services
Jiangsu Yanpu Information Technology Co., Ltd. (“Jiangsu Yanpu”)	July 14, 2021	PRC	100%	Integrated marketing services

VIE
Shanghai Handong	September 14, 2016	PRC	100%	Holding company

Subsidiaries of VIE
Tianjin Fengmai Information Technology Co., Ltd. (“Tianjin Fengmai”)	April 12, 2019	PRC	100%	Holding company
Beijing Dingli Insurance Brokerage Co., Ltd. (“Beijing Dingli’)	November 24, 2017	PRC	100%	Insurance brokerage service

F-55

1. Organization and principal activities (Continued)

VIE Agreements

The Chinese mainland authorities of the insurance brokerage industry set out certain qualifications for foreign investors of a foreign-invested insurance broker in Mainland China. As the Company lacks such qualifications, in order to have greater flexibility in carrying out business and implementing business strategies in compliance with laws and regulations in Mainland China, the Company replied on certain contractual arrangements with Shanghai Handong and its shareholder to conduct the insurance brokerage business.

Exclusive Call Option Agreement

Pursuant to the Exclusive Call Option Agreement among WFOE, Shanghai Handong and its shareholder, the shareholder irrevocably granted WFOE or any third party designated by WFOE an option to purchase all or part of their equity interests in Shanghai Handong at any time at a price determined at WFOE’s discretion. According to the Exclusive Call Option Agreement, the purchase price to be paid by the Company to shareholder of Shanghai Handong will be the minimum price permitted by applicable PRC Law at the time when such share transfer occurs. Without WFOE’s prior written consent, the shareholders and Shanghai Handong agreed not to, among other things: set encumbrance on, transfer all or part of, or dispose of the equity interests; amend the articles of association of Shanghai Handong; change the registered capital of Shanghai Handong or holding structure; change Shanghai Handong’s business activities; sell, assign, mortgage or dispose of any legal or beneficial rights to or in any of Shanghai Handong’s assets, business, or revenue; incur, assume or guarantee any debts; enter into any material contract; extend any loan or credit to any party, or provide any guarantee or assume any obligation of any party; merge or consolidate with any third party or acquire or invest in any third party; or distribute dividends. The shareholder and Shanghai Handong agreed to manage business and handle financial and commercial affairs prudently and in accordance with relevant laws and codes of practice. This Agreement will continue with full force and effect until the earlier of the date on which WFOE has acquired all of the Equity Interests in Shanghai Handong, or this Agreement is terminated by the mutual written consent.

Exclusive Business Cooperation Agreement

On June 28, 2024, WFOE entered into an Exclusive Business Cooperation Agreement with Shanghai Handong to enable WFOE to engage in the development and operation of the business in accordance with applicable laws. Under this Agreement, WFOE intends to use its labor, technology and information advantages to provide exclusive technical services, technical consultation and other services to Shanghai Handong, and Shanghai Handong agrees to accept such services. Additionally, WFOE has the full and exclusive right to manage and direct all cash flow and assets of Shanghai Handong and to direct and administrate the financial affairs and daily operation of Shanghai Handong. Shanghai Handong pays service fees to WFOE in an amount determined by WFOE in its sole discretion. If Shanghai Handong is unable to pay the service fees due to the actual managing situation, with the written consent of WFOE, the unpaid part of the service fees in the previous fiscal year can be deferred to the end of the next year and settled together. During the validity term of this agreement, WFOE will bear all the economic benefits and risks arising from the business of Shanghai Handong and its subsidiaries. WFOE will provide financial support to Shanghai Handong or its subsidiaries in the event of a loss or serious operational difficulties.

F-56

1. Organization and principal activities (Continued)

Power of Attorney Agreement

On June 28, 2024, the shareholder of Shanghai Handong signed the Power of Attorney Agreement to irrevocably entrust WFOE or any person(s) designated by WFOE to act as its attorney-in-fact to exercise any and all of its rights as a shareholder of Shanghai Handong, including, but not limited to, the right to convene, attend and present the shareholders’ meetings, vote, sign and perform as a shareholder; transfer, pledge or dispose of all the equity interest of Shanghai Handong held by the shareholder; collect the dividend, and participate in litigation procedures. This agreement is effective and irrevocable until the shareholder’s equity interest in Shanghai Handong has been transferred to WFOE or the person(s) designated by WFOE.

Share Interest Pledge Agreement

Under the Share Interest Pledge Agreement signed on June 28, 2024 by and among WFOE and the shareholder of Shanghai Handong, the shareholder of Shanghai Handong have agreed to pledge 100% equity interest in Shanghai Handong to WFOE to guarantee the performance obligations of Shanghai Handong under the Exclusive Business Cooperation Agreement, and the performance obligations of the shareholder under the Exclusive Call Option Agreement. If Shanghai Handong or its shareholder breach his contractual obligations under the agreement, WFOE, as pledgee, will have the right to exercise the pledge.

The shareholder also agreed that, without prior written consent of WFOE, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests. The pledge of equity interests in Shanghai Handong has been registered with the relevant office of the State Administration for Market Regulation in accordance with the Civil Code of the People’s Republic of China.

Spousal Commitment Letters

The spouse of the individual shareholder of Shanghai Handong has signed Spousal Commitment Letter. Under the Spousal Commitment Letter, the signing spouse unconditionally and irrevocably has agreed to the execution by his or her spouse of the above-mentioned Exclusive Business Cooperation Agreement, Exclusive Call Option Agreement, Power of Attorney Agreement and Share Interest Pledge Agreement, and that his or her spouse may perform, amend or terminate such agreements without his or her consent. In addition, in the event that the spouse obtains any equity interest in Shanghai Handong held by his or her spouse for any reason, he or she agrees to be bound by and sign any legal documents substantially similar to the contractual arrangements entered into by his or her spouse, as may be amended from time to time.

F-57

1. Organization and principal activities (Continued)

Risks in relation to the VIE structure

The Company believes that the contractual arrangements with its VIE and its respective shareholder are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could, among others:

•	revoke the business licenses and/or operating licenses of the Company;

•	discontinue or place restrictions or onerous conditions on the operations;

•	impose fines, confiscate the income from WFOE or the VIE, or impose other requirements with which the Company or the VIE may not be able to comply;

•

require the Company to restructure the ownership structure or operations, including terminate the contractual arrangements with the VIE and deregister the equity pledges of the VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exert operational control over the VIE, or impose restrictions on the Company’s right to collect revenues;

•	impose additional conditions or requirements with which the Company may not be able to comply;

•

require the Company to restructure the operations in such a way as to compel the Company to establish a new enterprise, re-apply for the necessary licenses or relocate our businesses, staff and assets; or

•	restrict or prohibiting the Company use of the proceeds of overseas offering to finance the business and operations in China.

The revenue producing assets that are held by the VIE and the VIE’s subsidiaries primarily comprise of electronic equipment, office equipment, insurance brokerage license and software. Substantially all of such assets are recognized in the Group’s consolidated financial statements, except for certain internally developed software, trademarks and patent applications which were not recorded in the Company’s consolidated balance sheets as they do not meet all the capitalization criteria.

F-58

The Company’s ability to conduct its business may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. As a result, the Company may not be able to consolidate its VIE in its consolidated financial statements as it may lose the ability to exert operational control over the VIE and its respective shareholder and it may lose the ability to receive economic benefits from the VIE. The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company, its PRC subsidiaries and VIE.

The interests of the shareholders of VIE may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing VIE not to pay the service fees when required to do so. The Company cannot assure that when conflicts of interest arise, shareholders of VIE will act in the best interests of the Company or that conflicts of interests will be resolved in the Company’s favor. The Company believes the shareholders of VIE will not act contrary to any of the contractual arrangements and the exclusive option agreements provide the Company with a mechanism to remove the current shareholders of VIE should they act to the detriment of the Company. The Company relies on certain current shareholders of VIE to fulfill their fiduciary duties and abide by laws of the PRC and act in the best interest of the Company. If the Company cannot resolve any conflicts of interest or disputes between the Company and the shareholders of VIE, the Company would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.

The following financial statement amounts and balances of the VIE and its subsidiaries were included in the accompanying consolidated financial statements after elimination of intercompany transactions within the consolidated VIE:

	As of June 30,	As of December 31,
	2024	2024
Total assets	$7,330,423	$8,192,423
Total liabilities	$9,710,865	$11,097,874

	For the six months ended
	December 31,
	2023	2024
Total net revenue	$20,606,190	$39,815,170
Net loss	$(251,502)	$(544,626)

Net cash provided by operating activities	$137,120	$26,396
Net cash used in investing activities	$-	$-
Net cash used in financing activities	$(232,448)	$(258,309)

F-59

As of June 30 and December 31, 2024, there were no pledge or collateralization of the VIE’s assets that can only be used to settle obligations of the VIE. The amount of the net liabilities of the VIE was US$2,380,442 and US$2,905,451 as of June 30 and December 31, 2024, respectively. The creditors of the VIE’s third party liabilities did not have recourse to the general credit of the Company in normal course of business. Currently there is a contractual arrangement that would require the Company or its subsidiaries to provide financial support to the VIE. Under the Exclusive Business Cooperation Agreement signed on June 28, 2024 between WFOE and the VIE, WFOE will provide financial support to the VIE or the VIE’s subsidiaries in the event of a loss or serious operational difficulties during the validity term of this agreement.

2. Summary of significant accounting policies

(a). Basis of presentation and principles of combination

The unaudited condensed consolidated financial statements include the financial statements of the Group. The accompanying unaudited condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). All adjustments necessary for a fair statement of the results for the periods presented have been included and that such adjustments are of a normal recurring nature pursuant to Regulations S-X-10. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. The accompanying unaudited condensed financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the years ended June 30, 2023 and 2024.

(b). Use of estimates

The preparation of the unaudited condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the unaudited condensed consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to allowance for credit losses, useful lives of long-lived assets, accounting for deferred income taxes and valuation allowance for deferred tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the unaudited condensed consolidated financial statements.

F-60

(c). Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

•	Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

•	Level 3—Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

The Group’s financial instruments include cash and restricted cash, accounts receivable, other current assets, short-term borrowings, accounts payable, amount due to a related party, and other current liabilities. The carrying values of these financial instruments approximate their fair values due to their short-term maturities.

F-61

2. Summary of significant accounting policies (Continued)

(d). Foreign currency translation and transactions

The Group uses U.S. dollars (“US$”) as its reporting currency. The functional currency of the Company and its subsidiaries incorporated outside of PRC is US$, while the functional currency of the PRC entities is Renminbi (“RMB”) as determined based on the criteria of ASC 830, “Foreign Currency Matters”.

The unaudited condensed consolidated statements of operations and comprehensive loss and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive loss included in consolidated statements of changes in shareholders’ (deficit)/equity. Gains and losses from foreign currency transactions are included in the consolidated statements of operations and comprehensive loss.

The following table outlines the currency exchange rates that were used in creating the unaudited condensed consolidated financial statements, which is derived from the currency exchange data set forth in the H.10 statistical release of the U.S. Federal Reserve Board:

	As of June 30,	As of December 31,
	2024	2024
Balance sheet items, except for equity accounts
US$ against RMB	7.2672	7.2993

	For the six months ended December 31,
	2023	2024
Items in the statements of operations and comprehensive loss, and statements of cash flows
US$ against RMB	7.2347	7.1767

F-62

2. Summary of significant accounting policies (Continued)

(e). Accounts receivable, net

Accounts receivable, net are stated at the original amount less an allowance for doubtful receivable. Accounts receivable of the Group mainly represents insurance brokerage commission fee receivables and integrated marketing services fee receivables from insurance companies. The Group adopted ASU 2016-13 from July 1, 2023 using modified-retrospective transition approach with a cumulative-effect adjustment to shareholders’ deficit amounting to US$193,837 recognized as of July 1, 2023. The Group assesses collectability by reviewing accounts receivable on a collective basis where similar characteristics exist, primarily based on similar business lines, and on an individual basis when the Group identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Group considers historical collectability based on past due status, the age of the accounts receivable balances, credit quality of the Group’s customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Group’s ability to collect from customers.

Based on the business practices and historical experience with the Group’s customers, primarily insurance companies, the Group considers that receivable over 1 year to be past due. As of June 30 and December 31, 2024, the aging of accounts receivable within one year were US$8,160,646 and US$5,301,739, respectively; and the accounts receivable between 1 year to 2 years were US$261,005 and US$280,900, respectively.

(f). Revenue recognition

The Group recognizes revenues pursuant to ASC 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, the Group recognizes revenue to depict the transfer of promised services to customers in an amount that reflects the consideration to which the Group expects to receive in exchange for those services, reduced by value added tax. Net revenues are presented net of tax and surcharges. To achieve the core principle of this standard, the Group applied the following five steps:

1.	Identification of the contract, or contracts, with the customer;
2.	Identification of the performance obligations in the contract;
3.	Determination of the transaction price;
4.	Allocation of the transaction price to the performance obligations in the contract; and
5.	Recognition of the revenue when, or as, a performance obligation is satisfied.

F-63

2. Summary of significant accounting policies (Continued)

(f) Revenue recognition (Continued)

The Group generates revenues from providing customers insurance brokerage service and integrated marketing services. Revenues is presented net of value added taxes (“VAT”) and surcharges. The following table disaggregates the Group’s net revenues for the six months ended December 31, 2023 and 2024:

	For the six months ended December 31,
	2023	2024
By revenue type
Insurance brokerage service	$20,606,190	$39,815,170
Auto insurance products	8,592,781	12,634,499
Engineering insurance products	789,313	8,812,682
Liability insurance products	4,306,694	6,348,433
Other P&C insurance products	2,507,677	4,244,714
L&H insurance products	4,409,725	7,774,842
Integrated marketing services	111,080	267,914
Total	$20,717,270	$40,083,084

Insurance brokerage service

The Group provides insurance brokerage services by distributing insurance products to the insurance purchasers on behalf of insurance companies, primarily in the (i) auto insurance products; (ii) liability insurance products, mainly including travel insurance products, casualty insurance products, and corporate insurance products; (iii) engineering insurance products; (iv) other P&C insurance products and (v) L&H insurance products, mainly health insurance and accident insurance products. As an agent of the insurance companies, the Group primarily earns commissions based on a percentage of total premiums paid by the insurance purchasers. The brokerage fee rate shall be based on the terms specified in the service contracts with the insurance companies. In some cases, the Group charged insurance brokerage service fees from insurer customers based on the number of insurance policies that the Group broker. The transaction price is fixed without any variable considerations.

The Group provides services including: (i) distributing insurance products to the insurance purchasers; (ii) assisting collecting of insurance premium; (iii) assisting the insurance policyholder to submit with insurance claims; and (iv) other administrative tasks in the services. The Group identifies only one performance obligation in insurance brokerage services to distribute insurance products successfully to the insurance purchasers on behalf of the insurance companies. The Group has concluded that other services are immaterial in the context of the contract. The performance obligation is considered rendered and completed, and revenue is recognized, at the time an insurance policy becomes effective, that is, when the insurance policy is signed, and the premium is collected from the insurance purchaser. The Group has satisfied the performance obligation to recognize revenue when the premiums are collected by the respective insurance companies and not before, because collectability is not ensured until receipt of the premium. Accordingly, the Group does not accrue any commission revenue prior to the receipt of the related premiums by insurance companies. No allowance for cancellation has been provided for brokerage services as cancellation of policies rarely occur.

F-64

2.Summary of significant accounting policies (continued)

(f) Revenue recognition (continued)

Integrated marketing services

The Group defines insurance companies as the Group’s customers and the Group provides integrated marketing services to insurance companies in order to help them retain and attract more clients. The Group identified single performance obligation to provide integrated marketing services to customers. The integrated marketing services primarily include procurement and issuance of benefits vouchers, including cell-phone recharge cards, fuel recharge cards and gift coupons, on behalf of insurance companies to their customers. The Group charges the service fee based on the number of service orders or vouchers issued at a fixed amount/rate per order or voucher. The transaction price is fixed without any rebates, discounts, or any other variable consideration or payable to customers.

The Group acts as an agent as the Group does not control the right to services before the services are provided to customers and the Group does not direct other parties to provide the services to customers on the Group’s behalf. Specifically, the Group bears no inventory risk as vouchers are purchased on insurance companies demand, and has no discretion in establishing the price with customers and with service providers. The Group recognizes revenue on a net basis at a point of time when the benefit vouchers are issued. The Group does not provide refunds to customers when a voucher is expired but not used.

Contract Balances

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Group has satisfied its performance obligation and has an unconditional right to the payment. Contract assets represent the Group’s right to consideration in exchange for goods or services that the Group has transferred to a customer. The Group has no contract assets as of June 30 and December 31, 2024.

The contract liabilities consist of deferred revenue, which represents the billings or cash received for services in advance of revenue recognition and is recognized as revenue when the performance obligation is satisfied. The Group’s deferred revenue amounted to US$2,285,330 and US$2,032,883 as of June 30 and December 31, 2024, respectively. During the six months ended December 31, 2023 and 2024, the Group recognized US$3,468,852 and US$2,285,330 that was included in deferred revenue balance at June 30, 2023 and 2024, respectively.

F-65

2. Summary of significant accounting policies (continued)

(g). Segment reporting

ASC 280, Segment Reporting, establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Based on the criteria established by ASC 280, the Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. As a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for internal reporting. As the Group’s long-lived assets are substantially located in the PRC, no segment geographical information is presented.

(h). Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

(i). Significant risk and uncertainties

Credit risk

Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and restricted cash. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of June 30 and December 31, 2024, US$1,092,081 and US$779,903 of cash, US$690,761 and US$684,997 of restricted cash are placed in financial institutions with high-credit ratings and quality in the PRC, and each bank provides a deposit insurance with the maximum limit of RMB500,000 to each of the Company’s subsidiaries who has an associated account(s) in that bank. As of June 30 and December 31, 2024, none of the Company’s bank accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) insurance. To limit the exposure to credit risk relating to deposits, the Group primarily places deposits with large financial institutions in China which management believes are of high credit quality and the Group also continually monitors their credit worthiness.

F-66

The Company’s operations are carried out in China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. In addition, the Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, rates and methods of taxation among other factors.

Foreign currency risk

Substantially all of the Company’s revenues and expenses and assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Concentration risks

Accounts receivables are typically unsecured and derived from the services rendered to customers that are located primarily in China, thereby exposed to credit risk. The risk is mitigated by the Group’s assessment of customers’ creditworthiness and its ongoing monitoring of outstanding balances. Refer to Note 15 for details.

Interest Rate Risk

Fluctuations in market interest rates may negatively affect the Group’s financial condition and results of operations. The Group have not been exposed to material risks due to changes in market interest rates as the borrowings held by the Group all bear interest at a fixed interest rate.

F-67

2. Summary of significant accounting policies (Continued)

(j). Recent accounting pronouncements

The Group expects to be an emerging growth company (“EGC”) as defined by the Jumpstart Our Business Startups Act (“JOBS Act”). The JOBS Act provides that an EGC can take advantage of extended transition periods for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Group elected to take advantage of the extended transition periods. Therefore, the Group’s unaudited condensed consolidated financial statements may not be comparable to the companies that comply with public company effective dates. However, this election will not apply should the Group cease to be classified as an EGC.

In December 2023, the FASB issued ASU 2023-09, Improvement to Income Tax Disclosure. This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. The Group expects the adoption of this ASU will not have a material effect on the Company’s unaudited condensed consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40), to improve the disclosures about an entity’s expenses including more detailed information about the types of expenses in commonly presented expense captions. At each interim and annual reporting period, entities will disclose in tabular format disaggregating information about prescribed categories underlying relevant income statement captions, as well as the total amount of selling expense and a description of the composition of its selling expense. The Group will adopt the amendments in this ASU for its fiscal year beginning on January 1, 2027. The Group is in the process of evaluation of the impact of adopting this new guidance on its unaudited condensed consolidated financial statement.

The Group did not identify other recent accounting pronouncements that could potentially have a material impact to the Group’s consolidated results of operations or financial position.

F-68

3. Liquidity and going concern

The Group was in a negative working capital position of US$5,485,712 and US$8,739,139 as of June 30 and December 31, 2024. The Group incurred net losses of US$645,195 and US$738,783 for the six months ended December 31, 2023 and 2024, respectively. Net cash used in operating activities were US$1,197,427 and US$1,829,242 for the six months ended December 31, 2023 and 2024, respectively. The accumulated deficit amounted to US$5,617,059 and US$6,338,874 as of June 30 and December 31, 2024, respectively.

The Group has funded its operations mainly from operational sources of cash, equity and debt financing. The Group’s liquidity is based on its ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds from financial institutions. Management believes that the amount of available cash balance as of December 31, 2024, and forecasted net cash flows for a period of one year after the issuance of the consolidated financial statements will be sufficient for the Group to satisfy its obligations and commitments when they become due for a reasonable period of time.

Accordingly, the unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

F-69

4. Accounts receivables, net

Accounts receivable, net consisted of the following:

	As of June 30,	As of December 31,
	2024	2024
Accounts receivable related to integrated marketing services	$7,523,048	$5,358,617
Accounts receivable related to insurance brokerage service	898,603	224,022
Less: provision for credit losses	(23,861)	(27,894)
Total accounts receivable, net	$8,397,790	$5,554,745

The Group reversed credit losses of US$179,553 and recorded credit losses of US$4,209 for the six months ended December 31, 2023 and 2024, respectively.

The Group entered into accounts receivable factoring agreements with recourse rights (the “Factoring Agreements”) with Xinghe Commercial Factoring Co., Ltd. The Factoring Agreements allows for advance payment, which are collateralized by assigned eligible accounts receivable, and no other fees, as well as service charges. The Factoring Agreements both have a scheduled term of 60 days.

As of June 30 and December 31, 2024, the following table summarized the accounts receivables collateralized and corresponding factoring amounts:

					Accounts receivable collateralized
Creditors	Annual Interest Rate	Commencement date	Maturity date	Factoring amount	As of June 30, 2024	As of December 31, 2024
Xinghe Commercial Factoring Co., Ltd.	15.00%	November 19, 2024	January 18, 2025	$835,697	$-	$1,047,868
Xinghe Commercial Factoring Co., Ltd.	15.00%	December 17, 2024	February 15, 2025	513,748	-	649,808
Xinghe Commercial Factoring Co., Ltd.	15.00%	November 22, 2024	January 21, 2025	506,898	-	635,501
Xinghe Commercial Factoring Co., Ltd.	15.00%	December 24, 2024	February 22, 2025	294,549	-	372,885
Xinghe Commercial Factoring Co., Ltd.	15.00%	May 21, 2024	July 20, 2024	1,376,045	1,725,779	-
Xinghe Commercial Factoring Co., Ltd.	15.00%	June 21, 2024	August 20, 2024	688,023	860,905	-
			Total	$4,214,960	$2,586,684	$2,706,062

The Group has continuing involvement with the assigned accounts receivable due to the recourse rights, which did not meet the derecognition criteria to derecognize the assigned accounts receivable. Therefore, proceeds from the factoring were accounted for as a secured borrowing with the pledge of collateral.

F-70

5. Intangible assets, net

Intangible, net consisted of the following:

	As of June 30,	As of December 31,
	2024	2024
Insurance brokerage license	$3,715,324	$3,698,985
Software	75,010	74,681
Less: accumulated amortization	(75,010)	(74,681)
Total intangible assets, net	$3,715,324	$3,698,985

For the six months ended December 31, 2023 and 2024, amortization expense amounted to nil and nil, respectively. Future estimated amortization expense is expected to be nil as intangible assets with definite useful life, including only software, are fully amortized as of December 31, 2024.

6. Non-current assets

	As of June 30,	As of December 31,
	2024	2024
Unsecured promissory note receivable(i)	$-	$450,000
Total non-current assets	$-	$450,000

(i)

On August 23 and November 21, 2024, HAIA issued unsecured promissory notes (the “Notes”) to the Company, for a loan to HAIA in an amount of US$350,000 and US$100,000, respectively, for working capital purposes to complete a Business Combination. On December 18, 2024, HAIA, the Company and the PubCo entered into an Amended & Restated Promissory Note (the “A&R Leading Note”) whereby the Notes were combined into one note and the repayment terms were amended such that the right to convert the Notes into PubCo Class A Ordinary Shares was eliminated and the A&R Leading Note shall be repaid in cash, due at the time of the closing of the Business Combination. The A&R Leading Notes do not bear interest and matures upon the closing of the Business Combination, payable in cash.

F-71

7. Short-term borrowings

As of June 30 and December 31, 2024, the short-term borrowings were for working capital purposes. Short-term borrowings consisted of the following:

Creditors	Annual Interest Rate	Borrowing date	Maturity date	As of June 30, 2024	As of December 31, 2024
Xinghe Commercial Factoring Co., Ltd. (i)	15.00%	November 19, 2024	January 18, 2025	$-	$835,697
Industrial and Commercial Bank of China(ii)	3.10% (LPR-0.35%)	April 30, 2024	April 28, 2025	688,023	684,997
Bank of Ningbo(iii)	4.20%	October 25, 2024	October 24, 2025	-	684,997
Shanghai Pudong Development Bank(iv)	3.30% (LPR+0.20%)	November 27, 2024	November 26, 2025	-	684,997
Shanghai Pudong Development Bank(iv)	3.30% (LPR+0.20%)	December 23, 2024	December 22, 2025	-	684,997
Xinghe Commercial Factoring Co., Ltd. (i)	15.00%	December 17, 2024	February 15, 2025	-	513,748
Xinghe Commercial Factoring Co., Ltd. (i)	15.00%	November 22, 2024	January 21, 2025	-	506,898
Xinghe Commercial Factoring Co., Ltd. (i)	15.00%	December 24, 2024	February 22, 2025	-	294,549
Bank of Nanjing(v)	3.50% (LPR+0.15%)	August 20, 2024	August 19, 2025	-	273,999
Bank of Shanghai(vi)	3.65% (LPR+0.30%)	October 28, 2024	October 28, 2025	-	273,999
Xinghe Commercial Factoring Co., Ltd. (i)	15.00%	May 21, 2024	July 20, 2024	1,376,045	-
Xinghe Commercial Factoring Co., Ltd. (i)	15.00%	June 21, 2024	August 20, 2024	688,023	-
Shanghai Pudong Development Bank(vii)	3.50% (LPR+0.05%)	November 29, 2023	November 28, 2024	688,023	-
			Total	$3,440,114	$5,438,878

The interest expenses related to short-term loans were US$60,715 and US$153,552 for the six months ended December 31, 2023 and 2024, respectively. The weighted average interest rates of short-term loans outstanding were 11.54% and 8.04% per annum for the six months ended December 31, 2023 and 2024, respectively.

(i)

Shanghai Zhihua entered into Factoring Agreements with Xinghe Commercial Factoring Co., Ltd (See Note 4). Since the Factoring Agreements was with recourse, the accounts receivable factoring transaction did not qualify as a transfer of financial assets to be considered as a sale under ASC860, and was accounted for as short-term borrowings without derecognition of accounts receivable.

(ii)

On April 25, 2024, Shanghai Zhihua entered into a non-revolving loan facility of RMB5,000,000 (US$684,997) with Industrial and Commercial Bank of China with annual interest rate of 3.10%, which was guaranteed by Yingjin Zhang, the executive director of Shanghai Zhihua, and his spouse Xiucui Hu.

(iii)

On October 24, 2024, Shanghai Zhihua entered into a non-revolving loan facility of RMB5,000,000 (US$684,997) with Bank of Ningbo with annual interest rate of 4.20% and the loan was matured on October 24, 2025.

(iv)

On November 19, 2024 and December 16, 2024, Shanghai Zhihua entered into two non-revolving loan facilities of RMB5,000,000 (US$684,997) with Shanghai Pudong Development Bank with annual interest rate of 3.30%, which were guaranteed by Yingjin Zhang, the executive director of Shanghai Zhihua, and his spouse Xiucui Hu.

(v)

On August 18, 2024, Shanghai Zhihua entered into a non-revolving loan facility of RMB2,000,000 (US$273,999) with Bank of Nanjing with annual interest rate of 3.50%, which was guaranteed by Yingjin Zhang, the executive director of Shanghai Zhihua, and his spouse Xiucui Hu.

(vi)

On October 18, 2024, Shanghai Jiaran entered into a non-revolving loan facility of RMB2,000,000 (US$273,999) with Bank of Shanghai with annual interest rate of 3.65%, which was guaranteed by Shanghai Zhihua, Yingjin Zhang, the executive director of Shanghai Zhihua, and his spouse Xiucui Hu.

(vii)

On November 29, 2023, the Group entered into a non-revolving loan facility of RMB5,000,000 (US$688,023) with Shanghai Pudong Development Bank with annual interest rate of 3.50%, which was guaranteed by Yingjin Zhang, the executive director of Shanghai Zhihua, and his spouse Xiucui Hu.

F-72

8. Accounts payable

Accounts payable consisted of the following:

	As of June 30,	As of December 31,
	2024	2024
Payables for procurement of benefits coupons in integrated marketing services	$4,400,958	$4,900,454
Payables for channel cost in insurance brokerage service	1,578,104	1,787,968
Total accounts payable	$5,979,062	$6,688,422

F-73

9. Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following:

	As of June 30,	As of December 31,
	2024	2024
Payable for consideration of equity interest transfer in the Reorganization(i)	$-	$1,143,945
Payroll payable	56,966	120,177
Accrued daily expenses	133,315	113,770
Other tax payable	352,187	102,404
Total accrued expenses and other current liabilities	$542,468	$1,480,296

(i)

Through the Reorganization, 100% equity interest of Shanghai Jinkun was transferred from original shareholders to WFOE at the consideration of US$1.4 million, and US$0.3 million was repaid for the six months ended December 31, 2024. The Group accounted for the consideration of equity interest transfer in the Reorganization as a reduction of additional paid-in capital as a deemed dividend since there were accumulated deficit.

F-74

10. Leases

The Group has entered into various non-cancellable operating lease agreements for office space which are substantially located in PRC. The Group determines if an arrangement is a lease, or contains a lease, at inception and record the leases in the unaudited condensed consolidated financial statements upon lease commencement, which is the date when the lessor makes the underlying asset available for use by the lessee.

The balances for the operating leases are presented as follows within the condensed consolidated balance sheets:

	As of June 30,	As of December 31,
	2024	2024
Right-of-use assets	$105,545	$58,088

Lease liabilities - current	105,076	59,684
Lease liabilities - non-current	9,324	-
Total operating lease liabilities	$114,400	$59,684

The operating lease expense is recognized as selling and marketing expenses and general and administrative expenses.

	For the six months ended December 31,
	2023	2024
Operating leases expense excluding short-term lease expense	$51,090	$49,871
Short-term lease expense	15,565	9,575
Total	$66,655	$59,446

	As of June 30,	As of December 31,
	2024	2024
Weighted-average remaining lease term	1.11 years	0.61 years
Weighted-average discount rate	4.45%	4.45%

F-75

As of December 31, 2024, the maturities of the Group’s operating lease liabilities are as follows:

For the years ending June 30,	Amount
Remainder of 2025	$51,233
2026	9,326
Total minimum lease payment	60,559
Less: interest	(875)
Present value of lease obligation	$59,684

11. Related party transactions

Related party

The following is a list of a related party which the Group has transactions with:

No.	Name of the Related Party	Relationship
1	Shanghai Hanzhiyou Information Technology Services Ltd. (“Shanghai Hanzhiyou”)	An entity ultimately controlled by the same group of shareholders of the Group.
2	99 Loyalty Limited (“99 Loyalty”)	An entity ultimately controlled by the same group of shareholders of the Group.

Related party transactions

Significant transactions with the related party during the six months ended December 31, 2023 and 2024 were as follows:

	For the six months ended December 31,
	2023	2024
Cash transfer to Shanghai Hanzhiyou	$15,199,269	$22,165,687
Cash transfer from Shanghai Hanzhiyou	$5,367,838	$9,995,732
Procurement of benefit coupons provided by Shanghai Hanzhiyou on behalf of the Group	$14,199,364	$7,733,398
Payment of professional service expenses provided by 99 Loyalty on behalf of the Group	$-	$797,325
Payment of promissory notes by 99 Loyalty on behalf of the Group	$-	$450,000

F-76

Shanghai Hanzhiyou purchased the majority of benefit vouchers on behalf of the Group, and the cash transfer between Shanghai Hanzhiyou and the Group was for operational purpose, which was interest-free, unsecured and could be settled on demand.

Related party balances

Amount due to related parties as of June 30 and December 31, 2024 was as follows:

	As of June 30,	As of December 31,
	2024	2024
99 Loyalty	$91,008	$1,324,541
Shanghai Hanzhiyou	5,421,969	1,036,085
Total amounts due to related parties	$5,512,977	$2,360,626

12. Taxation

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

British Virgin Islands

Under the current laws of the British Virgin Islands, entities incorporated in British Virgin Islands are not subject to tax on their income or capital gains.

F-77

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, effective April 1, 2018, under the two-tiered profits tax rates regime, the first 2.0 million Hong Kong Dollar (“HKD”) of profits of the qualifying group entity will be taxed at 8.25%, and profits above HKD2.0 million will be taxed at 16.5%. Under Hong Kong tax laws, Hong Kong subsidiary is not taxed on its foreign-sourced income. Additionally, upon payments of dividends by the from Hong Kong subsidiary to its shareholders, no withholding tax in Hong Kong will be imposed.

PRC

Under the PRC Enterprise Income Tax Law (the “EIT Law”), the standard enterprise income tax rate for domestic enterprises and foreign invested enterprises is 25%.

In accordance with Taxation [2021] No. 12, which was effective from January 1, 2021 to December 31, 2022 and Taxation [2023] No. 6 which was effective from January 1, 2023 to December 31, 2024, an enterprise qualified as a small-scale and low-profit enterprise receives a tax preference including a preferential tax rate of 2.5% on its taxable income below RMB1 million, and another preferential tax rate of 10% and 5% on its taxable income between RMB1 million and RMB3 million from January 1, 2021 to December 31, 2021, and from January 1, 2022 to December 31, 2022, respectively. In accordance with Taxation [2022] No. 13, which was effective from January 1, 2023 to December 31, 2024, preferential tax rate changes to 5% on taxable income below RMB1 million.

The following table sets forth current and deferred portion of income tax expense of the Company’s subsidiaries:

	For the six months ended December 31,
	2023	2024
Current income tax expense	$22,272	$16,731
Deferred income tax expense	-	-
Total income tax expense	$22,272	$16,731

F-78

12. Taxation (Continued)

A reconciliation between the Group’s actual provision for income taxes and the provision at the PRC, mainland statutory rate is as follows:

	For the six months ended December 31,
	2023	2024
Net loss before income tax	$(622,923)	$(722,052)
Income tax expense at statutory tax rate of 25%	(155,731)	(180,513)
Effect of preferential tax rates	82,881	44,755
Entertainment expense	1,782	6,716
Change in valuation allowance	93,340	145,773
Income tax expense	$22,272	$16,731

Deferred Taxes

The significant components of the net deferred tax assets are summarized below:

	As of June 30,	As of December 31,
	2024	2024
Deferred tax assets:
Temporary difference of cost and expense recognition	$601,427	$755,439
Net operating loss carried forward	237,776	253,268
Unpaid salaries and other accrued expenses	51,654	25,279
Lease liabilities	28,600	14,921
Provision for credit losses	7,919	5,968
Valuation allowance	(900,990)	(1,040,353)
Subtotal	26,386	14,522

Deferred tax liabilities:
Right-of-use assets	(26,386)	(14,522)
Subtotal	(26,386)	(14,522)
Deferred tax assets, net	$-	$-

F-79

12. Taxation (Continued)

Changes in valuation allowance are as follows:

	As of June 30,	As of December 31,
	2024	2024
Balance at the beginning of the period	$672,600	$900,990
Additions	233,529	178,159
Decrease	(5,092)	(32,386)
Disposal	(327)	-
Effect of change of preferential tax rate	3,099	-
Effect of exchange rate changes	(2,819)	(6,410)
Balance at the end of the period	$900,990	$1,040,353

As of June 30 and December 31, 2024, the Group had net operating loss carryforwards of US$1,741,770 and US$2,016,489, respectively, which arose from the Group’s subsidiaries established in the PRC. The standard expiration period for net operating loss carryforwards for PRC enterprises is five years. As of June 30 and December 31, 2024, deferred tax assets from the net operating loss carryforwards were nil. Due to uncertainties surrounding future utilization of deferred tax assets, the Group has recognized a valuation allowance of US$900,990 and US$1,040,353 as of June 30 and December 31, 2024, respectively.

As of December 31, 2024, net operating loss carryforwards from PRC will expire, if unused, in the following amounts:

For the fiscal year ending December 31,	Amount
2026	$126,301
2027	365,474
2028	651,347
2029	873,367
Total	$2,016,489

F-80

13. Ordinary shares

Upon the establishment of the Company on January 16, 2024, 5,000,000,000 ordinary shares were authorized and the Company issued 1,159,682,763 ordinary shares, par value US$0.00001 per share to a group of individual shareholders, who were the proportionate former individual shareholders of 99 Loyalty before the Reorganization.

As a result of the recapitalization, all share and per share data in the unaudited condensed consolidated financial statements have been retrospectively adjusted to all periods presented.

14. Net loss per share

The following table sets forth the basic and diluted net loss per share computation and provides a reconciliation of the numerator and denominator for the years presented:

	For the six months ended December 31,
	2023	2024
Numerator:
Net loss attributable to Leading	$(645,195)	$(738,783)

Denominator:
Weighted average number of ordinary shares	1,159,682,763	1,159,682,763

Net loss per ordinary share
—Basic and diluted	$(0.0006)	$(0.0006)

F-81

15. Concentration

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of accounts receivable. The Group conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Group evaluates its collection experience and long outstanding balances to determine the need for an allowance for credit losses. The Group conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

The following table sets forth a summary of single customer who represents 10% or more of the Group’s total accounts receivable.

	As of June 30,	As of December 31,
	2024	2024
Percentage of the Group’s accounts receivable
Customer A	18.5%	39.7%
Customer B	17.9%	25.1%
Customer C	52.7%	23.1%

The following table sets forth a summary of single customer who represents 10% or more of the Group’s total revenue.

	For the six months ended December 31,
	2023	2024
Percentage of the Group’s total revenue
Customer A	*	25.3%
Customer B	23.3%	20.8%
Customer C	18.6%	12.3%
Customer D	*	11.4%

*represents percentage less than 10%

F-82

The following table sets forth a summary of single supplier who represents 10% or more of the Group’s total accounts payable.

	As of June 30,	As of December 31,
	2024	2024
Percentage of the Group’s accounts payable
Supplier A	61.4%	53.9%
Supplier B	*	11.3%

The following table sets forth a summary of single supplier who represents 10% or more of the Group’s total purchase.

	For the six months ended December 31,
	2023	2024
Percentage of the Group’s total purchase
Supplier B	23.1%	17.1%
Supplier C	17.0%	*

*represents percentage less than 10%

16. Restricted net assets

A significant portion of the Group’s operations are conducted through its PRC (excluding Hong Kong) subsidiaries, VIE and VIE’s subsidiaries, the Group’s ability to pay dividends is primarily dependent on receiving distributions of funds from its PRC subsidiaries, VIE and VIE’s subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by its PRC subsidiaries, VIE and VIE’s subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital of the PRC subsidiaries, VIE and VIE’s subsidiaries included in the Group’s consolidated net assets are also non-distributable for dividend purposes.

In accordance with the PRC regulations on Enterprises with Foreign Investment, a WFOE established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A WFOE is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. WFOE is subject to the above mandated restrictions on distributable profits.

F-83

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide a statutory common reserve of at least 10% of its annual after-tax profit until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide for a discretionary surplus reserve, at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. All of the Group’s PRC subsidiaries, VIE and VIE’s subsidiaries are subject to the above mandated restrictions on distributable profits.

As a result of these PRC laws and regulations, the Group’s PRC subsidiaries, VIE and VIE’s subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. As of June 30 and December 31, 2024, net assets restricted in the aggregate, which include paid-in capital and statutory reserve funds of the Group’s PRC subsidiaries, VIE and VIE’s subsidiaries, that are included in the Group’s consolidated net assets were approximately US$4,361,231 and US$2,921,309, respectively.

17. Subsequent events

On January 13, 2025, HAIA issued an unsecured promissory note to the Company, for a loan to HAIA in an amount of US$52,693 for working capital purposes, including the monthly extension fee of US$13,173 (“Extension Fee”) paid to HAIA’s trust account, extending the time to complete a business combination until February 14, 2025. On January 17, 2025, HAIA issued another unsecured promissory note to the Company, for a loan to HAIA in an amount of US$100,000 for working capital purposes. Both of the promissory notes do not bear interest and mature upon the closing of the Business Combination, payable in cash. In the event of liquidation, all amounts due under the notes shall be repaid in cash.

The Group has evaluated subsequent events to the balance sheet date of December 31, 2024 through March 6, 2025, the date of issuance of the unaudited condensed consolidated financial statements, and did not identify any subsequent events with material financial impact on the financial statements other than those discussed in above.

F-84

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Healthcare AI Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Healthcare AI Acquisition Corp. (the “Company”)  as of December 31, 2024 and 2023, and the related statements of income, stockholders’ equity, and cash flows for the years then ended December 31, 2024 and 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended December 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Audit Matters

The critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

Bush & Associates CPA LLC

We have served as the Company’s auditor since June 11, 2024.

Henderson, Nevada

March 3, 2025

PCAOB ID Number 6797

F-85

HEALTHCARE AI ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2024	December 31, 2023

Assets
Cash on hand	$212	$212
Deferred offering costs	994,405	-
Prepaid expenses	-	-
Total current assets	994,617	212
Cash and investments held in trust account	4,664,536	6,588,790
Total assets	$5,659,153	$6,589,002

Liabilities and Shareholders’ Equity
Accrued offering costs and expenses	$1,148,721	$241,064
Promissory Note - related Party	675,751	216,449
Due to related party	447,174	135,745
Total current liabilities	2,271,646	593,258
Warrant liability	122,675	552,035
Total liabilities	2,394,321	1,145,293

Commitments and Contingencies (Note 6)
Class A ordinary share subject to possible redemption, 399,187 and 591,851 shares at redemption value of $11.69 and $11.13 as of December 31, 2024 and 2023, respectively	4,664,536	6,588,790

Shareholders’ Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Class A ordinary shares, $0.0001 par value;500,000,000 shares authorized; 5,390,599 shares issued and outstanding as of December 31, 2024 and 2023, respectively (excluding 399,187 and 591,851 shares subject to possible redemption, respectively)	539	539
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 1 share issued and outstanding as of December 31, 2024 and 2023, respectively	-	-
Additional paid-in capital	212,913	524,380
Accumulated deficit	(1,613,156)	(1,670,000)
Total Shareholders’ Deficit	(1,399,704)	(1,145,081)

Total Liabilities, Redeemable Ordinary Shares and Shareholders’ Deficit	$5,659,153	$6,589,002

The accompanying notes are an integral part of these financial statements.

F-86

HEALTHCARE AI ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2024	2023

Formation and operating costs	$670,810	$1,168,501
Loss from operations	(670,810)	(1,168,501)
Other income:
Interest income on investments held in Trust Account	298,294	4,734,543
Change in fair value of warrant liability	429,360	762,335
Total other income	727,654	5,496,878
Net income	$56,844	$4,328,377
Basic and diluted weighted average shares outstanding, Class A ordinary shares	5,963,975	12,714,493
Basic and diluted net income per ordinary share, Class A ordinary shares	$0.01	$0.28
Basic and diluted weighted average shares outstanding, Class B ordinary shares	1	2,658,379
Basic and diluted net income per ordinary share, Class B ordinary shares	$0.01	$0.28

The accompanying notes are an integral part of these financial statements.

F-87

HEALTHCARE AI ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2024 AND 2023

	Class A		Class B		Additional		Total
	Ordinary Share		Ordinary Share		Paid-in	Accumulated	Shareholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2022	-	$-	5,390,600	$539	$-	$(8,710,675)	$(8,710,136)
Conversion of class B shares to class A shares.	5,390,599	539	(5,390,599)	(539)	-	-	-
Re-measurement of Class A ordinary shares subject to possible redemption	-	-	-	-	-	(4,834,542)	(4,834,542)
Capital contribution	-	-	-	-	524,380	-	524,380
Forgive of deferred underwriter discount	-	-	-	-	-	7,546,840	7,546,840
Net income	-	-	-	-	-	4,328,377	4,328,377
Balance as of December 31, 2023	5,390,599	$539	1	$-	$524,380	$(1,670,000)	(1,145,081)
Re-measurement of Class A ordinary shares subject to possible redemption	-	-	-	-	(311,467)	-	(311,467)
Net income	-	-	-	-	-	56,844	56,844
Balance as of December 31, 2024	5,390,599	$539	1	$-	$212,913	$(1,613,156)	$(1,399,704)

The accompanying notes are an integral part of these financial statements.

F-88

HEALTHCARE AI ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$56,844	$4,328,377
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investments held in trust	(298,294)	(4,734,543)
Change in warrant liability	(429,360)	(762,335)
Changes in operating assets and liabilities:
Prepaid assets	-	222,834
Accrued offering costs and expenses	(86,748)	212,410
Due to related party	311,430	302,194
Deferred liabilities	-	30,000
Net cash (used in) operating activities	(446,128)	(401,063)

Cash flows from financing activities:
Proceeds of promissory note - related party	446,128	-
Net cash provided by financing activities	446,128	-

Net change in cash	-	(401,063)
Cash, beginning of the period	212	401,275
Cash, end of the period	$212	$212

Supplemental disclosure of cash flow information:
Accretion of Class A ordinary shares subject to possible redemption	$311,467	$4,834,543
Deferred offering costs included in accrued offering costs and expenses	$994,405	$-
Deferred underwriting payable forgave	$-	$7,546,840
Administrative service fee forgave by related party charge to additional paid in capital	$-	$177,095
Deferred offering costs assumed by related party charge to additional paid in capital	$-	$347,285
Redemption of shares from marketable securities held in trust account	$2,235,721	$221,294,640
Promissory loan from sponsor for extension	$13,173	$100,000

The accompanying notes are an integral part of these financial statements.

F-89

HEALTHCARE AI ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

Note 1 - Organization and Business Operations

Healthcare AI Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on February 12, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). On August 15, 2024, the Company entered into a Business Combination Agreement with Leading Group Limited, a Cayman Island exempted company that specializes in digital insurance brokerage services.

As of December 31, 2024, the Company had not commenced any operations. All activity for the period from February 12, 2021 (inception) through, 2024 relates to the Company’s formation, initial public offering, and initial business combination are described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the initial public offering of Company’s securities (“IPO”).

The registration statement for the Company’s IPO was declared effective on December 9, 2021 (the “Effective Date”). On December 14, 2021, the Company consummated the IPO of 21,562,401 units, including the issuance of 1,562,401 units as a result of the underwriters’ partial exercise of the over-allotment option (the “Units” and, with respect to the ordinary shares and warrants included in the Units being offered, the “Public Shares” and “Public Warrants,” respectively), at $10.00 per Unit, generating gross proceeds of $215,624,010, which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 11,124,960 warrants (the “Private Placement Warrants”), (including 624,960 Private Placement Warrants in connection with the partial exercise of the underwriters’ overallotment option), at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $11,124,960, which is discussed in Note 4.

Transaction costs amounted to $12,926,100 consisting of $4,312,480 of underwriting discount, $7,546,840 of deferred underwriting discount and $1,066,780 of other offering costs. In addition, $2,500,000 of cash was held outside of the Trust Account (as defined below) and is available for working capital purposes.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete an initial Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete an initial Business Combination successfully.

Following the closing of the IPO on December 14, 2021, an amount of $219,936,490 ($10.20 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Warrants was placed in a Trust Account (the “Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and may only be invested in U.S. government securities, within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay the income taxes, if any, the Company’s amended and restated memorandum and articles of association, as discussed below and subject to the requirements of law and regulation, provide that the proceeds from the IPO and the sale of the Private Placement Warrants held in the Trust Account will not be released from the Trust Account (1) to the Company, until the completion of the initial Business Combination, or (2) to the public shareholders, until the earliest of (a) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, subject to the limitations described herein, (b) the redemption of any public shares properly tendered in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of the obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within 18 months from the closing of the IPO or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares, and (c) the redemption of the public shares if the Company has not consummated an initial Business Combination within 18 months from the closing of the IPO , subject to applicable law. Public shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial Business Combination or liquidation if the Company has not consummated an initial Business Combination within 18 months from the closing of the IPO, with respect to such Class A ordinary shares so redeemed. The proceeds deposited in the Trust Account could become subject to the claims of the creditors, if any, which could have priority over the claims of the public shareholders.

F-90

The Company provides its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require us to seek shareholder approval under applicable law or stock exchange listing requirement. The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any, divided by the number of then-outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially set to be $10.20 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.

The Class A ordinary shares subject to redemption are recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”).

The Company originally had 18 months from the closing of the IPO to consummate the initial Business Combination (the “Combination Period”). If the Company has not consummated an initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial Business Combination within the Combination Period.

On June 8, 2023, the Company entered into a share purchase agreement in connection with the transfer from the Sponsor to Atticus Ale, LLC (the “New Sponsor”) of 3,184,830 Founder Shares (the “Transfer”) which Transfer closed on June 12, 2023 (the “Sponsor Handover”), on which date an amendment to the Letter Agreement was approved to allow the transfer of Class B ordinary shares of the Company, $0.0001 par value per share (“Founder Shares”) to Class A ordinary shares, on a one-for-one basis, by its initial shareholders, including the Sponsor, at any time prior to closing of business combination. On June 12, 2023, the Company approved a special resolution to the Articles of Association to extend the time to consummate a business combination until June 14, 2024, on a month-to-month basis by depositing $50,000 into the Company’s trust account for each one-month extension, up to twelve (12) times (the “New Extensions”). On the same date, the Articles of Association was also amended to remove the limitation that the Company may not redeem Public Shares to the extent that such redemption would result in the Company having net tangible assets of less than $5,000,001 (the “Redemption Limitation”) in order to allow the Company to redeem Public Shares irrespective of whether such redemption would exceed the Redemption Limitation.

F-91

In connection with the Sponsor Handover, the following agreements were executed: (i) a Joinder Agreement, dated June 12, 2023, between the Company and the New Sponsor, whereby the New Sponsor agreed to become a party to the Letter Agreement and the Registration Rights Agreement and transferring to the New Sponsor, following consummation of the Company’s initial business combination, the right to appoint three members to the board of directors; and (ii) a Warrant Exchange Agreement, dated June 12, 2023, between the Sponsor and the Company whereby upon the consummation of the initial business combination, the Placement Warrants will be exchanged for 500,000 Class A Shares.

Following the Sponsor Handover, 19,824,274 shares were redeemed by public shareholders for $10.54 per share. As a result, $208,992,255 was removed from the Company’s trust account to pay such shareholders.

On August 11, 2023, the Company held another extraordinary general meeting. As approved by its shareholders at the Special Meeting, the following proposal was approved as a special resolution, giving the Company the right to further extend the date by which it has to complete a business combination to December 14, 2024 with no additional amounts to be deposited into the Company’s trust account. In connection with the shareholders’ vote at the Special Meeting of Shareholders, 1,146,276 shares were further tendered for redemption. As a result, approximately $12,302,385 (approximately $10.73 per share) was removed from the Company’s Trust Account to pay such holders, without taking into account additional allocation of payments to cover any tax obligation of the Company since that date. Immediately following redemptions, the Company had 591,851 Class A Shares outstanding subject to possible redemption, and one Class B Share outstanding, and approximately $6,352,029 remain in the Company’s Trust Account.

On August 15, 2024, the Company entered into a Business Combination Agreement with Leading Partners Limited (the “Holdco” or “Combined Company”) and Leading Group Limited (“LEADING”), which is a provider of insurance products in the People’s Republic of China. The agreement provides that the Company’s ordinary shares will be cancelled in exchange for the right to receive Holdco Class A shares on a one-on-one basis at closing. The 11,124,960 private placement warrants purchased by the initial sponsor at the time of the Company’s initial public offering, will be cancelled in exchange for 500,000 Holdco Class A Ordinary Shares. In addition, LEADING equity holders will receive an aggregate of 43,000,000 Holdco Class A Ordinary Shares in exchange for 100% of the issued and outstanding shares of LEADING. Closing of the agreement is subject to satisfaction of certain conditions precedent to closing.

On November 26, 2024, the shareholders of the Company approved to further extend Business Combination deadline from December 14, 2024 to  May 14, 2025 on a month-to-month basis. Each monthly extension requires a cash deposit of $15,000 (or $0.033 per outstanding public share) to the trust account. In connection with the extension, 192,664 shares were further tendered for redemption. As a result, approximately $2,235,721 (approximately $11.60 per share) was removed from the Company’s Trust Account to pay such holders, without taking into account additional allocation of payments to cover any tax obligation of the Company since that date. Immediately following redemptions, the Company had 399,187 Class A Shares outstanding subject to possible redemption, and one Class B Share outstanding, and approximately $4,636,548 remain in the Company’s Trust Account.

Liquidity, Capital Resources and Going Concern

As of December 31, 2024 and 2023, the Company had $212 and $212, respectively, in its operating bank account, and working capital deficit of $1,277,029 and $593,046, respectively.

Prior to the completion of the IPO, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statement. The Company has since completed its IPO at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes.

F-92

The Company anticipates that the cash held outside of the Trust Account as of December 31, 2024, is not sufficient to allow the Company to operate for at least the next 12 months from the issuance of the financial statements, assuming that a business combination is not consummated during that time. Until consummation of its business combination, the Company will be using the funds not held in the Trust Account, any additional Working Capital Loans and promissory notes (as defined in Note 5) from the New Sponsor, certain of the Company’s new officers and directors , and certain third parties (see Note 5), for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

The Company originally had until June 14, 2023 to consummate a business combination. As of the date of this filing, after the approval of a series of special resolutions, the Company has the right to extend the date by which it has to complete a business combination by  May 14, 2025 on a month-by-month basis by depositing into the Company’s trust account held by the Trustee the lesser of $15,000 or $0.033 per outstanding public share for each monthly extension. It is uncertain that the Company will be able to consummate a business combination by either the date of consummation of a business combination or  May 14, 2025. If a business combination is not consummated by the required date, there will be a mandatory liquidation and subsequent dissolution. In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in FASB ASU2014-15, management has determined that mandatory liquidation, and subsequent dissolution, should the Company be unable to complete a business combination, raises substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements.

The Company can raise additional capital through Working Capital Loans and Promissory Notes from the New Sponsor, certain of the Company’s new officers, and directors, (see Note 5), or through loans from third parties. None of the New Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements.

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

F-93

Note 2 - Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

F-94

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $212 and $212 in cash held in its operating account as of December 31, 2024 and 2023, respectively. The Company did not have any cash equivalents as of December 31, 2024 and 2023.

Cash and Investments Held in Trust Account

At December 31, 2024 and 2023, the Company held $4,664,536 and $6,588,790 in the Trust Account assets which consisted entirely of investments in money market funds and cash, respectively. Following the Sponsor Handover, 19,824,274 and 1,146,276 shares were redeemed by public shareholders for $10.54 and $10.73 per share, respectively. As a result, $208,992,255 and $12,302,385 was removed from the Company’s trust account to pay such shareholders on June 13, 2023 and August 11, 2023, respectively. In connection with the extension in November 2024, 192,664 shares were redeemed by public shareholders for $11.60 per share. As a result, approximately $2,235,721 was removed from the Company’s trust account to pay such shareholders on December 2, 2024. Investments in money market funds are recognized at fair value and are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in the income from investments held in the Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

F-95

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

·	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

·

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

·

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC Topic 815, “Derivatives and Hedging—Contracts in Entity’s Own Equity” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC Topic 825 “Financial Instruments,” offering costs attributable to the issuance of the derivative warrant liabilities have been allocated based on their relative fair value of total proceeds and are recognized in the statement of operations as incurred.

Warrant Liabilities

The 21,906,161 warrants (10,781,201 Public Warrants and 11,124,960 Private Placement Warrants) issued in connection with the IPO are recognized as derivative liabilities in accordance with ASC 815-40.

 Accordingly, the Company recognized the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value will be recognized in the Company’s statement of operations. Derivative warrant liabilities will be classified as non-current liabilities as their liquidation will not be reasonably expected to require the use of current assets or require the creation of current liabilities.

On June 12, 2023, the Company entered into a Warrant Exchange Agreement with Healthcare AI Acquisition LLC (the “Former Sponsor”) whereby at the time of the initial business combination, the Former Sponsor will surrender for cancelation 11,124,960 private placement warrants purchased at the time of the IPO in exchange for the Company issuing to the Former Sponsor 500,000 Class A Shares.

Net (Loss) Income Per Ordinary Share

The Company complies with the accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net (loss) income per ordinary share is computed by dividing net (loss) income by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. On December 31, 2024 and 2023, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary share and then share in the earnings of the Company. As a result, diluted (loss) income per ordinary share is the same as basic (loss) income per ordinary share for the period presented. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per share for each class of ordinary share:

	For the Years Ended December 31,
	2024		2023
	Class A	Class B	Class A	Class B
Basic and diluted net income per share:
Numerator:
Allocation of net income	$56,844	$-	$3,579,885	$748,492
Denominator:
Weighted-average shares outstanding including ordinary shares subject to redemption	5,963,975	1	12,714,493	2,658,379

Basic and diluted net income per ordinary share	$0.01	$0.01	$0.28	$0.28

F-96

Class A Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity (deficit). The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the Shareholders’ equity (deficit) section of the Company’s balance sheet. The dissolution expense of $100,000 is not included in the redemption value of the shares subject to redemption since it is only taken into account in the event of the Company’s liquidation.

As of December 31, 2024 and 2023, the amount of Class A ordinary shares reflected on the balance sheet are reconciled in the following table:

Contingently redeemable ordinary shares as of December 31, 2022	$223,048,887
Less:
Redemption of Class A ordinary shares	(221,294,640)
Plus:
Accretion of Class A ordinary shares subject to possible redemption	4,834,543

Contingently redeemable ordinary shares as of December 31, 2023	$6,588,790
Less:
Redemption of Class A ordinary shares	(2,235,721)
Plus:
Accretion of Class A ordinary shares subject to possible redemption	311,467

Contingently redeemable ordinary shares as of December 31, 2024	$4,664,536

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1, SEC Staff Accounting bulletin Topic 5A – “Expenses of Offering”, and SEC Staff Accounting bulletin Topic 5T – “Accounting for Expenses or Liabilities Paid by Principal Shareholder(s)”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction of equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $12,926,100 as a result of the IPO (consisting of $4,312,480 of underwriting fees, $7,546,840 of deferred underwriting fees and $1,066,780 of other offering costs). The Company recorded $12,115,066 of offering costs as a reduction of temporary equity in connection with the Class A ordinary shares included in the Units. The Company immediately expensed $811,034 of offering costs in connection with the Public Warrants, Private Placement Warrants and over-allotment options that were classified as liabilities.

F-97

Stock Compensation Expense

The Company accounts for stock-based compensation expense in accordance with ASC 718, “Compensation—Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. Forfeitures are recognized as incurred. The Company has recognized no stock-based compensation expense during the period from February 12, 2021 (inception) through December 31, 2024.

Recently Issued Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. As a smaller reporting company, ASU 2020-06 is effective January 1, 2024 for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. adoption of ASU 2020-06 did not have a material impact on its financial statements.

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 201163-13 – Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.

Note 3 - Initial Public Offering

On December 14, 2021, the Company sold 21,562,401 Units, including 1,562,401 Units as a result of the underwriters’ partial exercise of the over-allotment option, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (See Note 7).

Note 4 - Private Placement

Simultaneously with the closing of the IPO, the Former Sponsor purchased an aggregate of 11,124,960 warrants at a price of $1.00 per warrant (the “Private Placement Warrants”), for an aggregate purchase price of $11,124,960

A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will be worthless (See Note 7).

On June 12, 2023, the Company entered into an agreement whereby at the time of the initial business combination, the Former Sponsor will surrender for cancelation 11,124,960 private placement warrants in exchange for the Company issuing to the Former Sponsor 500,000 Class A Shares.

F-98

Note 5 - Related Party Transactions

Founder Shares

On February 23, 2021, the Former Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). On October 27, 2021, the Former Sponsor surrendered 1,437,500 Class B ordinary shares for no consideration. On December 8, 2021, the Former Sponsor sold an aggregate of 100,000 Founder Shares to the Company’s independent directors for an aggregate purchase price of $300. In connection with the expiration of the overallotment option on January 24, 2022, the Former Sponsor surrendered an additional 359,400 Class B ordinary shares for no consideration. As a result, the Sponsor held 5,390,600 Class B ordinary shares.

On June 8, 2023, the Company entered into a share purchase agreement in connection with the transfer from the Former Sponsor to Atticus Ale, LLC (the “New Sponsor”) of 3,184,830 Founder Shares which Transfer closed on June 12, 2023.

On June 29, 2023, the Company issued an aggregate of 5,390,599 shares of its Class A ordinary shares, par value $0.0001 per share to the holders of the Company’s Class B ordinary shares upon the conversion of an equal number of Class B Shares. The Class B Shareholders include Former Sponsor, New Sponsor, and four initial shareholders. The 5,390,599 Class A Shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B Shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for our initial public offering. Following the Conversion, there were one (1) Class B Share issued and outstanding. As a result of the conversion, the Former Sponsor and the New Sponsor each hold 30% and 45% respectively, of the Company’s outstanding Class A Shares.

The Sponsors and the Company’s new directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares and Class A ordinary shares until the earliest of (A) one year after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the Business Combination (the ”Lock-up”).

Any permitted transferees would be subject to the same restrictions and other agreements of our sponsor and our directors and executive officers with respect to any Founder Shares or its converted Class A shares.

Promissory Note — Related Party

On February 23, 2021, the Former Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO. These loans are non-interest bearing, unsecured and are due at the earlier of December 31, 2022 or the closing of the IPO. On April 20, 2022, the Company paid $246,766 to the Former Sponsor in full repayment of the promissory note. On June 15, 2023 and July 14, 2023, the New Sponsor loaned the Company a total of $100,000 pursuant to a non-interest bearing and unsecured promissory note amounted to $100,000 that is due upon closing of an initial Business Combination. As a result, the Company extended the time available to the Company to consummate its initial business combination from June 14, 2023 until August 14, 2023. From July 2023 to December 2023, the New Sponsor and New Sponsor’s shareholder loaned a total of $51,449 and $65,000 to the Company pursuant to a non-interest bearing and unsecured promissory note that is due upon closing of an initial Business Combination. As of December 31, 2024 and 2023, the Company had $216,449 borrowings under promissory note.

F-99

On August 23, 2024, the Company issued one unsecured promissory note in an amount of $350,000 to LEADING for Company’s working capital purposes. On November 21, 2024, the Company issued one unsecured promissory note in an amount of $100,000 to LEADING for Company’s working capital purposes. On November 26, 2024, the shareholder approved to extend Business Combination deadline from December 14, 2024 to  May 14, 2025 on a month-to-month basis. Each monthly extension requires a cash deposit of $15,000 (or $0.033 per outstanding public share) to the trust account. On January 13, 2025, pursuant to a non-interest bearing and unsecured promissory note that is due upon closing of an initial Business Combination, the company issued another-interest bearing promissory note to LEADING in amount of $52,692 for the extension payment. As of December 31, 2024, the Company had $ 459,302 borrowings under those promissory notes.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsors or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans amounts out of the proceeds of the Trust Account released to the Company. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans amounts but no proceeds from the Trust Account would be used for the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

As of December 31, 2024 and 2023, the Company had $447,174 and $135,745 borrowings under the New Sponsor’s Working Capital Loans.

Administrative Service Fee

Commencing on December 9, 2021, the effective date of the Company’s registration statement for IPO, the Company will pay the Former Sponsor $10,000 per month for office space, utilities, secretarial and administrative services provided to the members of the Company’s management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

As of the date of Sponsor Handover, $177,095  has been accrued. Upon Sponsor Handover, the Former Sponsor waived its entitlement to the payment of administrative service fee in the amount of $177,095, which was treated as a capital contribution from Former Sponsor. The New Sponsor does charge administrative service fee to the Company.

Deferred liabilities

Deferred liabilities as of the date of Sponsor Handover in the amount of $347,285, which was a deferred legal expense in relation to the proposed business combination, was transferred from the Company to the Former Sponsor upon Sponsor Handover.  The transfer was treated as a capital contribution from the Former Sponsor. As of December 31, 2024, the Company has $994,405 deferred liabilities, which was deferred legal expenses in relation to the proposed business combination.

Note 6 - Commitments and Contingencies

Registration Rights

The holders of the Founder Shares (or its converted Class A ordinary shares), Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the effective date of the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period, which occurs (i) in the case of the Founder Shares, as described in the following paragraph, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

F-100

Underwriters Agreement

The Company granted the underwriters a 45-day option from December 9, 2021 to purchase up to an additional 3,000,000 units to cover over-allotments, of which 1,562,401, was exercised on December 14, 2021. On January 24, 2022, the remaining unexercised portion of the over-allotment option expired.

On December 14, 2021, the Company paid a cash underwriting discount of 2.0% per Unit, or $4,312,480. Additionally, the underwriters were entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO, or $7,546,840 upon the completion of the Company’s initial Business Combination.

On June 6, 2023, the underwriters waived their respective entitlement to the payment of deferred underwriting discount in the amount of $7,546,840.

Consulting Services Agreement

On September 26, 2022, the Company entered into an agreement with a vendor for investment banking services related to the initial Business Combination. Should the vendor advise on an investment that is successfully completed by the Company, the Company will facilitate for the vendor, or an affiliate, to have an option to acquire up to 121,065 Class B shares at a share price equal to $4.13 per share provided that (x) such shares shall be subject to the same vesting schedules (if any) as the other Class B shares issued by the Company and (y) the number of Class B shares to be offered to the vendor shall be reduced pro rata to any reduction in the number of Class B shares outstanding at the time of the closing of the Business Combination. Following the Sponsor Handover, the Consulting Service Agreement was terminated at the time of the Sponsor Handover. As of December 31, 2024 and 2023, no fees has been accrued in the accompanying balance sheets.

Note 7 - Warrant Liabilities

The Company accounted for the 21,906,161 warrants to be issued in connection with the IPO (10,781,201 Public Warrants and 11,124,960 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40.

Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant much be recorded as a liability. Accordingly, the Company has classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

Public Warrants

As of December 31, 2024 and 2023, the Company had 10,781,201 Public Warrants outstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

F-101

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

·	in whole and not in part;

·	at a price of $0.01 per warrant;

·	Upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

·

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20-trading days within a 30-trading day period ending three trading days before the Company sent the notice of redemption to the warrant holders.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

·	in whole and not in part;

·

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined below) except as otherwise described below; and

·

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20-trading days within the 30-trading day period ending three trading days before the Company sent the notice of redemption to the warrant holders.

The “fair market value” of the Class A ordinary shares for the above purpose shall mean the volume weighted average price of the Class A ordinary shares during the 10-trading days immediately following the date on which the notice of redemption is sent to the holders of warrants.

F-102

Private Placement Warrants

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial Business Combination and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees.

If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO. If the Company does not complete its initial Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

On June 12, 2023, the Company entered into a Warrant Exchange Agreement with Healthcare AI Acquisition LLC (the “Former Sponsor”) whereby at the time of the initial business combination, the Former Sponsor will surrender for cancelation 11,124,960 private placement warrants purchased at the time of the IPO in exchange for the Company issuing to the Former Sponsor 500,000 Class A Shares.

Note 8 - Shareholders’ Deficit

Preference Shares

The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001. As of December 31, 2024 and 2023, there were no preference shares issued or outstanding.

Class A Ordinary Shares

The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. On December 31, 2024 and 2023, there were 5,390,599 Class A ordinary shares issued and outstanding, excluding 399,187 and 591,851 Class A ordinary shares subject to redemption, respectively.

Class B Ordinary Shares

The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On October 27, 2021, the Former Sponsor surrendered 1,437,500 Class B ordinary shares for no consideration. On December 10, 2021, the underwriters partially exercised the over-allotment option. In connection with the expiration of the overallotment option on January 24, 2022, the Former Sponsor surrendered 359,400 Class B ordinary shares for no consideration. On June 12, 2023, the Former Sponsor transferred 3,184,830 Class B ordinary shares to the New Sponsor. On June 29, 2023, the Company issued an aggregate of 5,390,599 shares of its Class A ordinary shares to the holders of the Company’s Class B ordinary shares upon the conversion of an equal number of Class B Shares. The Class B Shareholders include the Former Sponsor, the New Sponsor, and four initial shareholders. The 5,390,599 Class A Shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B Shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for our initial public offering. Accordingly, as of December 31, 2024 and 2023, there was one (1) Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law; provided that only holders of Class B ordinary shares will have the right to vote on the appointment of directors prior to or in connection with the completion of our initial Business Combination. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by the Company’s shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, and pursuant to the Company’s amended and restated memorandum and articles of association; such actions include amending the Company’s amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company.

F-103

The Class B ordinary shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if the Company does not consummate an initial Business Combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the IPO, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Note 9 - Fair Value Measurements

The following table presents information about the Company’s liabilities that are measured at fair value on December 31, 2024 and 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	December 31,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	2024	(Level 1)	(Level 2)	(Level 3)
Assets:
Investments held in Trust Account – money market funds	$-	$-	$-	$-

Total Assets	$-	$-	$-	$-

Liabilities:
Warrant liabilities – Public Warrants	60,375	$60,375	$-	$-
Warrant liabilities – Private Placement Warrants	62,300	-	62,300	-

Total Liabilities	$122,675	$60,375	$62,300	$-

	December 31,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	2023	(Level 1)	(Level 2)	(Level 3)
Assets:
Investments held in Trust Account – money market funds	$-	$-	$-	$-

Total Assets	$-	$-	$-	$-

Liabilities:
Warrant liabilities – Public Warrants	$271,686	$271,686	$-	$-
Warrant liabilities – Private Placement Warrants	$280,349	$-	$280,349	$-

Total Liabilities	$552,035	$271,686	$280,349	$-

F-104

The Overallotment Option, Public Warrants and the Private Placement Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within liabilities on the balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

The Company used a Monte Carlo simulation model to establish the initial fair value of the Public Warrants and the Private Placement Warrants and a Black-Scholes model to value the Overallotment Option. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary shares and one-half of one Public Warrant) and (ii) the sale of Private Placement Warrants, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption (temporary equity) based on their relative fair values at the initial measurement date. The Public Warrants and the Private Placement Warrants were classified within Level 3 of the fair value hierarchy at the initial measurement date due to the use of unobservable inputs. Inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary share based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. As of March 30, 2022, the Company used the quoted market price as the fair value of the Public Warrants and the Public Warrants were reclassified from Level 3 to Level 1. Due to certain “make whole” provisions in the warrant agreement, the Company also used the quoted market price of the Public Warrants as the fair value of the Private Warrants as of March 30, 2022, and reclassified the Private Warrants from Level 3 to Level 2, due to the use of the quoted price of a similar liability. On January 24, 2022, the remaining unexercised Overallotment Option expired.

As of December 31, 2024 and 2023, the Company used the quoted market price as the fair value of the Private Warrants and the Public Warrants which are classified as Level 2 and Level 1, respectively.

Note 10 - Subsequent Events

On January 13, 2025, the Company issued one unsecured promissory note (the “Extension Payment Note”) in an amount of $52,692, to LEADING, for a loan to the Company from LEADING for the right to extend the date by which it has to complete a business combination from December 14, 2024 on a month-to-month basis up to May 14, 2025, by depositing into the trust account the lesser of $15,000 or $0.033 per non-redeemed public share for each monthly extension deposited into the Company’s trust account. The Extension Payment Note does not bear interest and matures upon closing of the Business Combination by the Company.

On January 17, 2025, the Company issued an unsecured promissory note (the “WC Note”) to LEADING, for a loan to the Company in an amount of $100,000 for working capital purposes, which does not bear interest and matures upon the closing of the Business Combination, payable in cash. In the event of a liquidation, all amounts due under the WC Note shall be repaid in cash.

F-105

Annex A -

Execution Copy

BUSINESS COMBINATION AGREEMENT

by and among

AGREEMENT AND PLAN OF MERGER

by and among

LEADING PARTNERS LIMITED,

HEALTHCARE AI ACQUISITION CORP.

and

LEADING GROUP LIMITED

dated as of August 15, 2024

i

TABLE OF CONTENTS CONTINUED

3.30	Proxy/Registration Statement	53
3.31	Board Approval	54
3.32	Contractual Arrangements	54
3.33	Data Privacy and Security	55
3.34	No Additional Representations or Warranties	55
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SPAC		57
4.1	Organization, Good Standing, Corporate Power and Qualification	57
4.2	Due Authorization	57
4.3	Consents; Required Approvals	57
4.4	Capitalization	57
4.5	Financial Statements	58
4.6	Compliance with Other Instruments	59
4.7	Absence of Changes	60
4.8	Litigation	60
4.9	Governmental Consents	60
4.10	Brokers or Finders; Transaction Expenses	61
4.11	Taxes	61
4.12	Takeover Statutes and Charter Provisions	62
4.13	Proxy/Registration Statement	62
4.14	SEC Filings	63
4.15	Trust Account	63
4.16	Investment Company Act; JOBS Act	64
4.17	Business Activities	64
4.18	Nasdaq Quotation	65
4.19	Board Approval	65
4.20	Anti-Money Laundering	65
4.21	OFAC	65
4.22	No Additional Representations or Warranties	65
ARTICLE V REPRESENTATIONS AND WARRANTIES OF HOLDCO		66
5.1	Organization, Good Standing, Corporate Power and Qualification	66
5.2	Capitalization	67
5.3	Due Authorization	67
5.4	Compliance with Other Instruments	68
5.5	Absence of Changes	68
5.6	Actions	68
5.7	Brokers or Finders; Transaction Expenses	68
5.8	Proxy/Registration Statement	68
5.9	Investment Company Act; JOBS Act	69
5.10	Business Activities	69
5.11	Foreign Private Issuer	69

ii

TABLE OF CONTENTS CONTINUED

ARTICLE VI COVENANTS OF THE COMPANY AND HOLDCO		69
6.1	Holdco Nasdaq Listing; Formation of Merger Sub I and Merger Sub II	69
6.2	Company Conduct of Business	70
6.3	Post-Closing Directors and Officers of Holdco	72
6.4	D&O Indemnification and Insurance	72
6.5	No Trading in SPAC Stock	73
6.6	Anti-Takeover Matters	73
6.7	Financial Statements	73
6.8	PIPE Investments	74
6.9	Shareholder Support Agreement	74
6.10	Intended Tax Treatment	75
6.11	CSRC Filing	75
ARTICLE VII COVENANTS OF SPAC		75
7.1	Trust Account Payments	75
7.2	SPAC Nasdaq Listing	75
7.3	SPAC Conduct of Business	76
7.4	SPAC Public Filings	78
7.5	PIPE Investments	78
ARTICLE VIII JOINT COVENANTS		79
8.1	Regulatory Approvals; Other Filings	79
8.2	Preparation of Proxy/Registration Statement; SPAC Shareholder Meeting and Approvals; Company Shareholder Resolution	80
8.3	Support of Transaction	83
8.4	Tax Matters	83
8.5	Shareholder Litigation	85
8.6	Acquisition Proposals and Alternative Transactions	85
8.7	Access to Information; Inspection	86
8.8	Delisting and Deregistration	86
ARTICLE IX CONDITIONS TO OBLIGATIONS		86
9.1	Conditions to Obligations of SPAC, the Acquisition Entities and the Company	86
9.2	Conditions to Obligations of SPAC	87
9.3	Conditions to the Obligations of the Company	88
9.4	Frustration of Conditions	88

iii

TABLE OF CONTENTS CONTINUED

ARTICLE X TERMINATION/EFFECTIVENESS		88
10.1	Termination	88
10.2	Effect of Termination	89
ARTICLE XI MISCELLANEOUS		90
11.1	Trust Account Waiver	91
11.2	Waiver	91
11.3	Notices	91
11.4	Assignment	92
11.5	Rights of Third Parties	92
11.6	Expenses	93
11.7	Governing Law	93
11.8	Headings; Counterparts	93
11.9	Company and SPAC Disclosure Letters	93
11.10	Entire Agreement	94
11.11	Amendments	94
11.12	Publicity	94
11.13	Severability	95
11.14	Jurisdiction; Waiver of Jury Trial	95
11.15	Enforcement	95
11.16	Non-Recourse	95
11.17	Non-Survival of Representations, Warranties and Covenants	96

Exhibits

Exhibit A	Form of Shareholder Support Agreement

Exhibit B	Form of Sponsor Support Agreement

Exhibits C	Form of Lock-Up Agreement

Exhibit D	Form of Registration Rights Agreement

Exhibit E	Form of Warrant Assignment Agreement

Exhibit F	Form of Holdco Governing Documents

iv

BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT dated as of August 15, 2024 (this “Agreement”), made and entered into by and among (a) Leading Partners Limited, a Cayman Islands exempted company with limited liability (“Holdco”), (b) Healthcare AI Acquisition Corp., a Cayman Islands exempted company with limited liability (“SPAC”), and (c) Leading Group Limited, a Cayman Islands exempted company with limited liability (the “Company”). All capitalized terms used but not otherwise defined herein have the meanings set forth or referenced in Section 1.1.

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, Holdco is a newly formed entity that was formed by the Company for the purpose of participating in the transactions contemplated hereby and becoming the publicly traded holding company for the Surviving Corporation (as defined below) and the SPAC Surviving Corporation (as defined below);

WHEREAS, pursuant to Section 6.1(b), within thirty (30) days after the execution and delivery of this Agreement, Holdco shall form two wholly-owned subsidiaries (“Merger Sub I” and “Merger Sub II”, respectively), each of which will be Cayman Islands exempted company wholly owned by Holdco, with Merger Sub I being formed for the purpose of effectuating the Company Merger (as defined below) and Merger Sub II being formed for the purpose of effectuating the SPAC Merger;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Companies Act, (a) Merger Sub I will merge with and into the Company (the “Company Merger”), the separate existence of Merger Sub I will cease and the Company will be the surviving corporation of the Company Merger and a direct wholly owned subsidiary of Holdco (the Company is hereinafter referred to for the periods from and after the Company Merger Effective Time as the “Surviving Corporation”), and (b) following confirmation of the effective filing of the Company Merger but on the same day, Merger Sub II will merge with and into SPAC (the “SPAC Merger” and together with the Company Merger, the “Mergers”), the separate existence of Merger Sub II will cease and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of Holdco (as such surviving corporation, the “SPAC Surviving Corporation”);

WHEREAS, upon the Company Merger Effective Time, the holders of Company Shares will receive ordinary shares of Holdco, par value $0.0001 per share (“Holdco Ordinary Shares”) in accordance with this Agreement, the Holdco Governing Documents and the Company Governing Documents, and upon the SPAC Merger Effective Time, the holders of SPAC Ordinary Shares will receive Holdco Class A Ordinary Shares (as defined below);

A-1

WHEREAS, subsequent to the execution and delivery of this Agreement and from time to time thereafter prior to the Closing, Holdco, and, as applicable, the Company or SPAC, may enter into subscription agreements with certain accredited investors (collectively, the “PIPE Subscription Agreements”), pursuant to which such investors would subscribe for Holdco Ordinary Shares substantially concurrently at the Closing for an aggregate purchase price of at least Fifty Million Dollars ($50,000,000);

WHEREAS, concurrently with the execution and delivery of this Agreement, Holdco, SPAC, the Company and the Key Company Shareholders have entered into a voting and support agreement in the form attached hereto as Exhibit A (the “Shareholder Support Agreement”) pursuant to which, among other things, the Key Company Shareholders will not transfer and will vote their Company Shares in favor of this Agreement (including by execution of written resolutions), the Mergers and the other Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, Holdco, the Company, SPAC and certain shareholders of SPAC (collectively, “Sponsor”) have entered into a Sponsor Support Agreement in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor (a) will not transfer and will, at the SPAC Shareholder Meeting, vote its SPAC Ordinary Shares or any additional SPAC Ordinary Shares it acquires prior to the SPAC Shareholder Meeting in favor of this Agreement, the Mergers and the other Transactions and each of the Transaction Proposals, (b) will not redeem any SPAC Ordinary Shares in connection with the SPAC Merger and (c) waives any anti-dilution rights under the SPAC Charter;

WHEREAS, concurrently with the Closing, Holdco, and certain holders of Company Shares and certain holders of SPAC Ordinary Shares shall entered into lock-up agreements in the form attached hereto as Exhibit C (collectively, the “Lock-Up Agreements”) pursuant to which, among other things, such shareholders will not sell, for the period set forth in the Lock-Up Agreements, the Holdco Ordinary Shares that they will receive in the Company Merger;

WHEREAS, at the Closing, Holdco, certain holders of Company Shares, certain shareholders of SPAC Ordinary Shares and the holder of the SPAC Private Placement Warrant will enter into an amended and restated registration rights agreement in customary form and substance attached hereto as Exhibit D (the “Registration Rights Agreement”) pursuant to which, among other things, Holdco agrees to provide the above holders with certain rights relating to the registration for resale of the Holdco Ordinary Shares that they will receive by Closing;

WHEREAS, at the Closing, the Company, SPAC and the warrant agent thereunder shall enter into an assignment, assumption and amendment agreement in form and substance attached hereto as Exhibit E (the “Warrant Assignment Agreement”) pursuant to which, among other things, (a) SPAC will assign to the Company, and the Company will assume from SPAC, all of SPAC’s rights, interests and obligations in and under the SPAC Warrant Agreement, and (b) the SPAC Warrant Agreement will be amended to cause each SPAC Warrant to represent the right to receive, at the Closing, a warrant to purchase one Holdco Class A Ordinary Share, on the terms and subject to the conditions set forth therein;

A-2

WHEREAS, each of the board of directors of SPAC (the “SPAC Board”), the board of directors of Holdco (the “Holdco Board”) and the board of directors of the Company (the “Company Board”) has (a) determined that it is fair to, advisable for and in the best interests of, respectively, SPAC, Holdco and the Company and their respective shareholders, as applicable, to enter into this Agreement and to consummate the SPAC Merger, the Company Merger and the other Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Mergers and the other Transactions and (c) determined to recommend to their respective shareholders the approval and adoption of this Agreement, the Mergers and the other Transactions; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the PIPE Investments, taken together with the Company Merger and the SPAC Merger, will qualify as an exchange under Section 351 of the Code and (b) the SPAC Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any Shareholder of SPAC (other than any Shareholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Holdco following the transaction that does not enter into a five-year gain recognition agreement pursuant to United States Treasury Regulations Section 1.367(a)-8(c)) ((a) and (b), together, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, Holdco and the Company agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Entity” means each of Holdco, Merger Sub I and Merger Sub II.

“Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation by or before any Governmental Authority.

“Additional SEC Reports” has the meaning set forth in Section 7.4.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

A-3

“Alternative Transaction” means, (a) as to the Company, a transaction (other than the Transactions) concerning the sale or transfer of (i) all or any material part of the business or assets of the Leading Group Companies (as defined below), taken as a whole, or (ii) 15% or more of any of the Company Shares or other equity interests or profit interests (including any phantom or synthetic equity) of any Leading Group Company taken as whole, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, in each case, other than any issuance of convertible securities or convertible loans in the principal amount of no more than US$500,000, and (b) as to SPAC, a transaction (other than the Transactions) involving the sale or transfer of SPAC Ordinary Shares, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, business combination, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

 “Ancillary Agreements” means, collectively, (a) the Shareholder Support Agreement, (b) the Sponsor Support Agreement, (c) the Lock-Up Agreements, (d) the PIPE Subscription Agreements, (e) the Registration Rights Agreement and (f) the Warrant Assignment Agreement.

“Anti-Bribery Laws” means any applicable Laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, the Indonesian Law No. 31 of 1999 on Eradication of Corruption (as amended by Law No. 20 of 2001), the Criminal Law of the PRC (2023 Amendment), the Anti-Unfair Competition Law of the PRC, Interim Provisions on Banning Commercial Bribery of the PRC and any similar Law that prohibits bribery or corruption.

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.25.

“Approval” means any approval, authorization, release, order or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person.

“Assumed Warrant” has the meaning set forth in Section2.3(f)(v).

“Business” means the insurance business of the Company and its Subsidiaries as currently conducted.

“Business Combination” has the meaning set forth in the SPAC Charter.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York or the Cayman Islands are authorized or required by Law to close.

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act.

“Cayman Companies Act ” means Companies Act (As Revised) of the Cayman Islands.

A-4

“Cayman Islands Registrar” means the Registrar of Companies of the Cayman Islands.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Benefit Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, that is or has been maintained, contributed to or required to be contributed to by Leading Group Company for the benefit of any current or former employee, director or officer of such entity, other than any employment Contract or compensatory agreement with a current or former employee, director or officer which is not maintained for the benefit of any group or class of employees.

“Company Board” has the meaning set forth in the Recitals to this Agreement.

“Company Cure Period” has the meaning set forth in Section 10.1(e).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Dissenting Shareholder” has the meaning set forth in Section 2.6(a).

“Company Dissenting Shares” has the meaning set forth in Section 2.6(a).

“Company Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by Ten Dollars ($10.00).

“Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Governing Documents” means the Amended and Restated Memorandum of Association of the Company, adopted by special resolution dated May 29, 2024.

“Company Information Systems” has the meaning set forth in Section 3.8(n).

“Company Intellectual Property” means, collectively, all Owned Intellectual Property and Licensed Intellectual Property.

A-5

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets and liabilities, results of operations or financial condition of the Leading Group Companies, taken as a whole, or (b) the ability of the Leading Group Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be a “Company Material Adverse Effect”:  (i) any enactment of, or change or proposed change in, any applicable Law or accounting rule or any interpretation, enforcement or implementation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 Measures or any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (v) any act of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riot, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (vi) any Event generally applicable to the industries or markets in which the Leading Group Companies operate, (vii) any action taken by, or at the express written request of an authorized officer of or with the written approval or consent of SPAC (except with respect to the matters requiring consent set forth in Section 6.3, unless otherwise agreed by SPAC to be subject to this exception (vii)) (other than actions contemplated by this Agreement or any Ancillary Agreement), or (viii) the announcement, pendency or completion of the Transactions; provided that, in the case of each of clauses (i), (ii), (iv) and (vi), any such Event that disproportionately affects the Leading Group Companies, taken as a whole, relative to other participants in the industries or geographical areas in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Merger” has the meaning set forth in the Recitals to this Agreement.

“Company Merger Effective Time” has the meaning set forth in Section 2.2(c).

“Company Merger Filing Documents” has the meaning set forth in Section 2.2(c).

“Company Owned IP” has the meaning set forth in Section 3.8(a).

“Company Party” has the meaning set forth in Section4.22(a).

“Company Products” means any product that is being researched, tested, developed, commercialized, sold or distributed by or behalf of the Company and all products (if any) with respect to which the Company has the right to receive payment.

“Company Shareholder” means any holder of any Company Shares.

“Company Shares” means the ordinary shares, par value of $0.0001 each, in of the Company.

“Company Shareholder Resolution” has the meaning set forth in Section 8.2(c)(i).

A-6

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the Leading Group Companies or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and execution of this Agreement and the Ancillary Agreements and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Leading Group Companies at or after the Closing pursuant to any agreement to which any of the Leading Group Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions; and (c) one-half of any and all filing fees paid to Governmental Authorities in connection with the Transactions; and (d) one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees.

“Company Transaction Expenses Certificate” has the meaning set forth in Section 2.1(a).

“Confidential Information” means any non-public information of or concerning the Leading Group Companies or any of their respective businesses, including business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information and including prospective customers and prospective clients), marketing plans, technology, products, services, solutions, offerings, platforms, Proprietary Information and Intellectual Property, whether existing or being developed.

 “Contract” means any contract, subcontract, agreement, arrangement, understanding, commitment, instrument, undertaking, indenture, lease, mortgage and purchase order, whether written or oral.

“Contractual Arrangements” means a captive structure through which the WFOE controls Shanghai Handong.

“Controlling Documents” means the following agreements: (a) Exclusive Consulting Services Agreement (独家咨询服务协议) entered into by and between the WFOE and Shanghai Handong on June 28, 2024, (b) Exclusive Option Agreement (独家购买权协议) entered into by and among the WFOE, Shanghai Handong and the sole nominee shareholder of Shanghai Handong on June 28, 2024, (c) Equity Pledge Agreement (股权质押协议) entered into by and among the WFOE, Shanghai Handong and the sole nominee shareholder of Shanghai Handong on June 28, 2024, (d) Power of Attorney (授权委托书) executed by the sole nominee shareholder of Shanghai Handong on June 28, 2024, and (e) Spousal Consent (配偶承诺函) executed by the legal spouse of the sole nominee shareholder of Shanghai Handong on June 28, 2024.

 “Copyrights” means all rights in copyrights, and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

A-7

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Coronavirus Response Act.

“CSRC” means China Securities Regulatory Commission.

“CSRC Filing Rules” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (境内企业境外发行证券和上市管理试行办法) and supporting guidelines issued by the CSRC (effective from March 31, 2023).

“CSRC Filing(s)” means any and all letters, filings, correspondences, communications, documents, responses, undertakings and submissions in any form, including any amendments, supplements or modifications thereof, made or to be made to the CSRC, relating to or in connection with the Transactions pursuant to the CSRC Filing Rules and other applicable rules and requirements of the CSRC (including, without limitation, the CSRC Filing Report).

“CSRC Filing Report” means the filing report of the Company in relation to the Transactions, including any amendments, supplements or modifications thereof, submitted to the CSRC.

“D&O Indemnified Parties” has the meaning set forth in Section 6.4(b).

“D&O Tail Insurance” has the meaning set forth in Section 6.4(b).

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

A-8

“Environmental Laws” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Permits” means the Permits required for conducting the current business (including any business to be conducted before closing of this Agreement) of the Leading Group Companies under applicable Environmental Laws.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Export Laws” means (a) all Laws imposing trade sanctions on any Person, including, all Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union, and all anti-boycott Laws administered by the U.S. Department of State or the Department of Treasury, and (b) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union.

“FCPA” has the meaning set forth in Section 3.24.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Foreign Corrupt Practices Act” has the meaning set forth in Section 3.12(a).

“Fully-Diluted Company Shares” means the total number of outstanding Company Shares as of immediately prior to the Company Merger Effective Time.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means, as applicable with respect to any entity, (a) the memorandum and articles of association of a company or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the limited liability company agreement, operating agreement and the certificate of organization of a limited liability company, (e) the trust agreement and any documents that govern the formation of a trust, (f) any charter, constitution, memorandum and articles of association or similar document adopted or filed in connection with the creation, formation, incorporation or organization of an entity, (g) any shareholders agreements, investor rights agreements or other similar agreements and (h) any amendment to any of the foregoing.

A-9

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government or political subdivision thereof, any agency or instrumentality of such government or political subdivision, any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative  functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or any governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, award rule or consent, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant” or a “contaminant” pursuant to any applicable Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons).

“Holdco” has the meaning set forth in the Preamble to this Agreement.

“Holdco Board” has the meaning set forth in the Recitals to this Agreement.

“Holdco Class A Ordinary Shares” has the meaning set forth in Section 2.1(d).

“Holdco Class B Ordinary Shares” has the meaning set forth in Section 2.1(d).

“Holdco Governing Documents” means the Amended and Restated Memorandum of Association and Articles of Association of Holdco, substantially in the form attached hereto as Exhibit F to be adopted by Holdco prior to Closing.

“Holdco Ordinary Shares” has the meaning set forth in the Recitals to this Agreement.

“Hong Kong” means the Hong Kong Special Administrative Region of PRC.

“Indebtedness” means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (f) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (g) all obligations described in clauses (a) through (f) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire.

A-10

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any Trade Secrets, Trademark, Patent, Copyright, Domain Names and social media accounts, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“Intended Tax Treatment” has the meaning set forth in the Recitals to this Agreement.

“Interim Financial Statements” has the meaning set forth in Section 3.6(a).

“Interim Period” has the meaning set forth in Section 6.2(a).

“IPO” has the meaning set forth in Section 4.15.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means, collectively, the hardware, Software, data, Databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, and other information technology equipment, facilities, infrastructure and documentation used, owned, leased or licensed by any of the Leading Group Companies and used in their business as currently conducted.

“JOBS Act” means Jumpstart Our Business Startups Act of 2012.

“Key Company Shareholders” means the Persons identified as such on Section 1.1 of the Company Disclosure Letter.

“Knowledge” means (a) with respect to the Company, the knowledge of individuals identified on Section 1.1 of the Company Disclosure Letter, and (b) with respect to SPAC, the knowledge of Jiande Chen or Sean Peng, including, in each case of clauses (a) and (b), such knowledge any such individual would have acquired in the exercise of a reasonable inquiry of his or her direct reports.

A-11

“Law” means any statute, law, ordinance, code, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Leading Group Companies” means the Company and all of its direct and indirect Subsidiaries and entities controlled by the WFOE through Controlling Documents, all as identified as such on Section 1.1 of the Company Disclosure Letter.

“Leading Group Company Interests” means all of the outstanding equity interests of the Leading Group Companies.

“Leases” has the meaning set forth in Section 3.10(a).

“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the Leading Group Companies or to which the Leading Group Companies otherwise has a right to use.

“Licensed Intellectual Property” means the Intellectual Property licensed or made available by another Person to any of the Leading Group Companies.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreements” has the meaning set forth in the Recitals to this Agreement.

“Material Contract” has the meaning set forth in Section 3.7(a).

“Merger Sub I” has the meaning set forth in the Recitals to this Agreement.

“Merger Sub II” has the meaning set forth in the Recitals to this Agreement.

“Mergers” has the meaning set forth in the Recitals to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3.21(c).

“Nasdaq” means the Nasdaq Stock Market.

“NDA” means the Confidentiality and Non-Disclosure Agreement dated April 25, 2024 between SPAC and the Company.

“Negative List” means the Special Administrative Measures (Negative List) for the Access of Foreign Investment (2021 version) (外商投资准入特别管理措施（负面清单）（2021年版）)  issued by the Ministry of Commerce of the PRC and National Development and Reform Commission of the PRC on December 27, 2021.

“Non-U.S. Subsidiaries” has the meaning set forth in Section 8.4(b).

A-12

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means all Software that is distributed as “free software”, “open source software”, “shareware” or under a similar licensing or distribution model, including Software licensed, provided or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Outside Date” has the meaning set forth in Section 10.1(e).

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Leading Group Companies.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (b) inventions, discoveries, improvements, idea submissions and invention disclosures  and (c) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“Payment Spreadsheet” has the meaning set forth in Section 2.1(c).

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration, order or other authorization or approval of a Governmental Authority or pursuant to any applicable Law, required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business, and all pending applications for any of the foregoing.

“Permitted COVID-19 Measures” means any COVID-19 Measures (a) except as would not reasonably be expected to have a Company Material Adverse Effect, to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to SPAC prior to the date of this Agreement, if material, or (b) reasonably implemented by a party hereto following the date hereof in good faith and with respect to which, if material, such party provides at least one (1) Business Day’s prior written notice to the other parties hereto prior to implementation (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice, but in such case notice is provided as soon as practicable following such action).

A-13

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to SPAC; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices (i) for amounts that are not delinquent or material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (ii) that do not result from a breach, default or violation by the Company of any Contract or Law; and (c) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with GAAP).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; and (b) all other data or information that is otherwise protected by any Privacy Laws or otherwise considered personally identifiable information or personal data under applicable Law.

“PFIC” has the meaning set forth in Section8.4(b).

“PIPE Investment Amount” has the meaning set forth in Section 6.8(a).

“PIPE Investments” has the meaning set forth in Section 6.8(a).

“PIPE Investors” means those Persons who are participating in the PIPE Investments pursuant to a PIPE Subscription Agreement.

“PIPE Subscription Agreements” has the meaning set forth in the Recitals.

“PRC” means the People’s Republic of China (but, solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan).

“PRC Entities” means entities established in the PRC that are owned or controlled by the Company.

A-14

“Price Per Company Share” means the quotient, expressed as a dollar number, obtained by dividing the Purchase Price by the Fully-Diluted Company Shares.

“Privacy Laws” means all applicable Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident notifying requirements.

“Privacy Policy” has the meaning set forth in Section 3.8(k).

“Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

“Proprietary Information” means all rights under applicable Laws in and to trade secrets, confidential information, proprietary information, designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses, documented and undocumented information, information and materials not generally known to the public, protocols, schematics, compositions, sketches, photographs, websites, content, images, graphics, text, artwork, audiovisual works, build instructions, Software, Databases, pricing, customer and user lists, market studies, business plans, systems, structures, architectures, devices, concepts, methods and information, together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

“Proxy/Registration Statement” has the meaning set forth in Section 8.2(a)(i).

“Public Shareholders” has the meaning set forth in Section 11.1(a).

“Purchase Price” means Four Hundred Thirty Million Dollars ($430,000,000).

“Redeeming SPAC Shares” means SPAC Class A Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Charter) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Share Redemption right.

“Re-Designation” has the meaning set forth in Section 2.1(d).

“Registered Company Owned IP” means all Registered IP owned by the Company or its Subsidiaries.

“Registered IP” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

A-15

“Registration Rights Agreement” has the meaning set forth in the Recitals to this Agreement.

“Regulatory Approvals” has the meaning set forth in Section 8.1(a).

“Related Party” has the meaning set forth in Section 3.19(a).

“Released Claims” has the meaning set forth in Section 11.1(b).

“Reorganization” means the restructuring and establishing of the offshore holding structure of the Leading Group Companies, including (a) 99 Loyalty Limited, a limited company incorporated under the laws of Hong Kong, established the Company, (b) 99 Loyalty Limited distributed the shares of the Company in kind to all of the 1,360 shareholders of 99 Loyalty Limited and as a result the shares of the Company are directly held by the shareholders of 99 Loyalty Limited, (c) the Company, through a British Virgin Islands holding company, established a Hong Kong conduit company and such Hong Kong company established a wholly foreign owned entity in PRC (the “WFOE”), (d) the WFOE acquired 100% equity interest of Shanghai Jingkun, (e) the WFOE acquired 20% equity interest of Tianjin Fengmai and (f) the WFOE entered into Controlling Documents with Shanghai Handong which holds 80% equity interest of Tianjin Fengmai, and the sole nominee shareholder of Shanghai Handong, as the case may be.

“Representatives” of a Person means, collectively, the officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Shanghai Handong” means, Shanghai Handong Information Technology Co., Ltd. (上海瀚栋信息技术有限公司), which is a limited liability company incorporated under the laws of the PRC on September 14, 2016.

“Shanghai Jingkun” means, Shanghai Jingkun Information Technology Co., Ltd. (上海竞坤信息技术有限公司), which is a limited liability company incorporated under the laws of the PRC on May 9, 2019.

“Shareholder Support Agreement” has the meaning set forth in the Recitals to this Agreement.

A-16

“Software” means all (a) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all related processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, development tools, templates and user interfaces, (b) electronic data, Databases and data collections, and (c) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, and training materials related to any of the foregoing.

“SPAC” has the meaning set forth in the Preamble to this Agreement.

“SPAC Board” has the meaning set forth in the Recitals to this Agreement.

“SPAC Charter” means the Amended and Restated Memorandum and Articles of Association, adopted by special resolution dated December 9, 2021.

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Conversion” has the meaning set forth in Section 2.3(f)(ii).

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Ordinary  Shares” means SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Cure Period” has the meaning set forth in Section 10.1(f).

“SPAC D&O Indemnified Parties” has the meaning set forth in Section 6.4(a).

“SPAC Disclosure Letter” has the meaning set forth in Article IV.

“SPAC Dissenting Shares” has the meaning set forth in Section 2.6(c).

“SPAC Dissenting Shareholders” has the meaning set forth in Section 2.6(c).

“SPAC Financial Statements” has the meaning set forth in Section 4.5(a).

“SPAC Financing Certificate” has the meaning set forth in Section 2.1(b).

“SPAC Governing Documents” means the governing documents of SPAC, including SPAC Charter.

A-17

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets and liabilities, results of operations or financial condition of SPAC or (b) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (i) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (v) any act of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, riot, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (vi) any matter as of the date of this Agreement to the extent expressly set forth on the SPAC Disclosure Letter, (vii) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent of the Company (except with respect to the matters requiring consent set forth in Section 7.3, unless otherwise agreed by the Company to be subject to this exception (vii)) (other than actions contemplated by this Agreement or any Ancillary Agreement), (viii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (ix) any Event generally applicable to blank check companies or the market in which blank check companies operate; (x) any Event that are cured by SPAC prior to the Closing or (x) any worsening of the Events referred to in clauses (ii), (iv), (v), (viii) or (ix) to the extent existing as of the date of this Agreement; provided that, in the case of each of clauses (i), (ii), (iv), (v), (viii) and (ix), any such Event that disproportionately affects SPAC relative to other participants in the industries in which SPAC operates shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect.

 “SPAC Merger Consideration” means, with respect to each SPAC Shareholder or Company Shareholder, as applicable, subject to the terms and conditions of this Agreement, the sum of all Holdco Class A Ordinary Shares receivable by such SPAC Shareholder or Company Shareholder pursuant to Section 2.3(f) (and with respect to each such Company Shareholder, as allocated in accordance with the Payment Spreadsheet).

“SPAC Merger Effective Time” has the meaning set forth in Section 2.3(c).

“SPAC Merger” has the meaning set forth in the Recitals to this Agreement.

“SPAC Merger Filing Documents” has the meaning set forth in Section 2.3(c).

“SPAC Private Placement Warrant” means a warrant exercisable for one SPAC Ordinary Share at an exercise price of Eleven Dollars and fifty cents ($11.50) per share, that was sold to Healthcare AI Acquisition LLC.

A-18

“SPAC Public Warrants” means a warrant exercisable for one SPAC Ordinary Share at an exercise price of $11.50 per share, that was included in the SPAC Units sold as part of the IPO.

“SPAC SEC Filings” has the meaning set forth in Section 4.14.

“SPAC Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all SPAC Share Redemptions.

“SPAC Share Redemption” means the election of an eligible (as determined in accordance with the SPAC Governing Documents) holder of SPAC Ordinary Shares to redeem all or a portion of the  SPAC Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (as determined in accordance with the SPAC Governing Documents) in connection with the Transaction Proposals.

“SPAC Shareholder” means any holder of any shares of SPAC Ordinary Shares.

“SPAC Shareholder Meeting” has the meaning set forth in Section 8.2(a)(i).

“SPAC Shareholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of SPAC Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents) at a SPAC Shareholder Meeting duly called by the SPAC Board and held for such purpose.

“SPAC Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, mutually agreed upon by SPAC and the Company, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) one-half of any and all filing fees paid to Governmental Authorities in connection with the Transactions; and (c) one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees.

“SPAC Transaction Expenses Certificate” has the meaning set forth in Section 2.1(a).

“SPAC Units” means units of SPAC, each unit comprising one SPAC Ordinary Share and one-half of a SPAC Public Warrant.

“SPAC Warrant Agreement” means that certain Warrant Agreement, dated December 14, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as the warrant agent.

A-19

“SPAC Warrants” means, collectively, the SPAC Private Placement Warrant and the SPAC Public Warrant.

“Sponsor” has the meaning set forth in the Recitals to this Agreement.

“Sponsor Support Agreement” has the meaning set forth in the Recitals to this Agreement.

“Standards Setting Agreements” has the meaning set forth in Section 3.8(o).

“Standards Setting Body” has the meaning set forth in Section 3.8(o).

“Shareholder Litigation” has the meaning set forth in Section 8.5.

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Company Breach” has the meaning set forth in Section 10.1(e).

“Terminating SPAC Breach” has the meaning set forth in Section 10.1(f).

“Tianjin Fengmai” means, Tianjin Fengmai Information Technology Co., Ltd. (天津丰迈信息技术有限公司), a limited liability company incorporated under the laws of the PRC on April 12, 2019.

A-20

“Title IV Plan” has the meaning set forth in Section 3.21(c).

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Trade Secrets” means all discoveries, inventions, ideas, technology, know-how, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing).

“Transaction Proposals” has the meaning set forth in Section 8.2(a)(i).

“Transactions” means, collectively, the SPAC Merger, the Company Merger and each of the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Trust Account” has the meaning set forth in Section 11.1(a).

“Trust Agreement” has the meaning set forth in Section 4.15.

“Trustee” has the meaning set forth in Section 4.15.

“Warrant Assignment Agreement” has the meaning set forth in the Recitals.

“WFOE” has the meaning set forth in the definition of Reorganization.

1.2 Construction. Unless the context of this Agreement otherwise requires or unless otherwise specified, the following rules of construction shall apply to this Agreement:

(a) Words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable.

(b) Words using the singular or plural number also include the plural or singular number, respectively.

(c) The terms “hereof”, “herein”, “hereby”, “herewith”, “hereto” and derivative or similar words refer to this entire Agreement; the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement.

A-21

(d) The words “including” and “includes” shall be deemed to be followed by the words “without limitation”; and the word “or” shall be deemed to read “and/or”.

(e) References to any Law or statute shall refer to such Law or statute as amended and shall include all rules and regulations promulgated thereunder.

(f) References to any contract or agreement shall refer to such contract or agreement as amended to date.

(g) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

(h) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(i) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(j) References to the Company with respect to periods following the Company Merger Effective Time shall be construed to mean the Surviving Corporation and vice versa.

ARTICLE II

TRANSACTIONS; CLOSING

2.1 Pre-Closing Actions. The following transactions shall be effected prior to the Closing Date:

(a) No later than three (3) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Company Transaction Expenses Certificate”).

(b) As soon as reasonably practicable (but in any event no later than two (2) Business Days) prior to the Closing Date, SPAC shall deliver to the Company written notice setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the SPAC Share Redemption; (ii) a written report setting forth a list of all of the SPAC Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “SPAC Transaction Expenses Certificate”); and (iii) the aggregate amount of all loans made by the Sponsor or any of its Affiliates to SPAC as of the date of this Agreement and during the period between the date of this Agreement and the Closing to be converted into Holdco Class A Ordinary Shares at Closing Date pursuant to Section 2.5(d) (the “SPAC Financing Certificate”). For the avoidance of doubt, nothing contained herein shall affect SPAC’s ability to be reimbursed (and any invoices to the SPAC to be paid) for any SPAC Transaction Expenses incurred in good faith after the delivery of the SPAC Transaction Expenses Certificate.

A-22

(c) Promptly following delivery by (i) the Company of the Company Transaction Expenses Certificate pursuant to Section 2.1(a) and (ii) SPAC of the SPAC Transaction Expenses Certificate and the SPAC Financing Certificate pursuant to Section 2.1(b) and, in any event, not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to SPAC a spreadsheet schedule (the “Payment Spreadsheet”) in excel format with underlying calculations setting forth the portion of the Purchase Price payable to each Company Shareholder in accordance with the terms of this Agreement and the Company Governing Documents. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the Payment Spreadsheet in accordance with this Agreement. The allocation of the Purchase Price to the Company Shareholders pursuant to the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all parties and shall be used by parties hereof for purposes of issuing the Purchase Price to the Company Shareholders pursuant to this Article II, absent manifest error. The Payment Spreadsheet shall be prepared solely by the Company, and the Company acknowledges that SPAC and its Affiliates are not responsible for, and shall have no liability with respect to, the Payment Spreadsheet or any allocations, errors or omissions therein.

(d) On the Closing Date, immediately prior to the Company Merger Effective Time, the authorized share capital of Holdco shall be re-designated and re-classified as (A) 300,000,000 shares of Holdco Class A ordinary shares of a par value of US$0.0001 each (each, a “Holdco Class A Ordinary Share”), (B) 100,000,000 shares of Holdco Class B ordinary shares of a par value of US$0.0001 each (each, a “Holdco Class B Ordinary Share”), and (C) 100,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Holdco Board may determine in accordance with the Holdco Governing Documents (the “Re-designation”), such that the authorized share capital of the Holdco shall be US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

2.2 The Company Merger

.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Cayman Companies Act, at the Company Merger Effective Time, Merger Sub I shall merge with and into the Company, and the separate corporate existence of Merger Sub I shall cease, and the Company, as the Surviving Corporation, shall thereafter continue its corporate existence as a wholly-owned subsidiary of Holdco.

(b) From and after the Company Merger Effective Time, the effect of the Company Merger shall be as provided in accordance with the applicable provisions of this Agreement and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub I and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Merger Sub I and the Company set forth in this Agreement to be performed after the Company Merger Effective Time.

A-23

(c) At the Closing, and immediately following confirmation of the effective filing of the Company Merger (subject to the satisfaction or waiver of all of the conditions set forth in this Agreement as of the filing of the Company Merger), and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub I and Company shall cause (or if Merger Sub I and Company do not cause, SPAC shall cause) a plan of merger in respect of the Company Merger (in form and substance reasonably acceptable to SPAC if prepared by the Company or to the Company if prepared by SPAC) and such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the Company Merger effective (collectively, the “Company Merger Filing Documents”), to be executed and duly submitted for filing with the Cayman Islands Registrar of Companies (the “Cayman Islands Registrar”). The Company Merger shall become effective (the “Company Merger Effective Time”) at the time specified in the certificate of merger issued by the Cayman Islands Registrar .

(d) From and after the Company Merger Effective Time, (i) the officers of the Surviving Corporation shall be appointed by the Surviving Corporation in accordance with the Company Governing Documents; and (ii) the directors of the Surviving Corporation shall be appointed by the Surviving Corporation in accordance with the Company Governing Documents.

(e) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any party hereto or the holders of securities of Merger Sub I, each share of share capital of Merger Sub I that is issued and outstanding immediately prior to the Company Merger Effective Time shall automatically be converted into an equal number and class of shares of the Surviving Corporation, which shares shall, subject to Section 2.2(f), constitute the only outstanding shares in the share capital of the Surviving Corporation.

(f) The Company Merger shall result in the following with respect to the Company Shares:

(i) At the Company Merger Effective Time, by virtue of the Company Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of Company Shares, each Company Share that is issued and outstanding immediately prior to the Company Merger Effective Time (other than the Company Dissenting Shares and the shares set forth in Section 2.2(f)(ii)) shall automatically be cancelled and cease to exist in exchange for the right to receive such number of newly issued Holdco Class A Ordinary Shares equal to the one (1) Company Share multiplied by the Company Exchange Ratio without interest; provided that the Company Exchange Ratio shall be adjusted to reflect appropriately the effect of any share subdivision, capitalization, share dividend or share distribution, reorganization, recapitalization, reclassification, consolidation, exchange of shares or other like change with respect to Company Shares occurring on or after the date hereof and prior to the Closing Date. As of the Company Merger Effective Time, each holder of Company Shares (other than the Company Dissenting Shares and the shares set forth in Section 2.2(f)(ii)) shall cease to have any other rights in and to the Company.

A-24

(ii) Notwithstanding anything to the contrary expressed or implied in Section 2.2(f)(i) or any other provision of this Agreement, at the Company Merger Effective Time, if there are any Company Shares that are owned by the Company as treasury shares or any Company Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Company Merger Effective Time, such Company Shares shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(iii) Each of the Company Dissenting Shares issued and outstanding immediately prior to the Company Merger Effective Time shall be cancelled and cease to exist in accordance with Section 2.6 and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.6.

(g) At the Company Merger Effective Time, every issued and outstanding share(s) of Holdco owned by the Company, being the only issued and outstanding share(s) in the Holdco immediately prior to the Company Merger Effective Time, shall be canceled without any conversion thereof or payment therefore.

(h) Notwithstanding anything to the contrary in this Section 2.2, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) All securities issued upon the surrender of Company Shares in relation to the Company Merger and in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Shares shall also apply to the Holdco Ordinary Shares so issued in exchange.

(j) In the event any certificates for any Company Shares shall have been lost, stolen or destroyed, the Holdco shall cause to be issued in exchange for such lost stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Holdco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Holdco with respect to the certificates alleged to have been lost, stolen or destroyed.

(k) Upon and subject to the terms and conditions of this Agreement, on the Closing Date, Holdco shall issue to each holder of Company Shares the corresponding number of Holdco Class A Ordinary Shares in accordance with Section 2.2(f).

(l) No fractional Company Shares, or certificates or scrip representing fractional Company Shares, will be issued upon applying the Company Exchange Ratio, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Company. Any holder of a Company Share that would otherwise be entitled to receive a fraction of a Company Share (after aggregating all fractional Company Shares issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Price per Company Share.

A-25

2.3 The SPAC Merger

.

(a) Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the Cayman Companies Act, immediately following confirmation of the effective filing of the Company Merger, and effective at the SPAC Merger Effective Time, Merger Sub II shall be merged with and into SPAC, and the separate corporate existence of Merger Sub II shall cease, and SPAC, as the surviving corporation, shall thereafter continue its corporate existence as a wholly-owned subsidiary of Holdco. The completion of the Company Merger is a condition precedent for the completion of the SPAC Merger.

(b) From and after the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in accordance with the applicable provisions of this Agreement and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of SPAC and Merger Sub II shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the SPAC Surviving Corporations, which shall include the assumption by the SPAC Surviving Corporation of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub II set forth in this Agreement to be performed after the SPAC Merger Effective Time.

(c) At the Closing, and immediately following confirmation of the effective filing of the Company Merger (subject to the satisfaction or waiver of all of the conditions set forth in this Agreement as of the filing of the Company Merger), and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub II and SPAC shall cause (or if Merger Sub II and SPAC do not cause, the Company shall cause) a plan of merger in respect of the SPAC Merger (in form and substance reasonably acceptable to the Company if prepared by SPAC or to SPAC if prepared by the Company) and such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the SPAC Merger effective (collectively, the “SPAC Merger Filing Documents”), to be executed and duly submitted for filing with the Cayman Islands Registrar. The SPAC Merger shall become effective (the “SPAC Merger Effective Time”) at the time specified in the certificate of merger issued by the Cayman Islands Registrar.

(d) From and after the SPAC Merger Effective Time, the officers and the board of directors of the SPAC Surviving Corporation shall be appointed by Holdco in accordance with applicable Laws and the Governing Documents of the SPAC Surviving Corporation.

(e) At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any party hereto or the holders of securities of Merger Sub II, each share of share capital of Merger Sub II that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into an equal number of ordinary shares of the SPAC Surviving Corporation.

A-26

(f) The SPAC Merger shall result in the following with respect to the SPAC Units:

(i) At the SPAC Merger Effective Time, each SPAC Unit that is outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Public Warrant, which underlying securities of SPAC shall be adjusted in accordance with the applicable terms of this Section 2.3(f).

(ii) Each SPAC Class B Ordinary Share that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically converted into one SPAC Class A Ordinary Share in accordance with the terms of the SPAC Charter (such automatic conversion, the “SPAC Class B Conversion”) and each SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall automatically be cancelled and cease to exist, and each holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such shares.

(iii) At the SPAC Merger Effective Time and immediately following the separation of each SPAC Unit in accordance with Section 2.3(f)(i) and the SPAC Class B Conversion, by virtue of the SPAC Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of SPAC Class A Ordinary Shares, each SPAC Class A Ordinary Share that is issued and outstanding immediately prior to the SPAC Merger Effective Time (other than the Redeeming SPAC Shares, the SPAC Dissenting Shares, if any, and the shares set forth in Section 2.3(f)(iv)) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued Holdco Class A Ordinary Share without interest. As of the SPAC Merger Effective Time, each SPAC Shareholder (other than the holders of the Redeeming SPAC Shares, the SPAC Dissenting Shares, if any, and the shares set forth in Section 2.3(f)(iv)) shall cease to have any other rights in and to SPAC.

(iv) Notwithstanding anything to the contrary expressed or implied in Section 2.3(f)(iii) or any other provision of this Agreement, at the SPAC Merger Effective Time, if there are any SPAC Ordinary Shares that are owned by SPAC as treasury shares or any SPAC Ordinary Shares owned by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such SPAC Ordinary Shares shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(v) At the SPAC Merger Effective Time and immediately following the separation of each SPAC Unit in accordance with Section 2.3(f)(i), by virtue of the SPAC Merger and without any action on the part of any holder of a SPAC Public Warrant, every SPAC Public Warrant issued and outstanding immediately prior to the SPAC Merger Effective Time shall, pursuant to and in accordance with the SPAC Warrant Agreement and the Warrant Assignment Agreement, automatically and irrevocably be modified to provide that such SPAC Public Warrant shall no longer entitle the holder thereof to purchase the number of SPAC Ordinary Shares set forth therein and in substitution thereof and rather that such SPAC Public Warrant shall entitle the holder thereof to acquire such equal number of Holdco Class A Ordinary Shares (each, an “Assumed Warrant”). Each Assumed Warrant shall have and be subject to the terms and conditions set forth in the Warrant Assignment Agreement.

A-27

(vi) At the SPAC Merger Effective Time and immediately following the separation of each SPAC Unit in accordance with Section 2.3(f)(i), by virtue of the SPAC Merger and without any action on the part of the holder of the SPAC Private Placement Warrant, the SPAC Private Placement Warrant issued and outstanding immediately prior to the SPAC Merger Effective Time shall surrender its SPAC Private Placement Warrants for cancellation and shall instead receive 500,000 Holdco Class A Ordinary Shares.

(vii) All outstanding SPAC working capital loans will be paid in cash or, at the option of the holder, will be converted into Holdco Class A Ordinary Shares at a rate of $10.00 per Holdco Class A Ordinary Share at the SPAC Merger Effective Time.

(g) At the SPAC Merger Effective Time, the SPAC Governing Documents, as in effect immediately prior to the SPAC Merger Effective Time, shall cease and the Governing Documents of Merger Sub II shall be the Governing Documents of the SPAC Surviving Corporation and thereafter amended in accordance with their terms and as provided by Law.

(h) If any certificate for securities of Holdco to be issued is in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Holdco or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Holdco in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Holdco or any agent designated by it that such Tax has been paid or is not payable.

(i) Notwithstanding anything to the contrary in this Section 2.3, none of SPAC, Holdco or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j) No fractional ordinary shares, or certificates or scrip representing fractional ordinary shares, will be issued upon the conversion of any SPAC securities pursuant to the SPAC Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Merger Sub II. Any holder of a SPAC Ordinary Share who would otherwise be entitled to receive a fraction of a share of Merger Sub II (after aggregating all fractional ordinary shares issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $10.00.

A-28

(k) All securities issued in exchange for SPAC equity securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of SPAC equity securities shall also apply to the Holdco securities so issued in exchange.

(l) In the event any certificates of SPAC equity securities shall have been lost, stolen or destroyed, the Holdco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities as may be required pursuant to this Section 2.3; provided, however, that the Holdco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Holdco with respect to the certificates alleged to have been lost, stolen or destroyed.

2.4 Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Company Merger and the SPAC Merger and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at the Closing, the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 2.5 on the date which is three (3) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

2.5 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to SPAC:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii) the Payment Spreadsheet;

(iii) a copy of the executed Warrant Assignment Agreement, duly executed by Holdco;

(iv) a copy of the executed Lock-Up Agreement, duly executed by the holders thereunder and Holdco;

(v) a copy of the executed Registration Rights Agreement, duly executed by certain holders of the Company Shares thereunder and Holdco; and

(vi) copies of the approvals, waivers or consents called for by Section 9.2(e), if any and as applicable.

A-29

(b) At the Closing, SPAC will deliver or cause to be delivered to the Company:

(i) a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(ii) copies of the written resignations of all the directors and officers of SPAC prior to the SPAC Merger, effective as of the SPAC Merger Effective Time;

(iii) a copy of the executed Warrant Assignment Agreement;

(iv) a copy of the executed Lock-Up Agreement, duly executed by the holders of the SPAC Shares thereunder; and

(v) a copy of the executed Registration Rights Agreement, duly executed by the holders of the SPAC Shares thereunder.

(c) At the Closing, in accordance with Section 7.1, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to pay the aggregate accrued and unpaid amount of Company Transaction Expenses as of immediately prior to the Company Merger Effective Time and the aggregate accrued and unpaid amount of the SPAC Transaction Expenses as of immediately prior to the SPAC Merger Effective Time, by wire transfer of immediately available funds from the Trust Account.

(d) At the Closing, in accordance with the SPAC Financing Certificate, Holdco shall repay the outstanding amount due under loans made by the Sponsor or any of its Affiliates to SPAC, or at the lender’s discretion, up to One Million Five Hundred Thousand Dollars ($1,500,000) of the loans may be converted into Holdco Ordinary Shares at the price of Ten Dollars ($10) per Holdco Ordinary Share.

(e) At the Closing, subject to the terms and conditions of this Agreement, Holdco shall issue to each holder of Company Shares such number of Holdco Class A Ordinary Shares as is set forth opposite such holder’s name on the Payment Spreadsheet.

2.6 Appraisal and Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, the holders of Company Shares that are issued and outstanding immediately prior to the Company Merger Effective Time and that are held by Company Shareholders who have not voted in favor of the Company Merger and who have given a notice of election to dissent pursuant to Section 238(5) of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Company Dissenting Shares”) shall not be converted into, and any such holder of the Company Dissenting Shares (the “Company Dissenting Shareholder”) shall have no right to receive, any Shareholder Merger Consideration, and shall cease to have any of the rights as a shareholder of the Company (save for the right to be paid fair value for the Company Dissenting Shares). Any holder of Company Shares who prior to the Company Merger Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their Company Dissenting Shares pursuant to Section 238(7) of the Cayman Companies Act shall be treated in the same manner as a holder of Company Shares who did not give a notice of election to dissent pursuant to Section 238(5) of the Cayman Companies Act.

A-30

(b) Prior to the Company Merger Effective Time, the Company shall give SPAC (i) prompt notice of any notices of election to dissent pursuant to Section 238(5) of the Cayman Companies Act received by the Company and any withdrawals of such notices, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissent rights pursuant to Section 238 of the Cayman Companies Act. Subject to the requirements of the Cayman Companies Act, the Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Company Dissenting Shares or offer to settle or settle any demand made pursuant to Section 238(8) of the Cayman Companies Act.

(c) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, the holders of SPAC Ordinary Shares that are issued and outstanding immediately prior to the SPAC Merger Effective Time and that are held by SPAC Shareholders who have not voted in favor of the SPAC Merger and who have given a notice of election to dissent pursuant to Section 238(5) of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “SPAC Dissenting Shares”) shall not be converted into, and any such holder of the SPAC Dissenting Shares (the “SPAC Dissenting Shareholder”) shall have no right to receive, any SPAC Merger Consideration, and shall cease to have any of the rights as a shareholder of the SPAC (save for the right to be paid fair value for the SPAC Dissenting Shares). Any holder of SPAC Ordinary Shares who prior to the SPAC Merger Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their SPAC Dissenting Shares pursuant to Section 238(7) of the Cayman Companies Act shall be treated in the same manner as a holder of SPAC Ordinary Shares who did not give a notice of election to dissent pursuant to Section 238(5) of the Cayman Companies Act.

2.7 Withholding. Each of Holdco, the Surviving Corporation, SPAC, Merger Sub I and Merger Sub II and their agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law; provided that Holdco, the Surviving Corporation, SPAC, Merger Sub I and Merger Sub II or their agent, as applicable, shall provide notice of any withholding that it either intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least five (5) days prior to the date of the relevant payment and shall cooperate to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. To the extent that amounts are so withheld by Holdco, the Surviving Corporation, SPAC, Merger Sub I or Merger Sub II or their agent, as the case may be, and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

A-31

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder (and any reference in this Agreement or any Ancillary Agreement to this Article III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Letter):

3.1       Organization, Good Standing, Corporate Power and Qualification. The Company is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder. The Company is presently qualified to do business and in good standing in each jurisdiction in which it is required to be so qualified and in good standing. Prior to the date of this Agreement, the Company has made available to SPAC accurate and complete copies of the Company Governing Documents and the governing documents of each other Leading Group Company, including all amendments thereto as in effect as of the date of this Agreement.

3.2       Due Authorization. All corporate action on the part of each of the Leading Group Companies and their respective directors, officers and shareholders necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of the Company’s obligations hereunder or thereunder has been taken or will be taken at or prior to the Closing, subject to (i) obtaining the approval of the Company Board and the Company Shareholder Resolution, (ii) the filing of the Company Merger Filing Documents and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which the Company is or will be a party (assuming due authorization, execution and delivery by each other party thereto) constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (B) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity (the exceptions set forth in clauses (A) and (B), collectively, the “Enforceability Exceptions”).

3.3 Non-Contravention. None of the Leading Group Companies is in material violation of any term of its Governing Documents. None of the Leading Group Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is or will be a party and the performance by the Company of its obligations hereunder and thereunder will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under (i) the Company’s Governing Documents, (ii) any Contract to which any of the Leading Group Companies is a party or by which any of the Leading Group Companies’ assets are bound or (iii) any applicable Law, Permit or Governmental Order (subject in each case to obtaining the approval of the Company Board and the Company Shareholder Resolution, filing of the Company Merger Filing Documents and receipt of the Regulatory Approvals), or (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

A-32

3.4 Capitalization.

(a) As of the date of this Agreement, the issued and outstanding share capital of the Company consists of 1,159,682,763 Company Shares. Set forth on Section 3.4(a) of the Company Disclosure Letter is a true, correct and complete list of each legal owner of Company Shares or other equity interests of the Company and the number of Company Shares or equity interests held by each such holder as of the date hereof. Except as set forth on Section 3.4(a) of the Company Disclosure Letter, as of the date hereof there are no other ordinary shares, preference shares or other Leading Group Company Interests authorized, reserved for issuance, issued or outstanding. All of the issued and outstanding Company Shares (A) have been duly authorized and validly issued and allotted and are fully paid; (B) have been offered, sold, transferred and issued in compliance with applicable Law, including the Cayman Companies Act and federal and state securities Laws, and including any filings and returns required under any applicable Law to be delivered or made by the Company in respect of such offer, sale, transfer or issuance, and all requirements set forth in (1) the Company Governing Documents and (2) any other applicable Contracts governing the issuance or allotment of such securities; (C) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company Governing Documents or any Contract to which the Company is a party or otherwise bound; and (D) are free and clear of any Liens, other than Permitted Liens.

(b) As of the date hereof, (i) no Company Preference Shares are or shall be outstanding and (ii) the only Leading Group Company Interests outstanding are 1,159,682,763 Company Shares and Leading Group Company Interests set forth on Section 3.4(b) of the Company Disclosure Letter.

(c) Except as otherwise set forth in this Section 3.4 or on Section 3.4(c) of the Company Disclosure Letter, the Company has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, warrants, rights or other securities (including debt securities) convertible, exercisable or exchangeable for Company Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares.

A-33

3.5 Subsidiaries; Group Structure.

(a) Section 3.5(a) of the Company Disclosure Letter sets forth a complete structure chart showing all the Leading Group Companies, indicating the ownership and control relationships among all such Leading Group Companies and other Persons on a fully diluted and as-converted basis (i) on the date hereof and (ii) as of immediately after the Closing.

(b) The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth on Section 3.5(b) of the Company Disclosure Letter. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate or other entity power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Each of the Company’s Subsidiaries is presently qualified to do business and in good standing in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole. All shares or other equity securities of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

3.6 Financial Statements.

(a) The Company has made available to SPAC true, complete and correct copies of the unaudited consolidated balance sheets of the Company, and the related statements of operations, changes in Shareholders’ equity and cash flows, for the fiscal years ended June 30, 2023 and June 30, 2022, including the notes thereto (collectively, the “Company Financial Statements”) and reviewed financial statements for the six (6) month period ended December 31, 2023 (the “Interim Financial Statements” and, together with the Company Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) are complete and accurate and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustment and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of the Interim Financial Statements, to normal year-end adjustment and the absence of footnotes), (iii) were prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and (iv) in the case of the Financial Statements. when delivered by the Company for inclusion in the Proxy/Registration Statement for filing with the SEC following the date of this Agreement in accordance with the terms hereof, will comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

A-34

(c) The Financial Statements do or when provided will present fairly in all material respects the information shown therein. The assumptions, information and data used in the preparation of such Financial Statements are reasonably believed by the Company to be reasonable in light of current conditions and facts known to the Company, the pro forma adjustments used therein will be appropriate to give effect to the transactions or circumstances described therein, and the pro forma adjustments will have been properly applied to the historical amounts used in the preparation of such Financial Statements.

(d) Except as specifically disclosed, reflected or fully reserved against on the Financial Statements or as set forth on Section 3.6(d) of the Company Disclosure Letter, there is no other Indebtedness, liability or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) of the type required to be set forth on a balance sheet in accordance with GAAP, except for Indebtedness, liabilities, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business and consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing, (d) that are executory obligations arising under Contracts to which the Company or any of its Subsidiaries is a party, (e) that are expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby or (f) that are , individually or in aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole.

(e) None of the Company, any director or officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any independent auditor of the Company or its Subsidiaries, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(f) The Company maintains a system of internal accounting controls which is reasonably sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

A-35

(g) As of the date hereof, the Company Board would be able to give a solvency statement in relation to each of the Company and the Surviving Corporation in accordance with the Cayman Companies Act, respectively, to effect the Company Merger, and the Company is not aware of any fact, matter or circumstance that has occurred or is reasonably expected to occur which would render the Company Board unable to give such solvency statement when required to do so in connection with the Company Merger.

3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Letter lists all material Contracts to which any Leading Group Company is a party, by which any Leading Group Company is bound or to which any Leading Group Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company of Fifteen Million Dollars ($15,000,000) or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts that require annual payments or expenses incurred by the Company of Fifteen Million Dollars ($15,000,000);

(iii) each Contract with any current officer, director, employee or consultant of the Company, under which the Company (A) has continuing obligations for payment of an annual compensation of at least Three Hundred Thousand Dollars ($300,000), and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company is a party;

(v) all Contracts relating to any acquisitions or dispositions of material assets by the Company (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices) in excess of One Million Dollars ($1,000,000);

A-36

(vi) all Intellectual Property Contracts, separately identifying all such Intellectual Property Contracts under which the Company is obligated to pay royalties thereunder and all such Intellectual Property Contracts under which the Company is entitled to receive royalties thereunder;

(vii) all Contracts limiting the freedom of the Company to compete in any line of business or industry, with any Person or in any geographic area;

(viii) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company;

(ix) all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party, other than any Contracts for less than Fifteen Million Dollars ($15,000,000) or relating to such Affiliate’s status as a Company Shareholder;

(x) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of Three Million Dollars ($3,000,000) per year;

(xi) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness), except any such Contract with an aggregate outstanding principal amount not exceeding Five Million Dollars ($5,000,000);

(xii) all Contracts relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the organizational or constitutive documents the Company);

(xiii) all Contracts that are not cancellable by the Company with no more than thirty (30) days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of One Million Dollars ($1,000,000) per the terms of such contract;

(xiv) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

(xv) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Ancillary Agreement; and

(xvi) all collective bargaining agreements or other agreement with a labor union or labor organization.

A-37

(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company or its Subsidiary and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) The Company is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness, except where such default or failure would not have a Company Material Adverse Effect.

3.8 Intellectual Property.

(a) The Company is the sole and exclusive owner of each item of certain items of Intellectual Property (the “Company Owned IP”), free and clear of any Liens (except for Permitted Liens). The Company has no exclusively licensed Intellectual Property.

(b) Section 3.8(b) of the Company Disclosure Letter sets forth a complete and correct list of all (i) Registered Company Owned IP; (ii) unregistered material Trademarks constituting Company Owned IP; (iii) domain names constituting Company Owned IP; and (iv) all social media handles constituting Company Owned IP; accurately specifying as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identify details; (B) the owner and nature of the ownership; and (C) the jurisdictions by or in which such Registered Company Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed.

(c) All Registered Company Owned IP is subsisting and to the Knowledge of the Company valid and enforceable. To the Knowledge of the Company, all Persons have, in connection with the prosecution of all Patents before the United States Patent and Trademark Office and other similar offices in other jurisdictions complied with the applicable obligations of candor owed to the United States Patent and Trademark Office and such other offices. No Registered Company Owned IP is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. There have been no claims filed, served or threatened in writing, or orally threatened, against the Company contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered Company Owned IP. All registration, maintenance and renewal fees currently due in the next ninety (90) days in connection with any Registered Company Owned IP have been paid or are scheduled to be paid in advance of any applicable deadline and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company’s ownership or interests therein.

A-38

(d) To the Knowledge of the Company, the operation of the Business as currently conducted and as planned to be conducted, do not conflict with, infringe, misappropriate or otherwise violate any Intellectual Property right of any third Person in any material respect. There have been no claims filed, served or threatened in writing or, to the Company’s Knowledge, orally against the Company alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no Actions pending that involving a claim against the Company by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company, no third Person has conflicted with, infringed, misappropriated or otherwise violated any Company Owned IP in any material respect.

(e) The Company has not filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company Owned IP. There are no Actions pending that involve a claim against a third Person by the Company alleging infringement or misappropriation of Company Owned IP. The Company is not subject to any Governmental Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company.

(f) Except as disclosed on Section 3.8(f) of the Company Disclosure Letter, each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any material Intellectual Property on behalf of the Company or any predecessor in interest thereto has executed a form of proprietary information or inventions agreement or similar written Contract with the Company under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the Company’s Confidential Information both during and after the term of such Person’s employment or engagement. To the extent any such proprietary information or inventions agreement or other similar written Contract permitted such employee, agent, consultant, and contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, and contractor excluded Intellectual Property that was substantially related to the Business of the Company. To the Knowledge of the Company, no employee, agent, consultant or contractor of the Company is or has been in material violation of any term of any such Contract.

(g) No government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Company Owned IP.

(h) Except as would not be or reasonably expected to be material to the business of the Company and its Subsidiaries, taken as a whole, none of the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Owned IP to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company in order to use or exploit any other such Intellectual Property to the same extent as the Company was permitted immediately before the Closing.

A-39

(i) Except as set forth on Section 3.8(i) of the Company Disclosure Letter, the Company is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(j) The Company has exercised commercially reasonable best efforts necessary to maintain, protect and enforce the confidentiality of all Trade Secrets constituting Company Owned IP and all other material Confidential Information. Except as would not be or reasonably expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (i) no Company Owned IP is subject to any technology or source code escrow arrangement or obligation; and (ii) no Person other than the Company and their employees and contractors (A) has a right to access or possess any source code of the Software constituting the Company Owned IP or (B) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement. The Company is in actual possession of the source code of any Software constituting Company Owned IP.

(k) The Company has a privacy policy regarding the collection, use or disclosure of data in connection with the operation of the business as currently conducted (the “Privacy Policy”) that is made available to all visitors to the any websites or applications made available to the general public by or on behalf of the Company or its Subsidiaries prior to the collection of any data in the possession, custody, or control, or otherwise held or processed by, or on behalf of the Company. The Privacy Policy accurately describes the Company’s and its Subsidiaries’ data collection, disclosure and use practices, complies with all Laws, and is consistent with good industry practice and. None of the marketing materials or advertisements made, or provided by, or on behalf of the Company have been inaccurate in a material way, misleading in a material way, unfair or deceptive in violation of applicable Laws.

(l) In connection with its Processing of any Personal Information, the Company is and has been in compliance in all material respects with all applicable Laws, including all data privacy Laws and Laws related to data loss, theft, and security breach notification obligations, and, to the Knowledge of the Company, there has been no unauthorized disclosure of any Personal Information for which the Company would be required to make a report to a governmental authority, a data subject, or any other Person. In addition, the Company has in place and since July 1, 2021 has had in place commercially reasonable policies (including the Privacy Policy and any other internal and external privacy policies), rules, and procedures regarding the Company’s collection, use, disclosure, disposal, dissemination, storage, protection and other Processing of Personal Information. The Company is and has been in material compliance with such privacy policies, rules, and procedures in connection with any collection, use, or disclosure by the Company and its Subsidiaries of any Personal Information of any Person. Except as would not be or reasonably expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the Company has not been subject to, and, to the Knowledge of the Company, there are no, complaints to or audits, proceedings, investigations or claims pending against the Company by any Governmental Authority, or by any Person, in respect of the collection, use, storage disclosure or other Processing of Personal Information. The Company (i) has implemented commercially reasonable physical, technical, organization and administrative security measures and policies designed to protect all Personal Information of any Person accessed, Processed or maintained by the Company from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse, and (ii) requires by written contract all material third party providers and other persons who have or have had access to Personal Information, or who Process Personal Information on Company’s behalf, to implement, appropriate security programs and policies consistent with all applicable data protection Laws. Without limiting the generality of the foregoing, since July 1, 2021, to the Knowledge of the Company, the Company has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company).

A-40

(m) The Software that constitutes Company Owned IP and all Software that is used by the Company is, to the Knowledge of the Company, free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company has not incorporated publicly available Software into the Company products and services, and the Company has not distributed publicly available Software as part of the Company’s and its Subsidiaries’ products and services other than as set forth on Section 3.8(m) of the Company Disclosure Letter in a manner that subjects, in whole or in part, any Software constituting Company Owned IP to any Copyleft License obligations. The Company is in material compliance with all publicly available Software license terms applicable to any publicly available Software licensed to or used by the Company. The Company has not received any written (or, to the Knowledge of the Company, oral) notice from any Person that it is in material breach of any license with respect to publicly available Software.

(n) The Company has implemented and maintained (or, where applicable, has required its vendors to maintain), consistent with commercially reasonable and industry practices and in compliance in all material respect with its contractual obligations to other Persons, commercially reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company or its Subsidiaries in connection with the operation of the Business (the “Company Information Systems”). There has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the business of the Company or its Subsidiaries. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the business of the Company and its Subsidiaries. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company and its Subsidiaries.

(o) The Company is not bound by, and has not agreed in writing to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company and its Subsidiaries are currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Authority, in all cases, to the extent related to any Intellectual Property (each, a “Standards Setting Body”) that requires or purports to require Company to contribute, disclose or license any Intellectual Property to such Standards Setting Body or its other members, other than the Standards Setting Agreements. Schedule 3.8(o) of the Company Disclosure Letter sets forth a listing of the membership agreements and other Contracts relating to such Standards Bodies, to which Company and its Subsidiaries is bound (collectively, “Standards Setting Agreements”). True, complete and correct copies of all Standards Setting Agreements have been delivered to SPAC. The Company has not made any written Patent disclosures to any Standards Setting Body. The Company is in material compliance with all Standards Setting Agreements that relate to Intellectual Property. The Company is not engaged in any material dispute with any Standards Setting Body with respect to any Intellectual Property or with any third Persons with respect to Company’s conduct with respect to any Standards Setting Body.

A-41

3.9 Title to Properties and Assets; Liens. Except as would not be or reasonably expected to be material to the , taken as a whole: (i) each of the Leading Group Companies has good and marketable title to its properties, assets and rights, including the Company Owned IP, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than Permitted Liens; (ii) with respect to the properties, assets and rights it leases, each of the Leading Group Companies is in compliance with such leases in all material respects and, to the Company’s Knowledge, holds a valid leasehold interest free of any Liens, other than Permitted Liens; (iii) the properties, assets and rights owned, leased or licensed by the Leading Group Companies (including any Company Owned IP) constitute all the properties, assets and rights of any kind or description whatsoever, including goodwill, used in connection with the businesses of the Leading Group Companies and such properties, assets and rights constitute all the properties, assets and rights necessary for the Leading Group Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted.

3.10 Real Property.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth each real property lease to which the Company or any of its Subsidiaries is a party or by which it is bound (each, a “Lease”), indicating, for each Lease, the parties thereto, the address of the real property demised thereunder, the rent payable thereunder, the term of the Lease and any other material provisions thereof. Except as set forth on Section 3.10(a) of the Company Disclosure Letter, the Company does not own, or otherwise have an interest in, any real property, including under any Lease, sublease, space sharing, license or other occupancy agreement. The Leases are the only Contracts pursuant to which the Company leases any real property or right therein. The Company has provided to SPAC accurate and complete copies of all Leases. The Company has good, valid and subsisting title to its Leased Real Property, free and clear of all Liens. The Company has not breached or violated in any material respect any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(b) With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessor; (v) the Company has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company thereunder; (vii) there are no outstanding written or, to the Knowledge of Company, or claims of breach or indemnification or notice of default or termination thereunder and (viii) the Company has not exercised early termination options, if any, under such Lease. The Company holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees of the real property on which such leasehold estate is located. The Leased Real Property is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such Leased Real Property. The Company is in physical possession and actual and exclusive occupation of the whole of the Leased premises, none of which is subleased or assigned to another Person. Each Lease leases all useable square footage of the premises located at each Leased Real Property. The Company does not owe any brokerage commission with respect to any Leased Real Property.

A-42

(c) Except as disclosed on Section 3.10(c) of the Company Disclosure Letter, the lessor under each Lease is qualified and has obtained all Approvals necessary to enter into such Lease, including any Approvals required from the owner of the property demised pursuant to the Lease if the lessor is not such owner. The use and operation of the real properties subject to the Leases by the Leading Group Companies is in compliance with all applicable Laws, including all applicable building codes, environmental, zoning, subdivision and land use Laws. None of the Leading Group Companies has received notice from any Governmental Authority advising it of a violation (or an alleged violation) of any such Laws.

3.11 Environmental Matters.  Except as set forth on Section 3.11 of the Company Disclosure Letter:

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) since July 1, 2021, each Leading Group Company has materially complied with and is currently in material compliance with the provisions of all applicable Environmental Laws; and (ii) the Leased Real Property is in material compliance with the provisions of all applicable Environmental Laws, to the extent any Leading Group Company is responsible for such compliance;

(b) Each Leading Group Company possesses all material Environmental Permits that are required for the operation of the business as presently operated and for the ownership and use of their assets (including the Leased Real Property) as presently owned and used, except where the failure to obtain the same would not reasonably be expected to have a Company Material Adverse Effect, and such material Environmental Permits are in good standing and in full force and effect. Prior to the date of this Agreement, true, complete and correct copies of all currently in force material Environmental Permits issued to any Leading Group Company have been made available to SPAC;

(c) To the Knowledge of the Company, no Hazardous Materials have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape in each case by any Leading Group Company on, in, under, or from the Leased Real Property except in compliance with all Environmental Laws and Environmental Permits, and except as would not reasonably be expected to required investigation or result in the incurrence of material liability ;

A-43

(d) No Leading Group Company has received written notice from any Governmental Authority of any material violations of applicable Environmental Laws or any material violations concerning any Hazardous Materials; and

(e) The Company has made available to SPAC: (i) copies of all material reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of the Company, or any Leading Group Company within the last five (5) years pertaining to the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials by any Leading Group Company at, in, on or under the Leased Real Property; and (ii) a copy of any environmental investigation or assessment of the Leased Real Property conducted by the Company or any Leading Group Company or any environmental consultant engaged by either of them within the past two (2) years.

3.12 Compliance with Laws.

(a) Neither the Company nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company, is in violation in any material respect of, and, since July 1, 2021, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since July 1, 2021, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by the Company of, or failure on the part of the Company to comply with, or any liability suffered or incurred by the Company in respect of any material violation of or material noncompliance with, any Law, Order or policy of any Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened alleging any such material violation or noncompliance by a member of the Company. Since July 1, 2021, the Company has not received any written or, to the Company’s Knowledge, oral notice of any violation of any Law or Governmental Order. Without limiting the generality of the foregoing, the Company is, and since July 1, 2021, has been, in compliance in all material respects with: (A) every Law applicable to the Company due to the specific nature of the Business, including data protection Laws; (B) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to any member of the Company; and (C) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Since July 1, 2021, the Company has not been threatened or charged in writing or to the Company’s Knowledge, orally with or given written or to the Company’s Knowledge, oral notice of any violation of any data protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence by any Governmental Authority and, to the Company’s Knowledge, the Company is not under investigation with respect to any such Law.

(b) Neither the Company nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

A-44

(c) Shanghai Jingkun and its Subsidiaries are not engaged in any “prohibited industries” or “restricted industries” as set forth in the Negative List, that do not allow foreign investment or require the foreign investment to meet certain requirements. Neither the Reorganization nor the business of the Leading Group Companies is in violation of the Negative List, any foreign investment laws and regulations of the PRC or any other applicable Laws.

3.13 Absence of Changes. Since December 31, 2023 (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the Leading Group Companies have conducted their businesses in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby and transactions in connection with Company Shares, and related agreements and Indebtedness, the terms of which have been made available to SPAC); and (c) none of the Leading Group Companies has sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of Five Hundred Thousand Dollars ($500,000) individually or One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate to any Person other than any of the other Leading Group Companies and other than non-exclusive licenses in the Ordinary Course.

3.14 Litigation. As of the date of this Agreement (a) there are no Actions pending threatened in writing or, to the Company’s Knowledge, orally against any of the Leading Group Companies or its respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, the right of the Company to enter into this Agreement or any Ancillary Agreement or the right of any of the Leading Group Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement or (ii) if determined adversely to any Leading Group Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in any change in the current equity ownership of the Company; (b) none of the Leading Group Companies is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the Leading Group Companies currently pending or which any of the Leading Group Companies currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15 Insurance. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (a) each of the Leading Group Companies has in full force and effect insurance policies that cover such material risks and are in such amounts as are deemed by the Company reasonable and necessary for the businesses of the Leading Group Companies; (b) all premiums due thereunder have been paid, and no written notice of cancellation or termination has been received by any of the Leading Group Companies with respect to any such policy; and (c) the Company has not received any written notice of denial or dispute of coverage for, and, to the Company’s Knowledge, no insurer has otherwise denied or disputed coverage for, any material claim under an insurance policy during the last twelve (12) months. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have previously been made available to SPAC.

A-45

3.16 Governmental Consents. Assuming the accuracy of the representations made by SPAC in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the Leading Group Companies is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement or the consummation of any Transaction contemplated hereby or thereby, except for (a) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the Company Merger Filing Documents and any other filings or notices required for the consummation of the Company Merger, (b) the CSRC Filing(s), (c) the Regulatory Approvals, and (d) such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings the failure of which to obtain, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.17 Licenses and Permits. Section 3.17 of the Company Disclosure Letter sets forth a complete and correct list of each material Permit, together with the name of the Governmental Authority issuing the same. All such material Permits are valid and in full force and effect, and none of such material Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Ancillary Agreement. Each Leading Group Company has all material Permits necessary to operate the its business, and each of the Permits is in full force and effect. No Leading Group Company is in material breach or violation of, or material default under, any such material Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Governmental Authority grounds to suspend, revoke or terminate any such material Permit. The Company has not received any written or, to the Company’s Knowledge, oral notice from any Governmental Authority regarding any material violation of any Permit. There has not been and there is not pending or, to the Company’s Knowledge, threatened any Action, investigation or disciplinary proceeding by or from any Governmental Authority against the Company involving any material Permit or alleging that any Leading Group Company is required to have any Permit that it does not have.

3.18 Brokers or Finders; Transaction Expenses. Except as provided in the consulting service agreement (an unsigned draft of which has been made available to SPAC), between East West Financial Holding Group Limited and the Company and as set forth on Section 3.18 of the Company Disclosure Letter, none of the Leading Group Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by the Leading Group Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

3.19 Related-Party Transactions. Except as set forth on Section 3.19 of the Company Disclosure Letter (and other than with respect to actions expressly contemplated by this Agreement and the Ancillary Agreements):

(a) No director, officer or employee of any of the Leading Group Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the Leading Group Companies, nor is any of the Leading Group Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party.

A-46

(b) To the Company’s Knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Leading Group Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the Leading Group Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the Leading Group Companies.

(c) No Related Party is directly or indirectly interested in any Contract with any of the Leading Group Companies, other than any such Contracts related to such Person’s (i) ownership of Company Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary, commission and other employment benefits provided by the Company to such Person.

3.20 Labor Agreements and Actions; Employee Compensation.

(a) None of the Leading Group Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any Contract with any labor union, and, to the Company’s Knowledge, no labor union has requested or has sought to represent any of the employees of any of the Leading Group Companies. There has not been and there is not any union organization activity, lockout, slowdown, picketing or work stoppage, unfair labor practice charge or other labor dispute involving any of the Leading Group Companies pending, or to the Company’s Knowledge, threatened, that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor, to the Knowledge of the Company, is there any labor organization activity involving the employees of any of the Leading Group Companies.

(b) To the Company’s Knowledge, no officer, management employee, or any group of management employees, intends to terminate their employment with any of the Leading Group Companies, nor does any of the Leading Group Companies have a present intention to terminate the employment of any of the foregoing. Each officer and management employee of each of the Leading Group Companies is currently providing full-time services to the conduct of the business of each of the Leading Group Companies. To the Company’s Knowledge, no officer or management employee is currently working for a competitive enterprise.

(c) Except as set forth on Section 3.20(c) of the Company Disclosure Letter, the employment of each officer of each of the Leading Group Companies is terminable at the will of each of the Leading Group Companies and no such individual is entitled to any material compensation upon termination of employment, except as required by Law applicable to the jurisdiction in which such officer or employee is employed.

(d) Except as set forth on Section 3.20(d) of the Company Disclosure Letter and except as has been mandated by Governmental Authority, as of the date of this Agreement, the Leading Group Companies have not had, nor are there any facts that would give rise to, any material workforce changes due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furloughs, shutdowns (whether voluntary or by Governmental Order), or any material changes to benefit or compensation programs, nor are any such changes currently contemplated.

A-47

(e) With respect to all current and former Persons who have performed services for or on behalf of any of the Leading Group Companies, each of the Leading Group Companies is in compliance in all material respects, and during the past four (4) years has complied in all material respects with all applicable state and federal equal employment opportunity, wage and hour, compensation and other Laws and COVID-19 Measures related to employment, including overtime requirements, classification of employees and independent contractors under federal and state Laws (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan (as defined below)), hours of work, leaves of absence, equal opportunity, sexual and other harassment, whistleblower protections, immigration, occupational health and safety, workers’ compensation, and the withholding and payment of all applicable Taxes, and there are no arrears in the payments of wages, unemployment insurance premiums or other similar obligations. Each member of the PRC Entities is in material compliance with each Law and all Contracts relating to its provision of any form of social insurance, and has paid, or made provision for the payment of, all social insurance contributions and housing fund contributions required under applicable Law and such Contracts. There is no pending investigation related to any employee or consultant of any member of the Leading Group Companies.

(f) Set forth on Section 3.20(f) of the Company Disclosure Letter is a complete and accurate list, as of the date of this Agreement and separately for each department of each Leading Group Company, the number of employees in each such department.

(g) Set forth on Section 3.20(g) of the Company Disclosure Letter are complete and accurate lists, as of the date of this Agreement and separately for each Leading Group Company, of all individuals who perform services for any of the Leading Group Companies as an independent contractor with an annual payment in excess of Three Hundred Thousand Dollars ($300,000), including for each such individual his or her name, services performed, and rate of compensation (if any), and location at which such individual performs services for such Leading Group Company.

(h) There are no material claims, disputes, grievances or controversies pending or, to the Knowledge of the Company, threatened involving any employee or group of employees. To the Knowledge of the Company, except as would not have a Company Material Adverse Effect, there are no charges, investigations, administrative proceedings or formal complaints of (i) discrimination or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries or (v) whistleblower retaliation against the Company, in each case that (A) pertain to any current or former employee and (B) have been threatened in writing by such employee or are pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board or any other Governmental Authority.

A-48

(a) No employee of the Leading Group Companies is subject to any covenant restricting him or her from working for any member of the Leading Group Companies.

3.21 Employee Benefit Plans.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to SPAC, to the extent applicable, true, complete and correct copies of (i) such Company Benefit Plan (or, if not in writing, a written summary of its material terms) and, as applicable, all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (ii) the most recent summary plan descriptions, including any summary of material modifications, (iii) the most recent annual reports (or equivalent filings or audits required to be made by applicable Law), if any, required by applicable Law to be filed with a Governmental Authority with respect to Taxes in connection with each Company Benefit Plan, (iv) the most recent determination or opinion letter, or equivalent materials, from the applicable taxing authority with respect to each Company Benefit Plan, if any, and (v) the most recent actuarial report or other financial statement relating to such Company Benefit Plan.

(b) Except as set forth on Section 3.21(b) of the Company Disclosure Letter or except as would not have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, operated, funded, maintained and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where failure to comply would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material actions, suits or claims.

A-49

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond the cessation of their employment with the Company or any Subsidiary (as the case may be) for any reason, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f) No Company Benefit Plan is, and the Company has never sponsored, maintained or contributed to, a U.S. benefit plan.

(g) Except as set forth on Section 3.21(g) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting or settlement of any restricted stock unit award.

(h) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law). No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

3.22 Taxes.

(a) (i) All Tax Returns required to be filed by or on behalf of the Company and any Subsidiary have been filed (taking into account any extensions of time within which to file), (ii) all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all respects and (iii) all income and other Taxes (whether or not shown as due on such Tax Returns) have been fully and timely paid.

(b) The Company and each Subsidiary has complied with all applicable Tax Laws with respect to the withholding of Taxes (including reporting and recordkeeping requirements related thereto) and has duly and timely withheld and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid over.

(c) Neither the Company nor any Subsidiary has any Liability for Taxes of any Person (other than the Company) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or (iii) as a transferee or successor, by Contract or by operation of Law (other than Taxes of the Company).

A-50

(d) No Liens for Taxes have been filed against the Company or any Subsidiary, except for Permitted Liens.

(e) No Tax Return related to income or other Taxes of the Company or any Subsidiary is under audit or examination by any Tax Authority, and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, threatened or proposed (tentatively or definitely) or contemplated against, or regarding, any Taxes of the Company or any Subsidiary, and no Tax Authority has proposed, assessed or asserted in writing any deficiency with respect to Taxes against the Company or any Subsidiary with respect to any Tax period for which the period of assessment or collection remains open.

(f) No jurisdiction in which the Company or any Subsidiary does not currently file Tax Returns has claimed that the Company or any Subsidiary is, or may be, subject to taxation by that jurisdiction or required to file such Tax Returns. Neither Company nor any Subsidiary has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled.

(g) No written waiver of or agreement to extend any statute of limitations relating to Taxes for which the Company or any Subsidiary is liable and that remains in effect has been granted or requested.

(h) The unpaid Taxes of the Company and each Subsidiary (i) do not, as of the most recent Company Financial Statements, exceed the reserve for Tax-related Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Company Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(i) Neither the Company nor any Subsidiary is, or has ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or foreign Law (other than a group all of the members of which consisted of the Company and its subsidiaries).

(j) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(k) The Company and each Subsidiary is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology among the Company. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company is arm’s-length prices for purposes of all applicable transfer pricing laws, including Section 482 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).

A-51

(l) The Company has not taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. The Company does not have any knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m) The Company has no plan or intention to cause SPAC or the Surviving Corporation to liquidate (for federal income tax purposes) following the Transactions.

3.23 Books and Records. The minute books of each of the Leading Group Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. The registers of members of each of the Leading Group Companies are complete and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the Leading Group Companies.

3.24 Foreign Corrupt Practices Act. To the Knowledge of the Company, none of the Leading Group Companies or their respective Affiliates, nor any of their respective directors, officers, employees, or, to the Company’s Knowledge, agents, distributors, resellers, or other third parties has made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist any of the Leading Group Companies to obtain or retain business for, or direct business to any of the Leading Group Companies. To the Knowledge of the Company, none of the Leading Group Companies nor any of their respective directors, officers, employees, agents, distributors, resellers, or other third parties has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the Leading Group Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s Knowledge, threatened. Each of the Leading Group Companies has sought to maintain accurate financial records and a system of internal controls sufficient to provide reasonable assurance over management’s control, authority, and responsibility over the company’s assets.

3.25 Anti-Money Laundering. The operations of each of the Leading Group Companies are and at all times have been conducted in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to each of the Leading Group Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Leading Group Companies, and, no Action by or before any Governmental Authority involving any of the Leading Group Companies with respect to Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

A-52

3.26 OFAC. None of the Leading Group Companies, any director or officer of the Leading Group Companies or, to the Company’s Knowledge, any agent, employee, affiliate, or Person acting on behalf of the Leading Group Companies is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and to the Knowledge of the Company the Leading Group Companies have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

3.27 Sanctions. None of the Leading Group Companies, any of their respective Affiliates, directors or officers or, to the Knowledge of the Company, any of their respective employees or agents is a Person that is, or is owned or controlled by a Person that is, (a) the subject of any Sanctions or (b) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria). For the past three (3) years, to the Company’s Knowledge, none of the Leading Group Companies has engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

3.28 Export Controls. The Leading Group Companies, and to the Company’s Knowledge, their respective Representatives in their capacity as such, have during the five (5) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Export Laws, and none of the Leading Group Companies has (a) received written notice of, any actual, alleged or potential violation of any Export Law or (b) been a party to or the subject of any pending (or to the Knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

3.29 Takeover Statutes and Charter Provisions. The Company Board has taken all action necessary so that the restrictions on a “business combination” contained under any foreign Laws will be inapplicable to this Agreement and the other Transactions. As of the date of this Agreement, no “fair price”, “moratorium”, “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the Leading Group Companies in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no Shareholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any of the Leading Group Companies is subject, party or otherwise bound.

3.30 Proxy/Registration Statement. The information supplied by the Company for inclusion or incorporation by reference in the Proxy/Registration Statement, any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K shall not, (a) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (b) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K, when filed, made available, mailed or distributed, as the case may be, or (c) in the case of the Proxy/Registration Statement, at the time of the SPAC Shareholder Meeting and the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or any holder of SPAC Ordinary Shares.

A-53

3.31 Board Approval. The Company Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the Transactions, (b) determined that the Transactions are in the best interests of the Company Shareholders and (c) subject to the effectiveness of the Proxy/Registration Statement and receipt of the Regulatory Approvals, recommended that the Company Shareholders approve, authorize and adopt this Agreement, the Mergers and the other Transactions and vote in favor of the Company Shareholder Resolution.

3.32 Contractual Arrangements.

(a) The Controlling Documents, in the aggregate intending to establish and maintain the Contractual Arrangements, constitute valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms and adequate to establish and maintain the intended Contractual Arrangements, under which the financial statements of Shanghai Handong will be consolidated with those of the Leading Group Companies in accordance with GAAP, except as limited by the Enforceability Exceptions or by any requirements from any Governmental Authority. There are no disputes, disagreements, claims or any legal proceedings of any nature, raised by any Person or any Actions pending or, to the Knowledge of the Company, threatened against or affecting any of the Company, the WFOE or Shanghai Handong that (i) challenge the validity or enforceability of all or any part of the Controlling Documents taken as whole; (ii) challenge the Contractual Arrangements or the ownership structure set forth in the Controlling Documents; (iii) claim any ownership, share, equity or interest in the WFOE or Shanghai Handong, or claim any compensation for not being granted any ownership, share, equity or interest in the WFOE or Shanghai Handong; or (iv) claim any of the Controlling Documents or the ownership structure thereof or any arrangements or performance of or in accordance with the Controlling Documents violated or violates any applicable PRC Laws.

(b) The execution, delivery and performance by each of the relevant parties of their respective obligations under each Controlling Document did not and do not (i) result in any violation of respective business licenses or charter documents of any such party, (b) result in any violation of any applicable PRC Laws or (c) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any Contract to which any of such parties is a party or by which it is bound.

(c) All consents and registrations thereof with any Governmental Authority required to give effect of the transactions contemplated by the Controlling Documents have been made or unconditionally obtained in writing, and no such consent or registration has been withdrawn or is subject to any condition precedent that has not been fulfilled or performed.

A-54

3.33 Data Privacy and Security.

(a) Each of the Leading Group Companies is and during the last five (5) years has been in compliance in all material respects with all applicable cybersecurity, data security and personal information protection Laws and contractual obligations binding upon such Leading Group Company relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of personal data, including any applicable Laws relating to transferring personal information and other data outside of the PRC.

(b) As of the date of this Agreement, the Company has not received notice of any pending Action, nor has there been any material Action against any Leading Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general, Ministry of Industry and Information Technology of the PRC (including its local counterparts) or similar state official or any other Governmental Authority (whether in the United States, Cayman Islands or PRC); or (iii) any other Governmental Authority, in each case, alleging that any processing of personal data by or on behalf of a member of the Leading Group Companies is in violation of any requirements under Section 3.33(a).

(c) During the last five (5) years (i) there has been no material unauthorized processing of personal data in the possession or control of any Leading Group Company or any service providers thereto, (ii) there have been no material unauthorized intrusions or breaches of security into any of the IT systems under the control of any Leading Group Company and (iii) no Leading Group Company has experienced any security risk or incident that triggers the breach notification obligation under the applicable cybersecurity, data security and personal information protection Laws or has actually made such breach notification.

(d) Each Leading Group Company owns or has a binding Contract in place to use the IT systems as necessary to operate its business as currently conducted in all material respects.

(e) Each Leading Group Company has implemented and established data safeguards against the destruction, loss, damage, corruption, alteration, loss of integrity, commingling or unauthorized access, acquisition, use, disclosure or other processing of personal data that are consistent with industry standards and the requirements of applicable Law in all material respects. Each Leading Group Company maintains backups of all data used to conduct the business of such member of the Leading Group Companies at a reasonable frequency.

3.34 No Additional Representations or Warranties.

A-55

(a) Except as provided in Article IV or in the case of intentional fraud, (i) none of SPAC, any of its Affiliates or any of its equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company, its Subsidiaries or the holders of Company Shares; (ii) SPAC hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to any of the Leading Group Companies or its or their respective Representatives, with respect to SPAC or any of its Affiliates, their respective equityholders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, SPAC or any of its Affiliates, whether orally or in writing, in any confidential information memoranda, any actual or virtual “dataroom”, management presentation, due diligence discussion or in any other form in contemplation of the Transactions; and (iii) neither SPAC nor any of its Affiliates or any of its equityholders, partners, members or Representatives shall be liable in respect of the accuracy or completeness of any information provided to the Company, its Subsidiaries or Company Shareholders or their respective Affiliates.

(b) Without limiting the generality of Section 3.34(b), except as provided in Article IV or in the case of intentional fraud, neither SPAC nor any other Person on behalf of SPAC has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of Holdco or the Leading Group Companies, whether or not included in any management presentation or in any other information made available to the Company, its Affiliates or any of their respective Representatives or any other Person, and, except as provided in Article IV or in the case of intentional fraud, any such representations or warranties are expressly disclaimed.

(c) The Company acknowledges that the Company and its Representatives have been provided with full and complete access to the Representatives, books and records of SPAC and other information that they have requested in connection with their investigation of SPAC and the Transactions. Except as provided in Article IV or in the case of intentional fraud, the Company is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC, the prospects (financial or otherwise) or the viability or likelihood of success of the business of SPAC as conducted after the Closing, as contained in any materials provided by SPAC or any of its Affiliates or any of their respective Shareholders, partners, members or Representatives or otherwise. Notwithstanding anything to the contrary expressed or implied in this Agreement, no representation or warranty is made as to the accounting treatment of SPAC’s issued and outstanding warrants or as to any deficiencies in related disclosure (including with respect to internal control over financial reporting or disclosure controls and procedures).

A-56

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (a) the SPAC SEC Filings (excluding “risk factors” or predictive or forward-looking statements) or (b) the disclosure letter delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Letter”), which exceptions shall, in the case of clause (b), be deemed to be part of the representations and warranties made hereunder:

4.1 Organization, Good Standing, Corporate Power and Qualification. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. SPAC has all corporate power and authority, and all governmental licenses, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder. As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the SPAC Governing Documents. SPAC is and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the SPAC Governing Documents.

4.2 Due Authorization. All corporate action on the part of SPAC and its respective directors, officers and Shareholders necessary and required for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been or will be duly and validly authorized, approved and taken prior to the Closing, subject to (i) obtaining approval of the SAC Board and the SPAC Shareholders’ Approval, (ii) the filing of the SPAC Merger Filing Documents and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which SPAC is or will be a party (assuming due authorization, execution and delivery by each other party) constitute valid and binding obligations of SPAC, enforceable against SPAC and such Person in accordance with their respective terms, except as limited by the Enforceability Exceptions.

4.3 Consents; Required Approvals.  Assuming the truth and accuracy of the Company’s representations and warranties contained in Article III and Holdco’s representations and warranties contained in Article V , no notices to, filings with, or authorizations, consents or approvals of any Governmental Authority are necessary to be made by SPAC for the execution, delivery or performance of this Agreement, the other Transaction Documents to which SPAC is or will be a party or the consummation by SPAC of the Transactions.

4.4 Capitalization.

(a) The authorized share capital of SPAC is Fifty-Five Thousand Five Hundred Dollars ($55,500) divided into 500,000,000 Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares and 5,000,000 preference shares, of which 5,982,450 Class A Ordinary Shares and one (1) Class B Ordinary Share are issued and outstanding as of the date hereof. 10,781,200 SPAC Class A Ordinary Shares are reserved for issuance upon the exercise of the SPAC Public Warrants and 11,124,960 SPAC Class A Ordinary Shares are reserved for issuance upon the exercise of the SPAC Private Placement Warrants. All outstanding SPAC Ordinary Shares (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) have been offered, sold and issued by SPAC in compliance with applicable Law (including federal and state securities Laws) and all requirements set forth in the SPAC Governing Documents and (iii) are not subject to and were not issued in violation of any Lien, purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law (including federal and state securities Laws), the SPAC Governing Documents or any Contract to which SPAC is a party or by which SPAC is bound. Subject to the SPAC Shareholders’ rights to elect to effect a SPAC Share Redemption, there are no outstanding Contracts for SPAC to repurchase, redeem or otherwise acquire any shares in the capital stock of SPAC. In accordance with the SPAC Governing Documents, at the SPAC Merger Effective Time, the issued and outstanding Class B Ordinary Share shall automatically and without any further action by any Person, be converted into one (1) Class A Ordinary Share.

A-57

(b) Except as set forth in the SPAC Governing Documents, on Section 4.4(b)of the SPAC Disclosure Letter, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares or any capital equity of SPAC. Other than as set forth in the SPAC SEC Filings, and any promissory notes that may be issued by the Sponsor to the SPAC for working capital purposes that are set forth on Section 4.4(b) of the SPAC Disclosure Letter, there are no outstanding or authorized options, warrants, rights, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the share capital of the SPAC or obligating SPAC to issue or sell any shares of share capital of, or any other interest in, SPAC. SPAC does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth on Section 4.4(b) of the SPAC Disclosure Letter, there are no voting trusts, Shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the SPAC Ordinary Shares. There are no outstanding contractual obligations of SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) SPAC does not directly or indirectly own, or hold any rights to acquire, any share capital or any other securities or interests in any other Person.

4.5 Financial Statements.

(a) The financial statements (including the notes and schedules thereto) of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are complete, true and correct in all material respects and present fairly the financial condition, operating results, Shareholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC Financial Statements have been prepared in accordance with GAAP and Regulation S-X, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). The books of account, ledgers, order books, records and other financial documents of SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable. SPAC has no material off-balance sheet arrangements that are not disclosed in the SPAC SEC Filings.

A-58

(b) SPAC has in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of the SPAC) is made known to the management of SPAC by others within SPAC and are effective in recording, processing, summarizing and reporting financial data. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the formation of SPAC, neither SPAC nor, to the Knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or Merger Sub II with respect to the SPAC Financial Statements or the internal accounting controls of SPAC or Merger Sub II, including any written complaint, allegation, assertion or claim that SPAC or Merger Sub II has engaged in questionable accounting or auditing practices. Since the formation of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC.

(d) SPAC has no liability or obligation absolute or contingent, individually or in the aggregate, liquidated or unliquidated, asserted or unasserted or otherwise, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not and would not reasonably be expected to be material to SPAC, (ii) obligations that are executory obligations arising under Contracts to which the Company or any of its Subsidiaries is a party, (iii) SPAC Transaction Expenses, (iv) obligations incurred by SPAC’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the SPAC Financial Statements or as set forth in Section 4.5(d) of the SPAC Disclosure Letter.

4.6 Compliance with Other Instruments.

(a) SPAC is not in material violation of any term of its respective Governing Documents. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

A-59

(b) The execution, delivery and the performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not, by the giving of notice, the lapse of time or otherwise, (i) violate, conflict with, cause the termination or acceleration of, or result in a right of termination, cancellation, modification or acceleration, or, subject to obtaining the SPAC Shareholders’ Approval, the filing of the SPAC Merger Filing Documents and the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default, trigger any payment, vesting or increase in the amount of any compensation or benefit payable under, (A) the SPAC Governing Documents, (B) any Contract to which SPAC is a party or by which its assets are bound or (C) any applicable Law, Permit or Governmental Order, or (ii) result in or permit the creation of any Lien (other than Permitted Liens) upon any of SPAC’s properties or assets, except, in the case of clauses (i)(B), (i)(C) and (ii), to the extent that the occurrence thereof has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

4.7 Absence of Changes. Since the date of the most recent SPAC Financial Statements there has not been, individually or in the aggregate, any SPAC Material Adverse Effect. Since the date of the most recent SPAC Financial Statements to the date of this Agreement, SPAC has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

4.8 Litigation. As of the date of this Agreement (a) there are no Actions or any basis therefore pending or, to SPAC’s Knowledge, currently threatened against SPAC, any of its officers or directors or any of its securities or any of its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement or the right of SPAC to enter into this Agreement or any Ancillary Agreement or to perform its obligations hereunder or thereunder or (ii) if determined adversely to SPAC, would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect; (b) SPAC is not a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

4.9 Governmental Consents. Assuming the accuracy of the representations made by the Company in Article III and of Holdco, Merger Sub I and Merger Sub II in Article V, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (a) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the SPAC Merger Filing Documents and any other filings or notices required for the consummation of the SPAC Merger, (b) the Regulatory Approvals and (c) such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings the failure of which to obtain, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect.

A-60

4.10 Brokers or Finders; Transaction Expenses. Except as provided in the Commission Agreement effective as of August 13, 2024 between Pacifico Investment Holding Limited and SPAC and as set forth on the SPAC Disclosure Letter, SPAC has not incurred, or will incur, directly or indirectly, as a result of any action taken by SPAC, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

4.11 Taxes.

(a) (i) All Tax Returns required to be filed by SPAC or on behalf of SPAC have been filed (taking into account any extensions of time within which to file), (ii) all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all respects and (iii) all income and other Taxes (whether or not shown as due on such Tax Returns) have been fully and timely paid.

(b) SPAC has complied with all applicable Tax Laws with respect to the withholding of Taxes (including reporting and recordkeeping requirements related thereto) and has duly and timely withheld and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid over.

(c) SPAC does not have any Liability for Taxes of any Person (other than SPAC) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or (iii) as a transferee or successor, by Contract or by operation of Law (other than Taxes of SPAC).

(d) No Liens for Taxes have been filed against SPAC, except for Permitted Liens.

(e) No Tax Return related to income or other Taxes of SPAC is under audit or examination by any Tax Authority, and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, threatened or proposed (tentatively or definitely) or contemplated against, or regarding, any Taxes of SPAC, and no Tax Authority has proposed, assessed or asserted in writing any deficiency with respect to Taxes against SPAC with respect to any Tax period for which the period of assessment or collection remains open.

(f) No jurisdiction in which SPAC does not currently file Tax Returns has claimed that SPAC is, or may be, subject to taxation by that jurisdiction or required to file such Tax Returns. SPAC has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled.

(g) No written waiver of or agreement to extend any statute of limitations relating to Taxes for which SPAC is liable and that remains in effect has been granted or requested.

A-61

(h) The unpaid Taxes of SPAC (i) do not, as of the most recent SPAC Financial Statements, exceed the reserve for Tax-related Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent SPAC Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of SPAC in filing its Tax Returns.

(i) SPAC is not, nor has it ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or foreign Law (other than a group the common parent of which was or is SPAC).

(j) SPAC has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(k) SPAC is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology among SPAC. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to SPAC is arm’s-length prices for purposes of all applicable transfer pricing laws, including Section 482 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).

(l) SPAC has not taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. SPAC does not have any knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

4.12 Takeover Statutes and Charter Provisions. SPAC Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in SPAC Charter) contained in SPAC Charter or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the SPAC Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to SPAC in connection with this Agreement or the SPAC Merger. As of the date of this Agreement, there is no Shareholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

4.13 Proxy/Registration Statement. The information supplied by SPAC for inclusion or incorporation by reference in the Proxy/Registration Statement, or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K shall not (a) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (b) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K, when filed, made available, mailed or distributed, as the case may be, or (c) in the case of the Proxy/Registration Statement, at the time of the SPAC Shareholder Meeting and the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates, the Acquisition Entities or any Company Shareholder.

A-62

4.14 SEC Filings. Except as set forth on Section 4.14 of the SPAC Disclosure Letter, SPAC has filed or furnished, and will file all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

4.15 Trust Account. As of August 14, 2024, SPAC has Six Million Seven Hundred Eighty-Eight Thousand Two Hundred Thirty-Seven Dollars and Eight-Two Cents ($6,788,237.82) in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement dated as of December 14, 2021, between SPAC and Continental Stock Transfer and Trust, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (a) SPAC Shareholders holding SPAC Ordinary Shares (prior to the SPAC Merger Effective Time) sold in SPAC’s initial public offering (the “IPO”) who shall have elected to redeem their SPAC Ordinary Shares (prior to the SPAC Merger Effective Time) pursuant to the SPAC Governing Documents, (b)the Sponsor if the Sponsor chooses to get paid in cash for any part of the outstanding amount due under loans made by the Sponsor or any of its Affiliates to SPAC, pursuant to Section 2.5(d) of this Agreement and (c) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Governing Documents shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s Knowledge, as of the date of this Agreement, following the Closing, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising a SPAC Share Redemption (or a redemption right in connection with an amendment of the SPAC Governing Documents to extend SPAC’s deadline to consummate the Business Combination), and excluding claims that a SPAC Shareholder may make against SPAC assets, properties or funds that are not held in the Trust Account or have been distributed therefrom (other than to other Public Shareholders exercising redemption rights). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, rescinded, amended or modified in any respect.

A-63

4.16 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.17 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing. SPAC has not entered into any material Contract except for those filed in the SEC Filings or listed on Section4.17(a) of the SPAC Disclosure Letter.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Other than any former officers or as described in the SPAC SEC Filings, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by SPAC being classified as an “excess parachute payment” under Section 280G of the Code.

A-64

4.18 Nasdaq Quotation. As of the date of this Agreement, SPAC Ordinary Shares, SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbols “HAIA,” “HAIAW” and “HAIAU” respectively. Other than as disclosed in the SPAC SEC filings, SPAC is in compliance with the rules of the Nasdaq and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Ordinary Shares or the SPAC Warrants or terminate the listing of SPAC Ordinary Shares, SPAC Warrants and SPAC Units on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Ordinary Shares, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.

4.19 Board Approval. The SPAC Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, (a) declared the advisability of the Transactions, (b) determined that the Transactions are in the best interests of the SPAC Shareholders, (c) determined that the Transactions constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Shareholders approve the Transaction Proposals and this Agreement.

4.20 Anti-Money Laundering. The operations of SPAC are and have at all times been conducted in compliance with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws, to the extent applicable to SPAC, and, no Action by or before any Governmental Authority involving SPAC with respect to Anti-Money Laundering Laws is pending or, to the Knowledge of SPAC, threatened.

4.21 OFAC. Neither SPAC nor any director or officer of SPAC (nor, to the Knowledge of SPAC, any agent, employee, affiliate, or Person acting on behalf of SPAC) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

4.22 No Additional Representations or Warranties.

(a) Except as provided in Article III or in the case of intentional fraud, (i) none of the Company, its Subsidiaries or any of their respective Affiliates or any of their respective equityholders, partners, members or Representatives (each, a “Company Party”) has made or is making any representation or warranty whatsoever to SPAC; (ii) the Company hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to SPAC or any of its Affiliates or its or their respective Representatives, with respect to any of the Leading Group Companies, their respective equityholders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, any of the Leading Group Companies, whether orally or in writing, in any confidential information memoranda, any actual or virtual “datarooms”, management presentations, due diligence discussions or in any other form in contemplation of the Transactions; and (iii) neither the Company nor any other Company Party shall be liable in respect of the accuracy or completeness of any such information.

A-65

(b) Without limiting the generality of Section4.22(a), except as provided in Article III, or in the case of intentional fraud, neither the Company nor any other Person on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of any of the Leading Group Companies, whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other Person, and, except as provided in Article III or in the case of intentional fraud, any such representations or warranties are expressly disclaimed.

(c) SPAC acknowledges that SPAC and its Representatives have been provided with full and complete access to the Representatives, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Leading Group Companies and the Transactions. Except as provided in Article III or in the case of intentional fraud, SPAC is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of any of the Company and its Subsidiaries as conducted after the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDCO

Holdco hereby represents and warrants to SPAC, the following:

5.1 Organization, Good Standing, Corporate Power and Qualification.

(a) Holdco is and, upon its formation, each of Merger Sub I and Merger Sub II will be a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands.

(b) Holdco has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations hereunder and thereunder. Upon its formation, each of Merger Sub I and Merger Sub II will have the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as then conducted and as contemplated to be conducted, to execute and deliver the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder.

A-66

(c) The Governing Documents of Holdco, true and complete copies of which have been made available to SPAC, are in full force and effect.

5.2 Capitalization.

(a) The authorized shares of Holdco consists of 500,000,000 Holdco Ordinary Shares, all of which are issued and outstanding as of the date of this Agreement. Upon its formation. The issued and outstanding Holdco Ordinary Shares and any shares of Merger Sub I and Merger Sub II that will be issued in connection with the consummation of the Transactions, (i) have been, or when issued will be, duly authorized, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law and the Governing Documents of the respective company and (iii) were not, or will not be, issued in breach or violation of any preemptive rights or Contract.

(b) Except (i) as set forth on Section5.2(a) of the Company Disclosure Letter, including any Holdco Ordinary Shares and shares of Merger Sub I and Merger Sub II that will be issued in connection with the consummation of the Transactions, and (ii) for the PIPE Subscription Agreements, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from any Acquisition Entity of any shares of share capital of any Acquisition Entity, or any other Contracts to which any Acquisition Entity is a party or by which any Acquisition Entity is bound obligating SPAC to issue or sell any shares of share capital of, other equity securities in, or debt securities of any Acquisition Entity.

(c) Holdco does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, upon the formation thereof, Merger Sub I and Merger Sub II and, as of the Closing Date, SPAC and the Surviving Corporation. After the formation thereof, neither Merger Sub I nor Merger Sub II will own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

5.3 Due Authorization.

(a) All corporate actions on the part of Holdco necessary for the authorization, execution and delivery of this Agreement and the other Ancillary Agreements to which it is or will be a party and the performance of all its obligations hereunder and thereunder and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized, approved and taken, subject to the filing of the Company Merger Filing Documents and the SPAC Merger Filing Documents.

(b) This Agreement and each Ancillary Agreement to which Holdco, Merger Sub I or Merger Sub II is or will be a party is or, when executed and delivered by such Acquisition Entity, will be, valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, except as limited by the Enforceability Exceptions.

A-67

5.4 Compliance with Other Instruments.

(a) Holdco is not in violation of any term of its Governing Documents or any applicable Laws. Holdco is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Holdco to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions.

(b) The execution and delivery and performance by Holdco of its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party will not, by the giving of notice, the lapse of time or otherwise, (i) violate, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (A) its Governing Documents of, (B) any Contract to which Holdco is a party or by which its assets are bound or (C) any applicable Law, Permit or Governmental Order, or (b) result in the creation of any Lien upon any of its properties or assets of, except, in the case of clauses (i)(B), (i)(C) and (ii), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Holdco to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions.

5.5 Absence of Changes. Since the date of the formation of Holdco, there has not been, individually or in the aggregate, a material adverse effect on its ability to enter into this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions; and, since the date of its formation to the date of this Agreement, Holdco has not conducted any business (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

5.6 Actions. There are no Actions pending or, threatened in writing against Holdco, and there is no unsatisfied judgment or award against Holdco. There is no Governmental Order in effect and binding on Holdco or its assets or properties that has, individually or in the aggregate, a material adverse effect on the ability of Holdco to enter into this Agreement or the Ancillary Agreements or to consummate the Transactions.

5.7 Brokers or Finders; Transaction Expenses. Except as provided in the Commission Agreement effective as of August 13, 2024, between Pacifico Investment Holding Limited and SPAC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of Holdco.

5.8 Proxy/Registration Statement. The information supplied by each Acquisition Entity for inclusion or incorporation by reference in the Proxy/Registration Statement, or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K shall not, (a) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement; (b) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K, when filed, made available, mailed or distributed, as the case may be; and (c) in the case of the Proxy/Registration Statement, at the time of the SPAC Shareholder Meeting and the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

A-68

5.9 Investment Company Act; JOBS Act. Holdco is not and neither Merger Sub I nor Merger Sub II will be (a) an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act or (b) an “emerging growth company” within the meaning of the JOBS Act.

5.10 Business Activities.

(a) Holdco was and each of Merger Sub I and Merger Sub II will be formed solely for the purpose of effecting the Transactions.

(b) Holdco has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing will have no, assets, liabilities or obligations of any kind or nature whatsoever, other than those incident to its formation and except as expressly contemplated by Agreement, the Ancillary Agreements and the Transactions.

(c) Holdco shall not cause or permit Merger Sub I and Merger Sub II to engage in any business activities or conduct any operations other than and shall assure that, at all times from their respective formation until the Closing, neither Merger Sub I nor Merger Sub II shall have any assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and except as expressly contemplate by this Agreement, the Ancillary Agreements and the Transactions

5.11 Foreign Private Issuer. Holdco is and shall be at all times commencing from the date that is thirty (30) days prior to the first filing of the Proxy/Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

ARTICLE VI

COVENANTS OF THE COMPANY AND HOLDCO

6.1 Holdco Nasdaq Listing; Formation of Merger Sub I and Merger Sub II.

(a) From the date of this Agreement through the Closing, Holdco shall apply for, and shall use commercially reasonable efforts to cause, the Holdco Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

(b) Within thirty (30) days after the execution and delivery of this Agreement, Holdings shall form each of Merger Sub I and Merger Sub II as Cayman Island exempted companies with limited liability under the Cayman Companies Act, each of which shall be a wholly-owned subsidiary of Holdco. Holdco shall promptly notify SPAC of the formation of each of Merger Sub I and Merger Sub II, which notification shall include copies of the applicable formation documents. From the formation date to the Closing Date, Holdco shall cause each of Merger Sub I and Merger Sub II to take all actions and to execute all documents necessary to consummate the Transactions.

A-69

6.2 Company Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which any of the Leading Group Companies is a party; (iii) as required by COVID-19 Measures or Permitted COVID-19 Measures, (iv) as set forth on Section6.2 of the Company Disclosure Letter, (v) for the incurrence of Company Transaction Expenses, (vi) as conducted in the Ordinary Course, or (v) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied and shall be deemed given if SPAC has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), from the date of this Agreement through the earlier of the Closing or the valid termination of this Agreement pursuant to Article X (the “Interim Period”), (A) the Company shall, and shall cause the other Leading Group Companies to, and each Acquisition Entity shall, operate its business in the Ordinary Course; and (B) the Company shall not, and shall cause the other Leading Group Companies not to, and each Acquisition Entity shall not:

(i) Change or amend the Governing Documents of any Leading Group Company or any Acquisition Entity;

(ii) Make or declare any dividend or distribution to its Shareholders or members, as applicable, of any Leading Group Company or any Acquisition Entity or make any other distributions in respect of any of the Leading Group Companies’ or any Acquisition Entity’s capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of a Leading Group Company to such Leading Group Company or another wholly-owned Subsidiary of such Leading Group Company;

(iii) Split, subdivide, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Leading Group Companies’ or any Acquisition Entity’s capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of a Leading Group Company that remains a wholly-owned Subsidiary of such Leading Group Company after consummation of such transaction;

(iv) Purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any Leading Group Company or any Acquisition Entity, except for transactions between a Leading Group Company and any wholly-owned Subsidiary of such Leading Group Company;

(v) Sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Leading Group Companies or any Acquisition Entity, except for (A) transactions solely among the Leading Group Companies, and (B) transactions involving payment amount below Five Million Dollars ($5,000,000);

A-70

(vi) Acquire any ownership interest in any real property;

(vii) Acquire, merge or consolidate with or purchase substantially all or a material portion of the equity or assets of any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such acquisition, merger or consolidating involve aggregate payments of less than Five Million Dollars ($5,000,000);

(viii) Make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material U.S. federal, state, local or non-U.S. Tax liability, except in the Ordinary Course, or change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material closing agreement with respect to any Tax, waive or extend any statute of limitations period in respect of a material amount of Taxes, settle any material Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(ix) Take, agree to take or fail to take any material action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(x) Issue any additional interests of any Acquisition Entity or Leading Group Company Interests or securities exercisable for or convertible into Leading Group Company Interests or interests of any Acquisition Entity; or grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Leading Group Company, in each case, other than the issuance or grant of convertible debt or equity interests in an amount of less than Five Million Dollars ($5,000,000) individually;

(xi) Adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Leading Group Company or any Acquisition Entity, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Leading Group Company or any Acquisition Entity;

(xii) Waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than Two Million Dollars ($2,000,000) in the aggregate;

(xiii) Other than (A) Indebtedness under existing credit or lending facilities in existence on the date hereof, or (B) any convertible loans or convertible securities in an amount, individually, not in excess of Five Million Dollars ($5,000,000), incur, assume or guarantee any Indebtedness except for borrowed money the principal amount of which, individually, does not exceed Five Million Dollars ($5,000,000);

(xiv) Enter into, renew or amend in any material respect (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any Leading Group Company or any Acquisition Entity and any broker, finder, investment banker or financial advisor with respect to any of the Transactions or (iii) any Material Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, in each case of clauses (i) and (ii), other than such Contracts with an amount less than Ten Million Dollars ($10,000,000);

A-71

(xv) Limit the right of any Leading Group Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person; or

(xvi) Enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section6.2.

(b) During the Interim Period, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company shall, and shall cause its Subsidiaries to, and each Acquisition Entity shall, comply (i) in all material respects with, and continue performing under, as applicable, the Company Governing Documents, such Subsidiary’s Governing Documents and the Governing Documents of each Acquisition Entity and all other Material Contracts to which any of the Leading Group Companies may be a party; and (ii) with all applicable Sanctions and Export Law. If, during the Interim Period, the Company or any Acquisition Entity (A) receives written notice of, any actual, alleged or potential violation of any Sanctions or Export Law, (B) becomes a party to or the subject of any pending (or to the Knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or Export Law, or (C) to the Knowledge of the Company, otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions or Export Law, it shall provide written notice to the SPAC within three (3) Business Day of the discovery of the actual, alleged, or potential violation.

6.3 Post-Closing Directors and Officers of Holdco. Subject to the terms of the Holdco Governing Documents, Holdco shall take all such actions within its power as may be necessary or appropriate such that immediately following the Closing:

(a) The Holdco Board shall be designated by the Company in accordance with the Holdco Governing Documents, the applicable stock exchange rules and the applicable Laws; and

(b) The officers of Holdco shall be appointed by the Company, each such officer to hold office in accordance with the Holdco Governing Documents.

6.4 D&O Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC (the “SPAC D&O Indemnified Parties”) as provided in SPAC Governing Documents as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any SPAC D&O Indemnified Parties and SPAC in effect on the date hereof and disclosed on Section6.4(a) of SPAC Disclosure Letter, shall survive the Closing and continue in full force and effect in accordance with its terms to the extent permitted by applicable Law. For a period of three (3) years after the SPAC Merger Effective Time, Holdco shall cause the Governing Documents of Holdco and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to SPAC D&O Indemnified Parties than are set forth as of the date of this Agreement in the SPAC Governing Documents to the extent permitted by applicable Law. The provisions of this Section6.4 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the SPAC D&O Indemnified Parties and their respective heirs and representatives.

A-72

(b) The Company shall, or shall cause Holdco to, obtain and fully pay the premium for a “tail” insurance policy (the “D&O Tail Insurance”) that provides coverage for up to a three (3) year period from the Closing Date, for the benefit of the directors and officers of Holdco, the Surviving Corporation and SPAC (the “D&O Indemnified Parties”) that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company or Holdco be required to expend for such policies pursuant to this Section6.4(b) an annual premium amount in excess of 150% of the amount per annum SPAC paid in its last full fiscal year, which amount is set forth on Section 6.4(a) of the SPAC Disclosure Letter. Holdco shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other parties to honor all obligations thereunder.

6.5 No Trading in SPAC Stock. The Company acknowledges and agrees that it and each other Leading Group Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.6 Anti-Takeover Matters. From the date hereof to the Closing, the Company shall not adopt any shareholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any Leading Group Company would be or become subject, party or otherwise bound.

6.7 Financial Statements.

(a) By no later than September 30, 2024, the Company will deliver to SPAC the consolidated statement of financial position of the Leading Group Companies as of June 30, 2024, and the related consolidated statements of profit or loss, changes in equity and cash flows for the year then ended, prepared in conformity with GAAP, audited in accordance with PCAOB standards and including the notes thereto and the report of a qualified and recognized independent accountant, for inclusion in the Proxy/Registration Statement.

(b) By no later than ninety (90) calendar days following the end of each six-month period, the Company will deliver to SPAC the consolidated statement of financial position, and the related consolidated statements of profit or loss, changes in equity and cash flows of the Leading Group Companies for such six-month period; and, within one hundred twenty (120) calendar days following the end of each fiscal year of the Company, the Company shall deliver to SPAC the audited consolidated statement of financial position, and the related consolidated statements of profit or loss, changes in equity and cash flows of the Leading Group Companies for such fiscal year.

A-73

6.8 PIPE Investments.

(a) The Company shall have used, and continue to use its commercially reasonable efforts, until Closing, to obtain commitments from certain investors (the “PIPE Investors”) for a private placement in which the PIPE Investors would agree to make a private investment in Holdco in the aggregate amount of at least Fifty Million Dollars ($50,000,000) (the “PIPE Investment Amount”) to purchase an aggregate of 5,000,000 Holdco Ordinary Shares at a price per share equal to Ten Dollars ($10.00) at the Closing (the “PIPE Investments”) immediately prior to the Company Merger, and shall have entered into, or will enter into the PIPE Subscription Agreements, as applicable, along with Holdco or SPAC. Other than the PIPE Subscription Agreements, this Agreement and the Ancillary Agreements, there shall be no other agreements, side letters or arrangements between Holdco or any Acquisition Entity, on the one hand, and any PIPE Investor, on the other hand, relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investor to contribute to Holdco the applicable portion of the PIPE Investment Amount set forth in the PIPE Subscription Agreement of such PIPE Investor. Each of the PIPE Subscription Agreements shall be, as of the Closing, in full force and effect, and none of them shall have been withdrawn, rescinded or terminated or otherwise amended or modified in any respect.

(b) Unless otherwise approved in writing by SPAC (which approval shall not be unreasonably conditioned, withheld, delayed or denied), Holdco shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination) any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. Holdco and the Company shall use their respective commercially reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the PIPE Subscription Agreements, request to be taken by such counterparties, all actions and use its commercially reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Subscription Agreements.

6.9 Shareholder Support Agreement. In the event any Key Company Shareholder fails to comply in any material respect with its obligations under the Shareholder Support Agreement in a timely manner, the Company will utilize the proxy granted to it by such Key Company Shareholder to act for such Key Company Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the Cayman Companies Act and other applicable Law; provided that no such action by the Company will be necessary if the failed action by such Key Company Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

A-74

6.10 Intended Tax Treatment. None of the Acquisition Entities is permitted to take any action not contemplated by this Agreement or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. Holdco shall not liquidate SPAC or the Surviving Corporation (or to cause SPAC or the Surviving Corporation to liquidate for federal income tax purposes) following the Transactions.

6.11 CSRC Filing. Not later than three (3) Business Days following the initial filing of the SPAC’s registration statement on Form 8-K, the Company will file with the CSRC the CSRC Filing Report and other applicable CSRC Filings in accordance with the CSRC Filing Rules. The Company will keep current the CSRC Filing Report and timely file all necessary CSRC Filings and otherwise comply with its filing obligations under the CSRC Filing Rules and other applicable Laws (if any).

ARTICLE VII

COVENANTS OF SPAC

7.1 Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to SPAC Shareholders pursuant to the SPAC Share Redemptions; (B) immediately thereafter, pay the aggregate accrued and unpaid amount of Company Transaction Expense as of immediately prior to the Company Merger Effective Time and the aggregate accrued and unpaid amount of the SPAC Transaction Expense as of immediately prior to the SPAC Merger Effective Time; and (C) disburse all remaining amounts then available in the Trust Account to a bank account designated by the Company for its immediate use, in each case of (A), (B) and (C), by wire transfer of immediately available funds from the Trust Account, subject to this Agreement and mutual agreement by the Company and SPAC, and the Trust Agreement; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.2 SPAC Nasdaq Listing.

(a) From the date of this Agreement until the Closing, SPAC shall use commercially reasonable efforts to ensure that the SPAC Ordinary Shares, SPAC Warrants and SPAC Units remain listed on Nasdaq.

(b) SPAC shall use commercially reasonably efforts to prepare and file with the SEC proxy materials for the purpose of soliciting proxies from holders of SPAC Ordinary Shares sufficient to obtain SPAC shareholder approval at an extraordinary general meeting to be called and held, in accordance with the SPAC Charter, to extend the time to complete its initial Business Combination up to June 14, 2025, 42 months from the closing date of its IPO.

A-75

7.3 SPAC Conduct of Business.

(a) Except as expressly permitted by this Agreement or the Ancillary Agreements; as required by applicable Law, any Governmental Authority or any Contract to which SPAC is a party; as required by Permitted COVID-19 Measures; as set forth on Section7.3(a) of the SPAC Disclosure Letter; for the incurrence of SPAC Transaction Expenses; or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if the Company has not affirmatively denied consent in writing within five (5) Business Days of receipt of SPAC’s written request for consent), during the Interim Period, SPAC shall operate its business in the Ordinary Course and shall not:

(i) Change, modify or amend the Trust Agreement or the SPAC Governing Documents, or seek any approval from the SPAC Shareholders to take any such action, except as contemplated by the Transaction Proposals;

(ii) Change, modify or amend the SPAC Warrant Agreement, other than change, modify or amend the SPAC Warrant Agreement in connection with entry into the Assignment and Assumption Agreement;

(iii) (A) make or declare any dividend or distribution to the SPAC Shareholders or make any other distributions in respect of its share capital or equity interests; (B) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of its capital stock or equity interests; or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of share capital or membership interests, warrants or other equity interests, other than a redemption of SPAC Ordinary Shares (prior to the SPAC Merger Effective Time) made as part of the SPAC Share Redemptions;

(iv) Merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or business, or be acquired by any other Person;

(v) Make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or incur, settle or compromise any material U.S. federal, state, local or non-U.S. Tax liability, except in the Ordinary Course; or change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(vi) Take, agree to take, or fail to take, any action that could reasonably be expected to prevent, impair or impede the Transactions from qualifying for the Intended Tax Treatment;

(vii) Enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC, other than any transaction or Contract pursuant to which Sponsor or any of its Affiliates provides debt financing to SPAC in an amount not to exceed Three Hundred Thousand Dollars ($300,000) as identified on the SPAC Financing Certificate, (B) with any SPAC Shareholder except as permitted or contemplated by this Agreement including any PIPE Subscription Agreement or (C) with any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater;

A-76

(viii) Incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee expressly contemplated by this Agreement or debt financing provided by Sponsor or any of its Affiliates to SPAC in an amount not to exceed Three Hundred Thousand Dollars ($300,000) as identified on the SPAC Financing Certificate;

(ix) Make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date hereof, as agreed to by its independent accountants; or engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the Transactions contemplated by this Agreement);

(x) Issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Ordinary Shares or rights or other securities exercisable for or convertible into SPAC Ordinary Shares; or grant any options, warrants or other equity-based awards with respect to SPAC Ordinary Shares not outstanding on the date of this Agreement;

(xi) Waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(xii) Hire, or otherwise enter into any employment, collective bargaining, consulting or similar agreement with, any person; grant any increase in the compensation of any current or former officer or director; adopt any benefit plan for the benefit of any current or former officer or director; or materially amend any existing agreement with any current or former officer or director;

(xiii) Make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xiv) Liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

A-77

(xv) Enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section7.3;

(xvi) Split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC’s share capital or equity interests; or

(xvii) Purchase, repurchase, redeem (except for the exercise of the SPAC Share Redemption) or otherwise acquire any issued and outstanding share capital, membership interests or other equity interests of SPAC.

(b) During the Interim Period, SPAC shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it is a party.

7.4 SPAC Public Filings. Between the date of this Agreement and the SPAC Merger Effective Time or the earlier termination of this Agreement, SPAC will use reasonable best efforts to keep current and file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto (the “Additional SEC Reports”), and otherwise use reasonable best efforts to comply in all material respects with applicable securities Laws. All such Additional SEC Reports (including any financial statements or schedules included therein) (a) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (b) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section7.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. SPAC shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions; provided, however, that SPAC will have the final approval.

7.5 PIPE Investments.

(a) Unless otherwise approved in writing by Holdco (which approval shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. SPAC shall use its reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the PIPE Subscription Agreements, request to be taken by such counterparties, all actions and use its reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Subscription Agreements.

A-78

(b) SPAC shall use reasonable efforts to take, or cause to be taken, and do, or cause to be done, all actions to assist Holdco in its efforts to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein; provided, however, that SPAC shall not be required to incur any expenses or make any other payments in connection therewith other than the incurrence of SPAC’s Ordinary Course legal fees in connection with such matters.

ARTICLE VIII

JOINT COVENANTS

8.1 Regulatory Approvals; Other Filings.

(a) Each of the Company, SPAC and the Acquisition Entities shall use their respective commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions, under the Laws set forth and described on Section8.1(a) of their respective Disclosure Letters (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Outside Date) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Acquisition Entities shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section8.1(a), the first sentence of Section8.1(b) or Section8.3 shall require or obligate SPAC, any Leading Group Company or any of their respective Affiliates to agree or otherwise be required to take or forbear from any commercially impracticable action or accept any condition or restriction in order to obtain any Regulatory Approvals.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Acquisition Entities shall (i) to the extent required by applicable Laws, promptly submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company and the Acquisition Entities shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Company, SPAC or any of the Acquisition Entities shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, the Company and the Acquisition Entities agree to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Acquisition Entities agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided further that such party shall not be required to provide information to the extent that (A) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (B) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (C) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (D) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

A-79

(c) The Company, on the one hand, and SPAC, on the other hand, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by an Acquisition Entity.

8.2 Preparation of Proxy/Registration Statement; SPAC Shareholder Meeting and Approvals; Company Shareholder Resolution.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, the Company and SPAC shall prepare and mutually agree upon and Holdco shall file with the SEC a proxy/registration statement on Form F-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholder Meeting”) (A) in connection with the registration under the Securities Act of the Holdco Ordinary Shares pursuant to this Agreement, (B) to provide the Public Shareholders an opportunity in accordance with SPAC Governing Documents to have their SPAC Ordinary Shares redeemed in the SPAC Share Redemption and (C) to solicit proxies from SPAC Shareholders for the approval and adoption of: (1) this Agreement, the Ancillary Agreements, the SPAC Merger and the other Transactions, (2) the plan of SPAC Merger and other documents required under the Cayman Companies Act to effect the SPAC Merger with the Cayman Islands Registrar, (3) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (4) any other proposals as determined by SPAC, the Company and Holdco to be necessary or appropriate in connection with the Transactions contemplated hereby, and (5) adjournment of the SPAC Shareholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (1) through (5), collectively, the “Transaction Proposals”). The Company, each Acquisition Entity and SPAC shall furnish all information concerning such party as SPAC and the Company may reasonably request in connection with such actions and the preparation of the Proxy/Registration Statement, including such information as may be required to prepare customary pro forma financial information. Each such Party shall use their commercially reasonable efforts to (w) cause the Proxy/ Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (y) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (z) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, SPAC and Holdco shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Holdco Ordinary Shares pursuant to this Agreement. Each of the Company, SPAC and Holdco also agrees to use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC and its Affiliates (in the case of SPAC) and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Shareholders. Each of SPAC, Holdco and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of Holdco on Form 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, Holdco, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions. Subject to Section11.6, the Company, on the one hand, and SPAC, on the other hand, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, SPAC Governing Documents, and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Shareholder Meeting and the SPAC Share Redemption.

A-80

(ii) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC, Holdco and the Company. Holdco and the Company will advise SPAC, and SPAC will advise Holdco and the Company, as applicable, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Holdco Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide each other with a reasonable opportunity to provide comments and amendments to any such filing. SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto.

(iii) If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of Holdco on Form 6-K, SPAC shall promptly inform the Company and Holdco. If, at any time prior to the Closing, any event or circumstance relating to an Acquisition Entity, the Company, any of its Subsidiaries or their respective officers or directors is discovered by an Acquisition Entity or the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of Holdco on Form 6-K, the Company or Holdco, as the case may be, shall promptly inform SPAC. Thereafter, SPAC, Holdco and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.

(b) SPAC Shareholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of and convene and hold the SPAC Shareholder Meeting (and in any event, such meeting shall be held not more than forty (40) days after the date on which the Proxy/Registration Statement is mailed to the SPAC Shareholders) for the purpose of voting on the Transaction Proposals and obtaining the SPAC Shareholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement) and at least ten (10) days immediately after the record date, providing SPAC Shareholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of this Agreement, the plan of SPAC Merger, and the Transaction Proposals, including the SPAC Shareholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Shareholders’ Approval and (B) obtain the vote or consent of its Shareholders required by and in compliance with all applicable Law or Nasdaq rules (as applicable) and the SPAC Charter; provided that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Shareholder in order to obtain the SPAC Shareholders’ Approval. SPAC shall consult with the Company regarding the record date and the date of the SPAC Shareholder Meeting and shall not adjourn or postpone the SPAC Shareholder Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Shareholder Meeting without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Shareholder Meeting is originally scheduled, there are insufficient SPAC Ordinary Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholder Meeting, or (3) if, as of the time that the SPAC Shareholder Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholder Meeting is necessary or advisable, in the sole determination by SPAC, to enable SPAC to solicit additional proxies required to obtain SPAC Shareholder Approval; and provided further that in addition to the exceptions specified in the foregoing proviso, SPAC may postpone or adjourn without the consent of the Company so long as the date of the SPAC Shareholder Meeting is not postponed or adjourned on more than two (2) occasions or more than an aggregate of fifteen (15) consecutive calendar days in connection with such postponement or adjournment. To the extent practicable, and in any event subject to the SPAC’s obligations under Law, SPAC shall provide the Company with reasonable updates with respect to the tabulated vote counts received by SPAC and the right to review and discuss all material communication sent to SPAC Shareholders and holders of SPAC Warrants with respect to the SPAC Shareholder Meeting.

A-81

(ii) Subject to Section 8.2(a)(iii), the Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the Transaction Proposals at the SPAC Shareholder Meeting and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, such recommendation.

(iii) Promptly following the execution of this Agreement, Holdco shall approve and adopt this Agreement, authorize the Plan of Company Merger, and approve the Transactions, as the sole Shareholder of Merger Sub I and Merger Sub II.

(c) Approval of Company Shareholders.

(i) The Company shall seek the ordinary or special resolution (as required by the Company Governing Documents or the Cayman Companies Act) passed at a duly convened and quorate meeting of the Company Shareholders (the “Company Shareholder Resolution”), in favor of the approval, authorization and adoption of this Agreement, the Ancillary Agreements, the plan of merger, the Company Merger and the other Transactions (including as required under the Cayman Companies Act and the Company Governing Documents) as promptly as reasonably practicable, but in any event within forty (40) days after the Proxy/Registration Statement becomes effective. The Company will use its reasonable best efforts to solicit the Company Shareholder Resolution from the Company Shareholders, and to take all other action necessary or advisable to obtain the Company Shareholder Resolution and to secure the vote or consent of its shareholders required by and in compliance with all applicable Law or Nasdaq rules and the Company Governing Documents; provided that none of the Company or any of its Affiliates shall be required to pay or provide any additional consideration to any Company Shareholder in order to obtain the Company Shareholder Resolution. To the extent practicable and subject to the Company’s obligations under Law, the Company shall provide SPAC with reasonable updates to SPAC regarding the status of and any issues arising with respect to obtaining the Company Shareholder Resolution and the right to review and discuss all material communication sent to Company Shareholders with respect to the Company Shareholder Resolution. The Company shall comply in all material respects with Company Governing Documents, the applicable provisions of the Cayman Companies Act and this Agreement in the distribution of any solicitation of the Company Shareholder Resolution.

A-82

(ii) The Company Board has recommended that the Company Shareholders vote in favor of the Company Shareholder Resolution; and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, such Company Board recommendation.

8.3 Support of Transaction. The Company shall, and shall cause the other Leading Group Companies and the Acquisition Entities to, and SPAC shall (a) use its reasonable best efforts to obtain all material consents and approvals of third parties that any Leading Group Company or any of the Acquisition Entities and SPAC, as applicable, are required to obtain in order to consummate the Transactions and (b) take or cause such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX (including, in the case of SPAC and Holdco, the use of reasonable best efforts to enforce Holdco’s rights under the PIPE Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any Leading Group Company, SPAC or the Acquisition Entities or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 8.5, and without limiting the express obligations to make regulatory filings under Section 8.1), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Leading Group Companies, (iv) take or commit to take actions that limit the freedom of action of any of the Leading Group Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Leading Group Companies or SPAC or (v) bear any material expense, pay any material fee or grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

8.4 Tax Matters.

(a) Each of Holdco, SPAC, Merger Sub I, Merger Sub II, Surviving Corporation and the Company shall use its respective reasonable best efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. Each of Holdco, SPAC, Merger Sub I, Merger Sub II, Surviving Corporation and the Company shall report the Mergers consistently with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. In the event the SEC requests or requires tax opinions, Holdco shall cause Hogan Lovells and Loeb & Loeb LLP to deliver such opinions, and each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. The covenants contained in this Section8.4(a), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.

A-83

(b) Within one hundred twenty (120) days after the end of Holdco’s current taxable year and each subsequent taxable year of Holdco for which Holdco reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), Holdco shall (i) determine its status as a PFIC, (ii) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (iii) make such PFIC status determinations available to the shareholders of Holdco. If Holdco determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, Holdco shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Holdco shareholders and their direct or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Holdco or any of the Non-U.S. Subsidiaries, as applicable. Notwithstanding any provision to the contrary expressed or implied in this Agreement, the covenants contained in this Section8.4(b) shall survive in full force and effect until the later of (A) five (5) years after the end of Holdco’s current taxable year and (B) such time as Holdco has reasonably determined that it is not a PFIC for three (3) consecutive taxable years.

(c) Each of the parties hereto agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment.

(d) The Company acknowledges that any SPAC Shareholder who owns five percent (5%) or more of Holdco Ordinary Shares immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any such SPAC Shareholder made following the Closing Date, the Company shall use its reasonable best efforts to furnish to such SPAC Shareholder (i) such information as such SPAC Shareholder reasonably requests in connection with such SPAC Shareholder’s preparation of a gain recognition agreement and (ii) such information as such SPAC Shareholder reasonably requested for purposes of determining whether there has been a gain “triggering event” under the terms of such SPAC Shareholder’s gain recognition agreement, in each case, at the sole cost and expense of such requesting SPAC Shareholders.

A-84

(e) Following the Closing Date, the Company shall, or shall cause SPAC to, comply with the Tax reporting obligations of Treasury Regulations Section 1.367(a)-3(c)(6).

(f) Notwithstanding anything to the contrary contained herein, all Transfer Taxes shall be paid by SPAC. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

8.5 Shareholder Litigation. The Company and Holdco shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, in writing of any Action commenced (or to the Knowledge of the Company or Holdco (as applicable) or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or SPAC Shareholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Shareholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Shareholder Litigation. Each of the parties shall reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Shareholder Litigation. The Company and Holdco shall give SPAC the opportunity to participate in the defense or settlement of any such Shareholder Litigation brought against the Company or Holdco, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without the SPAC’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Shareholder Litigation brought against the SPAC, any of their respective Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

8.6 Acquisition Proposals and Alternative Transactions. During the Interim Period, each of the Company and SPAC shall not, and shall cause its Representatives not to, (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company and SPAC or their respective Subsidiaries, to any Person relating to an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any Leading Group Company or SPAC or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal or Alternative Transaction or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. Each of the Company and SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction or Acquisition Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.6 by a party or its affiliates or Representatives shall be deemed to be a breach of this Section8.6 by such party. Notwithstanding the foregoing, any transaction between the existing Company Shareholders does not constitute an Acquisition Proposal or Alternative Transaction.

A-85

8.7 Access to Information; Inspection. During the Interim Period, to the extent permitted by applicable Law, each of the Company, SPAC and the Acquisition Entities shall, and shall cause each of its Subsidiaries to, (a) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (b) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All information obtained by the Company, SPAC, the Acquisition Entities and their respective Representatives pursuant to the foregoing shall be subject to the NDA. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), inconsistent with COVID-19 Measures, or violate any Law or regulations applicable to such party.

8.8 Delisting and Deregistration. The Company, Holdco and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, SPAC Ordinary Shares, and SPAC Warrants to be delisted from Nasdaq (or be succeeded by the respective Holdco securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Holdco) as of the SPAC Merger Effective Time or as soon as practicable thereafter.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.1 Conditions to Obligations of SPAC, the Acquisition Entities and the Company. The obligations of each of SPAC, the Acquisition Entities and the Company to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The SPAC Shareholders’ Approval and the Company Shareholder Resolution shall have been obtained and remain in full force and effect;

A-86

(b) All Regulatory Approvals shall have been obtained or have expired or been terminated, as applicable;

(c) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions;

(e) There shall not be any Governmental Order which has become final and nonappealable as a result of any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing; and

(f) Each of the Ancillary Agreements shall have been entered into and the same shall be in full force and effect.

9.2 Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Each of the representations and warranties of the Company and of each Acquisition Entity contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Each of the covenants and obligations of the Company and of each Acquisition Entity to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) The Leading Group Companies shall have complied with all requirements under the CSRC Filing Rules with respect to the Leading Group Companies` overseas listing to the satisfaction of SPAC, with the evidence thereof delivered to SPAC, including the PRC domestic entity designated by the Leading Group Companies shall have filed with the CSRC within three (3) Business Days after the first public announcement of the Transactions and shall have completed the filing with the CSRC under the CSRC Filing Rules before the Closing (and the CSRC shall have accepted the CSRC Filings and published the filing results in respect of the CSRC Filings on its website), and such notice of acceptance or filing results published by the CSRC shall remain valid and not rejected, revoked, withdrawn, amended or invalidated prior to 8:00 a.m. on the Closing Date;

A-87

(e) All approvals, waivers or consents from any third parties set forth and described on Section 9.2(e) of the Company Disclosure Letter shall have been obtained; and

(f) Holdco shall have obtained executed counterparts to the Lock-Up Agreement from the Company Shareholders holding at least fifty percent (50%) of the Fully-Diluted Company Shares and directors, officers and Affiliates of the Company who own any Company Shares.

9.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of SPAC contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have a SPAC Material Adverse Effect;

(b) Each of the covenants and obligations of SPAC and of each Acquisition Entity to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect; and

(d) SPAC shall have been in material compliance with the applicable reporting requirements under the Securities Act and the Exchange Act, as applicable.

9.4 Frustration of Conditions. None of SPAC, the Acquisition Entities or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section8.3.

ARTICLE X

TERMINATION/EFFECTIVENESS

10.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) By mutual written consent of the Company and SPAC;

A-88

(b) By written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) By written notice from the Company or SPAC to the other if the SPAC Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) By written notice from SPAC to the Company if the Company Shareholder Resolution shall not have been obtained within twenty (20) Business Days after the Proxy/Registration Statement became effective;

(e) By written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section9.2(a) and Section9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to fifteen (15) days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before June 14, 2025 (the “Outside Date”) other than as a result of a material breach of this Agreement by SPAC; or

(f) By written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC or any Acquisition Entity set forth in this Agreement, such that the conditions specified in Section9.3(a) and Section9.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC or such Acquisition Entity through the exercise of its reasonable best efforts, then, for a period of up to fifteen (15) days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period or (ii) the Closing has not occurred on or before the Outside Date other than as a result of a material breach of this Agreement by the Company.

10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, shareholders, or other Representatives, other than liability of the Company, SPAC or any Acquisition Entity, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the NDA shall survive any termination of this Agreement.

A-89

ARTICLE XI

MISCELLANEOUS

11.1 Trust Account Waiver.

(a) The Company and each Acquisition Entity acknowledge that, as described in the final prospectus of SPAC, dated December 9, 2021 and filed with the SEC on December 13, 2021 (File No: 333-26119 ) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, and substantially all of those proceeds (including overallotment securities acquired by SPAC’s underwriters) have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by the underwriters of SPAC) (“Public Shareholders”). The Company and each Acquisition Entity understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its Taxes, cash in the Trust Account may be disbursed only (i) to the Public Shareholders that elect to redeem their SPAC Ordinary Shares if SPAC completes a transaction which constitutes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Shareholders if SPAC fails to complete a Business Combination within twelve (12) months after the closing of the IPO (as such date may be extended by amendment to the SPAC Governing Documents with the consent of the SPAC Shareholders); and (iii) to SPAC after or concurrently with the consummation of a Business Combination.

(b) For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company, on behalf of itself and its Affiliates, and each Acquisition Entity hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law.

A-90

(c) To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which Action seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

(d) Notwithstanding the foregoing, nothing herein shall (i) prohibit the right of the Company or its Affiliates to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Shareholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemptions) to SPAC in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligations to effectuate the SPAC Share Redemptions or (ii) serve to limit or prohibit any claims that the Company and its Affiliates may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Public Shareholders).

(e) This Section11.1 will survive any termination of this Agreement for any reason and continue indefinitely.

11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, extend the time for the performance of the obligations or acts of the other parties hereto, waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

A-91

(a) If to SPAC, to:

Healthcare AI Acquisition Corp.

190 Elgin Avenue

George Town

Grand Cayman KY1-90008

Cayman Islands

E-mail: seanpeng@haia-corp.com

Attention: Xiaocheng Peng

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Email: mnussbaum@loeb.com

Attention: Mitchell S. Nussbaum

(b) If to the Company or any Acquisition Entity, to:

Leading Group Limited

3 F, Hong Kong Prosperity Tower

763 MengZi Rd, Huangpu District

Shanghai, China 200023

Email: henry.chen@99wuxian.com

Attention: Huan Chen

with a copy (which shall not constitute notice) to:

Hogan Lovells

11/F, One Pacific Place

88 Queensway

Hong Kong

Email: Stephanie.tang@hoganlovells.com

Attention: Stephanie Tang, Esq.

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

11.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing.

A-92

11.6 Expenses. Except as otherwise set forth in this Agreement, including in Section8.1(c), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Holdco shall pay or cause to be paid, in accordance with Section2.5(d), the Company Transaction Expenses and the SPAC Transaction Expenses; provided further that if this Agreement is terminated by the Company pursuant to Section 10.1(f), SPAC shall pay and reimburse all Company Transaction Expenses, and pay or cause to be paid a termination fee equal to Four Million Dollars ($4,000,000) to the Company (or one or more of its designees), by wire transfer of same day funds as promptly as reasonably practicable and, in any event, within ten (10) Business Days of such termination.

11.7 Governing Law. This Agreement, and any claim or cause of action based upon, arising out of, or related to this Agreement (whether based on law, in equity, in contract, in tort or on any other theory) of the negotiation, execution, performance or enforcement of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Notwithstanding the foregoing, the Mergers, the exercise of appraisal and dissenters’ rights under the Cayman Companies Act and the fiduciary or other duties of the Company Board, the SPAC Board and the Holdco Board shall in each case be construed, performed and enforced in accordance with the Laws of the Cayman Islands).

11.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

11.9 Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

A-93

11.10 Entire Agreement. This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter), the NDA and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between SPAC and the Company, dated July 26, 2024). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth or referenced in this Agreement, the NDA and the Ancillary Agreements.

11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

11.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by any party; provided that (i) no party shall be required to obtain consent pursuant to this Section11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section11.12(a) and (ii) nothing contained in this Section11.12 shall prevent SPAC or the Company or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors or PIPE Investors.

(b) The restriction in Section11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that, in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section11.12.

A-94

11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.14 Jurisdiction; Waiver of Jury Trial. All legal proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the Parties hereto agrees that mailing of process or other papers in connection with any such legal proceedings in the manner provided in Section 11.3 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby (a) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any Party hereto, and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 11.14. Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

11.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

11.16 Non-Recourse.

(a) Solely with respect to the Company, SPAC and the Acquisition Entities, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC or the Acquisition Entities as named parties hereto.

A-95

(b) Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or other Representative of the Company or any Acquisition Entity or of SPAC and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or the Acquisition Entities under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

11.17 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all of such representations and warranties shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

 [Remainder of page intentionally left blank]

A-96

IN WITNESS WHEREOF the parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

SPAC: Healthcare AI Acquisition Corp.

By:	/s/ Jiande Chen
Name: Jiande Chen
Title: Chief Executive Officer

[Signature page to Business Combination Agreement]

A-97

IN WITNESS WHEREOF the parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

COMPANY: Leading Group Limited

By:	/s/ Ross Kenneth Benson
Name: Ross Kenneth Benson
Title: Director

HOLDCO: Leading Partners Limited

By:	/s/ Ross Kenneth Benson
Name: Ross Kenneth Benson
Title: Director

[Signature page to Business Combination Agreement]

A-98

Exhibit A

Form of Shareholder Support Agreement

A-99

 Exhibit B

Form of Sponsor Support Agreement

A-100

Exhibit C

Form of Lock-Up Agreement

A-101

Exhibit D

Form of Registration Rights Agreement

A-102

Exhibit E

Form of Warrant Assignment Agreement

A-103

Exhibit F

Form of Holdco Governing Documents

A-104

 Annex B -

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION OF

Leading Partners Limited

An Exempted Company Limited By Shares

(adopted by a Special Resolution passed on [•], [2025] and effective immediately prior to the completion of the listing of the Company’s Class A Ordinary Shares)

1.	The name of the Company is Leading Partners Limited.

2.

The Registered Office of the Company is at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands or at such other place as the Directors may from time to time decide.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by the Companies Act.

5.

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of each Shareholder is limited to the amount, if any, unpaid on the Shares held by such Shareholder.

7.

The authorized share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each, comprising (i) 300,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 100,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, and (iii) 100,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Articles.

Subject to the Companies Act and the Articles, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorized share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company has the power contained in the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

9.	Capitalized terms that are not defined in this Amended and Restated Memorandum of Association bear the same meanings as those given in the Amended and Restated Articles of Association of the Company.

B-1

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF

Leading Partners Limited

An Exempted Company Limited By Shares

(adopted by a Special Resolution passed on [•], [2025] and effective immediately prior to the completion of the listing of the Company’s Class A Ordinary Shares)

TABLE A

The regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to the Company and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

“Affiliate”

means in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law, a trust for the benefit of any of the foregoing, and a corporation, partnership or any other entity wholly or jointly owned by any of the foregoing, and (ii) in the case of an entity, shall include a partnership, a corporation or any other entity or any natural person which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty percent (50%) of the voting power of the corporation, partnership or other entity (other than, in the case of a corporation, securities having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity;

“Articles”	means these articles of association of the Company, as amended or substituted from time to time;

“Board” and “Board of Directors” and “Directors”	means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof;

“Chairman”	means the chairman of the Board of Directors;

“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company;

“Class A Ordinary Share”	means an Ordinary Share of a par value of US$0.0001 in the capital of the Company, designated as a Class A Ordinary Shares and having the rights provided for in these Articles;

“Class B Ordinary Share”	means an Ordinary Share of a par value of US$0.0001 in the capital of the Company, designated as a Class B Ordinary Share and having the rights provided for in these Articles;

“Commission”	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Communication Facilities”

means technology (including without limitation video, video-conferencing, internet or online conferencing applications, telephone or tele-conferencing and/or any other video-communications, internet or online conferencing application or telecommunications facilities) by means of which all natural persons participating in a meeting are capable of hearing and being heard by each other;

“Company”	means Leading Partners Limited, a Cayman Islands exempted company limited by shares;

“Companies Act”	means the Companies Act (As Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof;

“Company’s Website”

means the main corporate/investor relations website of the Company, the address or domain name of which has been disclosed in any registration statement filed by the Company with the Commission in connection with its listing of any Shares, or which has otherwise been notified to Shareholders;

B-2

“Designated Stock Exchange”	means the stock exchange in the United States on which any Shares are listed for trading;

“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchange;

“electronic”

has the meaning given to it in the Electronic Transactions Act and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“electronic communication”

means electronic posting to the Company’s Website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than two-thirds of the vote of the Board;

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof;

“electronic record”

has the meaning given to it in the Electronic Transactions Act and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“Memorandum”	means the memorandum of association of the Company, as amended or substituted from time to time;

“Ordinary Resolution”	means a resolution:

(a) passed by a simple majority of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of the Company held in accordance with these Articles; or

(b) approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

B-3

“Ordinary Share”	means a Class A Ordinary Share or a Class B Ordinary Share;

“paid up”	means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up;

“Person”

means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires;

“Present”

means in respect of any Person, such Person’s presence at a general meeting of Shareholders (or any meeting of the holders of any Class of Shares), which may be satisfied by means of such Person or, if a corporation or other non-natural Person, its duly authorized representative (or, in the case of any Shareholder, a proxy which has been validly appointed by such Shareholder in accordance with these Articles), being: (a) physically present at the venue specified in the notice convening the meeting; or (b) in the case of any meeting at which Communication Facilities are permitted in accordance with these Articles, including any Virtual Meeting, connected by means of the use of such Communication Facilities in accordance with procedures specified in the notice convening such general meeting; and “Presence” shall be construed accordingly;

“Register”	means the register of Members of the Company maintained in accordance with the Companies Act;

“Registered Office”	means the registered office of the Company as required by the Companies Act;

“Seal”	means the common seal of the Company (if adopted) including any facsimile thereof;

“Secretary”	means any Person appointed by the Directors to perform any of the duties of the secretary of the Company;

“Securities Act”

means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Share”

means a share in the share capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share;

“Shareholder” or “Member”	means a Person who is registered as the holder of one or more Shares in the Register;

B-4

“Share Premium Account”	means the share premium account established in accordance with these Articles and the Companies Act;

“signed”

means bearing a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a Person with the intent to sign the electronic communication;

“Special Resolution”	means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a) passed by not less than two-thirds of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or

(b) approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed;

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Companies Act;

“United States”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction; and

“Virtual Meeting”

means any general meeting of the Shareholders (or any meeting of the holders of any Class of Shares) at which the Shareholders (and any other permitted participants of such meeting, including without limitation the chairman of the meeting and any Directors) are permitted to be Present solely by means of Communication Facilities.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

B-5

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars (or US$) and to a cent or cents is reference to dollars and cents of the United States;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)

reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(g)

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing including in the form of an electronic record or partly one and partly another;

(h)	any requirements as to delivery under the Articles include delivery in the form of an electronic record or an electronic communication;

(i)

any requirements as to execution or signature under the Articles, including the execution of the Articles themselves, can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act; and

(j)	Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

3.	Subject to the last two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be conducted as the Directors see fit.

5.

The Registered Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.

The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortized over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.

The Directors shall keep, or cause to be kept, the Register at such place as the Directors may from time to time determine and, in the absence of any such determination, the Register shall be kept at the Registered Office.

B-6

SHARES

8.

Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may, in their absolute discretion and without the approval of the Members, cause the Company to:

(a)

allot, issue and dispose of Shares (including, without limitation, preferred shares) (whether in certificated form or non-certificated form) to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine;

(b)

grant rights over Shares or other securities to be issued in one or more classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and

(c)	grant options with respect to Shares and issue warrants or similar instruments with respect thereto.

9.

The Directors may authorize the division of Shares into any number of Classes and the different Classes shall be authorized, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or by an Ordinary Resolution. The Directors may issue Shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate. Notwithstanding Article 18, the Directors may issue from time to time, out of the authorized share capital of the Company (other than the authorized but unissued Ordinary Shares), series of preferred shares in their absolute discretion and without approval of the Members; provided, however, before any preferred shares of any such series are issued, the Directors shall by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a)	the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)	whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

B-7

(c)

the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of shares;

(d)	whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)

whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Members upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of shares of any other class or any other series of shares;

(f)

whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)

whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)

the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of preferred shares;

(i)

the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of preferred shares; and

(j)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued. The Company shall not issue Shares to bearer.

B-8

10.

The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

CLASS A ORDINARY SHARES AND CLASS B ORDINARY SHARES

12.

Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall entitle the holder thereof to fifty (50) votes on all matters subject to vote at general meetings of the Company.

13.

Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares.

14.

Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to these Articles shall be effected by means of the re-designation of each relevant Class B Ordinary Share as a Class A Ordinary Share. Such conversion shall become effective (i) in the case of any conversion effected pursuant to Article 13, forthwith upon the receipt by the Company of the written notice delivered to the Company as described in Article 13 (or at such later date as may be specified in such notice), or (ii) in the case of any automatic conversion effected pursuant to Article 15, forthwith upon occurrence of the event specified in Article 15 which triggers such automatic conversion, and the Company shall make entries in the Register to record the conversion of the relevant Class B Ordinary Shares as Class A Ordinary Shares at the relevant time.

15.

Any number of Class B Ordinary Shares held by a holder thereof will be automatically and immediately converted into an equal number of Class A Ordinary Shares upon the occurrence of any of the following:

(a)

any direct or indirect sale, transfer, assignment or disposition of such number of Class B Ordinary Shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Ordinary Shares through voting proxy or otherwise to any person that is neither an Affiliate of such holder nor another holder of Class B Ordinary Shares or an Affiliate of such another holder;

for the avoidance of doubt, the creation of any pledge, charge, encumbrance or other third party right of whatever description on any of Class B Ordinary Shares to secure contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition under this clause (a) unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in a third party, which is neither an Affiliate of such holder nor another holder of Class B Ordinary Shares or an Affiliate of such another holder, holding directly or indirectly beneficial ownership or voting power through voting proxy or otherwise to the related Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares; or

B-9

(b)

any direct or indirect sale, transfer, assignment or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment or disposition of all or substantially all of the assets of, a holder of Class B Ordinary Shares that is an entity to any person that is neither an Affiliate of such holder nor another holder of Class B Ordinary Shares or an Affiliate of such holder;

for the avoidance of doubt, the creation of any pledge, charge, encumbrance or other third party right of whatever description on the issued and outstanding voting securities or the assets of a holder of Class B Ordinary Shares that is an entity to secure contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition under this clause (b) unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in a third party, which is neither an Affiliate of such holder nor another holder of Class B Ordinary Shares or an Affiliate of such another holder, holding directly or indirectly beneficial ownership or voting power through voting proxy or otherwise to the related issued and outstanding voting securities or the assets.

16.	Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

17.

Save and except for voting rights and conversion rights as set out in Articles 12 to 16 (inclusive), the Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu with one another and shall have the same rights, preferences, privileges and restrictions.

MODIFICATION OF RIGHTS

18.

Whenever the capital of the Company is divided into different Classes the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied with the consent in writing of the holders of at least two-thirds (2/3) of the issued Shares of that Class or with the sanction of a Special Resolution passed at a separate meeting of the holders of the Shares of that Class. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third (1/3) in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not Present, those Shareholders who are Present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.

B-10

19.

The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company. The rights of the holders of Shares shall not be deemed to be materially adversely varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

CERTIFICATES

20.

Every Person whose name is entered as a Member in the Register may, without payment and upon its written request, request a certificate within two calendar months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) in the form determined by the Directors. All certificates shall specify the Share or Shares held by that Person, provided that in respect of a Share or Shares held jointly by several Persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the Member entitled thereto at the Member’s registered address as appearing in the Register.

21.	Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

22.

Any two or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of one dollar (US$1.00) or such smaller sum as the Directors shall determine.

23.

If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request, subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

24.	In the event that Shares are held jointly by several Persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES

25.

The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

B-11

LIEN

26.

The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him/her or his/her estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it, including but not limited to dividends.

27.

The Company may sell, in such manner as the Directors in their absolute discretion think fit, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) calendar days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his or her death or bankruptcy.

28.

For giving effect to any such sale the Directors may authorize a Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his or her title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

29.

The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

30.

Subject to the terms of the allotment, the Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen (14) calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

31.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

32.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent (8%) per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

B-12

33.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

34.

The Directors may make arrangements with respect to the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

35.

The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent (8%) per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors. No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

36.

If a Shareholder fails to pay any call or instalment of a call in respect of partly paid Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on such Shareholder requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

37.

The notice shall name a further day (not earlier than the expiration of fourteen (14) calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

38.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.

39.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

40.

A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him or her to the Company in respect of the Shares forfeited, but his or her liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

B-13

41.

A certificate in writing under the hand of a Director that a Share has been duly forfeited on a date stated in the certificate shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

42.

The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favor of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall his or her title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

43.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

44.

The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

45.	(a)	The Directors may in their absolute discretion decline to register any transfer of Shares which is not fully paid up or on which the Company has a lien.
	(b)	The Directors may also decline to register any transfer of any Share unless:

(i)

the instrument of transfer is lodged with the Company, accompanied by the certificate for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(ii)	the instrument of transfer is in respect of only one Class of Shares;

(iii)	the instrument of transfer is properly stamped, if required;

(iv)	in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(v)

a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board of Directors may from time to time require, is paid to the Company in respect thereof.

B-14

46.

The registration of transfers may, on ten (10) calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the Designated Stock Exchange Rules, be suspended and the Register closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register closed for more than thirty (30) calendar days in any calendar year.

47.

All instruments of transfer that are registered shall be retained by the Company. If the Directors refuse to register a transfer of any Shares, they shall within three calendar months after the date on which the transfer was lodged with the Company send notice of the refusal to each of the transferor and the transferee.

TRANSMISSION OF SHARES

48.

The legal personal representative of a deceased sole holder of a Share shall be the only Person recognized by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only Person recognized by the Company as having any title to the Share.

49.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself or herself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

50.

A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided however, that the Directors may at any time give notice requiring any such Person to elect either to be registered himself or herself or to transfer the Share, and if the notice is not complied with within ninety (90) calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

REGISTRATION OF EMPOWERING INSTRUMENTS

51.

The Company shall be entitled to charge a fee not exceeding one U.S. dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of destrings, or other instrument.

B-15

ALTERATION OF SHARE CAPITAL

52.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

53.	The Company may by Ordinary Resolution:

(a)	increase its share capital by new Shares of such amount as it thinks expedient;

(b)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(c)

subdivide its Shares, or any of them, into Shares of an amount smaller than that fixed by the Memorandum, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)

cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

54.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorized by the Companies Act.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

55.	Subject to the provisions of the Companies Act and these Articles, the Company may:

(a)

issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by either the Board or by the Shareholders by Ordinary Resolution;

(b)

purchase its own Shares (including any redeemable Shares) on such terms and in such manner and terms as have been approved by the Board or by the Members by Ordinary Resolution, or are otherwise authorized by these Articles; and

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Act, including out of capital.

56.	The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

B-16

57.

The holder of the Shares being purchased shall be bound to deliver up to the Company the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

58.	The Directors may accept the surrender for no consideration of any fully paid Share.

TREASURY SHARES

59.	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

60.	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

GENERAL MEETINGS

61.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

62.	(a)

The Company may (but shall not be obliged to) in each calendar year hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as may be determined by the Directors.

	(b)	At these meetings the report of the Directors (if any) shall be presented.

63.	(a)	Chairman or a majority of the Directors may call general meetings, and they shall on a Shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.
(b)

A Shareholders’ requisition is a requisition of Members holding at the date of deposit of the requisition Shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all issued and outstanding Shares of the Company that as at the date of the deposit carry the right to vote at general meetings of the Company.

(c)

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

(d)

If there are no Directors as at the date of the deposit of the Shareholders’ requisition, or if the Directors do not within twenty-one (21) calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further forty-five (45) calendar days, the requisitionists, or any of them representing more than one-half (1/2) of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three calendar months after the expiration of the said forty-five (45) calendar days.

(e)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

B-17

NOTICE OF GENERAL MEETINGS

64.

At least seven (7) calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place (except in the case of a Virtual Meeting), the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all the Shareholders (or their proxies) entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by two-thirds (2/3) of the Shareholders having a right to attend and vote at the meeting and Present at the meeting.

65.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

66.

No business except for the appointment of a chairman for the meeting shall be transacted at any general meeting unless a quorum of Shareholders is Present at the time when the meeting proceeds to business. One or more Shareholders holding Shares which carry in aggregate (or representing by proxy) not less than one-third (1/3) of all votes attaching to all Shares in issue and entitled to vote at such general meeting Present shall be a quorum for all purposes.

67.	If within half an hour from the time appointed for the meeting a quorum is not Present, the meeting shall be dissolved.

68.

If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, Presence at the relevant general meeting of the Company may be by means of Communication Facilities. Without limiting the generality of the foregoing, the Directors may determine that any general meeting may be held as a Virtual Meeting. The notice of any general meeting at which Communication Facilities may be utilized (including any Virtual Meeting) must disclose the Communication Facilities that will be used, including the procedures to be followed by any Shareholder or other participant of the meeting who wishes to utilize such Communication Facilities for the purposes of attending and participating in such meeting, including attending and casting any vote thereat.

B-18

69.

The Chairman, if any, shall preside as chairman at every general meeting of the Company. If there is no such Chairman, or if at any general meeting he is not Present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman of the meeting, any Director or Person nominated by the Directors Present at the meeting shall preside as chairman of that meeting, failing which the Shareholders Present shall choose any Person Present to be chairman of that meeting.

70.

The chairman of any general meeting (including any Virtual Meeting) shall be entitled to attend and participate at any such general meeting by means of Communication Facilities, and to act as the chairman of such general meeting, in which event the following provisions shall apply:

(a)	The chairman of the meeting shall be deemed to be Present at the meeting; and

(b)

If the Communication Facilities are interrupted or fail for any reason to enable the chairman of the meeting to hear and be heard by all other Persons participating in the meeting, then the other Directors Present at the meeting shall choose another Director Present to act as chairman of the meeting for the remainder of the meeting; provided that if no other Director is Present at the meeting, or if all the Directors Present decline to take the chair, then the meeting shall be automatically adjourned to the same day in the next week and at such time and place as shall be decided by the Board of Directors.

71.

The chairman of the meeting may with the consent of any general meeting at which a quorum is Present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen (14) calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

72.

The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

73.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman of the meeting or any Shareholder holding not less than ten percent (10%) of the votes attaching to the Shares Present, and unless a poll is so demanded, a declaration by the chairman of the meeting that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

B-19

74.

If a poll is duly demanded it shall be taken in such manner as the chairman of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

75.

All questions submitted to a meeting shall be decided by an Ordinary Resolution except where a greater majority is required by these Articles or by the Companies Act. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

76.

A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

77.

Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder Present at the meeting shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder Present at the meeting shall have one (1) vote for each Class A Ordinary Share and fifty (50) votes for each Class B Ordinary Share of which he is the holder.

78.

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

79.

Shares carrying the right to vote that are held by a Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may be voted, whether on a show of hands or on a poll, by his or her committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person may vote in respect of such Shares by proxy.

80.

No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

81.	On a poll votes may be given either personally or by proxy.

82.

Each Shareholder, other than a recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)), may only appoint one proxy on a show of hand. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his or her attorney duly authorized in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorized. A proxy need not be a Shareholder.

83.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

B-20

84.

The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a)	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)

in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(c)

where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman of the meeting or to the secretary or to any Director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited at such other time (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman of the meeting may in any event at his or her discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

85.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

86.

A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

87.

Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorize such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DEPOSITARY AND CLEARING HOUSES

88.

If a recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorize such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Shareholders provided that, if more than one Person is so authorized, the authorization shall specify the number and Class of Shares in respect of which each such Person is so authorized. A Person so authorized pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorization, including the right to vote individually on a show of hands.

B-21

DIRECTORS

89.	(a)

Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than three (3) Directors, the exact number of Directors to be determined from time to time by the Board of Directors.

(b)

The Board of Directors shall elect and appoint a Chairman by a majority of the Directors then in office, and the period for which the Chairman will hold office will also be determined by a majority of all of the Directors then in office. The Chairman shall preside as chairman at every meeting of the Board of Directors. To the extent the Chairman is not present at a meeting of the Board of Directors within fifteen minutes after the time appointed for holding the same, the attending Directors may choose one of their number to be the chairman of the meeting.

(c)	The Board may, by the affirmative vote of a simple majority of the Directors present and voting at a Board meeting, or the Company may by Ordinary Resolution appoint any person to be a Director.

(d)

The Board may, by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, appoint any person as a Director, to fill a casual vacancy on the Board or as an addition to the existing Board.

(e)	A Director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated.

90.

A Director may be removed from office by Ordinary Resolution (except with regard to the removal of the Chairman, who may only be removed from office by Special Resolution) of the Company, notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). The notice of any meeting at which a resolution to remove a Director shall be proposed or voted upon must contain a statement of the intention to remove that Director and such notice must be served on that Director not less than ten (10) calendar days before the meeting. Such Director is entitled to attend the meeting and be heard on the motion for his or her removal. A vacancy on the Board created by the removal of a Director under the previous sentence may be filled by Ordinary Resolution or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting.

91.

The Board may, from time to time, and except as required by applicable law or Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company and determine on various corporate governance related matters of the Company as the Board shall determine by resolution of Directors from time to time.

B-22

92.

A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to attend and speak at general meetings.

93.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

94.

The Directors shall be entitled to be paid for their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive such fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

ALTERNATE DIRECTOR OR PROXY

95.

Any Director may in writing appoint another Person to be his or her alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be required to sign such written resolutions where they have been signed by the appointing director, and to act in such Director’s place at any meeting of the Directors at which the appointing Director is unable to be present. Every such alternate shall be entitled to attend and vote at meetings of the Directors as a Director when the Director appointing him or her is not personally present and where he or she is a Director to have a separate vote on behalf of the Director he or she is representing in addition to his or her own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him or her. Such alternate shall be deemed for all purposes to be a Director and shall not be deemed to be the agent of the Director appointing him or her. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him or her and the proportion thereof shall be agreed between them.

96.

Any Director may appoint any Person, whether or not a Director, to be the proxy of that Director to attend and vote on his or her behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

97.

Subject to the Companies Act, these Articles and any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

B-23

98.

Subject to these Articles, the Directors may from time to time appoint any natural person or corporation, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, chief executive officer, one or more other executive officers, president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural person or corporation so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their members to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases for any cause to be a Director, or if the Company by Ordinary Resolution resolves that his or her tenure of office be terminated.

99.

The Directors may appoint any natural person or corporation to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

100.

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

101.

The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorized signatory (any such Person being an “Attorney” or “Authorized Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorized Signatory as the Directors may think fit, and may also authorize any such Attorney or Authorized Signatory to delegate all or any of the powers, authorities and discretion vested in him or her.

102.

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

103.

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

B-24

104.

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

105.	Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

106.

The Directors may from time to time at their discretion exercise all the powers of the Company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

107.

The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

108.

The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

109.

Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

B-25

DISQUALIFICATION OF DIRECTORS

110.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his or her creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his or her office by notice in writing to the Company;

(d)	without special leave of absence from the Board, is absent from meetings of the Board for three (3) consecutive meetings and the Board resolves that his or her office be vacated; or

(e)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

111.

The Directors may meet together (either within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. At any meeting of the Directors, each Director present in person or represented by his or her proxy or alternate shall be entitled to one vote. In case of an equality of votes the Chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

112.

A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

113.

The quorum necessary for the transaction of the business of the Board may be fixed by the Directors, and unless so fixed, the quorum shall be a majority of Directors then in office, including the Chairman; provided, however, a quorum shall nevertheless exist at a meeting at which a quorum would exist but for the fact that the Chairman is voluntarily absent from the meeting and notifies the Board of his or her decision to be absent from that meeting, before or at the meeting. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

114.

A Director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his or her interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he or she is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Designated Stock Exchange Rules and disqualification by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he or she may be interested therein and if he does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of the Directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

B-26

115.

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his or her office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his or her office from contracting with the Company either with regard to his or her tenure of any such other office or place of profit or as vendor, purchaser, business partner or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his or her interest, may be counted in the quorum present at any meeting of the Directors whereat he or she or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he or she may vote on any such appointment or arrangement.

116.

Any Director may act by himself or herself or through his or her firm in a professional capacity for the Company, and he/she or his/her firm shall be entitled to remuneration for professional services as if he or she were not a Director; provided that nothing herein contained shall authorize a Director or his or her firm to act as auditor to the Company.

117.	The Directors shall cause minutes to be made for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

118.

When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

119.

A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his or her appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his or her duly appointed alternate.

B-27

120.

The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

121.

Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their members to be chairman of the meeting.

122.

A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

123.

All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

PRESUMPTION OF ASSENT

124.

A Director who is present at a meeting of the Board of Directors at which an action on any Company matter is taken shall be presumed to have assented to the action taken unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

DIVIDENDS

125.

Subject to any rights and restrictions for the time being attached to any Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorize payment of the same out of the funds of the Company lawfully available therefor.

B-28

126.

Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

127.

The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied, and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments (other than Shares of the Company) as the Directors may from time to time think fit.

128.

Any dividend payable in cash to the holder of Shares may be paid in any manner determined by the Directors. If paid by cheque it will be sent by mail addressed to the holder at his or her address in the Register, or addressed to such person and at such addresses as the holder may direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such Shares, and shall be sent at his or her or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company.

129.

The Directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Directors may fix the value of such specific assets, may determine that cash payment shall be made to some Shareholders in lieu of specific assets and may vest any such specific assets in trustees on such terms as the Directors think fit.

130.

Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares, dividends may be declared and paid according to the par value of the Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share.

131.	If several Persons are registered as joint holders of any Share, any of them may give effective receipts for any dividend or other moneys payable on or in respect of the Share.

132.	No dividend shall bear interest against the Company.

133.	Any dividend unclaimed after a period of six calendar years from the date of declaration of such dividend may be forfeited by the Board of Directors and, if so forfeited, shall revert to the Company.

B-29

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

134.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

135.	The books of account shall be kept at the Registered Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

136.

The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right to inspect any account or book or document of the Company except as conferred by law or authorized by the Directors or by Ordinary Resolution.

137.

The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors or failing any determination as aforesaid shall not be audited.

138.	The Directors may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix their remuneration.

139.

Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

140.

The auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Members.

141.

The Directors in each calendar year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALIZATION OF RESERVES

142.	Subject to the Companies Act, the Directors may:

(a)	resolve to capitalize an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), which is available for distribution;

(b)

appropriate the sum resolved to be capitalized to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

B-30

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)

make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalized reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorize a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalization, or

(ii)

the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalized) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to the resolution.

143.

Notwithstanding any provisions in these Articles and subject to the Companies Act, the Directors may resolve to capitalize an amount standing to the credit of reserves (including the share premium account, capital redemption reserve and profit and loss account) or otherwise available for distribution by applying such sum in paying up in full unissued Shares to be allotted and issued to:

(a)

employees (including Directors) or service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or the Members;

(b)

any trustee of any trust or administrator of any share incentive scheme or employee benefit scheme to whom shares are to be allotted and issued by the Company in connection with the operation of any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or Members; or

(c)

any service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or the Members.

B-31

SHARE PREMIUM ACCOUNT

144.

The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

145.

There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES

146.

Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it by airmail or a recognized courier service in a prepaid letter addressed to such Shareholder at his or her address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Shareholder may have specified in writing for the purpose of such service of notices, or by placing it on the Company’s Website should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

147.	Notices sent from one country to another shall be sent or forwarded by prepaid airmail or a recognized courier service.

148.

Any Shareholder Present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

149.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five (5) calendar days after the time when the letter containing the same is posted;

(b)

facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognized courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)

electronic means, shall be deemed to have been served immediately (i) upon the time of the transmission to the electronic mail address supplied by the Shareholder to the Company or (ii) upon the time of its placement on the Company’s Website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

B-32

150.

Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his or her death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his or her name shall at the time of the service of the notice or document have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

151.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his or her death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INFORMATION

152.

Subject to the relevant laws, rules and regulations applicable to the Company, no Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

153.

Subject to due compliance with the relevant laws, rules and regulations applicable to the Company, the Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register and transfer books of the Company.

INDEMNITY

154.

Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

B-33

155.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, willful default or fraud.

FINANCIAL YEAR

156.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31st in each calendar year and shall begin on January 1st in each calendar year.

NON-RECOGNITION OF TRUSTS

157.

No Person shall be recognized by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register.

B-34

WINDING UP

158.

If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Companies Act, divide amongst the Members in species or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

159.

If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

AMENDMENT OF ARTICLES OF ASSOCIATION

160.	Subject to the Companies Act, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

161.

For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case thirty (30) calendar days in any calendar year.

162.

In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within ninety (90) calendar days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

163.

If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

B-35

REGISTRATION BY WAY OF CONTINUATION

164.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

DISCLOSURE

165.

The Directors, or any service providers (including the officers, the Secretary and the registered office provider of the Company) specifically authorized by the Directors, shall be entitled to disclose to any regulatory or judicial authority or to any stock exchange on which securities of the Company may from time to time be listed any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.

MERGERS AND CONSOLIDATIONS

166.

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

EXCLUSIVE FORUM

167.

For the avoidance of doubt and without limiting the jurisdiction of the Cayman Courts to hear, settle and/or determine disputes related to the Company, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer, or other employee of the Company to the Company or the Members, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or these Articles including but not limited to any purchase or acquisition of Shares, security, or guarantee provided in consideration thereof, or (iv) any action asserting a claim against the Company which if brought in the United States would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United States from time to time).

168.

Unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than the Company. Any person or entity purchasing or otherwise acquiring any Share or other securities in the Company shall be deemed to have notice of and consented to the provisions of this Article. Without prejudice to the foregoing, if the provision in this Article is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of these Articles shall not be affected and this Article shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to the intention of the Company. Any person or entity purchasing or otherwise acquiring any share in or of the Company or other security of the Company whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to the provisions of this Article.

B-36

Annex C -

Confidential

99L

Industry Report

V 5.0

C-1

1 Overview of China’s Insurance Market

1.1	Introduction to China’s Insurance Market

Insurance coverage can be defined as a contract in the form of a financial protection policy. Insurance can be classified into property and casualty (P&C) insurance and life and health insurance. Specifically, property and casualty insurance refers to the insurance that takes property and its related interests as the subject of insurance, it is the type of compensatory insurance with tangible or intangible property and related interests as the subject of insurance. Life and health insurance refers to taking a person's lifespan or body as the subject of insurance, and pays insurance benefits when the insured suffers death, disability, illness, old age and other accidents within the insurance period or survives to a specified time.

1.2	Market Size of China’s Insurance Market, in GWP

The China's insurance market experienced a Compound Annual Growth Rate (CAGR) of 4.7% from 2019 to 2023, with an anticipated increase to 7.9% from 2023 to 2028. Among them, the life and health insurance has reached 3.8 trillion RMB in 2023. The property and casualty insurance remained at a steady increasing rate, reaching a 1.361 trillion RMB in 2023, contributing 26.6% of the total China’s insurance market. Throughout 2023 to 2028, the property and casualty insurance is expected to have a 6.7% CAGR, while life and health insurance growth is projected at a CAGR of 8.3%.

1.3	Differences in the Structure of Insurance Market between China and the World

In China, as of 2023, property and casualty insurance constitutes 26.6% of the market, while life and health insurance dominates with 73.4%. Globally, property and casualty insurance holds a larger share at 34.7%, compared to 65.3% for life and health insurance. This disparity highlights a significant growth potential for property and casualty insurance companies in China, indicating that the market for property and casualty insurance is poised for substantial expansion. As economic development continues and the need for property protection increases, Chinese property and casualty insurance providers are well-positioned to capitalize on this opportunity, driving further growth and innovation in the industry. Additionally, evolving technologies for independent insurance brokers are enhancing the efficiency and effectiveness of service delivery, enabling companies to better seize market opportunities. Advanced data analytics, digital platforms, and AI-driven risk assessment tools are streamlining operations and improving customer engagement, setting the stage for a dynamic and rapidly growing property and casualty insurance market in China.

C-2

1.4	Analysis of Major Types of Insurance

	1.4.1	Analysis of Life and Health Insurance

Life and health insurance can be classified into life insurance, health insurance, and accident insurance, specifically:

Life Insurance: Life Insurance is a financial contract between an individual and an insurance company, where the insurers pay regular premiums in exchange for a lump-sum payment to beneficiaries upon the insurers’ death. It provides financial protection to the insurers' family or dependents in the event of the insurers’ demise, ensuring their financial stability and well-being.

Health Insurance: Health Insurance provides financial protection against the high costs of medical treatments, hospitalization, and other healthcare services. Health insurance policies vary in coverage and may include benefits such as hospitalization, outpatient care, prescription drugs, and preventive services.

Accident Insurance: Accident Insurance offers coverage for medical expenses, rehabilitation costs, and income replacement during the recovery period of an accident resulting in bodily injury, disability, or death. Accident insurance aims to mitigate the financial impact of unforeseen accidents and provide peace of mind to individuals and their families.

C-3

China's Life and Health Insurance Market shows a consistent positive growth from 2019 to 2028, with a CAGR of 5.0% between 2019 and 2023, followed by an increased CAGR of 8.3% in the subsequent period. Notably, life insurance remains the primary contributor to the overall life and health insurance market, while health insurance steadily gains traction. By 2028, life insurance commands a 72.4% share, with health insurance at 25.8%. Life insurance experienced a 5.0% CAGR from 2019 to 2023 and is projected to accelerate to an 8.0% CAGR, reaching RMB4.1 trillion by 2028. Similarly, health insurance is expected to follow a comparable growth trajectory, with a 6.3% CAGR in the initial period and a higher 9.9% CAGR in the latter period, expanding the market to RMB1.4 trillion. Conversely, Accident Insurance saw a negative CAGR during 2019 to 2023 but is forecasted to gradually improve at a rate of 0.8%.

1.4.2	Analysis of Property and Casualty Insurance

Property and Casualty insurance can be classified into auto insurance, liability Insurance and others, specifically:

Auto Insurance: Auto Insurance, also known as car insurance, provides financial protection against physical damage and bodily injury resulting from traffic collisions and other vehicular incidents. It typically covers both damage to the insured vehicle and liability arising from third-party claims. Nowadays in China, the insurance carriers are progressively gaining the pricing power. Despite this, the insurance sector for new energy vehicles remains nascent, characterized by low underwriting ratios and unfavorable payout scenarios. Consequently, this segment continues to be dominated by leading property and casualty insurance firms.

Liability Insurance: Liability insurance offers coverage for legal liabilities arising from bodily injury or property damage caused by the insured party. It encompasses various forms such as general liability, professional liability (errors and omissions), medical liability, and product liability insurance, shielding businesses and individuals from the financial repercussions of lawsuits. Bolstered by diverse policy support mechanisms, liability insurance witnessed a notable 10.5% increase in premium income in 2023, constituting 9.3% of the Non- Auto Insurance sector.

C-4

Other Property and Casualty Insurance:

Agricultural Insurance: Designed to protect farmers and agricultural businesses against losses caused by natural disasters, crop failures, and other agricultural risks. The insurance covers nearly 300 types of crops, essentially encompassing the domains of agriculture, forestry, animal husbandry, and fisheries, forming a product system primarily composed of policy-based agricultural insurance, supplemented by commercial agricultural insurance. In 2022, the agricultural insurance accounted for 18.32% of Non- Auto Insurance sector.

Commercial Property and Casualty Insurance: Provides coverage for physical assets such as buildings, equipment, and inventory against risks such as fire, theft, vandalism, and natural disasters.

Homeowners' Insurance: Offers protection for homeowners against property damage, theft, liability claims, and additional living expenses incurred due to covered events.

Fidelity Insurance: Protects businesses from financial losses resulting from fraudulent acts committed by employees, such as embezzlement or theft of company funds.

The property and casualty insurance market comprises a diverse array of coverage, spanning automobile, liability, agricultural, commercial property, fidelity, and homeowners' insurance segments. Presently, auto insurance commands the largest portion of the property and casualty insurance sector, succeeded by liability and agricultural insurance, respectively.

C-5

1.5	Sales Channel Analysis of China’s Property and Casualty Insurance Market

	1.5.1	Direct sales, Individual Agents, and Independent Insurance Brokers

Navigating the China’s property and casualty insurance market necessitates a nuanced understanding of the diverse sales channels through which insurance products reach consumers. The sales channel of China’s property and casualty insurance market mainly include (1)direct sales, (2)insurance carriers’ affiliated agents, and (3)independent insurance brokers. Among them, independent insurance brokers play a pivotal role in facilitating transactions and providing expert advice, catering to specific insurers’ needs and preferences.

As of 2023, the GWP distribution in China's property and casualty insurance market by channels revealed a predominant share held by independent insurance brokers, constituting 46.2% of the market. Affiliated agents under insurance carriers followed closely, capturing a 28.1% share, while direct sales accounted for the remaining 25.7%.

1.6	Market Size of China’s Property and Casualty Insurance Market in GWP, by Sales Channel

The forecast for China's property and casualty insurance market indicates a positive growth trajectory with distinct trends across different sales channels, affiliated agents under insurance carriers, direct sales and independent insurance brokers. Among all, the independent insurance broker channel is set to experience the most significant growth from 2023 to 2028E, surpassing other channels with a projected CAGR of 9.4%, signaling a period of accelerated expansion and potentially greater market penetration for independent insurance brokers in the coming years. Direct sales are also anticipated to see an uptick in their growth rate during the same period, rising from a 7.1% CAGR to 9.0%. These trends highlight the dynamic nature of the property and casualty insurance market in China, with independent insurance brokers emerging as a key area of opportunity for growth and profitability, taking 52.4% share of the total market in 2028.

C-6

1.7	Key Drivers of China’s Life and Health Insurance Market

The Aging Trend Accelerates the Stronger Demand for Life and Health Insurance. China is transitioning into an aging society, a phase marked by a lowing pace of population growth. The segment of the population aged 65 or older has increased from 176 million in 2019 to 217 million in 2023, representing a rise from 12.6% to 15.4% of the total population in these respective years. The demographic changes will result in increased demand for health and retirement income insurance products among individuals seeking to ensure adequate medical care and secure pension plans in response to the aging population.

Favorable Policies Supporting the Robust Development of China’s Life and Health Insurance Market. The Chinese government has promulgated a series of favorable policies to promote the development of life and health insurance industry. For example, in 2023, it announced key objectives for the further reform of medical and healthcare systems in the latter half of the year. These reforms are designed to strengthen the multi-tiered medical security system and encourage the expansion of commercial medical insurance. In 2021, “Guidance of further enriching the supply of life insurance products” was issued by China Banking and Insurance Regulatory, to meet the diverse insurance needs of consumers, encouraging to increase investment in information technology and leverage technology to lower product costs, innovate supply channels, and expand service depth, in order to achieve more scientific pricing, convenient insurance application, and prompt claims settlement. Developing life insurance products that are tailored to various scenarios and comply with actuarial principles to achieve data-driven business development.

C-7

1.8	Key Trends of China’s Life and Health Insurance Market

Enhanced Product Innovation with More Customized and Diversified Product Offerings. Insurance clients now exhibit diverse demands for insurance products, driven by various scenarios and individual needs. As a result, insurance companies are actively responding to these evolving demands, focusing not only on existing needs but also on addressing areas of unmet protection. Insurance companies are accelerating insurance product development process driven by both technological evolution and optimized operating efficiency. This approach is enabling them to offer a wide range of highly customized and diversified insurance products.

Strong Growth Potential of Health Insurance. Health insurance is a key segment with strong future growth potential in China’s insurance industry, increasing from RMB0.7 trillion in 2019 to RMB0.9 trillion in 2023 in terms of GWP, representing a 5-year CAGR of 6.3%. And its market share of the total life and health insurance market in China has increased from 22.8% in 2019 to 24.0% in 2023. It is estimated that the health insurance will keep its fast growth, and reach RMB1.4 trillion in 2028 with a 5-year CAGR of 9.9%, in comparison with the relatively slower growth of life and accident insurance, with a 5-year CAGR of 8.0% and 0.8%, respectively. And the market share of health insurance is estimated to further increased to 25.8% in 2028.

1.9	Key Drivers of China’s Property and Casualty Insurance Market

China’s Insurance Market has Huge Growth Potential Compared with Developed Markets. According to Swiss Re, US, China, and UK are the top 3 in the world in terms of premium income, accounting for 59.4% of global premium income. As of 2022, the premium income of China's insurance market ranked as the second largest insurance market in the world after US, but the total premium is still far behind that of US. In 2022, China’s insurance penetration, calculated as the ratio of GWP collected by insurance companies divided by the country's gross domestic product (“GDP”), was 3.9%, and the insurance density, the ratio of GWP collected by insurance companies divided by the country’s population, was USD489, which was significantly lower than the global insurance density and penetration of USD853 and 6.8%, respectively, in the same year. China’s relatively low insurance density and depth indicate substantial growth potential for the development of its insurance market.

Growth in Awareness in Insurance Products Among Chinese Citizens. Increasing wealth is rapidly creating a mass affluent segment in China, with China’s economic growth has elevated GNI per capita to over USD10,000 as of 2022. Alongside with the economic growth, Chinese citizens now pay more attention to their physical health and therefore are willing to allocate more income into insurance protections. Besides, with the continuous advancement of economic development and urbanization, the of lower-tire city’s residents are expected to contribute increase premium growth as the growth awareness of seeking life and health insurance.

Diverse Policy Support Fuels Growth in China's Property and Casualty Insurance Market. The Chinese property and casualty insurance market is experiencing robust growth, bolstered by a variety of policy instruments that cater to the nation's economic and social development needs. In 2022, Auto Insurance premiums alone showed a 12.75% increase in terms of GWP, with agricultural insurance, and liability insurance leading the charge. This expansion reflects policy initiatives that encourage innovation and respond to emerging risks, as well as consumer demand for protection against an array of potential losses. These factors combined have not only contributed to the market's overall health but have also positioned China's property and casualty insurance industry for future resilience and growth.

C-8

1.10	Key Trends of China’s Property and Casualty Insurance Market

Advancement of Digital Technologies Empowers the Entire Insurance Process. Advancement of digital technologies, including big data, cloud computing, and AI(Artificial Intelligent), is driving a transformation within the insurance industry, enhancing overall operational efficiency. For instance, AI is able to extract historical data and formulate predictive models, that serve purposes such as customer acquisition and product recommendations. Meanwhile, big data enables insurance firms to collect a more extensive dataset, which is invaluable for analyzing customer risk profiles and gaining insights into their characteristics and behaviors. Furthermore, the adoption of cloud computing facilitates the automation of systems and workflows related to policy administration, underwriting, and claims processing.

The Share of New Energy Auto Insurance is Rising Rapidly. With the massive popularity of new-energy vehicles, consumer demand for new-energy auto insurance is also on the rise. The growth of auto insurance in 2023 came mainly from the growth rate of new energy auto insurance. Two top insurance companies in China both showed that the number of new energy vehicles underwritten in 2023 increased by more than 50% year-on-year. Government Policies on China’s Property and Casualty Insurance Market

Authority	Policy Name	Issued Date	Description
China Banking and Insurance Regulatory Commission	"Notice on Further Expanding the Floating Range of Pricing Coefficients for Commercial Vehicle Insurance and Other Related Matters" 《关于进一步扩大商业车险自主定价系数浮动范围等有关事项的通知》	2022.12

• Further expand the pricing autonomy of property and casualty insurance carriers. Property and Casualty insurance carriers should strictly implement joint venture regulatory requirements, improve the scientific nature of rate determination, and comply with regulatory provisions for filing terms and rates.

China Banking and Insurance Regulatory Commission	"Opinions on Actively Carrying Out Risk Reduction Services in the Property and Casualty Insurance Industry" 《关于财产保险业积极开展风险减量服务的意见》	2023.01

• Expand the field of risk reduction services; solidify the foundation of risk reduction services; carry out risk reduction services according to law; strengthen the organizational guarantee of risk reduction services.

China Banking and Insurance Regulatory Commission	"Notice on the Issuance of Actuarial Regulations for Corporate Insurance" 《关于印发农业保险精算规定的通知》	2023.04

• Improve the agricultural insurance actuarial system, clarify the scope of application, internal and external rates, assessment of premium deficiency reserves, responsibilities of chief actuaries, and regulatory measures.

Ministry of Industry and Information Technology	"Notice on Carrying Out the Financing Promotion Action for Small and Micro Enterprises in 'One Chain, One Batch, One Batch'" 《关于开展“一链一策一批”中小微企业融资促进行动的通知》	2023.07

• Continue to promote pilot policies for insurance control of the first major technical equipment and key new materials. Utilize export credit insurance, further optimize underwriting and claims conditions, and expand the coverage and scale of independent insurance broker enterprise insurance.

National Financial Supervision and Administration	"Notice on Optimizing the Standards for Solvency of Insurance carriers" 《关于优化保险公司偿付能力监管标准的通知》	2023.09

• Implement differentiated capital supervision, optimize capital measurement standards, guide insurance carriers to return to their original source of protection; optimize risk factors, guide insurance carriers to serve the real economy and technological innovation.

C-9

2 Overview of China’s Independent Insurance Brokerage Market

2.1	Definition and Value Chain Analysis of Independent Insurance Broker

Independent insurance brokers act as the agent or intermediary between insurance carriers and insurers, and can offer insurance quotes on different policies. Independent insurance brokers select insurance products on insurers' behalf and can sell policies offered by different insurance carriers in exchange for commissions.

The independent insurance brokers usually maintain a long-term cooperation relationship with insurers, and has accumulated a large amount of customer base. Relying on the scale effect from insurers, they also provide other value-added services, such as various marketing and promotion activities, to help insurance carriers acquiring and retaining more insurers.

2.2	Advantages of Independent Insurance Brokers

2.2.1	Customer Acquisition

Independent insurance brokers have a large customer base, especially high-end customer resources. By configuring insurance solutions for insurers, they can establish long-term trust relationships and gain an in-depth understanding of family conditions and wealth management needs. In addition, independent insurance brokers are good at using online resources and continuously expand potential insurers by cooperating with online platforms.

2.2.2	Technology Advancement

Independent insurance brokers are focusing on the technological advancement, to provide tailored products and services to insurers by leveraging user data analytics to enable insurance distributors to offer value-added services and have their competitive edge. Specifically, for product development stage, the data can be used in helping the insurance carriers develop personalized products, accrete risk assessment and pricing. For marketing and sales stage, it can be used in customer segmentation and tailored marketing, and prevent customer loss.

2.2.3	User-centered Services

The positioning of independent insurance brokers is closer to the interests of insurers, aiming to solve the problem of information asymmetry between the product side and users. Independent insurance brokers can provide open shelves, compare multiple products based on insurer needs, and choose the best-customized solution for insurers.

2.3	Market Size of China’s Independent Insurance Brokerage Market, by distribution channels

The independent insurance Brokerage market can be classified into two segments by distribution channels, traditional and digital independent insurance brokers. The traditional independent insurance broker operates primarily through physical channels, providing personalized advice and assistance to clients. Comparably, the digital independent insurance broker utilizes digital platforms to connect clients with insurance products and services. While both markets aim to facilitate the purchase of insurance policies, the digital independent insurance broker has the advantage of leveraging data and technology to streamline the process and offer more personalized recommendations. Additionally, the digital independent insurance broker may be able to offer lower prices due to reduced overhead costs associated with physical operations.

C-10

China's independent insurance brokerage market is experiencing notable growth from 2019 to 2028, with a distinct shift towards digital platforms. The CAGR for the total market is projected to increase from 6.5% in the 2019-2023 period to 8.8% in 2023-2028. Digital independent insurance brokers, in particular, are seeing a significant rise outpaced the total market, with a CAGR of 12.1% from 2019 to 2023, expected to grow to 14.3% in the subsequent period. By 2028, the digital insurance market is forecasted to constitute 39.3% of the total independent insurance brokerage market revenue increased from 25.0% in 2019, reaching RMB78.78 billion. In contrast, traditional independent insurance brokers exhibit a relatively slower CAGR from 4.4% in 2019-2023 increase to 5.9% in 2023-2028, reflecting a substantial transition towards digital insurance solutions in China.

2.4	Digital Technology Applications and Scenario Landing of China’s Independent Insurance Brokerage Market

The applications of digital technologies for independent insurance brokers encompasses a wide range of activities, including but not limited to customer acquisition and policy transaction, insurance underwriting and claim settlement. It leverages advanced technologies such as artificial intelligence, big data analytics, and cloud computing to automate, digitize, and improve these processes. Specifically:

C-11

	2.4.1	Digitalized Technology Applications on Customer Acquisition and Policy Transaction, Insurance Underwriting and Claim Settlement

Customer Acquisition and Policy Transaction: Digital insurance platform enables the entire insurance transaction process to be conducted online. With the help of AI technologies, insurers can easily consult with advisors, obtain information and advices, and complete the transaction process directly online. Advantages of all channels leveraged in a targeted manner to increase sales and retention.

Insurance Underwriting: Digital services can facilitate the automatic collection and integration of data through online channels and intelligent technology. Insurance carriers can gather insurers’ personal data through online channels and leverage intelligent technology to integrate data, thereby supporting risk assessment.

Claim Settlement: Insurance digital services ensure the claims are completed accurately and quickly, the whole process is automated and integrated across the organization

2.5	Key Drivers of China’s Independent Insurance Brokerage Market

The official guidance of the separation between insurance carriers and independent insurance brokers. The introducing of the official guidance has allowed for more orderly operations in the market. In 2010, “Opinions on Reforming and Improving the Management System of Insurance Agents”(关于改革完善保险营销员管理体制的意见) was issued to encourage the separation of insurance carriers and independent insurance brokers in China. Further, The China Banking and Insurance Regulatory Commission issued “Measures on Internet Insurance Business”(互联网保险业务监管办法) in 2021, encouraged constantly innovating and improving the regulations of independent insurance brokerage, which provided new development opportunities for various independent insurance brokers.

Independent Insurance Brokers are more aligned with insurers’ interests. With a rich product shelf provided by multiple insurance carriers, the independent insurance brokers are not tied to the interests of a single insurance carrier or the online platform to which they are affiliated, and can seize protection needs through product combinations that meet customer needs. At the same time, the sales model of independent insurance broker is transforming from a product-oriented model to a consulting-oriented model, which configures products and provides consulting services based on insurers’ interests.

Insurer acquisition advantages of brokerage channel. The independent insurance brokers offer a wide range of insurance products from multiple insurers, providing insurers with a comprehensive selection to choose from. This variety allows them to find policies that cater to their specific needs and preferences, including specialized coverage and higher coverage limits. Independent insurance brokers can therefore form long-term trust relationship with families and individuals.

C-12

Advanced technologies revolutionized the digital insurance sector. Technologies such as artificial intelligence (AI), big data, cloud computing, and blockchain enhance operational efficiency and cut costs through scenario-based insurance, product customization, streamlined underwriting, and prompt claims processing. For instance, cloud computing reduces expenses by allocating resources as needed. AI-driven platforms boost efficiency in tasks like loss assessment, customer service, and sales consulting by leveraging automation technologies such as text and image and voice emotion recognition, natural language processing, and human-computer interaction. Furthermore, insurance technology expands the reach of independent insurance brokers by facilitating comprehensive customer analytics, and the delivery of diverse, high-frequency products at lower costs. AI and big data enable the automatic screening of high-quality customers and detailed analysis of customer needs, helping identify potential insurance product and service demands. Additionally, these technologies provide immediate customer service and precise marketing through smart devices, significantly reducing customer acquisition costs.

Changing customer behavior and composition facilitates digital insurance growth. Research indicates that insurance customers in the Internet era prioritize product transparency and service experience, showing a strong preference for personalization, customization, and scenario-based offerings. Additionally, insurers showed an increasing willingness to purchase online insurance for all age groups in 2023.The online insurance purchasing rate of insurers aged 51 to 60 increased from 63% in 2022 to 72% in 2023. Meanwhile, millennials are gradually becoming the dominant consumer group for insurance within the next decade. Millennials generally are more willing to adopt digital insurance products, and possess stronger needs for product customization. These shifts in customer behavior and composition enhance the growth prospects for digital independent insurance brokers.

2.6	Key Trends of China’s Independent Insurance Brokerage Market

Leveraging digital insurance technologies to offer value-added services. Nowadays, the independent insurance brokers are focusing on technological advancement, to provide value-added services to various parties by leveraging their technical capabilities. For instance, for the marketing and sales stage, it can be used in customer segmentation and tailored marketing, and prevent customer loss, and also provide personal insurance agents with digital tools.

Exploring cross-industry cooperation opportunities to enhance insurers’ overall customer experience. By exploring cross-industry corporation opportunities, such as the corporation with gas stations, automobile detailing services, car wash and car care services, independent insurance brokers can provide insurers with more comprehensive and customized insurance services, thus enhancing customer stickiness and satisfaction. For the independent insurance broker itself, the corporation can expand its business scope and enhance its differentiation competitiveness, furthermore, it can effectively control medical expenses and save premium costs and thus reduce claims.

C-13

3 Competitive Landscape of China’s Property and Casualty Independent Insurance Brokerage Market

3.1	Overview of Competitive Landscape of China’s Property and Casualty Insurance Brokerage Market

Various players participate along China’s property and casualty insurance brokerage market. However, the majority of incumbent players only offer basic insurance brokerage service with less technology involvement or additional value-added services. As the industry is poised for tremendous technological changes and market growth, players who are able to use advanced technologies to address the pain points of the industry have built up their unique competitive advantages, and will become the leaders within the industry to set the industry standards and guidelines and gain more market share.

One distinct advantage held by these forward-thinking players is their adeptness at leveraging online traffic support. They navigate the digital landscape to efficiently reach and engage a broader base of insurers through strategic online scenarios designed to stimulate a range of insurance demands. Understanding that merely possessing a large customer base is insufficient, these leaders emphasize rigorous risk management protocols to accurately identify and serve eligible insurers. Consequently, their ability to execute data-driven risk management during the critical stages of insurance underwriting and claim settlement sets them apart. This approach facilitates a consumer-centric product design and enables innovative pricing strategies predicated on extensive user data analytics.

The company(99L) distinguishes itself in the fiercely competitive independent insurance broker industry, boasting one of the fastest growth rates among major independent insurance brokers in China, in terms of revenue growth from 2021 to 2023.

3.2	Entry Barriers of China’s Property and Casualty Independent Insurance Brokerage Market

3.2.1	Sufficient Industry know-how

The property and casualty independent insurance brokers must accumulate sufficient industry know-how encompassing both product and user sides. A lack of industry know-how can result in the misunderstanding of customer’s preferences. Furthermore, insufficient product know-how makes it challenging to satisfy insurers’ needs or innovate revolutionary products. This is crucial for competing with industry pioneers and securing market share in the long term.

3.2.2	Technology Advancement

To maintain a long-term technology advancement is essential to property and casualty independent insurance brokers. Combining with the SaaS and PaaS platforms, technology such as AI, big data, and cloud computing empowers property and casualty independent insurance brokers in every operation stage from product development, marketing & sales, policy administration, claims management, and customer support. Therefore, property and casualty independent insurance brokers have to keep the advantage of disruptive and innovative technology to maintain competitive advantages.

3.2.3	Adequate Resource

The resource consists of capital, licenses and qualifications, relationships with insurance carriers and talents. To offer insurers with more insurance product choices, property independent insurance brokers have to possess relevant licenses and qualifications and maintain a strong long-term partnership with insurance carriers. They also require substantial capital investment in technology investment to ensure continuous innovation. In addition, independent insurance brokers have to hire professional and high-quality attorneys, actuaries, and other specialized technical experts to ensure stable daily operations.

C-14

4 Overview of China’s Property and Casualty Insurance Marketing Service Industry

4.1	Definition of China’s Property and casualty Insurance Marketing Service Industry

China’s property and casualty insurance marketing service providers may provide a series of digital solutions, including marketing promotion service through both online and offline channels, data analysis, technical support services, and other value-added services to insurance carriers, linking the participants along the insurance industry chain through digital measurements, with the goal of improving insurance sales and customer service efficiency.

4.2	Product and Services of China’s Property and Casualty Insurance Marketing Service Industry

China’s property and casualty insurance marketing service providers may generate revenue by providing benefits and coupons on behalf of insurer carriers to insurers. For instance, marketing services primarily involve acquiring and distributing promotional vouchers, such as mobile phone top-up cards, fuel cards, and consumption vouchers.

4.3	Business Models of China’s Property and Casualty Insurance Marketing Service Industry

China’s property and casualty insurance marketing service providers mainly have the insurance carriers as the customers, for whom they offer the promotion services through both online and offline channels in order to help them enhance the customer retention rate and customer access process. The range of marketing services primarily involves the acquisition and distribution of promotional coupons, rendered on behalf of insurance carriers. The pricing model is based on the volume of service orders or coupons issued, with a fixed fee charged per order. The transaction price remains constant, with no provision for rebates and discounts.

4.4	Market Size of China’s Property and Casualty Insurance Marketing Service Industry, in Revenue

The China's property and casualty insurance marketing service industry is experiencing significant growth, with a CAGR of 24.6% for the period from 2019 to 2023, escalating to an impressive 35.1% CAGR for the years spanning from 2023 to 2028E, reaching a 110.6 billion RMB market in 2028. This trajectory indicates a substantial expansion in the marketing services, particularly in value-added services, underscoring its dynamic potential and robust performance over the forecasted timeframe.

C-15

4.5	Key Drivers of China’s Property and Casualty Insurance Marketing Service Industry

The Promotion of Digitalization in Insurance Industry. Nowadays, insurance carriers and independent insurance brokers are urgent to reach end insurers faster and more efficiently, and also provide insurers with more value-added services to win the market share. The property and casualty insurance marketing service providers can help the them realize the digitalization in entire insurance process, from marketing promotion, technical support, to value-added service. At the same time, the marketing service providers can modularize and standardize various insurance processes to meet the customized needs of insurance carriers and independent insurance brokers through their strong technology capabilities and resources.

The Integration of Cutting-edge Technologies in Digital Solutions. By integrating more advanced cutting-edge technologies, property and casualty insurance marketing service providers can provide insurers with more efficient, safety, and systematic services. For instance, the AI technologies can be used in intelligent customer service, insurance policy recognition, the big data technologies can be used in customer behavior analyzation, customized service recommendation, and the cloud computing service can be used in data storage and handling.

4.6	Key Trends of China’s Property and Casualty Insurance Marketing Service Industry

Exploring Cross-industry Cooperation Opportunities to Provide Value-added Services. By exploring cross-industry corporation opportunities, such as the corporation with third-party vendors, the insurance carriers and independent insurance brokers can provide insurers with more value-added and customized services, thus enhancing customer stickiness and satisfaction. For the property and casualty insurance marketing service providers themselves, the corporation can expand their business scope and enhance their differentiation competitiveness.

Growing Adoption of Digital Marketing Strategies. With the widespread of the internet, the services provided by property and casualty insurance marketing service providers tend to contain more digital marketing tactics, including social media advertising, search engine optimization (SEO), and content marketing. By partnering with marketing service providers, insurance carriers can access specialized knowledge and resources to optimize their digital marketing campaigns.

C-16

Policies and Initiatives Related to Property and Casualty Insurance Marketing Service Industry in China.

Authority	Policy Name	Issued Date	Description
China Banking and Insurance Regulatory Commission	“Insurance industry standardization plan for the ‘14th five-year plan’ period” 《中国保险业标准化“十四五”规划》	2022.05

• Enhance the application standards of insurance technology, such as big data, artificial intelligence, cloud services, blockchain, next-generation internet, smart health, and the Internet of Things (IoT).

• Research and formulate standards for data and information exchange in insurance brokerage businesses to promote the improvement of data quality in brokerage operations. Further regulate the terminology, expressions, and formats in insurance policies, expand the standards for electronic insurance policies, and standardize customer data definitions and formats.

China Banking and Insurance Regulatory	“Guidance on the digital transformation of bancassurance” 《关于银行业保险业数字化转型的指导意见》	2022.01

• Digital financial products and services have become widely accessible, with orderly practices of financial innovation based on data assets and digital technologies. The capability to develop personalized, differentiated, and customized products and services has significantly strengthened, leading to notable improvements in the quality and efficiency of financial services.

• The digital operational management system has been established, with enhanced data governance and substantial advancements in technological capabilities the levels of network security, data security, and risk management have comprehensively improved.

China Banking and Insurance Regulatory	“Guidance of further enriching the supply of life insurance products” 《关于进一步丰富人身保险产品供给的指导意见》	2021.10.

• To meet the diverse insurance needs of consumers, it is necessary to increase investment in information technology and leverage technology to lower product costs, innovate supply channels, and expand service depth, in order to achieve more scientific pricing, convenient insurance application, and prompt claims settlement.

• Promoting the sustainable operation of internet insurance, enriching data sources, and deepening the application of big data, artificial intelligence, and other technologies. Developing life insurance products that are tailored to various scenarios and comply with actuarial principles to achieve data-driven business development.

China Banking and Insurance Regulatory	“Three-year action program to promote high-quality development of property and casualty insurance industry” 《推动财产保险业高质量发展三年行动方案（2020-2022年）》	2020.08.

• Supporting property and casualty independent insurance carriers in formulating digital transformation strategies, encouraging them to leverage technologies such as big data, cloud computing, blockchain, and artificial intelligence to revamp traditional insurance operations, thereby enhancing the level of digitization, online presence, and intelligent construction.

C-17

5 Appendix

5.1	Number of current insurance broker license holders

According to the National Financial Regulatory Administration, as of June 2021, there are a total of 495 insurance brokerage firms. As of June 2024, there are 496 insurance brokerage firms.

5.2	Steps to take for applying insurance broker license

To apply for insurance broker license from the China Banking and Insurance Regulatory Commission (CBIRC), follow these professional steps in an orderly manner:

1)	Prepare Submission Materials: Compile all necessary documents and information required for the application, ensuring compliance with CBIRC regulations.

2)	Submit Application Materials: Officially submit the complete set of application materials to the CBIRC for review.

3)	Withdrawal Before Acceptance: If necessary, withdraw the application before it is formally accepted.

4)	Supplementary Materials: Provide any additional or corrected documents as requested by the CBIRC to complete the application file.

5)	Acceptance Decision: Await the CBIRC's decision on whether to accept the submitted materials for further review.

6)	Non-Acceptance Notification: In case the materials are not accepted, receive a notification outlining the reasons and any required actions.

7)	Acceptance Notification: Upon acceptance, receive an official notification from the CBIRC.

8)	First Round of Feedback: Receive initial feedback from the CBIRC regarding any additional information or adjustments needed in the application.

9)	Suspend Review: If required, the review process may be temporarily suspended pending further information or clarification.

10)	Resume Review: After addressing any suspensions or delays, the review of the application will resume.

11)	Second Round of Feedback: Receive a second round of feedback from the CBIRC, if necessary, to address further queries or concerns.

12)	Terminate Review: In rare cases where the application cannot proceed, receive a termination notice from the CBIRC.

13)	Feedback Reply: Provide detailed responses to all feedback from the CBIRC to facilitate the review process.

14)	Review Decision: Await the final decision from the CBIRC on the application's approval or denial.

15)	Announcement: Upon a successful review, the CBIRC will announce the outcome, leading to the certification being granted or the application being denied.

16)	Certification End: Conclude the process by receiving the certification or by taking further actions as guided by the CBIRC in case of a denial.

C-18

5.3	Time to take for applying license

The applications accepted and preliminarily reviewed by the Banking and Insurance Regulatory Bureau should be examined and completed within 20 days from the date of acceptance, and the review opinions along with the complete application materials should be submitted to the Banking and Insurance Regulatory Commission. The Banking and Insurance Regulatory Commission should, within 20 days from the date of receiving the preliminary review opinions and the complete application materials from the Banking and Insurance Regulatory Bureau, complete the examination and make a written decision to grant or not grant the administrative license.

5.4	GWP of global insurance market

According to Swiss Re, GWP of global insurance market collected RMB455.3 trillion in 2021, increasing 0.26% to RMB480.2 trillion in 2022. It further increased to RMB516.4 trillion in 2023 with an annual increase of 5.95%, indicating the fastest growth since 2006. It is expected to increase 3.3% in 2024.

5.5	Market Share of China’s Independent Broker Market, in GWP

The GWP of China's independent insurance broker market increased from RMB0.5 trillion in 2019 to RMB0.9 trillion in 2023, marking a significant growth trajectory with a CAGR of 13.8%. It is expected to increase further to RMB2.1 trillion in 2028 with a CAGR of 19.0%. In terms of the market share of China’s independent broker market out of the China’s insurance market, it maintained a market share of 12.1% in 2019 and increased to 16.9% in 2023. It is expected to collect a bigger market share of 27.6% in 2028.

C-19

5.6	Frost and Sullivan's qualifications, methodologies used, as well as the selection process and hiring decisions

For qualifications, with a rich experience in the insurance industry, we have served as industry consultant to several IPO Project, including Zhongmiao Holdings, Yuanbao Inc, ZhiBao Technology Inc, Shouhui Group Limited, and Sun Car Insurance Agency.

For methodologies used, we have adopted a market engineering forecasting methodology which integrates several forecasting techniques with its market engineering measurement-based system. It relies on the expertise of our analyst team in integrating the critical market elements investigated during the research phase. These elements include: expert-opinion forecasting methodology, integration of market drivers and restraints, integration with the market challenges, integration of the market engineering measurement trends and integration of econometric variables.

In terms of selection process and hiring decision, we were approached by Leading based on publicly available information about our expertise in the China’s insurance industry. Leading expressed interest in our extensive research experience, prior service engagements, and successful case studies in this field. After an initial discussion, we submitted a comprehensive project proposal outlining our approach and deliverables. Following a thorough evaluation of various factors, Leading decided to engage our services and entrusted us with the preparation of an in-depth research report on the insurance industry that Leading operates in.

5.7	Additional support for significant growth rate and possible risk factors may prevent the market from growing at the expected rate

The relatively low CAGR between 2019 to 2023 is mainly caused by the negative growth rate in China’s insurance sector in 2021. Due to the impact of the pandemic in 2021, the insurance market experienced a downturn, with negative growth affecting the CAGR for the years 2019 to 2023.

For a strong CAGR in coming 5 years, we believe there are strong drivers behind. Firstly, China's insurance market exhibits significant growth potential, as indicated by its lower insurance penetration and density compared to developed countries. With a 2022 penetration rate of 3.9% and density of USD 489, China lagged behind the global averages of 6.8% and USD 853, respectively. This disparity highlights a vast opportunity for expansion in China's insurance sector, indicating substantial growth prospects in the coming years.

C-20

Meanwhile, in 2024, the Chinese government's targeted policies are catalyzing the insurance market's growth. Key initiatives like the "Several Opinions on Strengthening Regulation, Preventing Risks, and Promoting High-Quality Development of the Insurance Industry" is bolstering regulatory confidence and expanding the market. The "Guiding Opinions on Improving the Long-Term Mechanism for Basic Medical Insurance Participation" on medical insurance is set to enhance sustainability and stimulate demand, while the "Notice on Doing a Good Job in Basic Medical Security for Urban and Rural Residents in 2024" emphasizes the role of insurance in social security, potentially increasing public engagement with insurance products. The "Ten Measures to Accelerate the Development of the Insurance Industry in 2024" is poised to invigorate innovation and elevate service standards, making insurance products more appealing. These concerted efforts are anticipated to align with consumer needs and cement the insurance sector's integral part in China's economic and social progress, ensuring vigorous industry growth.

Although we hold high expectations, several risks that prevent the market at expected growing rate include but not limited to:

1. The rapid growth of internet insurance in China is recent, and past performance may not predict future success. Inability to maintain growth or execute strategies could negatively impact operations.

2. Operating in a competitive, fast-evolving insurance market, Chinese insurance companies face challenges competing with current and emerging rivals, risking reduced demand, lower profits, market share loss, and talent attrition, with unpredictable future prospects.

3. The market is highly regulated. Chinese operations must navigate evolving legal and regulatory landscapes. Non-compliance or failure to adapt to changes could severely harm business and future prospects.

C-21

Annex D -

Fund	Corporate Finance	Advisory

D-1

D-2

Important information to persons not authorized to this report

Any person (“Unauthorized Person”) who is not the recipient of this report or who has not signed the disclaimer returning it to Jinshi Capital Company Limited is not entitled to access, read or use this report.

Any Unauthorized Person who has obtained and read this report (“Reader”) indicates that he/she has accepted and agreed to the following terms:

1. The Reader understands that the work carried out by Jinshi Capital Company Limited is completely in accordance with the instructions of the recipient (customer) of the report, and all work is only carried out for the benefit and purpose of the recipient (customer);

2. The Reader understands that this report is prepared according to the requirements of the recipient (customer) and may not contain the contents and all work procedures deemed necessary to meet the Reader's other purposes;

3. The Reader agrees that Jinshi Capital Company Limited, all its partners, employees and agents, shall not assume or accept any liability arising from this report, whether based on contract or authorization (including but not limited to negligence and illegality), nor shall they assume any liability for any loss, damage or expense arising from the Reader's possible use of the report;

4. The Reader confirms that he/she will not quote or paraphrase all or part of the contents of this report in any prospectus or debt-raising prospectus, registration documents, announcements, public registration, borrowing documents and other arrangements or contracts. Without the written permission of Jinshi Capital Company Limited, the Reader is not entitled to distribute this report to any other person.

D-3

Dear Members of the Board of Directors of Healthcare AI Acquisition Corp.

According to the engagement signed with your company, we have fulfilled the agreement in the signed financial advisory engagement (hereinafter referred to as the “service engagement”), conducted a survey of the financial data of Leading Group Limited. (hereinafter referred to as “Company”) during the proposed listing period according to the U.S. Generally Accepted Accounting Principles, and put forward proposals for the potential risks affecting the Company’s listing.

Our findings and the results of the implementation of the procedures are set forth in the attached report. This report is submitted to provide reference for your decision in the next stage of work arrangement.

We carried out our procedures principally by (a) reading and analyzing the financial information provided by the Company; (b) conducting inquiries and interviews with management and employees; and (c) analyzing various contracts, agreements and other information provided by the Company for the purpose of providing comments and background information that we consider useful in the current circumstances.

Unless otherwise specified in the service engagement, this report and any part thereof shall not be referenced, referred or disclosed to other parties.

We will not assume any responsibility for any third party other than those consent by you or with our written consent. Therefore, if any other party chooses to rely on any content of this report, it shall take its own risk.

Sincerely,

Jinshi Capital Company Limited

July 30, 2024

D-4

Working scope

Our working scope mainly includes the historical financial information of the Company for the years ended June 30, 2022 and 2023, and the six months ended December 31, 2023, and the overall operating status of the Company. The working scope does not include the review of the Company’s industry status or competitive position in the market.

Limited	Sufficient	In implementing our working scope, we have primarily considered the significant matters that are common in the US listing audit. Our report may not meet all the specific requirement of Reader.

Our work is not an audit business. Therefore, our work does not follow any form of audit standards, nor does issue any form of audit opinions. Our analysis of financial statements is only indicative. We have not audited the Company's financial statements, so we may not include all potential adjustments. We have not audited the Company's financial statements, so we may not identify all potential adjustments.

Management interview		We started our field work on July 11, 2024. While our level of interview with each department varied, overall we had reasonable interview with the management of the Company.

Limited	Sufficient

Access of information		Our working scope is limited to those matters that we consider to be significant found within the working scope in the service engagement.

Our analysis of financial statements is based on the financial and other information provided by the management of the Company. Unless otherwise stated, we have not performed any verification procedures for the financial statements. Therefore, we do not assume any responsibility or make any representation for the accuracy and completeness of the information contained in this report.

Limited	Sufficient

D-5

Abbreviation	Full name
We or JS Capital	Jinshi Capital Company Limited
Leading or Company	Leading Group Limited and its subsidiaries
FY2022	Accounting period from July 1, 2021 to June 30, 2022
FY2023	Accounting period from July 1, 2022 to June 30, 2023
Leading BVI	Leading Group (BVI) Limited
Leading HK	Leading TOP HK Group Limited
WFOE	Shanghai Meiliding Digital Technology Co., Ltd.
Shanghai Jingkun	Shanghai Jingkun Information Technology Co., Ltd.
Beijing Dingli	Beijing Dingli Insurance Brokerage Co., Ltd.
99 Loyalty	99 Loyalty Limited

D-6

D-7

Corporate History

D-8

Corporate Structure (1/3)

Business Overview

•	Leading Cayman

Leading Group Limited (“Leading Cayman”) was incorporated as the ultimate holding company under the laws of the Cayman Islands on January 23, 2024. Leading Cayman, through its directly owned subsidiaries, variable interest entity (“VIE”) and VIE’s subsidiaries, primarily engaged in the operation of insurance brokerage service and integrated marketing services in the People’s Republic of China.

•	Leading BVI, Leading HK, and WFOE
Leading BVI, Leading HK and WFOE are all investment holding companies and have no business.

•	Shanghai Jingkun

Shanghai Jingkun Information Technology Co., Ltd. (“Shanghai Jingkun”) was incorporated with limited liability under the laws of PRC on May 9, 2019. Shanghai Jingkun and its subsidiaries primarily engage in providing integrated marketing services. It is the wholly owned subsidiary of WFOE.

•	Beijing Dingli

Beijing Dingli Insurance Brokerage Co., Ltd. (“Beijing Dingli”) was acquired on November 24, 2017. It primarily engages in the operation of insurance brokerage service and is the subsidiary of VIE of the Company.

D-9

Corporate Structure (3/3)

Reorganization

The Company commenced its operation through 99 Loyalty Limited (“99 Loyalty”). 99 Loyalty Limited was once public listed on Australian Stock Exchange.

In preparation for the listing, the Company conducted a reorganization (the “Reorganization”), which involved the following steps:

•	99 Loyalty established Leading Cayman on January 16, 2024;
•	99 Loyalty granted shares representing 100% equity interest of Leading Cayman to its existing shareholders through equity dividends. The shareholders of Leading Cayman changed from 99 Loyalty to 99 Loyalty’s existing shareholders;
•	Formation of Leading BVI, Leading HK and WFOE abbr.
•	Transfer of 100% equity interests of Shanghai Jingkun from original shareholders to WFOE.
•	Transfer of 20% equity interests of Tianjin Fengmai from original shareholder to WFOE.
•	Shanghai Handong and its shareholder entered into a series of contractual agreements (“VIE Agreements”) with WFOE to establish the VIE structure.

D-10

Business Model

The Company offers the following insurance brokerage service and integrated marketing services to our insurer partners, which primarily includes insurance companies:

•	Insurance Brokerage Service: Through technology-empowered digital and intelligent service platform, scenario-based insurance product marketing and long-term trusted channel cooperation, the Company facilitates the sale of primarily auto insurance, liability insurance and other P&C insurance products from insurance companies to end customers. As an agent of the insurance companies, the Company earns commissions from insurance companies determined based on a percentage of total premiums paid by insured.

•	Integrated marketing service: Through the integrated marketing services, the Company help insurance companies to build a broad and loyal customer base that generates more selling opportunities and in turn boost the insurance brokerage business. The Company offer lifestyle-oriented auto products and services on behalf of its insurer partners to potential and existing auto insurance policyholders, and provide operational support for marketing activities to its insurer partners.

D-11

Financial Overview (1/3)

Result of Operations
In USD	FY2022	FY2023	2024H1
Business metrics

Revenue	27,647,191	31,630,842	20,717,270
Cost of revenue	(26,704,572)	(30,810,463)	(20,380,140)
Operating expenses	(2,267,725)	(1,724,419)	(587,443)
Selling and marketing	(1,394,135)	(1,049,807)	(481,787)
Proportion of operating expenses	61.5%	60.9%	82.0%
General and administrative	(873,590)	(674,612)	(105,656)
Proportion of operating expenses	38.5%	39.1%	18.0%
Net losses	(1,440,624)	(1,177,099)	(645,195)

Financial Position	As of June 30,		As of December 31,
In USD	2022	2023	2023
Cash and cash equivalents	965,693	866,478	441,700
Net other operation liabilities	(4,229,517)	(3,656,302)	(4,589,235)
Intangible assets, net	4,031,200	3,723,470	3,802,870
Net (liabilities)/assets	(198,317)	67,168	(786,365)

Cash Flows	FY2022	FY2023	2024H1
Net cash used in operating activities	(2,376,797)	(2,183,918)	(1,197,427)
Net cash used in investing activities	-	-	-
Net cash provided by financing activities	464,727	2,111,075	956,268
Effect of exchange rate changes	(63,687)	(83,320)	(168,916)
Net decrease in cash and cash equivalents	(1,975,757)	(156,163)	(410,075)

Data source: information provided by management and JS Capital analysis

Result of Operations

•	Revenue

Total revenue increased by approximately US$3.98 million, or 14.4%, from US$27.65 million for the year ended June 30, 2022 to US$31.63 million for the year ended June 30, 2023. This revenue increase was driven by the growth in the Company’s revenues from insurance brokerage service from $27.19 million for the year ended June 30, 2022 to $31.23 million for the year ended June 30, 2023, partially offset by a decrease in net revenues from integrated marketing services.

The increase of revenues from insurance brokerage service was primarily attributable to: (i) the increase in the gross written premiums (“GWP”) facilitated through various traffic channels from $103.93 million in for the six months ended December 31, 2022 to $172.43 million for the six months ended December 31, 2023; (ii) better product mix with higher-margin insurance products, such as liability insurance products addressing the “Vehicle and Transportation” scenarios, and the continued growth of property insurance products. In particular, GWP of auto insurance and liability insurance increased from $92.88 million for the six months ended December 31, 2022 to $152.64 million for the six months ended December 31, 2023.

D-12

Financial Overview (2/3)

Result of Operations
In USD	FY2022	FY2023	2024H1
Business metrics

Revenue	27,647,191	31,630,842	20,717,270
Cost of revenue	(26,704,572)	(30,810,463)	(20,380,140)
Operating expenses	(2,267,725)	(1,724,419)	(587,443)
Selling and marketing	(1,394,135)	(1,049,807)	(481,787)
Proportion of operating expenses	61.5%	60.9%	82.0%
General and administrative	(873,590)	(674,612)	(105,656)
Proportion of operating expenses	38.5%	39.1%	18.0%
Net losses	(1,440,624)	(1,177,099)	(645,195)

Financial Position	As of June 30,		As of December 31,
In USD	2022	2023	2023
Cash and cash equivalents	965,693	866,478	441,700
Net other operation liabilities	(4,229,517)	(3,656,302)	(4,589,235)
Intangible assets, net	4,031,200	3,723,470	3,802,870
Net (liabilities)/assets	(198,317)	67,168	(786,365)

Cash Flows	FY2022	FY2023	2024H1
Net cash used in operating activities	(2,376,797)	(2,183,918)	(1,197,427)
Net cash used in investing activities	-	-	-
Net cash provided by financing activities	464,727	2,111,075	956,268
Effect of exchange rate changes	(63,687)	(83,320)	(168,916)
Net decrease in cash and cash equivalents	(1,975,757)	(156,163)	(410,075)

Data source: information provided by management and JS Capital analysis

Result of Operations

•	Cost of revenue

Total cost increased by approximately US$4.11 million, or 15.4%, from US$26.70 million for the year ended June 30, 2022 to US$30.81 million for the year ended June 30, 2023, primarily attributable to the increase in service fees paid to the Company’s user traffic channels for directing user traffic and facilitating successful sale.

•	Operating expenses

The operating expenses mainly consisted of S&M expenses and G&A expenses. The operating expenses decreased from US$2.27 million for the year ended June 30, 2022 to US$1.72 million for the year ended June 30, 2023, mainly due to the Company’s overall cost control efforts, especially in the aspect of personnel optimization during FY2023.

Please see Financial Statements for details.

D-13

Financial Overview (3/3)

Result of Operations
In USD	FY2022	FY2023	2024H1
Business metrics

Revenue	27,647,191	31,630,842	20,717,270
Cost of revenue	(26,704,572)	(30,810,463)	(20,380,140)
Operating expenses	(2,267,725)	(1,724,419)	(587,443)
Selling and marketing	(1,394,135)	(1,049,807)	(481,787)
Proportion of operating expenses	61.5%	60.9%	82.0%
General and administrative	(873,590)	(674,612)	(105,656)
Proportion of operating expenses	38.5%	39.1%	18.0%
Net losses	(1,440,624)	(1,177,099)	(645,195)

Financial Position	As of June 30,		As of December 31,
In USD	2022	2023	2023
Cash and cash equivalents	965,693	866,478	441,700
Net other operation liabilities	(4,229,517)	(3,656,302)	(4,589,235)
Intangible assets, net	4,031,200	3,723,470	3,802,870
Net (liabilities)/assets	(198,317)	67,168	(786,365)

Cash Flows	FY2022	FY2023	2024H1
Net cash used in operating activities	(2,376,797)	(2,183,918)	(1,197,427)
Net cash used in investing activities	-	-	-
Net cash provided by financing activities	464,727	2,111,075	956,268
Effect of exchange rate changes	(63,687)	(83,320)	(168,916)
Net decrease in cash and cash equivalents	(1,975,757)	(156,163)	(410,075)

Data source: information provided by management and JS Capital analysis

Financial Position

• Net other operating liabilities
Net other operation liabilities mainly consisted of accounts receivable and accounts payable. Please see Financial Statements for details.

Cash flows

• Net cash used in operating activities
Net cash used in operating activities were driven by both net losses and changes in working capital.

• Net cash provided by financing activities
Net cash provided by financing activities mainly consisted of i) capital contribution from shareholders; and ii) proceeds of short-term bank loans.

D-14

Financial environments and significant accounting policies

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been consistently applied.

The Company is under audited by US auditor, the management provided the latest audited consolidated financial statements to us.

Significant Accounting Policies

Use of estimates and assumptions

The preparation of consolidated financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses and the disclosure of contingencies. Estimates have been prepared on the basis of the most current and best information, and actual results could differ materially from those estimates.

Revenue recognition

- Insurance brokerage service

As an agent of the insurance carriers, The Company earns commissions determined based on a percentage of total premiums paid by insured. The transaction price is fixed without any variable considerations. The Company identifies only one performance obligation in insurance brokerage. The performance obligation is considered rendered and completed, and revenue is recognized, at the time an insurance policy becomes effective, that is, when the signed insurance policy is in place, and the premium is collected from the insured.

Significant Accounting Policies

Revenue recognition

- Integrated marketing services

The Company defines insurance carriers as the Company’s customers and the Company provides integrated marketing services to insurance carriers in order to help them retain and attract more insureds. The Company identified single performance obligation to provide integrated marketing services to customers. The Company recognizes revenue on a net basis at a point of time when the benefit coupons are issued. The Company does not provide refunds to customers when a coupon is expired but not used.

Selling and marketing expenses

Selling and marketing expenses mainly consist of (i) employee compensation, (ii) office and utilities expenses, (iii) promotion expenses and (iv) depreciation and amortization expenses related to marketing functions.

General and administrative (“G&A”) expenses

General and administrative expenses mainly consist of (i) employee compensation, (ii) rent and utilizes expenses, (iii) office expenses and (iv) depreciation and amortization expenses related to general and administrative functions.

D-15

D-16

1. Working capital - The Company suffered loss of US$1.44 million and US$1.17 million in FY2022 and FY2023, respectively. It had a working capital deficit of US$4.87 million as of December 31, 2023.

In USD	2022.06.30	2023.06.30	2023.12.31
Accounts receivable	3,040,234	3,625,077	6,936,013
Accounts payable	(4,368,063)	(5,810,701)	(5,962,116)
Amounts due to related parties, current	(2,782,390)	(299,809)	(4,700,726)
Other working capital deficit	(191,039)	(1,240,224)	(1,144,042)
Net working capital deficit *	(4,301,258)	(3,725,657)	(4,870,871)

	FY2022	FY2023	2024H1
Net loss	(1,440,624)	(1,177,099)	(645,195)
Net cash used in operating activities	(2,376,797)	(2,183,918)	(1,197,427)

Our opinions - The shortfall in working capital as of December 31 2023 was primarily due to an increase in amount due to relate parities. Although the settlement of the amounts due to related parties can be extended based on the mutual negotiation and consent. It is recommended that the Reader should focus on the Company's future cash flow and capital demand, and source of fund.

According to the financial statements as of December 31 2023, the Company had cash and restricted cash of US$1.15 million and a negative working capital of US$4.87 million.

As of June 30, 2024, the Company’s cash balance was $1.82 million and the Company obtained $1.40 million of credit line from commercial banks. Pursuant to the management’s operation cashflow forecast for the 12 months ended June 30, 2025, the Company’s total future cash outflow would be approximately $1.58 million, including: (i) net operating cash inflow of $0.52 million, (ii) financing cash outflow of $3.52 million to repay the bank borrowings, (iii) financing  cash inflow of $1.40 million to obtain the proceeds from credit lines.

Thus, although the current financial factors raise doubt about the Company’s ability to continue as a going concern, after giving consideration to the line of credit obtained from bank and the existing balance of cash as of June 30, 2024, that the Company has sufficient funds for sustainable operations.

D-17

2. Operation quality analysis - during FY2022 and FY2023, the revenue were US$27.64 million and US$31.63 million, respectively; and the adjusted net loss were US$1.44 million and US$1.17 million, respectively. In addition, we have reviewed audit adjustments that need to be considered when evaluating the Company’s operation quality.

In USD	FY2022	FY2023	2024H1
Net (loss)/Profit from management	(1,429,975)	（192,007)	439,879

Accounting adjustments
Cut off adjustments
-Cost of revenue cut off	(832,672)	110,767	(1,633,264)

Integrated marketing services net basis adjustment
-Revenue	(10,508,595)	(13,832,300)	(13,673,224)
-Cost of revenue	10,508,595	13,832,300	13,673,224

Reclassification between S&M expenses and Cost of revenue
-S&M expenses	25,333,045	30,921,230	15,880,015
-Cost of revenue	(25,333,045)	(30,921,230)	(15,880,015)

Other adjustments	822,023	(1,095,859)	548,190
Adjusted net loss	(1,440,624)	(1,177,099)	(645,195)

Our opinion - It’s recommended that the Reader to consider the impact of audit adjustments on the Company’s operations performance and risk factors may affecting the Company’s operations performance.

Cut off adjustments

-Cost of revenue cut off

The Company recognizes costs when received invoice from suppliers. There are timing difference between the suppliers completed the services and they issued the invoices to the Company.

Integrated marketing services net basis adjustment

The marketing services revenue is recognizes on a net basis at a point of time when the benefit coupons are issued pursuant to U.S. GAAP.

Reclassification between S&M expenses and Cost of revenue

The Company incorrectly recorded related cost as S&M expenses and necessitating reclassification to Cost of revenue.

D-18

Other Significant Matters

Matters	Description	Our opinions

Separate accounting of related party transactions

The Company has not set up a separate subject to account for related party transactions and intra company transactions.

According to the adjustment raised by the auditor, the related party balances as of June 30, 2022 and 2023, December 31, 2023 were US$2.78 million US$0.3 million, and US$4.7 million respectively.

Since related party transactions have always been the focus of investors and SEC, it is encouraged to disclose related party transactions separately.

It is recommended that the Company to improve its accounting quality and account for related party transactions in the separate subject.

Reclassification: Balance sheets items

Several reclassification adjustments related to balance sheets were raised during the audit, these reclassification adjustments include i) reclassification between accounts receivable and advance from customers; ii) reclassification between accounts payable and advance to suppliers;

It is recommended that the Company to improve its accounting quality and record the transactions to appropriate accounts based on the substance.

Failure to make adequate contributions to employee benefit plans

Certain of the PRC subsidiaries have not made adequate contributions to social security insurance plans and housing provident fund for employees in compliance with the relevant PRC regulations. As a result, the Company may be required to make up the contributions for these plans as well as to pay late fees and fines. As of the date, the Company is not aware of any notice from regulatory authorities or any claim or request from these employees in this regard.

It is recommended that the Company to pay the social security insurance plans and housing provident fund in compliance with the relevant PRC regulations.

D-19

D-20

Result of operations (1/5)

		FY2022		FY2023			2024H1
In USD		Amount	Percentage of revenue	Amount	Percentage of revenue	Fluctuation	Amount	Percentage of revenue
Revenue	1	27,647,191	100.0%	31,630,842	100.0%	14.4%	20,717,270	100.0%
Cost of revenue	2	(26,704572)	(96.6)%	(30,810,463)	(97.4)%	15.4%	(20,380,140)	(98.4)%
Gross profit		942,619	3.4%	820,379	2.6%	(13.0)%	337,130	1.6%

S&M expenses	3	(1,394,135)	(5.0)%	(1,049,807)	(3.3)%	(24.7)%	(481,787)	(2.3)%
G&A expenses	4	(873,590)	(3.2)%	(674,612)	(2.1)%	(22.8)%	(105,656)	(0.5)%
Operating expenses		(2,267,725)	(8.2)%	(1,724,419)	(5.5)%	(24.0)%	(587,443)	(2.8)%

Financial income (expenses), net	5	8,184	0.0%	(300,416)	(0.9)%	(3770.8)%	(430,352)	(2.1)%
Other income, net	6	111,116	0.4%	106,603	0.3%	(4.1)%	57,742	0.3%
Total other income (expenses), net		119,300	0.4%	(193,813)	(0.6)%	(262.5)%	(372,610)	(1.8)%
Net losses before tax		(1,205,806)	(4.4)%	(1,097,853)	(3.5)%	(9.0)%	(622,923)	(3.0)%
Income tax expenses		(234,818)	(0.8)%	(79,246)	(0.3)%	(66.3)%	(22,272)	(0.1)%
Net losses		(1,440,624)	(5.2)%	(1,177,099)	(3.7)%	(18.3)%	(645,195)	(3.1)%

Data source: information provided by management and JS Capital analysis

1. Revenue

The revenue consisted of Insurance brokerage service and Integrated marketing services. Revenue from Insurance brokerage service accounted for 98.4%, 98.7% and 99.5% of the total revenue in FY2022, FY2023 and 2024H1, respectively. Revenue from Integrated marketing services accounted for 1.6%, 1.3% and 0.5% of the total revenue in FY2022, FY2023 and 2024H1, respectively.

Please see section “Revenue” for details.

2. Cost of revenue

Cost of revenues are all channel cost.

Please see section “Cost of Revenue” for details.

D-21

Result of operations (2/5)

1. Revenue

	FY2022		FY2023			2024H1
In USD	Amount	Percentage of revenue	Amount	Percentage of revenue	Fluctuation	Amount	Percentage of revenue
Insurance brokerage service	27,193,001	98.4%	31,231,463	98.7%	14.9%	20,606,190	99.5%
Integrated marketing services	454,190	1.6%	399,379	1.3%	(12.1%)	111,080	0.5%
Total revenue	27,647,191	100.0%	31,630,842	100.0%	14.4%	20,717,270	100.0%

Total revenue increased by approximately US$3.98 million, or 14.4%, from US$27.65 million for the year ended June 30, 2022 to US$31.63 million for the year ended June 30, 2023, primarily driven by the growth in our revenues from insurance brokerage service.

The increase of revenues from insurance brokerage service was primarily attributable to: (i) the increase in the Company’s GWP facilitated through various traffic channels; (ii) better product mix with higher-margin insurance products, such as liability insurance products addressing the “Vehicle and Transportation” scenarios, and the continued growth of property insurance products.

2. Cost of Revenue

Total cost increased by approximately US$4.11 million, or 15.4%, from US$26.70 million for the year ended June 30, 2022 to US$30.81 million for the year ended June 30, 2023, primarily attributable to the increase in service fees paid to the Company’s user traffic channels for directing user traffic and facilitating successful sale.

The growth rate in cost of revenue is slightly higher than the growth rate of revenues for the year ended June 30, 2023, as the Company is currently optimizing the selection in user traffic channels in order to enhance their customers acquisition capabilities. With more insurance carriers the Company retain and attract, the Company is then able to increase their bargaining power against service vendors. The total gross profit margin further decreased for the six months ended December 31, 2023 due to the decrease of integrated marketing services, which was recognized in a net basis with a 100% gross profit margin.

D-22

Result of operations (3/5)

		FY2022		FY2023			2024H1
In USD		Amount	Percentage of revenue	Amount	Percentage of revenue	Fluctuation	Amount	Percentage of revenue
Revenue	1	27,647,191	100.0%	31,630,842	100.0%	14.4%	20,717,270	100.0%
Cost of revenue	2	(26,704572)	(96.6)%	(30,810,463)	(97.4)%	15.4%	(20,380,140)	(98.4)%
Gross profit		942,619	3.4%	820,379	2.6%	(13.0)%	337,130	1.6%

S&M expenses	3	(1,394,135)	(5.0)%	(1,049,807)	(3.3)%	(24.7)%	(481,787)	(2.3)%
G&A expenses	4	(873,590)	(3.2)%	(674,612)	(2.1)%	(22.8)%	(105,656)	(0.5)%
Operating expenses		(2,267,725)	(8.2)%	(1,724,419)	(5.5)%	(24.0)%	(587,443)	(2.8)%

Financial income (expenses), net	5	8,184	0.0%	(300,416)	(0.9)%	(3770.8)%	(430,352)	(2.1)%
Other income, net	6	111,116	0.4%	106,603	0.3%	(4.1)%	57,742	0.3%
Total other income (expenses), net		119,300	0.4%	(193,813)	(0.6)%	(262.5)%	(372,610)	(1.8)%
Net losses before tax		(1,205,806)	(4.4)%	(1,097,853)	(3.5)%	(9.0)%	(622,923)	(3.0)%
Income tax expenses		(234,818)	(0.8)%	(79,246)	(0.3)%	(66.3)%	(22,272)	(0.1)%
Net losses		(1,440,624)	(5.2)%	(1,177,099)	(3.7)%	(18.3)%	(645,195)	(3.1)%

Data source: information provided by management and JS Capital analysis

3. S&M expenses

Selling and marketing expenses mainly consist of (i) employee compensation, (ii) office and utilities expenses, (iii) promotion expenses and (iv) depreciation and amortization expenses related to marketing functions.

Selling and marketing expenses decreased by 27.5% from $1.40 million for the year ended June 30, 2022 to $1.02 million for the year ended June 30, 2023, The selling and marketing expenses accounted for 5.0%, 3.3% and 2.3% of the total revenue of the respective period, respectively, primarily attributable to our overall cost control efforts, especially in the aspect of personnel optimization during 2023.

D-23

Result of operations (4/5)

		FY2022		FY2023			2024H1
In USD		Amount	Percentage of revenue	Amount	Percentage of revenue	Fluctuation	Amount	Percentage of revenue
Revenue	1	27,647,191	100.0%	31,630,842	100.0%	14.4%	20,717,270	100.0%
Cost of revenue	2	(26,704572)	(96.6)%	(30,810,463)	(97.4)%	15.4%	(20,380,140)	(98.4)%
Gross profit		942,619	3.4%	820,379	2.6%	(13.0)%	337,130	1.6%

S&M expenses	3	(1,394,135)	(5.0)%	(1,049,807)	(3.3)%	(24.7)%	(481,787)	(2.3)%
G&A expenses	4	(873,590)	(3.2)%	(674,612)	(2.1)%	(22.8)%	(105,656)	(0.5)%
Operating expenses		(2,267,725)	(8.2)%	(1,724,419)	(5.5)%	(24.0)%	(587,443)	(2.8)%

Financial income (expenses), net	5	8,184	0.0%	(300,416)	(0.9)%	(3770.8)%	(430,352)	(2.1%)%
Other income, net	6	111,116	0.4%	106,603	0.3%	(4.1)%	57,742	0.3%
Total other income (expenses), net		119,300	0.4%	(193,813)	(0.6)%	(262.5)%	(372,610)	(1.8)%
Net losses before tax		(1,205,806)	(4.4)%	(1,097,853)	(3.5)%	(9.0)%	(622,923)	(3.0)%
Income tax expenses		(234,818)	(0.8)%	(79,246)	(0.3)%	(66.3)%	(22,272)	(0.1)%
Net losses		(1,440,624)	(5.2)%	(1,177,099)	(3.7)%	(18.3)%	(645,195)	(3.1)%

Data source: information provided by management and JS Capital analysis

4. G&A expenses

General and administrative expenses mainly consist of (i) employee compensation, (ii) rent and utilizes expenses, (iii) office expenses and (iv) depreciation and amortization expenses related to general and administrative functions.

General and administrative expenses decreased by 23.0% from $0.88 million for the year ended June 30, 2022 to $0.67 million for the year ended June 30, 2023, accounting for 3.2% and 2.1% of the total revenue of the respective year, primarily attributable to our overall cost control efforts, especially in the aspect of personnel optimization and other miscellaneous expenses during FY2023. The general and administrative expenses further decreased for the six months ended December 31, 2023, accounted for 0.5% of the total revenue, primarily due to the overall cost control efforts as well as the reversal of credit losses expense.

D-24

Result of operations (3/5)

		FY2022		FY2023			2024H1
In USD		Amount	Percentage of revenue	Amount	Percentage of revenue	Fluctuation	Amount	Percentage of revenue
Revenue	1	27,647,191	100.0%	31,630,842	100.0%	14.4%	20,717,270	100.0%
Cost of revenue	2	(26,704572)	(96.6)%	(30,810,463)	(97.4)%	15.4%	(20,380,140)	(98.4)%
Gross profit		942,619	3.4%	820,379	2.6%	(13.0)%	337,130	1.6%

S&M expenses	3	(1,394,135)	(5.0)%	(1,049,807)	(3.3)%	(24.7)%	(481,787)	(2.3)%
G&A expenses	4	(873,590)	(3.2)%	(674,612)	(2.1)%	(22.8)%	(105,656)	(0.5)%
Operating expenses		(2,267,725)	(8.2)%	(1,724,419)	(5.5)%	(24.0)%	(587,443)	(2.8)%

Financial income (expenses), net	5	8,184	0.0%	(300,416)	(0.9)%	(3770.8)%	(430,352)	(2.1)%
Other income, net	6	111,116	0.4%	106,603	0.3%	(4.1)%	57,742	0.3%
Total other income (expenses), net		119,300	0.4%	(193,813)	(0.6)%	(262.5)%	(372,610)	(1.8)%
Net losses before tax		(1,205,806)	(4.4)%	(1,097,853)	(3.5)%	(9.0)%	(622,923)	(3.0)%
Income tax expenses		(234,818)	(0.8)%	(79,246)	(0.3)%	(66.3)%	(22,272)	(0.1)%
Net losses		(1,440,624)	(5.2)%	(1,177,099)	(3.7)%	(18.3)%	(645,195)	(3.1)%

Data source: information provided by management and JS Capital analysis

5. Financial income (expenses), net

Financial income, net mainly consisted of interest income, interest expense and bank charges.

Financial income, net of US$0.3 million for the year ended June 30, 2023 primarily due to the increase of interest expense attributed to the loans from bank.

6. Other income, net

Other income, net mainly consist of non-operating income including value added tax benefits and government subsidy.

The company had other income, net of $0.11 million both for the years ended June 30, 2022 and 2023.

D-25

Balance Sheets (1/5)

		As of June 30,			As of December 31,
In USD		2022	2023	Fluctuation	2023
Current assets
Cash and cash equivalents		965,693	866,478	(10.3)%	441,700
Restricted cash	1	746,480	689,532	(7.6)%	704,235
Accounts receivable, net	2	3,040,234	3,625,077	19.2%	6,936,013
Advance to suppliers	3	380,868	1,821,321	378.2%	2,437,482
Prepaid expenses and other current asset, net		116,622	242,246	107.7%	198,535
Total current assets		5,249,897	7,244,654	38.0%	10,717,965
Non-current assets
Property and equipment, net		662	88	(86.7)%	41
Intangible assets, net	4	4,031,200	3,723,470	(7.6)%	3,802,870
Right-of-use assets, net		251,154	171,765	(31.6)%	156,503
Deferred offering costs	5	-	-	-	236,861
Total non-current assets		4,283,016	3,895,323	(9.1)%	4,196,275
TOTAL ASSETS		9,532,913	11,139,977	16.9%	14,914,240

Data source: information provided by management and JS Capital analysis

1.Restricted cash

Restricted cash balance includes guarantee deposits required by China Banking and Insurance Regulatory Commission (“CBIRC”) in order to protect insurance premium appropriation by insurance broker. Restricted cash balance related to this requirement was $0.75 million, $0.69 million and $0.7 million as of June 30, 2022 and 2023, and December 31, 2023.

2. Accounts receivable, net

Accounts receivable of the Company mainly represents insurance brokerage commission fee receivables and integrated marketing services fee receivables from insurance companies. It increased from $3.04 million as of June 30, 2022, to $3.63 million as of June 30, 2023, further  to $6.94 million as of December 31, 2023, primarily attributed to business growth.

3. Advance to suppliers

Advances to suppliers is prepayment to suppliers in the procurement of channel promotion services and other services. It increased from $0.38 million as of June 30, 2022 to $1.82 million as of June 30, 2023, further to $2.44 million as of December 31, 2023, primarily attributed to business growth.

D-26

Balance Sheets (2/5)

		As of June 30,			As of December 31,
In USD		2022	2023	Fluctuation	2023
Current assets
Cash and cash equivalents		965,693	866,478	(10.3)%	441,700
Restricted cash	1	746,480	689,532	(7.6)%	704,235
Accounts receivable, net	2	3,040,234	3,625,077	19.2%	6,936,013
Advance to suppliers	3	380,868	1,821,321	378.2%	2,437,482
Prepaid expenses and other curr ent asset, net		116,622	242,246	107.7%	198,535
Total current assets		5,249,897	7,244,654	38.0%	10,717,965
Non-current assets
Property and equipment, net		662	88	(86.7)%	41
Intangible assets, net	4	4,031,200	3,723,470	(7.6)%	3,802,870
Right-of-use assets, net		251,154	171,765	(31.6)%	156,503
Deferred offering costs	5	-	-	-	236,861
Total non-current assets		4,283,016	3,895,323	(9.1)%	4,196,275
TOTAL ASSETS		9,532,913	11,139,977	16.9%	14,914,240

Data source: information provided by management and JS Capital analysis

4. Intangible assets, net

Intangible assets consisted of insurance brokerage license with indefinite useful life and software with 3 years useful life. Intangible asset with an indefinite life is not amortized and is tested for impairment at each reporting period end or more frequently if events or changes in circumstances indicate that it might be impaired.

Insurance brokerage license were $4,030,994, $3,723,470 and $3,802,870 (RMB 27million) as of June 30,2022 and 2023, and December 31, 2023, respectively.

5. Deferred offering costs

Deferred offering costs represented the incremental costs incurred for the Company’s planned public listing. These costs are deferred and will be charged to shareholder’s equity upon the completion of business combination.

D-27

Balance Sheets (3/5)

		As of June 30,			As of December 31,
In USD		2022	2023	Fluctuation	2023
Current liabilities
Short-term borrowings	6	447,888	1,103,250	146.3%	2,338,061
Accounts payable	7	4,368,063	5,810,701	33.0%	5,962,116
Advance from customers	8	1,711,006	3,468,852	102.7%	2,035,759
Accrued expenses and other payables		184,334	153,888	(16.5)%	437,907
Income tax payable		10,709	49,417	361.5%	68,176
Lease liabilities, current		46,765	84,394	80.5%	46,091
Amounts due to related parties, current	9	2,782,390	299,809	(89.2)%	4,700,726
Total current liabilities		9,551,155	10,970,311	14.9%	15,588,836
Lease liabilities, non-current		180,075	102,498	(43.1)%	111,769
Total liabilities		9,731,230	11,072,809	13.8%	15,700,605
Shareholders’ equity
Additional paid-in capital	10	2,945,162	4,337,144	47.3%	4,337,144
Statuory reserve		11,782	19,644	66.7%	22,804
Accumulated deficits		(3,227,403)	(4,412,364)	36.7%	(5,254,556)
Accumulated other comprehensive income		72,142	122,744	70.1%	108,243
Total shareholder’s equity		(198,317)	67,168	(133.9)%	(786,365)
TOTAL LIABILITIES AND EQUITY		9,532,913	11,139,977	16.9%	14,914,240

Data source: information provided by management and JS Capital analysis

6. Short-term borrowings

As of December 31, 2023, Short-term borrowings consisted of $1.63 million of borrowing from Xinghe Commercial Factoring Co., Ltd. and $0.70 million of borrowing from Shanghai Pudong Development Bank. As of June 30, 2023, Short-term borrowings consisted of $0.41 million of borrowing from Industrial and Commercial Bank of China and $0.69 million from Shanghai Pudong Development Bank. As of June 30, 2022, Short-term borrowings consisted of $0.45 million of borrowing from Industrial and Commercial Bank of China.

7. Accounts payable

Accounts payable consisted of payable for procurement of benefits coupons in integrated marketing services and channel cost in insurance brokerage service. The balance increased from US$4.37 million as of June 30, 2022 to $5.81 million as of June 30, 2023, and further to US$5.96 million as of December 31, 2023, primarily attributed to business growth.

D-28

Balance Sheets (4/5)

		As of June 30,			As of December 31,
In USD		2022	2023	Fluctuation	2023
Current liabilities
Short-term borrowings	6	447,888	1,103,250	146.3%	2,338,061
Accounts payable	7	4,368,063	5,810,701	33.0%	5,962,116
Advance from customers	8	1,711,006	3,468,852	102.7%	2,035,759
Accrued expenses and other payables		184,334	153,888	(16.5)%	437,907
Income tax payable		10,709	49,417	361.5%	68,176
Lease liabilities, current		46,765	84,394	80.5%	46,091
Amounts due to related parties, current	9	2,782,390	299,809	(89.2)%	4,700,726
Total current liabilities		9,551,155	10,970,311	14.9%	15,588,836
Lease liabilities, non-current		180,075	102,498	(43.1)%	111,769
Total liabilities		9,731,230	11,072,809	13.8%	15,700,605
Shareholders’ equity
Additional paid-in capital	10	2,945,162	4,337,144	47.3%	4,337,144
Statuory reserve		11,782	19,644	66.7%	22,804
Accumulated deficits		(3,227,403)	(4,412,364)	36.7%	(5,254,556)
Accumulated other comprehensive income		72,142	122,744	70.1%	108,243
Total shareholder’s equity		(198,317)	67,168	(133.9)%	(786,365)
TOTAL LIABILITIES AND EQUITY		9,532,913	11,139,977	16.9%	14,914,240

Data source: information provided by management and JS Capital analysis

8. Advance from customers

Advance from customers represents the billings or cash received for services in advance, primarily from customers of integrated marketing services.

Customers may make the prepayment based on their budget to purchase integrated marketing service from the Company as well as the business negotiation between the Company and customers. Therefore, the balance of advance from customers may confronted with a normal fluctuation. As of June 30, 2022 and 2023, and December 31, 2023, advance from customers was $1.71 million, $3.47 million and $2.04 million, respectively.

9. Amounts due to related parties, current

The balance decreased from $2.78 million as of June 30, 2022 to $0.30 million as of June 30, 2023, due to the timely settlement of balance to related parties. The balance increased to $4.70 million as of December 31, 2023, primarily attributed to the increase of procurement of benefit coupons provided by Shanghai Hanzhiyou on behalf of the Company.

D-29

Balance Sheets (5/5)

		As of June 30,			As of December 31,
In USD		2022	2023	Fluctuation	2023
Current liabilities
Short-term borrowings	6	447,888	1,103,250	146.3%	2,338,061
Accounts payable	7	4,368,063	5,810,701	33.0%	5,962,116
Advance from customers	8	1,711,006	3,468,852	102.7%	2,035,759
Accrued expenses and other payables		184,334	153,888	(16.5)%	437,907
Income tax payable		10,709	49,417	361.5%	68,176
Lease liabilities, current		46,765	84,394	80.5%	46,091
Amounts due to related parties, current	9	2,782,390	299,809	(89.2)%	4,700,726
Total current liabilities		9,551,155	10,970,311	14.9%	15,588,836
Lease liabilities, non-current		180,075	102,498	(43.1)%	111,769
Total liabilities		9,731,230	11,072,809	13.8%	15,700,605
Shareholders’ equity
Additional paid-in capital	10	2,945,162	4,337,144	47.3%	4,337,144
Statuory reserve		11,782	19,644	66.7%	22,804
Accumulated deficits		(3,227,403)	(4,412,364)	36.7%	(5,254,556)
Accumulated other comprehensive income		72,142	122,744	70.1%	108,243
Total shareholder’s equity		(198,317)	67,168	(133.9)%	(786,365)
TOTAL LIABILITIES AND EQUITY		9,532,913	11,139,977	16.9%	14,914,240

Data source: information provided by management and JS Capital analysis

10. Additional paid-in capital

For the year ended June 30, 2023, the Company received proceeds from contribution from a previous shareholder of $1.39 million and the additional paid-in capital were $4.33 million as of June 30 and December 31, 2023.

D-30

Cash Flows (1/2)

In USD	FY2022	FY2023	2024H1
Cash flows from operating activities:
Net loss	(1,440,624)	(1,177,099)	(645,195)
Adjustments to reconcile net loss to net cash used in operating activities	108,761	91,649	(132,534)
Accounts receivable, net	1,483,817	(851,799)	(2,993,832)
Accounts payable	2,526,126	1,852,012	26,993
Advance to suppliers	(218,590)	(1,532,511)	(566,566)
Amount due to RPT	(4,667,596)	(2,367,646)	4,367,932
Advance from customers	(67,069)	1,969,337	(1,478,983)
Changes in other operating assets and liabilities	(101,622)	(167,861)	224,758
Net cash used in operating activities	(2,376,797)	(2,183,918)	(1,197,427)
Cash flows from financing activities:
Proceeds from short-term bank loans	464,727	1,582,005	4,236,527
Repayments of short-term bank loans	-	(862,912)	(3,047,811)
Contribution from shareholders	-	1,391,982	-
Payment for deferred offering costs	-	-	(232,448)
Net cash provided by financing activities	464,727	2,111,075	956,268
Effect of exchange rates on cash	(63,687)	(83,320)	(168,916)
Net increase in cash and cash equivalents	(1,975,757)	(156,163)	(410,075)
Cash and cash equivalents, beginning of period	3,687,930	1,712,173	1,556,010
Cash and cash equivalents, end of period	1,712,173	1,556,010	1,145,935

Data source: information provided by management and JS Capital analysis

Net cash used in operating activities

For the year ended December 31, 2023, our net cash used in operating activities was US$1.20 million, which was primarily attributable to (1) net loss of US$0.65 million, adjusted for depreciation and amortization of US$0.05 million and allowance for credit losses of US$0.18 million; (2) changes in working capital that negatively affected the cash flow from operating activities, primarily including an increase of $3.00 million in accounts receivable mainly due to revenue growth in insurance brokerage service, an increase of $0.57 million in advance to suppliers due to the increased prepayment for procurement of benefit coupons for providing integrated marketing services and an decrease of $1.48 million in advance from customers; partially offset by (3) changes in working capital that positively affected the cash flow from operating activities, primarily including an increase of $4.37 million in amount due to related parties, which was primarily due to the increase of procurement of benefit coupons provided by Shanghai Hanzhiyou on behalf of us.

D-31

Cash Flows (1/2)

In USD	FY2022	FY2023	2024H1
Cash flows from operating activities:
Net loss	(1,440,624)	(1,177,099)	(645,195)
Adjustments to reconcile net loss to net cash used in operating activities	108,761	91,649	(132,534)
Accounts receivable, net	1,483,817	(851,799)	(2,993,832)
Accounts payable	2,526,126	1,852,012	26,993
Advance to suppliers	(218,590)	(1,532,511)	(566,566)
Amount due to RPT	(4,667,596)	(2,367,646)	4,367,932
Advance from customers	(67,069)	1,969,337	(1,478,983)
Changes in other operating assets and liabilit ies	(101,622)	(167,861)	224,758
Net cash used in operating activities	(2,376,797)	(2,183,918)	(1,197,427)
Cash flows from financing activities:
Proceeds from short-term bank loans	464,727	1,582,005	4,236,527
Repayments of short-term bank loans	-	(862,912)	(3,047,811)
Contribution from shareholders	-	1,391,982	-
Payment for deferred offering costs	-	-	(232,448)
Net cash provided by financing activities	464,727	2,111,075	956,268
Effect of exchange rates on cash	(63,687)	(83,320)	(168,916)
Net increase in cash and cash equivalents	(1,975,757)	(156,163)	(410,075)
Cash and cash equivalents, beginning of period	3,687,930	1,712,173	1,556,010
Cash and cash equivalents, end of period	1,712,173	1,556,010	1,145,935

Data source: information provided by management and JS Capital analysis

Net cash used in operating activities

For the year ended June 30, 2023, our net cash used in operating activities was US$2.18 million, which was primarily attributable to (1) net loss of $1.17 million, adjusted for depreciation and amortization of $0.09 million; (2) changes in working capital that negatively affected the cash flow from operating activities, primarily including an increase of $0.85 million in accounts receivable mainly due to revenue growth in insurance brokerage service, an increase of $1.53 million in advance to suppliers due to the increased prepayment for procurement of benefit coupons for providing integrated marketing services; and an decrease of $2.37 million in amount due to related parties due to timely repayment; partially offset by (3) changes in working capital that positively affected the cash flow from operating activities primarily including an increase of $1.85 million in account payable, which was aligned with the increase of channel cost resulting from business expansion, an increase of $1.97 million in advance from customers due to the increased early settlement from insurer partners for procurement of benefit coupons issued to insureds.

D-32

Cash Flows (1/2)

In USD	FY2022	FY2023	2024H1
Cash flows from operating activities:
Net loss	(1,440,624)	(1,177,099)	(645,195)
Adjustments to reconcile net loss to net cash used in operating activities	108,761	91,649	(132,534)
Accounts receivable, net	1,483,817	(851,799)	(2,993,832)
Accounts payable	2,526,126	1,852,012	26,993
Advance to suppliers	(218,590)	(1,532,511)	(566,566)
Amount due to RPT	(4,667,596)	(2,367,646)	4,367,932
Advance from customers	(67,069)	1,969,337	(1,478,983)
Changes in other operating assets and liabilities	(101,622)	(167,861)	224,758
Net cash used in operating activities	(2,376,797)	(2,183,918)	(1,197,427)
Cash flows from financing activities:
Proceeds from short-term bank loans	464,727	1,582,005	4,236,527
Repayments of short-term bank loans	-	(862,912)	(3,047,811)
Contribution from shareholders	-	1,391,982	-
Payment for deferred offering costs	-	-	(232,448)
Net cash provided by financing activities	464,727	2,111,075	956,268
Effect of exchange rates on cash	(63,687)	(83,320)	(168,916)
Net increase in cash and cash equivalents	(1,975,757)	(156,163)	(410,075)
Cash and cash equivalents, beginning of period	3,687,930	1,712,173	1,556,010
Cash and cash equivalents, end of period	1,712,173	1,556,010	1,145,935

Data source: information provided by management and JS Capital analysis

Net cash used in operating activities

For the year ended June 30, 2022, our net cash used in operating activities was US$2.38 million, which was primarily attributable to (1) net loss of US$1.44 million, adjusted for depreciation and amortization of US$0.11 million; (2) changes in working capital that negatively affected the cash flow from operating activities, primarily including an increase of $0.22 million in advance to suppliers due to the increased prepayment for procurement of benefit coupons for providing integrated marketing services and a decrease of $4.67 million in amount due to related parties due to timely repayment; partially offset by (3) changes in working capital that positively affected the cash flow from operating activities, primarily including a decrease of $1.48 million in accounts receivable due to enhancement on collection management, and an increase of $2.53 million in accounts payable, which was aligned with the increase of channel cost resulting from business expansion.

D-33

Cash Flows (2/2)

In USD	FY2022	FY2023	2024H1
Cash flows from operating activities:
Net loss	(1,440,624)	(1,177,099)	(645,195)
Adjustments to reconcile net loss to net cash used in operating activities	108,761	91,649	(132,534)
Accounts receivable, net	1,483,817	(851,799)	(2,993,832)
Accounts payable	2,526,126	1,852,012	26,993
Advance to suppliers	(218,590)	(1,532,511)	(566,566)
Amount due to RPT	(4,667,596)	(2,367,646)	4,367,932
Advance from customers	(67,069)	1,969,337	(1,478,983)
Changes in other operating assets and liabilities	(101,622)	(167,861)	224,758
Net cash used in operating activities	(2,376,797)	(2,183,918)	(1,197,427)
Cash flows from financing activities:
Proceeds from short-term bank and commercial factoring company’s loans	464,727	1,582,005	4,236,527
Repayments of short-term bank loans and commercial factoring company’s loans	-	(862,912)	(3,047,811)
Contribution from shareholders	-	1,391,982	-
Payment for deferred offering costs	-	-	(232,448)
Net cash provided by financing activities	464,727	2,111,075	956,268
Effect of exchange rates on cash	(63,687)	(83,320)	(168,916)
Net increase in cash and cash equivalents	(1,975,757)	(156,163)	(410,075)
Cash and cash equivalents, beginning of period	3,687,930	1,712,173	1,556,010
Cash and cash equivalents, end of period	1,712,173	1,556,010	1,145,935

Data source: information provided by management and JS Capital analysis

Net cash provided by financing activities

For the year ended December 31, 2023, net cash provided by financing activities was US$0.96 million, primarily attributable to (1) proceeds from short-term bank loans and loans from commercial factoring company of $4.24 million; and partially offset by (2) repayments of short- term bank loans and loans from Commercial Factoring company of $3.05 million. and (3) Payment for deferred offering costs of $0.23 million.

For the year ended June 30, 2023, net cash provided by financing activities was US$2.11 million, primarily attributable to (1) proceeds from short-term bank loans of $1.58 million; (2) contribution from shareholders of $1.39 million; and partially offset by (3) repayments of short- term bank loans of $0.86 million.

For the year ended June 30, 2022, our net cash provided by financing activities was US$0.46 million, primarily attributable to proceeds from short-term bank loans of $0.46 million .

D-34

D-35

Adjusted Income Statements

		FY2022			FY2023			2024H1
In USD	Book	Adjustment	Adjusted	Book	Adjustment	Adjusted	Book	Adjustment	Adjusted
Revenues	(38,155,786)	10,508,595	(27,647,191)	(45,463,142)	13,832,300	(31,630,842)	(34,390,494)	13,673,224	(20,717,270)
Cost of revenues	10,516,433	16,188,139	26,704,572	13,068,408	17,742,055	30,810,463	48,294,569	(27,914,429)	20,380,140
Gross loss	(27,639,353)	26,696,734	(942,619)	(32,394,735)	31,574,356	(820,379)	13,904,075	(14,241,205)	(337,130)

S&M expenses	26,795,541	(25,401,405)	1,394,135	32,023,770	(30,973,963)	1,049,807	(14,882,571)	15,364,358	481,787
G&A expenses	922,535	(48,945)	873,590	685,508	(10,896)	674,612	503,248	(397,592)	105,656
Operating expenses	27,718,076	(25,450,350)	2,267,725	32,709,278	(30,984,859)	1,724,419	(14,379,323)	14,966,766	587,443

Financial income (expenses), net	6,936	(15,120)	(8,184)	(7,707)	308,123	300,416	71,560	358,792	430,352
Other income, net	1,120,611	(1,231,726)	(111,115)	(155,120)	48,517	(106,604)	(57,742)	-	(57,742)
Total other income (expenses), net	1,127,547	(1,246,846)	(119,299)	(162,827)	356,640	193,813	13,818	358,792	372,610
Net losses before tax	1,206,270	(463)	1,205,807	151,716	946,136	1,097,853	(461,430)	1,084,353	622,923
Income tax expenses	223,706	11,112	234,818	40,290	38,956	79,246	21,551	721	22,272
Net Losses	1,429,975	10,649	1,440,624	192,007	985,092	1,177,099	(439,879)	1,085,074	645,195

Data source: information provided by management and JS Capital analysis

D-36

Adjusted Balance Sheets (1/2)

	June 30, 2022			June 30, 2023			December 31, 2023
In USD	Book	Adjustment	Adjusted	Book	Adjustment	Adjusted	Book	Adjustment	Adjusted
Current assets
Cash and cash equivalents	1,697,602	(731,909)	965,693	1,555,992	(689,514)	866,478	1,145,935	(704,235)	441,700
Restricted cash	-	746,480	746,480	-	689,532	689,532	-	704,235	704,235
Accounts receivable, net	2,870,281	169,954	3,040,234	2,948,414	676,663	3,625,077	7,106,784	(170,770)	6,936,013
Advance to suppliers	1,450,955	(1,070,087)	380,868	2,626,897	(805,576)	1,821,321	4,107,927	(1,670,445)	2,437,482
Prepaid expenses and other current asset, net	9,812,712	(9,712,851)	99,861	14,995,679	(14,908,546)	87,133	12,416,313	(12,325,195)	91,118
Total current assets	15,831,549	(10,598,413)	5,233,136	22,126,982	(15,037,442)	7,089,540	24,776,959	(14,166,410)	10,610,549
Property and equipment, net	1,269	(607)	662	662	(574)	88	627	(586)	41
Intangible assets, net	3,305,554	806,823	4,112,378	2,904,307	894,338	3,798,645	2,890,182	989,467	3,879,648
Right-of-use assets, net	-	251,154	251,154	-	171,765	171,765	-	156,503	156,503
Long-term investment	7,464,803	(7,464,803)	-	10,342,973	(10,342,973)	-	11,972,000	(11,972,000)	-
Deferred offering costs	-	-	-	-	-	-	-	236,861	236,861
Total noncurrent assets	10,771,627	(6,407,434)	4,364,193	13,247,942	(9,277,444)	3,970,498	14,862,809	(10,589,755)	4,273,053
TOTAL ASSETS	26,603,176	(17,005,846)	9,597,329	35,374,924	(24,314,886)	11,060,037	39,639,767	(24,756,165)	14,883,602

Data source: information provided by management and JS Capital analysis

D-37

Adjusted Balance Sheets (2/2)

	June 30, 2022			June 30, 2023			December 31, 2023
In USD	Book	Adjustment	Adjusted	Book	Adjustment	Adjusted	Book	Adjustment	Adjusted
Current liabilities
Short-term borrowings	(447,888)	-	(447,888)	(1,103,250)	-	(1,103,250)	(2,338,061)	-	(2,338,061)
Accounts payable	(1,284,094)	(3,083,969)	(4,368,063)	(1,307,517)	(4,503,184)	(5,810,701)	(1,666,670)	(4,295,446)	(5,962,116)
Advance from customers	(1,335,596)	(375,410)	(1,711,006)	(2,491,747)	(977,104)	(3,468,852)	(1,885,126)	(150,634)	(2,035,759)
Accrued expenses and other payables	(14,437,464)	14,388,176	(49,288)	(17,637,382)	17,533,722	(103,660)	(19,955,346)	19,738,373	(216,974)
Income tax payable	(117,831)	(17,215)	(135,046)	102,776	(153,005)	(50,229)	(132,641)	(88,292)	(220,934)
Lease liabilities, current	-	(46,765)	(46,765)	-	(84,394)	(84,394)	-	(46,091)	(46,091)
Amounts due to related parties, current	-	(2,782,390)	(2,782,390)	-	(299,809)	(299,809)	-	(4,700,726)	(4,700,726)
Total current liabilities	(17,622,874)	8,082,428	(9,540,447)	(22,437,120)	11,516,226	(10,920,895)	(25,977,844)	10,457,185	(15,520,660)
Lease liabilities, non-current	-	(180,075)	(180,075)	-	(102,498)	(102,498)	-	(111,769)	(111,769)
Total liabilities	(17,622,874)	7,902,353	(9,720,522)	(22,437,120)	11,413,728	(11,023,393)	(25,977,844)	10,345,416	(15,632,428)

Additional paid-in capital	(10,450,725)	7,464,803	(2,985,921)	(14,480,162)	10,342,973	(4,137,189)	(14,788,941)	10,563,529	(4,225,412)
Statuory reserve	-	(11,397)	(11,397)	-	(18,066)	(18,066)	-	(21,672)	(21,672)
Accumulated deficits	1,470,424	1,725,212	3,195,636	1,542,359	2,545,730	4,088,089	1,127,018	3,906,429	5,033,447
Accumulated other comprehensive income	-	-	-	-	-	-	-	-	-
Total shareholder’s equity	(8,980,301)	9,178,619	198,318	(12,937,804)	12,870,637	(67,167)	(13,661,923)	14,448,286	786,363
TOTAL LIABILITIES AND EQUITY	(26,603,176)	17,080,972	(9,522,204)	(35,374,924)	24,284,364	(11,090,559)	(39,639,767)	24,793,702	(14,846,065)

Data source: information provided by management and JS Capital analysis

D-38

(8620）3100 0808	www.jinshicapital.com	3511, East of Tianying plaza, Guangzhou

D-39

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

The PubCo Listing Articles that will become effective immediately prior to the completion of Business Combination provide that the PubCo shall indemnify its directors and officers (each, an “indemnified person”) from and against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of PubCo’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his/her duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning PubCo or its affairs in any court whether in the Cayman Islands or elsewhere.

PubCo will also be entering into indemnification agreements with its directors and officers under the laws of the Cayman Islands, pursuant to which PubCo will agree to indemnify each such person and hold him or her harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he or she has been made a party or in which he became involved by reason of the fact that he or she is or was PubCo’s director or officer. Except with respect to expenses to be reimbursed by PubCo in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, PubCo’s obligations under the indemnification agreements will be subject to certain customary restrictions and exceptions.

In addition, PubCo maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to PubCo with respect to payments which may be made by it to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

301

Item 21.	Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit No.	Description
2.1 #	Business Combination Agreement (Included as Annex A to the proxy statement/ prospectus forming a part of this Registration Statement).
3.1 *	Memorandum and Articles of Association of PubCo, as currently in effect.
3.2

Form of Amended and Restated Memorandum and Articles of Association of PubCo, as they shall be in effect upon the consummation of the Business Combination (included as Annex B to the proxy statement/prospectus).

3.3

Amended and Restated Memorandum and Articles of Association of Healthcare AI Acquisition Corp.(incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on December 15, 2021 as Exhibit 3.1).

3.4**	Amended and Restated Memorandum and Articles of Association of Healthcare AI Acquisition Corp. dated November 28, 2024.
4.1

Warrant Agreement between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on December 15, 2021 as Exhibit 4.1).

4.2	Specimen Unit Certificate of HAIA, (incorporated by reference to HAIA’s Registration Statement on Form S-1 filed with the SEC on November 19, 2021).
4.3	Specimen Ordinary Share Certificate of HAIA( incorporated by reference to HAIA’s Registration Statement on Form S-1 filed with the SEC on November 19, 2021).
4.4	Specimen Warrant Certificate of HAIA (incorporated by reference to HAIA’s Registration Statement on Form S-1 filed with the SEC on November 19, 2021).
4.5 **	Specimen Class A Ordinary Share Certificate of PubCo.
4.6***	Specimen Warrant Certificate of Leading Partners Limited.
4.7***	Form of Assignment, Assumption and Amendment Agreement among Healthcare AI Acquisition Corp., Leading Partners Limited and Continental Stock Transfer & Trust Company.
5.1 **	Opinion of Harney Westwood & Riegels as to validity of PubCo Ordinary Shares to be issued.
5.2 **	Opinion of Hogan Lovells as to the validity of PubCo Warrants to be issued.
8.1 *	Opinion of Loeb & Loeb LLP.
10.1

Securities Subscription Agreement, dated February 23, 2021, between the Registrant and the Former Sponsor (incorporated by reference to HAIA’s Registration Statement on Form S-1 filed with the SEC on November 19, 2021).

10.2	Private Placement Warrants Purchase Agreement between the Company and the Former Sponsor (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on December 15, 2021).
10.3

Investment Management Trust Agreement, dated December 14, 2021, by and between HAIA and Continental Stock Transfer & Trust Company, LLC (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on December 15, 2021)

10.4

Registration Rights Agreement, dated December 14, 2021, by and among HAIA and certain security holders (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on December 15, 2021).

10.5

Letter Agreements, each dated as of December 14, 2021, by and between HAIA and each of the officers and directors of the Registrant (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on December 15, 2021).

10.6

Administrative Services Agreement dated as of December 9, 2021 by and between, HAIA and Sponsor (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on December 15, 2021).

10.7	Promissory Note, dated as of February 23, 2021, between the Registrant and the Former Sponsor (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on November 19, 2021).
10.8	Share Purchase Agreement among the Company, the Sponsor and Atticus Ale, LLC dated June 8, 2023 (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on June 14, 2023).
10.9

Letter Agreement Amendment dated June 12, 2023 between the Company and its resigning officers and directors (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on June 14, 2023).

10.10	Joinder Agreement dated June 12, 2023 (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on June 14, 2023).
10.11	POA Agreement dated June 12, 2023 (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on June 14, 2023).
10.12	Warrant Exchange Agreement dated June 12, 2023 (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on June 14, 2023).
10.13	Indemnification Letter Agreement dated June 12, 2023 (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on June 14, 2023).
10.14	Promissory Note, dated July 12, 2023 (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on July 13, 2023).
10.15	SPAC Shareholder Support Agreement dated as of August 15, 2024 (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on August 16, 2024).
10.16	Company Shareholder Support Agreement dated as of August 15, 2024 (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on August 16, 2024).
10.17	Form of Lockup Agreement (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on August 16, 2024).
10.18	Form of Registration Rights Agreement (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on August 16, 2024).
10.19	Promissory Note, dated August 23, 2024 (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on August 26, 2024).
10.20	Amended & Restated Promissory Leading Note dated December 18, 2024 (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on December 20, 2024).
10.21 *	Advisory Agreement between Healthcare AI Acquisition Corp. and WGP Capital Limited as of August 13, 2024.
10.22 *	Advisory Agreement between Leading Group Limited and Horizon Advisory Group Limited as of August 13, 2024.
10.23 *	Form of Indemnification Agreement between Leading Partners Limited and its directors and executive officers.
10.24 *	Form of Executive Employment Agreement between Leading Partners Limited and its executive officers.
10.25 **†	Exclusive Consulting Service Agreement dated June 28, 2024 between Shanghai Leading and Shanghai Handong.
10.26 **†	Exclusive Option Agreement dated June 28, 2024 among Shanghai Leading, Shanghai Handong and Haoqi Wang.
10.27 **†	Equity Pledge Agreement dated June 28, 2024 among Shanghai Leading, Shanghai Handong and Haoqi Wang.
10.28 **†	Power of Attorney dated June 28, 2024 signed by Haoqi Wang.
10.29 **†	Spousal Consent dated June 28, 2024 signed by Mengling Yin.
10.30 *	2024 Equity Incentive Plan of Leading Partners Limited.
10.31	Extension Note dated January 13, 2025 (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on January 14, 2025).
10.32	WC Note dated January 17, 2025 (incorporated by reference to HAIA’s Current Report on Form 8-K filed with the SEC on January 23, 2025).
10.33**	Amendment to Commission Agreement among WGP Capital Limited, HAIA and Leading Partners Limited dated April 3, 2025

302

Exhibit No.	Description
21.1 **	List of Subsidiaries.
23.1 **	Consent of Bush & Associates CPA LLC, independent registered public accounting firm of HAIA
23.2 **	Consent of HTL International, LLC, independent registered public accounting firm of Leading Group Limited
23.3 **	Consent of HTL International, LLC, independent registered public accounting firm of Leading Partners Limited
23.4 **	Consent of Harney Westwood & Riegels (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).
23.5 **	Consent of Hogan Lovells (included as part of the opinion filed as Exhibit 5.2 hereto and incorporated herein by reference).
23.6 *	Consent of Jincheng Tongda & Neal Law Firm
24.1 *	Power of Attorney (contained on signature page to the registration statement).
98.1	Frost & Sullivan (Beijing) Inc., Shanghai Branch Co. 2024 Industry Report (Included as Annex C to the proxy statement/ prospectus forming a part of this Registration Statement)
98.2	Report of Jinshi Capital Company Limited dated July 30, 2024 (Included as Annex D to the proxy statement/ prospectus forming a part of this Registration Statement)
99.1**	Form of Proxy Card.
99.2 *	Consent of Yingjin Zhang to be named as a director
99.3 **	Consent of Roderick Hamilton McGeoch to be named as an independent director
99.4**	Consent of Brian David Thom to be named as an independent director
99.5**	Consent of Yeeli Hua Zheng to be named as an independent director
99.6 *	Consent of Frost & Sullivan (Beijing) Inc.
99.7 *	Consent of Jinshi Capital Company Limited
107 **	Filing Fee Table

*   Previously filed

** Filed herewith

*** To be filed by amendment.

#  Certain annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. PubCo hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

† Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the Company customarily and actually treats that information as private or confidential and the omitted information is not material.

303

Item 22.	Undertakings

A. The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as of the date of those financial statements.

(5) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) For purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. The undersigned registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)  that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

D. The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

E. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

304

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sydney, Australia, on  April 3, 2025.

Leading Partners Limited

By:	/s/ Ross Kenneth Benson
Name: Ross Kenneth Benson
Title: Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ross Kenneth Benson	Director and Chief Executive Officer	April 3, 2025
Ross Kenneth Benson	(Principal executive officer)

*	Chief Financial Officer	April 3, 2025
Huan Chen	(Principal financial and accounting officer)

* By:	/s/ Ross Kenneth Benson
Ross Kenneth Benson
Attorney-in-fact

305

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States, has signed this registration statement or amendment thereto in New York, United States on April 3, 2025.

Authorized U.S. Representative
Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sydney, Australia, on  April 3, 2025.

Leading Group Limited

By:	/s/ Ross Kenneth Benson
Name:	Ross Kenneth Benson
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer	April 3, 2025
Yingjin Zhang	(Principal executive officer)

*	Chief Financial Officer	April 3, 2025
Yanwen Li	(Principal financial and accounting officer)

/s/ Ross Kenneth Benson	Director	April 3, 2025
Ross Kenneth Benson

*	Director	April 3, 2025
Li Zhang

*		April 3, 2025
Huan Chen	Director

* By:	/s/ Ross Kenneth Benson
Ross Kenneth Benson
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States, has signed this registration statement or amendment thereto in New York, United States on April 3, 2025.

Authorized U.S. Representative
Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President

306